Exhibit 4.1

CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.,
Depositor,

[master servicer],
Master Servicer,

[Special Servicer],
Special Servicer,

[Operating Advisor],
Operating Advisor,

[Certificate Administrator],
Certificate Administrator,

[Trustee],
Trustee

and

[ASSET REPRESENTATIONS REVIEWER],

Asset Representations Reviewer,

POOLING AND SERVICING AGREEMENT
Dated as of [date]

Commercial Mortgage Pass-Through Certificates
[Series designation]

TABLE OF CONTENTS

Page

Article I DEFINITIONS
Section 1.01 Defined Terms.	8
Section 1.02 Certain Calculations.	136
Section 1.03 Certain Constructions.	141
Article II CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES
Section 2.01 Conveyance of Mortgage Loans and the Trust Subordinate Companion Loan.	142
Section 2.02 Acceptance by the Trustee, the Custodian and the Certificate Administrator.	147
Section 2.03 Mortgage Loan Sellers’ Repurchase, Substitution or Cures of Mortgage Loans for Document Defects in Mortgage Files and Breaches of Representations and Warranties.	150
Section 2.04 Representations and Warranties of the Depositor.	167
Section 2.05 Representations, Warranties and Covenants of the Master Servicer.	169
Section 2.06 Representations, Warranties and Covenants of the Special Servicer.	171
Section 2.07 Representations and Warranties of the Trustee.	173
Section 2.08 Representations and Warranties of the Certificate Administrator.	174
Section 2.09 Representations, Warranties and Covenants of the Operating Advisor.	176
Section 2.10 Representations, Warranties and Covenants of the Asset Representations Reviewer.	178
Section 2.11 Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests.	180
Section 2.12 Miscellaneous REMIC and Grantor Trust Provisions.	180
Article III ADMINISTRATION AND SERVICING OF THE MORTGAGE LOANS
Section 3.01 Master Servicer to Act as Master Servicer; Administration of the Mortgage Loans; Sub-Servicing Agreements; Outside Serviced Mortgage Loans; and the Trust Subordinate Companion Loan.	181
Section 3.02 Liability of the Master Servicer.	195
Section 3.03 Collection of Certain Mortgage Loan Payments.	196
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Section 3.04 Collection of Taxes, Assessments and Similar Items; Escrow Accounts.	197
Section 3.05 Collection Account; Distribution Accounts; Excess Liquidation Proceeds Reserve Account; Excess Interest Distribution Account; and [LOAN-SPECIFIC] REMIC Distribution Account.	200
Section 3.05 A. Loan Combination Custodial Account.	204
Section 3.06 Permitted Withdrawals From the Collection Account.	207
Section 3.06 A. Permitted Withdrawals From the Loan Combination Custodial Account.	213
Section 3.07 Investment of Funds in the Collection Account, the REO Account, the Mortgagor Accounts, and Other Accounts.	218
Section 3.08 Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage.	220
Section 3.09 Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses; Assumption Agreements; Defeasance Provisions.	225
Section 3.10 Appraisal Reductions; Calculation and Allocation of Collateral Deficiency Amounts; Realization Upon Defaulted Loans.	231
Section 3.11 Trustee and Certificate Administrator to Cooperate; Release of Mortgage Files.	238
Section 3.12 Servicing Fees, Trustee/Certificate Administrator Fees and Special Servicing Compensation.	239
Section 3.13 Compensating Interest Payments.	246
Section 3.14 Application of Penalty Charges and Modification Fees.	247
Section 3.15 Access to Certain Documentation.	248
Section 3.16 Title and Management of REO Properties.	250
Section 3.17 Sale of Defaulted Loans and REO Properties; Sale of Outside Serviced Mortgage Loans.	255
Section 3.18 Additional Obligations of the Master Servicer; Inspections; Obligation to Notify Ground Lessors; Delivery of Certain Reports to the Serviced Companion Loan Holder.	265
Section 3.19 Lock-Box Accounts, Escrow Accounts.	266
Section 3.20 Property Advances.	266
Section 3.21 Appointment of Special Servicer; Asset Status Reports.	270
Section 3.22 Transfer of Servicing Between Master Servicer and Special Servicer; Record Keeping.	277
Section 3.23 Interest Reserve Account.	279
Section 3.24 Modifications, Waivers and Amendments.	279
Section 3.25 Additional Obligations With Respect to Certain Mortgage Loans.	285
Section 3.26 Certain Matters Relating to the Outside Serviced Mortgage Loans.	286
Section 3.27 Additional Matters Regarding Advance Reimbursement.	286
Section 3.28 Serviced Companion Loan Intercreditor Matters.	288
Section 3.29 Appointment and Duties of the Operating Advisor.	290
Section 3.30 Rating Agency Confirmation.	297
Section 3.31 General Acknowledgement Regarding Companion Loan Holders	300
Section 3.32 Trust Subordinate Companion Loan.	300
Section 3.33 Subordinate Loan-Specific Directing Certificateholder.	302
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Section 3.34 Litigation Control.	303
Section 3.35 Delivery of Excluded Information to the Certificate Administrator	306
Section 3.36 [Resignation Upon Prohibited Risk Retention Affiliation.]	307
Article IV DISTRIBUTIONS TO CERTIFICATEHOLDERS
Section 4.01 Distributions.	308
Section 4.02 Statements to Certificateholders and the Uncertificated VRR Interest Owner; Certain Reports by the Master Servicer and the Special Servicer.	321
Section 4.03 Compliance With Withholding Requirements.	343
Section 4.04 REMIC Compliance.	344
Section 4.05 Imposition of Tax on the Trust REMICs.	346
Section 4.06 Remittances; P&I Advances.	347
Section 4.07 Grantor Trust Reporting.	352
Section 4.08 Calculations.	353
Section 4.09 Secure Data Room.	354
Article V THE CERTIFICATES
Section 5.01 The Certificates.	355
Section 5.02 Form and Registration.	356
Section 5.03 Registration of Transfer and Exchange of Certificates.	360
Section 5.04 Mutilated, Destroyed, Lost or Stolen Certificates.	370
Section 5.05 Persons Deemed Owners.	370
Section 5.06 Appointment of Paying Agent.	370
Section 5.07 Access to Certificateholders’ Names and Addresses; Special Notices.	371
Section 5.08 Actions of Certificateholders.	372
Section 5.09 Authenticating Agent.	373
Section 5.10 Appointment of Custodian.	373
Section 5.11 Maintenance of Office or Agency.	374
Section 5.12 Exchanges of Exchangeable Certificates.	374
Section 5.13 Voting Procedures.	376
Article VI THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, the Operating Advisor and the Controlling Class Representative
Section 6.01 Liability of the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor.	378
Section 6.02 Merger or Consolidation of the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Operating Advisor.	379
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TABLE OF EXHIBITS

Exhibit A-1	Form of Class [A-1] Certificate
Exhibit A-2	Form of Class [A-2] Certificate
Exhibit A-3	Form of Class [A-3] Certificate
Exhibit A-4	Form of Class [A-4] Certificate
Exhibit A-5	Form of Class [A-AB] Certificate
Exhibit A-6	Form of Class [X-A] Certificate
Exhibit A-7	Form of Class [A-S] Certificate
Exhibit A-8	Form of Class [B] Certificate
Exhibit A-9	Form of Class [PEZ] Certificate
Exhibit A-10	Form of Class [C] Certificate
Exhibit A-11	Form of Class [D] Certificate
Exhibit A-12	Form of Class [E] Certificate
Exhibit A-13	Form of Class [F] Certificate
Exhibit A-14	Form of Class [G] Certificate
Exhibit A-15	Form of Class [H] Certificate
Exhibit A-16	Form of Class [R] Certificate
Exhibit A-17	Form of Class [ARD] Certificate
Exhibit A-18	Form of [Loan-specific] Certificate
Exhibit A-19	Form of Class [VRR] Certificate
Exhibit B	Mortgage Loan Schedule
Exhibit C	Form of Request for Release
Exhibit D	Form of Distribution Date Statement
Exhibit E	Form of Transfer Certificate for Rule 144A Global Certificate to Temporary Regulation S Global Certificate
Exhibit F	Form of Transfer Certificate for Rule 144A Global Certificate to Regulation S Global Certificate
Exhibit G	Form of Transfer Certificate for Temporary Regulation S Global Certificate to Rule 144A Global Certificate during Restricted Period
Exhibit H	Form of Certification to be given by Certificate Owner of Temporary Regulation S Global Certificate
Exhibit I	Form of Transfer Certificate for Non-Book Entry Certificate to Temporary Regulation S Global Certificate
Exhibit J	Form of Transfer Certificate for Non-Book Entry Certificate to Regulation S Global Certificate
Exhibit K	Form of Transfer Certificate for Non-Book Entry Certificate to Rule 144A Global Certificate
Exhibit L-1	Form of Affidavit Pursuant to Sections 860D(a)(6)(A) and 860E(e)(4) of the Internal Revenue Code of 1986, as Amended
Exhibit L-2A	Form of Transferor Letter for Transfer of Class R Certificates
Exhibit L-2B	Form of Transferor Letter for Transfer of Non-Book Entry Certificates (other than Public Certificates)
Exhibit L-3	Form of Transferee Letter
Exhibit L-4	Form of Investment Representation Letter
Exhibit L-5A	Form of Transferee Certificate for Transfer of VRR Interest

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Exhibit L-5B	Form of Transferee Certificate for Transfer of HRR Interest
Exhibit L-6A	Form of Transferor Certificate for Transfer of VRR Interest
Exhibit L-6B	Form of Transferor Certificate for Transfer of HRR Interest
Exhibit L-7A	Form of Transferee Certificate for Transfer of Uncertificated VRR Interest
Exhibit L-7B	Form of Transferor Certificate for Transfer of Uncertificated VRR Interest
Exhibit M-1A	Form of Investor Certification for Non-Borrower Party (for persons other than the Controlling Class Representative and/or a Controlling Class Certificateholder)
Exhibit M-1B	Form of Investor Certification for Non-Borrower Party (for the Controlling Class Representative and/or a Controlling Class Certificateholder)
Exhibit M-1C	Form of Investor Certification for Borrower Party (for the Controlling Class Representative and/or a Controlling Class Certificateholder)
Exhibit M-1D	Form of Investor Certification for Borrower Party (for persons other than the Controlling Class Representative and/or a Controlling Class Certificateholder, a Risk Retention Consultation Party, a Holder of Class VRR Certificate(s), or the Uncertificated VRR Interest Owner)
Exhibit M-1E	Form of Investor Certification for Borrower Party (for a Risk Retention Consultation Party, a Holder of Class VRR Certificate(s) or the Uncertificated VRR Interest Owner)
Exhibit M-1F	Form of Notice of Excluded Controlling Class Holder
Exhibit M-1G	Form of Notice of Excluded Controlling Class Holder to Certificate Administrator
Exhibit M-1H	Form of Certification of the Controlling Class Representative
Exhibit M-1I	Form of Certification of a Risk Retention Consultation Party
Exhibit M-2A	Form of Investor Certification for Exercising Voting Rights for Non-Borrower Party
Exhibit M-2B	Form of Investor Certification for Exercising Voting Rights for Borrower Party
Exhibit M-3	Form of Online Vendor Certification
Exhibit M-4	Form of Confidentiality Agreement
Exhibit M-5	Form of NRSRO Certification
Exhibit N	Custodian Certification
Exhibit O	Servicing Criteria to be Addressed in Assessment of Compliance
Exhibit P	[Reserved]
Exhibit Q	Retained Defeasance Rights and Obligations Mortgage Loans
Exhibit R	Form of Operating Advisor Annual Report
Exhibit S	Sub-Servicing Agreements
Exhibit T	Form of Recommendation of Special Servicer Termination
Exhibit U	Additional Form 10-D Disclosure
Exhibit V	Additional Form 10-K Disclosure
Exhibit W-1	Form of Additional Disclosure Notification
Exhibit W-2	Form of Additional Disclosure Notification (Accounts)
Exhibit W-3	Form of Notice of Additional Indebtedness Notification
Exhibit X	Form Certification to be Provided with Form 10-K
Exhibit Y-1	Form of Certification to be Provided to Depositor by the Certificate Administrator

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Exhibit Y-2	Form of Certification to be Provided to Depositor by the Master Servicer
Exhibit Y-3	Form of Certification to be Provided to Depositor by the Special Servicer
Exhibit Y-4	Form of Certification to be Provided to Depositor by the Operating Advisor
Exhibit Y-5	Form of Certification to be Provided to Depositor by the Custodian
Exhibit Y-6	Form of Certification to be Provided to Depositor by the Trustee
Exhibit Y-7	Form of Certification to be Provided to Depositor by the Asset Representations Reviewer
Exhibit Z	Form 8-K Disclosure Information
Exhibit AA-1	Form of Power of Attorney for Master Servicer
Exhibit AA-2	Form of Power of Attorney for Special Servicer
Exhibit BB	Class A-AB Scheduled Principal Balance
Exhibit CC-1	Form of Transferor Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit CC-2	Form of Transferee Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit DD	Form of Notice and Certification Regarding Defeasance of Mortgage Loan
Exhibit EE	Form of Notice of Exchange of Exchangeable Certificates
Exhibit FF	Form of Notice Regarding Outside Serviced Mortgage Loan
Exhibit GG	Specified Serviced Mortgage Loans
Exhibit HH	Form of Notice of Purchase of Class [LOAN-SPECIFIC] Certificate
Exhibit II	Form of Asset Review Report
Exhibit JJ	Asset Review Procedures
Exhibit KK	Form of Certification to Certificate Administrator Requesting Access to Secure Data Room
Exhibit LL	Form of Notice of [Additional Delinquent Mortgage Loan][Cessation of Delinquent Mortgage Loan][Cessation of Asset Review Trigger]
Exhibit MM	Form of Certificate Administrator Receipt in Respect of Risk Retention Certificates

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Pooling and Servicing Agreement, dated as of [date], between Citigroup Commercial Mortgage Securities Inc., as Depositor, [master servicer], as Master Servicer, [special servicer], as Special Servicer, [operating advisor], as Operating Advisor, [certificate administrator], as Certificate Administrator, [trustee], as Trustee, and [Asset Representations Reviewer], as Asset Representations Reviewer.

PRELIMINARY STATEMENT:

(Terms used but not defined in this Preliminary
Statement shall have the meanings
specified in Article I hereof)

The Depositor intends to sell pass-through certificates to be issued hereunder in multiple classes which in the aggregate[, together with the Uncertificated VRR Interest,] will evidence the entire ownership interest in the Trust Fund consisting primarily of the Mortgage Loans and a separate trust companion loan interest in one commercial Mortgage Loan. As provided herein, the Certificate Administrator will elect that three segregated portions of the Trust Fund (other than any VRR Specific Grantor Trust Assets, the Class [A] Specific Grantor Trust Assets, the Class [B] Specific Grantor Trust Assets, the Class [ARD] Specific Grantor Trust Assets, the Class [C] Specific Grantor Trust Assets, the Class [EC] Specific Grantor Trust Assets [IDENTIFY OTHER TYPES OF GRANTOR TRUST ASSETS, IF APPLICABLE] and the proceeds of the foregoing) be treated for federal income tax purposes as three separate REMICs (designated as the “Upper-Tier REMIC”, the “Lower-Tier REMIC” and the “[Loan-specific] Trust Subordinate Companion Loan REMIC”, respectively). The Regular Certificates and the Class [EC] Regular Interests will represent “regular interests” in the Upper-Tier REMIC, and the Upper-Tier Residual Interest will be the sole class of “residual interests” in the Upper-Tier REMIC.

There are also (i) [__] classes of uncertificated Lower-Tier Regular Interests issued under this Agreement (designated as the Class [UNCERTIFICATED INTERESTS] Interests), each of which will constitute a class of “regular interests” in the Lower-Tier REMIC, and (ii) the Lower-Tier Residual Interest, which will be the sole class of “residual interests” in the Lower-Tier REMIC.

The Lower-Tier Regular Interests will be held by the Trustee as assets of the Upper-Tier REMIC. The Class [R] Certificates will represent both the Lower-Tier Residual Interest and the Upper-Tier Residual Interest.

The parties intend that (i) the portion of the Trust Fund representing the Class [A-S] Specific Grantor Trust Assets, the Class [B] Specific Grantor Trust Assets, the Class [C] Specific Grantor Trust Assets, the Class [EC] Specific Grantor Trust Assets, the Class [ARD] Specific Grantor Trust Assets, any VRR Specific Grantor Trust Assets [IDENTIFY OTHER TYPES OF GRANTOR TRUST ASSETS, IF APPLICABLE] and the proceeds of the foregoing will be treated as assets of a grantor trust under subpart E of Part I of subchapter J of the Code and (ii) the beneficial interests in such grantor trust will be represented by or consist of the Class [A] Certificates, the Class [B] Certificates, the Class [C] Certificates, the Class [EC]

Certificates, the Excess Interest Certificates and the Class [VRR] Certificates and the Uncertificated VRR Interest [IDENTIFY OTHER RELEVANT CLASSES OF CERTIFICATES, IF APPLICABLE].

[LOAN-SPECIFIC] TRUST SUBORDINATE COMPANION LOAN REMIC

The [LOAN-SPECIFIC] Trust Subordinate Companion Loan REMIC will hold the [LOAN-SPECIFIC] Trust Subordinate Companion Loan and the proceeds of such Trust Subordinate Companion Loan, together with its allocable share of any related property acquired by foreclosure or deed-in-lieu of foreclosure and will issue the Class [LOAN-SPECIFIC] Certificates as the “regular interests” in the [LOAN-SPECIFIC] Trust Subordinate Companion Loan REMIC and an uncertificated [LOAN-SPECIFIC]-R Interest represented by the Class [R] Certificates, as the sole class of residual interests in the [LOAN-SPECIFIC] Trust Subordinate Companion Loan REMIC. Any [LOAN-SPECIFIC] Available Funds remaining in the [LOAN-SPECIFIC] REMIC Distribution Account after all required distributions under this Agreement have been made to the Class [LOAN-SPECIFIC] Certificates will be deemed distributed to the [LOAN-SPECIFIC]-R Interest and shall be payable to the Holders of the Class [R] Certificates.

UPPER-TIER REMIC

The following table sets forth the Class designation, the approximate initial pass-through rate and the aggregate initial principal amount (the “Original Certificate Balance”) or, in the case of the Class [X-A] Certificates, notional amount (the “Original Notional Amount”), as applicable, for each Class of Certificates and each Class [EC] Regular Interest comprising or evidencing the interests in the Upper-Tier REMIC created hereunder and for the Class VRR Upper-Tier Regular Interest:

Class Designation	Approximate Initial Pass-Through Rate (per annum)	Original Certificate Balance / Original Notional Amount
[Class [A-1]]	[_____]%	$[________]
[Class [A-2]]	[_____]%	$[________]
[Class [A-3]]	[_____]%	$[________]
[Class [A-4]]	[_____]%	$[________]
[Class [A-AB]]	[_____]%	$[________]
[Class [X-A]](1)	[_____]%	$[________]
[Class [A-S]] Regular Interest	[_____]%	$[________]
[Class [B]] Regular Interest	[_____]%	$[________]
[Class [C]] Regular Interest	[_____]%	$[________]
[Class [D]]	[_____]%	$[________]
[Class [E]]	[_____]%	$[________]
[Class [F]]	[_____]%	$[________]
[Class [G]]	[_____]%	$[________]
[Class [H]]	[_____]%	$[________]
[Class [VRR]](2)	(3)	$[________]
[Class [R]](4)	N/A	N/A

(1)	The Class [X-A] Certificates [repeat for each interest-only class] will not have a Certificate Balance; rather, such Class of Certificates will accrue interest as provided herein on the related Notional Amount.
(2)	[The Class [VRR Certificates] [and the Uncertificated VRR Interest] collectively constitute the Combined VRR Interest and evidence the Class VRR Upper-Tier Regular Interest. The Combined VRR Interest represents approximately [__]% of the aggregate initial certificate balance of all of the “ABS interests” (as defined in Regulation RR) issued by the Trust on the Closing date, and constitutes an “eligible vertical interest” (as defined in Regulation RR) in the form of a “single vertical security” (as defined in Regulation RR) with an initial certificate balance of approximately $[_________]] [INCLUDE FOR TRANSACTIONS WHERE THE SPONSOR SATISFIES ALL OR PART OF ITS RISK RETENTION OBLIGATIONS THROUGH RETENTION OF A VERTICAL INTEREST IN THE FORM OF A SINGLE VERTICAL SECURITY.]
(3)	[Other than for tax reporting purposes, the Combined VRR Interest will not have a Pass-Through Rate. For tax reporting purposes, the Combined VRR Interest (insofar as it evidences the Class VRR Upper-Tier Regular Interest) will accrue interest at the WAC Rate in effect from time to time.] [INCLUDE FOR TRANSACTIONS WHERE THE SPONSOR SATISFIES ALL OR PART OF ITS RISK RETENTION OBLIGATIONS THROUGH RETENTION OF A VERTICAL INTEREST IN THE FORM OF A SINGLE VERTICAL SECURITY.]
(4)	The Class [R] Certificates will not have a Certificate Balance or Notional Amount, will not bear interest and will not be entitled to distributions of Yield Maintenance Charges. Any Available Funds remaining in the Lower-Tier Distribution Account and the Upper-Tier Distribution Account, after all required distributions under this Agreement have been made with respect to the Regular Certificates and the Class [EC] Regular Interests, will be distributed to the Holders of the Class [R] Certificates.

LOWER-TIER REMIC

The following table sets forth the Class designation, the corresponding Lower-Tier Regular Interest (the “Corresponding Lower-Tier Regular Interest”) and its original Lower-Tier Principal Balance, and the corresponding component of the Class [X] Certificates (the “Corresponding Component”) for each Class of Regular Certificates, the Class VRR Upper-Tier Regular Interest and each Class [EC] Regular Interest. Each Class of Regular Certificates (other than the Class [X] Certificates), the Class VRR Upper-Tier Regular Interest and each Class [EC] Regular Interest constitutes the “Corresponding Certificates” with respect to that Class’ or regular interest’s Corresponding Lower-Tier Regular Interest and Corresponding Component.

Class Designation	Corresponding Lower-Tier Regular Interest(1)(2)	Original Lower-Tier Principal Balance	Corresponding Component(2)
[Class A-1]	[LA-1]	$[________]	[Class A-1]
[Class A-2]	[LA-2]	$[________]	[Class A-2]
[Class A-3]	[LA-3]	$[________]	[Class A-3]
[Class A-4]	[LA-4]	$[________]	[Class A-4]
[Class A-AB]	[LA-AB]	$[________]	[Class A-AB]
[Class A-S] Regular Interest	[LA-S]	$[________]	[Class A-S]
[Class B] Regular Interest	[LB]	$[________]	N/A
[Class C] Regular Interest	[LC]	$[________]	N/A
[Class D]	[LD]	$[________]	N/A
[Class E]	[LE]	$[________]	N/A
[Class F]	[LF]	$[________]	N/A
[Class G]	[LG]	$[________]	N/A
[Class H]	[LH]	$[________]	N/A
[Class VRR]	[LVRR]	$[________]	N/A

(1)	The interest rate of each Lower-Tier Regular Interest is the [WAC Rate].
(2)	The Corresponding Lower-Tier Regular Interest and Corresponding Component with respect to any Class of Regular Certificates or any Class [EC] Regular Interest are also the Corresponding Lower-Tier Regular Interest and Corresponding Component with respect to each other.

GRANTOR TRUST

The portions of the Trust Fund consisting of the VRR Specific Grantor Trust Assets, the Class [A-S] Specific Grantor Trust Assets, the Class [B] Specific Grantor Trust Assets, the Class [C] Specific Grantor Trust Assets, the Class [EC] Specific Grantor Trust Assets and the Class [ARD] Specific Grantor Trust Assets shall be treated as a grantor trust under subpart E, part I of subchapter J of the Code (the “Grantor Trust”) for federal income tax purposes. The Class [VRR] Certificates (with an initial Certificate Balance of $[_______]) and the Uncertificated VRR Interest (with an initial Uncertificated VRR Interest Balance of $[_______]) shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class VRR Specific Grantor Trust Assets.The Class [A-S] Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class [A-S] Specific Grantor Trust Assets. The Class [B] Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class [B] Specific Grantor Trust Assets. The Class [EC] Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class [EC] Specific Grantor Trust Assets. The Class [C] Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class [C] Specific Grantor Trust Assets. The Class [ARD] Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class [ARD] Specific Grantor Trust Assets. As provided herein, the Certificate Administrator shall not take any actions that would cause the Grantor Trust to either (i) lose its status as a “grantor trust” or (ii) be treated as part of any Trust REMIC.

The following table sets forth the Class designation, the approximate initial Pass-Through Rate and the Original Certificate Balance for each Class of Exchangeable Certificates representing a beneficial ownership interest in one or more of the Class [EC] Regular Interests:

Class Designation	Approximate Initial Pass-Through Rate (per annum)	Original Certificate Balance
Class [A-S](1)	[_____]%	$[_____]
Class [B](2)	[_____]%	$[_____]
Class [EC](3)	N/A(4)	$[_____]
Class [C](5)	[_____]%	$[_____]
(1)	The Class [A-S] Certificates represent a beneficial ownership interest in the Class [A-S] Percentage Interest of the Class [A-S] Regular Interest. The aggregate Certificate Balance of the Class [A-S] Certificates and the Class [EC] Component [A-S] will at all times equal the Certificate Balance of the Class [A-S] Regular Interest.
(2)	The Class [B] Certificates represent a beneficial ownership interest in the Class [B] Percentage Interest of the Class [B] Regular Interest. The aggregate Certificate Balance of the Class [B] Certificates and the Class [EC] Component [B] will at all times equal the Certificate Balance of the Class [B] Regular Interest.
(3)	The Class [EC] Certificates represent a beneficial ownership interest in the Class [A-S]-EC Percentage Interest of the Class [A-S] Regular Interest, the Class [B-EC] Percentage Interest of the Class [B] Regular Interest and the Class [C-EC] Percentage Interest of the Class [C] Regular Interest.
(4)	The Class [EC] Certificates will not have a Pass-Through Rate, but will be entitled to receive the sum of the interest distributable on the Class [EC] Percentage Interest of the Class [EC] Regular Interests.
(5)	The Class [C] Certificates represent a beneficial ownership interest in the Class [C] Percentage Interest of the Class [C] Regular Interest. The aggregate Certificate Balance of the Class [C] Certificates and the Class [EC] Component [C] will at all times equal the Certificate Balance of the Class [C] Regular Interest.

[MODIFY FOR ALTERNATIVE TYPES OF EXCHANGEABLE CERTIFICATES]

LOAN COMBINATIONS

The following table (the “Loan Combination Table”) identifies, by loan number for the related Mortgage Loan and name of the related Mortgaged Property or portfolio of Mortgaged Properties (in each case as set forth on the Mortgage Loan Schedule), each of the Loan Combinations related to the Trust as of the Closing Date, and further, with respect to each such Loan Combination, sets forth or otherwise identifies as of the Closing Date: (1) whether the subject Loan Combination is a Serviced Loan Combination, an Outside Serviced Loan Combination or a Servicing Shift Loan Combination; (2) in the case of an Outside Serviced Loan Combination, the applicable Outside Servicing Agreement; (3) the date of the related Co-Lender Agreement; and (4) the Note(s) that evidences or collectively evidence, as applicable, (a) the related Mortgage Loan, (b) any related Pari Passu Companion Loan(s) and (c) any related Subordinate Companion Loan(s).

Loan No. for related Mortgage Loan	Name of related Mortgaged Property or Portfolio of Mortgaged Properties	Servicing Type	Outside Servicing Agreement	Date of Co-Lender Agreement	Mortgage Loan	Pari Passu Companion Loans(s)	Subordinate Companion Loan(s)
[__]	[________]	[Servicing Shift(1)]	[N/A(2)]	[________]	[________]	[________]	[________]
[__]	[________]	[Serviced]	[N/A]	[________]	[________]	[________]	[________]
[__]	[________]	[Outside Serviced]	[________]	[________]	[________]	[________]	[________]

[(1)	The related Servicing Shift Lead Note is Note [___].
[(2)	As of the Closing Date, a Servicing Shift Loan Combination will be a Serviced Loan Combination serviced pursuant to this Agreement. On and after the related Servicing Shift Date, a Servicing Shift Loan Combination will be an Outside Serviced Loan Combination serviced pursuant to the Outside Servicing Agreement governing the securitization of the related Pari Passu Companion Loan evidenced by the related Servicing Shift Lead Note.]
(#)	[INSERT OTHER APPROPRIATE FOOTNOTES]

CREDIT RISK RETENTION

[On the Closing Date, pursuant to the [_______] Mortgage Loan Purchase Agreement, [RETAINING SPONSOR] will receive, as partial consideration for the Mortgage Loans and/or portions thereof that [RETAINING SPONSOR] is transferring to the Depositor, $[___________] of the Combined VRR Interest in the form of [Class [VRR] Certificates][the Uncertificated VRR Interest] (such portion of the Combined VRR Interest, the “VRR1 Interest”).]

[On the Closing Date, pursuant to the [________] Mortgage Loan Purchase Agreement, [NAME OF 20% ORIGINATOR], an “originator” (within the meaning of Regulation RR) of Mortgage Loans and/or portions thereof representing approximately [____]% of the aggregate Cut-off Date Balance of all the Mortgage Loans, will receive from the Depositor $[___________] of the Combined VRR Interest in the form of [Class [VRR] Certificates][the Uncertificated VRR Interest] (such portion of the Combined VRR Interest, the “VRR2 Interest”), in exchange for a reduction in the price that [NAME OF 20% ORIGINATOR] is to receive for its sale to the Depositor of the Mortgage Loans and/or portions thereof that it is transferring to the Depositor.]

[On the Closing Date, pursuant to the [________] Mortgage Loan Purchase Agreement, [NAME OF 20% ORIGINATOR], an “originator” (within the meaning of Regulation RR) of Mortgage Loans and/or portions thereof representing approximately [____]% of the aggregate Cut-off Date Balance of all the Mortgage Loans, will receive from the Depositor $[___________] of the Combined VRR Interest in the form of [Class [VRR] Certificates][the Uncertificated VRR Interest] (such portion of the Combined VRR Interest, the “VRR3 Interest”), in exchange for a reduction in the price that [NAME OF 20% ORIGINATOR] is to receive for its sale to the Depositor of the Mortgage Loans and/or portions thereof that it is transferring to the Depositor.]

[On the Closing Date, the [Third Party Purchaser][initial Retaining TPP MOA] is purchasing from the Initial Purchasers for cash the Class [IDENTIFY CLASS(ES) CONSTITUTING THE ELIGIBLE HORIZONTAL RESIDUAL INTEREST] Certificates. The Class [IDENTIFY CLASS(ES) CONSTITUTING THE ELIGIBLE HORIZONTAL RESIDUAL INTEREST] Certificates that the [Third Party Purchaser][initial Retaining TPP MOA] is purchasing are collectively referred to in this Agreement as the “HRR Interest.”]

As of the Cut-Off Date, the Mortgage Loans have an aggregate Stated Principal Balance equal to approximately $[__________]. As of the Cut Off Date, the Trust Subordinate Companion Loan has a Stated Principal Balance equal to approximately $[__________].

In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee agree as follows:

Article I

DEFINITIONS

Section 1.01              Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

“10-K Filing Deadline”: As defined in Section 10.05 of this Agreement.

“30/360 Basis”: The accrual of interest on the basis of a 360-day year consisting of twelve 30-day months.

“AB Control Appraisal Period”: With respect to any Trust Subordinate Companion Loan, the period during which (a)(i) the initial principal balance of the related Trust Subordinate Companion Loan minus (ii) the sum of (x) any payments of principal allocated to, and received on, the related Trust Subordinate Companion Loan, (y) any Appraisal Reduction Amounts for an AB Loan Combination that are allocated to the related Trust Subordinate Companion Loan and (z) any losses realized with respect to the related Mortgaged Property or AB Loan Combination that are allocated to the related Trust Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of the related Trust Subordinate Companion Loan less (ii) any payments of principal allocated to, and received by, the holders of the related Trust Subordinate Companion Loan. [With respect to any AB Loan Combination, the period during which the holder of any AB Subordinate Companion Loan is the AB Loan Combination Controlling Holder. With respect to the [LOAN-SPECIFIC] AB Loan Combination, the [LOAN-SPECIFIC] Control Appraisal Period.]

“AB Intercreditor Agreement”: Any intercreditor agreement by and among the holder of a Subordinate Companion Loan and the holder of the related Mortgage Loan, relating to the relative rights of such holders of the AB Loan Combination, as the same may be further amended in accordance with the terms thereof.

“AB Loan Combination”: A Loan Combination that includes a Subordinate Companion Loan. [There are no AB Loan Combinations related to the Trust and all references in this Agreement to “AB Loan Combinations” shall be disregarded.][The only AB Loan Combination related to the Trust as of the Closing is the [_______] Loan Combination.]

“AB Loan Combination Controlling Holder”: The “Directing Lender” or similarly defined party identified in the related AB Intercreditor Agreement.

“AB Modified Loan”: Any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Trust or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Accelerated Mezzanine Loan”: A mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a Mortgagor under a Mortgage Loan or Loan Combination) if such mezzanine loan either (i) has been accelerated, or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

“Acceptable Insurance Default”: With respect to any Serviced Mortgage Loan (or Serviced Loan Combination or Trust AB Loan Combination), any Default arising when the related Loan Documents require that the related Mortgagor must maintain all risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and, with the consent of the applicable Directing Holder, unless (if the Controlling Class Representative is the related Directing Holder) a Control Termination Event has occurred and is continuing) (or, with respect to the Trust AB Loan Combination, and prior to the occurrence and continuance of any related AB Control Appraisal Period, with the consent of the related Subordinate Loan-Specific Directing Certificateholder to the extent required under the related intercreditor agreement) (or, with respect to a Serviced AB Loan Combination, and prior to any related AB Control Appraisal Period, with the consent of the related AB Loan Combination Controlling Holder to the extent required under the related intercreditor agreement), that (i) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) such insurance is not available at any rate; provided, however, that the applicable Directing Holder (or with respect to the Trust AB Loan Combination, and prior to any related AB Control Appraisal Period, with the consent of the related Subordinate Loan-Specific Directing Certificateholder to the extent required under the related intercreditor agreement) (or, with respect to a Serviced AB Loan Combination, the AB Loan Combination Controlling Holder prior to any AB Control Appraisal Period to the extent required under the related intercreditor agreement) shall have no more than 30 days to respond to the Special Servicer’s request for such consent; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the related Directing Holder, the related Subordinate Loan-Specific Directing Certificateholder or any applicable AB Loan Combination Controlling Holder, as applicable, the Special Servicer shall not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, may rely on the opinion of an insurance consultant.

“Acceptance Notice”: As defined in Section 3.32(g) of this Agreement.

“Accrued Component Interest”: With respect to each Component for any Distribution Date, one month’s interest at the Class [X] Strip Rate applicable to such Component for such Distribution Date, accrued on the Component Notional Amount of such Component outstanding immediately prior to such Distribution Date. Accrued Component Interest shall be calculated on a 30/360 Basis and, with respect to any Component and any Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such Distribution Date occurs.

“Act” or “Securities Act”: The Securities Act of 1933, as it may be amended from time to time and the rules and regulations thereunder.

“Actual/360 Basis”: The accrual of interest on the basis of the actual number of days elapsed during any relevant accrual period in a year assumed to consist of 360 days.

“Actual/360 Loans”: The Mortgage Loans that accrue on an Actual/360 Basis [and the Trust Subordinate Companion Loan, which accrues interest on an Actual/360 Basis,] to the extent indicated as such in the Mortgage Loan Schedule.

“Additional Debt”: With respect to any Mortgage Loan [and the Trust Subordinate Companion Loan], any debt owed by the related Mortgagor to a party other than the lender under such Mortgage Loan that is secured by the related Mortgaged Property.

“Additional Disclosure Notification”: The form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information which is attached to this Agreement as Exhibit W.

“Additional Form 10-D Disclosure”: As defined in Section 10.04 of this Agreement.

“Additional Form 10-K Disclosure”: As defined in Section 10.05 of this Agreement.

“Additional Information”: As defined in Section 4.02(a) of this Agreement.

“Additional Servicer”: Each Affiliate of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Depositor, any Mortgage Loan Seller or any of the Underwriters that Services any of the Mortgage Loans, each Outside Servicer, each Outside Special Servicer and each Person, other than the Special Servicer or the Certificate Administrator, who is not an Affiliate of the Master Servicer, the Certificate Administrator, the Trustee, the Depositor, any Mortgage Loan Seller or any of the Underwriters who Services 10% or more of the Mortgage Loans by unpaid principal balance calculated in accordance with the provisions of Regulation AB.

“Additional Trust Fund Expenses”: (i) Special Servicing Fees, Workout Fees and Liquidation Fees, (ii) interest in respect of unreimbursed Advances, (iii) the cost of various default-related or unanticipated Opinions of Counsel required or permitted to be obtained in connection with the servicing of the Mortgage Loans and the administration of the Trust Fund, (iv) unanticipated, non-Mortgage Loan specific expenses of the Trust Fund, including indemnities and expense reimbursements to the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and the Depositor and federal, state and local taxes, and tax-related expenses, specifically payable out of the Trust Fund,(v) any fees or expenses that are expressly designated as an Additional Trust Fund Expense pursuant to any provision of this Agreement and (vi) any other default-related or unanticipated expense of the Trust Fund that is not covered by a Property Advance and for which there is no corresponding collection from a Mortgagor.

“Administrative Cost Rate”: As of any date of determination, a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Advance”: Any P&I Advance or Property Advance.

“Advance Interest Amount”: Interest at the Advance Rate on the aggregate amount of P&I Advances and Property Advances for which the Master Servicer, the Special Servicer or the Trustee, as applicable, have not been reimbursed for the number of days from the date on which such Advance was made through, but not including, the date of reimbursement of the related Advance, less any amount of interest previously paid on such Advance; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period (or, if there is no grace period, on or prior to the related Due Date), interest on such P&I Advance shall accrue only from and after the expiration of such grace period (or, if there is no grace period, from and after the related Due Date) and only if the subject Mortgage Loan is then still delinquent; and provided, further, that interest at the Advance Rate shall not accrue on any Advance made to cover a delinquent Applicable Monthly Payment that has been received after the Determination Date and prior to 2:00 p.m. (Eastern Time) on the related Master Servicer Remittance Date.

“Advance Rate”: A per annum rate equal to the Prime Rate, compounded annually.

“Affected Loan(s)”: As defined in Section 2.03(a) of this Agreement.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person; provided that, solely for the purposes of the definition of “Borrower Party”, the term “Affiliate” means, with respect to any specified Person, (i) any other Person controlling or controlled by or under common control with such specified Person or (ii) any other Person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. The Trustee and/or the Certificate Administrator may obtain and rely on an Officer’s Certificate of the Master Servicer, the Special Servicer or the Depositor to determine whether any Person is an Affiliate of such party.

“Affiliate Ethical Wall”: Reasonable policies and procedures to be maintained by an Affiliate of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable, taking into account the nature of its business, to ensure (1) that such Affiliate will not obtain Confidential Information from the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable, and (2) that the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable, will not obtain information regarding Investments in the Certificates from such Affiliate. Under such policies and procedures maintained by such Affiliate, (i) policies and procedures restricting the flow of information exist, and shall be maintained by such Affiliate, between such Affiliate, on the one hand and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable, on the other; (ii) such policies and procedures restricting the flow of information operate in both directions so as to include (a) policies and procedures against the disclosure of Confidential Information from the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable, to such Affiliate and (b) policies and procedures against the disclosure of information regarding Investments in Certificates from such Affiliate to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable; (iii) the senior management personnel of such Affiliate who have obtained Confidential Information in the course of their exercise of general managerial responsibilities may not participate in or use that information to influence Investment Decisions with respect to the Certificates, nor may they pass that information to others for use in such activities; and (iv) such senior management personnel who have obtained information regarding Investments in the course of their exercise of general managerial responsibilities may not use that information to influence servicing recommendations.

“Affirmative Asset Review Vote”: As defined in Section 11.01(a) of this Agreement.

“Agreement”: This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“A.M. Best”: A.M. Best Company, Inc. or its successors in interest. If neither A.M. Best nor any successor remains in existence, “A.M. Best” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer and specific ratings of A.M. Best herein referenced shall be deemed to refer to the equivalent ratings (as reasonably determined by the Depositor) of the party so designated.

“Ancillary Fees”: With respect to any Serviced Loan, any and all demand fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, Assumption Fees, assumption application fees and defeasance fees) actually received from the related Mortgagor.

“Anticipated Repayment Date” or “ARD”: With respect to any ARD Mortgage Loan, the date upon which such ARD Mortgage Loan commences accruing interest at its Revised Rate.

“Anticipated Termination Date”: Any Distribution Date on which it is anticipated that the Trust Fund will be terminated pursuant to Section 9.01(c) of this Agreement.

“Applicable Laws”: As defined in Section 3.01(m), Section 3.21(h) and Section 8.02(h), respectively, of this Agreement.

“Applicable Monthly Payment”: For any Mortgage Loan (including an Outside Serviced Mortgage Loan) or Trust Subordinate Companion Loan with respect to any month (including any such Mortgage Loan or Trust Subdordinate Companion Loan as to which the related Mortgaged Property has become an REO Property), the Monthly Payment; provided, however, that for purposes of calculating the amount of any P&I Advance required to be made by the Master Servicer or the Trustee, notwithstanding the amount of such Applicable Monthly Payment, interest shall be calculated at the Mortgage Rate less the Servicing Fee Rate (and, if applicable shall be exclusive of Excess Interest); and provided, further, that for purposes of determining the amount of any P&I Advance, the Monthly Payment shall be as reduced pursuant to any modification of a Mortgage Loan or Trust Subordinate Companion Loan pursuant to Section 3.24 of this Agreement or pursuant to the applicable Outside Servicing Agreement, or pursuant to any bankruptcy, insolvency, or other similar proceeding involving the related Mortgagor.

“Appraisal”: An appraisal prepared by an Appraiser, which shall be prepared in accordance with MAI standards.

“Appraisal Reduction Amount”: For any Distribution Date and for any Serviced Mortgage Loan (or Serviced Loan Combination, Trust Subordinate Companion Loan or Trust AB Loan Combination, if applicable) as to which an Appraisal Reduction Event has occurred and an Appraisal Reduction Amount is required to be calculated by the Special Servicer (prior to the occurrence of a Consultation Termination Event in consultation with the Directing Holder and, after the occurrence and during the continuance of a [Control Termination Event][Operating Advisor Consultation Event], in consultation with the Operating Advisor), an amount (subject to the operation of the final paragraph of Section 3.10(a)) equal to the excess, if any, of (a) the Stated Principal Balance of such Serviced Mortgage Loan (or Serviced Loan Combination, Trust Subordinate Companion Loan or Trust AB Loan Combination) as of the last day of the related Collection Period over (b) the excess of (i) the sum of (A) 90% of the appraised value of the related Mortgaged Property or Properties (as determined by one or more Appraisals obtained by the Special Servicer (the cost of which shall be advanced by the Master Servicer as a Property Advance unless such Property Advance would be a Nonrecoverable Advance)), minus such downward adjustments as the Special Servicer may make in accordance with the Servicing Standard (without implying any obligation to do so) based upon the Special Servicer’s review of the Appraisal and such other information as the Special Servicer may deem appropriate and (B) all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Loan Combination, Trust Subordinate Companion Loan or Trust AB Loan Combination) as of the date of the calculation over (ii) the sum, as of the Due Date occurring in the month of the date of determination, of (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on such Serviced Mortgage Loan (or Serviced Loan Combination, Trust Subordinate Companion Loan or Trust AB Loan Combination) at a per annum rate equal to its Mortgage Rate (and with respect to a Serviced Loan Combination, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate), (B) all unreimbursed Advances (which shall include, without limitation, (1) any Advances as to which the advancing party was reimbursed from a source other than the related Mortgagor and (2) any Unliquidated Advances), with interest thereon at the Advance Rate in respect of such Serviced Mortgage Loan (or Serviced Loan Combination) and (C) all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts, due and unpaid with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, Trust Subordinate Companion Loan or Trust AB Loan Combination) (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or the Trustee, as applicable, and/or for which funds have not been escrowed). Promptly upon knowledge of the occurrence of an Appraisal Reduction Event (or a longer period so long as the Special Servicer is (as certified thereby to the Trustee in writing) diligently and in good faith proceeding to obtain such), if an Appraisal has not been obtained within the immediately preceding nine (9) months (or if the Special Servicer has determined in accordance with the Servicing Standard such Appraisal to be materially inaccurate), the Special Servicer shall obtain an Appraisal, the costs of which shall be paid by the Master Servicer as a Property Advance (or as an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account if such Property Advance would be a Nonrecoverable Advance). The Master Servicer shall provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to this definition using reasonable efforts to deliver such information within four (4) Business Days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator shall calculate or verify Appraisal Reduction Amounts. On the first Determination Date occurring on or after the delivery of such Appraisal, the Special Servicer shall calculate or adjust, as applicable, the Appraisal Reduction Amount to take into account such Appraisal and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. Notwithstanding the foregoing, if an Appraisal is required to be obtained in accordance with Section 3.10(a) of this Agreement but is not obtained within 120 days following the events described in the applicable clause of the definition “Appraisal Reduction Event” (without regard to the time periods stated therein), then, until such Appraisal is obtained and solely for purposes of determining the amounts of P&I Advances, the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan will equal 25% of the Stated Principal Balance of such related Serviced Mortgage Loan; provided that, upon receipt of an Appraisal, however, the Appraisal Reduction Amount for such Serviced Mortgage Loan (or Serviced Loan Combination) will be recalculated in accordance with this definition without regard to this sentence. With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred during the preceding three months), the Special Servicer shall, within 30 days of each anniversary of such Appraisal Reduction Event, order an Appraisal (which may be an update of the prior Appraisal) (the cost of which will be covered by, and reimbursable as, a Property Advance by the Master Servicer or as an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account if such Property Advance would be a Nonrecoverable Advance), provided, however, no new or updated Appraisal will be required if the Serviced Loan or REO Property is under contract to be sold within 90 days of such Appraisal Reduction Event or anniversary thereof and the Special Servicer reasonably believes such sale is likely to close. Based upon such Appraisal or letter updates thereto, the Special Servicer shall determine and report to the Master Servicer and the Certificate Administrator the Appraisal Reduction Amount, if any, with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, Trust Subordinate Companion Loan or Trust AB Loan Combination), and each of those parties shall be entitled to rely conclusively on such determination by the Special Servicer. The Special Servicer shall deliver a copy of any such Appraisal to the Master Servicer and the Certificate Administrator, which shall be in electronic format. Each Appraisal Reduction Amount shall also be adjusted with respect to the next Distribution Date to take into account any subsequent Appraisal and annual letter updates, as of the date of each such subsequent Appraisal or letter update.

Upon payment in full or liquidation of any Serviced Loan for which an Appraisal Reduction Amount has been determined, such Appraisal Reduction Amount will be eliminated. In addition, with respect to any Serviced Loan, as to which an Appraisal Reduction Event has occurred, such Serviced Loan shall no longer be subject to the Appraisal Reduction Amount if (a) such Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and such Serviced Loan becomes and remains current for three consecutive Monthly Payments and (b) no other Appraisal Reduction Event has occurred and is continuing with respect to such Serviced Loan.

Appraisal Reduction Amounts with respect to each Serviced Loan Combination shall be allocated, first, to any related Serviced Subordinate Companion Loan(s) (up to the outstanding principal balance(s) thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Serviced Mortgage Loan and the related Serviced Pari Passu Companion Loan(s).

Notwithstanding the foregoing, with respect to each Outside Serviced Mortgage Loan, the Appraisal Reduction Amount shall be the portion of any “Appraisal Reduction Amount” relating to such Outside Serviced Loan Combination, that is calculated pursuant to the applicable Outside Servicing Agreement by the related Outside Special Servicer or related Outside Servicer, as applicable, and that is allocable to such Outside Serviced Mortgage Loan pursuant to such Outside Servicing Agreement and the related Co-Lender Agreement. The parties hereto shall be entitled to rely on such calculations as reported to them by the related Outside Servicer. The Uncertificated VRR Interest Owner and, by their acceptance of their Certificates, the Certificateholders shall be deemed to have acknowledged that the applicable Outside Servicing Agreement, and the related Co-Lender Agreement taken together, provide that any such “Appraisal Reduction Amount” will be calculated under the applicable Outside Servicing Agreement by the applicable party thereto.

“Appraisal Reduction Event”: With respect to any Serviced Loan, Serviced Loan Combination, Trust Subordinate Companion Loan and Trust AB Loan Combination, the earliest of (i) the date on which such Serviced Loan becomes a Modified Asset, (ii) the date on which such Serviced Loan, Companion Loan or Trust Subordinate Companion Loan is 60 days or more delinquent in respect of any Monthly Payment, except for a Balloon Payment, (iii) in the case of a delinquent Balloon Payment, (A) the date occurring 60 days after the date on which such Balloon Payment was due (except as described in clause B below) or (B) if the related Mortgagor has delivered to the Master Servicer (who shall promptly deliver a copy thereof to the Special Servicer) or the Special Servicer (who shall promptly deliver a copy thereof to the Master Servicer) a refinancing commitment acceptable to the Special Servicer prior to the date 60 days after the Balloon Payment was due, the date occurring 120 days after the date on which the Balloon Payment was due (or such shorter period beyond the date on which that Balloon Payment was due during which the refinancing is scheduled to occur), (iv) the date on which the related Mortgaged Property has become an REO Property, (v) a receiver or similar official is appointed and continues for 60 days in such capacity in respect of the related Mortgaged Property, (vi) 60 days after the related Mortgagor is subject to a bankruptcy, insolvency or similar proceedings, which, in the case of an involuntary bankruptcy, insolvency or similar proceeding, is not dismissed within those 60 days, or (vii) the date on which such Serviced Loan, Companion Loan or Trust Subordinate Companion Loan remains outstanding five (5) years following any extension of its maturity date pursuant to Section 3.24 of this Agreement. If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event shall be deemed to have occurred with respect to the related Serviced Companion Loan(s). If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event shall be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Loan Combination. No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Principal Balance Certificates (other than the Class [A-1], Class [A-2], Class [A-3], Class [A-4] and Class [A-AB] Certificates) has been reduced to zero. The Special Servicer shall notify the Master Servicer and the Master

Servicer shall notify the Special Servicer, as applicable, promptly upon the occurrence of any of the foregoing events.

“Appraised-Out Class”: Any Class of Control Eligible Certificates, the Certificate Balance of which (taking into account the allocation of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such Class) has been reduced to less than 25% of its initial Certificate Balance.

“Appraised Value”: As of any date of determination, (i) with respect to any Mortgaged Property (other than a Mortgaged Property securing an Outside Serviced Mortgage Loan), the appraised value thereof based upon an appraisal or update thereof prepared by an Appraiser that is contained in the related Servicing File obtained within the time parameters required by this Agreement, and (ii) with respect to each Mortgaged Property securing an Outside Serviced Mortgage Loan, the appraised value allocable thereto, as determined pursuant to the Outside Servicing Agreement.

“Appraiser”: An Independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and (iii) has a minimum of five years’ experience in the related property type and market.

“Arbitration Rules”: As defined in Section 2.03(i)(i) of this Agreement

“Arbitration Services Provider”: As defined in Section 2.03(i)(i).

“ARD Mortgage Loan”: Any Mortgage Loan that is identified as having an Anticipated Repayment Date and a Revised Rate on the Mortgage Loan Schedule.

“Asset Representations Reviewer”: [Asset Representations Reviewer], a [_______________], and its successors-in-interest.

“Asset Representations Reviewer Asset Review Fee”: As defined in Section 11.02(b).

“Asset Representations Reviewer Ongoing Fee”: As defined in Section 11.02(a).

“Asset Representations Reviewer Ongoing Fee Rate”: As defined in Section 11.02(a).

“Asset Representations Reviewer Termination Event”: As defined in Section 11.05(a) of this Agreement.

“Asset Review”: A review of the compliance of each Delinquent Loan with certain representations and warranties of the applicable Mortgage Loan Seller, in accordance with the Asset Review Standard and the procedures set forth on Exhibit [JJ] hereto.

“Asset Review Notice”: As defined in Section 11.01(a) of this Agreement.

“Asset Review Quorum”: In connection with any solicitation of votes to authorize an Asset Review as described in Section 11.01(a), the Certificateholders evidencing at least 5% of the aggregate Voting Rights represented by all Certificates.

“Asset Review Report”: A report setting forth the results of an Asset Review substantially in the form attached hereto as Exhibit [II].

“Asset Review Standard”: The performance of the Asset Representations Reviewer of its duties under this Agreement in good faith subject to the express terms of this Agreement. All determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review shall be made in the Asset Representations Reviewer's good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

“Asset Review Trigger”: Any time when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of [__]% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Trust are Delinquent Loans, or (2) at least [__] [insert number that is [__]% by initial number of Mortgage Loans as of the Closing Date] Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least [__]% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Trust.

“Asset Review Vote Election”: As defined in Section 11.01(a) of this Agreement

“Asset Status Report”: As defined in Section 3.21(b) of this Agreement.

“Assignment of Leases”: With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assumed Scheduled Payment”: For any Collection Period and with respect to any Mortgage Loan (including the Outside Serviced Mortgage Loan) or Trust Subordinate Companion Loan, as the case may be, that is delinquent in respect of its Balloon Payment or any REO Mortgage Loan, is an amount equal to [the sum of (a) the principal portion of the Monthly Payment that would have been due on such Mortgage Loan or REO Mortgage Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan or Trust Subordinate Companion Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification, a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan, Trust Subordinate Companion Loan or REO Mortgage Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated)].

“Assumption Fees”: With respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), any and all assumption fees of such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) for transactions effected under Section 3.09(a), 3.09(b) and 3.09(c) of this Agreement (excluding assumption application fees), actually paid by the related Mortgagor and other applicable fees (not including assumption fees and/or assumption application fees) actually paid by the related Mortgagor in accordance with the related Loan Documents, with respect to any assumption or substitution agreement entered into by the Master Servicer or the Special Servicer on behalf of the Trust (or, in the case of a Serviced Loan Combination, on behalf of the Trust and the related Serviced Companion Loan Holder(s)) pursuant to Section 3.09(a) of this Agreement or paid by the related Mortgagor with respect to any transfer of an interest in such Mortgagor pursuant to Section 3.09(a) of this Agreement.

“Authenticating Agent”: Any authenticating agent appointed by the Certificate Administrator pursuant to Section 5.09 of this Agreement.

“Available Funds”: With respect to any Distribution Date , an amount equal to the sum of (without duplication):

(a)               the aggregate amount of all cash received on the Mortgage Loans and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is [allocable to the Trust Subordinate Companion Loan or otherwise] held for the benefit of the holder of any related Companion Loan) [or the Lower-Tier REMIC Distribution Account] as of [the close of business on the Business Day immediately preceding] the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)            Monthly Payments that are due on a Due Date that occurs after the end of the related Collection Period;

(ii)            payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries, allocable to the Mortgage Loans that were received [after the related Determination Date [(other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition, for the subject Distribution Date];

(iii)            amounts in the Collection Account [or Lower-Tier REMIC Distribution Account] that are due or reimbursable to any person other than the Certificateholders [, or the Uncertificated VRR Interest Owner];

(iv)            with respect to each [Actual/360 Loan] and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related

Withheld Amount to the extent those funds are on deposit in the Collection Account;

(v)            Excess Interest allocable to the Mortgage Loans [that are ARD Loans] (which is separately distributed to holders of the Class [ARD] certificates [and the Combined VRR Interest]);

(vi)            Yield Maintenance Charges and prepayment premiums on the Mortgage Loans;

(vii)            amounts deposited in the Collection Account [or the Lower-Tier REMIC Distribution Account] in error; and/or

(viii)            late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)               if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, [(i)] the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for such Distribution Date [and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of such Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the Business Day immediately preceding the related Master Servicer Remittance Date];

(c)               all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the Mortgage Loans for the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders [or the Uncertificated VRR Interest Owner); and

(d)               with respect to each [Actual/360 Loan] and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the [Lower Tier REMIC Distribution Account].

Notwithstanding the investment of funds held in the Collection Account or the Lower Tier Distribution Account pursuant to Section 3.07 of this Agreement, for purposes of calculating the Available Funds, the amounts so invested shall be deemed to remain on deposit in such account. [IF CREDIT RISK RETENTION IS TO BE HELD IN WHOLE OR IN PART IN THE FORM OF A SINGLE VERTICAL SECURITY FOR PURPOSES OF REGULATION RR, PROVISIONS WILL BE ADDED AS REGARDS HOW AVAILABLE FUNDS WILL BE ALLOCATED BETWEEN THE VERTICAL INTEREST AND THE OTHER CLASSES ENTITLED TO RECEIVE PAYMENTS FROM THE AVAILABLE FUNDS.]

[IF APPLICABLE, ADD DISCLOSURE FOR ALLOCATING CLASS [LOAN-SPECIFIC] CERTIFICATE AVAILABLE FUNDS.]

“Balloon Loan”: Any Mortgage Loan, Serviced Companion Loan or Trust Subordinate Companion Loan that by its original terms or by virtue of any modification provides for an amortization schedule extending beyond its Maturity Date, unless such extension results solely from the accrual of interest on the basis of the actual number of days elapsed in a year of 360 days, notwithstanding calculation of Monthly Payments based on a 360-day year consisting of twelve 30-day months.

“Balloon Payment”: With respect to any Balloon Loan as of any date of determination, the amount outstanding on the Maturity Date of such Mortgage Loan in excess of the related Monthly Payment.

“Base Interest Fraction”: With respect to any Principal Prepayment on any Mortgage Loan and with respect to any Class of Class [A-1], Class [A-2], Class [A-3], Class [A-4], Class [A-AB] and Class [D] Certificates or any Class [EC] Regular Interest, a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates or Class [EC] Regular Interest exceeds (ii) the discount rate used in accordance with the related Loan Documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment (or, if the Yield Maintenance Charge is a fixed percentage of the principal balance of the related Mortgage Loan, the yield rate applicable to any related yield maintenance charge or that is otherwise described in the related Loan Documents) and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Loan Documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment (or, if the Yield Maintenance Charge is a fixed percentage of the principal balance of the related Mortgage Loan, the yield rate applicable to any related yield maintenance charge or that is otherwise described in the related Loan Documents); provided, however, that under no circumstances shall the Base Interest Fraction be greater than one. If the discount rate referred to in the preceding sentence is greater than or equal to both of (x) the Mortgage Rate on the related Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction shall equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction shall equal one.

“Borrower Delayed Reimbursements”: Any Additional Trust Fund Expenses and reimbursements of Advances that the related Mortgagor is required, pursuant to a written modification agreement, to pay in the future to the Trust in its capacity as owner of the related Mortgage Loan.

“Borrower Party”: Either (i) a borrower under a Mortgage Loan or Loan Combination, a Mortgagor or a manager of a related Mortgaged Property or any Affiliate of any of the foregoing or (ii) a holder or beneficial owner (or an Affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan.

“Breach”: As defined in Section 2.03(a) of this Agreement.

“Business Day”: Any day other than a Saturday, a Sunday or any day on which the New York Stock Exchange, the Federal Reserve Bank of New York or banking institutions in the States of [___________], the cities in which the principal offices of the Operating Advisor, the Master Servicer or the Special Servicer are located, or the city in which the Corporate Trust Office of the Certificate Administrator or the Trustee is located, are authorized or obligated by law, executive order or governmental decree to be closed.

“Calculation Rate”: A discount rate appropriate for the type of cash flows being discounted, namely (i) for principal and interest payments on a Mortgage Loan or proceeds from the sale of a Defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the Mortgagors on similar debt of the Mortgagors as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal).

“Certificate”: Any Class [A-1], Class [A-2], Class [A-3], Class [A-4], Class [A-AB], Class [X-A], Class [A-S], Class [B], Class [EC], Class [C], Class [D], Class [E], Class [F], Class [G], Class [H], Class [VRR], Class [ARD], Class [R] Certificate and Class [LOAN-SPECIFIC] Certificates issued, authenticated and delivered hereunder.

“Certificate Administrator”: [certificate administrator], a [________________], or its successor in interest, or any successor Certificate Administrator appointed as herein provided.

“Certificate Administrator Accounts”: As defined in Section 3.07(a) of this Agreement.

“Certificate Administrator Personnel”: The divisions and individuals of the Certificate Administrator who are involved in the performance of the duties of the Certificate Administrator under this Agreement.

“Certificate Administrator’s Website”: The internet website of the Certificate Administrator, initially located at [website].

“Certificate Balance”: With respect to any Class of Sequential Pay Certificates, Class [EC] Regular Interest or Class [loan-specific] Certificates, as applicable, (a) as of any date of determination on or prior to the first Distribution Date, an amount (adjusted in the case of any Class of Class [A-S], Class [B] and Class [C] Certificates to take into account any Certificate exchanges pursuant to Section 5.12 of this Agreement from and including the Closing Date up to and including such date of determination) equal to the aggregate initial Certificate Balance of such Class of Sequential Pay Certificates or such Class [EC] Regular Interest, as specified in the Preliminary Statement hereto, and (b) as of any date of determination after the first Distribution Date, an amount (adjusted in the case of any Class of Class [A-S], Class [B] and Class [C] Certificates to take into account any Certificate exchanges pursuant to Section 5.12 of this Agreement after the Distribution Date immediately prior to such date of determination up to and including such date of determination) equal to the Certificate Balanc of such Class of Sequential

Pay Certificates or such Class [EC] Regular Interest on the Distribution Date immediately prior to such date of determination, after any actual distributions of principal thereon and allocations of Realized Losses thereto on such prior Distribution Date, and after any increases to such Certificate Balance on such prior Distribution Date (as and to the extent provided in the penultimate sentence of the first paragraph of Section 4.01(g) of this Agreement) in connection with recoveries of Nonrecoverable Advances previously reimbursed out of collections of principal on the Mortgage Loans. The Certificate Balance of the Class [EC] Component [A-S] shall at all times equal the Class [A]-EC Percentage Interest of the Certificate Balance of the Class [A-S] Regular Interest. The Certificate Balance of the Class [PEZ Component B] shall at all times equal the Class [B]-EC Percentage Interest of the Certificate Balance of the Class [B] Regular Interest. The Certificate Balance of the Class [PEZ Component C] shall at all times equal the Class [C]-EC Percentage Interest of the Certificate Balance of the Class [C] Regular Interest. The Certificate Balance of the Class [EC] Certificates shall at all times equal the aggregate Certificate Balance of the Class [EC] Components.

“Certificate Factor”: With respect to any Class of Regular Certificates and any Class [EC] Regular Interest, as of any date of determination, a fraction, expressed as a decimal carried to eight places, the numerator of which is the then related Certificate Balance or the Notional Amount, as the case may be, and the denominator of which is the related initial Certificate Balance or the initial Notional Amount, as the case may be.

“Certificate Owner”: With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository). Each of the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer shall have the right to require, as a condition to acknowledging the status of any Person as a Certificate Owner under this Agreement, that such Person provide evidence (which may be in the form of an Investor Certification) at its expense of its status as a Certificate Owner hereunder.

“Certificate Register” and “Certificate Registrar”: The register maintained and the registrar appointed pursuant to Section 5.03(a) of this Agreement.

“Certificateholder”: With respect to any Certificate, the Person whose name is registered in the Certificate Register (including, solely for the purposes of distributing reports, statements or other information pursuant to this Agreement, Certificate Owners or potential transferees of Certificates to the extent the Person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such Certificate Owner or potential transferee); provided, however, that

(a) solely for the purpose of giving any consent, approval, waiver or taking any action pursuant to this Agreement (including voting on amendments to this Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Mortgage Loan Seller or any Person known to a Responsible Officer of the Certificate Registrar to be an Affiliate of any such party, any

Certificate registered in the name of or beneficially owned by such party or any Affiliate thereof shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained;

(b) solely for the purpose of giving any consent, approval, waiver or taking any action pursuant to this Agreement, any Certificate beneficially owned by a Borrower Party shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder shall be deemed not to be outstanding as to such Excluded Controlling Class Holder solely with respect to giving consent and taking any action with respect to any related Excluded Controlling Class Mortgage Loan); and

(c) if the Master Servicer, the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it shall be permitted to act in such capacity and exercise all rights under this Agreement bestowed upon the Controlling Class (other than, with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described in the proviso in parenthesis in clause (b) above).

For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under this Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

“Certificateholder Quorum”: A quorum that: [(a)] for purposes of Section 6.08(a) and 11.05(b) of this Agreement, consists of the Holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of the Principal Balance Certificates) of all Certificates (other than the Class S and Class R Certificates), on an aggregate basis[; and (b) for purposes of Section 6.08(b) of this Agreement, consists of the Holders of Certificates evidencing at least 20% of the aggregate of the Certificate Balances of all Certificates, with such quorum including at least three (3) Holders (or, where Global Certificates are involved, at least three (3) underlying Certificate Owners) that are not Risk Retention Affiliated with each other]1.

“Certification Parties”: As defined in Section 10.06 of this Agreement.

“Certifying Certificateholder”: A Certificateholder or Certificate Owner of a Certificate that has provided the Trustee or the Certificate Administrator, as applicable, with an executed Investor Certification.

[1] Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

“Certifying Person”: As defined in Section 10.06 of this Agreement.

“Certifying Servicer”: As defined in Section 10.08 of this Agreement.

“CREFI”: Citi Real Estate Funding Inc., a New York corporation, and its successors in interest.

“CREFI Loan Purchase Agreement”: The mortgage loan purchase agreement, dated as of [date], by and between CGMRC and the Depositor.

“Class”: With respect to the Certificates, all of the Certificates bearing the same alphabetical or alphanumeric class designation, and with respect to the Lower-Tier Regular Interests, each interest set forth in the Preliminary Statement hereto.

“Class [A] Certificate”: Any Class [A-1], Class [A-2], Class [A-3], Class [A-4], Class [A-5], Class [A-AB] and Class [A-S] Certificate.

“Class [A] Percentage Interest”: The quotient of the Certificate Balance of the Class [A] Certificates divided by the Certificate Balance of the Class [A] Trust Component. As of the Closing Date, the Class [A] Percentage Interest will be [100.0]%.

“Class [A] Trust Component”: An interest issued as a regular interest in the Upper Tier REMIC with a Pass-Through Rate that is the same as the Pass-Through Rate on the Class [A] Certificates. The Class [A] Certificates will represent beneficial ownership of the Class [A] Percentage Interest of the Class [A] Trust Component, and the Class [EC] certificates will represent beneficial ownership of, among other things, the Class [A]-EC Percentage Interest of the Class [A] Trust Component. The Class [A] Trust Component will be held in the Grantor Trust.

“Class [A]-EC Percentage Interest”: As of any date of determination, with respect to the Class [A] Regular Interest and the Class [EC] Certificates, a percentage interest equal to 100.0% minus the Class [A] Percentage Interest.

“Class [A-1] Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-1 hereto.

“Class [A-1] Component”: The Component having such designation.

“Class [A-1] Pass-Through Rate”: For any Distribution Date, a per annum rate equal to [_____]%.

“Class [A-2] Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-2 hereto.

“Class [A-2] Component”: The Component having such designation.

“Class [A-2] Pass-Through Rate”: For any Distribution Date, a per annum rate equal to [_____]%.

“Class [A-3] Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-3 hereto.

“Class [A-3] Component”: The Component having such designation.

“Class [A-3] Pass-Through Rate”: For any Distribution Date, a per annum rate equal to [______]%.

“Class [A-4] Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-4 hereto.

“Class [A-4] Component”: The Component having such designation.

“Class [A-4] Pass-Through Rate”: For any Distribution Date, a per annum rate equal to [______]%.

“Class [A-AB] Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-5 hereto.

“Class [A-AB] Component”: The Component having such designation.

“Class [A-AB] Pass-Through Rate”: For any Distribution Date, a per annum rate equal to [_____]%.

“Class [A-AB] Scheduled Principal Balance”: For any Distribution Date, the scheduled principal balance for such Distribution Date set forth on Exhibit BB to this Agreement.

“Class [A-S] Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-[7] hereto. The Class [A-S] Certificates represent undivided beneficial interests in the Class [A-S] Specific Grantor Trust Assets.

“Class [A-S] Component”: The Component having such designation.

“Class [A-S] Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class [A-S] Percentage Interest and (ii) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class [A-S] Regular Interest on such Distribution Date.

“Class [A-S] Pass-Through Rate”: For any Distribution Date, a per annum rate equal to [the WAC Rate less [______]%].

“Class [A-S] Percentage Interest”: As of any date of determination, with respect to the Class [A-S] Regular Interest and the Class [A-S] Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Balance of the Class [A-S] Certificates, and the denominator of which is the Certificate Balance of the Class [A-S] Regular Interest.

“Class [A-S] Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class [A-S] Percentage Interest and (ii) the Class [A-S] Regular Interest Principal Distribution Amount for such Distribution Date.

“Class [A-S] Regular Interest”: The uncertificated interest corresponding to the Class [A-S] Certificates and the Class [EC] Certificates (to the extent of the Class [A-S]EC Percentage Interest of the Class [A-S] Regular Interest), constituting a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

“Class [A-S] Regular Interest Available Funds”: With respect to any Distribution Date, an amount equal to the total amount of all principal and/or interest distributions, as well as any other distributions (including Yield Maintenance Charges), properly made on or in respect of the Class [A-S] Regular Interest with respect to such Distribution Date.

“Class [A-S] Regular Interest Pass-Through Rate”: The Class [A-S] Pass-Through Rate.

“Class [A-S] Regular Interest Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the amount of principal distributed pursuant to Section 4.01(b) of this Agreement in respect of the Class [A-S] Regular Interest on such Distribution Date.

“Class [A-S] Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of (i) the Class [A-S] Percentage Interest of the Class [A-S] Regular Interest and (ii) amounts held from time to time in the Exchangeable Distribution Account that represent distributions on the Class [A-S] Percentage Interest in the Class [A-S] Regular Interest.

“Class [A-S]-EC Percentage Interest”: As of any date of determination, with respect to the Class [A-S] Regular Interest and the Class [EC] Certificates, a percentage interest equal to 100.0% minus the Class [A-S] Percentage Interest.

“Class [ARD] Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-[17] hereto and evidencing an undivided beneficial interest in the Excess Interest Grantor Trust Assets. The Class [ARD] Certificates have no Pass-Through Rate, Certificate Balance or Notional Amount.

“Class [ARD] Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of [__]% of any Excess Interest collected on the ARD Mortgage Loans and [__]% of amounts held from time to time in the Excess Interest Distribution Account.

“Class [B] Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-8 hereto. The Class [B] Certificates represent undivided beneficial interests in the Class [B] Specific Grantor Trust Assets.

“Class [B] Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class [B] Percentage Interest and (ii) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class [B] Regular Interest on such Distribution Date.

“Class [B] Pass-Through Rate”: For any Distribution Date, a per annum rate equal to [the WAC Rate].

“Class [B] Percentage Interest”: The quotient of the Certificate Balance of the Class [B] Certificates divided by the Certificate Balance of the Class [B] Trust Component. As of the Closing Date, the Class [B] Percentage Interest will be [100.0]%.

“Class [B] Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class [B] Percentage Interest and (ii) the Class [B] Regular Interest Principal Distribution Amount for such Distribution Date.

“Class [B] Regular Interest”: The uncertificated interest corresponding to the Class [B] Certificates and the Class [EC] Certificates (to the extent of the Class [B-EC] Percentage Interest of the Class [B] Regular Interest), constituting a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

“Class [B] Regular Interest Available Funds”: With respect to any Distribution Date, an amount equal to the total amount of all principal and/or interest distributions, as well as any other distributions (including Yield Maintenance Charges), properly made on or in respect of the Class [B] Regular Interest with respect to such Distribution Date.

“Class [B] Regular Interest Pass-Through Rate”: The Class [B] Pass-Through Rate.

“Class [B] Regular Interest Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the amount of principal distributed pursuant to Section 4.01(b) of this Agreement in respect of the Class [B] Regular Interest on such Distribution Date.

“Class [B] Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of (i) the Class [B] Percentage Interest of the Class [B] Regular Interest and (ii) amounts held from time to time in the Exchangeable Distribution Account that represent distributions on the Class [B] Percentage Interest in the Class [B] Regular Interest.

“Class [B] Trust Component”: An interest issued as a regular interest in the Upper Tier REMIC with a Pass-Through Rate that is the same as the Pass-Through Rate on the Class [B] Certificates. The Class [B] Certificates will represent beneficial ownership of the

Class [B] Percentage Interest of the Class [B] Trust Component, and the Class [EC] Certificates will represent beneficial ownership of, among other things, the Class [B]-EC Percentage Interest of the Class [B] Trust Component. The Class [B] Trust Component will be held in the Grantor Trust.

“Class [B]-EC Percentage Interest”: As of any date of determination, with respect to the Class [B] Regular Interest and the Class [EC] Certificates, a percentage interest equal to 100.0% minus the Class [B] Percentage Interest.

“Class [C] Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-10 hereto. The Class [C] Certificates represent undivided beneficial interests in the Class [C] Specific Grantor Trust Assets.

“Class [C] Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class [C] Percentage Interest and (ii) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class [C] Regular Interest on such Distribution Date.

“Class [C] Pass-Through Rate”: For any Distribution Date, a per annum rate equal to [the WAC Rate].

“Class [C] Percentage Interest”: The quotient of the Certificate Balance of the Class [C] Certificates divided by the Certificate Balance of the Class [C] Trust Component. As of the Closing Date, the Class [C] Percentage Interest will be [100.0]%.

“Class [C] Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class [C] Percentage Interest and (ii) the Class [C] Regular Interest Principal Distribution Amount for such Distribution Date.

“Class [C] Regular Interest”: The uncertificated interest corresponding to the Class [C] Certificates and the Class [EC] Certificates (to the extent of the Class [C-EC] Percentage Interest of the Class [C] Regular Interest), constituting a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

“Class [C] Regular Interest Available Funds”: With respect to any Distribution Date, an amount equal to the total amount of all principal and/or interest distributions, as well as any other distributions (including Yield Maintenance Charges), properly made on or in respect of the Class [C] Regular Interest with respect to such Distribution Date.

“Class [C] Regular Interest Pass-Through Rate”: The Class [C] Pass-Through Rate.

“Class [C] Regular Interest Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the amount of principal distributed pursuant to Section 4.01(b) of this Agreement in respect of the Class [C] Regular Interest on such Distribution Date.

“Class [C] Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of (i) the Class [C] Percentage Interest of the Class [C] Regular Interest and (ii) amounts held from time to time in the Exchangeable Distribution Account that represent distributions on the Class [C] Percentage Interest in the Class [C] Regular Interest.

“Class [C] Trust Component”: An interest issued as a regular interest in the Upper Tier REMIC with a Pass-Through Rate that is the same as the Pass-Through Rate on the Class [C] Certificates. The Class [EC] Certificates will represent beneficial ownership of the Class [C] Percentage Interest of the Class [C] Trust Component, and the Class [C] Certificates will represent beneficial ownership of, among other things, the Class [C]-EC Percentage Interest of the Class [C] Trust Component. The Class [C] Trust Component will be held in the Grantor Trust.

“Class [C]-EC Percentage Interest”: As of any date of determination, with respect to the Class [C] Regular Interest and the Class [EC] Certificates, a percentage interest equal to 100.0% minus the Class [C] Percentage Interest.

“Class [D] Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-11 hereto.

“Class [D] Pass-Through Rate”: For any Distribution Date, a per annum rate equal to [the WAC Rate].

“Class [E] Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-12 hereto.

“Class [E] Pass-Through Rate”: For any Distribution Date, a per annum rate equal to [the WAC Rate].

“Class [EC] Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-9 hereto. The Class [EC] Certificates represent undivided beneficial interests in the Class [EC] Specific Grantor Trust Assets.

“Class [EC] Component”: Any of the Class [EC] Component [A], Class [EC] Component [B] or Class [EC] Component [C].

“Class [EC] Component [A-S]”: The portion of the Class [A-S] Regular Interest equal to the Class [A-S]-EC Percentage Interest of the Class [A-S] Regular Interest.

“Class [EC] Component [A-S] Principal Amount”: The product of the Class [A-S]-EC Percentage Interest and the Certificate Balance of the Class [A-S] Regular Interest.

“Class [EC] Component [B]”: The portion of the Class [B] Regular Interest equal to the Class [B]-EC Percentage Interest of the Class [B] Regular Interest.

“Class [EC] Component [B] Principal Amount”: The product of the Class [B-PEZ] Percentage Interest and the Certificate Balance of the Class [B] Regular Interest.

“Class [EC] Component [C]”: The portion of the Class [C] Regular Interest equal to the Class [C]-EC Percentage Interest of the Class [C] Regular Interest.

“Class [EC] Component [C] Principal Amount”: The product of the Class [C-EC] Percentage Interest and the Certificate Balance of the Class [C] Regular Interest.

“Class [EC] Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to the sum of (i) the product of (a) the Class [A-S]-EC Percentage Interest and (b) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class [A-S] Regular Interest on such Distribution Date, (ii) the product of (a) the Class [B]-EC Percentage Interest and (b) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class [B] Regular Interest on such Distribution Date and (iii) the product of (a) the Class [C]-EC Percentage Interest and (b) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class [C] Regular Interest on such Distribution Date.

“Class [EC] Percentage Interest”: Any of the Class [A-S]-EC Percentage Interest, the Class [B]-EC Percentage Interest or the Class [C]-EC Percentage Interest.

“Class [EC] Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the sum of (i) the product of (a) the Class [A-S]-EC Percentage Interest and (b) the Class [A-S] Regular Interest Principal Distribution Amount for such Distribution Date, (ii) the product of (a) the Class [B]-EC Percentage Interest and (b) the Class [B] Regular Interest Principal Distribution Amount for such Distribution Date and (iii) the product of (a) the Class [C]-EC Percentage Interest and (b) the Class [C] Regular Interest Principal Distribution Amount for such Distribution Date.

“Class [EC] Regular Interests”: The Class [A-S], Class [B] and Class [C] Regular Interests.

“Class [EC] Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of (i) the Class [EC] Components and (ii) amounts held from time to time in the Exchangeable Distribution Account that represent distributions on the Class [EC] Components.

“Class [F] Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-13 hereto.

“Class [F] Pass-Through Rate”: For any Distribution Date, a per annum rate equal to [the WAC Rate].

“Class [G] Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-14 hereto.

“Class [G] Pass-Through Rate”: For any Distribution Date, a per annum rate equal to [the WAC Rate].

“Class [H] Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-15 hereto.

“Class [H] Pass-Through Rate”: For any Distribution Date, a per annum rate equal to [the WAC Rate].

“Class [IO] Certificate”: A Certificate designated as “Class [X-A]” on the face thereof, in the form of Exhibit A-[6] hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC provisions. [INCLUDE FOR EACH CLASS OF INTEREST-ONLY CERTIFICATES]

“Class [IO] Notional Amount”: As of any date of determination, the aggregate of the Certificate Balances of the Class [A] Certificates (other than the Class [A-S] Certificates) and the Class [A-S] Regular Interest.

“Class [IO] Pass-Through Rate”: The Pass-Through Rate for Class [X-A] Certificates for any Distribution Date will equal the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A Certificates (other than the Class [A-S] Certificates) and the Class [A-S] Regular Interest for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to the Distribution Date. The Pass-Through Rate applicable to the Class [X-A] Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class [loan-specific] Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-[18] hereto. The Class [LOAN-SPECIFIC] Certificate evidences a “regular interest” in the [LOAN-SPECIFIC] Trust Subordinate Companion Loan REMIC for purposes of the REMIC provisions, which relates solely to the Trust Subordinate Companion Loan.

“Class [LR] Interest”: The uncertificated residual interest in the Lower-Tier REMIC, represented by the Class [R] Certificates.

“Class [MOST SENIOR CLASS OF CONTROL ELIGIBLE CERTIFICATES] Transfer”: As defined in Section 6.09(h) of this Agreement.

“Class [R] Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-16 hereto. The Class [R] Certificates have no Pass-Through Rate, Certificate Balance or Notional Amount.

“Class [UR] Interest”: The uncertificated residual interest in the Upper-Tier REMIC, represented by the Class [R] Certificates.

“Class [VRR] Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-19 hereto. The Class [VRR] Certificates collectively constitute the VRR Interest. [The Class VRR Certificates evidence beneficial ownership of a portion of the Class VRR Specific Grantor Trust Assets.] For tax reporting purposes, the Class [VRR] Certificates will accrue interest at the WAC Rate in effect from time to time.

“Class [VRR] Upper-Tier Regular Interest”: A class of “regular interests”, within the meaning of Code Section 860G(a)(1), in the Upper-Tier REMIC, with the designation “Class VRR”. The beneficial interest in the Class [VRR] Upper-Tier Regular Interest is evidenced or constituted, as applicable, by the Combined VRR Interest and the Class [VRR] Upper-Tier Regular Interest will have a principal balance equal to the Combined VRR Interest Balance from time to time. For tax reporting purposes, the Class [VRR] Upper-Tier Regular Interest and the Combined VRR Interest (insofar as it represents or constitutes, as applicable, undivided beneficial interests in the Class [VRR] Upper-Tier Regular Interest) will accrue interest at the WAC Rate in effect from time to time.

“Class [X] Certificates”: The Class [IO] Certificates, as the context may require.

“Class [X] Strip Rate”: With respect to each Component for any Distribution Date, a rate per annum equal to (i) the WAC Rate for such Distribution Date, minus (ii) the Pass-Through Rate for the Corresponding Certificates.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act. The initial Clearing Agency shall be The Depository Trust Company.

“Clearstream”: Clearstream Banking, Luxembourg, and its successors in interest.

“Closing Date”: [date].

“CMBS”: Commercial mortgage-backed securities.

“Co-Lender Agreement”: With respect to any Loan Combination, the co-lender agreement, intercreditor agreement, agreement among noteholders or similar agreement governing the relative rights of the holders of the related Mortgage Loan and Companion Loan(s). [The only Co-Lender Agreements related to the Trust as of the Closing Date are the [_____________________] Co-Lender Agreement]].

“Code”: The Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto, and any temporary or final regulations of the United States Department of the Treasury promulgated pursuant thereto.

“Collateral Deficiency Amount” With respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Loan Combination, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus

(y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related Mortgagor at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Master Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer (in the case of calculations made by the Special Servicer), the Special Servicer (in the case of calculations made by the Master Servicer) and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify pursuant to Section 3.29) shall be entitled to conclusively rely on the Master Servicer’s or the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

“Collection Account”: The account or accounts created and maintained by the Master Servicer pursuant to Section 3.05(a) of this Agreement, which (subject to any changes in the identities of the Master Servicer and/or the Trustee) shall be entitled “[master servicer], as Master Servicer on behalf of [trustee], as Trustee, for the benefit of the registered holders of [__________________], [and the Uncertificated VRR Interest Owner,] Collection Account” and which must be an Eligible Account.

“Collection Period”: With respect any Distribution Date, [the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date for such Mortgage Loan or Companion Loan occurring in the month in which that Distribution Date occurs]. [Notwithstanding the foregoing, in the event that the last day of a Collection Period for any Distribution Date and any Mortgage Loan or Companion Loan is not a Business Day, any Monthly Payment received with respect to that Mortgage Loan or Companion Loan on the Business Day immediately following such last day will be deemed to have been received during such Collection Period and not during any other Collection Period].

“Combined VRR Interest”: The Class [VRR] Certificates and the Uncertificated VRR Interest, collectively. The Combined VRR Interest represents undivided beneficial interests in the VRR Specific Grantor Trust Assets.

“Combined VRR Interest Balance”: The Certificate Balance of the Class [VRR] Certificates and the Uncertificated VRR Interest Balance, together.

“Combined VRR Interest Owner”: Any Holder of a Class [VRR] Certificate or the Uncertificated VRR Interest Owner.

“Commission”: The Securities and Exchange Commission.

“Companion Loan”: Any mortgage loan that is part of a Loan Combination but is not an asset of the Trust. The only Companion Loans related to the Trust as of the Closing Date are the [_______________].

“Companion Loan Holder”: The holder of a Companion Loan.

“Companion Loan Holder Representative”: With respect to each Serviced Companion Loan, any representative appointed by the related Companion Loan Holder.

“Companion Loan Rating Agency”: With respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

“Companion Loan Rating Agency Confirmation”: With respect to any matter involving the servicing and administration of a Serviced Companion Loan or any related REO Property as to which any Serviced Companion Loan Securities exist, confirmation in writing (which may be in electronic form) by each applicable Companion Loan Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of such Serviced Companion Loan Securities (if then rated by the Companion Loan Rating Agency); provided that upon receipt of a written waiver or other acknowledgment from the Companion Loan Rating Agency indicating its decision not to review or declining to review the matter for which the Companion Loan Rating Agency Confirmation is sought (such written notice, a “Companion Loan Rating Agency Declination”), or as otherwise provided in Section 3.30 of this Agreement, the requirement for the Companion Loan Rating Agency Confirmation from the applicable Companion Loan Rating Agency with respect to such matter shall not apply.

“Companion Loan Rating Agency Declination”: As defined in the definition of “Companion Loan Rating Agency Confirmation” in this Agreement.

“Compensating Interest Payments”: Any payment required to be made by the Master Servicer pursuant to Section 3.13 of this Agreement to cover Prepayment Interest Shortfalls.

“Component”: With respect to the Class [X-A] Certificates, the Class [A-1] Component, Class [A-2] Component, Class [A-3] Component, Class [A-4] Component, Class [A-AB] Component and Class [A-S] Component.

“Component Notional Amount”: With respect to each Component and any date of determination, an amount equal to the Lower-Tier Principal Balance of the Corresponding Lower-Tier Regular Interest for that Component.

“Condemnation Proceeds”: All proceeds received in connection with the taking of all or a part of a Mortgaged Property or REO Property (including with respect to the Outside Serviced Mortgage Loans) by exercise of the power of eminent domain or condemnation, subject, however, to the rights of any tenants and ground lessors, as the case may be, and the terms of the related Mortgage; provided that, in the case of an Outside Serviced Mortgage Loan, “Condemnation Proceeds” under this Agreement shall be limited to any related proceeds of the type described above in this definition that are received by the Trust Fund in connection with such Outside Serviced Mortgage Loan, pursuant to the allocations set forth in the related Co-Lender Agreement.

“Confidential Information”: With respect to each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor the Certificate Administrator, and the Trustee, all material non-public information obtained in the course of and as a result of such Person’s performance of its duties under this Pooling and Servicing Agreement with respect to any Mortgage Loan (or Serviced Loan Combination), any Mortgagor and any Mortgaged Property, unless such information (i) was already in the possession of such Person prior to being disclosed to such Person, (ii) is or becomes available to such Person from a source other than its activities as the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as applicable, or (iii) is or becomes generally available to the public other than as a result of a disclosure by the Master Servicer Servicing Personnel, the Special Servicer Servicing Personnel, the Operating Advisor Personnel, the Certificate Administrator Personnel or the Trustee Personnel.

“Consent Fees”: With respect to any Serviced Loan, any and all fees actually paid by a Mortgagor with respect to any consent or approval (or review thereof) required pursuant to the terms of the Loan Documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the Loan Documents.

“Consultation Termination Event”: The event that either (i) occurs when none of the Classes of Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates or (ii) is deemed to occur pursuant to Section 6.09(e) or Section 6.09(j) of this Agreement; provided, however, that a Consultation Termination Event shall in no event exist at any time that the Certificate Balance of each Class of Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans, a Consultation Termination Event shall be deemed to exist.

“Control Eligible Certificates”: Any of the Class [__], Class [__] and Class [__] Certificates.

“Control Termination Event”: The event that either (i) occurs when none of the Classes of Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class in accordance with Section 3.10(a) of this Agreement) that is at least equal to 25% of the initial Certificate Balance of such Class of Certificates or (ii) is deemed to occur pursuant to Section 6.09(e) or Section

6.09(j) of this Agreement; provided, however, that a Control Termination Event shall in no event exist at any time that the Certificate Balance of each Class of Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans, a Control Termination Event shall be deemed to exist.

“Controlling Class”: As of any time of determination, the most subordinate Class of Control Eligible Certificates then outstanding that has a Certificate Balance (as notionally reduced by any portion of the Cumulative Appraisal Reduction Amount allocable to such Class in accordance with Section 3.10(a) of this Agreement) at least equal to 25% of the initial Certificate Balance of such Class; provided, however, that (except under the circumstances set forth in the following proviso) if no Class of Control Eligible Certificates meets the preceding requirement, then the Class [MOST SENIOR CLASS OF CONTROL ELIGIBLE CERTIFICATES] Certificates will be the Controlling Class; and provided, further, however, that if, at any time the aggregate outstanding Certificate Balance of the Classes of Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amount), then the Controlling Class shall be the most subordinate Class of Control Eligible Certificates that has an outstanding Certificate Balance greater than zero (without regard to the allocation of any Cumulative Appraisal Reduction Amount). The Controlling Class as of the Closing Date will be the Class [____] Certificates.

“Controlling Class Certificateholder”: Each Holder (or Certificate Owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

“Controlling Class Representative”: The Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered by the Certificate Administrator to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided that, (i) absent such selection, or (ii) until a Controlling Class Representative is so selected, or (iii) upon receipt of notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class that a Controlling Class Representative is no longer so designated, the Controlling Class Representative shall be the Controlling Class Certificateholder that owns Certificates representing the largest aggregate Certificate Balance of the Controlling Class, as identified (in writing with contact information) to the Certificate Administrator (who shall notify the Master Servicer, the Special Servicer and the Operating Advisor). If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns Certificates representing the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer shall have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified by the Certificate Administrator of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in this Agreement. No Person may exercise any of the consent or consultation rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

The initial Controlling Class Representative on the Closing Date shall be [________________], and the Certificate Registrar and the other parties to this Agreement shall be entitled to assume [________________] is the Controlling Class Representative on behalf of the Controlling Class Certificateholders, until the [Certificate Administrator, the Master Servicer, the Special Servicer and each Controlling Class Certificateholder] receives (a) written notice of a replacement Controlling Class Representative or (b) written notice that [________________] is no longer the Holder (or Certificate Owner) of a majority of the applicable Controlling Class.

“Controlling Subordinate Companion Loan”: A Subordinate Companion Loan that is evidenced by the “control note” (or analogous concept) under the related Co-Lender Agreement, or the holder of which is the “directing holder” (or analogous concept) under the related Co-Lender Agreement.

“Corporate Trust Office”: The office of the Trustee or the Certificate Administrator, at which at any particular time its corporate trust business shall be principally administered. At the date of this Agreement, the corporate trust office of (i) the Trustee is located at [address], Attention: [______________], (ii) the Certificate Administrator is located, for certificate transfer purposes, at [address], Attention: [______________], and for all other purposes, except as specifically set forth herein, [address], Attention: [______________].

“Corrected Loan”: Any Serviced Loan that had been a Specially Serviced Loan but has ceased to be such in accordance with the definition of “Specially Serviced Loan” (other than by reason of a Liquidation Event occurring in respect of such Serviced Loan or a related Mortgaged Property becoming an REO Property).

“Corresponding Certificates”: As identified in the Preliminary Statement with respect to any Lower-Tier Regular Interest or Component.

“Corresponding Component”: As identified in the Preliminary Statement with respect to any Class of Regular Certificates, Class [EC] Regular Interest or Lower-Tier Regular Interest.

“Corresponding Lower-Tier Regular Interest”: As identified in the Preliminary Statement with respect to any Class of Regular Certificates, the Class VRR Upper-Tier Regular Interest, any Class [EC] Regular Interest or any Component.

“CREFC®”: CRE Finance Council, formerly known as Commercial Mortgage Securities Association, or any association or organization that is a successor thereto. If neither such association nor any successor remains in existence, “CREFC®” shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, certificateholders, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and whose principal purpose is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, “CREFC®” shall be deemed to refer to such other association or organization as shall be selected by the Master Servicer and reasonably acceptable to the Certificate Administrator, the Special Servicer and, for so long as no Control Termination Event has occurred and is continuing, the Controlling Class Representative.

“CREFC® Advance Recovery Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Appraisal Reduction Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Assumption Modification Posting Instructions Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Assumption Modification Posting Instructions Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Bond Level File”: The data file in the “CREFC® Bond Level File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Capitalized Amounts/Non-Recoverable Trust Expense Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Capitalized Amounts/Non-Recoverable Trust Expense Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Collateral Summary File”: The data file in the “CREFC® Collateral Summary File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Comparative Financial Status Report”: The monthly report in “Comparative Financial Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Delinquent Loan Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Delinquent Loan Status Report” available as of the Closing Date on the CREFC® Website, or no later than 90 days after its adoption, such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Financial File”: The data file in the “CREFC® Financial File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Historical Liquidation Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report”: The monthly report in the “Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Intellectual Property Royalty License Fee”: With respect to each Mortgage Loan (including any REO Mortgage Loan) and the Trust Subordinate Companion Loan and for any Distribution Date, an amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on, in the case of the initial Distribution Date, the Cut-Off Date Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan and, in the case of any subsequent Distribution Date, the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan as of the close of business on the Distribution Date in the related Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or Trust Subordinate Companion Loan is computed and shall be prorated for partial periods. For the avoidance of doubt, the CREFC® Intellectual Property Royalty License Fee shall be payable from the [loan-specific] Trust Subordinate Companion Loan REMIC, the Lower-Tier REMIC or Grantor Trust, as applicable.

“CREFC® Intellectual Property Royalty License Fee Rate”: With respect to each Mortgage Loan and Trust Subordinate Companion Loan, a rate equal to [0.0005]% per annum.

“CREFC® Interest Shortfall Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Investor Reporting Package (IRP)”: Collectively: (a)  the following nine data files (and any other files as may be, or have been, adopted and promulgated by CREFC® as part of the CREFC® Investor Reporting Package (IRP) from time to time): (i) CREFC® Loan Setup File, (ii) CREFC® Loan Periodic Update File, (iii) CREFC® Property File, (iv) CREFC® Bond Level File, (v) CREFC® Financial File, (vi) CREFC® Collateral Summary File, (vii) CREFC® Special Servicer Loan File, (viii) CREFC® Special Servicer Property File and (ix) CREFC® Schedule AL File;

(b)               the following ten supplemental reports (and any other reports as may be, or have been, adopted and promulgated by CREFC® as part of the CREFC® Investor Reporting Package (IRP) from time to time): (i) CREFC® Delinquent Loan Status Report, (ii) CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (iii) CREFC® REO Status Report, (iv) CREFC® Operating Statement Analysis Report, (v) CREFC® Comparative Financial Status Report, (vi) CREFC® Servicer Watchlist/Portfolio Review Guidelines, (vii) CREFC® Loan Level Reserve/LOC Report, (viii) CREFC® NOI Adjustment Worksheet, (ix) CREFC® Advance Recovery Report, and (x) CREFC® Total Loan Report;

(c)               the following fifteen templates (and any other templates as may be, or have been, adopted and promulgated by CREFC® as part of the CREFC® Investor Reporting Package (IRP) from time to time): (i) CREFC® Appraisal Reduction Template, (ii) CREFC® Servicer Realized Loss Template, (iii) CREFC® Reconciliation of Funds Template, (iv) CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template, (v) CREFC® Historical Liquidation Loss Template, (vi) CREFC® Interest Shortfall Reconciliation Template, (vii) CREFC® Servicer Remittance to Certificate Administrator Template, (viii) CREFC® Significant Insurance Event Template, (ix) CREFC® Loan Modification Report Template; (x) CREFC® Loan Liquidation Report Template, (xi) CREFC® REO Liquidation Report Template; (xii) CREFC® Payment Posting Instructions Template; (xiii) CREFC® Modification Posting Instructions Template; (xiv) CREFC® Assumption Modification Posting Instructions Template, and (xv) CREFC® Capitalized Amounts/Non-Recoverable Trust Expense Template; and

(d)               such other reports and data files as CREFC® may designate, or has designated, as part of the “CREFC® Investor Reporting Package (CREFC® IRP)” from time to time.

“CREFC® Loan Level Reserve/LOC Report”: The monthly report in the “CREFC® Loan Level Reserve/LOC Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Liquidation Report Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Liquidation Report Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Modification Report Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Modification Report Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Periodic Update File”: The data file in the “CREFC® Loan Periodic Update File” format substantially in the form of and containing the information called for therein for the Mortgage Loans and the Trust Subordinate Companion Loan, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Setup File”: The data file in the “CREFC® Loan Setup File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Modification Posting Instructions Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Modification Posting Instructions Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® NOI Adjustment Worksheet”: The worksheet in the “NOI Adjustment Worksheet” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Operating Statement Analysis Report”: The monthly report in the “Operating Statement Analysis Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Payment Posting Instructions Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Payment Posting Instructions Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Property File”: The data file in the “CREFC® Property File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Reconciliation of Funds Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Liquidation Report Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Liquidation Report Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Status Report”: The report in the “REO Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Schedule AL File”: The data file in the “Schedule AL File” format substantially in the form of and containing the information required by Items 1111(h)(1), 1111(h)(2) and 1111(h)(3) of Regulation AB, Item 1125 of Regulation AB and Item 601(b)(102) of Regulation S-K and otherwise called for therein, or such other form containing such required information for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Servicer Realized Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Servicer Remittance to Certificate Administrator Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Servicer Remittance to Certificate Administrator Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Servicer Watch List/Portfolio Review Guidelines”: As of each Determination Date a report, including and identifying each Performing Serviced Loan satisfying the “CREFC® Portfolio Review Guidelines” approved from time to time by the CREFC® in the “CREFC® Servicer Watch List” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form (including other portfolio review guidelines) for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Significant Insurance Event Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Significant Insurance Event Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Special Servicer Loan File”: The data file in the “CREFC® Special Servicer Loan File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Special Servicer Property File”: The data file in the “CREFC® Special Servicer Property File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Total Loan Report”: The report in the “Total Loan Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Website”: The CREFC®’s Website located at “www.crefc.org” or such other primary website as the CREFC® may establish for dissemination of its report forms.

“Cross-Collateralized Group”: Any group of Mortgage Loans that are cross-collateralized and cross-defaulted with each other; provided that a Mortgage Loan shall be part of a Cross-Collateralized Group only if and for so long as such Mortgage Loan is cross-collateralized and cross-defaulted with each other Mortgage Loan in such Cross-Collateralized Group. [There are no Cross-Collateralized Groups included as assets of the Trust as of the Closing Date.]

“Cross-Collateralized Mortgage Loan”: Any Mortgage Loan that is part of a Cross-Collateralized Group.

“Cross-Over Date”: The first Distribution Date on which the Certificate Balance of each Class of Principal Balance Certificates (other than the Class [A-1], Class [A-2], Class [A-3], Class [A-4] and Class [A-AB] Certificates and other than the Exchangeable Certificates) and each Class [EC] Regular Interest has been reduced to zero due to the application of Realized Losses.

“Cumulative Appraisal Reduction Amount”: As of any date of determination by the Special Servicer, the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer shall be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer (except if such Cumulative Appraisal Reduction Amount consists solely of Collateral Deficiency Amounts calculated with respect to one or more Outside Serviced Mortgage Loans), the Trustee nor the Certificate Administrator shall calculate or verify any Cumulative Appraisal Reduction Amount. The Special Servicer and the Certificate Administrator shall be entitled to conclusively rely on the Master Servicer’s calculation or determination of any Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan.

“Custodial Agreement”: The custodial agreement, if any, from time to time in effect between the Custodian named therein and the Trustee, as the same may be amended or modified from time to time in accordance with the terms thereof. [For the avoidance of doubt, as of the Closing Date, the Custodian is the Trustee.]

“Custodian”: Any Custodian appointed pursuant to Section 5.10 of this Agreement and, unless the Trustee is Custodian, named pursuant to any Custodial Agreement. The Custodian may (but need not) be the Trustee, the Certificate Administrator or the Master Servicer or any Affiliate or agent of the Trustee, the Certificate Administrator or the Master Servicer, but may not be the Depositor or any Affiliate thereof.

“Cut-Off Date”: With respect to each Mortgage Loan and Trust Subordinate Companion Loan, as applicable, the Due Date in [date] for that Mortgage Loan and Trust Subordinate Companion Loan.

“Cut-Off Date Principal Balance”: With respect to any Mortgage Loan and Trust Subordinate Companion Loan, the outstanding principal balance of such Mortgage Loan or Trust Subordinate Companion Loan as of the Cut-Off Date, after application of all payments of principal due on or before such date, whether or not received.

“Debt Service Coverage Ratio”: With respect to any Mortgage Loan (or Serviced Loan Combination, if applicable), for any twelve-month period covered by an annual operating statement for the related Mortgaged Property, the ratio of (i) Net Operating Income produced by the related Mortgaged Property during such period to (ii) the aggregate amount of Monthly Payments (other than any Balloon Payment) due under such Mortgage Loan (or Serviced Loan Combination, if applicable) during such period; provided that with respect to the Mortgage Loans (and with respect to any Serviced Loan Combination that includes a Mortgage Loan) identified on the Mortgage Loan Schedule as paying interest only for a specified period of time set forth in the related Loan Documents and then paying principal and interest, the related Monthly Payment will be calculated (for purposes of this definition only) to include interest and principal (based on the remaining amortization term indicated in the Mortgage Loan Schedule).

“Default”: An event of default under the Mortgage Loan (or Serviced Loan Combination, if applicable) or an event which, with the passage of time or the giving of notice, or both, would constitute an event of default under the Mortgage Loan (or Serviced Loan Combination, if applicable).

“Default Interest”: With respect to any Mortgage Loan, Serviced Companion Loan or Trust Subordinate Companion Loan, all interest other than Excess Interest accrued in respect of such Mortgage Loan, Serviced Companion Loan or Trust Subordinate Companion Loan as provided in the related Note or Mortgage as a result of a default (exclusive of late payment charges) that is in excess of interest at the related Mortgage Rate.

“Default Rate”: With respect to each Mortgage Loan, Serviced Companion Loan or Trust Subordinate Companion Loan, the per annum rate at which interest accrues on such Mortgage Loan, Serviced Companion Loan or Trust Subordinate Companion Loan, as the case may be, following any event of default on such Mortgage Loan, Serviced Companion Loan or Trust Subordinate Companion Loan, as the case may be, including a default in the payment of a Monthly Payment or a Balloon Payment.

“Defaulted Loan”: A Serviced Loan (i) that is delinquent at least sixty days in respect of its Monthly Payments or delinquent in respect of its Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Note and without regard to any acceleration of payments under the related Mortgage and Note or (ii) as to which the Master Servicer or Special Servicer has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Note.

“Defaulted Mortgage Loan”: A Mortgage Loan that is a Defaulted Loan.

“Defaulted Serviced Loan Combination”: Any Serviced Loan Combination with respect to which the related Serviced Mortgage Loan or Serviced Companion Loan is a Defaulted Loan.

“Defeasance Loan”: Those Mortgage Loans which provide the related Mortgagor with the option to defease the related Mortgaged Property.

“Defective Mortgage Loan”: As defined in Section 2.03(a) of this Agreement.

“Deficient Exchange Act Deliverable”: With respect to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Custodian, the Trustee and each Servicing Function Participant and Additional Servicer retained by it (other than a Mortgage Loan Seller Sub-Servicer), any item (x) regarding such party, (y) prepared by such party or any registered public accounting firm, attorney or other agent retained by such party to prepare such item and (z) delivered by or on behalf of such party pursuant to the delivery requirements under Article X of this Agreement, that does not conform to the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and/or the rules and regulations promulgated thereunder.

“Definitive Certificate”: Any Certificate in fully registered certificated form without interest coupons.

“Delinquent Loan”: A Mortgage Loan that is delinquent at least sixty (60) days in respect of its Monthly Payments or Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any Grace Period.

“Depositor”: Citigroup Commercial Mortgage Securities Inc., a Delaware corporation, and its successors and assigns.

“Depositor’s Rule 17g-5 Website”: A website to be maintained (or caused to be maintained) by the Depositor in order to comply with Exchange Act Rule 17g-5.

“Depository”: The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

“Depository Participant”: A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: With respect to any Distribution Date, the [_____] day of the calendar month of the related Distribution Date or, if the [_____] day is not a Business Day, the next Business Day, commencing in [date].

“Diligence File”: With respect to each Mortgage Loan, collectively the following documents in electronic format:

(a)               A copy of each of the following documents:

(i)                (A) the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the Trustee on behalf of the Certificateholders and the Uncertificated VRR Interest Owner or in blank, and further showing a complete, unbroken chain of endorsement from the originator (if such originator is not the applicable Mortgage Loan Seller) (or, alternatively, if the original executed Note has been lost, a lost note affidavit and indemnity with a copy of such Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, the executed Note for each related Serviced Companion Loan;

(ii)                                the Mortgage, together with any and all intervening assignments thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)                              any related Assignment of Leases (if such item is a document separate from the Mortgage), together with any and all intervening assignments thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)                             final written modification agreements in those instances where the terms or provisions of the Note for such Mortgage Loan (or, if applicable, any Note of a related Serviced Companion Loan) or the related Mortgage have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)                                the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a “marked-up” pro forma title policy marked as binding and executed by an authorized representative of the title insurer or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title insurer) to issue such title insurance policy;

(vi)                              the Ground Lease relating to such Mortgage Loan (or the related Serviced Loan Combination, if applicable), if any, and any ground lessor estoppel;

(vii)                       the related Loan Agreement, if any;

(viii)           the guaranty under such Mortgage Loan or the related Serviced Loan Combination, if any;

(ix)                              the lock box agreement or cash management agreement relating to such Mortgage Loan or the related Serviced Loan Combination, if any;

(x)                                the environmental indemnity from the related Mortgagor, if any;

(xi)                               the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the Mortgage) and, if applicable, any intervening assignments thereof;

(xii)                           any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiii)                         in the case of any Mortgage Loan or the related Serviced Loan Combination as to which there exists a related mezzanine loan, the related intercreditor agreement;

(xiv)                      any related environmental insurance policy;

(xv)                       any letter of credit relating to such Mortgage Loan or the related Serviced Loan Combination and any related assignment thereof;

(xvi)                      any related franchise agreement, property management agreement or hotel management agreement and related comfort letters (together with (i) copies of any notices of transfer that are necessary to transfer or assign to the Trust or the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner the benefits of such comfort letter or (ii) if the related comfort letter contemplates that a request be made of the related franchisor to issue a replacement comfort letter for the benefit of the Trust or Trustee, a copy of the notice requesting the issuance of such replacement comfort letter) and/or estoppel letters relating to such Mortgage Loan or the related Serviced Loan Combination and any related assignment thereof; and

(xvii)                    in the case of a Mortgage Loan that is part of a Loan Combination, the related Co-Lender Agreement;

(b)   a copy of any engineering reports or property condition reports;

(c)   other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)   for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related Mortgage Loan Seller;

(e)   a copy of all legal opinions (excluding attorney-client communications between the related Mortgage Loan Seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)    a copy of all Mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)   a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)   for any Mortgage Loan that the related Mortgaged Property or Mortgaged Properties is leased to a single tenant, a copy of the lease;

(i)     a copy of the applicable Mortgage Loan Seller’s asset summary;

(j)     a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)   a copy of all zoning reports;

(l)     a copy of financial statements of the related Mortgagor;

(m) a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)   a copy of all UCC searches;

(o)   a copy of all litigation searches;

(p)   a copy of all bankruptcy searches;

(q)   a copy of the origination settlement statement;

(r)    a copy of any Insurance Summary Report;

(s)    a copy of the organizational documents of the related Mortgagor and any guarantor;

(t)     a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)   the original or a copy of all related environmental reports that were received by the applicable Mortgage Loan Seller;

(v)   unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)        unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File shall include a statement to that effect. No information that is proprietary to the related originator or Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis shall constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File shall include a statement to that effect. The Mortgage Loan Seller may, without any obligation to do so, include such other documents as part of the Diligence File that such Mortgage Loan Seller believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified.

“Diligence File Certification”: As defined in Section 2.01(i) of this Agreement.

“Directing Holder”: (a) With respect to all of the Serviced Loans other than a Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan, the Controlling Class Representative, and (b) with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder. [IF THE TRUST INCLUDES A SUBORDINATE TRUST COMPANION LOAN, THEN PRIOR TO CERTAIN TRIGGER EVENTS, THE SUBORDINATE [LOAN-SPECIFIC] DIRECTING CERTIFICATEHOLDER WOULD BE THE RELATED DIRECTING HOLDER.]

“Directly Operate”: With respect to any REO Property, the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space “for occupancy only” within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers in the ordinary course of a trade or business or any use of such REO Property in a trade or business conducted by the Trust Fund, or the performance of any construction work on the REO Property (other than the completion of a building or improvement, where more than 10% of the construction of such building or improvement was completed before default became imminent), other than through an Independent Contractor; provided, however, that the Special Servicer, on behalf of the Trust Fund, shall not be considered to Directly Operate an REO Property solely because the Special Servicer, on behalf of the Trust Fund, establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section 1.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”: With respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates) received or retained by the Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, any Mortgagor, any Manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or an interest in an REO Property related to a Serviced Loan Combination, if applicable) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such Affiliate of any other special servicing duties under this Agreement, other than (1) any Special Servicing Compensation which is payable to the Special Servicer under this Agreement, and (2) any Permitted Special Servicer/Affiliate Fees.

“Dispute Resolution Consultation”: As defined in Section 2.03(g)(iii) of this Agreement.

“Dispute Resolution Cut-off Date”: As defined in Section 2.03(g)(i) of this Agreement.

“Disqualified Non-U.S. Tax Person”: With respect to a Class [R] Certificate, any Non-U.S. Tax Person or agent thereof other than (i) a Non-U.S. Tax Person that holds the Class [R] Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI or (ii) a Non-U.S. Tax Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class [R] Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class [R] Certificate will not be disregarded for federal income tax purposes.

“Disqualified Organization”: Any of (a) the United States, a State or any political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Code Section 860E(c)(1)) with respect to the Class [R] Certificates (except certain farmers’ cooperatives described in Code Section 521), (d) rural electric and telephone cooperatives described in Code Section 1381(a)(2) or (e) any other Person so designated by the Certificate Registrar based upon an Opinion of Counsel to the effect that any Transfer to such Person may cause either Trust REMIC to be subject to tax or to fail to qualify as a REMIC for federal income tax purposes at any time that the Certificates are outstanding. For purposes of this definition, the terms “United States,” “State” and “International Organization” shall have the meanings set forth in Code Section 7701 or successor provisions.

“Distribution Account”: Collectively, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Exchangeable Distribution Account, the [loan-specific] REMIC Distribution Account and the Excess Interest Distribution Account, each of which may be subaccounts of a single Eligible Account.

“Distribution Date”: The [____] Business Day following the Determination Date in each month, commencing in [date]. The first Distribution Date shall be [date].

“Distribution Date Statement”: As defined in Section 4.02(a) of this Agreement.

“Document Defect”: As defined in Section 2.03(a) of this Agreement.

“Due Date”: With respect to (i) any Mortgage Loan, Serviced Companion Loan or Trust Subordinate Companion Loan on or prior to its Maturity Date, the day of the month set forth in the related Note on which each Monthly Payment thereon is scheduled to be first due, (ii) any Mortgage Loan, Serviced Companion Loan or Trust Subordinate Companion Loan after the Maturity Date therefor, the day of the month set forth in the related Note on which each Monthly Payment on such Mortgage Loan, Serviced Companion Loan or Trust Subordinate Companion Loan, as the case may be, had been scheduled to be first due, and (iii) any REO Mortgage Loan or REO Companion Loan, the day of the month set forth in the related Note on which each Monthly Payment on the related Mortgage Loan, Serviced Companion Loan or Trust Subordinate Companion Loan, as the case may be, had been scheduled to be first due.

“Early Termination Notice Date”: Any date as of which the aggregate Stated Principal Balance of the Mortgage Loans (including REO Mortgage Loans) is less than 1.0% of the sum of the aggregate Cut-Off Date Principal Balance of the Mortgage Pool initially included in the Trust Fund.

“EDGAR”: The Commission’s Electronic Data Gathering and Retrieval System.

“EDGAR-Compatible Format”: Any format compatible with EDGAR, including HTML, Word, Excel or clean, searchable PDFs.

“Eligible Account”: Any of (i) a segregated account or accounts maintained with a federal or state chartered depository institution or trust company (including the Trustee and the Certificate Administrator), the long-term unsecured debt obligations (or short-term unsecured debt obligations if the account holds funds for less than 30 days) or commercial paper of which are rated by [RA1] in its highest rating category at all times (or, in the case of the REO Account, Collection Account, Loan Combination Custodial Account, Interest Reserve Account, Excess Liquidation Proceeds Reserve Account and Escrow Account, the long-term unsecured debt obligations (or short-term unsecured debt obligations if the account holds funds for less than 30 days) of which are rated at least “[__]” by [RA1] or, if applicable, the short-term rating equivalent thereof, which is at least “[__]” by [RA1]), (ii) an account or accounts maintained with [financial institution] or [financial institution] so long as [financial institution]’s or [financial institution]s, as applicable, long-term unsecured debt rating or deposit account rating shall be at least “[__]” by [RA1] (if the deposits are to be held in the account for more than 30 days) or [financial institution]’s or [financial institution]’s, as applicable, short-term deposit account or short-term unsecured debt rating shall be at least “[__]” by [RA1] (if the deposits are to be held in the account for 30 days or less), (iii) (a) solely with respect to the escrow accounts and reserve accounts, an account or accounts maintained at [financial institution] provided that [financial institution]’s long-term unsecured debt rating is at least “[__]” by [RA1] and the aggregate amounts in such escrow and reserve accounts do not exceed 10% of aggregate stated principal balance of all the Mortgage Loans and Serviced Companion Loans and (b) with respect to any account other than the escrow accounts and reserve accounts, an account or accounts maintained at [financial institution] provided that (1) [financial institution]’s long-term unsecured debt rating is at least “[__]” by [RA1] if the deposits are to be held in such account for more than 30 days and (2) [financial institution]’s short-term unsecured debt rating is at least “[__]” by [RA1] if the deposits are to be held in such account for 30 days or less, (iv) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company that, in either case, has corporate trust powers, acting in its fiduciary capacity, which institution or trust company has a combined capital and surplus of at least $50,000,000, is (in the case of a state chartered depository institution or trust company) subject to regulations substantially similar to 12 C.F.R. §9.10(b), and is subject to supervision or examination by federal and state authority, and the long-term unsecured debt obligations of which are rated at least “[__]” by [RA1], (v) such other account or accounts that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) - (iv) above, with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such account, or (v) such other account or accounts not listed in clauses (i) - (iv) above with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency. Eligible Accounts may bear interest. No Eligible Account shall be evidenced by a certificate of deposit, passbook or other similar instrument.

“Eligible Asset Representations Reviewer”: An entity that (a) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of [INSERT APPLICABLE RATING AGENCIES] and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which any of [INSERT APPLICABLE RATING AGENCIES] has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (b) can and will make the representations and warranties set forth in Section 2.10, (c) is not (and is not affiliated with) a Sponsor, a Mortgage Loan Seller, an originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Holder [, the Risk Retention Consultation Party]1 or any of their respective affiliates [and is not Risk Retention Affiliated with the Third Party Purchaser or any of its affiliates]2, (d) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any Underwriter, any Initial Purchaser, the Directing Holder [, the Risk Retention Consultation Party]1 or any of their respective Affiliates, or have been paid any fees,

1Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

2 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

compensation or other remuneration by any of them in connection with any such services, and (e) does not directly or indirectly, through one or more Affiliates or otherwise, own any interest in any Certificates, the Uncertificated VRR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which this Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable).

“Eligible Operating Advisor”: An institution (i) that is the special servicer or operating advisor on a transaction rated by any of [INSERT APPLICABLE RATING AGENCIES] but has not been the special servicer or operating advisor on a transaction for which [INSERT APPLICABLE RATING AGENCIES] has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in Section 2.09(a) of this Agreement, (iv) that is not (and is not affiliated with [(including Risk Retention Affiliated with)]2) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, the Controlling Class Representative [, the Third Party Purchaser]2 [, the Risk Retention Consultation Party]1 or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective Affiliates [(including Risk Retention Affiliates)]2, (v) that has not been paid any fees, compensation or other remuneration by any Special Servicer or successor Special Servicer (x) in respect of its obligations under this Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor special servicer to become the Special Servicer and (vi) that does not directly or indirectly, through one or more Affiliates or otherwise, own any interest in any Certificates, the Uncertificated VRR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which this Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Person acting as Operating Advisor is also acting as Asset Representations Reviewer

“Enforcing Party”: The person obligated to enforce the rights of the Trust against the related Mortgage Loan Seller with respect to the Repurchase Request.

“Environmental Report”: The environmental audit report or reports with respect to each Mortgaged Property delivered to the related Mortgage Loan Seller in connection with the origination or acquisition of the related Mortgage Loan.

“ERISA”: The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

“ERISA Restricted Certificate”: Any Class [loan-specific], Class [F], Class [G] or Class [H] Certificate; provided that any such Certificate: (a) will cease to be considered an ERISA Restricted Certificate and (b) will cease to be subject to the transfer restrictions with respect to ERISA Restricted Certificates contained in Section 5.03(m) of this Agreement if, as of the date of a proposed transfer of such Certificate, it is rated in one of the four highest generic ratings categories by a credit rating agency that meets the requirements of the Underwriter Exemption or (ii) relevant provisions of ERISA would permit the transfer of such Certificate to a Plan.

“Escrow Account”: As defined in Section 3.04(b) of this Agreement.

“Escrow Payment”: Any payment made by any Mortgagor to the Master Servicer pursuant to the related Mortgage, Lock-Box Agreement or Loan Agreement for the account of such Mortgagor for application toward the payment of taxes, insurance premiums, assessments, ground rents, mandated improvements and similar items in respect of the related Mortgaged Property.

“Euroclear”: Euroclear Bank, as operator of the Euroclear System, and its successors in interest.

“Excess Interest”: With respect to each ARD Mortgage Loan, interest accrued on such ARD Mortgage Loan after the Anticipated Repayment Date allocable to the Excess Rate, including all interest accrued thereon to the extent permitted by applicable law and the related Loan Documents. The Excess Interest on any ARD Mortgage Loan shall not be an asset of any Trust REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Interest Certificates”: Any class of commercial mortgage pass-through certificates issued under this Agreement that are designated as evidencing an interest in the Excess Interest Grantor Trust Assets. The Class [ARD] Certificates [and the Class VRR Certificates] shall be the only class[es] of Excess Interest Certificates issued under this Agreement.

“Excess Interest Distribution Account”: The trust account or subaccount created and maintained by the Certificate Administrator pursuant to Section 3.05(e) of this Agreement in trust for the Holders of the Excess Interest Certificates and the Uncertificated VRR Interest Owner, which (subject to changes in the identities of the Certificate Administrator and/or the Trustee) shall be entitled “[certificate administrator], as Certificate Administrator, on behalf of [trustee], as Trustee, for the benefit of the registered Holders of [__________________] – Class VRR, Uncertificated VRR Interest Owner and Excess Interest Distribution Account”. Any such account shall be an Eligible Account. The Excess Interest Distribution Account shall be held solely for the benefit of the Holders of the Excess Interest Certificates and the Uncertificated VRR Interest Owner. The Excess Interest Distribution Account shall not be an asset of the Lower Tier REMIC or the Upper Tier REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Interest Grantor Trust Assets”: The portion of the Trust Fund consisting of the Excess Interest, the Excess Interest Distribution Account and amounts held from time to time in the Excess Interest Distribution Account.

“Excess Liquidation Proceeds”: With respect to any Mortgage Loan (and, in the case of the Trust AB Loan Combination, the Trust Subordinate Companion Loan), the excess of (i) Liquidation Proceeds of that Mortgage Loan (and, in the case of the Trust AB Loan Combination, the Trust Subordinate Companion Loan) or related REO Property (net of any related Liquidation Expenses and any amounts payable to a related Serviced Companion Loan Holder pursuant to the related Co-Lender Agreement), over (ii) the amount that would have been received if a Principal Payment in full had been made, and all other outstanding amounts had been paid, with respect to such Mortgage Loan (and, in the case of the Trust AB Loan Combination, the Trust Subordinate Companion Loan) on the Due Date immediately following the date on which such proceeds were received. With respect to any Outside Serviced Mortgage Loan, Excess Liquidation Proceeds shall mean such Outside Serviced Mortgage Loan’s pro rata share of any “Excess Liquidation Proceeds” determined in accordance with the applicable Outside Servicing Agreement and the related Co-Lender Agreement that are received by the Trust.

“Excess Liquidation Proceeds Reserve Account”: The trust account or subaccount created and maintained by the Certificate Administrator pursuant to Section 3.05(c) of this Agreement in trust for the Certificateholders and the Uncertificated VRR Interest Owner, which (subject to any changes in the identities of the Trustee and/or the Certificate Administrator) shall be entitled “[Certificate Administrator], as Certificate Administrator, on behalf of [trustee], as Trustee, for the benefit of the registered Holders of [__________________], and the Uncertificated VRR Interest Owner, Excess Liquidation Proceeds Reserve Account.” Any such account shall be an Eligible Account.

“Excess Modification Fees”: With respect to any Serviced Mortgage Loan (or Serviced Loan Combination or Trust AB Loan Combination, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to any modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Loan Combination or Trust AB Loan Combination, if applicable), over (ii) all unpaid or unreimbursed Advances and Additional Trust Fund Expenses (including, without limitation, interest on unreimbursed Advances to the extent not otherwise paid or reimbursed by the related Mortgagor (including indirect reimbursement from Penalty Charges or otherwise), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) Borrower Delayed Reimbursements) outstanding or previously incurred hereunder with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination or Trust AB Loan Combination, if applicable) and reimbursed from such Modification Fees (which such Advances and Additional Trust Fund Expenses shall be reimbursed from such Modification Fees) and (B) Advances and Additional Trust Fund Expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which Advances and Additional Trust Fund Expenses have been recovered from the related Mortgagor as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer shall offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination or Trust AB Loan Combination, if applicable) or REO Property; provided that if the Serviced Mortgage Loan (or Serviced Loan Combination or Trust AB Loan Combination, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Loan Combination or Trust AB Loan Combination, if applicable) ceasing to be a Corrected Loan shall no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Loan Combination or Trust AB Loan Combination, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Serviced Mortgage Loan (or modified Serviced Loan Combination or Trust AB Loan Combination, if applicable). If such Mortgage Loan (or Serviced Loan Combination or Trust AB Loan Combination, if applicable) ceases to be a Corrected Loan, the Special Servicer shall be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or full payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment (or, as contemplated by the preceding proviso, a prior modification, waiver, extension or amendment) shall be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior [12-]month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such [12-]month period) with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) shall be subject to a cap equal to the greater of (i) [__]% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Loan Combination or Trust AB Loan Combination, if applicable) after giving effect to such transaction, and (ii) $[_______].

“Excess Penalty Charges”: With respect to any Serviced Mortgage Loan (or Serviced Loan Combination or Trust AB Loan Combination, if applicable) and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Mortgage Loan (or Serviced Loan Combination or Trust AB Loan Combination, if applicable) during such Collection Period, over (ii) all unpaid or unreimbursed Advances and Additional Trust Fund Expenses (including without limitation, Advances and interest on Advances to the extent not otherwise paid or reimbursed by the related Mortgagor, but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Trust (and, if applicable, the related Serviced Companion Loan Holder) with respect to any Serviced Mortgage Loan (or Serviced Loan Combination or Trust AB Loan Combination, if applicable) and reimbursed from such Penalty Charges (which Advances and Additional Trust Fund Expenses shall be reimbursed from such Penalty Charges) in accordance with Section 3.14 of this Agreement and (B) Advances and expenses previously paid or reimbursed from Penalty Charges as described in the preceding clause (A), which Advances and expenses have been recovered from the related Mortgagor or otherwise.

“Excess Prepayment Interest Shortfall”: With respect to any Distribution Date, the aggregate amount, if any, by which the Prepayment Interest Shortfalls with respect to all Principal Prepayments received with respect to the Mortgage Loans during the related Collection Period exceeds the Compensating Interest Payment with respect to the Mortgage Loans.

“Excess Rate”: With respect to each ARD Mortgage Loan, the excess of (i) the applicable Revised Rate over (ii) the applicable Mortgage Rate, each as set forth in the Mortgage Loan Schedule.

“Excess Servicing Fees”: With respect to each Mortgage Loan (including an REO Mortgage Loan), that portion of the Servicing Fee that accrues at a per annum rate equal to the Excess Servicing Fee Rate.

“Excess Servicing Fee Rate”: With respect to each Mortgage Loan (including an REO Mortgage Loan), a rate per annum equal to the Servicing Fee Rate (minus the applicable fee rate, if any, set forth under the column labeled “Subservicing Fee Rate (%)” on the Mortgage Loan Schedule) minus 0.0025%; provided that such rate shall be subject to reduction at any time following any resignation of the Master Servicer pursuant to Section 6.04 of this Agreement (if no successor is appointed in accordance with Section 6.04 of this Agreement) or any termination of the Master Servicer pursuant to Section 7.01 of this Agreement, to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer (which successor may include the Trustee) that meets the requirements of Section 7.02 of this Agreement.

“Excess Servicing Fee Right”: With respect to each Mortgage Loan (including an REO Mortgage Loan with respect thereto), the right to receive Excess Servicing Fees. In the absence of any transfer of the Excess Servicing Fee Right, the Master Servicer shall be the owner of such Excess Servicing Fee Right.

“Exchange Act”: The Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

“Exchange Date”: As defined in Section 5.12(g) of this Agreement.

“Exchange Election Notice”: As defined in Section 3.32(g) of this Agreement.

“Exchangeable Certificate”: Any of the Class [A-S], Class [B], Class [EC] or Class [C] Certificates. [IDENTIFY ADDITIONAL TYPES OF EXCHANGEABLE CERTIFICATES, IF APPLICABLE.]

“Exchangeable Distribution Account”: The trust account or subaccount created and maintained by the Certificate Administrator pursuant to Section 3.05(d) of this Agreement in trust for the Holders of the Exchangeable Certificates, which (subject to any changes in the identity of the Trustee and/or the Certificate Administrator) shall be entitled “[Certificate Administrator], as Certificate Administrator, on behalf of [trustee], as Trustee, for the benefit of the registered Holders of [___________________], Exchangeable Distribution Account.” Any such account shall be an Eligible Account. The Exchangeable Distribution Account shall not be an asset of any Trust REMIC formed hereunder, but rather shall be an asset of the Grantor Trust.

“Exchangeable Proportion”: Class [A-S], Class [B] and Class [C] Certificates that evidence equal Tranche Percentage Interests in the related Class [EC] Regular Interests.

“Excluded Controlling Class Holder”: With respect to any Excluded Controlling Class Mortgage Loan, the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, that is a Borrower Party with respect to such Excluded Controlling Class Mortgage Loan. Promptly upon obtaining actual knowledge of any such party becoming an “Excluded Controlling Class Holder”, the Controlling Class Certificateholder or Controlling Class Representative, as the case may be, shall provide notice in the form of Exhibit M-1F hereto to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Trustee and the Certificate Administrator, which such notice shall be physically delivered in accordance with Section 12.04 of this Agreement and shall specifically identify the Excluded Controlling Class Holder and the subject Excluded Controlling Class Mortgage Loan. Additionally, any Excluded Controlling Class Holder shall also send to the Certificate Administrator a notice substantially in the form of Exhibit M-1G hereto, which notice shall provide the [_______] Login User ID associated with such Excluded Controlling Class Holder, and which notice shall direct the Certificate Administrator to restrict such Excluded Controlling Class Holder’s access to the Certificate Administrator’s Website as and to the extent provided in this Agreement.

“Excluded Controlling Class Mortgage Loan”: Any Mortgage Loan or Loan Combination with respect to which, as of any date of determination, the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party. For the avoidance of doubt, if a Mortgage Loan or a Loan Combination is not an Excluded Controlling Class Mortgage Loan, such Mortgage Loan or Loan Combination also is not an Excluded Mortgage Loan.

“Excluded Information”: With respect to any Excluded Controlling Class Mortgage Loan, any information and reports solely relating to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, including, without limitation, any Asset Status Reports, Final Asset Status Reports (or summaries thereof), any Appraisals, inspection reports (related to Specially Serviced Loans conducted by the Special Servicer or the Excluded Special Servicer, as applicable), any Officer’s Certificates delivered by the Master Servicer, the Special Servicer or the Trustee pursuant to Section 3.20(c) or Section 4.06(b) supporting a non-recoverability determination, the Operating Advisor Annual Reports, any determination of the Special Servicer’s net present value calculation, any Appraisal Reduction Amount calculations, environmental assessments, seismic reports and property condition reports and such other information and reports designated as Excluded Information (other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information of other Mortgage Loans at a pool level) by the Master Servicer, the Special Servicer or the Operating Advisor, as the case may be. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File and CREFC® Special Servicer Property File relating to any Excluded Controlling Class Mortgage Loan) and any Schedule AL Additional File shall not be considered “Excluded Information.” Each of the Master Servicer, the Special Servicer or the Operating Advisor shall deliver any Excluded Information for posting to the Certificate Administrator’s Website to the Certificate Administrator in accordance with Section 3.35 hereof. For the avoidance of doubt, the Certificate Administrator’s obligation to segregate any information delivered to it under the

“Excluded Information” tab on the Certificate Administrator’s Website shall be triggered solely by such information being delivered in the manner provided in Section 3.35 hereof.

“Excluded Mortgage Loan”: A Mortgage Loan or Loan Combination with respect to which, as of any date of determination, the Controlling Class Representative or a Controlling Class Certificateholder (or Controlling Class Certificateholders in the aggregate) of more than 50% of the Controlling Class (by Certificate Balance) is a Borrower Party (or are Borrower Parties, as applicable). For the avoidance of doubt, any Excluded Mortgage Loan is also an Excluded Controlling Class Mortgage Loan.

“Excluded Mortgage Loan Special Servicer”: With respect to any Excluded Special Servicer Mortgage Loan, a Special Servicer that is not a Borrower Party and satisfies all of the eligibility requirements applicable to the Special Servicer set forth in this Agreement.

[“Excluded RRCP Mortgage Loan”: With respect to any Risk Retention Consultation Party as of any date of determination, a Mortgage Loan or Loan Combination with respect to which such Risk Retention Consultation Party or the Person(s) entitled to appoint such Risk Retention Consultation Party is a Borrower Party.]1

“Excluded Special Servicer Information”: With respect to any Excluded Special Servicer Mortgage Loan, any information and reports solely relating to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, including, without limitation, any Asset Status Reports, Final Asset Status Reports (or summaries thereof), any Appraisals, inspection reports, any Officer’s Certificates delivered by the Master Servicer, the related Excluded Mortgage Loan Special Servicer or the Trustee pursuant to Section 3.20(c) or Section 4.06(b) supporting a non-recoverability determination, the Operating Advisor Annual Reports (provided that the Special Servicer or the Excluded Mortgage Loan Special Servicer, as applicable, shall be entitled to access and view any Operating Advisor Annual Report relating to itself, even if such report also includes information about any Excluded Special Servicer Mortgage Loan), any determination of the related Excluded Mortgage Loan Special Servicer’s net present value calculation, any Appraisal Reduction Amount calculations, environmental assessments, seismic reports and property condition reports and such other information and reports designated as Excluded Special Servicer Information (other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information of other Mortgage Loans at a pool level) by the Master Servicer, the related Excluded Mortgage Loan Special Servicer or the Operating Advisor, as the case may be. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File and CREFC® Special Servicer Property File relating to any Excluded Special Servicer Mortgage Loan, which shall be Excluded Special Servicer Information) shall not be considered “Excluded Special Servicer Information.”

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

“Excluded Special Servicer Mortgage Loan”: As of any date of determination, any Mortgage Loan or Loan Combination with respect to which the related Special Servicer, to its knowledge, is a Borrower Party.

“FDIC”: The Federal Deposit Insurance Corporation, and its successors in interest.

“Final Asset Status Report”: With respect to any Specially Serviced Loan, each related Asset Status Report, together with such other data or supporting information provided by the Special Servicer to the Operating Advisor or the related Directing Holder [or any Risk Retention Consultation Party (other than with respect to any related Excluded RRCP Mortgage Loan]1) or any related Serviced Companion Loan Holder (or its Companion Loan Holder Representative), in each case, which does not include any communications (other than the related Asset Status Report) between the Special Servicer, on the one hand, and the related Directing Holder[, any Risk Retention Consultation Party] and/or any related Serviced Companion Loan Holder (or its Companion Loan Holder Representative), on the other hand, with respect to such Specially Serviced Loan; provided that no Asset Status Report shall be considered to be a Final Asset Status Report unless any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (if any other Serviced Loan(s) (other than any Excluded Mortgage Loan) are involved), as applicable, has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent pursuant to this Agreement, or has been deemed to have approved or consented to such action, or unless the Asset Status Report is otherwise implemented by the Special Servicer in accordance with this Agreement.

“Final Dispute Resolution Election Notice”: As defined in Section 2.03(g)(iii) of this Agreement.

“Final Recovery Determination”: With respect to any defaulted Mortgage Loan, Serviced Loan Combination or Trust Subordinate Companion Loan that is a Specially Serviced Loan (or, in the case of an Outside Serviced Mortgage Loan, the equivalent under the applicable Outside Servicing Agreement) or REO Mortgage Loan, as the case may be, a determination that there has been a recovery of all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, REO Proceeds and other payments or recoveries that the Special Servicer, or the related Outside Special Servicer with respect to an Outside Serviced Mortgage Loan (if it is a “Specially Serviced Loan” (or an analogous concept) under the applicable Outside Servicing Agreement) or any related REO Property, has determined in accordance with the Servicing Standard will ultimately be recoverable; provided that with respect to each Outside Serviced Mortgage Loan, the Final Recovery Determination shall be made by the related Outside Special Servicer in accordance with the applicable Outside Servicing Agreement.

“Form 8-K Disclosure Information”: As defined in Section 10.07 of this Agreement.

“General Special Servicer”: As defined in Section 6.08(i) of this Agreement.

“Global Certificates”: Any Certificate registered in the name of the Depository or its nominee.

“Grace Period”: The number of days before a payment default is an event of default under the related Mortgage Loan or Companion Loan.

“Grantor Trust”: A segregated asset pool within the Trust Fund, which at all times shall be treated as a “grantor trust” under the Grantor Trust Provisions, consisting of (a) the Class [A-S] Specific Grantor Trust Assets, the Class [B] Specific Grantor Trust Assets, the Class [C] Specific Grantor Trust Assets and the Class [EC] Specific Grantor Trust Assets, beneficial ownership of which is represented by the Exchangeable Certificates, (b) the Class [ARD] Specific Grantor Trust Assets, beneficial ownership of which is represented by the Class [ARD] Certificates, and (c) the VRR Specific Grantor Trust Assets, beneficial ownership of which is representented by the Class [VRR] Certificates and the Uncertificated VRR Interest.

“Grantor Trust Certificates”: The Exchangeable Certificates, the Class [VRR] Certificates and the Class [ARD] Certificates, collectively.

“Grantor Trust Provisions”: Subpart E of part I of subchapter J of the Code and Treasury Regulations Section 301.7701-4(c).

“Ground Lease”: The ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property.

“Hazardous Materials”: Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any other environmental laws now or hereafter existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Holder”: With respect to any Certificate, a Certificateholder, and with respect to any Lower-Tier Regular Interest or Class [EC] Regular Interest, the Trustee for the benefit of the Certificateholders.

[“HRR Interest”: Collectively, the [Class [___], Class [____], Class [___] and Class [___]] Certificates, which are purchased for cash by the Third Party Purchaser from the Initial Purchasers on the Closing Date.]

[“HRR Interest Transfer Restriction Period”: With respect to the HRR Interest, the period from the Closing Date to the earliest of: (i) the date that is latest of (A) the date on which the aggregate unpaid principal balance of all outstanding Mortgage Loans has been reduced to 33% of the aggregate Cut-off Date Balance of the Mortgage Loans, (B) the date on which the aggregate outstanding Certificate Balance of the Principal Balance Certificates has been reduced to 33% of the aggregate outstanding Certificate Balance of the Principal Balance Certificates as of the Closing Date, or (C) two (2) years after the Closing Date; (ii) the date on which all of the Mortgage Loans have been defeased in accordance with the TPP Risk Retention Requirements set forth in Rule 7(b)(8)(i) of Regulation RR; or (iii) the date on which Regulation RR has been officially abolished (and the securitization transaction contemplated by this Agreement is not subject to any other applicable credit risk retention requirements under the Dodd-Frank Act) or, based on a written opinion of counsel reasonably acceptable to the Depositor and the Retaining Sponsor, officially determined by the Regulatory Agencies to be no longer applicable to the securitization transaction contemplated by this Agreement or the HRR Interest.]

“Impermissible Risk Retention Affiliate”: As defined in Section 3.36 of this Agreement.

“Impermissible TPP Affiliate”: As defined in Section 3.36 of this Agreement.

“Indemnified Party”: As defined in Section 8.05(c) or Section 12.13(d), as applicable, of this Agreement, as the context requires.

“Indemnifying Party”: As defined in Section 8.05(c), Section 10.12 or Section 12.13(d), as applicable, of this Agreement, as the context requires.

“Independent”: When used with respect to any specified Person, any such Person who (i) does not have any direct financial interest, or any material indirect financial interest, in any of a Mortgage Loan Seller, the Depositor, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Master Servicer, the Special Servicer, the Controlling Class Representative, any Risk Retention Consultation Party, any Mortgagor, any Companion Loan Holder (or, if applicable, its Companion Loan Holder Representative), any Subordinate Loan-Specific Directing Certificateholder (insofar as the relevant matter involves the Trust AB Loan Combination (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer or any Affiliate thereof, and (ii) is not connected with any such Person as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Mortgage Loan Sellers, the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Controlling Class Representative, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, any Mortgagor, any Companion Loan Holder (or, if applicable, its Companion Loan Holder Representative), the Subordinate Loan-Specific Directing Certificateholders (insofar as the relevant matter involves the Trust AB Loan Combination (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer or any Affiliate thereof merely because such Person is (A) compensated for services by, or (B) the beneficial owner of 1% or less of any class of securities issued by, the Depositor, the Mortgage Loan Sellers, the Trustee, the Master Servicer, the Special Servicer, the Controlling Class Representative, the Operating Advisor, the Certificate Administrator, the Asset Representations Reviewer, any Mortgagor, any Companion Loan Holder (or, if applicable, its Companion Loan Holder Representative), any Subordinate Loan-Specific Directing Certificateholder or any Affiliate thereof, as the case may be, provided that such ownership constitutes less than 1% of the total assets owned by such Person. For the avoidance of doubt, the exception in the proviso above for ownership of 1% or less of any Class of Certificates shall not apply with respect to the Operating Advisor or the Asset Representations Reviewer.

“Independent Contractor”: Either (i) any Person that would be an “independent contractor” with respect to the applicable Trust REMIC within the meaning of Code Section 856(d)(3) if such Trust REMIC were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class or 35% or more of the aggregate value of all Classes of Certificates), provided that such Trust REMIC does not receive or derive any income from such Person and the relationship between such Person and the Trust REMIC is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except neither the Master Servicer nor the Special Servicer shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) addressed to the Master Servicer, the Trustee, the Subordinate Loan-Specific Directing Certificateholder and the Certificate Administrator has been delivered to the Trustee, the Subordinate Loan-Specific Directing Certificateholder and the Certificate Administrator to that effect) or (ii) any other Person (including the Master Servicer and the Special Servicer) if the Master Servicer, on behalf of itself, the Trustee and the Certificate Administrator has received an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) (determined without regard to the exception applicable for purposes of Code Section 860D(a)) or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

“Initial Purchasers”: Citigroup Global Markets Inc. [other initial purchasers].

“Initial Requesting Certificateholder”: The first Certificateholder (other than a Holder or Certificate Owner of the Class [VRR] Certificates) to deliver a Certificateholder Repurchase Request as described in Section 2.03(f) with respect to a Mortgage Loan. For the avoidance of doubt, there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan, and a holder of a Class [VRR] Certificate may not be an Initial Requesting Certificateholder.

“Inquiries”: As defined in Section 4.02(a) of this Agreement.

“Institutional Accredited Investor”: An entity that qualifies as an “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) of Regulation D under the Act or any entity in which all of the equity owners qualify as “accredited investors” within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Act.

“Insurance Proceeds”: Proceeds of any fire and hazard insurance policy, title policy or other insurance policy relating to a Mortgage Loan (including an Outside Serviced Mortgage Loan) (including any amounts paid by the Master Servicer pursuant to Section 3.07 of this Agreement); provided that, in the case of an Outside Serviced Mortgage Loan, “Insurance Proceeds” under this Agreement shall be limited to any related proceeds of the type described above in this definition that are received by the Trust Fund in connection with such Outside Serviced Mortgage Loan, pursuant to the allocations set forth in the related Co-Lender Agreement or, if no allocation is provided in the related Co-Lender Agreement, as allocated pursuant to the applicable Outside Servicing Agreement.

“Insurance Summary Report”: With respect to each Mortgage Loan, a report or other summary prepared either by the related Mortgage Loan Seller or a third party insurance consultant on behalf of the related Mortgage Loan Seller that provides a summary of all insurance policies covering the related Mortgaged Property(ies), identifying the insurance provider, applicable ratings of each such provider and the amount of coverage and any applicable deductible.

“Interest Accrual Amount”: With respect to any Distribution Date and any Class of Principal Balance Certificates or Interest-Only Certificates or any Trust Component, an amount equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class or Trust Component on the related Certificate Balance or Notional Amount, as applicable, for such Class or Trust Component outstanding immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on [30/360 Basis], except that interest on the [LOAN-SPECIFIC CLASS] Certificates will be calculated on an [Actual/360 Basis]. [THERE MAY BE OTHER INTEREST CALCULATION CONVENTIONS, SUCH AS ACTUAL/365, AND ACTUAL/ACTUAL]

“Interest Accrual Period”: With respect to any Distribution Date, [the calendar month preceding the month in which such Distribution Date occurs].

“Interest Distribution Amount”: With respect to any Distribution Date and any class of Principal Balance Certificates or Interest-Only Certificates or any Trust Component an amount equal to (A) the sum of (i) the Interest Accrual Amount with respect to such class or Trust Component for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class or Trust Component for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class or Trust Component on such Distribution Date pursuant to Section 4.01(k).

“Interest Reserve Account”: The trust account or subaccount created and maintained by the Certificate Administrator pursuant to Section 3.23 of this Agreement, which (subject to any changes in the identities of the Trustee and/or the Certificate Administrator) shall be entitled “[Certificate Administrator], as Certificate Administrator, on behalf of [trustee], as Trustee, for the benefit of the registered Holders of [_______________], and the Uncertificated VRR Interest Owner, Interest Reserve Account” and which shall be an Eligible Account.

“Interest Shortfall”: With respect to any Distribution Date for any Class of Principal Balance Certificates or Interest-Only Certificates or any Trust Component is the [sum of (a) the] portion of the Interest Distribution Amount for such Class or Trust Component remaining unpaid as of the close of business on the preceding Distribution Date[, and (b) to the extent permitted by applicable law, (i) other than in the case of the Interest-Only Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class or Trust Component for the current Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date].

“Interest-Only Certificates”: The [interest-only] Certificates, collectively.

“Interested Person”: As of any date of determination, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Asset Representations Reviewer, the Certificate Administrator, the Controlling Class Representative, any Mortgage Loan Seller, any sponsor, any Mortgagor, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any Independent Contractor engaged by the Special Servicer pursuant to Section 3.16 of this Agreement, or any Person actually known to a Responsible Officer of the Trustee or the Certificate Administrator to be an Affiliate of any of the preceding entities; and, with respect to a Defaulted Serviced Loan Combination, the related Other Depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the related Other Securitization Trust, the related Serviced Companion Loan Holder or its Companion Loan Holder Representative, any holder of a related mezzanine loan, or any Person actually known to a Responsible Officer of the Trustee or the Certificate Administrator to be an Affiliate of any of the preceding entities.

“Investment”: Any direct or indirect ownership interest in any security, note or other financial instrument related to the Certificates or issued or executed by a Mortgagor, a loan directly or indirectly secured by any of the foregoing or a hedging transaction (however structured) that references or relates to any of the foregoing.

“Investment Account”: As defined in Section 3.07(a) of this Agreement.

“Investment Company Act”: The Investment Company Act of 1940, as it may be amended from time to time.

“Investment Decisions”: Investment, trading, lending or other financial decisions, strategies or recommendations with respect to Investments, whether on behalf of the Master Servicer or any Affiliate thereof, the Special Servicer or any Affiliate thereof, the Operating Advisor or any Affiliate thereof, the Certificate Administrator or any Affiliate thereof, or the Trustee or any Affiliate thereof, as applicable, or any Person on whose behalf the Master Servicer or any Affiliate thereof, the Special Servicer or any Affiliate thereof, the Operating Advisor or any Affiliate thereof, the Certificate Administrator or any Affiliate thereof, or the Trustee or any Affiliate thereof, as applicable, has discretion in connection with Investments.

“Investor Certification”: A certificate representing that such Person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Uncertificated VRR Interest Owner, the Controlling Class Representative (to the extent the Controlling Class Representative is not a Certificateholder or a Certificate Owner)[, a Risk Retention Consultation Party (to the extent such Risk Retention Consultation Party is not a Certificateholder or Certificate Owner)]1 or a Serviced Companion Loan Holder or its Companion Loan Holder Representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s Website) pursuant to this Agreement, (A) (1) in the case of a Person that is neither the Controlling Class Representative nor a Controlling Class Certificateholder, such Person is or is not a Borrower Party [and such Person is or is not a Risk Retention Consultation Party]1 or (2) in the case of the Controlling Class Representative or a Controlling Class Certificateholder, such Person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, and (B) except in the case of a Serviced Companion Loan Holder or its Companion Loan Holder Representative, such Person has received a copy of the Prospectus, which certificate shall be substantially in the form of Exhibit M-1A, Exhibit M-1B, Exhibit M-1C, Exhibit M-1D or Exhibit M-1E to this Agreement or in the form of an electronic certification contained on the Certificate Administrator’s Website, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate, the Uncertificated VRR Interest Owner, a Serviced Companion Loan Holder or its Companion Loan Holder Representative), (A) (1) such Person is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such Person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such Person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, a Mortgage Loan Seller or an Affiliate of any of the foregoing and (C) such Person has received a copy of the Prospectus, which certificate shall be substantially in the form of Exhibit M-2A or Exhibit M-2B to this Agreement or in the form of an electronic certification (which may be a click-through confirmation) contained on the Certificate Administrator’s Website or the Master Servicer’s website. The Certificate Administrator may require that Investor Certifications are resubmitted from time to time in accordance with its policies and procedures. For the avoidance of doubt if a Borrower Party is the Controlling Class Representative or a Controlling Class Certificateholder, such Person (A) shall be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) shall not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

“Investor Q&A Forum”: As defined in Section 4.02(a) of this Agreement.

“Investor Registry”: As defined in Section 4.02(a) of this Agreement.

“IRS”: The Internal Revenue Service.

“Liquidation Event”: With respect to any Mortgage Loan or Trust Subordinate Companion Loan (or, solely with respect to clauses (i), (ii), (v), (vi) and (vii) below, any Serviced Loan Combination or the senior portion thereof), any of the following events: (i) such Mortgage Loan or Trust Subordinate Companion Loan (or Serviced Loan Combination or the senior portion thereof) is paid in full; (ii) a Final Recovery Determination is made with respect to

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

such Mortgage Loan or Trust Subordinate Companion Loan (or Serviced Loan Combination or the senior portion thereof); (iii) such Mortgage Loan or Trust Subordinate Companion Loan is repurchased or substituted for, or a Loss of Value Payment with respect to such Mortgage Loan is made, by the applicable Mortgage Loan Seller pursuant to Section 6 of the related Loan Purchase Agreement; (iv) such Mortgage Loan or Trust Subordinate Companion Loan is purchased or otherwise acquired by the Special Servicer, the Master Servicer, the Holders of the Controlling Class, Holders of the Class [R] Certificates, any Companion Loan Holder, Subordinate Loan-Specific Directing Certificateholder or the Remaining Certificateholder pursuant to Section 9.01 of this Agreement; (v) such Mortgage Loan or Trust Subordinate Companion Loan (or Serviced Loan Combination or the senior portion thereof) is purchased by the holder of a mezzanine loan or a Companion Loan pursuant to the related intercreditor, co-lender or similar agreement; (vi) the taking of a Mortgaged Property (or portion thereof) by exercise of the power of eminent domain or condemnation; (vii) such Mortgage Loan or Trust Subordinate Companion Loan (or Serviced Loan Combination or the senior portion thereof) is purchased by any Person in accordance with Section 3.17 of this Agreement; or (viii) in the case of an Outside Serviced Mortgage Loan, such Mortgage Loan is liquidated by any party pursuant to terms analogous to those set forth in the preceding clauses contained in the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement. With respect to any REO Property (and the related REO Mortgage Loan or REO Companion Loan), any of the following events: (i) a Final Recovery Determination is made with respect to such REO Property; (ii) such REO Property is purchased or otherwise acquired by the Master Servicer, the Special Servicer, Holders of the Controlling Class, Holders of the Class [R] Certificates or the Remaining Certificateholder pursuant to Section 9.01 of this Agreement; (iii) the taking of a REO Property (or portion thereof) by exercise of the power of eminent domain or condemnation; (iv) such REO Property is purchased by the holder of a mezzanine loan pursuant to the related intercreditor agreement; or (v) such REO Property is purchased by another party in accordance with Section 3.17 of this Agreement.

“Liquidation Expenses”: All customary, reasonable and necessary costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee in connection with the liquidation of any Specially Serviced Loan or REO Property acquired in respect thereof or final payoff of a Corrected Loan (including, without limitation, legal fees and expenses, committee or referee fees, and, if applicable, brokerage commissions, and conveyance taxes associated with such Mortgage Loan or Mortgaged Property).

“Liquidation Fee”: (i) With respect to each Specially Serviced Loan as to which the Special Servicer receives a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related Mortgagor, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Trust Subordinate Companion Loan or Serviced Loan Combination, if applicable) repurchased or substituted, or with respect to which a Loss of Value Payment is made, as contemplated by Section 2.03 of this Agreement, and (iii) with respect to any Specially Serviced Loan or any REO Property (other than an REO Property related to an Outside Serviced Mortgage Loan) as to which the Special Servicer receives Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds, an amount calculated by the application of the applicable Liquidation Fee Rate to the related payment or proceeds (exclusive of any portion of such payoff or proceeds that represents Penalty Charges); provided that the Liquidation Fee with respect to such Specially Serviced Loan or REO Property shall be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related Mortgagor with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” in this Agreement, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, however, that, except as contemplated by the preceding proviso with respect to offset in connection with Excess Modification Fees and the next two (2) provisos, no Liquidation Fee will be less than $25,000; provided, further, that (a) the Liquidation Fee shall be zero with respect to any Serviced Mortgage Loan, Trust Subordinate Companion Loan or Serviced Loan Combination or any Mortgaged Property purchased, repurchased, substituted for pursuant to clauses (iii) through (v) of the first sentence of the definition of Liquidation Event (unless with respect to (A) clause (iii), the applicable Mortgage Loan Seller does not repurchase or substitute for such Mortgage Loan or Trust Subordinate Companion Loan until after more than 120 days following its receipt of notice or discovery of the Material Defect that gave rise to the particular repurchase or substitution obligation, and (B) clause (v), the applicable mezzanine loan holder (based on a purchase option set forth under the related intercreditor agreement) or the applicable Subordinate Companion Loan Holder (based on a purchase option set forth under the related Co-Lender Agreement) does not purchase such Serviced Mortgage Loan, Trust Subordinate Companion Loan or Serviced Loan Combination (or senior portion thereof) within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable under the related intercreditor agreement or the related Co-Lender Agreement, as applicable) or pursuant to clauses (ii) or (iv) of the second sentence of the definition of Liquidatin Event (unless with respect to clause (iv), the applicable mezzanine loan holder (based on a purchase option set forth under the related intercreditor agreement) or the applicable Subordinate Companion Loan Holder (based on a purchase option set forth under the related Co-Lender Agreement) does not purchase such REO Property within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable under the related intercreditor agreement or the related Co-Lender Agreement, as applicable), (b) the Liquidation Fee shall be zero with respect to any Serviced Mortgage Loan or Serviced Loan Combination or any Mortgaged Property with respect to which a Loss of Value Payment is made as contemplated by Section 2.03(a) of this Agreement unless the applicable Mortgage Loan Seller does not make the particular Loss of Value Payment with respect to such Mortgage Loan until after more than 120 days following its receipt of notice or discovery of the Material Defect that gave rise to the payment of the particular Loss of Value Payment, and (c) the Liquidation Fee with respect to each Serviced Mortgage Loan or REO Mortgage Loan repurchased or substituted for after more than 120 days following the Mortgage Loan Seller’s receipt of notice or discovery of a Material Defect shall be in an amount equal to the Liquidation Fee Rate of the outstanding principal balance of such Serviced Mortgage Loan or REO Mortgage Loan; provided, further that if a Serviced Mortgage Loan, Trust Subordinate Companion Loan or Serviced Loan Combination becomes a Specially Serviced Loan only because of an event described in clause (a)(ii) of the definition of Specially Serviced Loan as a result of a payment default at maturity and the related Liquidation Proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan, Trust Subordinate Companion Loan or Serviced Loan Combination, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related Mortgagor in connection with such liquidation.

“Liquidation Fee Rate”: A rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $[__________] and (b) [___]%; provided, however, that except as contemplated in the definition of “Liquidation Fee”, no Liquidation Fee will be less than $[______].

“Liquidation Proceeds”: The amount (other than Insurance Proceeds and Condemnation Proceeds) received in connection with (i) a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) with respect to a Specially Serviced Loan, (ii) a Liquidation Event, or (iii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with Section 3.06(c) of this Agreement (provided that, for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment shall be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Mortgage Loan Seller).

“Loan Agreement”: With respect to any Mortgage Loan or Serviced Loan Combination, the loan agreement, if any, between the related originator(s) and the Mortgagor, pursuant to which such Mortgage Loan or Serviced Loan Combination was made.

“[loan-specific] AB Loan Combination”: Collectively, the loan combination that is subject to the [LOAN-SPECIFIC] Intercreditor Agreement, which is evidenced by the [LOAN-SPECIFIC] Mortgage Notes and secured by a single Mortgage on the [LOAN-SPECIFIC] Mortgaged Property. References herein to the [LOAN-SPECIFIC] AB Loan Combination shall be construed to refer to the aggregate indebtedness under the [LOAN-SPECIFIC] Mortgage Loan and the related Trust Subordinate Companion Loan.

“[loan-specific] Available Funds”: With respect to the Class [LOAN-SPECIFIC] Certificates, the Trust Subordinate Companion Loan and any Distribution Date, the aggregate amount to the extent on deposit in the Collection Account on such Distribution Date, of all cash received on or in respect of the Trust Subordinate Companion Loan (including Liquidation Proceeds and any Purchase Price proceeds received as a result of a purchase of the related Trust Subordinate Companion Loan pursuant to Section 3.24 and that was paid to the Trust as the holder of the related Trust Subordinate Companion Loan in accordance with the terms of the related intercreditor agreement and this Agreement or otherwise, in each case, as of the related P&I Advance Date, exclusive of (without duplication):

(a)       all Monthly Payments paid by the Mortgagors on the Trust Subordinate Companion Loan collected but due on a Due Date subsequent to the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

(b)       all unscheduled Principal Prepayments (together with any related payments of interest allocable to the period following the related Due Date for the Trust Subordinate Companion Loan), Liquidation Proceeds, Insurance and Condemnation Proceeds and other unscheduled recoveries received with respect to the Trust AB Loan

Combination allocable to the Trust Subordinate Companion Loan in accordance with the terms of the related intercreditor agreement subsequent to the related Determination Date;

(c)       all amounts in the Collection Account that are due or reimbursable to any person other than the Holders of the Class [LOAN-SPECIFIC] Certificates;

(d)       all Yield Maintenance Charges in respect of the Trust Subordinate Companion Loan;

(e)       all amounts deposited in the Collection Account and, without duplication, the [LOAN-SPECIFIC] REMIC Distribution Account in respect of the Trust Subordinate Companion Loan in error; and any Penalty Charges allocable to the Trust Subordinate Companion Loan.

“[loan-specific] Certificateholder”: Any Holder of a [loan-specific] Certificate.

“[loan-specific] Control Appraisal Period”: The “Control Appraisal Period” identified in the [LOAN-SPECIFIC] Intercreditor Agreement; provided, however, a [LOAN-SPECIFIC] Control Appraisal Period shall not be deemed to have occurred in the event that the Subordinate Loan-Specific Directing Certificateholder exercises a “Threshold Event Cure” on behalf of the “Controlling Noteholder” (each as defined therein) within thirty (30) days of a “Control Appraisal Period” occurring thereunder.

“[LOAN-SPECIFIC] Intercreditor Agreement”: That certain Agreement Between Noteholders, dated as of [INTERCREDITOR AGREEMENT DATE], by and between the holder of the [LOAN-SPECIFIC] Trust Subordinate Companion Loan and the holder of the [LOAN-SPECIFIC] Mortgage Loan, relating to the relative rights of such holders of the [LOAN-SPECIFIC] AB Loan Combination, as the same may be further amended in accordance with the terms thereof.

“[LOAN-SPECIFIC] Interest Accrual Amount”: With respect to any Distribution Date and the Class [LOAN-SPECIFIC] Certificates, is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such Class on the Certificate Balance for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on an [Actual/360 Basis]. [CHANGE ACCRUAL CONVENTION AS NEEDED]

“[LOAN-SPECIFIC] Interest Distribution Amount”: With respect to the Class [LOAN-SPECIFIC] Certificates for any Distribution Date, an amount equal to (A) the sum of (i) the [LOAN-SPECIFIC] Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the [LOAN-SPECIFIC] Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

“[LOAN-SPECIFIC] Interest Shortfall”: With respect to any Distribution Date for the Class [LOAN-SPECIFIC] Certificates, is the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law[, one month's interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the current Distribution Date].

“[LOAN-SPECIFIC] Majority Certificateholder”: The Certificateholder(s) holding more than fifty percent (50%) of the Certificate Balance of the Class [LOAN-SPECIFIC] Certificates.

“[LOAN-SPECIFIC] Mortgage Loan”: With respect to the [LOAN-SPECIFIC] AB Loan Combination, the senior interest that is included in the Trust (identified as Mortgage Loan No. [2] on the Mortgage Loan Schedule), which is evidenced by the related promissory note [A], and is senior in right of payment to the [LOAN-SPECIFIC] Trust Subordinate Companion Loan to the extent set forth in the [LOAN-SPECIFIC] Intercreditor Agreement.

“[LOAN-SPECIFIC] Mortgage Notes”: Either of the promissory notes evidencing the [LOAN-SPECIFIC] AB Loan Combination made by the related mortgagor and secured by the mortgage on the [LOAN-SPECIFIC] Mortgaged Property, as the context requires.

“[LOAN-SPECIFIC] Mortgaged Property”: The Mortgaged Property that secures the [LOAN-SPECIFIC] AB Loan Combination.

“[LOAN-SPECIFIC] Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to a fixed rate of [_____]%.

“[LOAN-SPECIFIC] Principal Distribution Amount”: With respect to the Class [LOAN-SPECIFIC] Certificates and any Distribution Date, an amount equal to the sum of (a) the [LOAN-SPECIFIC] Principal Shortfall for such Distribution Date and (b) the amount of principal distributable on such Distribution Date in respect of the Trust Subordinate Companion Loan (i) in accordance with the related intercreditor agreement, or (ii) as a result of the sale of the Trust Subordinate Companion Loan in accordance with the terms hereof.

“[LOAN-SPECIFIC] Principal Shortfall”: With respect to any Distribution Date after the initial Distribution Date and the Class [LOAN-SPECIFIC] Certificates, the amount, if any, by which (a) the [LOAN-SPECIFIC] Principal Distribution Amount for the preceding Distribution Date exceeds (b) the aggregate amount actually distributed in respect of principal on the Class [LOAN-SPECIFIC] Certificates for such preceding Distribution Date. The [LOAN-SPECIFIC] Principal Shortfall for the Class [LOAN-SPECIFIC] Certificates for the initial Distribution Date will be zero.

“[LOAN-SPECIFIC]-R Interest”: The uncertificated residual interest in the [LOAN-SPECIFIC] Trust Subordinate Companion Loan REMIC, represented by the Class [R] Certificates.

“[LOAN-SPECIFIC] Realized Loss”: With respect to the [LOAN-SPECIFIC] Certificates, Realized Losses.

“[LOAN-SPECIFIC] REMIC Distribution Account”: With respect to the Trust Subordinate Companion Loan, the segregated trust account or accounts created and maintained as a separate account or accounts by the Certificate Administrator (on behalf of the Trustee) pursuant to Section 3.05(f) of this Agreement, which shall be entitled “[CERTIFICATE ADMINISTRATOR], as Certificate Administrator, for the benefit of [TRUSTEE], as Trustee, for the benefit of the holders of [TRUST] [TRANSACTION DESIGNATION], Commercial Mortgage Pass-Through Certificates, [LOAN-SPECIFIC] REMIC Distribution Account,” and which must be an Eligible Account or a subaccount of an Eligible Account. The [LOAN-SPECIFIC] REMIC Distribution Account shall not be an asset of Lower-Tier REMIC or the Upper-Tier REMIC formed hereunder, but rather shall be an asset of the [LOAN-SPECIFIC] Trust Subordinate Companion Loan REMIC.

“[LOAN-SPECIFIC] Trust Subordinate Companion Loan”: The subordinate interest in the [LOAN-SPECIFIC] AB Loan Combination made by the related mortgagor and secured by the mortgage on the [LOAN-SPECIFIC] Mortgaged Property and designated as promissory note [B], which is included in the Trust, which is subordinate in right of payment to the [LOAN-SPECIFIC] Mortgage Loan to the extent set forth in the [LOAN-SPECIFIC] Intercreditor Agreement, and which is evidenced by a separate Class of Certificates, the Class [LOAN-SPECIFIC] Certificates.

“[LOAN-SPECIFIC] Trust Subordinate Companion Loan REMIC”: One of three separate REMICs comprising a portion of the Trust Fund, which consist of the Trust Subordinate Companion Loan and the proceeds thereof, any allocable portion of REO Property with respect thereto, the related portions of the REO Account, and the [LOAN-SPECIFIC] REMIC Distribution Account.

“Loan Combination”: An aggregate debt consisting of a particular Mortgage Loan that is an asset of the Trust and one or more other mortgage loans (each of which is referred to as a “Companion Loan”) that are not assets of the Trust, which Mortgage Loan and related Companion Loan(s) are: (i) each evidenced by one or more separate Notes; (ii) cross-defaulted with each other; and (iii) all secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties. The term “Loan Combination” shall include any successor REO Mortgage Loan and the related successor REO Companion Loan(s) (or the related deemed Companion Loan(s), if applicable)). [The only Loan Combinations related to the Trust as of the Closing Date are the [_____________________] Loan Combination.]

“Loan Combination Custodial Account”: With respect to any Serviced Loan Combination, the respective segregated account or sub-account created and maintained by the Master Servicer pursuant to Section 3.05A of this Agreement on behalf of the holders of such Serviced Loan Combination, which (subject to any changes in the identities of the Master Servicer and/or the Trustee) shall be entitled “[Master servicer], as Master Servicer, on behalf of [trustee], as Trustee, for the benefit of the registered Holders of [_________________], the Uncertificated VRR Interest Owner, and the related Serviced Companion Loan Holder, as their interests may appear.”

“Loan Combination Special Servicer”: Any Person responsible for performing the duties of Special Servicer hereunder with respect to a Serviced Loan Combination or any related REO Property.

“Loan Documents”: With respect to any Mortgage Loan, Serviced Loan Combination or Trust Subordinate Companion Loan, the documents executed or delivered in connection with the origination or any subsequent modification of such Mortgage Loan or Serviced Loan Combination, as applicable, or subsequently added to the related Mortgage File.

“Loan Number”: With respect to any Mortgage Loan, the loan number by which such Mortgage Loan was identified on the books and records of the Depositor or any Sub-Servicer for the Depositor, as set forth in the Mortgage Loan Schedule.“Loan-to-Value Ratio”: With respect to any Mortgage Loan or Serviced Loan Combination, as of any date of determination, the fraction, expressed as a percentage, the numerator of which is the then unpaid principal balance of such Mortgage Loan or Serviced Loan Combination, as applicable, and the denominator of which is the Appraised Value of the related Mortgaged Property as determined by an Appraisal thereof.

“Lock-Box Account”: With respect to any Mortgaged Property, if applicable, any account created pursuant to any documents relating to a Mortgage Loan or Serviced Loan Combination to receive rental or other income generated by the Mortgaged Property. Any Lock-Box Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan or Serviced Loan Combination and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon.

“Lock-Box Agreement”: With respect to any Mortgage Loan or Serviced Loan Combination, the lock-box or other similar agreement, if any, between the related originator(s) and the Mortgagor, pursuant to which the related Lock-Box Account, if any, may have been established.

“Loss of Value Payment”: As defined in Section 2.03(a) of this Agreement.

“Loss of Value Reserve Fund”: The “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G-2(h)) designated as such pursuant to Section 3.05(h) of this Agreement. The Loss of Value Reserve Fund will be part of the Trust Fund but not part of the Grantor Trust or any Trust REMIC.

“Lower-Tier Distribution Account”: The account or accounts created and maintained as a separate account (or separate sub-account within the same account as the Upper-Tier Distribution Account) or accounts by the Certificate Administrator pursuant to Section 3.05(b) of this Agreement, which (subject to any changes in the identities of the Trustee and/or the Certificate Administrator) shall be entitled “[certificate administrator], as Certificate Administrator, on behalf of [trustee], as Trustee, for the benefit of the registered Holders of [________________], Lower-Tier Distribution Account” and which must be an Eligible Account. The Lower-Tier Distribution Account shall be an asset of the Lower-Tier REMIC.

“Lower-Tier Principal Balance”: The principal amount of any Lower-Tier Regular Interest outstanding as of any date of determination. As of the Closing Date, the Lower-Tier Principal Balance of each Lower-Tier Regular Interest shall equal the original

Lower-Tier Principal Balance as set forth in the Preliminary Statement hereto. On each Distribution Date, the Lower-Tier Principal Balance of each Lower-Tier Regular Interest shall be permanently reduced by all distributions of principal deemed to have been made in respect of such Lower-Tier Regular Interest on such Distribution Date pursuant to Section 4.01(a)(ii) of this Agreement, and shall be further permanently reduced on such Distribution Date by all Realized Losses deemed to have been allocated thereto on such Distribution Date pursuant to Section 4.01(f) of this Agreement, such that at all times the Lower-Tier Principal Balance of a Lower-Tier Regular Interest shall equal the Certificate Balance of the Corresponding Certificates. The Lower-Tier Principal Balance of any Lower-Tier Regular Interest may be increased on a particular Distribution Date as and to the extent contemplated by the penultimate sentence of the first paragraph of Section 4.01(f) of this Agreement.

“Lower-Tier Regular Interests”: The respective classes of “regular interests”, within the meaning of Code Section 860G(a)(1), in the Lower-Tier REMIC, designated as the Class [LA-1], Class [LA-2], Class [LA-3], Class [LA-4], Class [LA-AB], Class [LA-S], Class [LB], Class [LC], Class [LD], Class [LE], Class [LF], Class [LG] and Class [LH] Interests.

“Lower-Tier REMIC”: A segregated asset pool within the Trust Fund consisting of the Mortgage Loans and collections thereon (other than the Excess Interest) and the Trust Subordinate Companion Loan and the proceeds thereof, any related REO Property (or a beneficial interest in the applicable portion of the “REO Property” under the applicable Outside Servicing Agreement related to any Outside Serviced Mortgage Loan) acquired in respect thereof and all proceeds of such REO Property, other property of the Trust Fund related thereto and amounts (other than Excess Interest and any interest or other income earned thereon) held in respect thereof from time to time in the Collection Account, any Serviced Loan Combination Custodial Account, the Interest Reserve Account and the related REO Account, and amounts held from time to time in the Lower-Tier Distribution Account and the Excess Liquidation Proceeds Reserve Account, in each case excluding amounts allocable to the Companion Loans or Trust Subordinate Companion Loan and any interest or other income earned on such amounts allocable to the Companion Loans or Trust Subordinate Companion Loan.

“Lower-Tier Residual Interest”: The sole class of “residual interests”, within the meaning of Code Section 860G(a)(2), in the Lower-Tier REMIC and evidenced by the Class [R] Certificates.

“MAI”: Member of the Appraisal Institute.

“Major Decision”: Collectively:

(a)               any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans or Serviced Loan Combinations as come into and continue in default;

(b)               any modification, consent to a modification or waiver of a monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to this Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or Serviced Loan Combination or any extension of the Maturity Date or Anticipated Repayment Date, as applicable, of any Serviced Loan;

(c)               any sale of a Defaulted Mortgage Loan or Defaulted Serviced Loan Combination (and any related Serviced Pari Passu Companion Loan) or REO Property (other than in connection with (i) the termination of the Trust Fund and (ii) the repurchase of, or substitution for, any Mortgage Loan by the applicable Mortgage Loan Seller for a Material Defect) for less than the applicable Purchase Price;

(d)               any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at an REO Property;

(e)               any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or a Serviced Loan Combination, or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings or if otherwise required pursuant to the specific terms of the related Serviced Loan or Serviced Loan Combination and for which there is no lender discretion;

(f)                any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Loan or Serviced Loan Combination or, if lender consent is required, any consent to such waiver or consent to a transfer of the Mortgaged Property or interests in the Mortgagor or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(g)               any property management company changes (with respect to a Mortgage Loan with a Stated Principal Balance greater than $[5] million) or franchise changes with respect to a Mortgage Loan or Serviced Loan Combination (in each case, to the extent the lender is required to consent or approve under the related Loan Documents);

(h)               releases of any escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” escrows or reserves other than those required pursuant to the specific terms of the related Serviced Loan or Serviced Loan Combination and for which there is no lender discretion;

(i)                 any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a Mortgagor or guarantor releasing a Mortgagor or guarantor from liability under a Serviced Loan or Serviced Loan Combination other than pursuant to the specific terms of such Serviced Loan or Serviced Loan Combination and for which there is no lender discretion;

(j)                 the determination of the Special Servicer pursuant to clause (b) or clause (c) of the definition of “Specially Serviced Loan”;

(k)                                 following a default or an event of default with respect to a Serviced Loan or Serviced Loan Combination, any acceleration of such Serviced Loan or Serviced Loan Combination, or initiation of judicial, bankruptcy or similar proceedings under the related Loan Documents or with respect to the related Mortgagor or Mortgaged Property;

(l)                                   any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement with any mezzanine lender or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto;

(m)                              any determination of an Acceptable Insurance Default;

(n)                                any proposed modification or waiver of any material provision in the related Loan Documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related Mortgagor;

(o)                                any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property; and

(p)                                to the extent not already set forth above, solely for purposes of compliance with Regulation RR and solely with respect to the Operating Advisor’s non-binding consultation rights, (i) any material modification of, or waiver with respect to, any provision of a loan agreement (including a Mortgage), (ii) foreclosure upon or comparable conversion of the ownership of a Mortgaged Property; and (iii) any acquisition of a Mortgaged Property (provided, however, that for so long as a Control Termination Event has occurred and is continuing but a Consultation Termination Event has not occurred and is continuing, the Controlling Class Representative will, to the extent not already set forth above, have consultation rights with respect to the matters specified in this clause (u));

[ADD ANY ADDITIONAL MAJOR DECISIONS]

provided, for the avoidance of doubt, that any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth in any of clauses (a) through (o) above in this definition shall constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance; and, provided, further, that, in the case of a Serviced Outside Controlled Loan Combination, “Major Decision” shall have the meaning as such term or any analogous term is assigned in the related Co-Lender Agreement. For the avoidance of doubt, the Controlling Class Representative shall have no consent or consultation rights with respect to Major Decisions with respect to any Excluded Mortgage Loan.

“Major Decision Reporting Package”: With respect to any Major Decision, (a) a written report prepared by the Special Servicer describing in reasonable detail (i) the background and circumstances requiring action of the Special Servicer, (ii) the proposed course of action recommended, and (iii) information regarding any direct or indirect conflict of interest in the subject action, and (b) all information in the Special Servicer's possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under this Agreement.

“Manager”: With respect to any Mortgage Loan or Serviced Loan Combination, any property manager for the related Mortgaged Properties.

“Master Servicer”: [master servicer], a [_________________], or its successor in interest, or any successor Master Servicer appointed as herein provided.

“Master Servicer Remittance Date”: With respect to any Distribution Date, the Business Day immediately preceding such Distribution Date.

“Master Servicer Servicing Personnel”: The divisions and individuals of the Master Servicer who are involved in the performance of the duties of the Master Servicer under this Agreement.

“Material Breach”: As defined in Section 2.03(a) of this Agreement.

“Material Defect”: With respect to any Mortgage Loan, a Material Breach or a Material Document Defect, as the case may be, with respect to such Mortgage Loan.

“Material Document Defect”: As defined in Section 2.03(a) of this Agreement.

“Maturity Date”: With respect to each Mortgage Loan, the maturity date as set forth on the Mortgage Loan Schedule; and with respect to each Serviced Companion Loan or Trust Subordinate Companion Loan, the Maturity Date for the related Mortgage Loan.

“Mediation Rules”: As defined in Section 2.03(h)(i) of this Agreement.

“Mediation Services Provider”: As defined in Section 2.03(h)(i).

“Modification Fees”: With respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), any and all fees collected from the related Mortgagor with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Loan Documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer, other than (a) any Assumption Fees, Consent Fees or assumption application fees and (b) any fee in connection with a defeasance of such Mortgage Loan (or Serviced Loan Combination, if applicable).

“Modified Asset”: Any Serviced Loan as to which any Servicing Transfer Event has occurred and which has been modified by the Special Servicer pursuant to Section 3.24 of this Agreement in a manner that:

(a)               affects the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing Monthly Payments current with respect to such Serviced Loan);

(b)               except as expressly contemplated by the related Loan Documents, results in a release of the lien of the related Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount, or the delivery of substitute real property collateral with a fair market value (as is), that is not less than the fair market value (as is) of the property to be released, as determined by an appraisal delivered to the Special Servicer (at the expense of the related Mortgagor and upon which the Special Servicer may conclusively rely); or

(c)               in the reasonable, good faith judgment of the Special Servicer, otherwise materially impairs the security for such Serviced Loan or materially reduces the likelihood of timely payment of amounts due thereon.

“Monthly Payment”: With respect to any Mortgage Loan or Serviced Companion Loan, as applicable (other than any REO Mortgage Loan or REO Companion Loan), and any Due Date, the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate, which is payable by the related Mortgagor on such Due Date under the related Note or Notes, exclusive of any Balloon Payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its respective Maturity Date and with respect to which the Special Servicer has not entered into an extension, shall be the monthly payment that would otherwise have been payable on such Due Date had the related Note not been discharged or the related Maturity Date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Loan Combination is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

“Mortgage”: The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in a Mortgaged Property securing the Note(s) evidencing a Mortgage Loan, Loan Combination or Trust Subordinate Companion Loan.

“Mortgage File”: With respect to any Mortgage Loan, the related Serviced Loan Combination or the Trust Subordinate Companion Loan, subject to Section 2.01(b), collectively the following documents:

(1)               (A) the original executed Note for such Mortgage Loan, endorsed on its face or by allonge thereto (without recourse, representation or warranty, express or implied) to the order of “[trustee], as Trustee, on behalf of the registered Holders of [__________________] and the Uncertificated VRR Interest Owner” or in blank, and further showing a complete, unbroken chain of endorsement from the originator (if such originator is not the applicable Mortgage Loan Seller) (or, alternatively, if the original executed Note has been lost, a lost note affidavit and indemnity with a copy of such Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, a copy of the executed Note for each related Serviced Companion Loan;

(2)               an original or copy of the Mortgage, together with originals or copies of any and all intervening assignments thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(3)               an original or copy of any related Assignment of Leases (if such item is a document separate from the Mortgage), together with originals or copies of any and all intervening assignments thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(4)               an original executed assignment, in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), of (A) the Mortgage and (B) any related Assignment of Leases (if such item is a document separate from the Mortgage), in favor of “[trustee], as Trustee, on behalf of the registered Holders of [___________________] and the Uncertificated VRR Interest Owner [and the holder of the related Serviced Companion Loan or Trust Subordinate Companion Loan, as their interests may appear]” or in blank, or a copy of such assignment if the related Mortgage Loan Seller or its designee, rather than the Trustee, is responsible for recording such assignment; provided, however, that with respect to a Servicing Shift Mortgage Loan, each such assignment shall be executed in blank until the earliest of (A) the related Servicing Shift Date, (B) such Servicing Shift Mortgage Loan becoming a Specially Serviced Mortgage Loan, and (C) 180 days after the Closing Date;

(5)               the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Loan Combination, if applicable), in favor of “[trustee], as Trustee, on behalf of the registered Holders of [____________________] and the Uncertificated VRR Interest Owner [and the holder of the related Serviced Companion Loan, as their interests may appear]”; provided, however, that with respect to a Servicing Shift Mortgage Loan, each such assignment shall be executed in blank until the earliest of (A) the related Servicing Shift Date, (B) such Servicing Shift Mortgage Loan becoming a Specially Serviced Mortgage Loan, and (C) 180 days after the Closing Date;

(6)               originals or copies of final written modification agreements in those instances where the terms or provisions of the Note for such Mortgage Loan or Trust Subordinate Companion Loan (or, if applicable, any Note of a Serviced Loan Combination) or the related Mortgage have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(7)               the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Loan Combination, if applicable) and the Trust Subordinate Companion Loan or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a “marked-up” pro forma title policy marked as binding and executed by an authorized representative of the title insurer or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title insurer) to issue such title insurance policy;

(8)               an original or copy of the related Ground Lease relating to such Mortgage Loan (or the related Serviced Loan Combination, if applicable), if any, and any ground lessor estoppel;

(9)                               an original or copy of the related Loan Agreement, if any;

(10)                           an original of any guaranty under such Mortgage Loan or the related Serviced Loan Combination, if any;

(11)                         an original or copy of the lock box agreement or cash management agreement relating to such Mortgage Loan or the related Serviced Loan Combination, if any;

(12)                        an original or copy of the environmental indemnity from the related Mortgagor, if any;

(13)           an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof;

(14)                          an original assignment of the related security agreement (if such item is a document separate from the Mortgage and if such item is not included in the assignment described in clause (5)), in favor of “[trustee], as Trustee, on behalf of the registered Holders of [_____________________] and the Uncertificated VRR Interest Owner [and the holder of the related Serviced Companion Loan, as their interests may appear]”; provided, however, that with respect to a Servicing Shift Mortgage Loan, each such assignment shall be executed in blank until the earliest of (A) the related Servicing Shift Date, (B) such Servicing Shift Mortgage Loan becoming a Specially Serviced Mortgage Loan, and (C) 180 days after the Closing Date;

(15)                           any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee, and an original UCC-3 assignment thereof, in form suitable for filing, in favor of the Trustee (or, in each case, a copy thereof, certified to be the copy of such assignment submitted or to be submitted for filing);

(16)                          in the case of any Mortgage Loan or the related Serviced Loan Combination as to which there exists a related mezzanine loan, the original or a copy of the related intercreditor agreement;

(17)                           an original or copy of any related environmental insurance policy;

(18)           a copy of any letter of credit relating to such Mortgage Loan or the related Serviced Loan Combination and any related assignment thereof (with the original to be delivered to the Master Servicer);

(19)                          copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters (together with (i) copies of any notices of transfer that are necessary to transfer or assign to the Trust or the Trustee the benefits of such comfort letter or (ii) if the related comfort letter contemplates that a request be made of the related franchisor to issue a replacement comfort letter for the benefit of the Trust or Trustee, a copy of the notice requesting the issuance of such replacement comfort letter (the copy of such notice shall be delivered by the related Mortgage Loan Seller to the Custodian for inclusion in the Mortgage File within the time period set forth in the penultimate paragraph of Section 2.01(b)), with the original of any replacement comfort letter to be included in the Mortgage File following receipt thereof by the Master Servicer) and/or estoppel letters relating to such Mortgage Loan or the related Serviced Loan Combination and any related assignment thereof; and

(20)                           in the case of a Loan Combination, an original or a copy of the related Co-Lender Agreement;

provided that, whenever the term “Mortgage File” is used to refer to documents actually received by the Certificate Administrator or a Custodian appointed thereby, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually so received.

“Mortgage Loan”: Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01 and from time to time held in the Trust Fund, the mortgage loans originally so transferred, assigned and held being identified on the Mortgage Loan Schedule as of the Cut-Off Date. Such term shall include any Specially Serviced Mortgage Loan, REO Mortgage Loan or defeased Mortgage Loan and each Outside Serviced Mortgage Loan (but not the Companion Loans).

“Loan Purchase Agreement”: The CREFI Loan Purchase Agreement, [additional Mortgage Loan Purchase Agreements], as applicable.

“Monthly Payment”: With respect to any Mortgage Loan, the related Companion Loan or Trust Subordinate Companion Loan, the scheduled monthly payment of principal and/or interest (other than Excess Interest) on such Mortgage Loan, Companion Loan or Trust Subordinate Companion Loan, including any Balloon Payment, which is payable (as the terms of the applicable Mortgage Loan, Companion Loan or Trust Subordinate Companion Loan may be changed or modified in connection with a bankruptcy or similar proceedings involving the related Mortgagor or by reason of a modification, extension, waiver or amendment granted or agreed to pursuant to the terms hereof) by a Mortgagor from time to time under the related Mortgage Note and applicable law, without regard to any acceleration of principal of such Mortgage Loan, Companion Loan or Trust Subordinate Companion Loan by reason of default thereunder and without regard to any Excess Interest.

“Mortgage Loan Schedule”: The list of Mortgage Loans and the Trust Subordinate Companion Loan included in the Trust Fund as of the Closing Date being attached hereto as Exhibit B, which list shall set forth the following information with respect to each Mortgage Loan and Trust Subordinate Companion Loan:

(i)            the Loan Number;

(ii)                       the street address (including city, state and zip code) and name of the related Mortgaged Property;

(iii)                   the Cut-Off Date Balance;

(iv)                  the original Mortgage Rate;

(v)                      the (A) remaining term to stated maturity and (B) Stated Maturity Date;

(vi)                   in the case of a Balloon Loan, the remaining amortization term;

(vii)               the Servicing Fee Rate (separately identifying any primary servicing fee rate or subservicing fee rate included in the Servicing Fee Rate, and in the case of a Serviced Loan Combination, separately identifying the Servicing Fee Rate applicable to the related Serviced Companion Loan in such Serviced Loan Combination, and in the case of an Outside Serviced Mortgage Loan, separately identifying the primary servicing fee rate payable to the Outside Servicer);

(viii)            the Mortgage Loan Seller(s);

(ix)                    whether the Mortgage Loan is cross-collateralized and the cross-collateralized group it belongs to;

(x)                      whether the Mortgage Loan is an ARD Mortgage Loan;

(xi)                    the Anticipated Repayment Date, if applicable;

(xii)                  the Revised Rate, if applicable; and

(xiii)               such Mortgage Loan is part of a Serviced Loan Combination, in which case the information required by clauses (iii), (iv), (v), (vi) and (vii) above shall also be set forth for the Serviced Companion Loan in the related Serviced Loan Combination.

“Mortgage Loan Seller”: Each of CREFI, [additional loan sellers], and their respective successors in interest.

“Mortgage Loan Seller Sub-Servicer”: A Sub-Servicer required to be retained by the Master Servicer by a Mortgage Loan Seller, as listed on Exhibit S to this Agreement, or any successor thereto.

“Mortgage Note”: As defined in the definition of “Note” in this Agreement.

“Mortgage Pool”: All of the Mortgage Loans and any successor REO Mortgage Loans, collectively. The Mortgage Pool does not include the Companion Loans or any related REO Companion Loans.

“Mortgage Rate”: With respect to any Mortgage Loan [(including an Outside Serviced Mortgage Loan)] or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related

Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any Default Rate or Revised Rate.

“Mortgaged Property”: The underlying property securing a Mortgage Loan and the related Companion Loan(s), including any REO Property (including with respect to an Outside Serviced Mortgage Loan), consisting of a fee simple estate, and, with respect to certain Mortgage Loans and any related Companion Loan(s), a leasehold estate, or both a leasehold estate and a fee simple estate, or a leasehold estate in a portion of the property and a fee simple estate in the remainder, in a parcel of land improved by a commercial property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

“Mortgagor”: The obligor or obligors on a Note and the related Note(s) in favor of a Companion Loan Holder(s), including, without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under such Note and the related Note(s) in favor of a Companion Loan Holder(s).

“Mortgagor Accounts”: As defined in Section 3.07(a) of this Agreement.

“Net Condemnation Proceeds”: The Condemnation Proceeds received (A) with respect to any Mortgage Loan or Serviced Companion Loan (including an REO Mortgage Loan or REO Companion Loan) net of the amount of (i) costs and expenses incurred with respect thereto and (ii) amounts required to be applied to the restoration or repair of the related Mortgaged Property; and (B) with respect to any Trust AB Loan Combination, to the extent any portion of such proceeds are received by the Master Servicer or Certificate Administrator in connection with such Trust AB Loan Combination and are allocable to the related Mortgage Loan and Trust Subordinate Companion Loan, as applicable, pursuant to the related intercreditor agreement) and the REMIC Provisions; provided that, in the case of an Outside Serviced Mortgage Loan, “Net Condemnation Proceeds” under this Agreement shall be limited to any related Condemnation Proceeds that are received by the Trust Fund in connection with such Outside Serviced Mortgage Loan, pursuant to the allocations set forth in the related Co-Lender Agreement.

“Net Insurance Proceeds”: Insurance Proceeds, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the express requirements of the Mortgage or Note or other Loan Documents included in the Mortgage File or in accordance with the Servicing Standard, or with respect to the environmental insurance policy, applied to pay any costs, expenses, penalties, fines or similar items; provided that, in the case of an Outside Serviced Mortgage Loan, “Net Insurance Proceeds” under this Agreement shall be limited to any related Insurance Proceeds that are received by the Trust Fund in connection with such Outside Serviced Mortgage Loan, pursuant to the allocations set forth in the related Co-Lender Agreement.

“Net Liquidation Proceeds”: The Liquidation Proceeds received by the Trust Fund with respect to any Mortgage Loan or Serviced Loan Combination or Trust Subordinate Companion Loan (including an REO Mortgage Loan or REO Companion Loan or REO Trust Subordinate Companion Loan) net of the amount of Liquidation Expenses incurred with respect thereto.

“Net Mortgage Rate”: With respect to any Mortgage Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Cost Rate. [Notwithstanding the foregoing, for purposes of calculating Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of each Mortgage Loan that does not accrue interest on a 30/360 Basis for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months ( a “30/360 Basis”) in order to produce the aggregate amount of interest actually accrued (exclusive of Default Interest and Excess Interest) in respect of such Mortgage Loan during such one-month period at a per annum rate equal to the related Mortgage Rate minus the related Administrative Cost Rate. However, for purposes of calculating Pass-Through Rates and the WAC Rate, with respect to each Mortgage Loan that does not accrue interest on a 30/360 Basis, (i) the Net Mortgage Rate for the one-month period preceding the Due Dates in January and February in any year which is not a leap year and in February in any year which is a leap year (unless, in either case, the related Distribution Date is the final Distribution Date) will be determined based on the “aggregate amount of interest actually accrued”, as referred to above in the preceding sentence, being net of the related Withheld Amounts and (ii) the Net Mortgage Rate for the one-month period preceding the Due Date in March (or in February if the final Distribution Date occurs in such particular month of February) will be determined based on the “aggregate amount of interest actually accrued”, as referred to above in the preceding sentence, inclusive of any such Withheld Amounts. Also, for purposes of calculating Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan shall be determined without regard to any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Master Servicer, the Special Servicer[, an Outside Servicer or an Outside Special Servicer] or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower, and without regard to the related Mortgaged Property becoming an REO Property.

“Net Operating Income”: With respect to any Mortgaged Property, for any Mortgagor’s fiscal year end, Net Operating Income will be calculated in accordance with the standard definition of “Net Operating Income” approved from time to time endorsed and put forth by CREFC®.

“Net REO Proceeds”: With respect to each REO Property and any related REO Mortgage Loan or REO Companion Loan, REO Proceeds received by the Trust Fund with respect to such REO Property, REO Mortgage Loan or REO Companion Loan (other than the proceeds of a liquidation thereof), net of any insurance premiums, taxes, assessments, ground rents and other costs and expenses permitted to be paid therefrom pursuant to Section 3.16(b) of this Agreement; provided that, in the case of an REO Property that relates to an Outside Serviced Mortgage Loan, “Net REO Proceeds” under this Agreement shall be limited to any REO Proceeds that are received by the Trust Fund in connection with such Outside Serviced Mortgage Loan, pursuant to the allocations set forth in the related Co-Lender Agreement.

“New Lease”: Any lease of REO Property entered into on behalf of the Trust Fund, including any lease renewed or extended on behalf of the Trust Fund, if the Trust Fund has the right to renegotiate the terms of such lease.

“Non-Book Entry Certificates”: As defined in Section 5.02(c)(iii) of this Agreement.

“Non-Reduced Certificates”: As of any date of determination, any Class of [Class of Principal Balance Certificates] [Certificates (other than the Class [ARD], Class [R] and Class [X] Certificates)] then outstanding for which (a)(1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) the aggregate payments of principal (whether as principal prepayments or otherwise) previously distributed to the Holders of such Class of Certificates as of such date of determination, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of such date of determination and (z) any Realized Losses previously allocated to such Class of Certificates as of such date of determination, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Holders of that Class of Certificates as of such date of determination; provided that for purposes of this definition, the Class [A-S] Certificates and the Class [EC] Component [A-S] will be considered as if they together constitute a single “Class” of Certificates, the Class [B] Certificates and the Class [EC] Component [B] will be considered as if they together constitute a single “Class” of Certificates, the Class [C] Certificates and the Class [EC] Component [C] will be considered as if they together constitute a single “Class” of Certificates, and the Class [EC] Certificates will be Non-Reduced Certificates only with respect to each Class [EC] Component that is part of a “Class” of Non-Reduced Certificates determined as described in this proviso.

“Non-U.S. Certificate Ownership Certification”: As defined in Section 5.03(f) of this Agreement.

“Non-U.S. Tax Person”: A person other than a U.S. Tax Person.

“Nonrecoverable Advance”: Any Nonrecoverable P&I Advance or Nonrecoverable Property Advance. Workout-Delayed Reimbursement Amounts shall constitute a Nonrecoverable Advance only when the Person making such determination in accordance with the procedures specified in Sections 3.20 and 4.06, the definition of Nonrecoverable P&I Advance or the definition of Nonrecoverable Property Advance, as applicable, and taking into account factors such as all other outstanding Advances, either (a) has determined that such Workout-Delayed Reimbursement Amounts, would not ultimately be recoverable from late collections or any other recovery on or in respect of the related Mortgage Loan or Serviced Loan Combination or REO Property, as applicable, or (b) has determined that such Workout-Delayed Reimbursement Amount, along with any other Workout-Delayed Reimbursement Amounts (that have not been reimbursed to the party that made such Advance) or unreimbursed Nonrecoverable Advances, would not be ultimately recoverable from the principal portion of future general collections on the Mortgage Loans and REO Properties.

“Nonrecoverable P&I Advance”: With respect to any Mortgage Loan, any P&I Advance previously made or proposed to be made in respect of such Mortgage Loan or a related REO Mortgage Loan by the Master Servicer or the Trustee, which P&I Advance such party or the Special Servicer has determined pursuant to and in accordance with Section 4.06 of this Agreement, would not or will not be ultimately recoverable from late payments, Insurance

Proceeds, Condemnation Proceeds or Liquidation Proceeds, or any other recovery on or in respect of such Mortgage Loan or REO Mortgage Loan, as the case may be.

“Nonrecoverable Property Advance”: Any Property Advance previously made or proposed to be made in respect of a Serviced Mortgage Loan, Serviced Loan Combination or REO Property by the Master Servicer or the Trustee, which Property Advance the advancing party or the Special Servicer has determined pursuant to and in accordance with Section 3.20 of this Agreement, would not or will not, as applicable, be ultimately recoverable from late payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, or any other recovery on or in respect of such Serviced Mortgage Loan, Serviced Loan Combination or REO Property, as the case may be. Any Property Advance that is not required to be repaid by the related Mortgagor under the terms of the related Loan Documents shall be deemed to be a Nonrecoverable Advance for purposes of the Master Servicer’s or the Trustee’s entitlement to reimbursement for such Advance. In the case of an Outside Serviced Mortgage Loan or any related REO Property, the term “Nonrecoverable Property Advance” shall have the meaning assigned thereto in the Outside Servicing Agreement.

“Note”: With respect to any Mortgage Loan, Companion Loan or Trust Subordinate Companion Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Mortgagor under such Mortgage Loan, Companion Loan or Trust Subordinate Companion Loan, as the case may be, including any amendments or modifications, or any renewal or substitution notes, as of such date.

“Notice of Termination”: Any of the notices given to the Certificate Administrator by the Master Servicer, the Depositor or any Holder of a Class [R] Certificate pursuant to Section 9.01(c).

“Notifying Party”: As defined in Section 3.01(j).

“Notional Amount”: For any date of determination, with respect to the Class [X-A] Certificates, the Class [X-A] Notional Amount.

“NRSRO”: A nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.

“NRSRO Certification”: A certification executed by an NRSRO (other than a Rating Agency) in favor of the Rule 17g-5 Information Provider substantially in the form attached as Exhibit M-5 hereto that states that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act and that such NRSRO will keep any information obtained from the Rule 17g-5 Information Provider’s Website confidential, except to the extent such information has been made available to the general public. Each NRSRO shall be deemed to recertify to the foregoing each time it accesses the Rule 17g-5 Information Provider’s Website.

“OCC”: The Office of the Comptroller of the Currency, and its successors in interest.

“Offering Circular”: The offering circular dated [date] relating to the Private Certificates (other than the Class [ARD] Certificates).

“Officer’s Certificate”: With respect to any Person, a certificate signed by an authorized officer of such Person or, in the case of the Master Servicer or the Special Servicer, a Servicing Officer, and delivered to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, as the case may be.

“Operating Advisor”: [operating advisor], a [_______________], or its successor in interest, or any successor Operating Advisor appointed as herein provided.

“Operating Advisor Annual Report”: As defined in Section 3.29(d)(ii) of this Agreement.

“Operating Advisor Consultation Event”: The event that occurs when the aggregate Certificate Balance of the [HORIZONTAL RESIDUAL INTEREST CLASSES] (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Classes) is 25% or less of the initial aggregate Certificate Balance of the [HORIZONTAL RESIDUAL INTEREST CLASSES]; provided that an Operating Advisor Consultation Trigger Event shall at all times be deemed to exist with respect to Excluded Mortgage Loans.

“Operating Advisor Consulting Fee”: A fee for each Major Decision on which the Operating Advisor has consultation rights equal to the lesser of (a) $[_______], or (b) the amount the related Mortgagor agrees to pay with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), payable pursuant to Section 3.06(a) and Section 3.06A(a) of this Agreement; provided, however, no such fee shall be payable unless paid by the related Mortgagor; provided, further that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further that the Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard (provided that the Master Servicer or the Special Servicer, as applicable, shall consult with the Operating Advisor prior to any such waiver or reduction).

“Operating Advisor Fee”: With respect to each Mortgage Loan (including any Outside Serviced Mortgage Loan) and Trust Subordinate Companion Loan (but not any Companion Loan) and any Distribution Date, an amount accrued during the related Interest Accrual Period at the applicable Operating Advisor Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and shall be prorated for partial periods. Such fee shall be in addition to, and not in lieu of, any other fee or other sum payable to the Operating Advisor under this Agreement. For the avoidance of doubt, the Operating Advisor Fee shall be payable from the Lower-Tier REMIC.

“Operating Advisor Fee Rate”: With respect to each Interest Accrual Period, a rate equal to [______]% per annum.

“Operating Advisor Personnel”: The divisions and individuals of the Operating Advisor who are involved in the performance of the duties of the Operating Advisor under this Agreement.

“Operating Advisor Standard”: As defined in Section 3.29(b) of this Agreement.

“Operating Advisor Termination Event”: As defined in Section 7.06(a) of this Agreement.

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be counsel for the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Special Servicer or the Master Servicer, as the case may be, reasonably acceptable to the Trustee and the Certificate Administrator, except that any opinion of counsel relating to (a) qualification of a Trust REMIC or the imposition of tax under the REMIC Provisions on any income or property of any such Trust REMIC, (b) compliance with the REMIC Provisions (including application of the definition of “Independent Contractor”), (c) qualification of the Grantor Trust as a grantor trust under the Grantor Trust Provisions or (d) a resignation of the Master Servicer or Special Servicer pursuant to Section 6.04, must be an opinion of counsel who is Independent of the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Special Servicer and the Master Servicer.

“Opting-Out Party”: As defined Section 6.09(j) of this Agreement.

“Originator”: [IDENTIFY EACH 20% ORIGINATOR OF THE SECURITIZATION THAT WILL BE REQUIRED TO SATISFY A PORTION OF THE RISK RETENTION REQUIREMENTS FOR THE SECURITIZATION].

“Other Crossed Loans”: As defined in Section 2.03(a) of this Agreement.

“Other Depositor”: With respect to a Serviced Companion Loan or a Serviced Loan Combination, the “depositor” (within the meaning of Item 1101(e) of Regulation AB) of the related Other Securitization Trust.

“Other Exchange Act Reporting Party”: With respect to any Other Securitization Trust that is subject to the reporting requirements of the Exchange Act, the trustee, certificate administrator, master servicer, special servicer or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or filing of Form 8-K, Form 10-D and Form 10-K with respect to such Other Securitization Trust, as identified in writing to the parties to this Agreement; and, with respect to any Other Securitization Trust that is not subject to the reporting requirements of the Exchange Act, the trustee, certificate administrator, master servicer, special servicer or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or dissemination of periodic distribution date statements or similar reports, as identified in writing to the parties to this Agreement.

“Other Pooling and Servicing Agreement”: With respect to a Serviced Companion Loan or the related Serviced Loan Combination, the pooling and servicing agreement or other comparable agreement governing the creation of the related Other Securitization Trust and the issuance of securities backed by the assets of such Other Securitization Trust, but not the servicing of such Serviced Companion Loan or Serviced Loan Combination or the related Mortgage Loan. [There is no Other Pooling and Servicing Agreement relating to the Trust and all references in this Agreement to “Other Pooling and Servicing Agreement” shall be disregarded.]

“Other Securitization Trust”: Any “issuing entity” (within the meaning of Item 1101(f) of Regulation AB) that holds a Serviced Companion Loan or successor REO Companion Loan (or any portion thereof or interest therein), as identified in writing to the parties to this Agreement.

“Outside Certificate Administrator”: With respect to an Outside Serviced Mortgage Loan, the certificate administrator under the applicable Outside Servicing Agreement.

“Outside Controlling Note Holder”: With respect to any Loan Combination that is, and only for so long as such Loan Combination is, a Serviced Outside Controlled Loan Combination, at any time the holder of the related controlling note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative; provided that if, with respect to any Serviced Outside Controlled Loan Combination, the related controlling note is included in a securitization trust, the Outside Controlling Note Holder shall be the party designated under the pooling and servicing agreement, trust and servicing agreement or comparable agreement governing the securitization of the related controlling note as authorized to exercise the rights of the holder of the related controlling note; and provided, further, that the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events if and to the extent set forth in the pooling and servicing agreement, trust and servicing agreement or comparable agreement governing the securitization of the related controlling note. With respect to each Servicing Shift Loan Combination, the holder of the related controlling note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) will (i) be an Outside Controlling Note Holder prior to the related Servicing Shift Date and (ii) cease to be an Outside Controlling Note Holder on and after the related Servicing Shift Date. With respect to each Serviced AB Loan Combination, the holder of a related Subordinate Companion Loan will be an Outside Controlling Note Holder for so long as such Subordinate Companion Loan (or, in the case of a Serviced AB Loan Combination with multiple Subordinate Companion Loans, at least one such Subordinate Companion Loan) is not the subject of a “control appraisal period” (or analogous concept) and not held by a “borrower-related party” (or analogous concept), in any event under the related Co-Lender Agreement. [There is no Outside Controlling Note Holder related to the Trust as of the Closing Date and references in this Agreement to “Outside Controlling Note Holder” shall be disregarded.]

“Outside Custodian”: With respect to an Outside Serviced Mortgage Loan, the custodian under the applicable Outside Servicing Agreement.

“Outside Depositor”: With respect to an Outside Serviced Mortgage Loan, the depositor under the applicable Outside Servicing Agreement.

“Outside Operating Advisor”: With respect to an Outside Serviced Mortgage Loan, the operating advisor under the applicable Outside Servicing Agreement.

“Outside Paying Agent”: With respect to an Outside Serviced Mortgage Loan, the paying agent under the applicable Outside Servicing Agreement.

“Outside Securitization Trust”: With respect to any Outside Serviced Mortgage Loan, the “issuing entity” (within the meaning of Item 1101(f) of Regulation AB) that holds a related Outside Serviced Companion Loan (or any portion thereof or interest therein) and is created under the related Outside Servicing Agreement.

“Outside Service Providers”: With respect to any Outside Serviced Mortgage Loan, the related Outside Trustee, Outside Custodian, Outside Certificate Administrator, Outside Paying Agent, Outside Servicer, Outside Special Servicer and any sub-servicer of any of the foregoing.

“Outside Serviced Co-Lender Agreement”: The Co-Lender Agreement for an Outside Serviced Loan Combination. With respect to each Servicing Shift Mortgage Loan and the related Servicing Shift Loan Combination, the related Co-Lender Agreement shall be an Outside Serviced Co-Lender Agreement on and after the related Servicing Shift Date.

“Outside Serviced Companion Loan”: Any Companion Loan that is part of an Outside Serviced Loan Combination. With respect to each Servicing Shift Mortgage Loan and the related Servicing Shift Loan Combination, each related Companion Loan shall be an Outside Serviced Companion Loan on and after the related Servicing Shift Date.

“Outside Serviced Loan Combination”: Any Loan Combination that is not serviced under this Agreement, but instead is being serviced pursuant to the pooling and servicing agreement, trust and servicing agreement or other comparable agreement governing the securitization of a related Companion Loan (whether by itself or with other mortgage assets), or pursuant to any successor servicing agreement contemplated by the related Co-Lender Agreement. The only Outside Serviced Loan Combinations related to the Trust as of Closing Date are the Loan Combinations as to which “Outside Serviced” is set forth in the Loan Combination Table under the column heading “Servicing Type.” Each Servicing Shift Loan Combination shall be an Outside Serviced Loan Combination on and after the related Servicing Shift Date.

“Outside Serviced Loan Combination Noteholders”: With respect to an Outside Serviced Loan Combination, the holder of the related Outside Serviced Mortgage Loan and the holder(s) of the related Outside Serviced Companion Loan(s), collectively.

“Outside Serviced Mortgage Loan”: Any Mortgage Loan that is part of an Outside Serviced Loan Combination. Each Servicing Shift Mortgage Loan shall be an Outside Serviced Mortgage Loan on and after the related Servicing Shift Date.

“Outside Servicer”: With respect to an Outside Serviced Mortgage Loan, the master servicer under the applicable Outside Servicing Agreement.

“Outside Servicing Agreement”: With respect to an Outside Serviced Mortgage Loan or the related Outside Serviced Loan Combination, the pooling and servicing agreement, trust and servicing agreement or other comparable agreement governing the creation of an Outside Securitization Trust that includes a related Outside Serviced Companion Loan, the issuance of securities backed by the assets of such Outside Securitization Trust and the servicing of such Outside Serviced Mortgage Loan, such Outside Serviced Loan Combination and the related Outside Serviced Companion Loan(s), or any successor servicing agreement with respect to such Outside Serviced Mortgage Loan, such Outside Serviced Loan Combination and the related Outside Serviced Companion Loan(s) contemplated by the related Co-Lender Agreement. The only Outside Servicing Agreements related to the Trust as of the Closing Date are identified in the Loan Combination Table under the column heading “Outside Servicing Agreement.” With respect to each Servicing Shift Mortgage Loan and the related Servicing Shift Loan Combination, on or after the related Servicing Shift Date, the related Servicing Shift Mortgage Loan Pooling and Servicing Agreement shall be an Outside Servicing Agreement.

“Outside Special Servicer”: With respect to an Outside Serviced Mortgage Loan, the special servicer under the applicable Outside Servicing Agreement.

“Outside Trustee”: With respect to an Outside Serviced Mortgage Loan, the trustee under the applicable Outside Servicing Agreement.

“Ownership Interest”: Any record or beneficial interest in a Class [R] Certificate.

“P&I Advance”: As to any Mortgage Loan (including any Outside Serviced Mortgage Loan and any REO Mortgage Loan but not any related Companion Loan or Trust Subordinate Companion Loan), any advance made by the Master Servicer or the Trustee pursuant to Section 4.06 of this Agreement. Each reference to the payment or reimbursement of a P&I Advance shall be deemed to include, whether or not specifically referred to but without duplication, payment or reimbursement of interest thereon at the Advance Rate to but excluding the date of payment or reimbursement.

“Pari Passu Companion Loan”: A Companion Loan that, pursuant to the related Loan Documents and/or the related Co-Lender Agreement, is pari passu in right of payment to the related Split Mortgage Loan. The only Pari Passu Companion Loans related to the Trust as of the Closing Date are evidenced by the Notes identified in the Loan Combination Table under the column heading “Pari Passu Companion Loan(s),” each of which Notes evidences a separate Pari Passu Companion Loan. [The only Pari Passu Companion Loans related to the Trust as of the Closing Date are the [____________________] Companion Loan.]

“Pari Passu Indemnified Items”: As defined in Section 3.01(j)(ii) of this Agreement.

“Pari Passu Indemnified Party”: As defined in Section 3.01(j)(ii) of this Agreement.

“Pari Passu Loan Combination”: A Loan Combination that includes a Pari Passu Companion Loan. The only Pari Passu Loan Combinations related to the Trust are those with related Notes listed in the Loan Combination Table under the column heading “Pari Passu Companion Loan(s).” [The only Pari Passu Loan Combinations related to the Trust as of the Closing Date are the [____________________] Loan Combination.]

“Pass-Through Rate”: Each of the Class [A-1] Pass-Through Rate, the Class [A-2] Pass-Through Rate, the Class [A-3] Pass-Through Rate, the Class [A-4] Pass-Through Rate, the Class [A-AB] Pass-Through Rate, the Class [X-A] Pass-Through Rate, the Class [A-S] Pass-Through Rate, the Class [A-S] Regular Interest Pass-Through Rate, the Class [B] Pass-Through Rate, the Class [B] Regular Interest Pass-Through Rate, the Class [C] Pass-Through Rate, the Class [C] Regular Interest Pass-Through Rate, the Class [D] Pass-Through Rate, the Class [E] Pass-Through Rate, the Class [F] Pass-Through Rate, the Class [G] Pass-Through Rate, the Class [H] Pass-Through Rate and the [loan-specific] Pass-Through Rate. The Class [EC] Certificates will not have a Pass-Through Rate, but will be entitled to receive the sum of the interest distributable on the Class [EC] Components. The Class [ARD] Certificates, the Class [R] Certificates and, other than for tax reporting purposes, the Class [VRR] Certificates and the Uncertificated VRR Interest do not have Pass-Through Rates.

“Paying Agent”: The paying agent appointed pursuant to Section 5.06 of this Agreement.

“Penalty Charges”: With respect to any Mortgage Loan (or Serviced Loan Combination or Trust Subordinate Companion Loan, if applicable) (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the Mortgagor that represent default charges, penalty charges, late fees and/or Default Interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, to the extent remitted by the related Outside Servicer to the Master Servicer).

“Percentage Interest”: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (other than a Class [ARD] or Class [R] Certificate), the percentage interest is equal to the initial denomination as of the Closing Date of such Certificate divided by the initial Certificate Balance or Notional Amount, as applicable, of such Class of Certificates. For these purposes on any date of determination, the “initial denomination as of the Closing Date” of any Exchangeable Certificate received in an exchange will be determined as if such Certificate was part of the related Class on the Closing Date, the “initial denomination as of the Closing Date” of any Exchangeable Certificate surrendered in an exchange will be determined as if such Certificate was not part of the related Class on the Closing Date and the initial Certificate Balance of the related Class of Exchangeable Certificates will be determined as if such Class consisted only of the Certificates composing the Class on that date of determination and such Certificates had been outstanding as of the Closing Date. With respect to any Class [ARD] Certificate or any Class [R] Certificate, the percentage interest is set forth on the face thereof.

“Performing Party”: As defined in Section 10.12 of this Agreement.

“Performing Serviced Companion Loan”: A Serviced Companion Loan that is not, and is not part of, a Specially Serviced Loan or REO Loan.

“Performing Serviced Loan”: A Performing Serviced Mortgage Loan, a Performing Serviced Companion Loan, a Performing Trust Subordinate Companion Loan or a Performing Serviced Loan Combination, as the context may require.

“Performing Serviced Loan Combination”: A Serviced Loan Combination that is not a Specially Serviced Loan or REO Loan.

“Performing Serviced Mortgage Loan”: A Serviced Mortgage Loan that is not, and is not part of, a Specially Serviced Loan or REO Loan.

“Permitted Investments”: Any one or more of the following obligations or securities payable on demand or having a scheduled maturity on or before the Business Day preceding the date upon which such funds are required to be drawn (provided that funds invested by the Certificate Administrator in Permitted Investments managed or advised by the Certificate Administrator may (or, as and when contemplated under Section 3.07(c), shall) mature on the Distribution Date) and a maximum maturity of 365 days, regardless of whether issued by the Depositor, the Master Servicer, the Trustee, the Certificate Administrator or any of their respective Affiliates and having at all times the required ratings, if any, provided for in this definition, unless each Rating Agency shall have provided a Rating Agency Confirmation:

(i)                        obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof; provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(ii)                       Federal Housing Administration debentures;

(iii)                   obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated system wide bonds and notes), the Federal Home

Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(iv)                    federal funds, unsecured certificates of deposit, time or similar deposits, bankers’ acceptances and repurchase agreements of any bank, (A) if it has a term of three months or less, (1) the short-term obligations of which are rated in the highest short-term debt rating category of [RA3] (if then rated by [RA3]) and (2) the short-term obligations of which are rated in the highest short-term rating category by [RA1] or the long-term obligations of which are rated at least “[__]” by [RA1], (B) if it has a term of more than three months and not in excess of six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated at least “[__]” by [RA1] and (C) if it has a term of more than six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated “[__]” by [RA1] (or, in the case of any such Rating Agency as set forth in clauses (A) through (C) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency and [RA2]); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(v)                     demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, (A) if it has a term of three months or less, (1) the short-term obligations of which are rated in the highest short-term debt rating category of [RA3] (if then rated by [RA3]) and (2) the short-term obligations of which are rated in the highest short-term rating category by [RA1] or the long-term obligations of which are rated at least “[__]” by [RA1], (B) if it has a term of more than three months and not in excess of six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated at least “[__]” by [RA1] and (C) if it has a term of more than six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated “[__]” by [RA1] (or, in the case of any such Rating Agency as set forth in clauses (A) through (C) above, such lower rating as is the subject of a Rating Agency Confirmation by such

Rating Agency and [RA2]); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(vi)         debt obligations, (A) if it has a term of three months or less, (1) the short-term obligations of which are rated in the highest short-term debt rating category of [RA3] (if then rated by [RA3]) and (2) the short-term obligations of which are rated in the highest short-term rating category by [RA1] or the long-term obligations of which are rated at least “[__]” by [RA1], (B) if it has a term of more than three months and not in excess of six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated at least “[__]” by [RA1] and (C) if it has a term of more than six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated “[__]” by [RA1] (or, in the case of any such Rating Agency as set forth in clauses (A) through (C) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency and [RA2]); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(vii)        commercial paper (including both non-interest bearing discount obligations and interest bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof), (A) if it has a term of three months or less, (1) the short-term debt obligations of which are rated at least “[__]” by [RA1] or the long-term obligations of which are rated at least “[__]” by [RA1] and (2) the short-term debt obligations of which are rated in the highest short-term debt rating category by [RA3] (if then rated by [RA3]); (B) if it has a term of more than three months and not in excess of six months, (1) the short-term debt obligations of which are rated at least “[__]” by [RA1] and the long-term debt obligations of which are rated at least “[__]” by [RA1] and (2) the short-term debt obligations of which are rated in the highest short-term rating category by [RA3] (if then rated by [RA3]); and (C) if it has a term of more than six months, (1) the short-term debt obligations of which are rated at least “[__]” by [RA1] and the long-term debt obligations of which are rated at least “[__]” by [RA1] and (2) the short-term debt obligations of which are rated in the highest short-term rating category by [RA3] (if then rated by [RA3]) (or, in the case of any such Rating Agency as set forth in clauses (A) through (C) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency and [RA2]); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(viii)     the [fund] or any other money market fund (in each case, the “Fund”) so long as the Fund is rated by [RA1] in its highest money market fund ratings category (or, if not rated by such Rating Agency, otherwise acceptable to such Rating Agency, [RA3] and [RA2], as confirmed in a Rating Agency Confirmation);

(ix)         any other demand, money market or time deposit, demand obligation or any other obligation, security or investment with respect to which Rating Agency Confirmation has been obtained from each Rating Agency; and

(x)             such other demand, money market or time deposit, demand obligation or any other obligation, security or investment that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (ix) above, with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such demand, money market or time deposit, demand obligation or any other obligation, security or investment;

provided, however, that such instrument continues to qualify as a “cash flow investment” pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and that no instrument or security shall be a Permitted Investment if (i) such instrument or security evidences a right to receive only interest payments, (ii) the right to receive principal and interest payments derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment, (iii) the rating for such instrument or security includes an “r” designation or (iv) if such instrument may be redeemed at a price below the purchase price; and provided, further, that no amount beneficially owned by the Upper-Tier REMIC or the Lower-Tier REMIC (even if not yet deposited in the Trust) may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the Master Servicer receives an Opinion of Counsel, at the expense of the party directing such Permitted Investment, to the effect that such investment will not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC. Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

Notwithstanding the foregoing, to the extent that the Loan Documents with respect to a particular Mortgage Loan require the funds in the related Mortgagor Accounts to be invested in investments other than those itemized in clauses (i) through (ix) above, the Master Servicer shall invest the funds in such Mortgagor Accounts in accordance with the terms of the related Loan Documents.

“Permitted Special Servicer/Affiliate Fees”: Any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees received or retained by the Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to any Serviced Loan, Trust Subordinate Companion Loan or REO Property, in each case, in accordance with Article III of this Agreement.

“Permitted Transferee”: With respect to a Class [R] Certificate, any Person or agent of such Person other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an ownership interest in any Class [R] Certificate to such Person will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Disqualified Non-U.S. Tax Person, (d) an entity treated as a U.S. partnership if any of its partners, directly or indirectly (other than through a U.S. corporation) is (or is permitted to be under the partnership agreement) a Disqualified Non-U.S. Tax Person or (e) a U.S. Tax Person with respect to which income from a Class [R] Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Tax Person.

“Person”: Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan”: As defined in Section 5.03(n) of this Agreement.

“Plan Investor”: As defined in Section 5.03(n) of this Agreement.

“Pooled Certificates”: The Certificates other than the [LOAN-SPECIFIC CLASS] Certificates.

“Preliminary Dispute Resolution Election Notice”: As defined in Section 2.03(g)(i) of this Agreement.

“Prepayment Assumption”: The assumption that there will be zero prepayments with respect to the Mortgage Loans; provided, that it is assumed that any ARD Mortgage Loan is prepaid in full on its Anticipated Repayment Date.

“Prepayment Interest Excess”: With respect to any Distribution Date, for each Mortgage Loan or Serviced Loan Combination that was subject to a Principal Prepayment in full or in part during the related Collection Period, which Principal Prepayment was applied to such Mortgage Loan or Serviced Loan Combination after the Due Date in such Collection Period, the amount of interest (net of the related Servicing Fee, any related Excess Interest and/or Default Interest) that accrued for such Mortgage Loan or Serviced Loan Combination on the amount of such Principal Prepayment during the period commencing on the date after such Due Date and ending on the date as of which such Principal Prepayment was applied to the unpaid principal balance of the Mortgage Loan or Serviced Loan Combination (or any later date through which interest accrues), inclusive, to the extent collected from the related Mortgagor (exclusive of any related Yield Maintenance Charge or related Excess Interest and/or Default Interest that may have been collected) and, in the case of an Outside Serviced Mortgage Loan, remitted to the Trust Fund.

“Prepayment Interest Shortfall”: With respect to any Distribution Date, for each Mortgage Loan or Serviced Loan Combination that was subject to a Principal Prepayment in full or in part during the related Collection Period, which Principal Prepayment was applied to such Mortgage Loan or Serviced Loan Combination (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related intercreditor agreement) prior to the Due Date in such Collection Period, the amount of interest (net of the related Servicing Fee and any related Excess Interest and/or Default Interest) to the extent not collected from the related Mortgagor, that would have accrued on such Mortgage Loan or Serviced Loan Combination on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to the unpaid principal balance of the Mortgage Loan or Serviced Loan Combination through the end of the applicable interest accrual period for such Due Date, inclusive. With respect to the AB Loan Combination, any Prepayment Interest Shortfall for any Distribution Date shall be allocated first to the related Subordinate Companion Loan (and, with respect to the Trust Subordinate Companion Loan, correspondingly to the Class [LOAN-SPECIFIC CLASS] Certificates) and then to the related Mortgage Loan. Shortfalls allocable to the Trust Subordinate Companion Loan as a result of Prepayment Interest Shortfalls not covered by Compensating Interest Payments shall be allocated to the [LOAN-SPECIFIC CLASS] Certificates.

“Primary Collateral”: With respect to any Cross-Collateralized Mortgage Loan, any Mortgaged Property (or portion thereof) designated as directly securing such Cross-Collateralized Mortgage Loan and excluding any Mortgaged Property (or portion thereof) as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such Cross-Collateralized Mortgage Loan.

“Prime Rate”: The “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal, Eastern edition (or, if such section or publication is no longer available, such other comparable publication as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time, or, if the “Prime Rate” no longer exists, such other comparable rate (as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time. The Certificate Administrator shall notify in writing the Master Servicer with regard to any determination of the Prime Rate in accordance with the parenthetical in the preceding sentence.

“Principal Balance Certificates”: The Sequential Pay Certificates and the Class [EC] Certificates, collectively.

“Principal Distribution Amount”: For any Distribution Date will be equal to [the sum of the following amounts:

(A)             the Scheduled Principal Distribution Amount for that Distribution Date;

(B)              the Unscheduled Principal Distribution Amount for that Distribution Date;

(C)              the Principal Shortfall, if any, for the prior Distribution Date; and

provided that the Principal Distribution Amount for any Distribution Date shall be reduced, to not less than zero, by the amount of any reimbursements of:

(1)               Nonrecoverable Advances [(including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement)], together with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date; and

(2)               Workout Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date;

provided, further, that in the case of clauses (1) and (2) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the applicable one-month period in which such recovery occurs]. [IF SEPARATE CLASSES, INCLUDING ANY SINGLE VERTICAL SECURITY FOR PURPOSES OF REGULATION RR, ARE TO BE ALLOCATED SPECIFIC PORTIONS OF THE PRINCIPAL DISTRIBUTION AMOUNT, SUCH ALLOCATION TO BE INCLUDED.]

“Principal Prepayment”: Any payment of principal made by a Mortgagor on a Mortgage Loan, Serviced Loan Combination or Trust Subordinate Companion Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment other than any amount paid in connection with the release of the related Mortgaged Property through defeasance.

“Principal Shortfall”: For any Distribution Date, the amount, if any, by which (i) the Principal Distribution Amount for such Distribution Date exceeds (ii) the aggregate amount actually distributed on such Distribution Date in respect of such Principal Distribution Amount.

“Private Certificates”: The Class [E], Class [F], Class [G], Class [H], Class [ARD] and Class [R] Certificates.

“Privileged Information”: Any (i) correspondence or other communications between the related Directing Holder [or a Risk Retention Consultation Party]1 (and, in the case of any Serviced Loan Combination, the related Serviced Companion Loan Holder (or its Companion Loan Holder Representative)), on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder under this Agreement[, the consultation rights of such Risk Retention Consultation Party under this Agreement]1 and/or the consent or consultation rights of any related Serviced Companion Loan Holder (or its Companion Loan Holder Representative) under the related Co-Lender Agreement, (ii) strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Trust Fund’s position in any ongoing or future negotiations with the related Mortgagor or other interested party, and (iii) any information subject to attorney-client privilege (that has been identified or otherwise communicated as being subject to such privilege).

“Privileged Information Exception”: With respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an Officer’s Certificate (which shall include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, [the Risk Retention Consultation Parties (other than with respect to any related Excluded RRCP Mortgage Loan),]1 the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer) required by law, rule, regulation, order, judgment or decree to disclose such information.

“Privileged Person”: The Depositor and its designees, the Initial Purchasers, the Underwriters, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any Additional Servicer designated by the Master Servicer or the Special Servicer, the Directing Holder (but, in the case of the Controlling Class Representative, only for so long as a Consultation Termination Event does not exist), the Operating Advisor, any Affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any Companion Loan Holder that delivers an Investor Certification (subject to the next sentence and the proviso to this sentence), any other Person [(including any Risk Retention Consultation Party)]1 who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence), any Rating Agency, and any other NRSRO that delivers a

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

NRSRO Certification to the Certificate Administrator; provided that in no event shall an Excluded Controlling Class Holder be entitled to Excluded Information with respect to an Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion shall not apply to any other Mortgage Loan). In no event shall a Borrower Party [(other than a Risk Retention Consultation Party if it is a Borrower Party)]1 be considered a Privileged Person; provided that the foregoing shall not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan. For the avoidance of doubt, the Controlling Class Representative, each Controlling Class Certificateholder and the Special Servicer shall, at any given time, be considered a Privileged Person with respect to any Mortgage Loans or Serviced Loan Combinations for which it is not then a Borrower Party, and the limitations on access to information set forth in this Agreement will apply only with respect to the related Mortgage Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Controlling Class Representative or a Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Property Advance”: As to any Serviced Mortgage Loan, Serviced Loan Combination, Trust Subordinate Companion Loan or REO Property (other than an REO Property related to an Outside Serviced Mortgage Loan), any advance made by the Master Servicer or the Trustee in respect of Property Protection Expenses, together with all other customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred by the Master Servicer, the Special Servicer or the Trustee in connection with the servicing and administration of a Serviced Mortgage Loan or Serviced Loan Combination, if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred with respect thereto, or in connection with the administration of any REO Property (other than an REO Property related to an Outside Serviced Mortgage Loan), including, but not limited to, the cost of (a) compliance with the obligations of the Master Servicer, the Special Servicer or the Trustee, if any, set forth in Sections 2.03, 3.04 and 3.07 of this Agreement, (b) the preservation, insurance, restoration, protection and management of a related Mortgaged Property, (c) obtaining any Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds, (d) any enforcement or judicial proceedings with respect to a related Mortgaged Property, including foreclosures, (e) any Appraisal or any other appraisal or update thereof expressly permitted or required to be obtained hereunder and (f) the operation, management, maintenance and liquidation of any such REO Property; provided that, notwithstanding anything to the contrary, “Property Advances” shall not include allocable overhead of the Master Servicer, the Special Servicer or the Trustee, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, or costs and expenses incurred by any such party in connection with its purchase of any Mortgage Loan or REO Property pursuant to any provision of this Agreement or an intercreditor agreement. Each reference to the payment or reimbursement of a Property Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate from and

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

including the date of the making of such Advance to but excluding the date of payment or reimbursement. If and when used with respect to an Outside Serviced Mortgage Loan or any related REO Property, the term “Property Advance” shall have the meaning assigned thereto or to the term “Servicing Advance” in the applicable Outside Servicing Agreement.

“Property Protection Expenses”: Any costs and expenses incurred by the Master Servicer, the Special Servicer or the Trustee pursuant to Sections 3.04, 3.07, 3.10(f), 3.10(g) and 3.17(b) or indicated herein as being a cost or expense of the Lower-Tier REMIC to be advanced by the Master Servicer or the Trustee, as applicable.

“Proposed Course of Action Notice”: As defined in Section 2.03(g)(i) of this Agreement.

“Prospectus”: The prospectus dated [date], relating to the Public Certificates.

“PTCE”: Prohibited Transaction Class Exemption.

“Public Certificates”: The Class [A-1], Class [A-2], Class [A-3], Class [A-4], Class [A-AB], Class [X-A], Class [A-S], Class [B], Class [EC], Class [C] and Class [D] Certificates.

“Public Documents”: As defined in Section 4.02(a) of this Agreement.

“Public Global Certificates”: A Global Certificate relating to a Class of Public Certificates.

“Purchase Price”: With respect to any Mortgage Loan (or any related REO Property) [or, if applicable, the Trust Subordinate Companion Loan], a price equal to the following: (a) the outstanding principal balance of such Mortgage Loan [or, if applicable, the Trust Subordinate Companion Loan] (or the related REO Mortgage Loan) as of the date of purchase less any Loss of Value Payment available to reduce the outstanding principal balance; plus (b) all accrued and unpaid interest on the principal balance of such Mortgage Loan [or, if applicable, the Trust Subordinate Companion Loan] (or the related REO Mortgage Loan), other than Default Interest or Excess Interest, at the related Mortgage Rate in effect from time to time through the Due Date in the Collection Period of purchase; plus (c) all unreimbursed Property Advances relating to such Mortgage Loan [or, if applicable, the Trust Subordinate Companion Loan] (including any Property Advances and Advance Interest Amounts that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus (d) all accrued and unpaid Advance Interest Amounts in respect of related Advances [or, if applicable, the Trust Subordinate Companion Loan] (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus (e) to the extent not otherwise covered by clause (d) of this definition of “Purchase Price”, any unpaid Special Servicing Fees and any other unpaid Additional Trust Fund Expenses outstanding or previously incurred in respect of the related Mortgage Loan [or, if applicable, the Trust

Subordinate Companion Loan]; plus (f) if such Mortgage Loan is being repurchased or substituted for by a Mortgage Loan Seller pursuant to Section 6 of the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution obligation (to the extent not otherwise included in the amounts described in clause (e) above); provided, however, that such expenses shall not include expenses incurred by Certificateholders or Certificate Owners in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in exercising such Certificateholder’s or Certificate Owner’s, as applicable, rights under the dispute resolution mechanics pursuant to Section 2.03(g) hereof; plus (g) to the extent not otherwise included in the amount described in clause (e) above, any Liquidation Fee if and to the extent payable in accordance with the terms and conditions of this Agreement; plus (h) any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller. With respect to any REO Property that relates to a Serviced Loan Combination, the Purchase Price for the Trust Fund’s interest in such REO Property shall be the amount calculated in accordance with the first sentence of this definition in respect of the related REO Mortgage Loan and, solely for purposes of calculating fair prices under the final sentence of Section 3.17(k) of this Agreement, such amount shall be calculated as if the REO Mortgage Loan consisted of the REO Mortgage Loan and the related REO Companion Loan(s), if applicable.

“Qualified Bidder”: As defined in Section 7.01(b) of this Agreement.

“Qualified Institutional Buyer”: A “qualified institutional buyer” within the meaning of Rule 144A.

“Qualified Insurer”: As used in Sections 3.08 and 5.10 of this Agreement, in the case of (i) all policies not referred to in clause (ii) below, an insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction and whose claims paying ability is rated at least “[__]” by [RA1] (or, if not rated by [RA1], then either (x) an equivalent rating such as that listed above by at least two NRSROs (which may include [RA4] and/or [RA5]) or one NRSRO (which may include [RA4] and/or [RA5]) and A.M. Best or (y) each of [RA1] and [RA2] has issued a Rating Agency Confirmation with respect to such insurance company) or (ii) in the case of the fidelity bond and the errors and omissions insurance required to be maintained pursuant to Section 3.08(c) of this Agreement, a company that shall have a claims-paying ability rated at least as follows by at least one of the following NRSROs: “[__]” by [RA6], “A-” by [RA4], “[__]” by [RA5], “[__]” by [RA1] or “[__]” by A.M. Best, or (iii) in either case, an insurance company not satisfying the ratings criteria of any Rating Agency set forth in clause (i) or (ii), as applicable, but with respect to which the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation from such Rating Agency and [RA2]. “Qualified Insurer” shall also mean any entity that satisfies all of the criteria, other than the ratings criteria, set forth in one of the foregoing clauses and whose obligations under the related insurance policy are guaranteed or backed by an entity that satisfies the ratings criteria set forth in such clause (construed as if such entity were an insurance company referred to therein).

“Qualified Mortgage”: A Mortgage Loan that is a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a “qualified mortgage”, or any substantially similar successor provision).

“Qualified Substitute Mortgage Loan”: A mortgage loan that must, on the date of substitution: (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (iii) have the same Due Date as and a grace period no longer than that of the deleted Mortgage Loan; (iv) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (v) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (vi) have a then-current loan-to-value ratio equal to or less than the lesser of (a) the loan-to-value ratio of the deleted Mortgage Loan as of the Cut-Off Date and (b) [75]%, in each case using the “value” for the Mortgaged Property as determined using an Appraisal; (vii) comply (except in a manner that would not be adverse to the interests of the Certificateholders or the Uncertificated VRR Interest Owner) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and which will be delivered as a part of the related Servicing File; (ix) have a then-current debt service coverage ratio at least equal to the greater of (a) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (b) [1.25]x; (x) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an Opinion of Counsel (provided at the applicable Mortgage Loan Seller’s expense); (xi) not have a maturity date or an amortization schedule that extends to a date that is after the date that is three years prior to the Rated Final Distribution Date; (xii) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (xiii) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable Mortgage Loan Seller); (xiv) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (xv) prohibit defeasance within two years of the Closing Date; (xvi) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of a Trust REMIC or the imposition of tax on a Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of this Agreement, as determined by an Opinion of Counsel; (xvii) have an engineering report with respect to the related Mortgaged Property that will be delivered as a part of the related Servicing File; and (xviii) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one mortgage loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then the amounts described in clause (i) above shall be determined on the basis of aggregate principal balances and each such proposed Qualified Substitute Mortgage Loan shall individually satisfy each of the requirements specified in clauses (ii) through (xviii) above; provided that the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided further, that no individual Mortgage Rate (net of the Administrative Cost Rate) shall be lower than the highest fixed Pass-Through Rate (and not based on, or subject to a cap equal to, the WAC Rate) of any Class of Principal Balance Certificates or Class [EC] Regular Interest having a Certificate Balance then outstanding. When a Qualified Substitute Mortgage Loan is substituted for a deleted Mortgage Loan or Trust Subordinate Companion Loan, the applicable Mortgage Loan Seller shall certify that the replacement mortgage loan meets all of the requirements of the above definition and shall send such certification to the Certificate Administrator and the Trustee and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative.

“[RA1]”: [rating agency 1] or its successors in interest. If neither [RA1] nor any successor remains in existence, “[RA1]” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer and specific ratings of [RA1] herein referenced shall be deemed to refer to the equivalent ratings (as reasonably determined by the Depositor) of the party so designated.

“[RA2]”: [rating agency 2] or its successors in interest. If neither [RA2] nor any successor remains in existence, “[RA2]” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer and specific ratings of [RA2] herein referenced shall be deemed to refer to the equivalent ratings (as reasonably determined by the Depositor) of the party so designated.

“[RA3]”: [rating agency 3] or its successors in interest. If neither [RA3] nor any successor remains in existence, “[RA3]” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer and specific ratings of [RA3] herein referenced shall be deemed to refer to the equivalent ratings (as reasonably determined by the Depositor) of the party so designated.

“[RA4]”: [rating agency 4], or its successors in interest.

“[RA5]”: [rating agency 5] or its successors in interest.

“[RA6]”: [rating agency 6] or its successors in interest.

“Rated Final Distribution Date”: The Distribution Date occurring in [date].

“Rating Agency”: Each of [RA1], [RA2] and [RA3] or their successors in interest. If no such rating agency nor any successor thereof remains in existence, “Rating Agency” shall be deemed to refer to such nationally recognized statistical rating organization or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator and the Master Servicer, and specific ratings of [RA1], [RA2] and [RA3] herein referenced shall be deemed to refer to the equivalent ratings (as reasonably determined by the Depositor) of the party so designated. References herein to the highest long-term unsecured debt rating category of [RA1], [RA2] or [RA3] shall mean “[__]” with respect to [RA1] and “[__]” with respect to [RA2] and [RA3], and, in the case of any other rating agency, shall mean such highest rating category without regard to any plus or minus or numerical qualification. [THE SPECIFIC NUMBER OF RATING AGENCIES MAY VARY FROM TRANSACTION TO TRANSACTION.]

“Rating Agency Confirmation”: With respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or other acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), or as otherwise provided in Section 3.30 of this Agreement, the requirement for the Rating Agency Confirmation from the applicable Rating Agency with respect to such matter shall be deemed to have been satisfied.

“Rating Agency Declination”: As defined in the definition of “Rating Agency Confirmation” in this Agreement.

“Realized Loss”: With respect to any Distribution Date, the amount, if any, by which (A) the aggregate Certificate Balance of all Classes of Principal Balance Certificates (other than the Exchangeable Certificates) and the Class [EC] Regular Interests, after giving effect to distributions on such Distribution Date, exceeds (B) the aggregate Stated Principal Balance of the Mortgage Loans (including any REO Mortgage Loans) (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) after giving effect to any and all reductions thereon on such Distribution Date. The allocation of Realized Losses may be reversed as provided in the penultimate sentence of the first paragraph of Section 4.01(g) of this Agreement.

“Record Date”: With respect to each Distribution Date and each Class of Certificates, the close of business on the [last day of the month immediately preceding the month in which such Distribution Date occurs], or if such day is not a Business Day, the immediately preceding Business Day.

“Registered Rating Agency”: (a) Any Rating Agency that has registered as a user of the Rule 17g-5 Information Provider’s Website; or (b) any NRSRO other than the Rating Agencies (i) that has registered as a user of the Rule 17g-5 Information Provider’s Website and (ii) with respect to which the Rule 17g-5 Information Provider has received an NRSRO Certification pursuant to Section 11.13(h) of this Agreement.

“Regular Certificates”: The Class [A-1], Class [A-2], Class [A-3], Class [A-4], Class [A-AB], Class [X-A], Class [D], Class [E], Class [F], Class [G] and Class [H] Certificates.

“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125, as such rules may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time, in each case as effective from time to time as of the compliance dates specified therein.

“Regulation RR”: The final credit risk retention rule issued by the Securities and Exchange Commission (appearing at 17 C.F.R. § 246.1, et seq.) that adopted the joint final rule promulgated by the Regulatory Agencies (appearing at 79 F.R. 77601; pages 77740-77766) to implement the credit risk retention requirements of Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as such rule may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Regulatory Agencies in the adopting release (79 FR 77601 et seq.) or by the staff of any such agency, or as may be provided by any such agency or its staff from time to time, in each case, as effective from time to time.

“Regulation S”: Regulation S under the Act.

“Regulation S Global Certificates”: As defined in Section 5.02(c)(i) of this Agreement.

“Regulation S Investor”: With respect to a transferee of a Regulation S Global Certificate, a transferee that acquires such Certificate pursuant to Regulation S.

“Relevant Distribution Date”: With respect to (a) any Significant Obligor with respect to the Trust, the Distribution Date, and (b) any Significant Obligor with respect to an Other Securitization Trust, the “Distribution Date” (or an analogous concept) under the related Other Pooling and Servicing Agreement.

“Relevant Servicing Criteria”: The Servicing Criteria applicable to a specific party, as set forth on Exhibit O to this Agreement. For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing Criteria. With respect to a Servicing Function Participant engaged by the Master Servicer, the Special Servicer or the Certificate Administrator, the term “Relevant Servicing Criteria” may refer to a portion of the Relevant Servicing Criteria applicable to the Master Servicer, the Special Servicer or the Certificate Administrator.

“Remaining Certificateholder”: Any Holder (or Holders provided they act in unanimity) holding 100% of the Certificates (other than the Class [ARD] and Class [R] Certificates) or an assignment of the voting rights thereof, together with the Uncertificated VRR Interest Owner; provided, however, that the Certificate Balances of the Class [A-1], Class [A-2], Class [A-3], Class [A-4], Class [A-AB] and Class [D] Certificates and the Class [EC] Regular Interests and the Notional Amount of the Class [X-A] Certificates have been reduced to zero.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Code Section 860D.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of subchapter M of chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Rents from Real Property”: With respect to any REO Property, gross income of the character described in Code Section 856(d), which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

(1)               except as provided in Code Section 856(d)(4) or (6), any amount received or accrued, directly or indirectly, with respect to such REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

(2)               any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a ten percent or greater interest in such Person determined in accordance with Code Sections 856(d)(2)(B) and (d)(5);

(3)               any amount received or accrued, directly or indirectly, with respect to such REO Property if any Person Directly Operates such REO Property;

(4)               any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar class in the same geographic market as such REO Property within the meaning of Treasury Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

(5)               rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

“REO Account”: A segregated custodial account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 of this Agreement on behalf of the Trustee in trust for the Certificateholders, the Uncertificated VRR Interest Owner and the Serviced Companion Loan Holders or Holders of the Class [loan-specific] Certificates, as applicable, which (subject to any change in the identities of the Special Servicer and/or the Trustee) shall be entitled “[special servicer], as Special Servicer, on behalf of [trustee], as Trustee, for the benefit of the registered Holders of [____________________], the Uncertificated VRR Interest Owner and the Companion Loan Holder REO Account, as their interests may appear.” Any such account or accounts shall be an Eligible Account.

[“REO Companion Loan”: Any Serviced Companion Loan as to which the related Mortgaged Property has become an REO Property.]

“REO Extension”: As defined in Section 3.16(a) of this Agreement.

[“REO Loan”: An REO Mortgage Loan or REO Companion Loan.]

“REO Loan Combination”: Any Serviced Loan Combination as to which the related Mortgaged Property has become an REO Property.

[“REO Mortgage Loan”: Any Mortgage Loan as to which the related Mortgaged Property has become an REO Property [(including, in the case of an Outside Serviced Mortgage Loan, if the related Mortgaged Property has been acquired through foreclosure or deed-in-lieu of foreclosure under the related Outside Servicing Agreement)].].

“REO Proceeds”: With respect to any REO Property (other than an REO Property related to an Outside Serviced Mortgage Loan) and the related REO Mortgage Loan, REO Companion Loan and REO Trust Subordinate Companion Loan, all revenues received by the Special Servicer with respect to such REO Property, REO Mortgage Loan, REO Companion Loan or REO Trust Subordinate Companion Loan which do not constitute Liquidation Proceeds. In the case of an Outside Serviced Mortgage Loan that has become an REO Mortgage Loan and in the case of the related REO Property, “REO Proceeds” under this Agreement shall be limited to any proceeds of the type described above in this definition that are received by the Trust Fund in connection with such Outside Serviced Mortgage Loan, pursuant to the allocations set forth in the related Co-Lender Agreement.

“REO Property”: A Mortgaged Property as to which title has been acquired on behalf of the Trust Fund and any related Serviced Companion Loan Holder through foreclosure, deed in lieu of foreclosure or otherwise; provided that a Mortgaged Property that secures an Outside Serviced Mortgage Loan shall constitute an REO Property if and when it is acquired under the applicable Outside Servicing Agreement on behalf of the Trustee for the benefit of the Trust Fund as the holder of such Outside Serviced Mortgage Loan and of the related Companion Loan Holder(s) through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with a default or imminent default of such Outside Serviced Mortgage Loan.

“REO Trust Subordinate Companion Loan”: Any Trust Subordinate Companion Loan if the related Mortgaged Property has become an REO Property.

“Reportable Event”: As defined in Section 10.07 of this Agreement.

“Reporting Servicer”: As defined in Section 10.09 of this Agreement.

“Repurchase”: As defined in Section 2.03(a) of this Agreement.

“Repurchase Communication”: For purposes of Sections 2.03(a) and 3.01(c) of this Agreement only, any communication, whether oral or written, which need not be in any specific form.

“Repurchase Request”: A Certificateholder Repurchase Request, a PSA Party Repurchase Request or any other Repurchase Communication of a request or demand for repurchase or replacement of any Mortgage Loan alleging a Document Defect or Breach with respect to such Mortgage Loan.

“Repurchase Request Rejection”: As defined in Section 2.03(a) of this Agreement.

“Repurchase Request Withdrawal”: As defined in Section 2.03(a) of this Agreement.

“Request for Release”: A request for a release signed by a Servicing Officer, substantially in the form of Exhibit C hereto.

“Requesting Holders”: As defined in Section 3.10(a) of this Agreement.

“Requesting Party”: As defined in Section 3.30(a) of this Agreement.

“Required Sponsor Retention Amount”: [INSERT PRINCIPAL BALANCE AND CLASSES OF CERTIFICATES BEING RETAINED BY THE SPONSOR (OR ITS AFFILIATE) IN SATISFACTION OR PARTIAL SATISFACTION OF THE RISK RETENTION REQUIREMENTS][INCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]

“Required [ORIGINATOR] Retention Amount”: [INSERT PRINCIPAL BALANCE AND CLASSES OF CERTIFICATES BEING RETAINED BY [ORIGINATOR] IN PARTIAL SATISFACTION OF THE RISK RETENTION REQUIREMENTS][INCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]

“Required Third Party Purchaser Retention Amount”: [INSERT PRINCIPAL BALANCE AND CLASSES OF CERTIFICATES BEING PURCHASED BY A THIRD PARTY PURCHASER IN SATISFACTION OR PARTIAL SATISFACTION OF THE RISK RETENTION REQUIREMENTS][INCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]

“Residual Ownership Interest”: Any record or beneficial interest in the Class [R] Certificates.

“Resolution Failure”: As defined in Section 2.03(f)(iii) of this Agreement.

“Resolved”: With respect to a Repurchase Request, means that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value

Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Trust, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Trust as a result of a sale or other disposition in accordance with this Agreement.

“Responsible Officer”: When used with respect to (i) the Trustee, any officer of the Corporate Trust Office of the Trustee (and, in the event that the Trustee is the Certificate Registrar or the Paying Agent, of the Certificate Registrar or the Paying Agent, as applicable) assigned to the Corporate Trust Office with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and (ii) the Certificate Administrator, any officer assigned to the Corporate Trust Services group, with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom a particular matter is referred by the Certificate Administrator because of such officer’s knowledge of and familiarity with the particular subject. When used with respect to any Certificate Registrar (other than the Trustee or the Certificate Administrator), any officer or assistant officer thereof.

“Restricted Group”: Collectively, the following persons and entities: the Trustee; the Underwriters; the Depositor; the Master Servicer; the Special Servicer; any Sub-Servicers; the Sponsors; each Mortgagor, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of all the Mortgage Loans in the Trust Fund as of the Closing Date; and any and all Affiliates of any of the aforementioned Persons.

“Restricted Party”: As defined in the definition of “Privileged Information Exception” in this Agreement.

“Restricted Period”: As defined in Section 5.02(c)(i) of this Agreement.

“Retained Defeasance Rights and Obligations”: As defined in Section 3.09(d)(i) of this Agreement.

“Retained Defeasance Rights and Obligations Mortgage Loan”: As defined in Section 3.09(d)(i) of this Agreement.

“Retained Interest Safekeeping Account”: An account maintained by the Certificate Administrator, which account shall be deemed to be owned by the Holder(s) of the RR Interest in proportion equal to their respective ownership interests in the RR Interest.

“Retaining Party”: [Each of [CREFI] as holder of the VRR1 Interest, [______] holder of the [VRR2 Interest], [______] as holder of the [VRR3 Interest]] [, and the] [The] Third Party Purchaser as holder of the HRR Interest, and any successor holder of all or part of [the [VRR1 Interest], the [VRR2 Interest], the [VRR3 Interest]] [or] [the HRR Interest].

“Retaining Sponsor”: [___], acting as retaining sponsor as such term is defined under Rule 2 of Regulation RR.

“Review Package”: A package of documents consisting of a memorandum outlining the analysis and recommendation (in accordance with the Servicing Standard) of the Master Servicer or the Special Servicer, as the case may be, with respect to the matters that are the subject thereof, and copies of all relevant documentation.

“Revised Rate”: With respect to any ARD Mortgage Loan, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for such ARD Mortgage Loan, as calculated and as set forth in the related Loan Agreement.

[“Risk Retention Consultation Party”: The party selected by the holders of [_______]. The Certificate Administrator shall promptly provide the name and contact information for the initial Risk Retention Consultation Party upon request of any party to this Agreement and any such requesting party may conclusively rely on the name and contact information provided by the Certificate Administrator. The other parties hereto shall be entitled to assume, without independent investigation or verification, that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of such Risk Retention Consultation Party from the holders of [___________] . Notwithstanding the foregoing, the Risk Retention Consultation Party shall not have any consultation rights with respect to any Excluded RRCP Mortgage Loan. The initial Risk Retention Consultation Party shall be [_______]. [APPOINTMENT EXPECTED TO BE BY A SPONSOR OR OTHER PARTY RETAINING VERTICAL RISK RETENTION.]

In the event that no Risk Retention Consultation Party has been appointed or identified to the Master Servicer or the Special Servicer, as applicable, and the Master Servicer or the Special Servicer, as applicable, has attempted to obtain such information from the Certificate Administrator and no such entity has been identified (along with contact information) to the Master Servicer or the Special Servicer, as applicable, then until such time as the new Risk Retention Consultation Party is identified, the Master Servicer or the Special Servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of the Risk Retention Consultation Party as the case may be.]1

[“Risk Retention Affiliate” or “Risk Retention Affiliated”: Means “affiliate” of or “affiliated” with, as such terms are defined in 17 C.F.R. 246.2 of Regulation RR.]2

“RR Interest”: The VRR Interest and the HRR Interest, collectively.

“RR Interest Transfer Restriction Period”: With respect to: (a) the VRR Interest, the VRR Interest Transfer Restriction Period; and (b) the HRR Interest, the HRR Interest Transfer Restriction Period.

“Rule 144A”: Rule 144A under the Act.

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

2 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

“Rule 144A Global Certificates”: As defined in Section 5.02(c)(ii) of this Agreement.

“Rule 15Ga-1”: Rule 15Ga-1 under the Exchange Act.

“Rule 15Ga-1 Notice”: As defined in Section 2.03(a) of this Agreement.

“Rule 15Ga-1 Notice Provider”: As defined in Section 2.03(a) of this Agreement.

“Rule 17g-5”: Rule 17g-5 under the Exchange Act.

“Rule 17g-5 Information Provider” or “17g-5 Information Provider”: The Certificate Administrator acting in such capacity under this Agreement.

“Rule 17g-5 Information Provider’s Website” or “17g-5 Information Provider’s Website”: The website established and maintained by the Rule 17g-5 Information Provider pursuant to Section 11.06 and Section 11.13 of this Agreement, initially located at [website], under the “NRSRO” tab for the related transaction.

“Sarbanes-Oxley Act”: The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: As defined in Section 10.05 of this Agreement.

“Scheduled Principal Distribution Amount”: For each Distribution Date will equal the aggregate of the principal portions of (a) all Monthly Payments (excluding balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to Certificateholders or the Uncertificated VRR Interest Owner on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower [during the applicable one-month period ending on the related Determination Date] [(or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the Business Day preceding the Master Servicer Remittance Date)] or advanced by the Master Servicer or the Trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received [during the applicable one-month period ending on the related Determination Date] [(or, in the case of an Outside Serviced Mortgage Loan, received by the master servicer as of the Business Day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to the Certificateholders or the Uncertificated VRR Interest Owner on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described above.

“Secure Data Room”: [Description of website accessible by Asset Representations Reviewer for purposes of accessing Diligence Files.]

“Senior Certificates”: The [SENIOR CLASSES] and [INTEREST-ONLY CLASSES] Certificates (other than the Class [__] Certificates), collectively.

“Sequential Pay Certificates”: The Class [A-1], Class [A-2], Class [A-3], Class [A-4], Class [A-AB], Class [A-S], Class [B], Class [C], Class [D], Class [E], Class [F], Class [G] and Class [H] Certificates, collectively.

“Service(s)” or “Servicing”: In accordance with Regulation AB, the act of servicing, managing or administering the Mortgage Loans or any other assets of the Trust by an entity (other than the Certificate Administrator and the Trustee) that meets the definition of “servicer” set forth in Item 1101 of Regulation AB and is subject to the disclosure requirements set forth in Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities market.

“Serviced AB Loan Combination”: A Serviced Loan Combination that includes a Subordinate Companion Loan. [For avoidance of doubt, there is no Serviced AB Loan Combination relating to the Trust and all references in this Agreement to “Serviced AB Loan Combination” shall be disregarded.] [The only Serviced AB Loan Combination related to the Trust as of the Closing Date is the [_________] Loan Combination.]

“Serviced Companion Loan”: A Companion Loan that is part of a Serviced Loan Combination. With respect to each Servicing Shift Mortgage Loan and the related Servicing Shift Loan Combination, each related Companion Loan will no longer be a Serviced Companion Loan on and after the related Servicing Shift Date. [There is no Serviced Companion Loan related to the Trust as of the Closing Date and references in this Agreement to “Serviced Companion Loan” shall be disregarded.]

“Serviced Companion Loan Holder”: The holder of a Serviced Companion Loan. [There is no Serviced Companion Loan Holder related to the Trust and references in this Agreement to “Serviced Companion Loan Holder” shall be disregarded.]

“Serviced Companion Loan Securities”: Any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Other Securitization Trust, which assets include a Serviced Companion Loan (or a portion thereof or interest therein).

“Serviced Loan”: A Serviced Mortgage Loan, Serviced Companion Loan or Serviced Trust Subordinate Companion Loan.

“Serviced Loan Combination”: A Loan Combination that is being serviced pursuant to this Agreement. A Loan Combination that is being serviced pursuant to this Agreement. The only Serviced Loan Combinations related to the Trust as of the Closing Date are the Loan Combinations as to which “Serviced” is set forth in the Loan Combination Table under the column heading “Servicing Type,” together with any Servicing Shift Loan Combinations. A Servicing Shift Loan Combination will no longer be a Serviced Loan

Combination on and after the related Servicing Shift Date. [There is no Serviced Loan Combination related to the Trust and references in this Agreement to “Serviced Loan Combination” shall be disregarded.]

“Serviced Loan Combination Controlling Holder”: The “Controlling Noteholder” or similar term identified in the intercreditor agreement related to a Serviced Loan Combination.

“Serviced Loan Combination Remittance Date”: With respect to any Serviced Companion Loan: (i) the date specified as the applicable “remittance date” (or analogous concept) in the related Co-Lender Agreement; or (ii) if no such applicable “remittance date” (or analogous concept) is so specified in the related Co-Lender Agreement, then, if such Serviced Companion Loan is not included in an Other Securitization Trust, the Master Servicer Remittance Date and, if such Serviced Companion Loan is included in an Other Securitization Trust, the Business Day immediately following the “determination date” (or analogous concept) set forth in the related Other Pooling and Servicing Agreement.

“Serviced Mortgage Loan”: A Mortgage Loan that is not an Outside Serviced Mortgage Loan.

“Serviced Outside Controlled Mortgage Loan”: With respect to a Serviced Outside Controlled Loan Combination, the related Serviced Mortgage Loan included in the Trust, which is evidenced by a non-controlling promissory note made by the related Mortgagor. Each Servicing Shift Loan Combination will be a Serviced Outside Controlled Loan Combination prior to the related Servicing Shift Date. Each Servicing Shift Loan Combination will cease to be a Serviced Outside Controlled Loan Combination from and after the related Servicing Shift Date. Each Serviced AB Loan Combination will be a Serviced Outside Controlled Loan Combination for so long as a related Subordinate Companion Loan is evidenced by the “control note” (or analogous concept), or the holder of a related Subordinate Companion Loan is the “directing holder” (or analogous concept), under the related Co-Lender Agreement. [As of the Closing Date, the only Serviced Outside Controlled Loan Combinations are any Servicing Shift Loan Combinations and Serviced AB Loan Combinations.] [There is no Serviced Outside Controlled Mortgage Loan related to the Trust and references in this Agreement to “Serviced Outside Controlled Mortgage Loan” shall be disregarded.]

“Serviced Outside Controlled Companion Loan”: With respect to a Serviced Outside Controlled Loan Combination, the related Serviced Companion Loan evidenced by a controlling promissory note made by the related Mortgagor which is not included in the Trust. [There is no Serviced Outside Controlled Companion Loan related to the Trust and references in this Agreement to “Serviced Outside Controlled Companion Loan” shall be disregarded.]

“Serviced Outside Controlled Loan Combination”: A Serviced Loan Combination with respect to which the related “controlling note” (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) is not an asset of the Trust. Each Servicing Shift Loan Combination will cease to be a Serviced Outside Controlled Loan Combination from and after the related Servicing Shift Date. Each Serviced AB Loan Combination will be a Serviced Outside Controlled Loan Combination for so long as a related Subordinate Companion Loan is evidenced by the “control note” (or analogous concept), or the holder of a related Subordinate Companion Loan is the “directing holder” (or analogous concept), under the related Co-Lender Agreement. [As of the Closing Date, the only Serviced Outside Controlled Loan Combinations are any Servicing Shift Loan Combinations and Serviced AB Loan Combinations.] [There is no Serviced Outside Controlled Loan Combination related to the Trust and references in this Agreement to “Serviced Outside Controlled Loan Combination” shall be disregarded.]

“Serviced Pari Passu Companion Loan”: A Pari Passu Companion Loan that is part of a Serviced Loan Combination. With respect to each Servicing Shift Mortgage Loan and the related Servicing Shift Loan Combination, each related Pari Passu Companion Loan will cease to be a Serviced Pari Passu Companion Loan on and after the related Servicing Shift Date. [There is no Serviced Pari Passu Companion Loan related to the Trust and references in this Agreement to “Serviced Pari Passu Companion Loan” shall be disregarded.]

“Serviced Pari Passu Companion Loan Holder”: A holder of a Serviced Pari Passu Companion Loan.

“Serviced Pari Passu Loan Combination”: A Pari Passu Loan Combination that is a Serviced Loan Combination. Each Servicing Shift Loan Combination will cease to be a Serviced Pari Passu Loan Combination on and after the related Servicing Shift Date. [There is no Serviced Pari Passu Loan Combination related to the Trust and references in this Agreement to “Serviced Pari Passu Loan Combination” shall be disregarded.]

“Serviced Subordinate Companion Loan”: A Subordinate Companion Loan that is part of a Serviced AB Loan Combination. [For avoidance of doubt, there are no Serviced Subordinate Companion Loans related to the Trust and references in this Agreement to “Serviced Subordinate Companion Loan” shall be disregarded.]

“Serviced Subordinate Companion Loan Holder”: A holder of a Serviced Subordinate Companion Loan. [There are no Serviced Subordinate Companion Loans related to the Trust and, therefore, references in this Agreement to “Serviced Subordinate Companion Loan Holder” shall be disregarded.]

“Servicer”: As defined in Section 10.02(b) of this Agreement.

“Servicer Indemnified Party”: As defined in Section 8.05(c) of this Agreement.

“Servicer Termination Event”: As defined in Section 7.01 of this Agreement.

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB, as such may be amended from time to time.

“Servicing Fee”: With respect to each Mortgage Loan, Serviced Companion Loan and Trust Subordinate Companion Loan (including each Specially Serviced Loan and the Outside Serviced Mortgage Loans) or any successor REO Mortgage Loan or successor REO Companion Loan and for any Distribution Date, the amount accrued during the related Interest Accrual Period at the related Servicing Fee Rate on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or Trust Subordinate Companion Loan, as the case may be, as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan, Serviced Loan Combination or Trust Subordinate Companion Loan is computed and shall be prorated for partial periods.

For the avoidance of doubt, notwithstanding Section 3.05 or Section 3.12 of this Agreement, (1) the Servicing Fee shall be payable from the Lower-Tier REMIC and (2) the portion thereof payable with respect to each Outside Serviced Mortgage Loan to the applicable Outside Servicer shall be paid under the applicable Outside Servicing Agreement, shall not be payable to the Master Servicer and will previously have been deducted by the applicable Outside Servicer prior to remittance to the Trust and shall not be withdrawn from the Collection Account.

“Servicing Fee Rate”: With respect to each Mortgage Loan and Trust Subordinate Companion Loan (including any Outside Serviced Mortgage Loan) (or any successor REO Mortgage Loan with respect thereto), the per annum rate equal to the sum of the rates set forth under the columns labeled “Master Servicing Fee Rate (%)”, “Primary Servicing Fee Rate (%)”, “Subservicing Fee Rate (%)” and “Outside Servicing Fee Rate (%)” on the Mortgage Loan Schedule.

“Servicing File”: Any documents (other than documents required to be part of the related Mortgage File but including copies of such documents required to be part of the related Mortgage File) related to the origination or the servicing of the Mortgage Loans and Trust Subordinate Companion Loan that are in the possession of or under the control of the applicable Mortgage Loan Seller, including but not limited to appraisals, environmental reports, engineering reports, legal opinions, and the applicable Mortgage Loan Seller’s asset summary, delivered to the Master Servicer or the Special Servicer; provided that no information that is proprietary to the related Mortgage Loan Seller or any draft documents, privileged or other related Mortgage Loan Seller communications, credit underwriting, due diligence analyses or data, or internal worksheets, memoranda, communications or evaluations shall be required to be delivered as part of the Servicing File. Notwithstanding anything to the contrary contained herein, with respect to each Outside Serviced Mortgage Loan, the Servicing File shall consist solely of any related documents or records generated by the Master Servicer or Special Servicer hereunder or received by either of them from the applicable Outside Servicer or Outside Special Servicer.

“Servicing Function Participant” Any Additional Servicer, Sub-Servicer, Subcontractor or any other Person, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities that address the Servicing Criteria, unless such Person’s activities relate only to 5% or less of the Mortgage Loans by unpaid principal balance calculated in accordance with the provisions of Regulation AB.

“Servicing Officer”: Any officer or employee of the Master Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans, the Serviced Companion Loans and the Trust Subordinate Companion Loan or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s or employee’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Trustee, the Operating Advisor and the Certificate Administrator by the Master Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.

“Servicing Shift Date”: With respect to any Servicing Shift Loan Combination, the date on which the related Pari Passu Companion Loan evidenced by the Servicing Shift Lead Note is included in an Outside Securitization Trust, and which is also the date on which the pooling and servicing agreement or other comparable agreement governing the creation of such Outside Securitization Trust becomes the Outside Servicing Agreement for such Servicing Shift Loan Combination.

“Servicing Shift Lead Note”: With respect to any Servicing Shift Loan Combination, the related Note, the securitization of which shall cause the servicing of such Servicing Shift Loan Combination to shift to the applicable pooling and servicing agreement or other comparable agreement governing that securitization. With respect to any Servicing Shift Loan Combination, the related Servicing Shift Lead Note as of the Closing Date is identified in the footnotes to the Loan Combination Table.

“Servicing Shift Loan Combination”: Any Loan Combination that is initially serviced under this Agreement provided, that upon the inclusion of a designated related Companion Loan in a future securitization, the servicing of such Loan Combination will shift to the pooling and servicing agreement or other comparable agreement governing the securitization of such related Companion Loan (whether by itself or with other mortgage assets). A Servicing Shift Loan Combination will be (i) a Serviced Loan Combination prior to the related Servicing Shift Date servicing and (ii) an Outside Serviced Loan Combination on and after the related Servicing Shift Date. The only Servicing Shift Loan Combinations related to the Trust as of the Closing Date are the Loan Combinations as to which “Servicing Shift” is set forth in the Loan Combination Table under the column heading “Servicing Type.”

“Servicing Shift Mortgage Loan”: Any Mortgage Loan that is part of a Servicing Shift Loan Combination.

“Servicing Shift Mortgage Loan Pooling and Servicing Agreement”: With respect to a Servicing Shift Mortgage Loan or a Servicing Shift Loan Combination, on and after the related Servicing Shift Date, the related pooling and servicing agreement or other comparable agreement governing the creation of the Outside Securitization Trust that holds the related Pari Passu Companion Loan evidenced by the related Servicing Shift Lead Note.

“Servicing Standard”: With respect to the Master Servicer or the Special Servicer, to service and administer the Serviced Loans and any REO Properties that such party is obligated to service and administer pursuant to this Agreement on behalf of the Trust Fund and the Trustee (as the trustee for the Certificateholders and the Uncertificated VRR Interest Owner or, with respect to each Serviced Loan Combination, on behalf of the Certificateholders, the Uncertificated VRR Interest Owner and the related Serviced Companion Loan Holder(s), as a collective whole as if such Certificateholders and the Uncertificated VRR Interest Owner or,

with respect to each Serviced Loan Combination, such Certificateholders, the Uncertificated VRR Interest Owner and the related Serviced Companion Loan Holder(s), constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of any related Subordinate Companion Loan)) as determined in the good faith and reasonable judgment of the Master Servicer or the Special Servicer, as the case may be: (i) in accordance with the higher of the following standards of care: (A) with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios (giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties), and (B) with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be, and in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of this Agreement and the terms of the respective subject Serviced Loans; (ii) with a view to: the timely recovery of all payments of principal and interest, including Balloon Payments, under the Serviced Loans or, in the case of (1) a Specially Serviced Loan or (2) a Mortgage Loan or Serviced Loan Combination as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan or Serviced Loan Combination to the Certificateholders and the Uncertificated VRR Interest Owner (as a collective whole as if such Certificateholders and the Uncertificated VRR Interest Owner constituted a single lender) (or, if any Serviced Companion Loan is involved, with a view to the maximization of recovery on the related Serviced Loan Combination to the Certificateholders, the Uncertificated VRR Interest Owner and the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owner and Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of any related Subordinate Companion Loan))) of principal and interest, including Balloon Payments, on a present value basis (the relevant discounting of anticipated collections that will be distributable to the Certificateholders and the Uncertificated VRR Interest Owner (or, in the case of any Serviced Loan Combination, to the Certificateholders, the Uncertificated VRR Interest Owner and the related Companion Loan Holder) to be performed at the Calculation Rate); and (iii) without regard to (A) any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof, may have with any of the related Mortgagors, or any Affiliate thereof, or any other party to this Agreement; (B) the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any certificate backed by a Companion Loan) by the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof; (C) the obligation of the Master Servicer to make Advances; (D) the right of the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof, to receive compensation or reimbursement of costs hereunder generally or with respect to any particular transaction; and (E) the ownership, servicing or management for others of any other mortgage loan or real property not subject to this Agreement by the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof; provided that the foregoing standards shall apply with respect to an Outside Serviced Mortgage Loan and any related REO Property only to the extent that the

Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to this Agreement.

“Servicing Transfer Event”: With respect to any Serviced Mortgage Loan, Serviced Loan Combination or Trust Subordinate Companion Loan, the occurrence of any of the events described in clauses (a) through (g) of the definition of “Specially Serviced Loan.”

“Significant Obligor”: Any “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) (i) with respect to the Trust, or (ii) with respect to a Serviced Companion Loan and an Other Securitization Trust, as to which the applicable Other Depositor has notified the Master Servicer in writing is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) as to such Other Securitization Trust. [The only Significant Obligor with respect to the Trust is the [_____________] Mortgaged Property. There are no Serviced Companion Loans related to the Trust, and therefore there are no Significant Obligors with respect to an Other Securitization Trust.]

“Significant Obligor NOI Quarterly Filing Deadline”: With respect to each calendar quarter (other than the fourth calendar quarter of any calendar year) and each Significant Obligor, the date that is [fifteen (15)] days after the Relevant Distribution Date occurring on or immediately following the date by which the related Mortgagor is required to deliver quarterly financial statements to the lender under the related Loan Agreement in connection with such calendar quarter (which date is set forth in Section 10.11(a) for any Significant Obligor with respect to the Trust).

“Significant Obligor NOI Yearly Filing Deadline”: With respect to each calendar year and each Significant Obligor, the date that is the [90th] day after the end of such calendar year.

“Similar Law”: As defined in Section 5.03(n) of this Agreement.

“Special Notice”: Any (a) notice transmitted to Certificateholders pursuant to Section 5.07(c) of this Agreement, (b) notice of any request by at least 25% of the Voting Rights of the Certificates to terminate and replace the Special Servicer pursuant to Section 6.08(a) of this Agreement and (c) notice of any request by at least 15% of the Voting Rights of the Non-Reduced Certificates to terminate and replace the Operating Advisor pursuant to Section 7.06(b) of this Agreement.

“Special Servicer”: [special servicer], a [__________________], or its successor in interest, or any successor Special Servicer appointed as provided herein.

“Special Servicer Servicing Personnel”: The divisions and individuals of the Special Servicer who are involved in the performance of the duties of the Special Servicer under this Agreement.

“Special Servicing Compensation”: With respect to any Serviced Mortgage Loan, Serviced Loan Combination or REO Property (other than an REO Property related to an Outside Serviced Mortgage Loan), any of the Special Servicing Fee, the Workout Fee, and the Liquidation Fee which shall be due to the Special Servicer.

“Special Servicing Fee”: With respect to each Specially Serviced Loan and REO Property (other than an REO Property related to an Outside Serviced Mortgage Loan) and any Distribution Date, an amount accrued during the related Interest Accrual Period at the applicable Special Servicing Fee Rate on the Stated Principal Balance of the related Specially Serviced Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Specially Serviced Loan is computed and shall be prorated for partial periods. For the avoidance of doubt, the Special Servicing Fee shall be deemed payable from the Lower-Tier REMIC.

“Special Servicing Fee Rate”: With respect to any Specially Serviced Loan or REO Property (other than an REO Property related to an Outside Serviced Mortgage Loan), a rate equal to (a) [___]% per annum or (b) if the rate in clause (a) would result in a Special Servicing Fee that would be less than $[_____] in any given month (as prorated for a partial period), then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property shall be such higher per annum rate as would result in a Special Servicing Fee equal to $[_____] for such month (as prorated for a partial period) with respect to such Specially Serviced Loan or REO Property.

“Specially Serviced Loan”: Any Serviced Loan, related Companion Loan or Trust Subordinate Companion Loan (including a related REO Mortgage Loan or REO Companion Loan) as to which any of the following events has occurred:

(a)               the related Mortgagor has failed to make when due any Monthly Payment or a Balloon Payment, which failure continues unremedied (without regard to any grace period):

(i)            except in the case of a Balloon Loan delinquent in respect of its Balloon Payment, for 60 days beyond the date on which the subject payment was due, or

(ii)            in the case of a delinquent Balloon Payment, (A) 60 days beyond the date on which such Balloon Payment was due (except as described in clause B below) or (B) in the case of a Serviced Loan delinquent with respect to the Balloon Payment as to which the related Mortgagor delivered to the Master Servicer (who will be required to promptly deliver a copy thereof to the Special Servicer) or the Special Servicer (who will be required to promptly deliver a copy thereof to the Master Servicer) a written and fully executed or otherwise binding commitment (subject only to customary closing conditions) for refinancing from an acceptable lender reasonably satisfactory in form and substance to the Master Servicer prior to the date 60 days after the Balloon Payment was due, for 120 days beyond the date on which the Balloon Payment was due (or such shorter period beyond the date on which that Balloon Payment was due during which the refinancing is scheduled to occur); or

(b)               there shall have occurred a default (other than as set forth in clause (a) above and other than an Acceptable Insurance Default) that (i) in the judgment of the

Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder unless (if the Controlling Class Representative is the related Directing Holder) a Control Termination Event has occurred and is continuing) materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders and the Uncertificated VRR Interest Owner in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders, the Uncertificated VRR Interest Owner and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination), and (ii) continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 30 days); provided that any default that results in acceleration of the Serviced Loan without the application of any grace period under the related Loan Documents shall be deemed not to have a grace period; and provided, further, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders and the Uncertificated VRR Interest Owner in the subject Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders, the Uncertificated VRR Interest Owner or the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination); or

(c)               the Master Servicer or the Special Servicer has determined (and, in the case of the Special Servicer, with the consent of the related Directing Holder, unless (if the Controlling Class Representative is the related Directing Holder) a Control Termination Event has occurred and is continuing) that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default will materially impair the value of the related Mortgaged Property as security for such Serviced Loan or otherwise materially adversely affects the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders, the Uncertificated VRR Interest Owner or the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination), and (iii) the default is likely to continue unremedied for the applicable grace period under the terms of such Serviced Loan or, if no grace period is specified and the default is capable of being cured, for 30 days; provided that any default that results in acceleration of the Serviced Loan without the application of any grace period under the related Loan Documents shall be deemed not to have a grace period; or

(d)               a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in any involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the related Mortgagor and such decree or order shall have remained in force and not dismissed for a period of 60 days (or a shorter period if the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder, unless a Control Termination Event has occurred and is continuing) determines in accordance with the Servicing Standard that the circumstances warrant that the related Serviced Loan (or REO Mortgage Loan or REO Companion Loan) be transferred to special servicing); or

(e)                                the related Mortgagor consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment or debt, marshaling of assets and liability or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

(f)                               the related Mortgagor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(g)                           the Master Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property;

provided, however, that a Serviced Loan will cease to be a Specially Serviced Loan, when a Liquidation Event has occurred with respect to such Serviced Loan or any related REO Property or, so long as at such time no circumstance identified in clauses (a) through (g) above exists that would cause the Serviced Loan to continue to be characterized as a Specially Serviced Loan, when:

(w)                           with respect to the circumstances described in clause (a) of this definition, the related Mortgagor has made three consecutive full and timely Monthly Payments under the terms of such Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to Section 3.24 of this Agreement);

(x)                               with respect to the circumstances described in clauses (c), (d), (e) and (f) of this definition, such circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (d), (e) and (f), no later than the entry of an order or decree dismissing such proceeding;

(y)                               with respect to the circumstances described in clause (b) of this definition, such default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

(z)                              with respect to the circumstances described in clause (g) of this definition, such proceedings are terminated.

The Special Servicer may conclusively rely on the Master Servicer’s determination and the Master Servicer may conclusively rely on the Special Servicer’s determination as to whether a Servicing Transfer Event has occurred giving rise to a Serviced Loan’s becoming a Specially Serviced Loan. If any Serviced Mortgage Loan that is part of a Serviced Loan Combination or any Trust AB Mortgage Loan that is part of a Trust AB Loan Combination becomes a Specially Serviced Loan, then the related Serviced Companion Loan or

Trust Subordinate Companion Loan, as applicable, shall also become a Specially Serviced Loan. If the Serviced Companion Loan that is included in a Serviced Loan Combination or Trust Subordinate Companion Loan that is included in a Trust AB Loan Combination becomes a Specially Serviced Loan, then the related Serviced Mortgage Loan that is part of such Serviced Loan Combination or the related Trust AB Mortgage Loan that is part of such Trust AB Loan Combination, as applicable, shall also become a Specially Serviced Loan.

“Specially Serviced Mortgage Loan”: A Mortgage Loan that is, or is part of, a Specially Serviced Loan.

“Specified Serviced Mortgage Loans”: The Mortgage Loans identified on Exhibit GG to this Agreement.

“Split Mortgage Loan”: Any Mortgage Loan that is part of a Loan Combination. [The only Split Mortgage Loans that are assets of the Trust as of the Closing Date are the [________________] Mortgage Loan.]

“Sponsor”: Each of CREFI, [other sponsors], and their respective successors in interest.

“[Sponsor Guarantor]”: [Sponsor Guarantor], a [______________], and its successors in interest.

“[Sponsor Guarantor] Guaranty”: The letter agreement dated as of [date], by [sponsor guarantor], for the benefit of the Depositor and its successors and permitted assigns, relating to certain obligations of [sponsor] under the [sponsor] Mortgage Loan Purchase Agreement.

“Startup Day”: The day designated as such pursuant to Section 2.12(d) of this Agreement.

“Stated Principal Balance”: With respect to any Mortgage Loan [and Trust Subordinate Companion Loan] will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan [or Trust Subordinate Companion Loan] that are distributable on or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Loan Combination on any date of determination, the Stated Principal Balance of such Loan Combination will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan, Loan Combination or Trust Subordinate Companion Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan, Trust Subordinate Companion Loan or Loan Combination, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. If any Mortgage Loan, Loan

Combination or Trust Subordinate Companion Loan is paid in full or the Mortgage Loan, Loan Combination or Trust Subordinate Companion Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan, Loan Combination or Trust Subordinate Companion Loan) is otherwise liquidated, then, as of the Distribution Date that relates to the first Determination Date on or after which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan, Loan Combination or Trust Subordinate Companion Loan will be zero.

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall or general servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions of the Servicing Criteria with respect to Mortgage Loans under the direction or authority of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, an Additional Servicer, or a Sub-Servicer.

“Subject Holder”: As defined in the definition of “Controlling Class Representative” in this Agreement.

“Subordinate Certificates”: The [subordinate classes] Certificates, collectively.

“Subordinate Companion Loan”: A Companion Loan that is subordinate in right of payment to the related Split Mortgage Loan. A Companion Loan that, to the extent provided in the related Loan Documents and/or the related Co-Lender Agreement, is generally subordinate in right of payment to the related Split Mortgage Loan. [The only Subordinate Companion Loans related to the Trust as of the Closing Date are evidenced by the Notes identified in the Loan Combination Table under the column heading “Subordinate Companion Loan(s),” each of which Notes evidences a separate Subordinate Companion Loan.] [There are no Subordinate Companion Loans related to the Trust and all references in this Agreement to "Subordinate Companion Loans" shall be disregarded.]

“Subordinate Companion Loan Holder”: The holder of a Subordinate Companion Loan. [There are no Subordinate Companion Loan Holders related to the Trust and all references in this Agreement to “Subordinate Companion Loan Holder” shall be disregarded.]

“Subordinate Loan-Specific Directing Certificateholder”: With respect to the Class [LOAN-SPECIFIC] Certificates and the Trust Subordinate Companion Loan, the initial Subordinate Loan-Specific Directing Certificateholder shall be the [LOAN-SPECIFIC] Majority Certificateholder. Thereafter, the Subordinate Loan-Specific Directing Certificateholder shall be the Person appointed by the Certificateholder(s) holding more than fifty percent (50%) of the Certificate Balance of the Class [LOAN-SPECIFIC] Certificates.

“Substitution Shortfall Amount”: With respect to a substitution pursuant to Section 2.03(a) of this Agreement, an amount equal to the excess, if any, of the Purchase Price of the Mortgage Loan or Trust Subordinate Companion Loan, as applicable, being replaced calculated as of the date of substitution over the Stated Principal Balance of the related Qualified Substitute Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution. In the event that one or more Qualified Substitute Mortgage Loans are substituted (at the same time by the same Mortgage Loan Seller) for one or more deleted Mortgage Loans or Trust Subordinate Companion Loan, as applicable, the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Prices of the Mortgage Loan or Mortgage Loans or Trust Subordinate Companion Loan, as applicable being replaced and the aggregate Stated Principal Balances of the related Qualified Substitute Mortgage Loans.

“Sub-Servicer”: Any Person that Services Mortgage Loans or the Trust Subordinate Companion Loan on behalf of the Master Servicer, the Special Servicer or an Additional Servicer and is responsible for the performance (whether directly or through Sub-Servicers or Subcontractors) of all or a material portion of the Servicing functions required to be performed by the Master Servicer, the Special Servicer or an Additional Servicer under this Agreement, with respect to some or all of the Mortgage Loans. As of the Closing Date, the Sub-Servicer(s) set forth on Exhibit S to this Agreement will be the Sub-Servicer for the related Mortgage Loan(s) or the Trust Subordinate Companion Loan set forth on Exhibit S to this Agreement.

“Sub-Servicing Agreement”: The written contract between the Master Servicer, an Additional Servicer or the Special Servicer (if it is permitted to appoint sub-servicers pursuant to Section 3.01(c) of this Agreement), as the case may be, and any Sub-Servicer relating to servicing and administration of Mortgage Loans or the Trust Subordinate Companion Loan as provided in Section 3.01(c) of this Agreement.

“Successful Bidder”: As defined in Section 7.01(b) of this Agreement.

“Tax Returns”: The federal income tax return on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each Trust REMIC under the REMIC Provisions, and the federal income tax return to be filed by the Certificate Administrator on behalf of the Grantor Trust due to its classification as a grantor trust under subpart E, part I of subchapter J of the Code, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders and/or the Uncertificated VRR Interest Owner or filed with the IRS or any other governmental taxing authority under any applicable provisions of federal, state or local tax laws.

“Temporary Regulation S Global Certificate”: As defined in Section 5.02(c)(i) of this Agreement.

“Terminated Party”: As defined in Section 7.01(c) of this Agreement.

“Termination Date”: The Distribution Date on which the Trust Fund is terminated pursuant to Section 9.01.

“Third Party Purchaser”: [ENTITY OR ENTITIES THAT PURCHASE THE REQUIRED THIRD PARTY PURCHASER RETENTION AMOUNT ON THE CLOSING DATE], or [any Person that purchases the Certificates comprising the Required Third Party

Purchaser Retention Amount in accordance with this Agreement and applicable laws and regulations. [INCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]

“Third Party Reports”: With respect to any Mortgaged Property, the related Appraisal, Phase I environmental report, Phase II environmental report, seismic report or property condition report, if any.

“TIA”: As defined in Section 12.14 of this Agreement.

“TIA Applicability Determination”: As defined in Section 12.14 of this Agreement.

“Tranche Percentage Interest”: The percentage ownership interest in a Class [EC] Regular Interest evidenced by an Exchangeable Certificate, which is equal to the ratio, expressed as a percentage, of (a) the Certificate Balance of that Certificate (or, in the case of a Class [EC] Certificate, an amount equal to the related Percentage Interest evidenced by that Certificate, multiplied by the Certificate Balance of the Class [EC] Component with the same letter designation as such Class [EC] Regular Interest) to (b) the Certificate Balance of such Class [EC] Regular Interest.

“Transfer”: Any direct or indirect transfer or other form of assignment of any Ownership Interest in a Class [R] Certificate.

“Transferee Affidavit”: As defined in Section 5.03(p)(i) of this Agreement.

“Transferor Letter”: As defined in Section 5.03(p)(ii) of this Agreement.

“Treasury Regulations”: Applicable final or temporary regulation of the U.S. Department of the Treasury.

“Trust”: The trust created by this Agreement.

“Trust AB Loan Combination”: The [LOAN-SPECIFIC] AB Loan Combination.

“Trust AB Mortgage Loan”: The [loan-specific] Mortgage Loan.

“Trust Component”: Any of the Class [A] Trust Component, Class [B] Trust Component or Class [C] Trust Component.

“Trust Fund”: The corpus of the trust created hereby and to be administered hereunder, consisting of: (i) such Mortgage Loans and the Trust Subordinate Companion Loan as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans and the Trust Subordinate Companion Loan due after the Cut-Off Date or, with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution (exclusive of interest relating to periods prior to, but due after, the Cut-Off Date); (iii) any REO Property (but, with respect to any REO Property relating to a Loan Combination, only to the extent of the Trust’s interest in the related Loan Combination); (iv) all revenues received in respect of any REO Property (but, with respect to any REO Property relating to a Loan Combination, only to the extent of the Trust’s interest in the related Loan Combination); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans and the Trust Subordinate Companion Loan required to be maintained pursuant to this Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan and the Trust Subordinate Companion Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the [LOAN-SPECIFIC] REMIC Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including any reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Mortgage Loan Purchase Agreements, the [sponsor guarantor] Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of this Agreement; (xi) the Lower-Tier Regular Interests; and (xii) the Loss of Value Reserve Fund.

“Trust Reimbursement Amount”: As defined in Section 3.06A(a) of this Agreement.

“Trust Reimbursement Amount No.1”: As defined in Section 3.06(a) of this Agreement.

“Trust Reimbursement Amount No.2”: As defined in Section 3.06A(a) of this Agreement.

“Trust REMIC”: Each of the Lower-Tier REMIC, the Upper-Tier REMIC and the [LOAN-SPECIFIC] Trust Subordinate Companion Loan REMIC.

“Trust Subordinate Companion Loan”: The [LOAN-SPECIFIC] Trust Subordinate Companion Loan.

“Trustee”: [trustee], a [_______________], in its capacity as trustee, or its successor in interest, or any successor trustee appointed as herein provided.

“Trustee Personnel”: The divisions and individuals of the Trustee who are involved in the performance of the duties of the Trustee under this Agreement.

“Trustee/Certificate Administrator Fee”: With respect to each Mortgage Loan and Trust Subordinate Companion Loan and for any Distribution Date, an amount accrued during the related Interest Accrual Period at the Trustee/Certificate Administrator Fee Rate on the Stated Principal Balance of such Mortgage Loan and Trust Subordinate Companion Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and shall be prorated for partial periods. For the avoidance of doubt, the Trustee/Certificate Administrator Fee shall be payable from the Lower-Tier REMIC.

“Trustee/Certificate Administrator Fee Rate”: With respect to each Mortgage Loan, a rate equal to [_____]% per annum.

“Uncertificated VRR Interest”: An uncertificated interest in the Trust representing the right to receive or be allocated pursuant to Section [___] a pro rata portion (based on the Uncertificated VRR Interest Balance relative to the sum of the Certificate Balance of the Class [VRR] Certificates and the Uncertificated VRR Interest Balance) of any Combined VRR Available Funds and any Appraisal Reduction Amounts, Yield Maintenance Charges, Prepayment Interest Shortfalls, and Excess Interest allocated to the Combined VRR Interest. The Uncertificated VRR Interest evidences beneficial ownership of a portion of the Class VRR Specific Grantor Trust Assets. For the avoidance of doubt, the parties hereto agree not to treat the Uncertificated VRR Interest as a security under applicable law. For tax reporting purposes, the Uncertificated VRR Interest will accrue interest at the WAC Rate in effect from time to time. [CONCEPT MAY BE INCLUDED IF THERE IS VERTICAL RISK RETENTION IN THE FORM OF A SINGLE VERTICAL SECURITY.]

“Uncertificated VRR Interest Balance”: With respect to the Uncertificated VRR Interest, (a) as of any date of determination on or prior to the first Distribution Date, an amount equal to the initial Uncertificated VRR Interest Balance as specified in the Preliminary Statement hereto, and (b) as of any date of determination after the first Distribution Date, an amount equal to the Uncertificated VRR Interest Balance on the Distribution Date immediately prior to such date of determination, after any actual distributions of principal thereon and allocations of applicable Realized Losses thereto on such prior Distribution Date, and after any increases to the Uncertificated VRR Interest Balance on such prior Distribution Date (as and to the extent provided in Section [4.01(g)] of this Agreement) in connection with recoveries of Nonrecoverable Advances previously reimbursed out of collections of principal on the Mortgage Loans.

“Uncertificated VRR Interest Owner”: Any Person in whose name the Uncertificated VRR Interest is registered on the Certificate Register or other registry of ownership maintained by the Certificate Administrator.

“Underwriter Exemption”: Prohibited Transaction Exemption [____] and Prohibited Transaction Exemption [_____], both as most recently amended by Prohibited Transaction Exemption [______] and as further amended by the Department of Labor from time to time.

“Underwriters”: Citigroup Global Markets Inc. [other underwriters].

“Unliquidated Advance”: Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to subsections (ii) (B) and (C) of Section 3.06(a) of this Agreement but that has not been recovered from the Mortgagor or otherwise from collections on or the proceeds of the Mortgage Loan or REO Property in respect of which the Advance was made.

“Unscheduled Payments”: With respect to any Distribution Date and the Mortgage Loans and Serviced Companion Loans (including the REO Mortgage Loans and REO Companion Loans), the aggregate of (a) all principal prepayments received on the Mortgage Loans and Serviced Companion Loans during the applicable Collection Period (or, in the case of an Outside Serviced Mortgage Loan, all principal prepayments received during the period that renders them includable in the Available Funds for such Distribution Date) and (b) the principal portions of all Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds (in each case, net of Special Servicing Fees, Liquidation Fees, accrued interest on Advances and other Additional Trust Fund Expenses incurred in connection with the related Mortgage Loan) and, if applicable, Net REO Proceeds received with respect to the Mortgage Loans and Serviced Companion Loans and any REO Properties (or, in the case of an Outside Serviced Mortgage Loan, any interest in REO Property acquired with respect to the related Outside Serviced Loan Combination) during the applicable Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Available Funds for such Distribution Date), but in each case only to the extent that such principal portion represents a recovery of principal for which no advance was previously made in respect of a preceding Distribution Date.

“Unscheduled Principal Distribution Amount”: For any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the applicable one-month period ending on the related Determination Date [(or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Available Funds for such Distribution Date)]; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent of the Issuing Entity’s interest therein, any REO Properties during the applicable one-month period ending on the related Determination Date [(or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Available Funds for such Distribution Date)], whether in the form of Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer [and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer,] as recoveries of previously unadvanced principal of the related Mortgage Loan[, and, in the case of Liquidation Proceeds, Insurance Proceeds and Condemnation Proceeds, net of any Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional expenses of the Issuing Entity incurred in connection with the related Mortgage Loan].

“Upper-Tier Distribution Account”: The trust account or accounts created and maintained as a separate trust account (or separate sub-account within the same account as the Lower-Tier Distribution Account) or accounts by the Certificate Administrator pursuant to Section 3.05(b) of this Agreement, which (subject to any changes in the identities of the Trustee and/or the Certificate Administrator) shall be entitled “[Certificate Administrator], as

Certificate Administrator, on behalf of [trustee], as Trustee, for the benefit of the registered Holders of [_____________________], Upper-Tier Distribution Account” and which must be an Eligible Account.

“Upper-Tier REMIC”: A segregated asset pool within the Trust Fund consisting of the Lower-Tier Regular Interests and amounts held from time to time in the Upper-Tier Distribution Account.

“Upper-Tier Residual Interest”: The sole class of “residual interests”, within the meaning of Code Section 860G(a)(2), in the Upper-Tier REMIC and evidenced by the Class [R] Certificates.

“U.S. Tax Person”: A citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State thereof or the District of Columbia, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence as of August 20, 1996 that have elected to be treated as U.S. Tax Persons).

“Voting Rights”: The portion of the voting rights of all of the Certificates that is allocated to any Certificate or Class of Certificates. At all times during the term of this Agreement, the Voting Rights shall be allocated among the respective classes of Certificateholders as follows: (1) [__]% in the case of the [INTEREST-ONLY CLASSES], allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and (2) in the case of any class of Principal Balance Certificates, a percentage equal to the product of [__]% and a fraction, the numerator of which is equal to the Certificate Balance (or, if with respect to a vote of Non-Reduced Certificates, the Certificate Balances of all Classes of the Non-Reduced Certificates of the Class, determined as of the prior Distribution Date, with the denominator of which is equal to the aggregate Certificate Balance of all Classes of the Principal Balance Certificates, each determined as of the prior Distribution Date; provided, in connection with any vote for purposes of determining whether to remove the Special Servicer pursuant to Section 7.01, the Operating Advisor pursuant to Section 7.06(b) or the Asset Representations Reviewer pursuant to Section 11.05(b), Voting Rights shall only be exercisable by Holders of the Non-Reduced Certificates. For purposes of such allocations, the Class [A-S] Certificates and the Class [EC] Component [A-S] of the Class [EC] Certificates will be considered as if they together constitute a single “Class”, the Class [B] Certificates and the Class [EC] Component [B] of the Class [EC] Certificates will be considered as if they together constitute a single “Class”, and the Class [C] Certificates and the Class [EC] Component [C] of the Class [EC] Certificates will be considered as if they together constitute a single “Class”. Voting Rights will be allocated to the Class [EC] Certificates only with respect to each Trust Component that is part of a Class of Certificates determined as described in the preceding sentence. The Voting Rights of any Class of Certificates are required to be allocated among Certificateholders of such Class in proportion to their respective Percentage Interests. None of the Class [ARD] Certificates, the [LOAN-

SPECIFIC CLASS] Certificates, the Class [R] Certificates, or the Uncertificated VRR Interest will be entitled to any Voting Rights.

[“VRR Interest”: All of the Class VRR Certificates collectively. The VRR Interest represents approximately [__]% of the aggregate initial certificate balance of all of the “ABS interests” (as defined in Regulation RR) issued by the Turst on the Closing date, and constitutes an “eligible vertical interest” (as defined in Regulation RR) in the form of a “single vertical security” (as defined in Regulation RR).]

[“VRR Interest Transfer Restriction Period”: With respect to the VRR Interest, the period from the Closing Date to the earlier of: (i) the date that is latest of (A) the date on which the aggregate unpaid principal balance of all outstanding Mortgage Loans has been reduced to 33% of the aggregate Cut-off Date Balance of the Mortgage Loans, (B) the date on which the aggregate outstanding Certificate Balance of the Principal Balance Certificates and the Uncertificated VRR Interest Balance of the Uncertificated VRR Interest has been reduced to 33% of the aggregate outstanding Certificate Balance of the Principal Balance Certificates and the Uncertificated VRR Interest Balance of the Uncertificated VRR Interest as of the Closing Date, or (C) two (2) years after the Closing Date; or (ii) in the sole discretion of the Retaining Sponsor and the Depositor, the date on which the provisions of Regulation RR applicable to the Retaining Sponsor, the Retaining Parties and the securitization transaction contemplated by this Agreement are repealed in their entirety or are otherwise eliminated and the Retaining Sponsor and the Depositor have determined that such repeal or elimination renders Regulation RR in its entirety inapplicable (and that there are no other risk retention requirements under the Dodd-Frank Act that would be applicable) to the securitization transaction contemplated by this Agreement.]

[“VRR Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of (i) the Class [VRR] Upper-Tier Regular Interest, together with all distributions thereon and proceeds thereof, (ii) [___]% of any Excess Interest collected on the ARD Mortgage Loans, and (iii) [_____]% of amounts held from time to time in the Excess Interest Distribution Account.]

“WAC Rate”: With respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans [SPECIFY ANY APPLICABLE SUBSET OF THE MORTGAGE LOANS] as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the prior Distribution Date (or, in the case of the WAC Rate for the initial Distribution Date, as of the Closing Date).

“WHFIT”: A “Widely Held Fixed Investment Trust” as that term is defined in Treasury Regulations section 1.671-5(b)(22) or successor provisions.

“WHFIT Regulations”: Treasury Regulations section 1.671-5, as amended.

“WHMT”: A “Widely Held Mortgage Trust” as that term is defined in Treasury Regulations section 1.671-5(b)(23) or successor provisions.

“Withheld Amounts”: As defined in Section 3.23 of this Agreement.

“Workout-Delayed Reimbursement Amounts”: With respect to any Mortgage Loan or Serviced Loan Combination, the amount of any Advance made with respect to such Mortgage Loan or Serviced Loan Combination on or before the date such Mortgage Loan or Serviced Loan Combination becomes (or, but for the making of three Monthly Payments under its modified terms, would then constitute) a Corrected Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan or Serviced Loan Combination becomes a Corrected Loan and (ii) the amount of such Advance becomes a future obligation of the Mortgagor to pay under the terms of modified Loan Documents. That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine in the future that such amount instead constitutes a Nonrecoverable Advance.

“Workout Fee”: The fee paid to the Special Servicer with respect to each Corrected Loan equal to the applicable Workout Fee Rate applied to each collection of interest (excluding Default Interest and Excess Interest) and principal (other than any amount for which a Liquidation Fee is paid) received on such Corrected Loan for so long as it remains a Corrected Loan; provided that no Workout Fee shall be payable by the Trust with respect to such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (c) of the definition of Specially Serviced Loan (and no other clause thereof) and no mortgage loan event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) is modified by the Special Servicer in accordance with the terms hereof; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under this Agreement only because of an event described in clause (a) of the definition of Specially Serviced Loan and the related collection of principal and interest is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related Mortgagor in connection with such workout; provided, further, that the Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under this Agreement shall be reduced by any Excess Modification Fees paid by or on behalf of the related Mortgagor with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as described in the definition of Excess Modification Fees in this Agreement, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

“Workout Fee Rate”: A rate equal to the lesser of (a) [__]% and (b) such lower rate as would result in a Workout Fee of $[_______] when applied to each expected payment of principal and interest (other than Default Interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $[______] when applied to each expected payment of principal and interest (other than Default Interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate shall be a rate equal to such higher rate as would result in a Workout Fee equal to $[______] when applied to each expected payment of principal and interest (other than Default Interest and Excess Interest) on such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

“Yield Maintenance Charge”: With respect to any Mortgage Loan, Serviced Companion Loan or Trust Subordinate Companion Loan, the yield maintenance charge or prepayment premium, if any, payable under the related Note in connection with certain prepayments.

Section 1.02              Certain Calculations. Unless otherwise specified herein, the following provisions shall apply:

(a)               All calculations of interest with respect to the Mortgage Loans shall be made in accordance with the terms of the related Note and Mortgage.

(b)               For purposes of distribution of Yield Maintenance Charges pursuant to Section 4.01(c) of this Agreement on any Distribution Date, the Class of Principal Balance Certificates and/or Class [EC] Regular Interest as to which any prepayment shall be deemed to be distributed shall be determined on the assumption that the portion of the Principal Distribution Amount paid to the Principal Balance Certificates and/or Class [EC] Regular Interests on such Distribution Date in respect of principal shall consist first of scheduled payments included in the definition of Principal Distribution Amount and second of prepayments included in such definition.

(c)               Any Mortgage Loan, Companion Loan or Trust Subordinate Companion Loan payment is deemed to be received by the Trust Fund on the date such payment is actually received by the Master Servicer, the Special Servicer or the Certificate Administrator; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan or Trust Subordinate Companion Loan, as applicable, are deemed to be received on the date they are applied in accordance with Section 3.01(b) of this Agreement to reduce the outstanding principal balance of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, on which interest accrues.

(d)               For purposes of calculating distributions on the Certificates and the Uncertificated VRR Interest, and in the absence of express provisions in the related Loan Documents (and/or, with respect to each Outside Serviced Mortgage Loan, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under a Mortgage Loan, all amounts collected by or on behalf of the Trust in respect of any Mortgage Loan or Trust Subordinate Companion Loan in the form of payments from the related Mortgagor, Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds shall be allocated to amounts due and owing under the related Loan Documents (including for principal and accrued and unpaid interest) in accordance with the express provisions of the related Loan Documents and any related Co-Lender Agreement (and, in the case of an Outside Serviced Mortgage Loan, the provisions of the applicable Outside Servicing Agreement; provided, however, in the absence of such express provisions or if and to the extent that such terms authorize the mortgagee to use its discretion and in any event for purposes of calculating distributions hereunder after an event of default under the related Mortgage Loan (to the extent not cured or waived), in each case only to the extent such amount is an obligation of the related Mortgagor in the related Loan Documents, all such amounts collected shall be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan or Trust Subordinate Companion Loan in the following order of priority:

(i)                  as a recovery of any unreimbursed Advances with respect to such Mortgage Loan or Trust Subordinate Companion Loan and unpaid interest on all Advances and, if applicable, unreimbursed and unpaid Additional Trust Fund Expenses with respect to such Mortgage Loan;

(ii)            as a recovery of any Nonrecoverable Advances related to such Mortgage Loan or Trust Subordinate Companion Loan and any interest thereon, to the extent previously reimbursed from principal collections with respect to the other Mortgage Loans;

(iii)            to the extent not previously allocated pursuant to clause (i) or (ii) above, as a recovery of accrued and unpaid interest on such Mortgage Loan or Trust Subordinate Companion Loan (exclusive of Default Interest and Excess Interest) to the extent of the excess of (A) accrued and unpaid interest on such Mortgage Loan or Trust Subordinate Companion Loan at the related Mortgage Rate to, but not including, the date of receipt by or on behalf of the Trust (or, in the case of a full Monthly Payment from the related Mortgagor, through the related Due Date), over (B) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.06(a) of this Agreement in connection with Appraisal Reduction Amounts (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause (v) below on earlier dates);

(iv)           to the extent not previously allocated pursuant to clause (i) or (ii) above, as a recovery of principal of such Mortgage Loan or Trust Subordinate Companion Loan then due and owing, including by reason of acceleration of such Mortgage Loan or Trust Subordinate Companion Loan following a default thereunder (or, if the Mortgage Loan or Trust Subordinate Companion Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

(v)            as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.06(a) of this Agreement in connection with related Appraisal Reduction Amounts (to the extent that collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause (v) on earlier dates);

(vi)            as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan or Trust Subordinate Companion Loan;

(vii)            as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan or Trust Subordinate Companion Loan;

(viii)          as a recovery of any Yield Maintenance Charge then due and owing under such Mortgage Loan or Trust Subordinate Companion Loan;

(ix)               as a recovery of any Default Interest and late payment charges then due and owing under such Mortgage Loan or Trust Subordinate Companion Loan;

(x)                  as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan or Trust Subordinate Companion Loan;

(xi)              as a recovery of any other amounts then due and owing under such Mortgage Loan or Trust Subordinate Companion Loan other than remaining unpaid principal and, if applicable, unpaid Excess Interest (if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and then, allocated to Operating Advisor Consulting Fees);

(xii)          as a recovery of any remaining principal of such Mortgage Loan or Trust Subordinate Companion Loan to the extent of its entire remaining unpaid principal balance; and

(xiii)          in the case of an ARD Mortgage Loan after the related Anticipated Repayment Date, as a recovery of Excess Interest;

provided that, to the extent required under the REMIC Provisions, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Loan Documents) with respect to any partial release of a Mortgaged Property (including following a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or the related Serviced Loan Combination or Trust Subordinate Companion Loan, as applicable, exceeds 125%, or would exceed 125% following any partial release (based solely on the value of the real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or the related Serviced Loan Combination or Trust Subordinate Companion Loan in the manner permitted by such REMIC Provisions.

(e)               Collections by or on behalf of the Trust in respect of any REO Property (exclusive of amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Loan Combination, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) shall be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan in the following order of priority:

(i)            as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related REO Mortgage

Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Trust with respect to the related REO Mortgage Loan;

(ii)                 as a recovery of any Nonrecoverable Advances with respect to the related REO Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of “Principal Distribution Amount”);

(iii)            to the extent not previously allocated pursuant to clause (i) or (ii) above, as a recovery of accrued and unpaid interest on the related REO Mortgage Loan (exclusive of Default Interest and Excess Interest) to the extent of the excess of (A) accrued and unpaid interest on such REO Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable Mortgage Loan interest accrual period, over (B) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for the related REO Mortgage Loan that have theretofore occurred under Section 4.06(a) of this Agreement in connection with Appraisal Reduction Amounts (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest on earlier dates pursuant to clause (v) below or clause (v) of Section 1.02(d) above);

(iv)           to the extent not previously allocated pursuant to clause (i) or (ii) above, as a recovery of principal of the related REO Mortgage Loan to the extent of its entire unpaid principal balance;

(v)                as a recovery of accrued and unpaid interest on the related REO Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for the related REO Mortgage Loan that have theretofore occurred under Section 4.06(a) of this Agreement in connection with related Appraisal Reduction Amounts (to the extent that collections have not theretofore been allocated as a recovery of accrued and unpaid interest on earlier dates pursuant to this clause (v) or clause (v) of Section 1.02(d) above);

(vi)            as a recovery of any Yield Maintenance Charge then due and owing under the related REO Mortgage Loan;

(vii)           as a recovery of any Default Interest and late payment charges then due and owing under the related REO Mortgage Loan;

(viii)         as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related REO Mortgage Loan;

(ix)               if the related Mortgage Loan was an ARD Loan, as a recovery of any Excess Interest then due and owing under the related REO Mortgage Loan; and

(x)                 as a recovery of any other amounts then due and owing under the related REO Mortgage Loan (if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees).

(f)                The applications of amounts received in respect of any Mortgage Loan or Trust Subordinate Companion Loan pursuant to paragraph (d) of this Section 1.02 shall be determined by the Master Servicer in accordance with the Servicing Standard. The applications of amounts received in respect of any Mortgage Loan or any REO Property pursuant to paragraph (e) of this Section 1.02 shall be determined by the Special Servicer in accordance with the Servicing Standard.

(g)               All net present value calculations and determinations made hereunder with respect to the Mortgage Loans, the Serviced Companion Loans, the Trust Subordinate Companion Loan or a Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard”, and including, if and when applicable, with respect to an Outside Serviced Mortgage Loan or the related Mortgaged Property or any related REO Property) shall be made using the Calculation Rate.

(h)               For purposes of calculating Pass-Through Rates (where applicable) and distributions on, and allocations of applicable Realized Losses (where applicable) to, the Certificates and the Uncertificated VRR Interest, as well as for purposes of calculating the Servicing Fee, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan and any related Companion Loan(s) had remained outstanding and the related Loan Documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” (or any other capitalized terms of which such terms are a part) in this Agreement, when used in that context, will be deemed to also be references to or to also include, as the case may be, any related REO Mortgage Loan, and all references to “Companion Loan,” “Companion Loans” or “Trust Subordinate Companion Loan” (or any other capitalized terms of which such terms are a part) in this Agreement, when used in that context, will be deemed to also be references to or to also include, as the case may be, any related REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan, as applicable.

(i)                 The parties hereto acknowledge that any payments, collections and recoveries received by the parties to the applicable Outside Servicing Agreement related to an

Outside Serviced Mortgage Loan are required to be allocated by such parties as interest, principal or other amounts in accordance with the terms and conditions of the applicable Outside Servicing Agreement, the related Co-Lender Agreement and the related Outside Serviced Mortgage Loan.

Section 1.03              Certain Constructions. (a) For purposes of this Agreement, references to the most or next most subordinate Class of Certificates or Class [EC] Regular Interests outstanding at any time shall mean the most or next most subordinate Class of Certificates or Class [EC] Regular Interest then outstanding as among the Class [A-1], Class [A-2], Class [A-3], Class [A-4], Class [A-AB], Class [X-A], Class [A-S], Class [B], Class [C], Class [D], Class [E], Class [F], Class [G] and Class [H] Certificates and the Class [A-S], Class [B] and Class [C] Regular Interests; provided, however, that for purposes of determining the most subordinate Class of Certificates, in the event that the Class [A-1], Class [A-2], Class [A-3], Class [A-4] and Class [A-AB] Certificates are the only Classes of Principal Balance Certificates outstanding, the Class [A-1], Class [A-2], Class [A-3], Class [A-4], Class [A-AB] and Class [X-A] Certificates together will be treated as the most subordinate Class of Certificates. For purposes of this Agreement, each Class of Certificates (other than the Class [ARD] Certificates, the Class [R] Certificates and, for purposes of receiving Yield Maintenance Charges, the Class [X-A] Certificates) and Class [EC] Regular Interest shall be deemed to be outstanding only to the extent its respective Certificate Balance or Notional Amount has not been reduced to zero. For purposes of this Agreement, the Class [R] Certificates shall be deemed to be outstanding so long as the Trust REMICs have not been terminated pursuant to Section 9.01 of this Agreement.

(b)               For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)                   the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)                             references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iii)           a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(iv)            the words “herein”, “hereof”, “hereunder”, “hereto”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(v)            the terms “include” or “including” shall mean without limitation by reason of enumeration.

Article II

CONVEYANCE OF MORTGAGE LOANS;
ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01              Conveyance of Mortgage Loans and the Trust Subordinate Companion Loan.

(a)               The Depositor, concurrently with the execution and delivery hereof, does hereby establish a trust to be designated as [issuing entity], appoint the Trustee to serve as trustee of such trust and assign, sell, transfer, set over and otherwise convey to the Trustee (as holder of the Lower-Tier Regular Interests) in trust without recourse for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in, to and under (i) the Mortgage Loans and the Trust Subordinate Companion Loan identified on the Mortgage Loan Schedule, (ii) Sections 2, 3, 4, 5 (other than Section 5(e) and 5(f)), 6 (other than Section 6(i) and Section 6(j)), (and to the extent related to the foregoing) 7, 11, 12, 13, 14, 16, 17, 18 and 23 of each Mortgage Loan Purchase Agreement, (iii) the [sponsor guarantor] Guaranty, (iv) each Co-Lender Agreement, if any, and (v) all Escrow Accounts, Lock-Box Accounts and all other assets included or to be included in the Trust Fund for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner. Such assignment includes all interest and principal received or receivable on or with respect to the Mortgage Loans and the Trust Subordinate Companion Loan (other than payments of principal and interest and other amounts due and payable on the Mortgage Loans and the Trust Subordinate Companion Loan on or before the Cut-Off Date and excluding any Retained Defeasance Rights and Obligations with respect to the Mortgage Loans and the Trust Subordinate Companion Loan). Such assignment of any Outside Serviced Mortgage Loan is further subject to the terms and conditions of the applicable Outside Servicing Agreement and the related Co-Lender Agreement. The transfer of the Mortgage Loans and the Trust Subordinate Companion Loan and the related rights and property accomplished hereby is absolute and, notwithstanding Section 12.08 of this Agreement, is intended by the parties to constitute a sale.

(b)               In connection with the Depositor’s assignment pursuant to Section 2.01(a) of this Agreement, the Depositor shall direct each Mortgage Loan Seller (pursuant to the related Mortgage Loan Purchase Agreement) to deliver to and deposit with (or to cause to be delivered to and deposited with) the Custodian (on behalf of the Trustee), on or before the Closing Date, the Mortgage File for each Mortgage Loan and Trust Subordinate Companion Loan, with copies (other than with respect to an Outside Serviced Mortgage Loan) to be delivered, within five (5) Business Days after the Closing Date, to the Master Servicer; provided that, with respect to the Trust Subordinate Companion Loan, only the documents and instruments specifically described in the definition of “Mortgage File” for the Trust Subordinate Companion Loan shall be delivered to the Custodian and the remaining documents and instruments in the related Mortgage File shall be delivered in connection with the related Mortgage Loan. Notwithstanding anything to the contrary contained herein, (A) with respect to an Outside Serviced Mortgage Loan as of the Closing Date, the preceding document delivery requirements shall be deemed satisfied by the delivery by the applicable Mortgage Loan Seller to the Custodian (on behalf of the Trustee) of (i) with respect to the documents and/or instruments referred to in clause (1) of the definition of

“Mortgage File”, executed originals of the related documents, and (ii) with respect to the documents and/or instruments referred to in clauses (2) through (20) of the definition of “Mortgage File”, a copy of such documents (with the actual such documents to be delivered to the applicable Outside Custodian under the applicable Outside Servicing Agreement) and (B) with respect to a Servicing Shift Mortgage Loan, the related Mortgage File delivered to and deposited with the Custodian (on behalf of the Trustee) as contemplated by the first sentence of this Section 2.01(b) shall, on or after the related Servicing Shift Date, be transferred to the Outside Custodian related to the securitization of the related Pari Passu Companion Loan evidenced by the related Servicing Shift Lead Note in accordance with the second paragraph of Section 2.01(c) and with the expectation that the assignments referred to in clauses (4), (5) and (14) of the definition of “Mortgage File” (to the extent that recordation of such item would have otherwise been required) will be recorded in the name of the trustee for that securitization. None of the Certificate Administrator, the Trustee, the Custodian, the Master Servicer or the Special Servicer shall be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the document delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b). Notwithstanding anything herein to the contrary, with respect to letters of credit (exclusive of those relating to an Outside Serviced Mortgage Loan), the applicable Mortgage Loan Seller shall deliver, on or before the Closing Date, to the Master Servicer and the Master Servicer shall hold the original (or copy, if such original has been submitted by the applicable Mortgage Loan Seller to the issuing bank to effect an assignment or amendment of such letter of credit (changing the beneficiary thereof to the Trustee (in care of the Master Servicer) for the benefit of Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, the related Serviced Companion Loan Holder, to the extent required in order for the Master Servicer to draw on such letter of credit on behalf of the Trustee for the benefit of Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, the related Serviced Companion Loan Holder in accordance with the applicable terms thereof and/or of the related Loan Documents)) and the applicable Mortgage Loan Seller shall be deemed to have satisfied any delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) by delivering, on or before the Closing Date, with respect to any letter(s) of credit a copy thereof to the Custodian together with an Officer’s Certificate of the applicable Mortgage Loan Seller certifying that such document has been delivered to the Master Servicer or an Officer’s Certificate from the Master Servicer certifying that it holds the letter(s) of credit pursuant to this Section 2.01(b). If a letter of credit referred to in the previous sentence is not in a form that would allow the Master Servicer to draw on such letter of credit on behalf of the Trustee for the benefit of Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, the related Serviced Companion Loan Holder in accordance with the applicable terms thereof and/or of the related Loan Documents, the applicable Mortgage Loan Seller shall deliver the appropriate assignment or amendment documents (or copies of such assignment or amendment documents if the related Mortgage Loan Seller has submitted the originals to the related issuer of such letter of credit for processing) to the Master Servicer within 90 days of the Closing Date; provided that with respect to a Servicing Shift Mortgage Loan, no such assignments shall be made until the earlier of (i) the related Servicing Shift Date, in which case such assignments shall be made in accordance with the related Servicing Shift Mortgage Loan Pooling and Servicing Agreement, and (ii) the earlier of (A) 180 days after the Closing Date and (B) such time as any such letter of credit is required to be drawn upon by the Master Servicer, in which case such assignments shall be made in favor of the Trustee for the benefit of the

Certificateholders and the Uncertificated VRR Interest Owner and for the benefit of the holder of the related Companion Loan, until the occurrence of the related Servicing Shift Date. Contemporaneous with the securitization of the related Pari Passu Companion Loan evidenced by the related Servicing Shift Lead Note, any such letter of credit shall be assigned to the related Outside Servicer or related Outside Trustee, as applicable, as provided in the related Servicing Shift Mortgage Loan Pooling and Servicing Agreement. The applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of such letter(s) of credit required in order for the Master Servicer to draw on such letter(s) of credit on behalf of the Trustee for the benefit of Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, the related Serviced Companion Loan Holder, and shall cooperate with the reasonable requests of the Master Servicer or the Special Servicer, as applicable, in connection with effectuating a draw under any such letter of credit prior to the date such letter of credit is assigned or amended in order that it may be drawn by the Master Servicer on behalf of the Trustee for the benefit of Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, the related Serviced Companion Loan Holder.

With respect to any Serviced Mortgage Loan secured by a Mortgaged Property that is subject to a franchise agreement with a related comfort letter in favor of the related Mortgage Loan Seller that requires notice to or request of the related franchisor to transfer or assign any such related comfort letter to the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner (and, if applicable, the related Serviced Companion Loan Holder(s)) or have a new comfort letter (or any such new document or acknowledgement as may be contemplated under the existing comfort letter) issued in the name of the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner (and, if applicable, the related Serviced Companion Loan Holder(s)), the related Mortgage Loan Seller or its designee shall, within 45 days of the Closing Date (or any shorter period if required by the applicable comfort letter), provide any such required notice or make any such required request to the related franchisor for the transfer or assignment of such comfort letter or issuance of a new comfort letter (or any such new document or acknowledgement as may be contemplated under the existing comfort letter), with a copy of such notice or request to the Custodian (who shall include such document in the related Mortgage File) and the Master Servicer, and the Master Servicer shall use reasonable efforts in accordance with the Servicing Standard to acquire such replacement comfort letter, if necessary (or to acquire any such new document or acknowledgement as may be contemplated under the existing comfort letter), and the Master Servicer shall, as soon as reasonably practicable following receipt thereof, deliver the original of such replacement comfort letter, new document or acknowledgement, as applicable, to the Custodian for inclusion in the Mortgage File.

After the Depositor’s transfer of the Mortgage Loans to the Trustee pursuant to this Section 2.01(b), the Depositor shall not take any action inconsistent with the Trust’s ownership of the Mortgage Loans.

(c)                      The Depositor hereby represents and warrants that each Mortgage Loan Seller has covenanted in the applicable Mortgage Loan Purchase Agreement that it shall record and file, or cause a third party on its behalf to record and file, at the related Mortgage Loan Seller’s expense, in the appropriate public recording office for real property records or UCC financing statements, as appropriate, each related assignment of Mortgage and assignment of

Assignment of Leases referred to in clause (4) of the definition of “Mortgage File” and each related UCC-3 assignment referred to in clause (15) of the definition of “Mortgage File”, in each case in favor of the Trustee. This subsection (c) shall not apply to any Outside Serviced Mortgage Loan because the documents referred to herein have been assigned to the related Outside Trustee. Notwithstanding the foregoing, with respect to a Servicing Shift Mortgage Loan: (A) the instruments of assignment referred to in clauses (4), (5) and (14) in the definition of “Mortgage File” may be in blank and need not be recorded pursuant to this Agreement (to the extent recordation would have otherwise been required) until the earliest of (i) the related Servicing Shift Date, in which case such instruments shall be completed and, if applicable, recorded in accordance with the related Servicing Shift Mortgage Loan Pooling and Servicing Agreement, and the related Mortgage Loan Seller shall deliver or cause the delivery of photocopies of any such instruments of assignment so completed and recorded to the Custodian, (ii) such Servicing Shift Mortgage Loan becomes a Specially Serviced Mortgage Loan prior to the related Servicing Shift Date, in which case such assignments shall be completed and, if applicable, recorded in accordance with this Agreement upon such occurrence, and (iii) the expiration of 180 days following the Closing Date, in which case assignments shall be completed and, if applicable, recordations shall be effected in accordance with this Agreement upon such occurrence; and (B) following the related Servicing Shift Date and upon the transfer of servicing of the related Servicing Shift Mortgage Loan to the related Outside Servicing Agreement in accordance with the related Co-Lender Agreement, the Custodian shall deliver the originals of all documents constituting the related Mortgage File and any other related Loan Documents (if not a part of the related Mortgage File) in its possession (other than the documents described in clause (1) of the definition of “Mortgage File”) to the related Outside Trustee or the Outside Custodian; provided that, prior to the delivery of any such original documents to the related Outside Trustee or Outside Custodian, the Custodian shall make and retain photocopies of any and all documents so delivered to the related Outside Trustee or the Outside Custodian; and provided, further, that, to the extent any instruments of assignment that are part of the Mortgage File have been recorded pursuant to this Agreement prior to the related Servicing Shift Date, the Trustee shall execute and deliver assignments to the Outside Trustee.

The Depositor hereby represents and warrants that the applicable Mortgage Loan Seller has covenanted in the related Mortgage Loan Purchase Agreement as to each Mortgage Loan (exclusive of any Outside Serviced Mortgage Loan), that if it cannot deliver or cause to be delivered the documents and/or instruments referred to in clauses (2), (3) and (6) (if recorded) and (15) of the definition of “Mortgage File” solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, as applicable, a copy of the original certified by the applicable Mortgage Loan Seller or the title agent to be a true and complete copy of the original thereof submitted for recording, shall be forwarded to the Custodian. Each assignment referred to in the prior paragraph that is recorded and the file copy of each UCC-3 assignment referred to in the previous paragraph shall reflect that it should be returned by the public recording or filing office to the Custodian or its agent following recording (or, alternatively, to the applicable Mortgage Loan Seller or its designee, in which case the applicable Mortgage Loan Seller shall deliver or cause the delivery of the recorded/filed original to the Custodian promptly following receipt); provided that, in those instances where the public recording office retains the original assignment of Mortgage or assignment of Assignment of Leases, the applicable Mortgage Loan Seller or its designee shall obtain and provide to the Custodian a certified copy of the recorded original. On a monthly basis, at the expense of the applicable Mortgage Loan Seller, the Custodian shall forward to the Master Servicer a copy of each of the aforementioned assignments following the Custodian’s receipt thereof.

If the Custodian has received written notice that any of the aforementioned assignments is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, then the Custodian shall direct the applicable Mortgage Loan Seller (pursuant to the Mortgage Loan Purchase Agreement) promptly to prepare or cause the preparation of a substitute therefor or cure such defect or cause such defect to be cured, as the case may be, and to record or file, or with respect to any assignments that a third party on the Mortgage Loan Seller’s behalf has agreed to record or file as described above, to deliver to such third party the substitute or corrected document.

(d)               In connection with the Depositor’s assignment pursuant to Section 2.01(a) of this Agreement, except with respect to any Outside Serviced Mortgage Loan, the Depositor shall direct the applicable Mortgage Loan Seller (pursuant to the related Mortgage Loan Purchase Agreement) to deliver to and deposit with (or cause to be delivered to and deposited with) the Master Servicer within five (5) Business Days after the Closing Date: (i) a copy of the Mortgage File; (ii) all documents and records not otherwise required to be contained in the Mortgage File that (A) relate to the origination and/or servicing and administration of the Mortgage Loans and the Trust Subordinate Companion Loan and any related Serviced Companion Loan(s), (B) are reasonably necessary for the ongoing administration and/or servicing of the Mortgage Loans and the Trust Subordinate Companion Loan (including any asset summaries related to the Mortgage Loans that were delivered to the Rating Agencies in connection with the rating of the Certificates) or any related Serviced Companion Loans or for evidencing or enforcing any of the rights of the holder of the Mortgage Loans or any related Serviced Companion Loans or holders of interests therein, and (C) are in possession or under control of the applicable Mortgage Loan Seller; and (iii) all unapplied Escrow Payments and reserve funds in the possession or under control of the applicable Mortgage Loan Seller that relate to such Mortgage Loans and the Trust Subordinate Companion Loan and any related Serviced Companion Loans, together with a statement indicating which Escrow Payments and reserve funds are allocable to each Mortgage Loan and the Trust Subordinate Companion Loan or any related Serviced Companion Loan; provided that the applicable Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other related Mortgage Loan Seller communications, credit underwriting, due diligence analyses or data, or internal worksheets, memoranda, communications or evaluations. The Master Servicer shall hold all such documents, records and funds on behalf of the Trustee in trust for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner (including, with respect to the Trust Subordinate Companion Loan, the Holders of the Class [LOAN-SPECIFIC] Certificates) (and, insofar as they also relate to a Serviced Companion Loan, on behalf of and for the benefit of the applicable Serviced Companion Loan Holder). Notwithstanding anything to the contrary, the foregoing provisions of this Section 2.01(d) shall not apply to the Outside Serviced Mortgage Loans. In addition, each Mortgage Loan Seller is required, pursuant to the related Mortgage Loan Purchase Agreement, to provide to the Master Servicer the initial data with respect to its Mortgage Loans for the CREFC® Financial File and the CREFC® Loan Periodic Update File that are required to be prepared by the Master Servicer pursuant to this Agreement.

(e)               In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall deliver, and hereby represents and warrants that it has delivered, to the Custodian and the Master Servicer, on or before the Closing Date, a fully executed original counterpart of each Mortgage Loan Purchase Agreement, as in full force and effect, without amendment or modification, on the Closing Date.

(f)                With respect to a Serviced Loan Combination, the Custodian shall also hold the related Mortgage File for the use and benefit of the related Serviced Companion Loan Holder(s).

(g)               The parties to this Agreement acknowledge and agree, with respect to the Outside Serviced Mortgage Loans, that the Trust assumes the obligations and rights of the holder of each Outside Serviced Mortgage Loan under the respective Co-Lender Agreement and/or Outside Servicing Agreement.

(h)               It is not intended that this Agreement create a partnership or a joint-stock association.

(i)                 The parties to this Agreement acknowledge that each Mortgage Loan Purchase Agreement provides that: (1) within [___] days after the Closing Date, the related Mortgage Loan Seller is required to deliver or cause to be delivered the Diligence File for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the Designated Site; and (2) promptly upon completion of such delivery of the Diligence Files (but in no event later than [___] days after the Closing Date), the applicable Mortgage Loan Seller is required to provide to the Depositor (with a copy (which may be sent by email if and to the extent provided for in Section 12.04 of this Agreement) to each of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian, the Controlling Class Representative, the Asset Representations Reviewer and the Operating Advisor) an officer’s certificate signed by such Mortgage Loan Seller certifying that the electronic copies of the documents uploaded to the Designated Site constitute all documents required under the definition of “Diligence File” and such Diligence Files are organized and categorized in accordance with the electronic file structure reasonably requested by the Depositor (the “Diligence File Certification”). The Depositor shall have no responsibility for determining whether any Diligence Files delivered to it are complete and shall have no liability to the Trust or the Certificateholders or the Uncertificated VRR Interest Owner for the failure of any Mortgage Loan Seller to deliver a Diligence File (or a complete Diligence File) to the Depositor.

(j)                 Within [__] Business Day[s] after the Closing Date, the Depositor shall deliver to the Master Servicer the Initial Schedule AL File and the Initial Schedule AL Additional File in XML Format and Excel format at the following email address: [___________]

Section 2.02              Acceptance by the Trustee, the Custodian and the Certificate Administrator.

(a)               The Trustee, by its execution and delivery of this Agreement, hereby accepts receipt, directly or through the Custodian on its behalf, of (i) the Mortgage Loans and the Trust Subordinate Companion Loan and all documents delivered to it that constitute portions of the related Mortgage Files and (ii) all other assets delivered to it and included in the Trust Fund, in good faith and without notice of any adverse claim, and declares that it or the Custodian on its behalf holds and will hold such documents and any other documents subsequently received by it that constitute portions of the Mortgage Files, and that the Custodian on behalf of the Trustee holds and will hold the Mortgage Loans and the Trust Subordinate Companion Loan and such other assets, together with any other assets subsequently delivered to it that are to be included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders and the Uncertificated VRR Interest Owner and, if applicable, the Serviced Companion Loan Holders pursuant to Section 2.01(f) of this Agreement. With respect to each Serviced Loan Combination, the Custodian shall also hold the portion of such Mortgage File that relates to the Serviced Companion Loan in such Loan Combination in trust for the use and benefit of the related Serviced Companion Loan Holder. In connection with the foregoing, [Truste][Certificate Administrator], as the initial Custodian, hereby certifies to each of the other parties hereto, the applicable Mortgage Loan Seller, each Underwriter and each Initial Purchaser that, as to each Mortgage Loan and Trust Subordinate Companion Loan, (i) all documents specified in clause (1) of the definition of “Mortgage File” are in its possession, and (ii) the original Note (or, if accompanied by a lost note affidavit, the copy of such Note) received by it with respect to such Mortgage Loan has been reviewed by it and (A) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor), (B) appears to have been executed (where appropriate) and (C) purports to relate to such Mortgage Loan and Trust Subordinate Companion Loan.

(b)               On or about the 60th day following the Closing Date (and, if any exceptions are noted, again on or about the 90th day following the Closing Date and monthly thereafter until the earliest of (i) the second anniversary of the Closing Date, (ii) the day on which all exceptions have been removed and (iii) the day on which the applicable Mortgage Loan Seller has repurchased or substituted for the last affected Mortgage Loan), the Custodian shall review the documents delivered to it with respect to each Mortgage Loan and Trust Subordinate Companion Loan, and the Custodian shall, subject to Sections 2.01(c), 2.02(c) and 2.02(d) of this Agreement and the terms of the respective Mortgage Loan Purchase Agreements, certify in writing (substantially in the form of Exhibit N to this Agreement) to each of the other parties hereto, the applicable Mortgage Loan Seller, each Underwriter and each Initial Purchaser (and upon request, in the case of a Serviced Loan Combination, to the related Serviced Companion Loan Holder) that, as to each Mortgage Loan and Trust Subordinate Companion Loan then subject to this Agreement (except as specifically identified in any exception report annexed to such certification, which exception report shall also be available in electronic format (including Excel-compatible format) upon request): (i) all documents specified in clauses (1), (2), (3), (4) (other than with respect to an Outside Serviced Mortgage Loan), (5), (7), (6) (provided that the Custodian has been notified of any related modification), (15) and (20) (for any Mortgage Loan that is part of a Loan Combination) of the definition of “Mortgage File” are in its possession; (ii) the recordation/filing contemplated by Section 2.01(c) of this Agreement has been completed (based solely on receipt by the Custodian (whether that is the [Trustee][Certificate Administrator] or any other Custodian appointed by it) of the particular recorded/filed documents); (iii) all documents received by the Custodian with respect to such Mortgage Loan and Trust Subordinate Companion Loan have been reviewed by the Custodian and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor), (B) appear to have been executed (where appropriate) and (C) purport to relate to such Mortgage Loan and Trust Subordinate Companion Loan; and (iv) based on the examinations referred to in Section 2.02(a) of this Agreement and this Section 2.02(b) and only as to the foregoing documents (together with any Loan Agreement that has been delivered by the related Mortgage Loan Seller), the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv) and (v)(B) of the definition of “Mortgage Loan Schedule” accurately reflects the information set forth in the Mortgage File. With respect to the items listed in clauses (2), (3), (4) and (6) of the definition of “Mortgage File” if the original of such document is not in the Custodian’s possession because it has not been returned from the applicable recording office, then the Custodian’s certification prepared pursuant to this Section 2.02(b) should indicate the absence of such original. In addition, as it relates to the Outside Serviced Mortgage Loans, with respect to the items listed in clauses (1), (2), (3), (4), (5), (6), (7), (15) and (20) of the definition of “Mortgage File”, the Custodian’s certification prepared pursuant to this Section 2.02(b) should indicate the absence of such document: (i) in the case of the item listed in clause (1) of the definition of “Mortgage File”, unless the Custodian is in possession of the original of such document; and (ii) in the case of the items listed in clauses (2), (3), (4), (5), (6), (7), (15) and (20) of the definition of “Mortgage File”, unless the Custodian is in possession of a copy of such document. If the Custodian’s obligation to deliver the certifications contemplated in this subsection terminates because two years have elapsed since the Closing Date, the [Trustee][Certificate Administrator] shall deliver (or cause any other Custodian appointed by it to deliver) a comparable certification to any party hereto, the Serviced Companion Loan Holder and any Underwriter and any Initial Purchaser on request.

(c)               It is acknowledged that none of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans (or the Trust Subordinate Companion Loan, as applicable) delivered to it to determine that the same are valid, legal, effective, genuine, binding, enforceable, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face. Furthermore, none of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Custodian shall have any responsibility for determining whether the text of any assignment or endorsement is in proper or recordable form, whether the requisite recording of any document is in accordance with the requirements of any applicable jurisdiction, or whether a blanket assignment is permitted in any applicable jurisdiction.

(d)               The parties hereto hereby agree that the scope of the Custodian’s review of the Mortgage Files is limited solely to confirming that the documents specified in clauses (1), (2), (3), (4) (other than with respect to an Outside Serviced Mortgage Loan), (5), (6) (provided that the Custodian has been notified of any related modification), (7), (15) and (20) (for any Mortgage Loan that is part of a Loan Combination) of the definition of “Mortgage File” have been received, appear regular on their face and such additional information as will be necessary for delivering the certifications required by Sections 2.02(a) and 2.02(b) of this Agreement, and such review is in no way intended to, nor shall it be used to, verify the content of any collateral descriptions included in any data tapes and shall not otherwise directly or indirectly be reflected in any offering document. Any review of the Mortgage Files by the Custodian and any certification with respect thereto is not intended to, and shall not be deemed by the parties to this

Agreement to, constitute “due diligence services” or a “third party due diligence report” as such terms are defined in Rule 17g-10 and 15Ga-2, respectively, under the Exchange Act. Any recipient of the Custodian’s certification or a copy thereof by its receipt thereof is deemed to agree, and each party to this Agreement hereby agrees, that it shall not share such certification with any NRSRO or any party not addressed on such certification. Notwithstanding the foregoing, nothing in this Section 2.02(d) shall relieve any party to this Agreement from its obligation to deliver information to the Rating Agencies as required under and in accordance with the terms of this Agreement.

(e)               If, after the Closing Date, the Depositor comes into possession of any documents or records that constitute part of the Mortgage File or Servicing File for any Mortgage Loan or Trust Subordinate Companion Loan, the Depositor shall promptly deliver such document to the Custodian with a copy to the Master Servicer (if it constitutes part of the Servicing File).

Section 2.03              Mortgage Loan Sellers’ Repurchase, Substitution or Cures of Mortgage Loans for Document Defects in Mortgage Files and Breaches of Representations and Warranties.

(a)               If (i) any party hereto (other than the Asset Representations Reviewer) (A) discovers or receives notice alleging that any document constituting a part of a Mortgage File has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule, or does not appear to be regular on its face (each, a “Document Defect”) or (B) discovers or receives notice alleging a breach of any representation or warranty of the applicable Mortgage Loan Seller made pursuant to Section 6(c) of the related Mortgage Loan Purchase Agreement with respect to any Mortgage Loan (a “Breach”) or (ii) the Special Servicer or the Depositor receives a Repurchase Request, then such Person shall give prompt written notice thereof to the applicable Mortgage Loan Seller, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the other parties hereto, any related Serviced Companion Loan Holder (if applicable) and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13 of this Agreement, the Rule 17g-5 Information Provider (to the extent notice has not previously been delivered to such Persons pursuant to this sentence). If any such Document Defect or Breach materially and adversely affects, or any such Document Defect is deemed in accordance with Section 2.03(b) of this Agreement to materially and adversely affect, the value of the related Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder or the Uncertificated VRR Interest Owner in the related Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a Qualified Mortgage, then such Document Defect shall, subject to Section 2.03(b), constitute a “Material Document Defect” or such Breach shall constitute a “Material Breach”, as the case may be. The Enforcing Servicer shall determine, with respect to any affected Mortgage Loan or REO Mortgage Loan, whether a Document Defect is a Material Document Defect or a Breach is a Material Breach. If such Document Defect or Breach has been determined to be a Material Defect, then the Enforcing Servicer shall give prompt written notice to the other parties hereto, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), and the applicable Mortgage Loan Seller (and in the case of the Mortgage Loans sold to the Depositor by [sponsor], with simultaneous notice to and demand on [sponsor guarantor], as guarantor of certain of [sponsor]’s obligations under the [sponsor] Mortgage Loan Purchase Agreement, pursuant to the [sponsor guarantor] Guaranty) (a) notifying such parties of the existence of such Material Defect and (b) demanding that the applicable Mortgage Loan Seller, not later than 90 days from the earlier of the applicable Mortgage Loan Seller’s (x) discovery of, and (y) receipt of notice of, and receipt of a demand to take action with respect to, such Material Defect (or, in the case of a Material Defect relating to a Mortgage Loan not being a Qualified Mortgage, not later than 90 days from any party discovering such Material Defect), cure the same in all material respects (which cure shall include payment of losses and any Additional Trust Fund Expenses associated therewith (including, if applicable, the amount of any fees of the Asset Representations Reviewer payable pursuant to the related Mortgage Loan Purchase Agreement attributable to the Asset Review of such Mortgage Loan)) or, if such Material Defect cannot be cured within such 90 day period, either (before the end of such 90-day period) (i) repurchase the affected Mortgage Loan or any related REO Property (or the Trust’s interest therein with respect to any Outside Serviced Mortgage Loan) at the applicable Purchase Price by wire transfer of immediately available funds to the Collection Account or (ii) substitute a Qualified Substitute Mortgage Loan for such affected Mortgage Loan (provided that in no event shall any such substitution occur on or after the second anniversary of the Closing Date) and pay the Master Servicer for deposit into the Collection Account, any Substitution Shortfall Amount in connection therewith, all in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement; provided, however, that if (i) such Material Defect is capable of being cured but not within such 90 day period, (ii) such Material Defect is not related to any Mortgage Loan’s not being a Qualified Mortgage and (iii) the applicable Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Defect within such 90 day period, then such Mortgage Loan Seller shall have an additional 90 days to complete such cure or, in the event of a failure to so cure, to complete such repurchase or substitution (it being understood and agreed that, in connection with such Mortgage Loan Seller’s receiving such additional 90 day period, such Mortgage Loan Seller shall deliver an Officer’s Certificate to the Trustee, the Master Servicer, the Special Servicer and the Certificate Administrator setting forth the reasons such Material Defect is not capable of being cured within the initial 90 day period and what actions such Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that such Mortgage Loan Seller anticipates that such Material Defect will be cured within such additional 90 day period); and provided, further, that, if any such Material Defect is still not cured after the initial 90 day period and any such additional 90 day period solely due to the failure of such Mortgage Loan Seller to have received the recorded document, then such Mortgage Loan Seller shall be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect so long as such Mortgage Loan Seller certifies to the Trustee, the Master Servicer, the Special Servicer and the Certificate Administrator every 30 days thereafter that the Material Defect is still in effect solely because of its failure to have received the recorded document and that such Mortgage Loan Seller is diligently pursuing the cure of such defect (specifying the actions being taken), except that no such deferral of cure, repurchase or substitution may continue beyond the date that is 18 months following the Closing Date. If the affected Mortgage Loan is to be repurchased, the Master Servicer shall designate the Collection Account as the account to which funds in the amount of the Purchase Price are to be wired. If the affected Mortgage Loan is to be substituted for, the

Master Servicer shall designate the Collection Account as the account to which funds in the amount of the Substitution Shortfall Amount are to be wired. Any such repurchase or substitution of a Mortgage Loan shall be on a whole loan, servicing released basis. Monthly Payments due with respect to each Qualified Substitute Mortgage Loan (if any) after the related Due Date in the month of substitution, and Monthly Payments due with respect to each Mortgage Loan being repurchased or replaced after the related Cut-Off Date and received by the Master Servicer or the Special Servicer on behalf of the Trust on or prior to the related date of repurchase or substitution, shall be part of the Trust Fund. Monthly Payments due with respect to each Qualified Substitute Mortgage Loan (if any) on or prior to the related Due Date in the month of substitution, and Monthly Payments due with respect to each Mortgage Loan being repurchased or replaced and received by the Master Servicer or the Special Servicer on behalf of the Trust after the related date of repurchase or substitution, shall not be part of the Trust Fund and are to be remitted by the Master Servicer to the Mortgage Loan Seller effecting the related repurchase or substitution promptly following receipt. From and after the date of substitution, each Qualified Substitute Mortgage Loan, if any, that has been substituted shall be deemed to constitute a “Mortgage Loan” hereunder for all purposes. No mortgage loan may be substituted for a Defective Mortgage Loan as contemplated by this Section 2.03(a) if the Mortgage Loan to be replaced was itself a Qualified Substitute Mortgage Loan that had replaced a prior Mortgage Loan, in which case, absent a cure (including by the making of a Loss of Value Payment pursuant to the following paragraph) of the relevant Material Defect, the affected Mortgage Loan will be required to be repurchased.

Notwithstanding the foregoing, with respect to any Material Defect or other matter relating to the Trust Subordinate Companion Loan which (i) causes the Trust Subordinate Companion Loan not to be a “qualified mortgage” (within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Trust Subordinate Companion Loan to be treated as a qualified mortgage) or (ii) would otherwise cause any Trust REMIC to fail to qualify as a REMIC, or result in the imposition of any tax on any Trust REMIC, following 90 days after (x) the applicable Mortgage Loan Seller's discovery of such Material Defect or (y) discovery of such Material Defect by any other party, provided that the related Mortgage Loan Seller receives prompt written notice thereof, if the same is not cured, then (i) the Custodian shall, upon receipt of a Request for Release from the Master Servicer, release or cause to be released to the Subordinate Loan-Specific Directing Certificateholder or any designee thereof, the Mortgage Note for the Trust Subordinate Companion Loan and the Custodian or the Trustee shall execute all assignments, endorsements and other instruments furnished to it by the Subordinate Loan-Specific Directing Certificateholder as shall be necessary to effectuate transfer of such Mortgage Note, (ii) the [LOAN-SPECIFIC] Trust Subordinate Companion Loan REMIC shall be liquidated in accordance with the procedures set forth in Section 9.01 and (iii) neither of the Master Servicer nor the Special Servicer shall have any further obligation to service the Trust Subordinate Companion Loan hereunder

Notwithstanding the foregoing provisions of this Section 2.03(a), in lieu of the related Mortgage Loan Seller performing its obligations with respect to any Material Defect as set forth in the preceding paragraph, to the extent that such Mortgage Loan Seller and the Enforcing Servicer (subject to the consent of the Controlling Class Representative so long as no Control Termination Event has occurred and is continuing and other than with respect to an

Excluded Mortgage Loan), are able to agree upon a cash payment payable by such Mortgage Loan Seller to the Trust that would be deemed sufficient to compensate the Trust for such Material Defect (a “Loss of Value Payment”), such Mortgage Loan Seller may elect, in its sole discretion, to pay such Loss of Value Payment to the Trust, and the amount of such Loss of Value Payment shall be deposited into the Loss of Value Reserve Fund to be applied in accordance with Section 3.06(c) of this Agreement; provided that a Material Defect as a result of a Mortgage Loan not constituting a Qualified Mortgage may not be cured by a Loss of Value Payment. If the Enforcing Servicer is the Special Servicer, then in connection with the Special Servicer’s reaching an agreement with a Mortgage Loan Seller as to a Loss of Value Payment, the Master Servicer shall, upon the Special Servicer’s request, promptly provide the Special Servicer with a copy of the Servicing File for such Mortgage Loan and any other information relating to such Mortgage Loan and reasonably requested by the Special Servicer. Any agreement by the Special Servicer with a Mortgage Loan Seller as to any Loss of Value Payment with respect to a Specially Serviced Loan shall be subject to the consent of the Controlling Class Representative (so long as no Control Termination Event has occurred and is continuing and other than with respect to an Excluded Mortgage Loan). The Loss of Value Payment shall include the portion of any Liquidation Fees payable to the Special Servicer in respect of such Loss of Value Payment and the portion of fees of the Asset Representations Reviewer attributable to any Asset Review of such Mortgage Loan. Upon its making a Loss of Value Payment, the related Mortgage Loan Seller shall be deemed to have cured the subject Material Defect in all respects. Provided that such Loss of Value Payment is made, this paragraph describes the sole remedy available to the Certificateholders, the Uncertificated VRR Interest Owner or the Trust regarding any such Material Defect in respect of which such Loss of Value Payment is accepted, and the related Mortgage Loan Seller shall not be obligated to repurchase or replace the affected Mortgage Loan or otherwise cure such Material Defect. This paragraph is intended to apply only to a mutual agreement or settlement between the applicable Mortgage Loan Seller and the Enforcing Servicer, provided that, prior to any such agreement or settlement, nothing in this paragraph shall preclude the Mortgage Loan Seller or the Enforcing Servicer, as applicable, from exercising any of its rights related to a Material Defect in the manner and within the time frames set forth in the related Mortgage Loan Purchase Agreement or this Section 2.03 (excluding this paragraph) (including any right to cure, repurchase or substitute for such Mortgage Loan).

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Cross-Collateralized Group and (z) the applicable Document Defect or Breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Cross-Collateralized Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or Breach (as the case may be) shall be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the related Mortgage Loan Seller shall be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless, in the case of such Breach or Document Defect, as applicable:

(A)      the related Mortgage Loan Seller (at its expense) delivers or causes to be delivered to the Trustee, the Master Servicer and the Special Servicer an Opinion of Counsel to the effect that such Mortgage Loan Seller’s repurchase or replacement of only the Mortgage Loan(s) as to which a Material Defect has actually occurred without regard to the provisions of this paragraph (the “Affected Loan(s)”) and the operation of the remaining provisions of this Section 2.03(a) (i) will not cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under subpart E, part I of subchapter J of the Code for federal income tax purposes at any time that any Certificate is outstanding and (ii) will not result in the imposition of a tax upon either Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code); and

(B)       each of the following conditions would be satisfied if the related Mortgage Loan Seller were to repurchase or replace only the Affected Loans and not the Other Crossed Loans:

(1)   the debt service coverage ratio for such Other Crossed Loan(s) (excluding the Affected Loan(s)) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (A) 0.10x below the debt service coverage ratio for the Cross-Collateralized Group (including the Affected Loan(s)) set forth in Annex A to the Prospectus and (B) the debt service coverage ratio for the Cross-Collateralized Group (including the Affected Loan(s)) for the four preceding calendar quarters preceding the repurchase or replacement;

(2)   the loan-to-value ratio for the Other Crossed Loans (excluding the Affected Loan(s)) is not greater than the greatest of (A) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Cross-Collateralized Group (including the Affected Loan(s)) set forth in Annex A to the Prospectus plus 10%, (B) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Cross-Collateralized Group (including the Affected Loan(s)) at the time of repurchase or replacement and (C) 75%; and

(3)   (x) the cross-collateralization between the Affected Loan(s) and the Other Crossed Loans has been terminated and (y) the Loan Documents evidencing and securing the relevant Mortgage Loans have been modified in a manner that complies with the related Mortgage Loan Purchase Agreement and this Agreement and that removes any threat of impairment of the ability to exercise remedies against the Primary Collateral of the other Mortgage Loans in the Cross-Collateralized Group as a result of the exercise of remedies against the Primary Collateral of any Mortgage Loan in the Cross-Collateralized Group.

The determination of the Enforcing Servicer as to whether the conditions set forth above have been satisfied shall be conclusive and binding in the absence of manifest error on the Certificateholders, the Uncertificated VRR Interest Owner, the other parties to this Agreement and the related Mortgage Loan Seller. The Enforcing Servicer will be entitled to cause to be delivered, or direct the related Mortgage Loan Seller to cause to be delivered, to the Enforcing

Servicer an Appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (B)(2) above has been satisfied, in each case at the expense of the related Mortgage Loan Seller if the scope and cost of the Appraisal is approved by the related Mortgage Loan Seller and, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (such approval not to be unreasonably withheld in each case).

Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Cross-Collateralized Group shall be allocated between such Mortgage Loans in accordance with the related Loan Documents, or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances. All other terms of the related Mortgage Loans shall remain in full force and effect, without any modification thereof. The provisions of this paragraph shall be binding on all future holders of each Mortgage Loan that forms part of a Cross-Collateralized Group.

Pursuant to each Mortgage Loan Purchase Agreement, if there is a Material Defect with respect to one or more Mortgaged Properties securing a Mortgage Loan, the related Mortgage Loan Seller shall not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property(ies) may be released pursuant to the terms of any partial release provisions in the related Loan Documents (and such Mortgaged Property(ies) is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the related Loan Documents and the related Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the Trust and (iii) each Rating Agency has provided a Rating Agency Confirmation.

To the extent necessary and appropriate, the Master Servicer or Special Servicer, as applicable, shall execute (pursuant to a limited power of attorney provided by the Trustee that enables the Master Servicer or Special Servicer, as applicable, to execute) the modification of the Loan Documents that complies with the applicable Mortgage Loan Purchase Agreement to remove the threat of impairment of the ability of the Mortgage Loan Seller or the Trust Fund to exercise its remedies with respect to the Primary Collateral securing the Mortgage Loan(s) held by such party resulting from the exercise of remedies by the other such party; provided that the Trustee shall not be liable for any misuse of any such power of attorney by the Master Servicer or Special Servicer, as applicable, or any of its agents or subcontractors. The Master Servicer shall advance all costs and expenses incurred by the Trustee, the Special Servicer and the Master Servicer with respect to any Cross-Collateralized Group pursuant to this paragraph and the first, second and third preceding paragraphs, and such advances and interest thereon shall (i) constitute and be reimbursable as Property Advances and (ii) be included in the calculation of Purchase Price for the Affected Loan(s) to be repurchased or replaced. Neither the Master Servicer nor the Special Servicer shall be liable to any Certificateholder, the Uncertificated VRR Interest Owner or any other party hereto if a modification of the Loan Documents described above cannot be effected for any reason beyond the control of the Master Servicer or the Special Servicer or should not be effected as determined by the Master Servicer or Special Servicer, as applicable, in accordance with the Servicing Standard.

If the Master Servicer, the Special Servicer or the Depositor receives a Repurchase Communication of a withdrawal of a Repurchase Request of which notice has been previously received or given and which withdrawal is by the Person making such Repurchase Request (a “Repurchase Request Withdrawal”), such party shall give written notice of such Repurchase Request Withdrawal to the applicable Mortgage Loan Seller, the other parties hereto, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), any Serviced Companion Loan Holder (if applicable) and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13 of this Agreement, the Rule 17g-5 Information Provider (to the extent notice has not previously been delivered to such Persons pursuant to this sentence). If the Master Servicer or the Special Servicer receives a Repurchase Communication that any Mortgage Loan (or Trust Subordinate Companion Loan, as applicable) that was subject of a Repurchase Request has been repurchased or replaced (a “Repurchase”), or that such Repurchase Request has been rejected (a “Repurchase Request Rejection”), then the Master Servicer or the Special Servicer, as applicable, shall (in accordance with the following paragraph) give written notice of such Repurchase or Repurchase Request Rejection to the other such party, the Depositor, the applicable Mortgage Loan Seller (unless it is the entity that has repurchased or replaced the subject Mortgage Loan or rejected such Repurchase Request), and the Certificate Administrator (in each case unless the proposed recipient is the party that notified the Master Servicer or the Special Servicer, as applicable, thereof).

Each notice of a Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection required to be given by a party pursuant to this Section 2.03(a) (each, a “Rule 15Ga-1 Notice”) shall be given no later than ten (10) Business Days after receipt of a Repurchase Communication of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, as applicable, and shall include (i) the identity of the related Mortgage Loan and the Person making the Repurchase Request, (ii) the date that the Repurchase Communication regarding the Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection was received, as applicable, (iii) if known, the basis for the Repurchase Request (as asserted in the Repurchase Request) and (iv) in the case of Rule 15Ga-1 Notices provided by the Special Servicer with respect to a Repurchase Request, a statement as to whether the Special Servicer currently plans to pursue such Repurchase Request.

If the Trustee, the Certificate Administrator, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the Custodian receives a Repurchase Communication of a Repurchase Request, a Repurchase Request Withdrawal, a Repurchase or a Repurchase Request Rejection, then such party shall promptly forward such Repurchase Communication of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection to the Special Servicer and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative, and include the following statement in the related correspondence: “This is a Repurchase Communication regarding [a “Repurchase Request”] [a “Repurchase Request Withdrawal”] [a “Repurchase”] [a “Repurchase Request Rejection”] under Section 2.03(a) of the Pooling and Servicing Agreement relating to the [trust name], Commercial Mortgage Pass-Through Certificates, [series designation], requiring action by you as the recipient of such [Repurchase Request] [Repurchase Request Withdrawal] [Repurchase] [Repurchase Request

Rejection] thereunder”. Upon receipt of any Repurchase Communication of a Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection by the Special Servicer pursuant to the foregoing provisions of this paragraph, the Special Servicer shall be deemed to be the recipient of such Repurchase Communication of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, and the Special Servicer shall comply with the notice procedures set forth in the preceding paragraphs of this Section 2.03(a) with respect to such Repurchase Communication of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection.

No Person that is required to provide a Rule 15Ga-1 Notice pursuant to this Section 2.03(a) (a “Rule 15Ga-1 Notice Provider”) shall be required to provide any information in a Rule 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines. Each Mortgage Loan Purchase Agreement will provide that (i) any Rule 15Ga-1 Notice provided pursuant to this Section 2.03(a) is so provided only to assist the related Mortgage Loan Seller, the Depositor and their respective Affiliates to comply with Rule 15Ga-1, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii)(A) no action taken by, or inaction of, a Rule 15Ga-1 Notice Provider and (B) no information provided pursuant to this Section 2.03(a) by a Rule 15Ga-1 Notice Provider in a Rule 15Ga-1 Notice shall be deemed to constitute a waiver or defense to the exercise of any legal right the Rule 15Ga-1 Notice Provider may have with respect to the related Mortgage Loan Purchase Agreement, including with respect to any Repurchase Request that is the subject of a Rule 15Ga-1 Notice.

On or before the Closing Date, the Depositor shall deliver to the Master Servicer a copy of each Mortgage Loan Purchase Agreement, the [sponsor guarantor] Guaranty, which the Master Servicer shall provide to each Sub-Servicer.

(b)               Subject to the applicable Mortgage Loan Seller’s right to cure as contemplated in this Section 2.03, and further subject to Section 2.01(b) and Section 2.01(c) of this Agreement, failure of such Mortgage Loan Seller to deliver the documents referred to in clauses (1), (2), (7), (8) and (18) in the definition of “Mortgage File” in accordance with this Agreement and the applicable Mortgage Loan Purchase Agreement for any Mortgage Loan shall be deemed a Material Document Defect; provided, however, that no Document Defect (except a deemed Material Document Defect described above) shall be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the Mortgage Loan or for any immediate significant servicing obligation.

Notwithstanding any provision of this Agreement, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a [hotel, restaurant (operated by a Mortgagor), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a Mortgagor)], then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan shall not be a Material Defect.

(c)               In connection with any repurchase of, or substitution of a Qualified Substitute Mortgage Loan for, a Mortgage Loan or a Trust Subordinate Companion Loan pursuant to this Section 2.03, the Trustee, the Certificate Administrator, the Custodian, the Master Servicer and the Special Servicer shall each tender to the applicable repurchasing entity, upon delivery to each of them of a receipt executed by the applicable repurchasing entity evidencing such repurchase or substitution, all portions of the Mortgage File and other documents (including, without limitation, the Servicing File), and all Escrow Payments and reserve funds, pertaining to such Mortgage Loan or Trust Subordinate Companion Loan possessed by it, and each document that constitutes a part of the Mortgage File shall be endorsed or assigned to the extent necessary or appropriate to the applicable Mortgage Loan Seller or its designee in the same manner, but only if the respective documents have been previously assigned or endorsed to the Trustee, and pursuant to appropriate forms of assignment, substantially similar to the manner and forms pursuant to which such documents were previously assigned to the Trustee or as otherwise reasonably requested to effect the retransfer and reconveyance of the Mortgage Loan or Trust Subordinate Companion Loan and the security thereof to the Mortgage Loan Seller or its designee; provided that such tender by the Trustee, the Certificate Administrator and/or the Custodian shall be conditioned upon its receipt from the Master Servicer of a Request for Release and an Officer’s Certificate to the effect that the requirements for repurchase or substitution have been satisfied. The Master Servicer shall, and is hereby authorized and empowered by the Trustee to, prepare, execute and deliver in its own name, on behalf of the Certificateholders, the Uncertificated VRR Interest Owner and the Trustee or any of them, the endorsements and assignments contemplated by this Section 2.03(c), and such other instruments as may be necessary or appropriate to transfer title to an REO Property (including with respect to an Outside Serviced Mortgage Loan) in connection with the repurchase of, or substitution for, an REO Mortgage Loan and the Trustee shall execute and deliver any powers of attorney necessary to permit the Master Servicer to do so; provided, however, that the Trustee shall not be held liable for any misuse of any such power of attorney by the Master Servicer or any of its agents or subcontractors. The parties to this Agreement acknowledge that the related Mortgage Loan Purchase Agreement provides that in the event a Qualified Substitute Mortgage Loan is substituted for a Defective Mortgage Loan by the related Mortgage Loan Seller as contemplated by this Section 2.03, the related Mortgage Loan Seller will be required to deliver to the Custodian the related Mortgage File and to the Master Servicer all Escrow Payments and reserve funds pertaining to such Qualified Substitute Mortgage Loan possessed by it and a certification to the effect that such Qualified Substitute Mortgage Loan satisfies all of the requirements of the definition of “Qualified Substitute Mortgage Loan” in this Agreement.

The parties to this Agreement acknowledge that the related Mortgage Loan Purchase Agreement provides that if any Mortgage Loan is to be repurchased or replaced as contemplated by this Section 2.03, the related Mortgage Loan Seller will be required to amend the Mortgage Loan Schedule (as such term is defined in the related Mortgage Loan Purchase Agreement) to reflect the removal of any deleted Mortgage Loan and, if applicable, the substitution of the related Qualified Substitute Mortgage Loan(s) and deliver or cause the delivery of such amended Mortgage Loan Schedule (as such term is defined in the related Mortgage Loan Purchase Agreement) to the parties to this Agreement. Upon any substitution of a Qualified Substitute Mortgage Loan for a deleted Mortgage Loan, such Qualified Substitute

Mortgage Loan shall become part of the Trust Fund and be subject to the terms of this Agreement in all respects.

(d)               The related Mortgage Loan Purchase Agreement and, if applicable, the [sponsor guarantor] Guaranty provide the sole remedies available to the Certificateholders, the Uncertificated VRR Interest Owner or the Trustee on behalf of the Certificateholders, and the Uncertificated VRR Interest Owner respecting any Document Defect or Breach with respect to any Mortgage Loan or Trust Subordinate Companion Loan. For purposes of this Agreement, any purchase, replacement or payment of any Loss of Value Payment by [sponsor guarantor] pursuant to the [sponsor guarantor] Guaranty of any Mortgage Loan or Trust Subordinate Companion Loan for which [sponsor] is the related Mortgage Loan Seller shall be deemed a purchase, replacement or payment of Loss of Value Payment, as applicable, by [sponsor].

(e)               [RESERVED]

(f)                (i) In the event an Initial Requesting Certificateholder delivers a written request to a party to this Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), such party shall promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer shall promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to this Agreement.

(ii)            In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as operating advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan, then such party shall deliver prompt written notice of such Material Defect to the Enforcing Servicer identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request”). Notwithstanding anything to the contrary in the first sentence of this clause (ii) or any other provision of this Agreement, the Trustee may, but is not obligated to, make a determination that a Mortgage Loan should be repurchased or replaced due to a Material Defect. The Enforcing Servicer shall promptly forward such PSA Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to this Agreement. Subject to subsections (g), (h), (i), (j) and (k) of this Section 2.03, the Enforcing Servicer shall act as the Enforcing Party and enforce the rights of the Trust against the related Mortgage Loan Seller with respect to each Repurchase Request. The Enforcing Servicer shall enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements (including, without limitation, obligations resulting from a Material Defect) pursuant to the terms of this Agreement and the Mortgage Loan Purchase Agreements. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement and this Agreement, such enforcement, including, without limitation, the legal prosecution of claims, if any, shall be carried out in such form, to such extent and at such time as the Enforcing Servicer would require were it, in its individual capacity, the owner of the affected

Mortgage Loan, and in accordance with the Servicing Standard. Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement shall be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder.

(iii)            In the event the Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described in Section 2.03(g) below shall apply. Receipt of the Repurchase Request shall be deemed to occur [two (2)] Business Days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) of the definition of “Resolved” shall not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in this Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

(g)               (i) After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to this Agreement), the Enforcing Servicer shall send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who shall make such notice available to all other Certificateholders,Certificate Owners and the Uncertificated VRR Interest Owner by posting such notice on the Certificate Administrator’s Website indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, if any, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s Website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including non-binding arbitration) or arbitration. In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined in clause (iii) below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided in clause (iii) below.

(ii)                If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder,Certificate Owner or the Uncertificated VRR Interest Owner shall have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer shall be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Trust’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder pursuant to Section 6.09.

(iii)            Promptly and in any event within [ten (10) Business Days] following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer shall consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request, and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder and such Consultation Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than [ten (10)] Business Days following the Dispute Resolution Cut-off Date. The Enforcing Servicer shall be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than [five (5)] Business Days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder or a Consultation Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

(iv)                         If, following the Dispute Resolution Consultation, no Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder,Certificate Owner or the Uncertificated VRR Interest Owner shall have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer shall be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Trust’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

(v)               If a Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder or Consultation Requesting Certificateholder shall become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If more than one Requesting Certificateholder or Consultation Requesting Certificateholder timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders and/or Consultation Requesting Certificateholders shall collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such

Requesting Certificateholders and/or Consultation Requesting Certificateholders shall be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Requesting Certificateholder or Consultation Requesting Certificateholder commences arbitration or mediation pursuant to the terms of this Agreement within [thirty (30)] days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Requesting Certificateholder or Consultation Requesting Certificateholder to act as the Enforcing Party shall terminate and no Certificateholder,Certificate Owner or the Uncertificated VRR Interest Owner shall have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect shall be deemed waived for all purposes under this Agreement and the related Mortgage Loan Purchase Agreement, provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer shall be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Trust’s rights against the related Mortgage Loan Seller.

(vi)            Notwithstanding the foregoing, the dispute resolution provisions described above under this Section 2.03(g) shall not apply, and the Enforcing Servicer shall be the sole party entitled to enforce the Trust’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders and the Uncertificated VRR Interest Owner to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

(vii)        In the event a Requesting Certificateholder or Consultation Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Trust, shall remain a party to any proceedings against the related Mortgage Loan Seller as further described herein.

(viii)         For the avoidance of doubt, none of the Depositor, any Mortgage Loan Seller nor any of their respective affiliates shall be entitled to be a Requesting Certificateholder or Consultation Requesting Certificateholder.

(ix)            The Requesting Certificateholders or Consultation Requesting Certificateholders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Requesting Certificateholder or Consultation Requesting Certificateholder shall be entitled to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder,Certificate Owner or the Uncertificated VRR Interest Owner shall be entitled to elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

(h)               If the Enforcing Party selects mediation (including non-binding arbitration), the following provisions shall apply:

(i)                   The mediation shall be administered by a nationally recognized mediation organization selected by the applicable Mortgage Loan Seller within [30] days of receipt of written notice of the Enforcing Party’s selection of mediation (such provider, the “Mediation Services Provider”) in accordance with published mediation procedures (the “Mediation Rules”) promulgated by the Mediation Services Provider.

(ii)            The mediator shall be impartial, an attorney admitted to practice in the State of New York and have at least [__] years of experience in commercial litigation, and if possible, commercial real estate finance or commercial mortgage-backed securitization matters and who will be appointed from a list of neutrals maintained by Mediation Services Provider. Upon being supplied a list of at least ten potential qualified mediators by the Mediation Services Provider each party will have the right to exercise two peremptory challenges within [fourteen (14)] days and to rank the remaining potential mediators in order of preference. The Mediation Services Provider shall select the mediator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible.

(iii)            Prior to accepting an appointment, the mediator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule.

(iv)            The parties shall use commercially reasonable efforts to conduct an organizational conference to begin the mediation within [10] Business Days of the selection of the mediator and to conclude the mediation within [60] days thereafter.

(v)            The expenses of any mediation shall be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation (any such expenses allocated to the Enforcing Servicer shall be reimbursed as provided in clause (vi) below).

(vi)            Out-of-pocket costs and expenses of the Enforcing Servicer for mediation or arbitration, to the extent not agreed to be paid by the Enforcing Party or another party (in the case of mediation) or allocated to the Enforcing Party or another party (in the case of arbitration), shall be reimbursable as expenses of the Trust Fund payable out of the Collection Account pursuant to Section 3.06(a) of this Agreement.

(i)                 If the Enforcing Party selects third-party arbitration, the following provisions will apply:

(i)            The arbitration shall be administered by a nationally recognized arbitration organization selected by the related Mortgage Loan Seller within 30 days of receipt of written notice of the Enforcing Party’s selection of third-party arbitration (such provider, the “Arbitration Services Provider”) in accordance with published arbitration procedures (the “Arbitration Rules”) promulgated by the Arbitration Services Provider.

(ii)            The arbitrator shall be impartial, an attorney admitted to practice in the State of New York and have at least [__] years of experience in commercial litigation, and if possible, commercial real estate finance or commercial mortgage-backed securitization matters and who will be appointed from a list of neutrals maintained by the Arbitration Services Provider. Upon being supplied a list of at least ten potential arbitrators by the Arbitration Services Provider each party will have the right to exercise two peremptory challenges within [14] days and to rank the remaining potential arbitrators in order of preference. The Arbitration Services Provider will select the arbitrator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible.

(iii)            Prior to accepting an appointment, the arbitrator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule.

(iv)            After consulting with the parties at an organizational conference held not later than 10 Business Days after its appointment, the arbitrator shall devise procedures and deadlines for the arbitration, to the extent not already agreed to by the parties, with the goal of expediting the proceeding and completing the arbitration within [120] days. The arbitrator shall have the authority to schedule, hear, and determine any and all motions, including dispositive and discovery motions, in accordance with the Federal Rules of Civil Procedure for non-jury matters (the “Rules”) (including summary judgment and other prehearing and post hearing motions), and will do so by reasoned decision on the motion of any party to the arbitration.

(v)            [Notwithstanding whatever other discovery may be available under the Rules, unless otherwise agreed by the parties, each party to the arbitration will be presumptively limited to the following discovery in the arbitration: [(A) the parties shall reasonably and in good faith voluntarily produce to all other parties all documents upon which they intend to rely and all documents they reasonably and in good faith believe to be relevant to the claims or defenses asserted by any of the parties, (B) party witness depositions (excluding Rule 30b-6 witnesses), and (C) expert witness depositions,] provided, that the arbitrator shall have the ability to grant the parties, or either of them, additional discovery to the extent that the arbitrator determines good cause is shown that such additional discovery is reasonable and necessary.]

(vi)            The arbitrator shall make its final determination no later than [30] days after the conclusion of the hearings and submission of any post-hearing submissions. The arbitrator shall resolve the dispute in accordance with the terms of the related Mortgage Loan Purchase Agreement and this Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive damages or consequential damages in any arbitration conducted by them. Interest on any monetary award shall bear interest from the date of the Final Dispute Resolution Election Notice at the annual rate of

[______]. In its final determination, the arbitrator shall determine and award the costs of the arbitration (including the fees of the arbitrator, cost of any record or transcript of the arbitration, and administrative fees) and shall award reasonable attorneys’ fees to the parties to the arbitration as determined by the arbitrator in its reasonable discretion. The determination of the arbitrator shall be by a reasoned decision in writing and counterpart copies will be promptly delivered to the parties. The final determination of the arbitrator shall be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be enforced in any court of competent jurisdiction.

(vii)          By selecting arbitration, the Enforcing Party is waiving its right to sue in court, including the right to a trial by jury.

(viii)         No person may bring a putative or certified class action to arbitration.

(j)                 The following provisions will apply to both mediation and third-party arbitration:

(i)                Any mediation or arbitration will be held in New York, New York unless another location is agreed by all parties;

(ii)               If the dispute involves a matter that cannot effectively be remedied by the payment of damages, or if there be any dispute relating to arbitration or the arbitrators that cannot be resolved promptly by the arbitrators or the Arbitration Services Provider, then any party in such instance may during the pendency of the arbitration proceedings seek temporary equitable remedies, pending the final decision of the arbitration panel, solely by application in the Southern District of New York if such court shall have subject matter jurisdiction, or if the Southern District of New York has no jurisdiction, then the Supreme Court of the State of New York for the County of New York. The arbitration proceedings shall not be stayed unless so ordered by the court.

(iii)            The details and/or existence of any Repurchase Request, any informal meetings, mediations or arbitration proceedings conducted under this Section 2.03, including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties’ attempt to informally resolve any Repurchase Request, will be confidential, privileged and inadmissible for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding (including any proceeding under this Section 2.03). Such information will be kept strictly confidential and shall not be disclosed or shared with any third party (other than a party’s attorneys, experts, accountants and other agents and representatives, as reasonably required in connection with any resolution procedure under this Section 2.03), except as otherwise required by law, regulatory requirement or court order. If any party to a resolution procedure receives a subpoena or other request for information from a third party (other than a governmental regulatory body) for such confidential information, the recipient shall promptly notify the other party to the resolution procedure and shall provide the other party with a reasonable opportunity to object to the production of its confidential information.

(iv)            In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, shall be required to contain an acknowledgment that the Trust, or the Enforcing Servicer on its behalf, shall be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding shall be determined by such Enforcing Servicer in consultation with the Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only if no Consultation Termination Event has occurred and is continuing and only if an Excluded Mortgage Loan is not involved) and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party shall be paid to the Trust, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, shall provide that in the event a Requesting Certificateholder or Consultation Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Trust nor the Enforcing Servicer acting on its behalf shall be responsible for any such costs and expenses allocated to the Requesting Certificateholder or Consultation Requesting Certificateholder.

(v)            In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder or Consultation Requesting Certificateholder is required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

(vi)            The Trust (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller shall be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings shall be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such procedures; provided, however, that (1) the Certificateholders shall be permitted to communicate prior to the commencement of any such proceedings to the extent provided in Section 5.07, (2) to the extent that the Enforcing Servicer is required under Section 2.03(a) to provide any Rule 15Ga-1 Notice in connection with such Repurchase Request, the Enforcing Servicer shall be permitted to include in such Rule 15Ga-1 Notice the information required pursuant to Section 2.03(a) and (3) the applicable Mortgage Loan Seller shall be permitted to disclose information related to the Repurchase Request to the extent necessary to comply with its obligations under Rule 15Ga-1 or Item 1104 of Regulation AB.

(vii)         For the avoidance of doubt, in no event shall the exercise of any right of a Requesting Certificateholder or Consultation Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu, or bankruptcy or other litigation) or the exercise of any rights of a Directing Holder.

(viii)         Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration shall be reimbursable as expenses of the Trust Fund payable out of the Collection Account pursuant to Section 3.06(a) of this Agreement.

Section 2.04          Representations and Warranties of the Depositor.

(a)               The Depositor hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, the Uncertificated VRR Interest Owner and the Serviced Companion Loan Holders, and to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and the Certificate Administrator, as of the Closing Date, that:

(i)            The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in good standing in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification (except where the failure to qualify would not have a materially adverse effect on the consummation of any transactions contemplated by this Agreement); the Depositor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans and the Trust Subordinate Companion Loan in accordance with this Agreement; the Depositor has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(ii)            Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable against the Depositor in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and, as to any rights of indemnification hereunder, by considerations of public policy;

(iii)            Neither the execution and delivery by the Depositor of this Agreement nor the compliance by the Depositor with the provisions hereof, nor the consummation by the Depositor of the transactions contemplated by this Agreement, will (A) conflict with or result in a breach of, or constitute a default under, the organizational documents of the Depositor or, after giving effect to the consents or taking of the actions contemplated by clause (B) of this paragraph (iii), any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Depositor or its properties, or any of the provisions of any indenture or agreement or other instrument to which the Depositor is a party or by which it is bound or result in the creation or imposition of any lien, charge or encumbrance upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument or (B) require any consent of, notice to, or filing with any person, entity or governmental body, which has not been obtained or made by the Depositor, except where, in any of the instances contemplated by clause (A) above or this clause (B), the failure to do so will not have a material and adverse effect on the consummation of any transactions contemplated by this Agreement;

(iv)            There is no litigation, charge, investigation, action, suit or proceeding pending or, to the Depositor’s knowledge, threatened against the Depositor in any court or by or before any other governmental agency or instrumentality the outcome of which could be reasonably expected to materially and adversely affect the validity of the Mortgage Loans or the Trust Subordinate Companion Loan or the ability of the Depositor to carry out the transactions contemplated by this Agreement;

(v)              The Depositor is not transferring the Mortgage Loans or the Trust Subordinate Companion Loan to the Trustee with any intent to hinder, delay or defraud its present or future creditors;

(vi)            No proceedings looking toward merger, liquidation, dissolution or bankruptcy of the Depositor are pending or contemplated;

(vii)            Immediately prior to the transfer of the Mortgage Loans and the Trust Subordinate Companion Loan to the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner pursuant to this Agreement, the Depositor had such right, title and interest in and to each Mortgage Loan and the Trust Subordinate Companion Loan as was transferred to it by the related Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement;

(viii)         The Depositor has not transferred any of its right, title and interest in and to the Mortgage Loans and the Trust Subordinate Companion Loan (as such was transferred to it by the Mortgage Loan Sellers pursuant to the Mortgage Loan Purchase Agreements) to any Person other than the Trustee; and

(ix)            The Depositor is transferring all of its right, title and interest in and to the Mortgage Loans and the Trust Subordinate Companion Loan (as such was transferred to it by the Mortgage Loan Sellers pursuant to the Mortgage Loan Purchase Agreements) to the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner free and clear of any and all liens, pledges, charges, security interests and other encumbrances created by or through the Depositor.

(b)             The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder or any Serviced Companion Loan Holder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of any party to this Agreement, the Certificateholders or any Serviced Companion Loan Holder or the interests of the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan, Serviced Loan Combination or the Trust Subordinate Companion Loan, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder, the Serviced Companion Loan Holders and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative.
Section 2.05              Representations, Warranties and Covenants of the Master Servicer.

(a)               The Master Servicer hereby represents and warrants to, and covenants with, the Trustee, for its own benefit and the benefit of the Certificateholders, the Uncertificated VRR Interest Owner (including, with respect to the Trust AB Loan Combination, the Holders of the Class [loan-specific] Certificates) and the Serviced Companion Loan Holders, and to and with the Depositor, the Special Servicer, the Asset Representations Reviewer, the Operating Advisor and the Certificate Administrator, as of the Closing Date, that:

(i)                  The Master Servicer is a [_________________], duly organized, validly existing and in good standing under the laws of the [_____________], and the Master Servicer is in compliance with the laws of each jurisdiction in which a Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)                The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, do not violate the Master Servicer’s organizational documents or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or that is applicable to it or any of its assets, in each case, which does or is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

(iii)           The Master Servicer has the full power and authority to enter into and consummate all transactions to be performed by it as contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)             This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, receivership, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and other laws affecting the enforcement of creditors’ (including bank creditors’) rights generally and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)                The Master Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement do not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Master Servicer’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

(vi)            No litigation is pending or, to the best of the Master Servicer’s knowledge, threatened against the Master Servicer that would prohibit the Master Servicer from entering into this Agreement or, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

(vii)         Each officer or employee of the Master Servicer that has responsibilities concerning the servicing and administration of Mortgage Loans and the Serviced Companion Loans is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.08(c) of this Agreement or the Master Servicer self-insures for such errors and omissions coverage in compliance with the requirements of Section 3.08(c) of this Agreement;

(viii)          No consent, approval, authorization or order of, or filing or registration with, any state or federal court or governmental agency or body is required for the consummation by the Master Servicer of the transactions contemplated by this Agreement, except for those consents, approvals, authorizations and orders that previously have been obtained and those filings and registrations that previously have been completed; and

(ix)            [To its actual knowledge, the Master Servicer is not a Risk Retention Affiliate of the Third Party Purchaser [or the Retaining TPP MOA]]

(b)               The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder, the Uncertificated VRR Interest Owner, any Holder of the Class [loan-specific] Certificates or any Serviced Companion Loan Holder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of any party to this Agreement, the Certificateholders, the Uncertificated VRR Interest Owner, Holders of the Class [LOAN-SPECIFIC] Certificates or any Serviced Companion Loan Holder or the interests of the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan or Serviced Loan Combination, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder, the Uncertificated VRR Interest Owner, the Serviced Companion Loan Holders and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Holder.

Section 2.06              Representations, Warranties and Covenants of the Special Servicer.

(a)            The Special Servicer hereby represents and warrants to, and covenants with, the Trustee, for its own benefit and the benefit of the Certificateholders, the Uncertificated VRR Interest Owner (including, with respect to the Trust AB Loan Combination, the Holders of the Class [loan-specific] Certificates) and the Serviced Companion Loan Holders, and to and with the Depositor, the Master Servicer, the Asset Representations Reviewer, the Operating Advisor and the Certificate Administrator, as of the Closing Date, that:

(i)            The Special Servicer is a [___________________], duly organized, validly existing and in good standing under the laws of the State of [___________], and the Special Servicer is in compliance with the laws of each jurisdiction in which a Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)            The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, do not (A) violate the Special Servicer’s organizational documents or by-laws or (B) constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or that is applicable to it or any of its assets, in each case, which does or is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

(iii)            The Special Servicer has the full power and authority to enter into and consummate all transactions to be performed by it as contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)            This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, receivership, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and other laws affecting the enforcement of creditors’ (including bank creditors’) rights generally, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)            The Special Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement do not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

(vi)            No litigation is pending or, to the best of the Special Servicer’s knowledge, threatened against the Special Servicer that would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

(vii)            Each officer or employee of the Special Servicer that has or, following a transfer of servicing responsibilities to the Special Servicer pursuant to Section 3.22 of this Agreement, would have, responsibilities concerning the servicing and administration of Mortgage Loans and Serviced Companion Loans is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.08(c) of this Agreement or the Special Servicer self-insures for such errors and omissions coverage in compliance with the requirements of Section 3.08(c) of this Agreement; and

(viii)            No consent, approval, authorization or order of, or filing or registration with, any state or federal court or governmental agency or body is required for the consummation by the Special Servicer of the transactions contemplated by this Agreement, except for those consents, approvals, authorizations and orders that previously have been obtained and those filings and registrations that previously have been completed and except for consents, approvals, authorizations, orders, filings or registrations which are not required in order for the Special Servicer to enter into this Agreement but may be required (and if so required, will be obtained) in connection with the Special Servicer’s subsequent performance of this Agreement.

(b)               The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder, the Uncertificated VRR Interest Owner, any Holder of the Class [loan-specific] Certificates or any Serviced Companion Loan Holder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of any party to this Agreement, the Certificateholders, the Uncertificated VRR Interest Owner, Holders of the Class [LOAN-SPECIFIC] Certificates or any Serviced Companion Loan Holder or the interests of the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder, the Uncertificated VRR Interest Owner, the Serviced Companion Loan Holders and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative.

Section 2.07              Representations and Warranties of the Trustee.

(a)            The Trustee hereby represents and warrants for the benefit of the Certificateholders (including, with respect to the Trust AB Loan Combination, the Holders of the Class [loan-specific] Certificates), the Uncertificated VRR Interest Owner and the Serviced Companion Loan Holders, and to the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Operating Advisor and the Certificate Administrator, as of the Closing Date, that:

(i)                 The Trustee is a [___________________], duly organized, validly existing and in good standing under the laws of the [____________]; the Trustee possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise and approvals to conduct its business and to execute, deliver and comply with its obligations under this Agreement;

(ii)              the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not violate the Trustee’s articles of association or by-laws or shareholders’ resolutions or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Trustee is a party or which may be applicable to the Trustee or any of its assets;

(iii)            except to the extent that the laws of any jurisdiction in which a part of the Trust Fund may be located require that a co-trustee or separate trustee be appointed to act with respect to such property as contemplated by Section 8.08 of this Agreement, the Trustee has the full power and authority to enter into and consummate the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)           this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Trustee, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by (A) bankruptcy, insolvency, conservatorship, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally, (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)             the Trustee is not in violation of, and the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order, law or regulation of any federal, state, municipal or governmental agency of or in the United States of America having jurisdiction, which violation would have consequences that would materially and adversely affect the condition (financial or other)

or operations of the Trustee or its properties or might have consequences that would materially affect the performance of its duties hereunder or thereunder;

(vi)            no consent, approval, authorization or order of, or registration of filing with, or notice to any court, governmental or regulatory agency or body, is required for the execution, delivery and performance by the Trustee of this Agreement or if required, such approval has been obtained prior to the Closing Date;

(vii)         no litigation is pending or, to the best of the Trustee’s knowledge, threatened against the Trustee which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement; and

(viii)        [To its actual knowledge, the Trustee is not a Risk Retention Affiliate of the Third Party Purchaser [or the Retaining TPP MOA]].

(b)            The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder, the Uncertificated VRR Interest Owner, any Holder of the Class [loan-specific] Certificates or any Serviced Companion Loan Holder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of any party to this Agreement, the Certificateholders, the Uncertificated VRR Interest Owner, Holders of the Class [LOAN-SPECIFIC] Certificates or any Serviced Companion Loan Holder or the interests of the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan or Serviced Loan Combination, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder, the Uncertificated VRR Interest Owner, the Serviced Companion Loan Holders and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative.

Section 2.08              Representations and Warranties of the Certificate Administrator.

(a)             The Certificate Administrator hereby represents and warrants to the Trustee, for its own benefit and for the benefit of the Certificateholders (including, with respect to the Trust AB Loan Combination, the Holders of the Class [loan-specific] Certificates), the Uncertificated VRR Interest Owner and the Serviced Companion Loan Holders, and to the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Operating Advisor, as of the Closing Date, that:

(i)                  The Certificate Administrator is a [____________________], duly organized, validly existing and in good standing under the laws of the [____________]; the Certificate Administrator possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise and approvals to conduct its business and to execute, deliver and comply with its obligations under this Agreement;

(ii)               the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not violate the Certificate Administrator’s articles of association or by-laws or shareholders’ resolutions or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Certificate Administrator is a party or which may be applicable to the Certificate Administrator or any of its assets;

(iii)           the Certificate Administrator has the full power and authority to enter into and consummate the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)          this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Certificate Administrator, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by (A) bankruptcy, insolvency, conservatorship, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)             the Certificate Administrator is not in violation of, and the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order, law or regulation of any federal, state, municipal or governmental agency of or in the United States of America having jurisdiction, which violation would have consequences that would materially and adversely affect the condition (financial or other) or operations of the Certificate Administrator or its properties or might have consequences that would materially affect the performance of its duties hereunder or thereunder;

(vi)            no consent, approval, authorization or order of, or registration of filing with, or notice to any court, governmental or regulatory agency or body, is required for the execution, delivery and performance by the Certificate Administrator of this Agreement or if required, such approval has been obtained prior to the Closing Date;

(vii)         no litigation is pending or, to the best of the Certificate Administrator’s knowledge, threatened against the Certificate Administrator which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement; and

(viii)        [To its actual knowledge, the Certificate Administrator is not a Risk Retention Affiliate of the Third Party Purchaser [or the Retaining TPP MOA].]

(b)            The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate

Administrator (or upon written notice thereof from any Certificateholder, the Uncertificated VRR Interest Owner, any Holder of the Class [loan-specific] Certificates or any Serviced Companion Loan Holder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of any party to this Agreement, the Certificateholders, the Uncertificated VRR Interest Owner, Holders of the Class [LOAN-SPECIFIC] Certificates or any Serviced Companion Loan Holder or the interests of the Master Servicer, the Special Servicer or the Certificate Administrator in any Mortgage Loan or Serviced Loan Combination, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder, the Uncertificated VRR Interest Owner, the Serviced Companion Loan Holders and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative.

Section 2.09              Representations, Warranties and Covenants of the Operating Advisor.

(a)            The Operating Advisor hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders (including, with respect to the Trust AB Loan Combination, the Holders of the Class [loan-specific] Certificates), the Uncertificated VRR Interest Owner and the Serviced Companion Loan Holders, and to the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Certificate Administrator, as of the Closing Date, that:

(i)                 The Operating Advisor is a [_________________], duly organized, validly existing and in good standing under the laws of the [___________]; and the Operating Advisor is in compliance with the laws of each jurisdiction in which a Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)            The execution and delivery of this Agreement by the Operating Advisor, and the performance and compliance with the terms of this Agreement by the Operating Advisor, do not violate the Operating Advisor’s organizational documents or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets, in each case, which does or is likely to materially and adversely affect the ability of the Operating Advisor to perform its obligations under this Agreement;

(iii)         The Operating Advisor has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)           This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Operating Advisor, enforceable against the Operating Advisor in accordance with the terms hereof, subject to (A) applicable bankruptcy, receivership, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)            The Operating Advisor is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement do not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Operating Advisor’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Operating Advisor to perform its obligations under this Agreement;

(vi)           No litigation is pending or, to the best of the Operating Advisor’s knowledge, threatened against the Operating Advisor that would prohibit the Operating Advisor from entering into this Agreement or, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Operating Advisor to perform its obligations under this Agreement;

(vii)          The Operating Advisor has errors and omissions insurance coverage that is in full force and effect, which complies with the requirements of Section 3.08 hereof;

(viii)        The Operating Advisor is an Eligible Operating Advisor;

(ix)                         The Operating Advisor possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to this Agreement over the life of the Trust Fund; andand

(x)               No consent, approval, authorization or order of, or filing or registration with, any state or federal court or governmental agency or body is required for the consummation by the Operating Advisor of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the Closing Date, and which, if not obtained would not have a materially adverse effect on the ability of the Operating Advisor to perform its obligations hereunder.

(b)               The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder, the Uncertificated VRR Interest Owner, any Holder of the Class [loan-specific] Certificates or any Serviced Companion Loan Holder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders, Holders of the Class [LOAN-SPECIFIC] Certificates, the Uncertificated VRR Interest Owner, or any Serviced Companion Loan Holder, the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan or Serviced Loan Combination, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder, the

Uncertificated VRR Interest Owner, the Serviced Companion Loan Holders and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative.

Section 2.10              Representations, Warranties and Covenants of the Asset Representations Reviewer.

(a)            The Asset Representations Reviewer hereby represents and warrants to, and covenants with, the Trustee, for its own benefit and the benefit of the Certificateholders (including, with respect to the Trust AB Loan Combination, the Holders of the Class [loan-specific] Certificates), the Uncertificated VRR Interest Owner and the Serviced Companion Loan Holders, and to and with the Depositor, Master Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator, as of the Closing Date, that:

(i)                The Asset Representations Reviewer is a [_________________], duly organized, validly existing and in good standing under the laws of the [_____________], and the Asset Representations Reviewer is in compliance with the laws of each jurisdiction in which a Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)            The execution and delivery of this Agreement by the Asset Representations Reviewer, and the performance and compliance with the terms of this Agreement by the Asset Representations Reviewer, do not violate the Asset Representations Reviewer’s organizational documents or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or that is applicable to it or any of its assets, in each case, which does or is likely to materially and adversely affect either the ability of the Asset Representations Reviewer to perform its obligations under this Agreement or the financial condition of the Asset Representations Reviewer;

(iii)            The Asset Representations Reviewer has the full power and authority to enter into and consummate all transactions to be performed by it as contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)            This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Asset Representations Reviewer, enforceable against the Asset Representations Reviewer in accordance with the terms hereof, subject to (A) applicable bankruptcy, receivership, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and other laws affecting the enforcement of creditors’ (including bank creditors’) rights generally and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)            The Asset Representations Reviewer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement do not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Asset Representations Reviewer’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Asset Representations Reviewer to perform its obligations under this Agreement or the financial condition of the Asset Representations Reviewer;

(vi)          No litigation is pending or, to the best of the Asset Representations Reviewer’s knowledge, threatened against the Asset Representations Reviewer that would prohibit the Asset Representations Reviewer from entering into this Agreement or, in the Asset Representations Reviewer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Asset Representations Reviewer to perform its obligations under this Agreement or the financial condition of the Asset Representations Reviewer;

(vii)         The Asset Representations Reviewer has errors and omissions insurance coverage that is in full force and effect, which complies with the requirements of Section 3.08 hereof;

(viii)        The Asset Representations Reviewer is an Eligible Asset Representations Reviewer; and

(ix)            No consent, approval, authorization or order of, or filing or registration with, any state or federal court or governmental agency or body is required for the consummation by the Asset Representations Reviewer of the transactions contemplated by this Agreement, except for those consents, approvals, authorizations and orders that previously have been obtained and those filings and registrations that previously have been completed.

(b)            The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder, the Uncertificated VRR Interest Owner, any Holder of the Class [loan-specific] Certificates or any Serviced Companion Loan Holder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of any party to this Agreement, the Certificateholders, the Uncertificated VRR Interest Owner, Holders of the Class [LOAN-SPECIFIC] Certificates or any Serviced Companion Loan Holder or the interests of the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan or Serviced Loan Combination, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder, the Uncertificated VRR Interest Owner, the Serviced Companion Loan Holders and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative.

Section 2.11              Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests.

(a)               The Trustee hereby acknowledges the assignment to it of the Mortgage Loans and the Trust Subordinate Companion Loan and, subject to Sections 2.01 and 2.02 of this Agreement, the delivery to the Custodian of the Mortgage Files and a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, together with the assignment to it of all of the other assets included in the [LOAN-SPECIFIC] Trust Subordinate Companion Loan REMIC, the Lower-Tier REMIC and the Grantor Trust. Concurrently with such assignment and delivery, and in exchange for the Mortgage Loans (other than Excess Interest) and the Trust Subordinate Companion Loan and the other assets comprising the [LOAN-SPECIFIC] Trust Subordinate Companion Loan REMIC and the Lower-Tier REMIC, receipt of which is hereby acknowledged, the Trustee (i) acknowledges the issuance of the Class [LOAN-SPECIFIC] Certificates and the [LOAN-SPECIFIC]-R Interest to the Depositor in exchange for the assets comprising the [LOAN-SPECIFIC] Trust Subordinate Companion Loan REMIC; (ii) acknowledges the issuance of the Lower-Tier Regular Interests and the Class [LR] Interest to the Depositor; (iii) acknowledges the creation of the Grantor Trust; (iv) acknowledges the contribution by the Depositor of the Lower-Tier Regular Interests to the Upper-Tier REMIC; and (v) immediately thereafter, in exchange for the Lower-Tier Regular Interests (and together with, in the case of the Class [LOAN-SPECIFIC] Certificates, the Depositor's interest in the [LOAN-SPECIFIC] Trust Subordinate Companion Loan REMIC and, in the case of the Class [ARD] Certificates, the Depositor's interest in the Grantor Trust), the Trustee acknowledges that it has caused the Certificate Administrator to issue the Class [UR] Interest and has caused the Certificate Registrar to execute and caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, the Regular Certificates, the Class [ARD] Certificates, the Class [LOAN-SPECIFIC] Certificates and the Class [R] Certificates, and the Depositor hereby acknowledges the receipt by it or its designees, of such Certificates in authorized Denominations evidencing the entire beneficial ownership of the Upper-Tier REMIC (and additionally, (x) in the case of the Class [LOAN-SPECIFIC] Certificates (and the [LOAN-SPECIFIC]-R Interest), the beneficial ownership of the [LOAN-SPECIFIC] Trust Subordinate Companion Loan REMIC, (y) in the case of the Class [ARD] Certificates, the beneficial ownership of the respective portion of the Grantor Trust, and (z) in the case of the Class [R] Certificates, the [LOAN-SPECIFIC]-R Interest, the Class [LR] Interest and the Class [UR] Interest); and (vi) the Trustee acknowledges that it has caused the Certificate Administrator to issue the Class [EC] Certificates and has caused the Certificate Registrar to execute and cause the Authenticating Agent to deliver to or upon the order of the Depositor such Certificates, and the Depositor hereby acknowledges the receipt by it, or its designees, of such Certificates in authorized denominations, evidencing beneficial ownership of the respective portion of the Grantor Trust.

Section 2.12              Miscellaneous REMIC and Grantor Trust Provisions.

(a)              The Class [LA-1], Class [LA-2], Class [LA-3], Class [LA-4], Class [LA-AB], Class [LA-S], Class [LB], Class [LC], Class [LD], Class [LE], Class [LF], Class [LG] and Class [LH] Interests are hereby designated as “regular interests” in the Lower-Tier REMIC within the meaning of Code Section 860G(a)(1), and the Lower-Tier Residual Interest

(evidenced by the Class [R] Certificates) is hereby designated as the sole class of “residual interests” in the Lower-Tier REMIC within the meaning of Code Section 860G(a)(2).

(b)               The Regular Certificates and the Class [EC] Regular Interests are hereby designated as “regular interests” in the Upper-Tier REMIC within the meaning of Code Section 860G(a)(1), and the Upper-Tier Residual Interest (evidenced by the Class [R] Certificates) is hereby designated as the sole class of “residual interests” in the Upper-Tier REMIC within the meaning of Code Section 860G(a)(2).

(c)               The Class [Loan-specific] Certificates are hereby designated as “regular interests” in the [loan-specific] Trust Subordinate Companion Loan REMIC within the meaning of Code Section 860G(a)(1), and the [Loan-specific]-R Interest (evidenced by the Class [R] Certificates) is hereby designated as the sole class of “residual interests” in the [loan-specific] Trust Subordinate Companion Loan REMIC within the meaning of Code Section 860G(a)(2).

(d)               The Closing Date is hereby designated as the “Startup Day” of the Lower-Tier REMIC and the Upper-Tier REMIC. The “latest possible maturity date” for purposes of Code Section 860G(a)(1) of the Lower-Tier Regular Interests, the Regular Certificates and the Class [EC] Regular Interests is the Rated Final Distribution Date.

(e)               None of the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator shall enter into any arrangement by which the Trust Fund will receive a fee or other compensation for services other than as specifically contemplated herein.

(f)                Each Class of the Grantor Trust Certificates shall represent undivided beneficial interests in its corresponding portion of the Trust Fund consisting of, respectively, the Class [A-S] Specific Grantor Trust Assets, the Class [B] Specific Grantor Trust Assets, the Class [C] Specific Grantor Trust Assets, the Class [EC] Specific Grantor Trust Assets, the Class [ARD] Specific Grantor Trust Assets [and the VRR Specific Grantor Trust Assets] each of which portions will be treated as part of a “grantor trust” within the meaning of subpart E, part I of subchapter J of the Code.

Article III

ADMINISTRATION AND SERVICING
OF THE MORTGAGE LOANS

Section 3.01        Master Servicer to Act as Master Servicer; Administration of the Mortgage Loans; Sub-Servicing Agreements; Outside Serviced Mortgage Loans; and the Trust Subordinate Companion Loan.

(a)                   The Master Servicer (with respect to the Performing Serviced Loans) and the Special Servicer (with respect to the Specially Serviced Loans and, to the extent provided in this Agreement, the Performing Serviced Loans), each as an independent contractor, shall service and administer the Mortgage Loans (other than the Outside Serviced Mortgage Loans, which will be serviced, together with the related Outside Serviced Companion Loans, pursuant to the applicable Outside Servicing Agreement) and the Serviced Companion Loans on behalf of the Trust Fund and the Trustee (for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner, or, (i) with respect to each Serviced Loan Combination, for the benefit of the Certificateholders, the Uncertificated VRR Interest Owner and the related Serviced Companion Loan Holders as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owner and Serviced Companion Loan Holders constituted a single lender, and (ii) with respect to the Trust Subordinate Companion Loan, for the benefit of the Certificateholders and the Holders of the Class [loan-specific] Certificates as a collective whole as if such Certificateholders and Holders of the Class [loan-specific] Certificates constituted a single lender (and, in the case of a Serviced AB Loan Combination and the Trust Subordinate Companion Loan, taking into account the subordinate nature of the related Subordinate Companion Loan or the Trust Subordinate Companion Loan, respectively), subject to the terms and conditions of the related Co-Lender Agreement) in accordance with: (i) any and all applicable laws; (ii) the express terms of this Agreement, the respective Serviced Mortgage Loans or Serviced Loan Combinations and, in the case of the Serviced Loan Combinations or Trust AB Loan Combination, the related Co-Lender Agreement; and (iii) the Servicing Standard. To the extent consistent with the foregoing and subject to any express limitations set forth in this Agreement and any related Co-Lender Agreement or mezzanine loan intercreditor agreement, the Master Servicer and Special Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Mortgage Loans (other than the Outside Serviced Mortgage Loans), the Serviced Companion Loans and the Trust Subordinate Companion Loan. Subject only to the Servicing Standard, the Master Servicer and Special Servicer shall have full power and authority, acting alone or, in the case of the Master Servicer only, through Sub-Servicers (subject to paragraph (c) of this Section 3.01 and to Section 3.02 of this Agreement), to do or cause to be done any and all things in connection with such servicing and administration which it may deem consistent with the Servicing Standard and, in its judgment exercised in accordance with the Servicing Standard, in the best interests of the Certificateholders, the Uncertificated VRR Interest Owner and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owner and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s)), subject to the terms and conditions of the related Co-Lender Agreement), including, without limitation, with respect to each Mortgage Loan and Serviced Companion Loan, (A) other than with respect to the Outside Serviced Mortgage Loans, to prepare, execute and deliver, on behalf of the Certificateholders, the Uncertificated VRR Interest Owner, the Serviced Companion Loan Holders and the Trustee or any of them: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on each Mortgaged Property and related collateral; (ii) subject to Sections 3.07, 3.09, 3.10 and 3.24 of this Agreement, any modifications, waivers, consents or amendments to or with respect to any documents contained in the related Mortgage File or defeasance of the Mortgage Loan, Serviced Companion Loan or Trust Subordinate Companion Loan; and (iii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loan (and related Serviced Companion Loan) and Trust Subordinate Companion Loan or the related Mortgaged Property; and

(B) including with respect to the Outside Serviced Mortgage Loans, to direct, manage, prosecute and/or defend any action, suit or proceeding of any kind filed in the name of the Master Servicer or Special Servicer in their respective capacity on behalf of the Trustee or the Trust. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer shall modify, amend, waive or otherwise consent to any change of the terms of any Mortgage Loan, Serviced Companion Loan or Trust Subordinate Companion Loan except under the circumstances described in Sections  3.03, 3.07, 3.09, 3.10 and 3.24 of this Agreement. The Master Servicer and Special Servicer shall service and administer the Mortgage Loans (other than the Outside Serviced Mortgage Loans), the Serviced Companion Loans, the Trust Subordinate Companion Loan and each related REO Property in accordance with applicable law and the terms thereof and hereof and the terms of any applicable Co-Lender Agreements and intercreditor agreements and shall provide to the Mortgagors any reports required to be provided to them thereby.

Subject to Section 3.11 of this Agreement, the Trustee shall, upon the receipt of a written request of a Servicing Officer, execute and deliver (i) to the Master Servicer, any powers of attorney substantially in the form of Exhibit AA-1 to this Agreement or such other form as mutually agreed to by the Trustee and the Master Servicer, (ii) to the Special Servicer, any powers of attorney substantially in the form of Exhibit AA-2 to this Agreement or such other form as mutually agreed to by the Trustee and the Special Servicer, and (iii) to the Master Servicer or Special Servicer, as applicable, other documents reasonably acceptable to the Trustee prepared by the Master Servicer and Special Servicer and necessary or appropriate (as certified in such written request) to enable the Master Servicer and Special Servicer to carry out their servicing and administrative duties hereunder. Notwithstanding anything contained herein to the contrary, none of the Master Servicer, the Special Servicer or any Sub-Servicer shall, without the Trustee’s written consent: (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating the Master Servicer’s or Special Servicer’s, as applicable, representative capacity, unless prohibited by any requirement of the applicable jurisdiction in which any such action, suit or proceeding is brought and if so prohibited, in the manner required by such jurisdiction (provided that the Master Servicer or the Special Servicer, as applicable, shall then provide five (5) Business Days’ written notice to the Trustee of the initiation of such action, suit or proceeding (or such shorter time period as is reasonably required in the judgment of the Master Servicer or the Special Servicer, as applicable, made in accordance with the Servicing Standard) prior to filing such action, suit or proceeding), and shall not be required to obtain the Trustee’s consent or indicate the Master Servicer’s or the Special Servicer’s, as applicable, representative capacity; or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state. Each of the Master Servicer, the Special Servicer and any Sub-Servicer shall indemnify the Trustee for any and all costs, liabilities and expenses incurred by the Trustee in connection with the negligent or willful misuse of such powers of attorney by the Master Servicer or the Special Servicer or its agents or subcontractors, as applicable.

(b)               Unless otherwise provided in the related Loan Documents, the Master Servicer shall apply any partial principal prepayment received on a Serviced Loan on a date other than a Due Date, to the principal balance of such Mortgage Loan as of the Due Date immediately following the date of receipt of such partial principal prepayment. Unless otherwise provided in the related Loan Documents, the Master Servicer shall apply any amounts received on “government securities” within the meaning of Section 2(a)(16) of the Investment Company

Act, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii) (which shall not be redeemed by the Master Servicer prior to the maturity thereof) in respect of such a Serviced Loan being defeased pursuant to its terms to the principal balance of and interest on such Serviced Loan as of the Due Date immediately following the receipt of such amounts. If with respect to any Serviced Loan the related Loan Documents permit the lender, at its option, prior to an event of default under the related Serviced Loan, to apply amounts held in any reserve account as a prepayment or to hold such amounts in a reserve account, the Master Servicer shall hold such amounts in the applicable reserve account and may not apply such amounts as a prepayment until the occurrence of an event of default under the related Serviced Loan; provided that any such amounts may be used, if permitted under the related Loan Documents, to defease the related Serviced Loan or, upon an event of default under the related Serviced Loan, to prepay the Serviced Loan.

(c)               The Master Servicer and the Special Servicer may each enter into Sub-Servicing Agreements with third parties (including a party that has previously been engaged as a Subcontractor) with respect to any of its obligations hereunder, provided that (i) any such agreement shall be consistent with the provisions of this Agreement, (ii) any such agreement shall be consistent with the Servicing Standard, (iii) the Depositor has consented to the related Sub-Servicer, (iv) any such agreement entered into by the Master Servicer shall provide that it may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer or by any successor Master Servicer without cost or obligation to the assuming party or the Trust Fund, upon the assumption by such party of the obligations of the Master Servicer pursuant to Section 7.02, (v) any such agreement shall provide that, following receipt of the applicable Mortgage Loan Purchase Agreement from the Depositor, the Master Servicer or the Special Servicer, as applicable, shall provide a copy of the applicable Mortgage Loan Purchase Agreement to the related Sub-Servicer, and that such Sub-Servicer shall notify the Master Servicer or the Special Servicer, as applicable, in writing within five (5) Business Days after such Sub-Servicer discovers or receives notice alleging a Document Defect or a Breach or receives a Repurchase Communication of a Repurchase Request, a Repurchase Request Withdrawal, a Repurchase or a Repurchase Request Rejection, (vi) the Master Servicer or the Special Servicer, as applicable, shall notify the applicable Mortgage Loan Seller of any such agreement, (vii) any assignment of such Sub-Servicing Agreement (other than an assignment to the Master Servicer (in the case of a Sub-Servicer engaged by the Master Servicer) or the Special Servicer (in the case of a Sub-Servicer engaged by the Special Servicer)) shall be subject to the prior written consent of the Depositor (which consent shall not be unreasonably withheld, conditioned or delayed), (viii) any amendment or modification of such Sub-Servicing Agreement shall be subject to the prior written consent of the Depositor (which consent shall not be unreasonably withheld, conditioned or delayed) if the Master Servicer or the Special Servicer, as applicable, determines that, as a result of such amendment or modification, the Sub-Servicer would become a “servicer” within the meaning of Item 1101 of Regulation AB that (1) meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB or (2) meets the criteria in Item 1108(a)(2)(iii) of Regulation AB and services 20% or more of the pool assets, and (ix) any such agreement shall provide that the Sub-Servicer shall be in default under the related Sub-Servicing Agreement and such Sub-Servicing Agreement shall be terminated if the Sub-Servicer fails (1) to deliver by the due date any Exchange Act reporting items required to be delivered to the Master Servicer under Article X or under the Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (2) to perform in any material respect any of its covenants or obligations contained in the Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required for any party to this Agreement to perform its obligations under Article X or under the Exchange Act reporting items required under any other pooling and servicing agreement that the Depositor is a party to. Any such Sub-Servicing Agreement may permit the Sub-Servicer to delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 3.01(c). The Master Servicer and the Special Servicer shall each pay the servicing fees of any Sub-Servicer and shall provide a copy of each Sub-Servicing Agreement (and any assignment thereof) to the Trustee. The Special Servicer may not enter into Sub-Servicing Agreements.

Any Sub-Servicing Agreement, and any other transactions or services relating to the Mortgage Loans and/or Serviced Loan Combinations involving a Sub-Servicer, shall be deemed to be between the Master Servicer or the Special Servicer, as applicable, and such Sub-Servicer alone, and the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor, the Trust Fund and the Certificateholders and the Uncertificated VRR Interest Owner shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Sub-Servicer, except as set forth in Section 3.01(d) of this Agreement and no provision herein may be construed so as to require the Trust Fund to indemnify any such Sub-Servicer.

As part of its servicing activities hereunder, each of the Master Servicer and the Special Servicer for the benefit of the Trustee,the Certificateholders and the Uncertificated VRR Interest Owner shall (at no expense to the Trustee, the Certificateholders, the Uncertificated VRR Interest Owner or the Trust) monitor the performance and enforce the obligations of each Sub-Servicer under the related Sub-Servicing Agreement, except that the Master Servicer shall be required only to use reasonable efforts to cause any Sub-Servicer to comply with the requirements of Article X hereof. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as is in accordance with the Servicing Standard. The Master Servicer and Special Servicer shall have the right to remove a Sub-Servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement.

Notwithstanding any Sub-Servicing Agreement or primary servicing agreement, the Master Servicer will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such Sub-Servicing Agreement or primary servicing agreement.

(d)               If the Trustee or any successor Master Servicer or successor Special Servicer, as applicable, assumes the obligations of the Master Servicer or Special Servicer, as applicable, in accordance with Section 7.02, the Trustee or such successor, as applicable, to the extent necessary to permit the Trustee or such successor, as applicable, to carry out the provisions of Section 7.02, shall, without act or deed on the part of the Trustee or such successor, as applicable, succeed to all of the rights and obligations of the Master Servicer or Special

Servicer, as applicable, under any Sub-Servicing Agreement entered into by the Master Servicer or Special Servicer, as applicable, pursuant to Section 3.01(c) of this Agreement. In such event, the Trustee or the successor Master Servicer, or the successor Special Servicer, as applicable, shall be deemed to have assumed all of the Master Servicer’s or the Special Servicer’s, as applicable, interest therein (but not any liabilities or obligations in respect of acts or omissions of the Master Servicer or Special Servicer, as applicable, prior to such deemed assumption) and to have replaced the Master Servicer or Special Servicer, as applicable, as a party to such Sub-Servicing Agreement to the same extent as if such Sub-Servicing Agreement had been assigned to the Trustee or such successor Master Servicer, as applicable, except that the Master Servicer or Special Servicer, as applicable, shall not thereby be relieved of any liability or obligations under such Sub-Servicing Agreement that accrued prior to the succession of the Trustee or the successor Master Servicer or successor Special Servicer, as applicable.

In the event that the Trustee or any successor Master Servicer or successor Special Servicer, assumes the servicing obligations of the Master Servicer or the Special Servicer, as applicable, upon request of the Trustee, or such successor Master Servicer or successor Special Servicer, as applicable, the Master Servicer or the Special Servicer, as applicable, shall at its own expense deliver or cause to be delivered to the Trustee or such successor Master Servicer or successor Special Servicer, as applicable, all documents and records relating to any Sub-Servicing Agreement and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held by it, if any, and will otherwise use its reasonable efforts to effect the orderly and efficient transfer of any Sub-Servicing Agreement to the Trustee or the successor Master Servicer or successor Special Servicer, as applicable.

(e)               Notwithstanding anything to the contrary herein, no Sub-Servicer shall be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents or Trust Subordinate Companion Loan documents, as applicable, without the consent of the Master Servicer or Special Servicer, as applicable.

(f)                The parties hereto acknowledge that each Serviced Loan Combination is subject to the terms and conditions of the related Co-Lender Agreement and recognize the respective rights and obligations of the Trust, as holder of the related Mortgage Loan, and of the related Serviced Companion Loan Holder under the related Co-Lender Agreement, including: (i) with respect to the allocation of collections on or in respect of such Serviced Loan Combination, and the making of remittances, to the Trust, as holder of the related Mortgage Loan, and to the related Serviced Companion Loan Holder; (ii) with respect to the allocation of expenses and losses relating to such Serviced Loan Combination to the Trust, as holder of the related Mortgage Loan, and to the related Serviced Companion Loan Holder; (iii) any consultation, consent and Special Servicer appointment rights of the related Serviced Companion Loan Holder or its Companion Loan Holder Representative; (iv) any right of a related Companion Loan Holder to cure certain defaults under the related Serviced Loan Combination; and (v) any right of a related Companion Loan Holder to purchase the related Split Mortgage Loan from the Trust Fund (together with any other related Serviced Pari Passu Companion Loans, if applicable). With respect to any Serviced Loan Combination, the Master Servicer (if such Serviced Loan Combination is a Performing Serviced Loan) or the Special Servicer (if such Serviced Loan Combination has become a Specially Serviced Loan or the related Mortgaged

Property has been converted to an REO Property) shall prepare and provide to the related Serviced Companion Loan Holder (or its Companion Loan Holder Representative), or the master servicer or special servicer for the related Other Securitization Trust on its behalf, all notices, reports, statements and communications to be delivered by the holder of the related Mortgage Loan under the related Co-Lender Agreement, and shall perform all duties and obligations to be performed by a servicer and perform all servicing-related duties and obligations to be performed by the holder of the related Mortgage Loan pursuant to the related Co-Lender Agreement. Furthermore, to the extent not otherwise expressly included herein, any provisions required to be included herein pursuant to any Co-Lender Agreement for a Serviced Loan Combination are deemed incorporated herein by reference, and the parties hereto shall comply with those provisions as if set forth herein in full. In the event of any conflict between this Agreement and a Co-Lender Agreement with respect to a Serviced Pari Passu Loan Combination, the terms of such Co-Lender Agreement shall control with respect to such Serviced Pari Passu Loan Combination.

(g)               Notwithstanding anything to the contrary herein, (a) at no time shall the Master Servicer or the Trustee be required to make any P&I Advance on any Companion Loan and (b) if the Mortgage Loan (or the related REO Property) that is part of a Serviced Loan Combination is no longer part of the Trust Fund, neither the Master Servicer nor the Trustee, as the case may be, shall have any obligation to make any Property Advance on such Serviced Loan Combination. If pursuant to the foregoing sentence, the Master Servicer does not intend to make a Property Advance with respect to a Serviced Loan Combination that the Master Servicer would have made if the related Mortgage Loan or REO Property were still part of the Trust Fund, the Master Servicer shall promptly notify the holder of the related Serviced Companion Loan of its intention to no longer make such Property Advances and shall additionally promptly notify such holder of any required Property Advance it would have otherwise made upon becoming aware of the need for such Property Advance. Additionally, at the time the Mortgage Loan relating to a Serviced Loan Combination is removed from the Trust Fund, the Master Servicer shall deliver to the related Serviced Companion Loan Holder (or the master servicer of any securitization of the related Serviced Companion Loan) (i) a copy of the most recent inspection report and the inspection report for the prior calendar year, (ii) copies of all financial statements collected from the related borrower for the most recent calendar year and the prior calendar year, (iii) a copy of the most recent Appraisal and any other Appraisal done in the prior year and (iv) a copy of all tax and insurance bills for the current calendar year and the prior calendar year.

(h)               Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Master Servicer’s and the Special Servicer’s obligations and responsibilities hereunder and the Master Servicer’s and the Special Servicer’s authority with respect to each Outside Serviced Mortgage Loan and each Outside Serviced Companion Loan related to the Outside Serviced Mortgage Loans are limited by and subject to the terms of the related Co-Lender Agreement and this Agreement and the rights of the related Outside Servicer and the related Outside Special Servicer with respect thereto under the applicable Outside Servicing Agreement. The parties further recognize the respective rights and obligations of the related Outside Trustee and/or the Outside Serviced Companion Loan Holders (or the representatives thereof) under each respective Co-Lender Agreement including with respect to the allocation of collections on or in respect of an Outside Serviced Loan Combination in accordance with the related Co-Lender Agreement. The Master Servicer shall cooperate with the

Certificate Administrator, on behalf of the Trust, in connection with the enforcement of the rights by the Trustee (as holder of the Outside Serviced Mortgage Loans) under each related Co-Lender Agreement and each applicable Outside Servicing Agreement. The Master Servicer or Special Servicer, as applicable, (under the power of attorney granted by the Trustee) shall take such actions as it shall deem reasonably necessary to facilitate the servicing of each Outside Serviced Companion Loan by the related Outside Servicer and the related Outside Special Servicer, including, but not limited to, delivering appropriate requests for release to the Custodian (if any) in order to deliver any portion of the related Mortgage Files to the related Outside Servicer or related Outside Special Servicer under the applicable Outside Servicing Agreement.

To the extent that the Trust, as holder of an Outside Serviced Mortgage Loan for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner, is entitled to (i) consent to or approve any modification, waiver or amendment of such Outside Serviced Mortgage Loan or (ii) exercise any consultation rights with respect to “Major Decisions” or “Material Actions” (as such term or any analogous term is defined in the applicable Outside Servicing Agreement) in connection with such Outside Serviced Mortgage Loan or any related REO Property or any consultation rights with respect to the implementation of “Asset Status Reports” (as such term or any analogous term is defined in the applicable Outside Servicing Agreement), then the following parties (to the extent notified by the appropriate party to the applicable Outside Servicing Agreement of any matter requiring the exercise of consent, approval or consultation rights) shall actually exercise such consent, approval or consultation rights, and the respective parties to this Agreement shall take such actions as are reasonably necessary to allow the following parties to exercise such consent, approval or consultation rights: (a) the Controlling Class Representative (unless a Control Termination Event exists or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan) or the Special Servicer (if a Control Termination Event exists or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan) shall exercise any such consent or approval rights, in each case in accordance with Section 3.01(j); and (b) the Controlling Class Representative (unless a Consultation Termination Event exists or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan) or the Special Servicer (if a Consultation Termination Event exists or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan) shall exercise any such consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan in accordance with Section 3.01(j) [; provided, that after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights shall be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions)]1.

In addition to such consent, approval or consultation rights, the Controlling Class Representative (if no Control Termination Event has occurred and is continuing and the related Outside Serviced Mortgage Loan is not an Excluded Mortgage Loan) and the Special Servicer (if a Control Termination Event has occurred and is continuing), on behalf of the Trust, as holder of each Outside Serviced Mortgage Loan for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner, will have the right (exercisable in its sole discretion), to the

1 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

extent provided in the related Co-Lender Agreement and/or the applicable Outside Servicing Agreement, to attend (in-person or telephonically) annual meetings with the related Outside Servicer or Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the related Outside Servicer or Outside Special Servicer, as applicable, for the purpose of discussing servicing issues related to such Outside Serviced Loan Combination.

None of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Custodian or the Trustee shall have any obligation or authority to supervise any Outside Servicer, any Outside Special Servicer, any Outside Trustee or any other party to the applicable Outside Servicing Agreement or to make Property Advances with respect to any of the Outside Serviced Mortgage Loans or a Companion Loan related to an Outside Serviced Mortgage Loan. The obligation of the Master Servicer and the Special Servicer to provide information to the Trustee or any other Person with respect to the Outside Serviced Mortgage Loans and any Outside Serviced Companion Loan related to an Outside Serviced Mortgage Loan is dependent on their receipt of the corresponding information from the related Outside Servicer or the related Outside Special Servicer, as applicable.

(i)                 The parties hereto acknowledge that each Outside Serviced Loan Combination is subject to the terms and conditions of the respective Co-Lender Agreement and further acknowledge that, pursuant to the respective Co-Lender Agreement, (i) the related Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loans are to be serviced and administered by the related Outside Servicer and Outside Special Servicer in accordance with the applicable Outside Servicing Agreement, and (ii) in the event that the applicable Outside Serviced Companion Loan is no longer part of the trust fund created by the applicable Outside Servicing Agreement and the related Outside Serviced Mortgage Loan remains an asset of the Trust Fund, then, as set forth in the related Co-Lender Agreement, the related Outside Serviced Loan Combination shall be serviced in accordance with the applicable provisions of the applicable Outside Servicing Agreement as if such agreement was still in full force and effect with respect to the related Outside Serviced Loan Combination, until such time as a new servicing agreement has been agreed to by the parties to the related Co-Lender Agreement in accordance with the provisions of such agreement and confirmation has been obtained from the Rating Agencies that such new servicing agreement would not result in a downgrade, qualification or withdrawal of the then current ratings of any Class of Certificates then outstanding and any other requirements applicable to the related Outside Serviced Mortgage Loan.

(j)                 The parties hereto acknowledge that each Outside Serviced Mortgage Loan is subject to the terms and conditions of the related Co-Lender Agreement. With respect to each Outside Serviced Loan Combination, the parties hereto recognize the respective rights and obligations of the related Outside Serviced Loan Combination Noteholders under the related Co-Lender Agreement, including with respect to the allocation of collections and losses on or in respect of the related Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) and the making of payments to the related Outside Serviced Loan Combination Noteholders in accordance with the related Co-Lender Agreement and the applicable Outside Servicing Agreement. The parties hereto further acknowledge that, pursuant to the related Co-Lender Agreement, each Outside Serviced Mortgage Loan and the related

Outside Serviced Companion Loan(s) are to be serviced and administered by the related Outside Servicer and Outside Special Servicer in accordance with the applicable Outside Servicing Agreement, and that payments allocated to each Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loans pursuant to the applicable Outside Servicing Agreement and the related Co-Lender Agreement are to be made by related Outside Servicer. Although each Outside Serviced Mortgage Loan is not serviced and administered hereunder, the Master Servicer and the Special Servicer hereunder for each such Outside Serviced Mortgage Loan shall have certain duties as set forth herein and shall constitute the “Master Servicer” and “Special Servicer” hereunder with respect to each such Outside Serviced Mortgage Loan.

If there are at any time amounts due from the Trust, as holder of an Outside Serviced Mortgage Loan, to any party under the related Co-Lender Agreement or the applicable Outside Servicing Agreement, the Master Servicer shall pay such amounts out of the Collection Account. If a party to the applicable Outside Servicing Agreement related to an Outside Serviced Mortgage Loan requests the Master Servicer, Special Servicer, Trustee, Certificate Administrator or Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, such Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement which shall not be subject to the operation of this sentence but shall instead be subject to the operation of the provisions below in this paragraph), the party hereto that receives such request shall promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) exists and such Outside Serviced Mortgage Loan is not an Excluded Mortgage Loan) or to the Special Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) exists or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), as applicable, [and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor,]1 and (a) any such consent rights shall be exercised by the Controlling Class Representative (unless a Control Termination Event exists or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan) or by the Special Servicer (if a Control Termination Event exists or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan) and (b) any such consultation rights shall be exercised by the Controlling Class Representative (unless a Consultation Termination Event exists or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan) or by the Special Servicer (if a Consultation Termination Event exists or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan); provided, that [after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights shall be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions); and provided, further, that,]2 if such Outside Serviced Mortgage Loan were serviced hereunder and such action would not be permitted without Rating Agency

1 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

2 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

Confirmation, then the Controlling Class Representative or the Special Servicer, as applicable, shall not exercise any such right of consent without first having obtained (or having caused the related Outside Servicer or Outside Special Servicer to obtain) or received such Rating Agency Confirmation (payable at the expense of the party making such request for consent or approval if such requesting party is a Certificateholder, the Uncertificated VRR Interest Owner or a party to this Agreement, and otherwise from the Collection Account). If a Responsible Officer of the Trustee, Certificate Administrator or Custodian receives actual notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, shall notify the Master Servicer (in writing), and the Master Servicer shall act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer shall only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with this Agreement); provided that, if such instructions are not provided within a reasonable time period (not to exceed ten (10) Business Days or such lesser response time as is afforded under the applicable Outside Servicing Agreement) or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer shall take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed in writing by the Holders of the Certificates evidencing at least 25% of the aggregate of all Voting Rights (such direction to be sought and communicated to the Master Servicer by the Certificate Administrator) within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, Special Servicer, the Certificate Administrator, or the Trustee in connection with such enforcement shall be paid by the Master Servicer out of the Collection Account. If the Trustee receives a request (and, if the Master Servicer, Special Servicer or the Certificate Administrator receives such request, such party shall promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee is hereby directed to, and the Trustee shall, grant such consent or approval if (a) the Trustee shall have received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if a Certificateholder, the Uncertificated VRR Interest Owner or a party to this Agreement, and otherwise from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing or the related Outside Serviced Mortgage Loan is an Excluded Mortgage Loan, the

Trustee shall have obtained the consent of the Controlling Class Representative. The Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer (each, a “Notifying Party”) shall each promptly forward all material notices or other communications delivered to it in connection with the applicable Outside Servicing Agreement to each other Notifying Party (unless a Notifying Party has actual knowledge that such other Notifying Party (i) was copied on such original notice or communication or (ii) actually received such notice or communication), the Operating Advisor, the Controlling Class Representative (if a Consultation Termination Event does not exist) and the Depositor and, if such notice or communication is in the nature of a notice or communication that would be required to be delivered to the Rule 17g-5 Information Provider (for posting to the Rule 17g-5 Information Provider’s Website in accordance with Section 12.13) if the related Outside Serviced Mortgage Loan were a Mortgage Loan that is serviced and administered under this Agreement, to the Rule 17g-5 Information Provider (who shall promptly post such notice to the Rule 17g-5 Information Provider’s Website in accordance with Section 12.13); provided that, notwithstanding the foregoing, the Special Servicer shall have no obligation to forward any such notice or communication under this provision unless (A) the Special Servicer is the only addressee of such notice or communication or (B) there is no addressee on such notice or communication. Any obligation of the Master Servicer or Special Servicer, as applicable, to provide information and collections to the Trustee, the Certificate Administrator, the Controlling Class Representative, the Uncertificated VRR Interest Owner and the Certificateholders with respect to any Outside Serviced Mortgage Loan shall be dependent on its receipt of the corresponding information and collections from the related Outside Servicer or the related Outside Special Servicer. Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall reasonably cooperate with the Master Servicer, the Special Servicer, the Operating Advisor or the Controlling Class Representative, in each case as and when applicable, to facilitate the exercise by such party of any consent, approval or consultation rights set forth in this Section 3.01 with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

(k)               With respect to each Outside Serviced Mortgage Loan, the parties to this Agreement agree as follows:

(i)                        pursuant to the applicable Outside Servicing Agreement, the related Outside Servicer is obligated to make “Servicing Advances” or “Property Advances” and incur “Additional Trust Fund Expenses” (as each such term or any analogous term is defined in the applicable Outside Servicing Agreement) with respect to such Outside Serviced Mortgage Loan; the Trust shall be responsible for its pro rata share (such pro rata share and the pro rata share of the holder(s) of the related Outside Serviced Companion Loan(s) to be determined based on the respective principal balances of such Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s)) of any “Nonrecoverable Servicing Advance” or “Nonrecoverable Property Advances” (and advance interest thereon) and any “Additional Trust Fund Expenses” (as each such term or any analogous term is defined in the applicable Outside Servicing Agreement), but only to the extent that they relate to servicing and administration of such Outside Serviced Mortgage Loan, including without limitation, any unpaid “Special Servicing Fees,” “Liquidation Fees” and “Workout Fees” (as each such term or any analogous term is defined in the applicable Outside Servicing Agreement) relating to such Outside Serviced Mortgage Loan; and in the event that the funds received with respect to the related Outside Serviced Loan Combination are insufficient to cover “Servicing Advances,” “Property Advances” or “Additional Trust Fund Expenses” (as each such term or any analogous term is defined in the applicable Outside Servicing Agreement) relating to the servicing and administration of the related Outside Serviced Loan Combination, (i) the Master Servicer shall, promptly following notice from the related Outside Servicer, reimburse the related Outside Servicer, the related Outside Special Servicer, the related Outside Certificate Administrator or the related Outside Trustee, as applicable (such reimbursement, to the extent owed to the related Outside Special Servicer, the related Outside Certificate Administrator or the related Outside Trustee, may be paid by the Master Servicer to the related Outside Servicer, who shall pay such amounts to the related Outside Special Servicer, the related Outside Certificate Administrator or the related Outside Trustee, as applicable), out of general funds in the Collection Account for the Trust’s pro rata share (such pro rata share and the pro rata share of the holder(s) of the related Outside Serviced Companion Loan(s) to be determined based on the respective principal balances of such Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s)) of any such “Nonrecoverable Servicing Advance,” “Nonrecoverable Property Advances” and/or “Additional Trust Fund Expenses” (as each such term or any analogous term is defined in the applicable Outside Servicing Agreement), and (ii) if the applicable Outside Servicing Agreement permits the related Outside Servicer, the related Outside Special Servicer, the related Outside Certificate Administrator or the related Outside Trustee to reimburse itself from the related Outside Securitization Trust’s general account, then the parties to this Agreement hereby acknowledge and agree that the related Outside Servicer, the related Outside Special Servicer, the related Outside Certificate Administrator or the related Outside Trustee, as applicable, may do so and the Master Servicer shall be required to, promptly following notice from the related Outside Servicer, reimburse the related Outside Securitization Trust out of general funds in the Collection Account for the Trust’s pro rata share (such pro rata share and the pro rata share of the holder(s) of the related Outside Serviced Companion Loan(s) to be determined based on the respective principal balances of such Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s)) of any such “Nonrecoverable Servicing Advance,” “Nonrecoverable Property Advances” and/or “Additional Trust Fund Expenses” (as each such term or any analogous term is defined in the applicable Outside Servicing Agreement) relating to the servicing and administration of such Outside Serviced Loan Combination;

(ii)                     With respect to each Outside Serviced Mortgage Loan, each of (i) (as and to the same extent the related Outside Securitization Trust is required to indemnify each of the following parties in respect of other mortgage loans in the related Outside Securitization Trust pursuant to the terms of the applicable Outside Servicing Agreement) the related Outside Servicer, the related Outside Special Servicer, the related Outside Certificate Administrator, the related Outside Trustee, the related Outside Operating Advisor and the related Outside Depositor (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as “Indemnified Parties” in the applicable Outside Servicing Agreement in respect of other mortgages included in related Outside Securitization Trust) and (ii) the related Outside Securitization Trust (such parties in clause (i) and the related Outside Securitization Trust, collectively, the “Pari Passu Indemnified Parties”) shall be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the related Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the applicable Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Trust’s pro rata share (such pro rata share and the pro rata share of the holder(s) of the related Outside Serviced Companion Loan(s) to be determined based on the respective principal balances of such Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s)) of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the “Serviced Loan Combination Collection Account”, “Serviced Pari Passu Companion Loan Custodial Account” or “Whole Loan Custodial Account” (as each such term or any analogous term is defined in the applicable Outside Servicing Agreement), as applicable, maintained pursuant to the applicable Outside Servicing Agreement that are allocated to the Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such Indemnified Party shall be entitled to be reimbursed by the Trust (including out of general collections in the Collection Account) for the Trust’s pro rata share of the insufficiency;

(iii)            To the extent not otherwise expressly included herein, any provisions required to be included herein pursuant to any Co-Lender Agreement for an Outside Serviced Loan Combination are deemed incorporated herein by reference, and the parties hereto shall comply with those provisions as if set forth herein in full. In the event of any inconsistency between the provisions of this Agreement and any Outside Serviced Co-Lender Agreement, such Outside Serviced Co-Lender Agreement shall prevail, provided that in no event shall the Master Servicer or the Special Servicer, as the case may be, take any action or omit to take any action in accordance with the terms of any Outside Serviced Co-Lender Agreement, that would cause the Master Servicer or the Special Servicer, as the case may be, to violate the Servicing Standard or REMIC Provisions; and

(iv)            each Outside Servicer, each Outside Special Servicer and each Outside Securitization Trust shall be third party beneficiaries of this Section 3.01(k).

(l)              To the extent required under any Loan Documents, the Master Servicer shall, on behalf of the related lender, maintain a Note register for the related Mortgage Loan in accordance with such Loan Documents.

(m)           In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (for the purposes of this clause (m), “Applicable Laws”), the Master Servicer may be required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Master Servicer. Accordingly, each of the parties hereto agrees to provide to the Master Servicer, upon its reasonable request, from time to time such identifying information and documentation as may be readily available to such party in order to enable the Master Servicer to comply with Applicable Laws; provided that the Master Servicer shall be responsible for all reasonable actual out-of-pocket expenses incurred by such party in connection therewith.

(n)          The parties hereto acknowledge and agree that the servicing and administration of a Trust Subordinate Companion Loan shall continue hereunder by the Master Servicer and the Special Servicer even if the related Trust AB Mortgage Loan is no longer part of the Trust Fund. The parties hereto acknowledge and agree that at any time a Trust AB Mortgage Loan is no longer an asset of the Trust, the Master Servicer and Special Servicer shall have no obligation to service such Mortgage Loan or the related Mortgaged Property and shall service only the related Trust Subordinate Companion Loan pursuant to this Agreement, subject to the terms of the related intercreditor agreement with respect to any obligation to service and administer such Mortgage Loan or the related Mortgaged Property on an interim or temporary basis (taking into account such Mortgage Loan or related Mortgaged Property is no longer in the Trust Fund and therefore not subject to any Advancing under the terms of this Agreement) while a successor servicing agreement is executed. In such case, in determining whether to incur and/or make, as applicable, any costs, expenses or liabilities with respect to the Trust Subordinate Companion Loan or follow any request from the Subordinate Loan-Specific Directing Certificateholder or with respect to any enforcement action or other action solely regarding the Trust Subordinate Companion Loan, the Master Servicer or Special Servicer, as applicable, shall determine, before incurring any such costs, expenses or liability, if such amounts are available from current collections on the Trust Subordinate Companion Loan. The Master Servicer shall not make any Advances with respect to the Trust Subordinate Companion Loan if the Trust AB Mortgage Loan is no longer in the Trust Fund. If such amounts are available, the Master Servicer or Special Servicer shall pay such amounts only from collections on the Trust Subordinate Companion Loan. If such amounts are not available from current collections on the Trust Subordinate Companion Loan, no such amounts shall be incurred unless paid by the Class [LOAN-SPECIFIC] Certificateholder. In any event, no losses, expenses, costs, fees or other amounts related solely to the Trust Subordinate Companion Loan shall be borne by the remainder of the Trust.

Section 3.02              Liability of the Master Servicer. Notwithstanding any Sub-Servicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Master Servicer and any Person acting as Sub-Servicer (or its agents or subcontractors) or any reference to actions taken through any Person acting as Sub-Servicer or otherwise, the Master Servicer shall remain obligated and primarily liable to the Trustee, the Certificate Administrator, the Certificateholders, the Uncertificated VRR Interest Owner and any Serviced Companion Loan Holder for the servicing and administering of the Mortgage Loans (other than the Outside Serviced Mortgage Loans), the Serviced Companion Loan and the Trust Subordinate Companion Loan in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such Sub-Servicing Agreements or arrangements or by virtue of indemnification from any Person acting as Sub-Servicer (or its agents or subcontractors) to the same extent and under the same terms and conditions as if the Master Servicer alone were servicing and administering the Mortgage Loans (other than the Outside Serviced Mortgage Loans), the Serviced Companion Loan and the Trust Subordinate Companion Loan. The Master Servicer shall be entitled to enter into an agreement with any Sub-Servicer providing for indemnification of the Master Servicer by such Sub-Servicer, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification, but no such agreement for indemnification shall be deemed to limit or modify this Agreement.

Section 3.03              Collection of Certain Mortgage Loan Payments.

(a)               The Master Servicer (with respect to Performing Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, shall use commercially reasonable efforts in accordance with the Servicing Standard to collect all payments called for under the terms and provisions of the Serviced Loans it is obligated to service hereunder (including Special Servicing Fees (in the case of the Special Servicer only), Workout Fees, Liquidation Fees (in the case of the Special Servicer only) and any other fees payable to the Master Servicer or the Special Servicer if and to the extent the related Loan Documents require the related Mortgagor to pay such fees), and shall follow the Servicing Standard with respect to such collection procedures; provided that, with respect to any ARD Mortgage Loan, so long as the related Mortgagor is in compliance with each provision of the related Loan Documents, the Master Servicer and the Special Servicer shall not take any enforcement action with respect to the failure of the related Mortgagor to make any payment of Excess Interest, other than requests for collection, until the Maturity Date of any ARD Mortgage Loan or until the outstanding principal balance of such ARD Mortgage Loan (exclusive of any portion representing accrued Excess Interest) has been paid in full); provided, further, that, with respect to any ARD Mortgage Loan, the Master Servicer or Special Servicer, as the case may be, may take action to enforce the Trust Fund’s right to apply excess cash flow to principal in accordance with the terms of the Loan Documents. For clarification, no obligation of the Master Servicer or the Special Servicer to use commercially reasonable efforts to collect fees from the related Mortgagor will change the obligation of the Master Servicer to pay such fees from general collections or other proceeds in accordance with Section 3.06(a) and Section 3.06A(a) of this Agreement, whether or not such Special Servicing Fees, Workout Fees or Liquidation Fees are collected from or paid by the related Mortgagor. The Master Servicer, with respect to the Performing Serviced Loans, and the Special Servicer, with respect to the Specially Serviced Loans, shall use its reasonable efforts to collect income statements, rent rolls and other reporting information from Mortgagors (as required under the related Loan Documents). Consistent with the foregoing, the Master Servicer (with respect to Performing Serviced Loans) or Special Servicer (with respect to Specially Serviced Loans), as applicable, may in its discretion waive any Penalty Charges in connection with any delinquent Monthly Payment with respect to any Mortgage Loan (other than an Outside Serviced Mortgage Loan), Serviced Companion Loan or Trust Subordinate Companion Loan. In addition, the Master Servicer shall be entitled to take such actions with respect to the collection of payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loans), the Serviced Companion Loan and the Trust Subordinate Companion Loan as are permitted or required under Section 3.21 of this Agreement.

(b)               If there is any ARD Mortgage Loan included in the Trust Fund, and if the Master Servicer receives Excess Interest directly from the related Mortgagor or through the Special Servicer, which Excess Interest was collected during the Collection Period for any Distribution Date, or receives notice from the related Mortgagor that the Master Servicer will be receiving Excess Interest during the Collection Period for any Distribution Date, then the Master Servicer shall notify the Certificate Administrator no later than two Business Days prior to such Distribution Date by means of a clearly labeled item in the CREFC® Loan Periodic Update File.

None of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall be responsible for any failure of the related Mortgagor to pay any such Excess Interest. The preceding statements shall not, however, be construed to limit the provisions of Section 3.03(a) of this Agreement.

(c)              With respect to each Outside Serviced Mortgage Loan, the Certificate Administrator shall deliver to the related Outside Trustee, the related Outside Certificate Administrator, the related Outside Special Servicer, the related Outside Servicer and the related Outside Operating Advisor (A) promptly following the Closing Date, written notice in the form of Exhibit FF attached hereto stating that, as of the Closing Date, the Trustee is the holder of such Outside Serviced Mortgage Loan and directing each such recipient to remit to the Master Servicer all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of such Outside Serviced Mortgage Loan under the related Co-Lender Agreement and the applicable Outside Servicing Agreement (which notice shall also provide contact information for the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and each party designated to exercise the rights of the “Non-Controlling Note Holder” under the related Co-Lender Agreement), accompanied by a copy of an executed version of this Agreement, and (B) notice of any subsequent change in the identity of the Master Servicer or any party designated to exercise the rights of the “Non-Controlling Note Holder” under the related Co-Lender Agreement (together with the relevant contact information). The Master Servicer shall, within one (1) Business Day of receipt of properly identified funds, deposit into the Collection Account all amounts received with respect to each Outside Serviced Mortgage Loan, the Mortgaged Property related to each Outside Serviced Mortgage Loan or any related REO Property; provided, however, that to the extent any such amounts are received after 2:00 p.m. Eastern time on any given Business Day, the Master Servicer shall use commercially reasonable efforts to deposit such amounts into the Collection Account within one (1) Business Day of receipt of such amounts but, in any event, the Master Servicer shall deposit such amounts into the Collection Account within two (2) Business Days of receipt of such amounts.

(d)             With respect to each Outside Serviced Mortgage Loan, if the Master Servicer does not receive from the related Outside Servicer any Monthly Payment or other amounts known by the Master Servicer to be owing on such Outside Serviced Mortgage Loan in accordance with the terms of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, then the Master Servicer shall provide notice of such failure to the related Outside Servicer and the related Outside Trustee.

Section 3.04              Collection of Taxes, Assessments and Similar Items; Escrow Accounts.

(a)             With respect to each Mortgaged Property securing a Serviced Loan, the Master Servicer shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of taxes, assessments, ground rents and other similar items that are or may become a lien on the related Mortgaged Property and the status of insurance premiums payable with respect thereto. From time to time, to the extent such payments are to be made from escrowed funds, the Master Servicer shall (i) obtain all bills for the payment of such items

(including renewal premiums), and (ii) effect payment of all such bills with respect to such Mortgaged Properties prior to the applicable penalty or termination date, in each case employing for such purpose Escrow Payments as allowed under the terms of the related Serviced Loan. With respect to non-escrowed payments, when the Master Servicer becomes aware in accordance with the Servicing Standard that a Mortgagor (other than with respect to the Outside Serviced Mortgage Loan) has failed to make any such payment or, with respect to escrowed loans, collections from the Mortgagor are insufficient to pay any such item before the applicable penalty or termination date, the Master Servicer shall advance the amount of any shortfall as a Property Advance unless the Master Servicer determines in accordance with the Servicing Standard that such Advance would be a Nonrecoverable Advance. Notwithstanding anything in this Agreement to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make) a payment from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan (other than an Outside Serviced Mortgage Loan) and the Trust Subordinate Companion Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if advanced, be a Nonrecoverable Property Advance, if making the payment (x) would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan or Trust Subordinate Companion Loan, or (y) would remediate any adverse environmental condition or circumstance at the related Mortgaged Property, if, in each instance, the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders (including, in the case of the Trust Subordinate Companion Loan, the Holders of the Class [LOAN-SPECIFIC] Certificates), the Uncertificated VRR Interest Owner and any related Serviced Companion Loan Holder(s) (as a collective whole as if the Certificateholders, the Uncertificated VRR Interest Owner and such Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)). If the Special Servicer makes such a determination, it shall notify the Master Servicer and the Master Servicer shall make such payment from the Collection Account. No costs incurred by the Master Servicer in effecting the payment of taxes and assessments on the Mortgaged Properties shall, for the purpose of calculating distributions to Certificateholders and the Uncertificated VRR Interest Owner, be added to the amount owing under the related Mortgage Loans, notwithstanding that the terms of such Mortgage Loans so permit.

(b)            The Master Servicer shall segregate and hold all funds collected and received pursuant to any Mortgage Loan, Serviced Loan Combination or Trust Subordinate Companion Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an “Escrow Account”) into which all Escrow Payments shall be deposited within two (2) Business Days after receipt of properly identified funds. The Master Servicer shall also deposit into each applicable Escrow Account any amounts representing losses on Permitted Investments to the extent required by Section 3.07(b) of this Agreement and any Insurance Proceeds or Condemnation Proceeds which are required to be applied to the restoration or repair of any Mortgaged Property pursuant to the related Mortgage Loan or Trust Subordinate Companion Loan. Escrow Accounts shall be Eligible Accounts (except to the extent the related Mortgage

Loan requires or permits it to be held in an account that is not an Eligible Account) and (subject to any changes in the identities of the Master Servicer and/or the Trustee) shall be entitled, “[master servicer], as Master Servicer, on behalf of [trustee], as Trustee for the benefit of the registered Holders of [______________], the Uncertificated VRR Interest Owner, the Serviced Companion Loan Holders, and Various Mortgagors.” Withdrawals from an Escrow Account may be made by the Master Servicer only:

(i)                             to effect timely payments of items constituting Escrow Payments for the related Loan Documents and in accordance with the terms of the related Mortgage Loan, Serviced Loan Combination or Trust Subordinate Companion Loan, as applicable;

(ii)                          to transfer funds to the Collection Account and/or the applicable Loan Combination Custodial Account to reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for any Property Advance (with interest thereon at the Advance Rate) relating to Escrow Payments, but only from amounts received with respect to the related Mortgage Loan, Serviced Loan Combination or Trust Subordinate Companion Loan, as applicable, which represent late collections of Escrow Payments thereunder;

(iii)                        for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan, Serviced Loan Combination or Trust Subordinate Companion Loan, as applicable, and the Servicing Standard;

(iv)                         to clear and terminate such Escrow Account upon the termination of this Agreement;

(v)                           to pay from time to time to the related Mortgagor (a) any interest or investment income earned on funds deposited in the Escrow Account if such income is required to be paid to the related Mortgagor under law or by the terms of the Mortgage Loan, Serviced Loan Combination or Trust Subordinate Companion Loan, as applicable, or otherwise to the Master Servicer and (b) any other funds required to be released to the related Mortgagors pursuant to the related Loan Documents; and

(vi)                       to remove any funds deposited in an Escrow Account that were not required to be deposited therein.

(c)                  In the event any Loan Documents permit the lender, at the discretion of the lender, to use letters of credit and/or cash reserves to prepay the related Mortgage Loan prior to the Maturity Date and in the absence of an event of default or acceleration of the Mortgage Loan, then the Master Servicer shall hold such amounts in an Escrow Account for so long as the Loan Documents permit such discretion.

(d)               To the extent that (i) an operations and maintenance plan is required to be established and executed pursuant to the terms of a Serviced Loan, or (ii) any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Serviced Loan, the Master Servicer shall determine in accordance with the Servicing Standard (which determination may be made on the basis of inquiry to the Mortgagor and this sentence shall in no event be construed to require a physical inspection other than inspections described in Section 3.18 of this Agreement; provided that all deliveries required to be made to Master Servicer under the related Loan Documents of supporting documentation have been made; then the Master Servicer shall report the then current status as a failure) whether the related Mortgagor has failed to perform such obligations under the related Mortgage Loan or Serviced Loan Combination as of the date required under the related Mortgage Loan or Serviced Loan Combination and report any such failure to the Special Servicer, the Serviced Companion Loan Holders and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative within a reasonable time after the date as of which such actions or remediations are required to be or to have been taken or completed.

Section 3.05             Collection Account; Distribution Accounts; Excess Liquidation Proceeds Reserve Account; Excess Interest Distribution Account; and [loan-specific] remic Distribution Account.

(a)            The Master Servicer shall establish and maintain the Collection Account in the Master Servicer’s name on behalf of the Trustee, for the benefit of the Certificateholders, the Uncertificated VRR Interest Owner and the Trustee as the Holder of the Lower-Tier Regular Interests. The Collection Account shall be established and maintained as an Eligible Account. Amounts attributable to the Mortgage Loans (other than the Excess Interest) will be assets of the Lower Tier REMIC. As and when required under this Agreement, the Master Servicer shall transfer to the Collection Account any amounts to be transferred thereto from a Loan Combination Custodial Account as contemplated by Section 3.06A(a)(i) of this Agreement, and the Master Servicer shall deposit in the Collection Account any amounts required to be deposited therein pursuant to Section 3.07(b) of this Agreement in connection with net losses realized on Permitted Investments with respect to funds held in the Collection Account. In addition, the Master Servicer shall deposit or cause to be deposited in the Collection Account, within one (1) Business Day following receipt of properly identified funds, (x) all Net Liquidation Proceeds received on or with respect to a Mortgage Loan related to a Serviced Loan Combination in connection with any of the events described in clauses (iii) and (iv) of the definition of “Liquidation Event” in this Agreement, and (y) without duplication, the following payments and collections received or made by it on or with respect to the Mortgage Loans (other than any Mortgage Loan related to a Serviced Loan Combination):

(i)                  all payments on account of principal on such Mortgage Loans or the Trust Subordinate Companion Loan, including the principal component of Unscheduled Payments;

(ii)               all payments on account of interest on such Mortgage Loans or the Trust Subordinate Companion Loan (including Excess Interest);

(iii)            all Yield Maintenance Charges on such Mortgage Loans or the Trust Subordinate Companion Loan;

(iv)           all amounts with respect to any related REO Property transferred to the Collection Account, or to the Master Servicer for deposit in the Collection Account, from an REO Account pursuant to Section 3.16(b) of this Agreement;

(v)            all Net Insurance Proceeds, Net Condemnation and Net Liquidation Proceeds with respect to such Mortgage Loans or the Trust Subordinate Companion Loan;

(vi)          any amounts received from Mortgagors under such Mortgage Loans or the Trust Subordinate Companion Loan that represent (A) recoveries of Property Protection Expenses, (B) any recovery of Unliquidated Advances with respect to such Mortgage Loans, or (C) any other reimbursements in accordance with the related Loan Documents, in each case to the extent not permitted to be retained by the Master Servicer as provided herein; and

(vii)          any other amounts required by the provisions of this Agreement to be deposited into the Collection Account by the Master Servicer or Special Servicer, including pursuant to Section 2.03 and Section 3.03(c) of this Agreement;

provided, however, that to the extent any amounts referred to in clauses (x) or (y) above of this Section 3.05(a) are received after 2:00 p.m. Eastern time on any given Business Day, the Master Servicer shall use commercially reasonable efforts to deposit such amounts into the Collection Account within one (1) Business Day of receipt thereof but, in any event, the Master Servicer shall deposit such amounts into the Collection Account within two (2) Business Days of receipt thereof).

The foregoing requirements for deposits in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, to the extent provided herein, Ancillary Fees, Consent Fees, Assumption Fees, assumption application fees and defeasance fees need not be deposited in the Collection Account by the Master Servicer or the Special Servicer, as applicable, and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable, shall be entitled to retain any such Ancillary Fees, Consent Fees, Assumption Fees, assumption application fees and/or defeasance fees received with respect to such Mortgage Loans in accordance with Section 3.12 of this Agreement; provided that if the Master Servicer or the Special Servicer, as applicable, receives any such Ancillary Fees, Consent Fees, Assumption Fees, assumption application fees and/or defeasance fees in excess of the percentage of such fees to which it is entitled pursuant to Section 3.12(a) (in the case of the Master Servicer) or Section 3.12(c) (in the case of the Special Servicer), then it shall remit to the other party (i.e. the Special Servicer (if Master Servicer has received the excess percentage of such fees) or the Master Servicer (if Special Servicer has received the excess percentage of such fees), as applicable) the percentage of such fees to which such other party is entitled pursuant to Section 3.12(a) or Section 3.12(c), as applicable. The Master Servicer and the Special Servicer shall not deposit any Modification Fees received by the Master Servicer or the Special Servicer, as applicable, with respect to any Mortgage Loan into the Collection Account and shall instead apply such fees in accordance with Section 3.14 of this Agreement. In the event that the Master Servicer deposits in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding. The Master Servicer shall give written notice to the Certificate Administrator and the Special Servicer of the location and account number of the Collection Account and shall notify the Certificate Administrator and the Special Servicer in writing of any subsequent change thereof.

Upon receipt of any of the amounts described in clauses (i) through (vii) of the last sentence of the second preceding paragraph with respect to a Mortgage Loan (other than a Mortgage Loan related to a Serviced Loan Combination), the Special Servicer shall promptly, but in no event later than one (1) Business Day after receipt, remit such amounts to the Master Servicer for deposit into the Collection Account in accordance with the second preceding paragraph, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the Master Servicer, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to an REO Property that relates to any Mortgage Loan (other than a Mortgage Loan related to a Serviced Loan Combination) shall initially be deposited by the Special Servicer into the related REO Account (or, at the option of the Special Servicer, remitted by the applicable property manager directly to the Master Servicer) and thereafter remitted to the Master Servicer for deposit into the Collection Account, all in accordance with Section 3.16 of this Agreement.

For purposes of determining amounts to be deposited in the Collection Account in respect of the Trust Subordinate Companion Loan and the Trust AB Mortgage Loan, the Master Servicer shall determine the allocation of such amounts in accordance with the related intercreditor agreement. All amounts so allocable to the Trust Subordinate Companion Loan shall be held separate and apart from other amounts deposited in the Collection Account (or in a subaccount of the Collection Account) and may be withdrawn from the Collection Account (pursuant to Section 3.05 and otherwise) only to the extent set forth in this Agreement and not specifically prohibited under the related intercreditor agreement.

(b)               The Certificate Administrator shall establish and maintain the Lower-Tier Distribution Account and the Upper-Tier Distribution Account in the name of the Certificate Administrator on behalf of the Trustee, for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner. Each of the Distribution Accounts shall be non-interest bearing and shall be established and maintained as Eligible Accounts or as sub-accounts of a single Eligible Account. With respect to each Distribution Date, on or before such Distribution Date, the Certificate Administrator shall be deemed to make or shall make the withdrawals from the Lower-Tier Distribution Account, as set forth in Section 4.01 of this Agreement, shall be deemed to make the deposits into the Lower-Tier Distribution Account and the Upper-Tier Distribution Account, as set forth in Section 4.01 hereof, and shall cause the amount of Available Funds (including P&I Advances) and Yield Maintenance Charges to be distributed in respect of the Certificates and Uncertificated VRR Interest, pursuant to Section 4.01 hereof on such date.

(c)               The Certificate Administrator shall establish (upon receipt of written notice that an event that generates Excess Liquidation Proceeds has occurred) and maintain the Excess Liquidation Proceeds Reserve Account in the name of the Certificate Administrator on behalf of the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner. The Excess Liquidation Proceeds Reserve Account shall be non-interest bearing and shall be maintained separate and apart from trust funds for mortgage pass-through certificates of other series administered by the Certificate Administrator and other accounts of the Certificate Administrator.

Upon the disposition of any REO Property in accordance with Section 3.17 of this Agreement, the Special Servicer shall calculate the Excess Liquidation Proceeds, if any, realized in connection with such sale and remit to the Certificate Administrator such amount for deposit in the Excess Liquidation Proceeds Reserve Account. Amounts held in the Excess Liquidation Proceeds Reserve Account on each Distribution Date that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses, and other shortfalls in payments on the Regular Certificates and the Uncertificated VRR Interest, as determined by the Special Servicer, and all amounts held in the Excess Liquidation Proceeds Reserve Account on the final Distribution Date, in each case after application in accordance with Section 4.01(e)(i) of this Agreement, shall be distributed to the Holders of the Class [R] Certificates in respect of the Lower-Tier Residual Interest.

(d)               The Certificate Administrator shall establish and maintain the Exchangeable Distribution Account in the name of the Certificate Administrator on behalf of the Trustee, for the benefit of the Holders of the Exchangeable Certificates. The Exchangeable Distribution Account shall be non-interest bearing and shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account. The Certificate Administrator shall make or be deemed to have made deposits in and withdrawals from the Exchangeable Distribution Account in accordance with Article IV of this Agreement.

(e)               Prior to the Master Servicer Remittance Date immediately following the end of the first Collection Period during which Excess Interest is received on any ARD Mortgage Loan, and upon notification from the Master Servicer pursuant to Section 3.03(b) of this Agreement, the Certificate Administrator shall establish and maintain the Excess Interest Distribution Account in the name of the Certificate Administrator on behalf of the Trustee, for the benefit of the Holders of the Excess Interest Certificates (if applicable) and the Uncertificated VRR Interest Owner. The Excess Interest Distribution Account shall be non-interest bearing and shall be established and maintained as an Eligible Account (or as a subaccount of an Eligible Account). With respect to each Distribution Date, the Master Servicer shall withdraw from the Collection Account and remit to the Certificate Administrator on the applicable Master Servicer Remittance Date for deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest received during the applicable Collection Period.

The Certificate Administrator shall, on any Distribution Date, make withdrawals from the Excess Interest Distribution Account to the extent required to make the distributions of Excess Interest required by Section 4.01(m) of this Agreement.

Following the distribution of Excess Interest to the Holders of the Excess Interest Certificates and the Uncertificated VRR Interest Owner on the first Distribution Date after which there are no longer any ARD Mortgage Loans outstanding, the Certificate Administrator may terminate the Excess Interest Distribution Account.

(f)              The Certificate Administrator shall establish and maintain the [LOAN-SPECIFIC] REMIC Distribution Account, in its own name on behalf of the Trustee, in trust for the benefit of the Holders of the Class [LOAN-SPECIFIC] Certificates, which shall be an asset of the Trust and the [LOAN-SPECIFIC] Trust Subordinate Companion Loan REMIC, but shall not be an asset of any other Trust REMICs. The [LOAN-SPECIFIC] REMIC Distribution Account shall be established and maintained as an Eligible Account or a subaccount of an Eligible Account. The Certificate Administrator shall make or be deemed to have made deposits in and withdrawals from the [LOAN-SPECIFIC] REMIC Distribution Account in accordance with Section 3.06 and Article IV of this Agreement.

(g)               Notwithstanding anything to the contrary herein, each Distribution Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Excess Liquidation Proceeds Reserve Account and the Interest Reserve Account may all be sub-accounts of a single Eligible Account; provided that each of them shall be treated as a separate account for purposes of deposits and withdrawals under this Agreement.

(h)               If any Loss of Value Payments are received in connection with a Material Document Defect or Material Breach, as the case may be, pursuant to or as contemplated by Section 2.03(a) of this Agreement, the Special Servicer shall establish and maintain one or more accounts (collectively, the “Loss of Value Reserve Fund”) to be held on behalf of the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner, for purposes of holding such Loss of Value Payments. Each account that constitutes the Loss of Value Reserve Fund shall be an Eligible Account or a sub-account of an Eligible Account. The Special Servicer shall, upon receipt, deposit in the Loss of Value Reserve Fund all Loss of Value Payments received by it. The Loss of Value Reserve Fund shall be accounted for as an outside reserve fund within the meaning of Treasury Regulations Section 1.860G-2(h) and not an asset of any Trust REMIC. Furthermore, for all federal tax purposes, the Certificate Administrator shall (i) treat amounts paid out of the Loss of Value Reserve Fund (and any income earned thereon) through the Collection Account to the Certificateholders and the Uncertificated VRR Interest Owner (or, in the case of any income earned on the Loss of Value Reserve Fund and paid to the Special Servicer as additional compensation) as damages paid to and distributed by the Trust REMICs on account of a breach of a representation or warranty by the related Mortgage Loan Seller and (ii) treat any amounts paid out of the Loss of Value Reserve Fund through the Collection Account to a Mortgage Loan Seller as distributions by the Trust Fund to such Mortgage Loan Seller as beneficial owner of the Loss of Value Reserve Fund. The applicable Mortgage Loan Seller will be the beneficial owner of the related account in the Loss of Value Reserve Fund for all federal income tax purposes, and shall be taxable on all income earned thereon.

Section 3.05A.       Loan Combination Custodial Account.

(a)               The Master Servicer shall establish and maintain, with respect to each Serviced Loan Combination (if any), one or more separate accounts, which may be sub-accounts of a single account (with respect to each Serviced Loan Combination, the “Loan Combination Custodial Account”) in which the amounts described in clauses (i) through (viii) below shall be deposited and held in the name of the Master Servicer on behalf of the Trustee for the benefit of the Certificateholders, the Uncertificated VRR Interest Owner and the related Serviced Companion Loan Holder, as their interests may appear; provided that a Loan Combination Custodial Account may be a sub-account of the Collection Account or another Loan

Combination Custodial Account (but shall be deemed to be a separate account for purposes of applying the terms of this Agreement). Each of the Loan Combination Custodial Accounts shall be an Eligible Account or a subaccount of an Eligible Account. The Master Servicer shall deposit or cause to be deposited in each Loan Combination Custodial Account, within one Business Day following receipt of properly identified funds (or, in the case of payments by the Master Servicer, when otherwise required to be so deposited under this Agreement), the following payments and collections received or made by it on or with respect to the related Serviced Loan Combination:

(i)                all payments on account of principal on the related Serviced Loan Combination, including the principal component of Unscheduled Payments;

(ii)                 all payments on account of interest on the related Serviced Loan Combination;

(iii)              all Yield Maintenance Charges on the related Serviced Loan Combination;

(iv)            any amounts required to be deposited pursuant to Section 3.07(b) of this Agreement in connection with net losses realized on Permitted Investments with respect to funds held in such Loan Combination Custodial Account;

(v)              all amounts with respect to any REO Property acquired in respect of the related Serviced Loan Combination transferred to such Loan Combination Custodial Account, or the Master Servicer for deposit in such Loan Combination Custodial Account, from the related REO Account pursuant to Section 3.16(b) of this Agreement;

(vi)             all Net Condemnation Proceeds, Net Insurance Proceeds and Net Liquidation Proceeds with respect to the related Serviced Loan Combination (other than any Net Liquidation Proceeds received on or in respect of the related Mortgage Loan in connection with any of the events described in clauses (iii) and (iv) of the definition of “Liquidation Event” in this Agreement);

(vii)         any amounts received from the Mortgagor under the related Serviced Loan Combination that represent (A) recoveries of Property Protection Expenses, or (B) any other reimbursements in accordance with the related Loan Documents, in each case to the extent not permitted to be retained by the Master Servicer as provided herein; and

(viii)         any other amounts required by the provisions of this Agreement to be deposited into such Loan Combination Custodial Account by the Master Servicer or Special Servicer, including any recovery of any Unliquidated Advances;

provided, however, that to the extent any such amounts are received after 2:00 p.m. Eastern time on any given Business Day, the Master Servicer shall use commercially reasonable efforts to deposit such amounts into the Collection Account within one (1) Business Day of receipt thereof but, in any event, the Master Servicer shall deposit such amounts into the Collection Account within two (2) Business Days of receipt thereof).

(b)               The foregoing requirements for deposits in each Loan Combination Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, to the extent provided herein, Ancillary Fees, Consent Fees, Assumption Fees, assumption application fees and defeasance fees need not be deposited in such Loan Combination Custodial Account by the Master Servicer or the Special Servicer, as applicable, and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable, shall be entitled to retain any such Ancillary Fees, Consent Fees, Assumption Fees, assumption application fees and/or defeasance fees received with respect to the Serviced Loan Combinations in accordance with Section 3.12 of this Agreement; provided that if the Master Servicer or the Special Servicer, as applicable, receives any such Ancillary Fees, Consent Fees, Assumption Fees, assumption application fees and/or defeasance fees in excess of the percentage of such fees to which it is entitled pursuant to Section 3.12(a) (in the case of the Master Servicer) or Section 3.12(c) (in the case of the Special Servicer), then it shall remit to the other party (i.e. the Special Servicer (if Master Servicer has received the excess percentage of such fees) or the Master Servicer (if Special Servicer has received the excess percentage of such fees), as applicable) the percentage of such fees to which such other party is entitled pursuant to Section 3.12(a) or Section 3.12(c), as applicable. The Master Servicer and the Special Servicer shall not deposit any Modification Fees received by the Master Servicer or the Special Servicer, as applicable, with respect to any Serviced Loan Combination into the related Loan Combination Custodial Account and shall instead apply such fees (except to the extent not permitted under the related Co-Lender Agreement) in accordance with Section 3.14 of this Agreement. In the event that the Master Servicer deposits in a Loan Combination Custodial Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Loan Combination Custodial Account, any provision herein to the contrary notwithstanding. The Master Servicer shall give written notice to the Certificate Administrator, the related Serviced Companion Loan Holders and the Special Servicer of the location and account number of each Loan Combination Custodial Account and shall notify the Certificate Administrator, the related Serviced Companion Loan Holder and the Special Servicer in writing of any subsequent change thereof. Each Loan Combination Custodial Account shall be maintained as a segregated account (or sub-account of such segregated account), separate and apart from trust funds created for mortgage backed securities of other series and the other accounts of the Master Servicer.

(c)               Upon receipt of any of the amounts described in clauses (i) through (viii) of Section 3.05A(a) with respect to a Serviced Loan Combination, the Special Servicer shall promptly, but in no event later than one Business Day after receipt, remit such amounts to the Master Servicer for deposit into the Loan Combination Custodial Account in accordance with Section 3.05A(a), unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the Master Servicer, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to an REO Property that relates to a Serviced Loan Combination shall initially be deposited by the Special Servicer into the related REO Account (or, at the option of the Special Servicer, remitted by the applicable property manager directly to the Master Servicer) and thereafter remitted to the

Master Servicer for deposit into the related Loan Combination Custodial Account, all in accordance with Section 3.17 of this Agreement.

Section 3.06              Permitted Withdrawals From the Collection Account.

(a)              The Master Servicer may make withdrawals from the Collection Account only as described below (the order set forth below not constituting an order of priority for such withdrawals), subject to the application of Penalty Charges and Modification Fees in accordance with the related Co-Lender Agreement and Section 3.14 of this Agreement:

(i)                  to remit on or before each Master Servicer Remittance Date to the Certificate Administrator for deposit in the Lower-Tier Distribution Account (or the [LOAN-SPECIFIC] REMIC Distribution Account in respect of the Trust Subordinate Companion Loan), the Interest Reserve Account, the Excess Interest Distribution Account and the Excess Liquidation Proceeds Reserve Account the amounts required to be deposited in such accounts pursuant to Sections 3.05(c), 3.05(e), 3.23, 4.01(a)(i) and Section 4.06(a) of this Agreement, respectively;

(ii)                 to pay or reimburse the Master Servicer or the Trustee, (A) for Advances made thereby with respect to Mortgage Loans that are not part of a Serviced Loan Combination (other than Workout-Delayed Reimbursement Amounts) and any related Advance Interest Amounts (provided that the Trustee shall have priority with respect to such payment or reimbursement of any such Advances and any related Advance Interest Amounts), the Master Servicer’s right to reimburse any such Person pursuant to this clause (ii)(A) being limited to late collections (including cure payments by related Serviced Companion Loan Holders) of the particular item which was the subject of the related Advance, Penalty Charges, Net Condemnation Proceeds, Net REO Proceeds, Net Insurance Proceeds and Net Liquidation Proceeds on or in respect of the particular Mortgage Loan or REO Property respecting which such Advance was made, if applicable (provided that (x) prior to the time any Advance is reimbursed, Advance Interest Amounts may be reimbursed solely from Penalty Charges and Modification Fees collected on the related Mortgage Loan, and (y) at the time any Advance (other than Workout Delayed Reimbursement Amounts) is reimbursed, Advance Interest Amounts on such reimbursed Advance shall be payable first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, and, to the extent such Penalty Charges and Modification Fees are insufficient, then from general collections on deposit in the Collection Account), (B) for Advances made thereby with respect to Mortgage Loans that are part of a Serviced Loan Combination and any related Advance Interest Amounts (provided that the Trustee shall have priority with respect to such payment or reimbursement of any such Advances and any related Advance Interest Amounts), the Master Servicer’s right to reimburse any such person pursuant to this clause (ii)(B) being limited to Net Liquidation Proceeds on or in respect of the particular Mortgage Loan or REO Property respecting which such Advance was made, which Net Liquidation Proceeds were received in connection with any of the events described in clauses (iii), (iv) and (vii) of the definition of “Liquidation Event”, (C) to the extent not reimbursed pursuant to Section 3.14 of this Agreement, for Advances and any related Advance Interest Amounts (or portion thereof) that have been deemed to be

Nonrecoverable Advances or are not recovered from recoveries in respect of the related Mortgage Loan, Serviced Loan Combination or REO Property after a Final Recovery Determination to the extent not recovered from the related Loan Combination Custodial Account and Advance Interest Amounts thereon, first, out of the principal portion of general collections on the Mortgage Loans and REO Properties, and second, to the extent the principal portion of general collections is insufficient and with respect to such excess only, subject to any election in its sole discretion to defer reimbursement thereof pursuant to Section 3.27 of this Agreement, out of other collections on the Mortgage Loans and REO Properties, and (D) for Workout-Delayed Reimbursement Amounts and Advance Interest Amounts thereon, first, out of the principal portion of the general collections on the Mortgage Loans and REO Properties, net of such amounts being reimbursed pursuant to clause (C) above, and second, upon a determination by the Master Servicer or the Trustee, as applicable, that a Workout-Delayed Reimbursement Amount is a Nonrecoverable Advance, in the same manner as Nonrecoverable Advances may be reimbursed (provided that with respect to each Mortgage Loan or REO Property that relates to a Serviced Loan Combination, such Workout-Delayed Reimbursement Amounts and Advance Interest Amounts thereon shall first be reimbursed pursuant to Section 3.06A(a)(ii) of this Agreement and, if not reimbursed pursuant thereto, shall be paid from the Collection Account as provided in this clause (ii)(D));

(iii)            to pay on or before each Master Servicer Remittance Date to the Master Servicer (who shall pay the holder of the Excess Servicing Fee Rights the portion of the Servicing Fee that represents Excess Servicing Fees in accordance with Section 3.12 of this Agreement) and to the Special Servicer, as applicable, as compensation, the aggregate unpaid Servicing Fee with respect to Mortgage Loans (to the extent not otherwise required to be applied against Prepayment Interest Shortfalls) in respect of the immediately preceding Interest Accrual Period, and Special Servicing Compensation (if any) in respect of the immediately preceding Interest Accrual Period or Collection Period, as applicable, to be paid, in the case of the Servicing Fee, from interest received on the related Mortgage Loan, and to pay from time to time to the Master Servicer in accordance with Section 3.07(b) of this Agreement any interest or investment income earned on funds deposited in the Collection Account and, in the case of the Special Servicing Fee, from general collections; provided, however, that in the case of any Mortgage Loan or REO Mortgage Loan related to a Serviced Loan Combination, (1) Servicing Fees may be paid out of the Collection Account pursuant to this clause (iii) only from the interest portion of Net Liquidation Proceeds on or in respect of such Mortgage Loan or REO Property, which Net Liquidation Proceeds were received in connection with any of the events described in clauses (iii), (iv) and (vii) of the definition of “Liquidation Event” and (2) Special Servicing Compensation shall first be paid out of the related Loan Combination Custodial Account pursuant to Section 3.06A(a)(iii) of this Agreement and may be paid out of the Collection Account pursuant to this clause (iii) only if and to the extent that such Special Servicing Compensation has not been paid out of the related Loan Combination Custodial Account pursuant to Section 3.06A(a)(iii) of this Agreement;

(iv)            in accordance with Section 2.03 of this Agreement, to reimburse the Trustee, Asset Representations Reviewer or the Special Servicer, out of general collections on the Mortgage Loans and related REO Properties (including with respect to the Outside Serviced Mortgage Loans) for any unreimbursed expense reasonably incurred by the Trustee, the Asset Representations Reviewer or the Special Servicer in connection with the enforcement of a Mortgage Loan Seller’s obligations under Section 6(e) of the related Mortgage Loan Purchase Agreement, together with interest thereon at the Advance Rate, but only to the extent that such expenses are not otherwise reimbursable;

(v)            to pay out of general collections on the Mortgage Loans and related REO Properties, for costs and expenses incurred by the Trust Fund with respect to the Mortgage Loans and related REO Properties pursuant to Sections 3.04(a) and 3.10(e) of this Agreement and to pay Liquidation Expenses out of related Liquidation Proceeds pursuant to Section 3.11 of this Agreement (provided that with respect to each Serviced Loan Combination, such expenses shall first be reimbursed pursuant to Section 3.06A(a)(iv) of this Agreement to the extent related to such Serviced Loan Combination and if not reimbursed pursuant thereto, shall be paid from the Collection Account as provided in this clause (v));

(vi)            to the extent not reimbursed or paid pursuant to any other clause of this Section 3.06, to reimburse or pay the Master Servicer, the Trustee, the Custodian, the Certificate Administrator, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, CREFC® or the Depositor, as applicable, for unpaid Additional Trust Fund Expenses (other than Advance Interest Amounts), unpaid Trustee/Certificate Administrator Fees, unpaid Servicing Fees (but only if the related Mortgage Loan has been liquidated or a Final Recovery Determination has been made with respect thereto), unpaid Special Servicing Compensation, unpaid Operating Advisor Fees, unpaid Operating Advisor Consulting Fees (but only to the extent such Operating Advisor Consulting Fee is actually received from the related Mortgagor), unpaid Asset Representations Reviewer Ongoing Fees and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is payable by the Trust), unpaid CREFC® Intellectual Property Royalty License Fees and other unpaid items incurred by or owing to such Person pursuant to Section 2.03(h)(vi), Section 2.03(j)(viii), the second sentence of Section 3.07(c), Section 3.08(a), Section 3.08(b), Section 3.10, Section 3.12(c), Section 3.16(a), Section 3.29(k), Section 6.03, Section 7.04, Section 8.05(a), Section 8.05(b), Section 8.05(d), Section 11.02(a), Section 11.02(b) or Section 12.07 of this Agreement, or any other provision of this Agreement pursuant to which such Person is entitled to reimbursement or payment from the Trust Fund, in each case only to the extent expressly reimbursable under such Section, it being acknowledged that this clause (vi) shall not be deemed to modify the substance of any such Section, including the provisions of such Section that set forth the extent to which one of the foregoing Persons is or is not entitled to payment or reimbursement (provided that with respect to each Mortgage Loan that is part of a Serviced Loan Combination, such expenses shall first be reimbursed pursuant to Section 3.06A(a)(v) of this Agreement to the extent related to such Serviced Loan Combination and, if not reimbursed pursuant thereto, shall be paid from the Collection Account as provided in this clause (vi), and provided, further, that Special Servicing Compensation with respect to any Serviced Companion Loan (or a successor REO Companion Loan) shall not be payable from the Collection Account pursuant to this clause (vi));

(vii)            to transfer to the Certificate Administrator for deposit in one or more separate, non-interest bearing accounts any amount reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on either Trust REMIC under the circumstances and to the extent described in Section 4.05 of this Agreement;

(viii)         to make such payments and reimbursements out of Penalty Charges and Modification Fees on deposit in the Collection Account as are contemplated by Section 3.14 of this Agreement;

(ix)              to make such payments and reimbursements as contemplated by Section 3.06(c) of this Agreement out of funds transferred to the Collection Account from the Loss of Value Reserve Fund pursuant to Section 3.06(c) of the Agreement;

(x)                  to make such payments and reimbursements as contemplated by Section 3.06(c) of this Agreement out of funds transferred to the Collection Account from the Loss of Value Reserve Fund pursuant to Section 3.06(c) of the Agreement;

(xi)            to withdraw any amount deposited into the Collection Account that was not required to be deposited therein; or

(xii)            to clear and terminate the Collection Account pursuant to Section 9.01 of this Agreement.

If and to the extent that the Master Servicer has reimbursed or made payment to itself or any other Person pursuant to any clause of the prior paragraph above for any cost, expense, indemnity, fee or Property Advance or Advance Interest Amount thereon with respect to a Loan Combination that represents the related Serviced Companion Loan’s allocable share of such cost, expense, indemnity, fee, or Property Advance or Advance Interest Amount thereon (taking into account the subordinate nature of any related Subordinate Companion Loan(s)), the Master Servicer (with respect to Performing Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) shall use efforts consistent with the Servicing Standard to collect such amounts out of collections on such Serviced Companion Loan (or, if and to the extent permitted under the related Co-Lender Agreement, from the related Serviced Companion Loan Holder) and deposit all such amounts (collectively, with respect to such Serviced Companion Loan, the “Trust Reimbursement Amount No.1”) collected from or on behalf of the related Serviced Companion Loan Holder into the Collection Account.

The Master Servicer shall also be entitled to make withdrawals from time to time, from the Collection Account of amounts necessary for the payments or reimbursement of amounts required to be paid to the parties to, and/or the securitization trust created under, the applicable Outside Servicing Agreement by the holder of each Outside Serviced Mortgage Loan pursuant to each Outside Serviced Co-Lender Agreement. In the absence of manifest error, the Master Servicer may conclusively rely on the request for payments contemplated by the preceding sentence.

The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan-by-Mortgage Loan basis, for the purpose of justifying any withdrawal from the Collection Account pursuant to subclauses (i)-(ix) of the third preceding paragraph.

The Master Servicer shall pay to each of the Special Servicer (or to third party contractors at the direction of the Special Servicer), the Operating Advisor, the Trustee, the Asset Representations Reviewer and the Certificate Administrator, as applicable, from the applicable Collection Account, amounts permitted to be paid thereto from such account promptly upon receipt of a written statement of an officer of the Special Servicer, an officer of the Operating Advisor, an officer of the Asset Representations Reviewer or a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, describing the item and amount to which the Special Servicer (or such third party contractor), the Operating Advisor, the Trustee, the Asset Representations Reviewer or the Certificate Administrator, as the case may be, is entitled (unless such payment to the Special Servicer, the Operating Advisor, the Trustee, the Asset Representations Reviewer or the Certificate Administrator, as the case may be, is clearly required pursuant to this Agreement, in which case a written statement is not required). The Master Servicer may rely conclusively on any such written statement and shall have no duty to recalculate the amounts stated therein. The parties seeking payment pursuant to this Section shall each keep and maintain a separate accounting for the purpose of justifying any request for withdrawal from each Collection Account, on a loan-by-loan basis.

With respect to each Outside Serviced Mortgage Loan, the Master Servicer shall pay to, subject to Section 3.01(k)(i), the related Outside Servicer, the related Outside Special Servicer, the related Outside Certificate Administrator or the related Outside Trustee, as applicable, from the Collection Account on the Master Servicer Remittance Date amounts permitted to be paid to the related Outside Servicer, the related Outside Special Servicer, the related Outside Certificate Administrator or the related Outside Trustee, as applicable, therefrom based upon an Officer’s Certificate received from the related Outside Servicer, the related Outside Special Servicer, the related Outside Certificate Administrator or the related Outside Trustee, as applicable, on the first Business Day following the immediately preceding Determination Date, describing the item and amount to which the related Outside Servicer, the related Outside Special Servicer, the related Outside Certificate Administrator or the related Outside Trustee, as applicable, is entitled. The Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein.

The Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Depositor, CREFC®, the Special Servicer and the Master Servicer shall in all cases have a right prior to the Certificateholders and the Uncertificated VRR Interest Owner to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of the Servicing Fees (including investment income), Trustee/Certificate Administrator Fees, Special Servicing Compensation, Advances, Advance Interest Amounts, Operating Advisor Fees, Operating Advisor Consulting Fees (but only to the extent such Operating Advisor Consulting Fees are actually received from the related Mortgagor(s)), Asset Representations Reviewer Ongoing Fee, Asset Representations Reviewer Asset Review Fee (only to the extent such fee is payable by the Trust), CREFC® Intellectual Property Royalty License Fees and (for each of such Persons other than CREFC®) their respective expenses hereunder (including without limitation Additional Trust Fund Expenses) to the extent such fees, indemnity amounts and expenses are to be reimbursed or paid from amounts on deposit in the Collection Account pursuant to this Agreement (and to have such amounts paid directly to third party contractors for any invoices submitted to the Trustee, the Master Servicer or the Special Servicer, as applicable).

(b)               The Certificate Administrator shall, upon receipt, deposit in each of the Lower-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Reserve Account any and all amounts received by the Certificate Administrator in accordance with Section 3.06(a)(i) of this Agreement and required to be deposited therein. If, as of 3:00 p.m., New York City time, on any Master Servicer Remittance Date or on such other date as any amount referred to in the preceding sentence is required to be delivered hereunder, the Master Servicer shall not have delivered to the Certificate Administrator for deposit in the Lower-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Reserve Account the amounts required to be deposited therein pursuant to the provisions of this Agreement (including, without limitation, Section 3.06(a)(i) of this Agreement), then the Certificate Administrator shall, to the extent that a Responsible Officer of the Certificate Administrator has such knowledge, provide notice of such failure to the Master Servicer by facsimile transmission sent to telecopy number [__________] (or such alternative number provided by the Master Servicer to the Certificate Administrator in writing) and by telephone at telephone number [__________] (or such alternative number provided by the Master Servicer to the Certificate Administrator in writing) as soon as possible, but in any event before 5:00 p.m., New York City time, on such day; provided, however, that the Master Servicer will pay the Certificate Administrator interest on such late payment at the Prime Rate until such late payment is received by the Certificate Administrator.

(c)             If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then the Special Servicer shall (provided that, with respect to clause (v) below, the Certificate Administrator shall have provided the Master Servicer and the Special Servicer with five Business Days’ prior notice of such final Distribution Date) transfer such Loss of Value Payments (up to the remaining portion thereof) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:

(i)                   to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with Section 3.06(a) of this Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with any related Advance Interest Amounts);

(ii)                to pay, in accordance with Section 3.06(a) of this Agreement, or to reimburse the Trust for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an Additional Trust Fund Expense, and to pay, in accordance with Section 3.06(a) of this Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer with respect to such Mortgage Loan or any related REO Property;

(iii)              to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Mortgage Loan;

(iv)              following the occurrence of a Liquidation Event with respect to such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i)-(iii) above as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i)-(iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)              on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Mortgage Loan Seller, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Mortgage Loan Seller that was used pursuant to clauses (i)-(iii) to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property, Additional Trust Fund Expenses or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

Any Loss of Value Payments transferred to the Collection Account pursuant to clauses (i) - (iii) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan or any successor REO Mortgage Loan with respect thereto for which such Loss of Value Payments were received; and any Loss of Value Payments transferred to the Collection Account pursuant to clause (iv) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the Mortgage Loan or REO Mortgage Loan for which such Loss of Value Payments are being transferred to the Collection Account to cover an item contemplated by clauses (i)-(iii) of the prior paragraph.

Section 3.06A.       Permitted Withdrawals From the Loan Combination Custodial Account.

(a)               The Master Servicer may make withdrawals from the Loan Combination Custodial Account for each Serviced Loan Combination only as described below (the order set forth below not constituting an order of priority for such withdrawals), subject to the application of Penalty Charges and Modification Fees in accordance with the related Co-Lender Agreement and Section 3.14 of this Agreement:

(i)                    (A) after the Determination Date, and on or prior to the Business Day immediately preceding the Master Servicer Remittance Date, in each calendar month (and also on the Business Day immediately following the receipt of any funds from the REO Account for any REO Property related to such Serviced Loan Combination, if such funds are received after the Determination Date and before the Distribution Date in any calendar month and were not available for any earlier transfer to the Collection Account in such calendar month), to transfer to the Collection Account all amounts on deposit in the Loan Combination Custodial Account payable to the Trust pursuant to the related Co-Lender Agreement with respect to the related Mortgage Loan (or any successor REO

Mortgage Loan), including any applicable Trust Reimbursement Amount, and (B) on or prior to the related Serviced Loan Combination Remittance Date in each calendar month (and also on the Business Day immediately following the receipt of any funds from the REO Account for any REO Property related to such Serviced Loan Combination, if such funds are received after the Determination Date and before the Distribution Date in any calendar month), to remit to the related Serviced Companion Loan Holder all amounts on deposit in the Loan Combination Custodial Account payable to such Serviced Companion Loan Holder pursuant to the related Co-Lender Agreement with respect to the related Serviced Companion Loan (or any successor REO Companion Loan), exclusive of any applicable Trust Reimbursement Amount;

(ii)                 to pay or reimburse the Master Servicer or the Trustee, for Advances made thereby with respect to such Serviced Loan Combination and any related Advance Interest Amounts (provided that the Trustee shall have priority with respect to such payment or reimbursement of any such Advances and any related Advance Interest Amounts), the Master Servicer’s right to reimburse any such Person pursuant to this clause (ii) being limited to late collections (including cure payments by related Serviced Companion Loan Holders) of the particular item which was the subject of the related Advance, Penalty Charges, Net Condemnation Proceeds, Net REO Proceeds, Net Insurance Proceeds and Net Liquidation Proceeds on or in respect of the particular Serviced Loan Combination or any related REO Property; provided, however, that if such Advance has become a Workout-Delayed Reimbursement Amount (but not a Nonrecoverable Advance), then neither such Workout-Delayed Reimbursement Amount nor any related Advance Interest Amounts shall be reimbursed or paid, as the case may be, out of payments or other collections of interest (other than Penalty Charges) or Yield Maintenance Charges on or in respect of the related Mortgage Loan (or any successor REO Mortgage Loan) or the related Serviced Companion Loan (or any successor REO Companion Loan); and provided, further, that if such Advance is a P&I Advance with respect to the related Mortgage Loan (or a successor REO Mortgage Loan), then neither such Advance nor any related Advance Interest Amounts shall be reimbursed or paid, as the case may be, out of, or otherwise result in a reduction of, amounts otherwise payable to the related Serviced Companion Loan Holder with respect to the related Serviced Companion Loan (or any successor REO Companion Loan), except that in the case of a Serviced AB Loan Combination, reimbursements or payments, as the case may be, of Advances or any related Advance Interest Amounts shall be made taking into account the subordinate nature of the related Subordinate Companion Loan(s) to the extent set forth in, and in accordance with, the related Co-Lender Agreement;

(iii)            to pay on or before each Master Servicer Remittance Date (A) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee with respect to such Serviced Loan Combination (to the extent not otherwise required to be applied against Prepayment Interest Shortfalls) in respect of the immediately preceding Interest Accrual Period, to be paid from interest received on the related Mortgage Loan or Serviced Companion Loan, as applicable, and to pay from time to time to the Master Servicer in accordance with Section 3.07(b) any interest or investment income earned on funds deposited in such Loan Combination Custodial Account and (B) to the Special Servicer as compensation, any Special Servicing Compensation payable with respect to such

Serviced Loan Combination; provided, however, that no Servicing Fees or Special Servicing Compensation earned with respect to the related Mortgage Loan (or a successor REO Mortgage Loan) shall be payable out of, or otherwise result in a reduction of, amounts otherwise payable to the related Serviced Companion Loan Holder with respect to the related Serviced Companion Loan (or any successor REO Companion Loan) (provided that, in the case of a Serviced AB Loan Combination, such payments shall be made taking into account the subordinate nature of the related Subordinate Companion Loan(s) to the extent set forth in, and in accordance with, the related Co-Lender Agreement), and no Servicing Fees or Special Servicing Compensation earned with respect to the related Serviced Companion Loan (or any successor REO Companion Loan) shall be payable out of, or otherwise result in a reduction of, amounts otherwise payable to the Trust with respect to the related Mortgage Loan (or a successor REO Mortgage Loan) (it being acknowledged and agreed that this proviso is in no way intended to limit the rights of the Master Servicer or Special Servicer under the related Co-Lender Agreement to seek payment of any unpaid Servicing Fees or Special Servicing Compensation, as applicable, with respect to any Serviced Companion Loan from the related Serviced Companion Loan Holder);

(iv)            to pay for costs and expenses incurred by the Trust Fund solely with respect to such Serviced Loan Combination and related REO Property pursuant to Section 3.10(e) and to pay Liquidation Expenses out of Liquidation Proceeds pursuant to Section 3.11;

(v)            to the extent not reimbursed or paid pursuant to any other clause of this Section 3.06A, to reimburse or pay the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Special Servicer or the Depositor, as applicable, for unpaid Additional Trust Fund Expenses, Servicing Fees and other unpaid items incurred by or owing to such Person pursuant to the second sentence of Section 3.07(c), Section 3.08(a), Section 3.08(b), Section 3.10, the second sentence of Section 3.12(a), the third sentence of Section 3.12(c), Section 3.16(a), Section 6.03, Section 7.04, the last sentence of Section 8.05(a), Section 8.05(b), Section 8.05(d) or Section 12.07, or any other provision of this Agreement pursuant to which such Person is entitled to reimbursement or payment from the Trust Fund, in each case only to the extent expressly reimbursable under such Section and to the extent related to such Serviced Loan Combination and not related to amounts which are solely expenses of the Trust Fund (such as expenses related to administration of the Trust Fund or REMIC taxes, penalties or interest or preservation of the REMIC status of each Trust REMIC), it being acknowledged that this clause (v) shall not be deemed to modify the substance of any such Section, including the provisions of such Section that set forth the extent to which one of the foregoing Persons is or is not entitled to payment or reimbursement; provided, however, that no payment or reimbursement to the Operating Advisor, the Asset Representations Reviewer or the Certificate Administrator or payment or reimbursement of costs and expenses associated with obtaining a Rating Agency Confirmation, shall be made out of, or otherwise result in a reduction of, amounts otherwise payable to the related Serviced Companion Loan Holder with respect to the related Serviced Companion Loan (or successor REO Companion Loan) (provided that, in the case of a Serviced AB Loan Combination, such payments or reimbursements shall be made taking into account the subordinate nature of the related Subordinate Companion Loan(s) to the extent set forth in, and in accordance with, the related Co-Lender Agreement), and no payment or reimbursement of costs and expenses associated with obtaining a Companion Loan Rating Agency Confirmation shall be made out of, or otherwise result in a reduction of, amounts otherwise payable to the Trust with respect to the related Mortgage Loan (or any successor REO Mortgage Loan);

(vi)            to make such payments and reimbursements out of Penalty Charges and Modification Fees on deposit in such Loan Combination Custodial Account as are contemplated by the related Co-Lender Agreement and Section 3.14 of this Agreement;

(vii)          to withdraw any amount deposited into such Loan Combination Custodial Account that was not required to be deposited therein;

(viii)         if the related Serviced Companion Loan (or any successor REO Companion Loan with respect thereto) is part of an Other Securitization Trust, to the extent required by the related Co-Lender Agreement, to reimburse the applicable party to the related Other Pooling and Servicing Agreement for any advances of delinquent monthly debt service payments made thereby with respect to such Serviced Companion Loan (or REO Companion Loan), together with interest thereon, provided that such reimbursement, together with interest, shall be made solely out of payments and other collections on such Serviced Companion Loan (or REO Companion Loan); or

(ix)            to clear and terminate such Loan Combination Custodial Account pursuant to Section 9.01 of this Agreement.

The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan-by-Mortgage Loan and Companion Loan-by-Companion Loan basis, for the purpose of justifying any withdrawal from each Loan Combination Custodial Account pursuant to subclauses (i) - (ix) above. If and to the extent that the Master Servicer has reimbursed or made payment to itself or any other Person pursuant to any clause of the prior paragraph above for any cost, expense, indemnity, or Property Advance or Advance Interest Amount thereon with respect to a Serviced Loan Combination out of monies allocable to the related Mortgage Loan (or any successor REO Mortgage Loan) to an extent that the Trust has borne some or all of the related Serviced Companion Loan’s allocable share of such cost, expense, indemnity, or Property Advance or Advance Interest Amount thereon (taking into account the subordinate nature of any related Subordinate Companion Loan(s) to the extent set forth in, and in accordance with, the related Co-Lender Agreement), the Master Servicer shall use efforts consistent with the Servicing Standard to collect such amounts disproportionately borne by the Trust out of collections on such Serviced Companion Loan (or, if and to the extent permitted under the related Co-Lender Agreement, from the related Serviced Companion Loan Holder) and deposit all such amounts (collectively, with respect to such Serviced Companion Loan, the “Trust Reimbursement Amount No.2” and, together with Trust Reimbursement Amount No.1, the “Trust Reimbursement Amount”) collected from or on behalf of the related Serviced Companion Loan Holder into the Collection Account.

The Master Servicer shall pay to each of the Special Servicer (or to third party contractors at the direction of the Special Servicer), the Operating Advisor, the Trustee, the Certificate Administrator and an advancing party under any Other Pooling and Servicing Agreement, as applicable, from the applicable Loan Combination Custodial Account, amounts permitted to be paid thereto from such account promptly upon receipt of a written statement of an officer of the Special Servicer, an officer of the Operating Advisor, a Responsible Officer of the Trustee or the Certificate Administrator or an officer of such advancing party under such Other Pooling and Servicing Agreement, as the case may be, describing the item and amount to which the Special Servicer (or such third party contractor), the Operating Advisor, the Trustee, the Certificate Administrator or such advancing party under such Other Pooling and Servicing Agreement, as the case may be, is entitled (unless such payment to the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator, as the case may be, is clearly required pursuant to this Agreement, in which case a written statement is not required). The Master Servicer may rely conclusively on any such written statement and shall have no duty to re-calculate the amounts stated therein. The parties seeking payment pursuant to this Section shall each keep and maintain separate accounting for the purpose of justifying any request for withdrawal from each Loan Combination Custodial Account, on a loan-by-loan basis.

The Trustee, the Depositor, the Operating Advisor, the Certificate Administrator, the Special Servicer and the Master Servicer shall in all cases have a right prior to the Certificateholders and the Uncertificated VRR Interest Owner to any funds on deposit in a Loan Combination Custodial Account from time to time for the reimbursement or payment of the Servicing Fees (including investment income), or Special Servicing Compensation, Advances, Advance Interest Amounts and their respective indemnity amounts or expenses hereunder to the extent such fees, indemnity amounts and expenses are to be reimbursed or paid from amounts on deposit in such Loan Combination Custodial Account pursuant to this Agreement and the related Co-Lender Agreement (and to have such amounts paid directly to third party contractors for any invoices approved by the Trustee, the Depositor, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable); provided, however, for the avoidance of doubt, neither the Trustee/Certificate Administrator Fees nor the Operating Advisor Fee shall be paid from funds on deposit in a Loan Combination Custodial Account.

After the Determination Date, and on or prior to the Business Day immediately preceding the Master Servicer Remittance Date, in each calendar month (and also on the Business Day immediately following the receipt of any funds from the REO Account for any REO Property related to the applicable Serviced Loan Combination, if such funds are received after the Determination Date and before the Distribution Date in any calendar month and were not available for any earlier transfer to the Collection Account in such calendar month), the Master Servicer shall remit for deposit in the Collection Account all amounts on deposit in a Loan Combination Custodial Account payable to the Trust pursuant to the related Co-Lender Agreement with respect to the related Mortgage Loan (or any successor REO Mortgage Loan), including any applicable Trust Reimbursement Amount; and on or prior to the related Serviced Loan Combination Remittance Date in each calendar month (and also on the Business Day immediately following the receipt of any funds from the REO Account for any REO Property related to the applicable Serviced Loan Combination, if such funds are received after the Determination Date and before the Distribution Date in any calendar month), the Master Servicer shall remit to the related Serviced Companion Loan Holder all amounts on deposit in a Loan

Combination Custodial Account payable to such Serviced Companion Loan Holder pursuant to the related Co-Lender Agreement with respect to the related Serviced Companion Loan (or any successor REO Companion Loan), exclusive of any applicable Trust Reimbursement Amount, in each case, prior to the required remittance from the Collection Account to the Certificate Administrator for deposit into the Lower-Tier Distribution Account on such Master Servicer Remittance Date.

(b)                 Notwithstanding anything to the contrary contained herein, with respect to each Serviced Companion Loan, the Master Servicer shall withdraw from the related Loan Combination Custodial Account and remit to the related Serviced Companion Loan Holder, within one (1) Business Day of receipt of properly identified funds, any amounts that represent late collections or Principal Prepayments received by the Master Servicer from the related Mortgagor that are allocable to such Serviced Companion Loan or any successor REO Loan with respect thereto (exclusive of any portion of such amount paid or reimbursed to any third party in accordance with the related Co-Lender Agreement) unless such amount would otherwise be included in the monthly remittance to the related Serviced Companion Loan Holder for such month pursuant to Section 3.06A(a) [;provided, however, that to the extent any such amounts are received after 3:00 p.m. Eastern time on any given Business Day, the Master Servicer shall use commercially reasonable efforts to remit such amounts to the related Serviced Companion Loan Holder within one (1) Business Day of receipt of properly identified funds but, in any event, the Master Servicer shall remit such amounts within two (2) Business Days of receipt of properly identified funds].

Section 3.07              Investment of Funds in the Collection Account, the REO Account, the Mortgagor Accounts, and Other Accounts.

(a)               The Master Servicer, or with respect to any REO Account and any Loss of Value Reserve Fund, the Special Servicer, may direct any depository institution maintaining the Collection Account, any Loan Combination Custodial Account, any Mortgagor Account (subject to the second succeeding sentence), any REO Account or any Loss of Value Reserve Fund (each of the Collection Account, any Loan Combination Custodial Account, any REO Account, any Loss of Value Reserve Fund and any Mortgagor Account, for purposes of this Section 3.07, an “Investment Account”), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement. Any direction by the Master Servicer or the Special Servicer to invest funds on deposit in an Investment Account shall be in writing and shall certify that the requested investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand. In the case of any Escrow Account or Lock-Box Account (the “Mortgagor Accounts”), the Master Servicer shall act upon the written request of the related Mortgagor or Manager to the extent the Master Servicer is required to do so under the terms of the respective Mortgage Loan (or Serviced Loan Combination) or related documents, provided that in the absence of appropriate written instructions from the related Mortgagor or Manager meeting the requirements of this Section 3.07, the Master Servicer shall have no obligation to, but will be entitled to, direct the investment of funds in such accounts in Permitted Investments. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment

Account shall be made in the name of the Trustee or a nominee of the Trustee (in each case for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner). The Trustee (for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner) shall have sole control (except with respect to investment direction, which shall be in the control of the Master Servicer (with respect to the Collection Account, any Loan Combination Custodial Account or any Mortgagor Account) or the Special Servicer (with respect to any REO Accounts and any Loss of Value Reserve Fund), as applicable, as an independent contractor to the Trust Fund) over each such investment and any certificate or other instrument evidencing any such investment shall be delivered directly to the Trustee or its nominee (which shall initially be the Master Servicer or the Special Servicer, as applicable), together with any document of transfer, if any, necessary to transfer title to such investment to the Trustee or its nominee (for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner). Neither the Trustee nor the Certificate Administrator shall have any responsibility or liability with respect to the investment directions of the Master Servicer or the Special Servicer, any Mortgagor or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. The Master Servicer shall have no responsibility or liability with respect to the investment direction of the Special Servicer, any Mortgagor or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. The Special Servicer shall have no responsibility or liability with respect to the investment direction of the Master Servicer, any Mortgagor or any property manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer (or the Special Servicer in the case of REO Accounts and any Loss of Value Reserve Fund), shall: (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and (y) demand payment of all amounts due thereunder promptly upon determination by the Master Servicer (or the Special Servicer in the case of REO Accounts and any Loss of Value Reserve Fund) that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account. Amounts on deposit in each Distribution Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Excess Liquidation Proceeds Reserve Account and the Interest Reserve Account (each, a “Certificate Administrator Account”) shall remain uninvested.

(b)               All income and gain realized from investment of funds deposited in any Investment Account shall be for the benefit of the Master Servicer, except with respect to the investment of funds deposited in (i) any Mortgagor Account to the extent required under the Mortgage Loan (or Serviced Loan Combination) or applicable law to be for the benefit of the related Mortgagor or (ii) any REO Account and any Loss of Value Reserve Fund, which shall be for the benefit of the Special Servicer, and if held in the Collection Account, a Loan Combination Custodial Account or an REO Account, shall be subject to withdrawal by the Master Servicer or the Special Servicer, as applicable, in accordance with Section 3.06, Section 3.06A or Section 3.16(b) of this Agreement, as applicable. The Master Servicer (or with respect to any REO Account and any Loss of Value Reserve Fund, the Special Servicer) shall deposit from its own funds into any applicable Investment Account, the amount of any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss (except with respect to losses incurred as a result of the related Mortgagor or Manager exercising its power under the related Loan Documents to direct such investment in such Mortgagor Account); provided, however, that the Master Servicer or Special Servicer, as applicable, may reduce the amount of such payment to the extent it forgoes any investment income in such Investment Account otherwise payable to it. The Master Servicer shall also deposit from its own funds in any Mortgagor Account the amount of any loss incurred in respect of Permitted Investments, except to the extent that amounts are invested for the benefit of the Mortgagor under the terms of the Mortgage Loan (or Serviced Loan Combination) or applicable law. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer (in their respective capacities as Master Servicer and Special Servicer, respectively) shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company is not the Person or an Affiliate of the Person maintaining such account hereunder and satisfied the qualifications set forth in the definition of Eligible Account both (1) at the time such investment was made and (2) as of the date that is 30 days prior to the insolvency.

(c)              Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee may, and upon the request of Holders of Certificates representing greater than 50% of the Percentage Interests of any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. In the event the Trustee takes any such action, the Trust Fund shall pay or reimburse the Trustee for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee in connection therewith. In the event that the Trustee does not take any such action, the Master Servicer may, but is not obligated to, take such action at its own cost and expense.

Section 3.08              Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage.

(a)              The Master Servicer on behalf of the Trustee, as mortgagee of record, shall use efforts consistent with the Servicing Standard to cause the related Mortgagor to maintain, to the extent required by each Mortgage Loan (other than an Outside Serviced Mortgage Loan), each Serviced Companion Loan and the Trust Subordinate Companion Loan (except to the extent that the failure to maintain such insurance coverage is an Acceptable Insurance Default), and if the Mortgagor does not so maintain, shall itself maintain (subject to the provisions of this Agreement concerning Nonrecoverable Advances and to the extent the Trustee as mortgagee of record has an insurable interest and to the extent available at commercially reasonable rates), (i) fire and hazard insurance (and windstorm insurance, if applicable) with extended coverage on the related Mortgaged Property in an amount which is at least equal to the lesser of (a) one hundred percent (100%) of the then “full replacement cost” of the improvements and equipment (excluding foundations, footings and excavation costs), without deduction for physical depreciation, and (b) the outstanding principal balance of the related Mortgage Loan, the related Serviced Companion Loan or such greater amount as is necessary to prevent any reduction in such policy by reason of the application of co-insurance provisions and to prevent the Trustee thereunder from being deemed to be a co-insurer and provided such policy shall include a “replacement cost” rider, (ii) insurance providing coverage against 18 months (or such longer period or with such extended period endorsement as provided in the related Mortgage or other Loan Document) of rent interruptions and (iii) such other insurance as is required in the related Mortgage Loan, the related Serviced Companion Loan and the Trust Subordinate Companion Loan. Subject to Section 3.16 of this Agreement, the Special Servicer in accordance with the Servicing Standard and to the extent available at commercially reasonable rates (as determined by the Special Servicer in accordance with the Servicing Standard), shall cause to be maintained for each REO Property (other than an REO Property related to an Outside Serviced Mortgage Loan) no less insurance coverage than was previously required of the Mortgagor under the related Loan Documents (except to the extent that the failure to maintain such insurance coverage is an Acceptable Insurance Default); provided that to the extent the Loan Documents require the related Mortgagor to maintain insurance with an insurer rated better than as indicated in the definition of “Qualified Insurer”, the Master Servicer may, without a Rating Agency Confirmation or the approval of the Special Servicer, to the extent consistent with the Servicing Standard, permit the related Mortgagor to maintain insurance with an insurer that does not meet the requirements of the Loan Documents so long as the related Mortgagor maintains insurance with an insurer rated at least as indicated in the definition of “Qualified Insurer”. All insurance for an REO Property shall be from a Qualified Insurer, if available from a Qualified Insurer, and if not available from a Qualified Insurer, from an insurance provider that is rated the next highest available rating who is offering such insurance at commercially reasonable rates. Any amounts collected by the Master Servicer or the Special Servicer under any such policies (other than amounts required to be applied to the restoration or repair of the related Mortgaged Property or amounts to be released to the Mortgagor in accordance with the terms of the related Loan Documents) shall be deposited into the Collection Account pursuant to Section 3.05 of this Agreement or the Loan Combination Custodial Account pursuant to Section 3.05A of this Agreement, as applicable, subject to withdrawal pursuant to Section 3.05, Section 3.05A, Section 3.06 or Section 3.06A of this Agreement. Any cost incurred by the Master Servicer or the Special Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to Certificateholders and the Uncertificated VRR Interest Owner, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no other additional insurance other than flood insurance or earthquake insurance subject to the conditions set forth below is to be required of any Mortgagor or to be maintained by the Master Servicer other than pursuant to the terms of the related Loan Documents and pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the related Mortgaged Property (other than an REO Property and other than with respect to an Outside Serviced Mortgage Loan) is located in a federally designated special flood hazard area, the Master Servicer will use efforts consistent with the Servicing Standard to cause the related Mortgagor to maintain, to the extent required by each Serviced Loan, and if the related Mortgagor does not so maintain, shall itself obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances) and maintain flood insurance in respect thereof. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan, the related Serviced Companion Loan and the Trust Subordinate Companion Loan and (ii) the maximum amount of such insurance required by the terms of the related Mortgage Loan, Serviced Loan Combination or Trust Subordinate Companion Loan and as is available for the related property under the national flood insurance program (assuming that the area in which such property is located is participating in such program). If a Mortgaged Property (other than an REO Property) is related to a Serviced Loan pursuant to which earthquake insurance is required to be maintained pursuant to the terms of the Mortgage Loan, Serviced Loan Combination or Trust Subordinate Companion Loan, the Master Servicer shall use efforts consistent with the Servicing Standard to cause the related Mortgagor to maintain, and if the related Mortgagor does not so maintain will itself obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances and for so long as such insurance continues to be available at commercially reasonable rates) and maintain earthquake insurance in respect thereof, in the amount required by the Mortgage Loan, Serviced Loan Combination or Trust Subordinate Companion Loan or, if not specified, in-place at origination. If an REO Property (other than an REO Property related to the Outside Serviced Mortgage Loan) (i) is located in a federally designated special flood hazard area or (ii) is related to a Serviced Loan with respect to which earthquake insurance would be appropriate in accordance with the Servicing Standard and such insurance is available at commercially reasonable rates, the Special Servicer will obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances) and maintain flood insurance and/or earthquake insurance in respect thereof providing the same coverage as described in this Section 3.08(a). Out-of-pocket expenses incurred by the Master Servicer or Special Servicer in maintaining insurance policies pursuant to this Section 3.08 shall be advanced by the Master Servicer as a Property Advance and shall be reimbursable to the Master Servicer with interest at the Advance Rate. The Master Servicer (or the Special Servicer, with respect to REO Properties) agrees to prepare and present, on behalf of itself, the Trustee and the Certificateholders, the Uncertificated VRR Interest Owner and the Serviced Companion Loan Holders, claims under each related insurance policy maintained by it pursuant to this Section 3.08(a) in a timely fashion in accordance with the terms of such policy and to take such reasonable steps as are necessary to receive payment or to permit recovery thereunder. All insurance policies required to be maintained by the Master Servicer or Special Servicer hereunder shall name the Trustee or the Master Servicer or the Special Servicer, on behalf of the Trustee as the mortgagee, as loss payee, and shall be issued by Qualified Insurers, if available from a Qualified Insurer, and if not available from a Qualified Insurer, from an insurance provider that is rated the next highest available rating who is offering such insurance at commercially reasonable rates. Notwithstanding the foregoing: (A) the Master Servicer shall not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property and the Special Servicer shall not be required to maintain any earthquake or environmental insurance policy on any REO Property, in each case unless such insurance is required to be maintained under the related Loan Documents and is available at commercially reasonable rates; provided, however, that neither the Master Servicer nor the Special Servicer shall have any obligation to maintain such earthquake or environmental insurance policy required under the related Loan Documents if the originator of the Serviced Mortgage Loan or Serviced Loan Combination waived compliance with such insurance requirements (and if the applicable Master Servicer does not cause the Mortgagor to maintain or does not itself maintain such earthquake or environmental insurance policy on any Mortgaged Property, the applicable Special Servicer shall have the right, but not the duty, to obtain, at the Trust’s expense, earthquake or environmental insurance on any Mortgaged Property securing a Specially Serviced Loan or an REO Property so long as such insurance is available at commercially reasonable rates); (B) with respect to the Master Servicer’s obligation to cause the related Mortgagor to maintain such insurance, the Master Servicer shall have no obligation beyond using its efforts consistent with the Servicing Standard to cause any Mortgagor to maintain the insurance required to be maintained or that the lender is entitled to reasonably require, subject to applicable law, under the related Loan Documents; and (C) in making determinations as to the availability of insurance at commercially reasonable rates or otherwise, the Master Servicer or the Special Servicer, as applicable, shall, to the extent consistent with the Servicing Standard, be entitled to rely, at its own expense, on insurance consultants in making such determination and any such determinations by the Master Servicer or the Special Servicer, as applicable, need not be made more frequently than annually but in any event shall be made at the approximate date on which the Master Servicer or the Special Servicer, as applicable, receives notice of the renewal, replacement or cancellation of coverage.

Notwithstanding the foregoing, the Master Servicer or Special Servicer, as applicable, will not be required to maintain, and shall not cause a Mortgagor to be in default with respect to the failure of the related Mortgagor to obtain, all risk casualty insurance which does not contain any carve out for terrorist or similar acts, if, and only if, the Special Servicer has determined in accordance with the Servicing Standard that the failure to maintain such insurance is an Acceptable Insurance Default; provided that, during the period that the Special Servicer is evaluating such insurance hereunder, the Master Servicer shall not be liable for any loss related to its failure to require the Mortgagor to maintain terrorism insurance and shall not be in default of its obligations hereunder as a result of such failure. The Special Servicer shall promptly notify the Master Servicer of each determination under this paragraph.

(b)              (i)  If the Master Servicer or the Special Servicer obtains and maintains a blanket insurance policy insuring against fire and hazard losses on all of the Mortgaged Properties (other than REO Properties and other than Mortgaged Properties that secure the Outside Serviced Mortgage Loans) as to which the related Mortgagor has not maintained insurance required by the related Mortgage Loan or, if applicable, related Serviced Loan Combination or Trust Subordinate Companion Loan (other than any Mortgagor that is required under the related Loan Documents to maintain insurance with an insurer rated better than as indicated in the definition of “Qualified Insurer” that maintains insurance with an insurer rated at least as indicated in the definition of “Qualified Insurer”) or the Special Servicer obtains and maintains a blanket insurance policy insuring against fire and hazard losses on all of the REO Properties (other than REO Properties acquired in respect of the Outside Serviced Mortgage Loan), as required under this Agreement, as the case may be, then the Master Servicer or the Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its respective obligations concerning the maintenance of insurance coverage set forth in Section 3.08(a) of this Agreement. Any such blanket insurance policy shall be maintained with a Qualified Insurer. A blanket insurance policy may contain a deductible clause, in which case the Master Servicer or the Special Servicer, as applicable, shall, in the event that (i) there shall not have been maintained on the related Mortgaged Property a policy otherwise complying with the provisions of Section 3.08(a) of this Agreement, and (ii) there shall have been one or more losses which would have been covered by such a policy had it been maintained, immediately deposit into the Collection Account or, if applicable, related Loan Combination Custodial Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, Serviced Loan Combination or Trust Subordinate Companion Loan or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard. In connection with its activities as Master Servicer or the Special

Servicer hereunder, as applicable, the Master Servicer and the Special Servicer, respectively, agree to prepare and present, on behalf of itself, the Trustee and Certificateholder, the Uncertificated VRR Interest Owner and any related Serviced Companion Loan Holder, claims under any such blanket policy which it maintains in a timely fashion in accordance with the terms of such policy and to take such reasonable steps as are necessary to receive payment or permit recovery thereunder.

(ii)                 If the Master Servicer causes any Mortgaged Property (other than any REO Property and other than any Mortgaged Property that secures an Outside Serviced Mortgage Loan) or the Special Servicer causes any REO Property (other than an REO Property acquired in respect of an Outside Serviced Mortgage Loan) to be covered by a master force placed insurance policy and such policy shall be issued by a Qualified Insurer and provide no less coverage in scope and amount for such Mortgaged Property or REO Property than the insurance required to be maintained pursuant to Section 3.08(a) of this Agreement, then the Master Servicer or Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its respective obligations to maintain insurance pursuant to Section 3.08(a) of this Agreement. Such policy may contain a deductible clause, in which case the Master Servicer or the Special Servicer, as applicable, shall, in the event that (i) there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.08(a), and (ii) there shall have been one or more losses which would have been covered by such a policy had it been maintained, immediately deposit into the Collection Account or, if applicable, related Loan Combination Custodial Account from its own funds the amount not otherwise payable under such policy because of such deductible to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan and/or related Trust Subordinate Companion Loan or Serviced Companion Loan(s) related thereto, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.

(iii)            In either case, if the Master Servicer or Special Servicer, as applicable, causes any Mortgaged Property or REO Property to be covered by such “force-placed” insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall be paid as a Property Advance. Any legal fees or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any claim under an insurance policy described above (whether by the Master Servicer or Special Servicer) shall be paid by, and reimbursable to, the Master Servicer as a Property Advance.

(c)               The Master Servicer and the Special Servicer shall each maintain a fidelity bond in such form as is consistent with the Servicing Standard and in such amounts that are consistent with the Servicing Standard. The Master Servicer and the Special Servicer each shall be deemed to have complied with this provision if one of its respective Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Master Servicer or the Special Servicer, as applicable. In addition, the Master Servicer and the Special Servicer shall each keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations to service the Mortgage Loans and any Serviced Companion Loans or Trust Subordinate Companion Loan hereunder in such form as is consistent with the Servicing Standard and in such amounts as are consistent with the Servicing Standard. Notwithstanding the foregoing, so long as the long-term unsecured debt rating or deposit account rating of the Master Servicer (or its corporate parent) or the Special Servicer (or its corporate parent) is not in any event less than “[__]” as rated by [RA1], the Master Servicer or the Special Servicer may self-insure for the fidelity bond and errors and omissions coverage otherwise required above. The Master Servicer shall cause each and every Sub-Servicer for it to maintain or cause to be maintained by an agent or contractor servicing any Mortgage Loan or Serviced Loan Combination on behalf of such Sub-Servicer, a fidelity bond and an errors and omissions insurance policy which satisfy the requirements for the fidelity bond and the errors and omissions policy to be maintained by the Master Servicer to comply with the foregoing. All fidelity bonds and policies of errors and omissions insurance obtained under this Section 3.08(c) shall be issued by a Qualified Insurer.

Section 3.09             Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses; Assumption Agreements; Defeasance Provisions.

(a)                 Upon receipt of any request of a waiver or consent in respect of a due-on-sale or due-on-encumbrance provision, the Master Servicer, with respect to Performing Serviced Loans, and the Special Servicer, with respect to Specially Serviced Loans, shall (i) promptly analyze such request, including the preparation of written materials in connection with such analysis, and (ii) if approved, close the related transaction, subject to the consent of the Special Servicer (in the case of Performing Serviced Loans) and the consultation and/or consent rights (if any) of the related Directing Holder or the consultation rights of any related Serviced Pari Passu Companion Loan Holder (or its Companion Loan Holder Representative) as provided in this Section 3.09(a) and as otherwise provided in the related Co-Lender Agreement and this Agreement, and subject to Sections 3.09(b), 3.21, 3.24, 3.25 and Section 3.29; provided, however, that neither the Master Servicer nor the Special Servicer shall enter into any such agreement to the extent that any terms thereof would result in (i) the imposition of a tax on a Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under subpart E, part I of subchapter J of the Code for federal income tax purposes at any time that any Certificate is outstanding or (ii) create any lien on a Mortgaged Property that is senior to, or on parity with, the lien of the related Mortgage. With respect to all Performing Serviced Loans, the Master Servicer and, in the case of Specially Serviced Loans, the Special Servicer, each in a manner consistent with the Servicing Standard and each on behalf of the Trustee as the mortgagee of record, shall, to the extent permitted by applicable law, enforce the restrictions contained in the related Loan Documents on transfers or further encumbrances of the related Mortgaged Property and on transfers or further encumbrances of interests in the related Mortgagor, unless following its receipt of a request of a waiver or consent in respect of a due-on-sale or due-on-encumbrance provision the Master Servicer (with the written consent of the Special Servicer, which consent shall be deemed given if not denied within 15 Business Days (or such other time as required by the related Co-Lender Agreement, but in no event less than 5 Business Days after the time period set forth in such Co-Lender Agreement for review by any related Companion Loan Holder) after the Special Servicer’s receipt (unless earlier objected to) of the written recommendation and analysis of the Master Servicer for such action and any additional information reasonably available to the Master Servicer that the Special Servicer may reasonably request for the analysis of such request, which recommendation and information may be delivered in an electronic format reasonably acceptable to the Master Servicer and the Special Servicer) or the Special Servicer, as applicable, has determined, consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. Promptly after the Master Servicer (with the written consent of the Special Servicer to the extent required in the preceding sentence) or the Special Servicer, as applicable, has made any determination to grant a waiver in respect of a due-on-sale or due-on-encumbrance provision, the Master Servicer or the Special Servicer, as applicable, shall deliver to the Trustee, the Certificate Administrator, each other party to this Agreement and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider an Officer’s Certificate setting forth the basis for such determination; provided that, notwithstanding anything herein to the contrary, no such Officer’s Certificate shall be required to be delivered if the Master Servicer or Special Servicer, as applicable, is granting consent to an assumption pursuant to this Section 3.09(a) in accordance with the terms of the related Loan Documents and there is no material waiver of any conditions or any other provisions of the related Loan Documents with respect thereto. With respect to all Serviced Mortgage Loans, the Trust Subordinate Companion Loan and each Serviced Loan Combination, the Special Servicer shall, prior to consenting to a proposed action of the Master Servicer pursuant to this Section 3.09 that constitutes a Major Decision, and prior to itself taking such an action, obtain the written consent of the related Outside Controlling Note Holder (to the extent set forth in the related Co-Lender Agreement if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s) are involved and a Control Termination Event does not exist) (or, with respect to any Serviced AB Loan Combination or Trust AB Loan Combination, prior to the occurrence and continuance of a related AB Control Appraisal Period, the holder of the related AB Subordinate Companion Loan or the related Subordinate Loan-Specific Directing Certificateholder, to the extent required under the related intercreditor agreement), as applicable, which consent shall be deemed given ten (10) Business Days after receipt (unless earlier objected to) by such related Directing Holder (or, with respect to any Serviced AB Loan Combination or Trust AB Loan Combination, prior to the occurrence and continuance of a related AB Control Appraisal Period, the holder of the related AB Subordinate Companion Loan or the related Subordinate Loan-Specific Directing Certificateholder, to the extent required under the related intercreditor agreement) of the written recommendation of the Master Servicer or the Special Servicer, as applicable, for such action and any additional information the related Directing Holder (or, with respect to any Serviced AB Loan Combination or Trust AB Loan Combination, prior to the occurrence and continuance of a related AB Control Appraisal Period, the holder of the related AB Subordinate Companion Loan or the related Subordinate Loan-Specific Directing Certificateholder, to the extent required under the related intercreditor agreement)may reasonably request for the analysis of such request, which recommendation and information may be delivered in an electronic format reasonably acceptable to the related Directing Holder (or, with respect to any Serviced AB Loan Combination or Trust AB Loan Combination, prior to the occurrence and continuance of a related AB Control Appraisal Period, the holder of the related AB Subordinate Companion Loan or the related Subordinate Loan-Specific Directing Certificateholder, to the extent required under the related intercreditor agreement)and the Master Servicer or the Special Servicer, as applicable. In addition, neither the Master Servicer nor the Special Servicer, as applicable, may waive the rights of the lender or grant its consent under any “due-on-encumbrance” provision unless (1) the Master Servicer or the Special Servicer, as applicable, shall have received a prior written Rating Agency Confirmation with respect to such action or (2) the related Serviced Mortgage Loan or Trust Subordinate Companion Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 2% of the principal balance of all of the Mortgage Loans in the Trust Fund, (B) has a principal balance that is equal to or less than $20,000,000, (C) has a Loan-to-Value Ratio equal to or less than 85% (including any existing and proposed debt), (D) has a Debt Service Coverage Ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Serviced Mortgage Loan, related Serviced Loan Combination or Trust Subordinate Companion Loan, as applicable, and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Cross-Collateralized Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance (although no such Rating Agency Confirmation will be required if such Serviced Mortgage Loan has a principal balance less than $10,000,000). Further, neither the Master Servicer nor the Special Servicer, as applicable, may waive the rights of the lender or grant its consent under any “due-on-sale” provision unless the Master Servicer or the Special Servicer, as applicable, shall have received a prior written Rating Agency Confirmation with respect to such action unless the related Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Trust Fund, (B) has a principal balance that is equal to or less than $35,000,000 and (C) is not one of the 10 largest Mortgage Loans (considering any Cross-Collateralized Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance (although no such Rating Agency Confirmation will be required if such Serviced Mortgage Loan has a principal balance less than $10,000,000). For the purposes of this Agreement, due-on-sale provisions shall include, without limitation, sale or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in any Mortgagor or its owner, to the extent prohibited under the related Loan Documents, and due-on-encumbrance provisions shall include, without limitation, any mezzanine/subordinate financing of any Mortgagor or any Mortgaged Property or any sale or transfer of preferred equity in any Mortgagor or its owners, to the extent prohibited under the related Loan Documents.

The Master Servicer (with respect to Performing Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) shall notify in writing the Trustee, the Certificate Administrator, the Special Servicer or the Master Servicer, as applicable, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event), the Rule 17g-5 Information Provider (for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement) and, with respect to a Serviced Loan Combination, the related Serviced Companion Loan Holder, of any assumption or substitution agreement executed pursuant to this Section 3.09(a) and shall forward thereto a copy of such agreement, and shall also deliver an original to the Trustee or the Custodian of the recorded agreement relating to such assumption or substitution within 15 Business Days following the execution and receipt thereof by the Master Servicer or the Special Servicer, as applicable.

In connection with any request for a Rating Agency Confirmation from a Rating Agency pursuant to this Section 3.09(a), the Master Servicer or the Special Servicer, as applicable, shall deliver a Review Package to the Rule 17g-5 Information Provider for posting to the Rule 17g-5 Information Provider’s Website in accordance with Section 12.13 of this Agreement.

Further, subject to the terms of the related Loan Documents and applicable law, the Master Servicer or the Special Servicer, as applicable, shall use reasonable efforts to ensure that all costs in connection with any assumption or encumbrance, including any arising from seeking a Rating Agency Confirmation, are paid by the related Mortgagor. To the extent not collected from the related Mortgagor after the use of such efforts, any rating agency charges in connection with the foregoing shall be paid by the Master Servicer as a Property Advance (or as an Additional Trust Fund Expense if such Property Advance would be a Nonrecoverable Advance).

To the extent not prohibited by the applicable Loan Documents and applicable law, the Master Servicer or Special Servicer, as applicable, may charge the related Mortgagor a fee in connection with any enforcement or waiver contemplated in this subsection (a); provided that any such fee shall be applied as if it were a Modification Fee and/or Assumption Fee, as applicable, pursuant to the terms of this Agreement.

(b)            Nothing in this Section 3.09 shall constitute a waiver of the Trustee’s right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any lien or other encumbrance with respect to such Mortgaged Property.

(c)             In connection with the taking of, or the failure to take, any action pursuant to this Section 3.09, neither the Master Servicer nor the Special Servicer shall agree to modify, waive or amend, and no assumption or substitution agreement entered into pursuant to Section 3.09(a) of this Agreement shall contain any terms that are different from, any term of any Mortgage Loan, Serviced Companion Loan or Trust Subordinate Companion Loan or the related Note, other than pursuant to Section 3.24 of this Agreement.

(d)             With respect to any Mortgage Loan (other than the Outside Serviced Mortgage Loans), Serviced Loan Combination or Trust Subordinate Companion Loan which permits release of Mortgaged Properties through defeasance, and to the extent consistent with the terms of the related Loan Documents:

(i)                 In the event such Mortgage Loan, Serviced Loan Combination or Trust Subordinate Companion Loan requires that the Master Servicer on behalf of the Trustee purchase the required “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii), the Master Servicer, an accommodation Mortgagor pursuant to clause (v) below or the Mortgagor shall, at the Mortgagor’s expense (to the extent consistent with the related Loan Documents), purchase or cause the purchase of such obligations in accordance with the terms of such Mortgage Loan or Serviced Loan Combination and deliver to the Master Servicer, in the case of the

Mortgagor, or in the case of the Master Servicer, hold the same on behalf of the Trust Fund and, if applicable, the related Serviced Companion Loan Holder; provided that, subject to the related Loan Documents, the Master Servicer shall not accept the amounts paid by the related Mortgagor to effect defeasance until acceptable “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii) have been identified, in each case which are acceptable as defeasance collateral under the then most recently published current guidelines of the Rating Agencies. [Notwithstanding the foregoing, with respect to each of the Mortgage Loans identified on Exhibit Q to this Agreement (each, a “Retained Defeasance Rights and Obligations Mortgage Loan” and, collectively, the “Retained Defeasance Rights and Obligations Mortgage Loans”), the related Mortgage Loan Seller or originator has transferred to a third party or has retained the right to establish or designate the successor borrower and/or to purchase or cause to be purchased the related defeasance collateral (“Retained Defeasance Rights and Obligations”). In the event the Master Servicer receives notice of a defeasance request with respect to a Mortgage Loan that provides for Retained Defeasance Rights and Obligations in the related Loan Documents, the Master Servicer shall provide, within five (5) Business Days of receipt of such notice, written notice of such defeasance request to [sponsor] or [sponsor]’s assignee in the case of the Mortgage Loans for which [sponsor] is the related Mortgage Loan Seller. Until such time as [sponsor] provides written notice to the contrary, the notice of a defeasance of a Mortgage Loan with Retained Defeasance Rights and Obligations as to which [sponsor] is the related Mortgage Loan Seller shall be delivered to [_____________________________].]

(ii)            The Master Servicer shall require, to the extent the related Loan Documents grant the mortgagee discretion to so require, delivery of an Opinion of Counsel (which shall be an expense of the related Mortgagor to the extent consistent with the related Loan Documents) to the effect that the Trustee on behalf of the Certificateholders and the Uncertificated VRR Interest Owner has a first priority security interest in the defeasance deposit and the “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii), and the assignment thereof is valid and enforceable; such opinion, together with any other certificates or documents to be required in connection with such defeasance shall be in form and substance acceptable to the Master Servicer.

(iii)            The Master Servicer shall obtain, to the extent the related Loan Documents grant the mortgagee discretion to so obtain, a certificate (which shall be an expense of the related Mortgagor to the extent consistent with the related Loan Documents) from an Independent certified public accountant certifying that the “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii), comply with the requirements of the related Loan Agreement or Mortgage.

(iv)            To the extent consistent with the related Loan Documents, prior to permitting release of any Mortgaged Properties through defeasance, the Master Servicer shall (at the Mortgagor’s expense) obtain a Rating Agency Confirmation; provided that the Master Servicer shall not be required to obtain such Rating Agency Confirmation from any Rating Agency to the extent that the Master Servicer has delivered a defeasance certificate to such Rating Agency substantially in the form of Exhibit DD to this Agreement for any Mortgage Loan that, at the time of such defeasance, is (x) not one of the ten largest Mortgage Loans by Stated Principal Balance, (y) a Mortgage Loan with a Stated Principal Balance equal to or less than $[35,000,000] and (z) a Mortgage Loan that represents less than [5]% of the Stated Principal Balance of all Mortgage Loans.

(v)                If the Mortgage Loan or Serviced Loan Combination permits the related Mortgagor or the lender or its designee to cause an accommodation Mortgagor to assume such defeased obligations, the Master Servicer shall, or shall cause the Mortgagor to, establish at the Mortgagor’s cost and expense (and shall use efforts consistent with the Servicing Standard to cause the related Mortgagor to consent to such assumption) a special purpose bankruptcy-remote entity to assume such obligations, as to which the Trustee and the Certificate Administrator has received a Rating Agency Confirmation (if such confirmation is required pursuant to the then most recently published guidelines of the Rating Agencies).

(vi)            To the extent consistent with the related Loan Documents, the Master Servicer shall require the related Mortgagor to pay all costs and expenses incurred in connection with the defeasance of the related Mortgage Loan or Serviced Loan Combination. In the event that the Mortgagor is not required to pay any such costs and expenses under the terms of the Loan Documents, such costs and expenses shall be Additional Trust Fund Expenses.

(vii)          In no event shall the Master Servicer have liability to any party hereto or beneficiary hereof for obtaining a Rating Agency Confirmation (or conditioning approval of defeasance on the delivery of a Rating Agency Confirmation) or for imposing conditions to approval of a defeasance on the satisfaction of conditions that are consistent with the Servicing Standard but are not required under Rating Agency guidelines (provided that this shall not protect the Master Servicer from any liability that may be imposed as a result of the violation of applicable law or the Loan Documents).

(viii)        The Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulation’s Section 1.860G-(2)(a)(8)(ii), notwithstanding any more restrictive requirements in the Loan Documents; provided, that the Master Servicer has received an Opinion of Counsel that acceptance of such defeasance collateral will not endanger the status of either Trust REMIC as a REMIC or result in the imposition of a tax upon either Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code).

(e)              Notwithstanding any other provision of this Section 3.09, without any other approval or consent, the Master Servicer (for Performing Serviced Loans) or the Special

Servicer (for Specially Serviced Loans) may grant and process a Mortgagor’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose and may consent to subordination of the related Mortgage Loan or Serviced Loan Combination to such easement, right of way or similar agreement; provided that in each case, the Master Servicer or Special Servicer, as applicable, (i) shall have determined in accordance with the Servicing Standard that such easement, right of way or similar agreement will not materially and adversely affect the operation or value of such Mortgaged Property or the Trust Fund’s interest in the Mortgaged Property and (ii) shall have determined that such easement, right of way or similar agreement will not cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding. The Master Servicer or the Special Servicer may rely on an Opinion of Counsel in making any such determination under clause (ii) above.

Section 3.10              Appraisal Reductions; Calculation and Allocation of Collateral Deficiency Amounts; Realization Upon Defaulted Loans.

(a)               Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer shall use reasonable efforts to obtain an updated Appraisal of the related Mortgaged Property, the costs of which shall be advanced by, and reimbursable to, the Master Servicer as a Property Advance (or shall be an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account if such Property Advance would be a Nonrecoverable Advance); provided, however, that the Special Servicer shall not be required to obtain an updated Appraisal of any Mortgaged Property with respect to which there exists an Appraisal which is less than nine months old unless the Special Servicer determines in accordance with the Servicing Standard that such previously obtained Appraisal is materially inaccurate. With respect to any Serviced Loan for which an Appraisal Reduction Event has occurred and still exists, the Special Servicer shall obtain annual letter updates to any updated Appraisal. Any Appraisal prepared in order to determine the Appraisal Reduction Amount with respect to a Serviced Loan Combination shall be delivered by the Special Servicer, upon request, to each related Serviced Companion Loan Holder.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the Special Servicer shall calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent Appraisal obtained by the Special Servicer with respect to such Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer shall provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four (4) Business Days of the Special Servicer’s reasonable written request. Upon obtaining actual knowledge or receipt of notice by the Master Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Master Servicer shall (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Master Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Master Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Master Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Master Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Master Servicer shall be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Master Servicer shall notify the Special Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Master Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Special Servicer and the Certificate Administrator shall be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Master Servicer with respect to an Outside Serviced Mortgage Loan. Upon any other party to this Agreement obtaining knowledge or receipt of notice that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party shall promptly notify the Master Servicer thereof. Neither the Trustee nor the Certificate Administrator shall calculate or verify any Collateral Deficiency Amount. For the avoidance of doubt, the Master Servicer shall only calculate Collateral Deficiency Amounts with respect to Outside Serviced Mortgage Loans.

The Certificate Balance of each Class of applicable Certificates shall be notionally reduced (solely for purposes of determining the identity of the Non-Reduced Certificates and the Controlling Class, as well as the occurrence of a Control Termination Event) as of any date of determination to the extent of the Appraisal Reduction Amount(s) allocated to such Class on the preceding Distribution Date. The aggregate Appraisal Reduction Amount for any Distribution Date shall be applied to notionally reduce the Certificate Balances of the following Classes of Certificates and Class [EC] Regular Interests in the following order of priority: first, to the Class [H] Certificates; second, to the Class [G] Certificates; third, to the Class [F] Certificates; fourth, to the Class [E] Certificates; fifth, to the Class [D] Certificates; sixth, to the Class [C] Regular Interest (and correspondingly, the Class [C] Certificates and the Class [EC] Component [C], pro rata based on their respective percentage interests therein); seventh, to the Class [B] Regular Interest (and correspondingly, the Class [B] Certificates and the Class [EC] Component [B], pro rata based on their respective percentage interests therein); eighth, to the Class [A-S] Regular Interest (and correspondingly, the Class [A-S] Certificates and the Class [EC] Component [A-S], pro rata based on their respective percentage interests therein); and finally, pro rata to the (i) Class [A-1] Certificates, (ii) Class [A-2] Certificates, (iii) Class [A-3] Certificates, (iv) Class [A-4] Certificates and (v) Class [A-AB] Certificates, based on their respective Certificate Balances (provided in each case that no Certificate Balance in respect of any such Class may be notionally reduced below zero). In addition, as of any date of determination for purposes of determining the Controlling Class or the occurrence of a Control Termination Event, and after taking into account the allocations contemplated by the prior sentence, the Collateral Deficiency Amounts shall be applied to notionally reduce the Certificate Balance of each Class of the Control Eligible of Certificates in the following order of priority (in each case after taking into account any Appraisal Reduction Amounts allocated thereto): first, to the Class H Certificates; second, to the Class G Certificates; third, to the Class

F Certificates; and fourth, to the Class E Certificates (provided in each case that no Certificate Balance in respect of any such Class may be notionally reduced below zero). For the avoidance of doubt, for purposes of determining the Controlling Class or the occurrence of a Control Termination Event, any Class of Control Eligible Certificates shall be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which shall constitute the applicable Cumulative Appraisal Reduction Amount), in accordance with the preceding two sentences. [IF THERE IS VERTICAL RISK RETENTION IN THE FORM OF A SINGLE VERTICAL SECURITY, INCLUDE PROVISIONS ALLOCATING A PORTION OF ANY APPRAISAL REDUCTION AMOUNT THERETO, AND EXCLUDE SUCH PORTION FROM THE ALLOCATIONS ABOVE.]

With respect to any Appraisal Reduction Amount calculated for the purposes of determining the Non-Reduced Certificates or, to the extent expressly set forth herein, for the purposes of allocating and/or exercising Voting Rights in connection with certain circumstances involving the termination of certain parties hereto, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class or the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property shall be determined on an “as-is” basis.

Each of the Master Servicer and the Special Servicer (in each case, to the extent any such amount is required to be calculated by it) shall promptly notify the other such party, the Operating Advisor and the Certificate Administrator of the determination and any redetermination of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount by providing such information in the CREFC® Appraisal Reduction Template, and the Certificate Administrator shall promptly post notice of the determination of any such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, including such CREFC® Appraisal Reduction Template, on the Certificate Administrator’s website.

Any Appraisal Reduction Amounts with respect to each Serviced Loan Combination shall be allocated, first, to any related Serviced Subordinate Companion Loan(s) (up to the outstanding principal balance(s) thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s), on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such related Serviced Mortgage Loan and the related Serviced Pari Passu Companion Loan(s).

The Holders of the majority (by Certificate Balance) of an Appraised-Out Class shall have the right, at their sole expense, to require the Special Servicer to order a second Appraisal of the Mortgaged Property securing any Serviced Loan as to which there exists an Appraisal Reduction Amount or a Collateral Deficiency Amount (such Holders, the “Requesting Holders”). The Special Servicer shall use its reasonable efforts to cause such Appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an Appraiser in accordance with MAI standards. Upon receipt of such second Appraisal, the Special Servicer shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such second Appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the Special Servicer shall recalculate such Appraisal Reduction Amount or

Collateral Deficiency Amount, as applicable, based upon such second Appraisal and receipt of information reasonably requested by the Special Servicer from the Master Servicer and reasonably required to calculate or recalculate the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable. If required by any such recalculation, the applicable Appraised-Out Class shall be reinstated as the Controlling Class and each other Appraised-Out Class shall, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable. The Special Servicer shall promptly deliver notice to the Certificate Administrator and the Master Servicer of any such determination and recalculation, and the Certificate Administrator shall promptly post such notice to the Certificate Administrator’s Website.

Any Appraised-Out Class as to which one or more Holders are Requesting Holders challenging the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class and no Control Termination Event exists, and the rights of the Controlling Class shall be exercised by the most subordinate Class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

Appraisals that are to be obtained by the Special Servicer at the request of, Holders of an Appraised-Out Class shall be in addition to any Appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or this Agreement without regard to any appraisal requests made by any Holder of an Appraised-Out Class.

(b)               In connection with any foreclosure, enforcement of the Loan Documents or other acquisition, the Master Servicer in accordance with Section 3.20 of this Agreement shall pay the out-of-pocket costs and expenses in any such proceedings as a Property Advance unless the Master Servicer determines, in its good faith judgment exercised in accordance with the Servicing Standard, that such Advance would constitute a Nonrecoverable Advance (in which case such costs shall be an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account). The Master Servicer shall be entitled to reimbursement of Advances (with interest at the Advance Rate) made pursuant to the preceding sentence to the extent permitted by Section 3.06(a)(ii) of this Agreement.

Subject to Section 3.21 of this Agreement, if the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer shall not be required to pursue a deficiency judgment against the related Mortgagor or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an Officer’s Certificate delivered to the Trustee, the Certificate Administrator, any related Outside Controlling Note Holder and (prior to the occurrence and continuance of a Consultation Termination Event) the Controlling Class Representative.

In the event that title to any Mortgaged Property (other than any Mortgaged Property related to an Outside Serviced Mortgage Loan) is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to the Trustee, to a co-trustee or to its nominee (which shall not include the Master Servicer but may be a single member limited liability company owned by the Trust and managed by the Special Servicer) or a separate trustee or co-trustee on behalf of the Trustee as holder of the Lower-Tier Regular Interests and on behalf of the holders of the Certificates, the Uncertificated VRR Interest Owner and, if applicable, and the related Serviced Companion Loan Holders. Notwithstanding any such acquisition of title and cancellation of the related Serviced Mortgage Loan, the related Serviced Mortgage Loan shall (except for purposes of Section 9.01) be considered to be an REO Mortgage Loan held in the Trust Fund until such time as the related REO Property shall be sold by the Trust Fund and shall be reduced only by collections net of expenses.

(c)               Notwithstanding any provision to the contrary, the Special Servicer shall not acquire for the benefit of the Trust Fund any personal property pursuant to this Section 3.10 unless either:

(i)                 such personal property is (in the good faith judgment of the Special Servicer) incident to real property (within the meaning of Code Section 856(e)(1)) so acquired by the Special Servicer for the benefit of the Trust Fund; or

(ii)                 the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) to the effect that the holding of such personal property by the Trust Fund will not cause the imposition of a tax on a Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes at any time that any Certificate is outstanding.

(d)            Notwithstanding any provision to the contrary in this Agreement, neither the Special Servicer nor the Master Servicer shall, on behalf of the Trust Fund or, if applicable, the related Serviced Companion Loan Holder, obtain title to any direct or indirect partnership or membership interest or other equity interest in any Mortgagor pledged pursuant to any pledge agreement, unless the Master Servicer or the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) to the effect that the holding of such partnership or membership interest or other equity interest by the Trust Fund will not cause the imposition of a tax on a Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes at any time that any Certificate is outstanding.

(e)              Notwithstanding any provision to the contrary contained in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund or, if applicable, the related Serviced Companion Loan Holders, obtain title to a Mortgaged Property as a result of foreclosure or by deed in lieu of foreclosure or otherwise, obtain title to any direct or indirect partnership or membership interest in any Mortgagor pledged pursuant to a pledge agreement and thereby be the beneficial owner of a Mortgaged Property, and shall not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Custodian, the Trustee, the Certificate Administrator or the Trust Fund, the Certificateholders, or the Uncertificated VRR Interest Owner (including the Holders of the Class [LOAN-SPECIFIC] Certificates, if applicable) or, if applicable, the related Serviced Companion Loan Holders, would be considered to hold title to, or be a mortgagee-in-possession of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Special Servicer has previously determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by an Independent Person who regularly conducts environmental audits, that:

(i)             such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Trust Fund and any related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance therewith; and

(ii)             there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Trust Fund and any related Serviced Companion Loan Holder(s) (as a collective whole as if the Trust Fund and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of any related Subordinate Companion Loan)) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation.

In the event that the environmental assessment first obtained by the Special Servicer with respect to a Mortgaged Property indicates that such Mortgaged Property may not be in compliance with applicable environmental laws or that Hazardous Materials may be present but does not definitively establish such fact, the Special Servicer shall cause such further environmental tests to be conducted by an Independent Person who regularly conducts such tests as the Special Servicer shall deem prudent to protect the interests of Certificateholders, the Uncertificated VRR Interest Owner and any related Serviced Companion Loan Holder. Any such tests shall be deemed part of the environmental assessment obtained by the Special Servicer for purposes of this Section 3.10.

In the event that the Special Servicer seeks to obtain title to a Mortgaged Property on behalf of the Trust Fund and any related Serviced Companion Loan Holder, the Special Servicer may, in its discretion, establish a single member limited liability company with the Trust Fund and any related Serviced Companion Loan Holder as the sole owner to hold title to such Mortgaged Property.

(f)              The environmental assessment contemplated by Section 3.10(e) of this Agreement shall be prepared within three months of the determination that such assessment is required by any Independent Person who regularly conducts environmental audits for purchasers of commercial property where the Mortgaged Property is located, as determined by the Special Servicer in a manner consistent with the Servicing Standard and, if applicable, any secured creditor impaired property policy issued on or prior to the Closing Date with respect to any Mortgage Loan (including that the environmental assessment identify any potential pollution conditions (as defined in the environmental insurance policy) with respect to the related Mortgaged Property). The Master Servicer shall advance the cost of preparation of such environmental assessments unless the Master Servicer determines, in its good faith judgment, that such Advance would be a Nonrecoverable Advance (in which case such costs shall be an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account). The Master Servicer shall be entitled to reimbursement of Advances (with interest at the Advance Rate) made pursuant to the preceding sentence in the manner set forth in Section 3.06 of this Agreement. Copies of any environmental assessment prepared pursuant to Section 3.10(e) of this Agreement shall be provided to the Certificateholder of any Regular Certificates and any related Serviced Companion Loan Holder upon written request to the Special Servicer.

(g)              If the Special Servicer determines pursuant to Section 3.10(e)(i) of this Agreement that a Mortgaged Property is not in compliance with applicable environmental laws, but that it is in the best economic interest of the Trust Fund and any related Serviced Companion Loan Holder, as a collective whole as if the Trust Fund and any related Serviced Companion Loan Holder constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of any related Subordinate Companion Loan), to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, or if the Special Servicer determines pursuant to Section 3.10(e)(ii) of this Agreement that the circumstances referred to therein relating to Hazardous Materials are present, but that it is in the best economic interest of the Trust Fund and any related Serviced Companion Loan Holder, as a collective whole as if the Trust Fund and any related Serviced Companion Loan Holder constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of any related Subordinate Companion Loan), to take such action with respect to the containment, clean-up or remediation of Hazardous Materials affecting such Mortgaged Property as is required by law or regulation, then the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund and any related Serviced Companion Loan Holder, as a collective whole as if the Trust Fund and any related Serviced Companion Loan Holder constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of any related Subordinate Companion Loan). The Master Servicer shall pay the cost of any such compliance, containment, clean-up or remediation from the Collection Account.

(h)              The Special Servicer shall notify the Master Servicer of any abandoned and/or foreclosed properties which require reporting to the IRS and shall provide the Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan or Serviced Companion Loan or Trust Subordinate Companion Loan which is abandoned or foreclosed and the Master Servicer shall report to the IRS and the related Mortgagor, in the manner required by applicable law, such information and the Master Servicer shall report, via IRS Form 1099C, all forgiveness of indebtedness to the extent such information has been provided to the Master Servicer by the Special Servicer. Upon request, the Master Servicer shall deliver a copy of any such report to the Trustee, the Certificate Administrator and, if affected, to any related Serviced Companion Loan Holder.

Section 3.11              Trustee and Certificate Administrator to Cooperate; Release of Mortgage Files. Upon the payment in full of any Mortgage Loan, Serviced Loan Combination or Trust Subordinate Companion Loan or the receipt by the Master Servicer or the Special Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes, the Master Servicer or the Special Servicer shall immediately notify the Trustee, the Certificate Administrator and the Custodian and, if affected, the related Serviced Companion Loan Holder by delivery of a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.05 of this Agreement have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the Mortgage File. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Trust Fund.

From time to time upon request of the Master Servicer or Special Servicer and delivery to the Custodian of a Request for Release, the Certificate Administrator shall promptly cause the Custodian to release the Mortgage File (or any portion thereof) designated in such Request for Release to the Master Servicer or Special Servicer, as applicable. Upon return of the foregoing to the Custodian, or in the event of a liquidation or conversion of the Mortgage Loan or Serviced Loan Combination into an REO Property, receipt by the Trustee and the Certificate Administrator of a certificate of a Servicing Officer stating that such Mortgage Loan or Serviced Loan Combination was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Collection Account have been so deposited, or that such Mortgage Loan or Serviced Loan Combination has become an REO Property, the Custodian shall deliver a copy of the Request for Release to the Master Servicer or Special Servicer, as applicable.

Within three (3) Business Days, after receipt of written certification of a Servicing Officer, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for trustee’s sale or other documents prepared by the Special Servicer, its agents or attorneys and reasonably acceptable to the Trustee, necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Loan or Serviced Loan Combination, or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Loan Documents or otherwise available at law or in equity. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required, and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage or other security agreement, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale.

If from time to time, pursuant to the terms of the Co-Lender Agreement and the applicable Outside Servicing Agreement related to an Outside Serviced Mortgage Loan, and as appropriate for enforcing the terms of, or otherwise properly servicing, such Outside Serviced Mortgage Loan, the related Outside Servicer, the related Outside Special Servicer or other similar party requests delivery to it of the original Note for such Outside Serviced Mortgage Loan, then such party shall deliver a Request for Release in the form of Exhibit C attached hereto to the Custodian and the Custodian shall release or cause the release of such original Note to the requesting party or its designee. In connection with the release of the original Note for an Outside Serviced Mortgage Loan in accordance with the preceding sentence, the Custodian shall obtain such documentation as is appropriate to evidence the holding by the related Outside Servicer, the related Outside Special Servicer or such other similar party, as the case may be, of such original Mortgage Note as custodian on behalf of and for the benefit of the Trustee.

Section 3.12              Servicing Fees, Trustee/Certificate Administrator Fees and Special Servicing Compensation.

(a)               As compensation for its activities hereunder, the Master Servicer shall be entitled, with respect to each Mortgage Loan, Trust Subordinate Companion Loan and REO Mortgage Loan and REO Trust Subordinate Companion Loan (including the Outside Serviced Mortgage Loan but excluding the Outside Serviced Companion Loans) and each Serviced Companion Loan and REO Companion Loan that is included as part of a Serviced Loan Combination and each Interest Accrual Period, to the Servicing Fee, which shall be payable from amounts on deposit in the Collection Account and/or, in the case of a Serviced Loan Combination or portion thereof, the related Loan Combination Custodial Account as set forth in Section 3.06(a)(iii) and Section 3.06(a)(vii) and/or Section 3.06A of this Agreement, as applicable. In addition, the Master Servicer shall be entitled to receive, as additional servicing compensation, (i) [__]% of any Excess Modification Fees with respect to a modification, waiver, extension or amendment of a Performing Serviced Loan or Trust Subordinate Companion Loan, as applicable, agreed to by the Master Servicer pursuant to Section 3.24 of this Agreement that did not require the approval of the Special Servicer, (ii) [__]% of any Excess Modification Fees with respect to a modification, waiver, extension or amendment of a Performing Serviced Loan or Trust Subordinate Companion Loan consented to by the Special Servicer pursuant to Section 3.24 of this Agreement, (iii) [__]% of any defeasance fee received in connection with a defeasance of a Serviced Loan or Trust Subordinate Companion Loan as contemplated under Section 3.09 of this Agreement, (iv) [__]% of any Assumption Fees with respect to a Performing Serviced Loan or Trust Subordinate Companion Loan consented to by the Master Servicer that did not require the approval of the Special Servicer, (v) [__]% of any Assumption Fees with respect to a Performing Serviced Loan or Trust Subordinate Companion Loan consented to by the Special Servicer, (vi) the aggregate Prepayment Interest Excess (exclusive of any portion thereof attributable to an Outside Serviced Mortgage Loan), but only to the extent such amount is not required to be included in any Compensating Interest Payment, in each case to the extent received and not required to be deposited or retained in the Collection Account pursuant to Section 3.05 of this Agreement, (vii) [__]% of Ancillary Fees (other than fees for insufficient or returned checks) and assumption application fees actually received from Mortgagors on Performing Serviced Loans or the Trust Subordinate Companion Loan, (viii) [__]% of Consent Fees with respect to a Performing Serviced Loan or Trust Subordinate Companion Loan that did not require the approval of the Special Servicer, (ix) [__]% of any Consent Fees with respect to a Performing Serviced Loan or Trust Subordinate Companion Loan consented to by the Special Servicer, (x) [__]% of Excess Penalty Charges paid by the Mortgagors with respect to any Mortgage Loan or Trust Subordinate Companion Loan (other than an Outside Serviced Mortgage Loan) other than Excess Penalty Charges accrued during the period such Mortgage Loan is a

Specially Serviced Loan, (xi) [__]% of fees for insufficient or returned checks actually received from Mortgagors on all Serviced Loans, and (xii) in the case of any ARD Mortgage Loan, [__]% of any extension fee actually paid by the related Mortgagor in connection with the Mortgagor’s option to exercise the related Anticipated Repayment Date option pursuant to the related Loan Documents unless the Special Servicer’s consent is required, then [__]% of any such extension fee; provided, however, that the Master Servicer shall not be entitled to apply or retain any amounts described in clauses (i) through (v) above as additional compensation with respect to a specific Mortgage Loan or Serviced Loan Combination, as applicable, with respect to which a default or event of default thereunder has occurred and is continuing unless and until such default or event of default has been cured (or has been waived in accordance with the terms of this Agreement) and all delinquent amounts required to have been paid by the Mortgagor, Advance Interest Amounts and Additional Trust Fund Expenses (other than Special Servicing Fees, Workout Fees and Liquidation Fees) both (x) due with respect to such Mortgage Loan or Serviced Loan Combination, as applicable, and (y) in the case of expense items, that arose within the last 12 months, have been paid. The Master Servicer shall also be entitled pursuant to, and to the extent provided for in Sections 3.06(a)(iii), Section 3.06(A) and Section 3.07(b), to withdraw from the Collection Account and the Loan Combination Custodial Accounts and to receive from any Mortgagor Accounts (to the extent not payable to the related Mortgagor under a Mortgage Loan or Serviced Loan Combination or applicable law) any interest or other income earned on deposits therein. Interest or other income earned on funds in the Collection Account, Loan Combination Custodial Account and Mortgagor Accounts (to the extent consistent with the related Loan Documents), shall be paid to the Master Servicer as additional servicing compensation and interest or other income earned on funds in any REO Account shall be payable to the Special Servicer.

[master servicer] and any successor holder of the Excess Servicing Fee Rights shall be entitled, at any time, at its own expense, to transfer, sell, pledge or otherwise assign such Excess Servicing Fee Rights in whole (but not in part), in either case, to any Qualified Institutional Buyer or Institutional Accredited Investor (other than a Plan); provided that no such transfer, sale, pledge or other assignment shall be made unless (i) that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws and is otherwise made in accordance with the Securities Act and such state securities laws, (ii) the prospective transferor shall have delivered to the Depositor a certificate substantially in the form attached as Exhibit CC-1 to this Agreement, and (iii) the prospective transferee shall have delivered to [master servicer] and the Depositor a certificate substantially in the form attached as Exhibit CC-2 to this Agreement. None of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor or the Certificate Registrar is obligated to register or qualify an Excess Servicing Fee Right under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer, sale, pledge or assignment of an Excess Servicing Fee Right without registration or qualification. [master servicer] and each holder of an Excess Servicing Fee Right desiring to effect a transfer, sale, pledge or other assignment of such Excess Servicing Fee Right shall, and [master servicer] hereby agrees, and each such holder of an Excess Servicing Fee Right by its acceptance of such Excess Servicing Fee Right shall be deemed to have agreed, in connection with any transfer of such Excess Servicing Fee Right effected by such Person, to indemnify the Certificateholders, the Uncertificated VRR Interest Owner, the Trust, the Depositor, the Underwriters, the Initial

Purchasers, the Certificate Administrator, the Trustee, the Custodian, the Master Servicer, the Operating Advisor, the Certificate Registrar and the Special Servicer against any liability that may result if such transfer is not exempt from registration and/or qualification under the Securities Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph. By its acceptance of an Excess Servicing Fee Right, the holder thereof shall be deemed to have agreed not to use or disclose any information received in connection with its acquisition and holding of such Excess Servicing Fee Right in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of such Excess Servicing Fee Right or any Certificate pursuant to the Securities Act. From time to time following any transfer, sale, pledge or assignment of an Excess Servicing Fee Right, the Person then acting as the Master Servicer shall pay, out of each amount paid to such Master Servicer as Servicing Fees with respect to each related Mortgage Loan or REO Mortgage Loan, as the case may be, the related Excess Servicing Fees to the holder of such Excess Servicing Fee Right within one (1) Business Day following the payment of such Servicing Fees to the Master Servicer, in each case in accordance with payment instructions provided by such holder in writing to the Master Servicer. The holder of an Excess Servicing Fee Right shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph. None of the Certificate Administrator, the Certificate Registrar, the Operating Advisor, the Depositor, the Special Servicer, the Trustee or the Custodian shall have any obligation whatsoever regarding payment of the Excess Servicing Fee or the assignment or transfer of the Excess Servicing Fee Right.

Except as otherwise provided herein, the Master Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder, including all fees of any Sub-Servicers retained by it.

The Master Servicer will not be entitled to retain any portion of Excess Interest paid on any Mortgage Loan. Notwithstanding anything herein to the contrary, in the case of a Serviced Loan Combination, in no event shall Servicing Fees with respect to the related Mortgage Loan (including an REO Mortgage Loan) be payable out of payments and other collections with respect to the related Serviced Pari Passu Companion Loan(s), and in no event shall Servicing Fees with respect to the related Serviced Pari Passu Companion Loan(s) (including an REO Companion Loan) be payable out of payments and other collections with respect to the related Mortgage Loan or the Mortgage Pool. In addition, with respect to any Serviced Subordinate Companion Loan, in no event shall Servicing Fees with respect to such Serviced Subordinate Companion Loan (including an REO Companion Loan) be payable out of payments and other collections with respect to any related Serviced Pari Passu Companion Loan(s), the related Mortgage Loan or the Mortgage Pool. This paragraph is in no way intended to limit the rights, if any, of the Master Servicer under the related Co-Lender Agreement to seek payment of unpaid Servicing Fees with respect to any Serviced Companion Loan from the related Serviced Companion Loan Holder.

(b)               As compensation for its activities hereunder, on each Distribution Date the Trustee shall be entitled with respect to each Mortgage Loan and Trust Subordinate Companion Loan to its portion of the Trustee/Certificate Administrator Fee, and the Certificate Administrator shall be entitled with respect to each Mortgage Loan and Trust Subordinate

Companion Loan to its portion of the Trustee/Certificate Administrator Fee. The Certificate Administrator shall pay the Trustee the Trustee’s portion of the Trustee/Certificate Administrator Fee. Except as otherwise provided herein, the Trustee/Certificate Administrator Fee includes all routine expenses of the Trustee, the Certificate Registrar, the Paying Agent, the Certificate Administrator and the Authenticating Agent. Each of the Trustee’s and Certificate Administrator’s rights to the Trustee/Certificate Administrator Fee may not be transferred in whole or in part except in connection with the transfer of all of the Trustee’s or Certificate Administrator’s, as applicable, responsibilities and obligations under this Agreement.

(c)               As compensation for its activities hereunder, the Special Servicer shall be entitled with respect to each Specially Serviced Loan (including each Trust Subordinate Companion Loan or Serviced Companion Loan that is included as part of each Serviced Loan Combination) in respect of each Interest Accrual Period to the Special Servicing Fee, which shall be payable from amounts on deposit in the Collection Account and/or, in the case of a Serviced Loan Combination or portion thereof, the related Loan Combination Custodial Account as set forth in Section 3.06(a) and Section 3.06A. The Special Servicer’s rights to the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer’s responsibilities and obligations under this Agreement. In addition, the Special Servicer shall be entitled to receive, as additional servicing compensation: (i) [__]% of any Excess Modification Fees with respect to a modification, waiver, extension or amendment of a Performing Serviced Loan or Trust Subordinate Companion Loan consented to by the Special Servicer pursuant to Section 3.24 of this Agreement; (ii) [__]% of any Excess Modification Fees with respect to a modification, waiver, extension or amendment of a Specially Serviced Loan consented to by the Special Servicer pursuant to Section 3.24 of this Agreement; (iii) [__]% of any Assumption Fees with respect to a Specially Serviced Loan; (iv) [__]% of any Assumption Fees with respect to a Performing Serviced Loan or Trust Subordinate Companion Loan consented to by the Special Servicer; (v) [__]% of Ancillary Fees (other than (A) fees for insufficient or returned checks and (B) beneficiary statement charges) actually received from Mortgagors with respect to accounts held by the Special Servicer pursuant to this Agreement or the related Loan Documents, including the Loss of Value Reserve Fund and any REO Accounts; (vi) [__]% of assumption application fees actually received from Mortgagors on (A) Specially Serviced Loans and (B) Performing Serviced Loans if the related assumption was processed by the Special Servicer; (vii) [__]% of Consent Fees with respect to a Specially Serviced Loan; (viii) [__]% of any Consent Fees with respect to a Performing Serviced Loan or Trust Subordinate Companion Loan consented to by the Special Servicer; (ix) [__]% of Excess Penalty Charges accrued with respect to any Serviced Loan during the period such Serviced Loan is a Specially Serviced Loan and actually received from the Mortgagors (provided that for the avoidance of doubt, the Special Servicer shall be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan); (x) any interest or other income earned on deposits in the REO Accounts and any Loss of Value Reserve Fund; (xi) [__]% of fees for insufficient or returned checks actually received from Mortgagors relating to the accounts held by the Special Servicer; (xii) [__]% of beneficiary statement charges actually received from Mortgagors to the extent the related beneficiary statements were prepared by the Special Servicer, and (xiii) in the case of any ARD Mortgage Loan, [__]% of any extension fee actually paid by the related Mortgagor in connection with the Mortgagor’s option to exercise the related Anticipated Repayment Date option pursuant to the related Loan

Documents, unless the Special Servicer’s consent is not required, then 0% of any such extension fee. In addition, the Special Servicer shall be entitled to charge and retain reasonable review fees in connection with any Mortgagor request with respect to any Specially Serviced Loan or with respect to any Performing Serviced Loan as to which the Mortgagor request relates to a Major Decision or a Special Servicer Decision that is being processed by the Special Servicer, to the extent such fees are (i) not inconsistent with the related Loan Documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related Mortgagor. The Master Servicer shall not waive any such review fee without the consent of the Special Servicer.The Special Servicer shall not be entitled to any Special Servicing Fees with respect to the Outside Serviced Mortgage Loans.

Except as otherwise provided herein, the Special Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder.

The Special Servicer shall also be entitled to additional servicing compensation in the form of a Workout Fee with respect to each Corrected Loan at the Workout Fee Rate on such Mortgage Loan, Trust Subordinate Companion Loan or Serviced Loan Combination for so long as it remains a Corrected Loan. The Special Servicer shall not be entitled to any Workout Fee with respect to any Outside Serviced Mortgage Loan. The Workout Fee with respect to any Corrected Loan will cease to be payable if such loan again becomes a Specially Serviced Loan; provided that a new Workout Fee will become payable if and when such Specially Serviced Loan again becomes a Corrected Loan. If the Special Servicer is terminated (other than for cause) or resigns: (1) it shall retain the right to receive any and all Workout Fees payable in respect of Mortgage Loans, Trust Subordinate Companion Loan or Serviced Loan Combinations that became Corrected Loans prior to the time of that termination or resignation except the Workout Fees will no longer be payable if any such Mortgage Loan, Trust Subordinate Companion Loan or Serviced Loan Combination subsequently becomes a Specially Serviced Loan; and (2) it will receive any Workout Fees payable in respect of any Mortgage Loan, Trust Subordinate Companion Loan or Serviced Loan Combination that was, at the time of that termination or resignation, a Specially Serviced Loan for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the Mortgagor had not had sufficient time to make three consecutive timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the Mortgagor making such three consecutive timely Monthly Payments. In either case, the successor special servicer will not be entitled to any portion of such Workout Fees. The Special Servicer shall also be entitled to additional servicing compensation in the form of a Liquidation Fee (other than with respect to the Outside Serviced Mortgage Loans) payable out of the Liquidation Proceeds prior to the deposit of the Net Liquidation Proceeds in the Collection Account or the Loan Combination Custodial Account, as applicable. However, no Liquidation Fee will be payable with respect to an Outside Serviced Mortgage Loan or in connection with, or out of, Liquidation Proceeds as set forth in the final two provisos of the definition of “Liquidation Fee” herein. Notwithstanding anything herein to the contrary, the Special Servicer shall not be entitled to receive both a Liquidation Fee and a Workout Fee with respect to any specific collections or proceeds on any Mortgage Loan, Trust Subordinate Companion Loan or Serviced Loan Combination. For purposes of the foregoing provisions of this Section 3.12(c), a termination and removal of the

Special Servicer under Section 6.08 of this Agreement shall be deemed to constitute a termination without cause.

If at any time a Mortgage Loan, Trust Subordinate Companion Loan or Serviced Loan Combination becomes a Specially Serviced Loan, the Special Servicer shall use its reasonable efforts to collect the amount of any Special Servicing Fee, Liquidation Fee and/or Workout Fee from the related Mortgagor pursuant to the related Loan Documents, including exercising all remedies available under such Loan Documents that would be in accordance with the Servicing Standard, specifically taking into account the costs or likelihood of success of any such collection efforts and the Realized Loss that would be incurred by Certificateholders in connection therewith as opposed to the Realized Loss that would be incurred as a result of not collecting such amounts from the related Mortgagor.

The Special Servicer shall not be entitled to any Liquidation Fee with respect to any Outside Serviced Mortgage Loan or any Outside Serviced Companion Loan. In addition, the Special Servicer will not be entitled to retain any portion of Excess Interest paid on any Mortgage Loan.

Notwithstanding anything herein to the contrary, in the case of a Serviced Loan Combination, in no event shall Special Servicing Compensation with respect to the related Mortgage Loan (including an REO Mortgage Loan) be payable out of payments and other collections with respect to the related Serviced Pari Passu Companion Loan(s), and in no event shall Special Servicing Compensation with respect to the related Serviced Pari Passu Companion Loan(s) (including an REO Companion Loan) be payable out of payments and other collections with respect to the related Mortgage Loan or the Mortgage Pool. In addition, with respect to any Serviced Subordinate Companion Loan, in no event shall Special Servicing Compensation with respect to such Companion Loan (including an REO Companion Loan) be payable out of payments and other collections with respect to any related Serviced Pari Passu Companion Loan(s), the related Mortgage Loan or the Mortgage Pool. This paragraph is in no way intended to limit the rights of the Special Servicer under the related Co-Lender Agreement to seek payment of unpaid Special Servicing Compensation with respect to any Serviced Companion Loan from the related Serviced Companion Loan Holder.

(d)               The Master Servicer, Special Servicer, the Certificate Administrator and Trustee shall be entitled to reimbursement from the Trust Fund for the costs and expenses incurred by them in the performance of their duties under this Agreement which are “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(iii). Such expenses shall include, by way of example and not by way of limitation, environmental assessments, Appraisals in connection with foreclosure, the fees and expenses of any administrative or judicial proceeding and expenses expressly identified as reimbursable in Section 3.06(a)(vi) of this Agreement.

(e)               No provision of this Agreement or of the Certificates shall require the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or thereunder, or in the exercise of any of their rights or powers, if, in the good faith business judgment of the Master Servicer, Special Servicer, the Certificate Administrator or

the Trustee, as the case may be, repayment of such funds would not be ultimately recoverable from late payments, Net Insurance Proceeds, Net Condemnation Proceeds, Net Liquidation Proceeds and other collections on or in respect of the Mortgage Loans, Trust Subordinate Companion Loan or Serviced Loan Combination (to the extent recovery is permitted from a Serviced Loan Combination hereunder) or from adequate indemnity from other assets comprising the Trust Fund against such risk or liability.

If the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee receives a request or inquiry from a Mortgagor, any Certificateholder or any other Person the response to which would, in the Master Servicer’s, the Special Servicer’s or the Operating Advisor’s commercially reasonable judgment or the Certificate Administrator’s or the Trustee’s good faith business judgment require the assistance of Independent legal counsel or other consultant to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee the cost of which would not be an expense of the Trust Fund hereunder, then the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as the case may be, shall not be required to take any action in response to such request or inquiry unless the Mortgagor or such Certificateholder or such other Person, as applicable, makes arrangements for the payment of the Master Servicer’s, the Special Servicer’s, the Operating Advisor’s, the Certificate Administrator’s or the Trustee’s expenses associated with such counsel (including, without limitation, posting an advance payment for such expenses) satisfactory to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee as the case may be, in its sole discretion. Unless such arrangements have been made, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee as the case may be, shall have no liability to any Person for the failure to respond to such request or inquiry.

(f)                With respect to each Collection Period, the Special Servicer shall deliver or cause to be delivered to the Certificate Administrator, without charge and within two Business Days following the related Determination Date, an electronic report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period.

(g)               The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any Person (including, without limitation, the Trust, any Mortgagor, any Manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.12; provided that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees or the fees received by any Person acting as an Outside Servicer or Outside Special Servicer as expressly provided for under the applicable Outside Servicing Agreement with respect to an Outside Serviced Mortgage Loan, or as master servicer or special servicer as expressly provided for under the applicable Other Pooling and Servicing Agreement governing the securitization of a Serviced Companion Loan.

Section 3.13              Compensating Interest Payments. The Master Servicer shall deliver to the Certificate Administrator for deposit in the Lower-Tier Distribution Account on each Master Servicer Remittance Date, without any right of reimbursement therefor, a cash payment in an amount, with respect to each Mortgage Loan (other than an Outside Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, equal to [the lesser of: (i) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary Principal Prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date; and (ii) the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of [__]% per annum, (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Loan Combination is serviced under this Agreement, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the Master Servicer for such Collection Period received by the Master Servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders and the Uncertificated VRR Interest Owner to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

[If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding Principal Prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard or (z) in connection with the payment of any Insurance Proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.]

[With respect to the Trust Subordinate Companion Loan, the Master Servicer will be required to make Compensating Interest Payments in an amount equal to the lesser of: (A) the amount of Prepayment Interest Shortfall incurred in connection with voluntary principal prepayments received in respect of the Subordinate Companion Loan, so long as it is not a Specially Serviced Loan or the Special Servicer did not allow a prepayment on a date other than the applicable Due Date for the related Distribution Date, and (B) the Servicing Fee for the Subordinate Companion Loan, and the related Distribution Date (calculated at [___]% per annum).]

Compensating Interest Payments with respect to the Serviced Loan Combinations will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan in accordance with their respective principal amounts, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the Holder thereof.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the Master Servicer’s Compensating Interest Payment for the related Distribution Date [or, in the case of an Outside Serviced Mortgage Loan, the portion of any Compensating Interest Payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer] (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each Class of [APPLICABLE CLASSES] Certificates and the Trust Components as follows: [ALLOCATION TO BE SPECIFIED]. [Shortfalls allocable to the Trust Subordinate Companion Loan as a result of Prepayment Interest Shortfalls not covered by Compensating Interest Payments will be allocated to the [LOAN-SPECIFIC CLASS] Certificates.]

Section 3.14              Application of Penalty Charges and Modification Fees.

(a)             On or prior to the second Business Day before each Master Servicer Remittance Date, the Master Servicer shall apply all Penalty Charges and Modification Fees (to the extent permitted under any related Co-Lender Agreement (in the case of a Serviced Loan Combination) and not applied pursuant to Section 3.06A(a)(ii) or Section 3.06(a)(ii), as applicable, of this Agreement) received by it with respect to any Mortgage Loan, Trust Subordinate Companion Loan or Serviced Loan Combination, including an Outside Serviced Mortgage Loan (to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the related Outside Servicer) during the related Collection Period, as follows:

(i)            first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances) and the related Advance Interest Amounts and other outstanding Additional Trust Fund Expenses (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Loan Combination;

(ii)            second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Trust of all Advances (and related Advance Interest Amounts) with respect to such Mortgage Loan or Serviced Loan Combination previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the

Collection Account as recoveries of such Nonrecoverable Advances and related Advance Interest Amounts) other than Borrower Delayed Reimbursements;

(iii)            third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Trust of all other Additional Trust Fund Expenses (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Loan Combination previously paid from the Collection Account or related Loan Combination Custodial Account (and such amounts will be retained or deposited in the Collection Account or related Loan Combination Custodial Account as recoveries of such Additional Trust Fund Expenses) other than Borrower Delayed Reimbursements; and

(iv)            fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as servicing compensation, pro rata, based on their entitlement set forth in Section 3.12 of this Agreement prior to the applications set forth in clauses (i) through (iii) above;

provided that, notwithstanding the foregoing, in the case of a Loan Combination, Penalty Charges shall be allocated for the purposes and in the order set forth in the related Co-Lender Agreement.

(b)               In connection with the operation of the provisions of this Section 3.14, not later than the 25th day of the month in which each Distribution Date occurs (beginning with the 25th day of the month following the first Collection Period in which an Additional Trust Fund Expense, Advance or Advance Interest Amount is incurred), the Master Servicer shall deliver to the Special Servicer a report in the form reasonably agreed to by both the Master Servicer and the Special Servicer setting forth information regarding (1) the amount of Penalty Charges, Modification Fees and Assumption Fees collected by the Master Servicer and the Special Servicer, as applicable, and (2) the related loan expenses and other amounts paid to the Trust from such Penalty Charges, Modification Fees and Assumption Fees, in each case for the related Collection Period or other reporting period as agreed to by the Master Servicer and the Special Servicer. The Master Servicer shall respond promptly to any inquiries of the Special Servicer with respect to the contents of any such report and shall provide any supporting information with respect thereto that is reasonably requested by the Special Servicer.

Section 3.15              Access to Certain Documentation. The Master Servicer and Special Servicer shall provide to the Trustee, the Certificate Administrator, the Controlling Class Representative (but only prior to the occurrence and continuance of any Consultation Termination Event), the Operating Advisor, the Underwriters, the Initial Purchasers, the Depositor and any Certificateholders and Serviced Companion Loan Holders that are, in the case of any Certificateholder or Serviced Companion Loan Holder, federally insured financial institutions, the Federal Reserve Board, the FDIC and the OCC and the supervisory agents and examiners of such boards and such corporations, and any other governmental or regulatory body to the jurisdiction of which any Certificateholder or Serviced Companion Loan Holder is subject, access to the documentation regarding the Mortgage Loans required by applicable regulations of the Federal Reserve Board, FDIC, OCC or any such governmental or regulatory body, such access being afforded without charge but only upon reasonable request and during normal business hours at the offices of the Master Servicer or Special Servicer (which access shall be limited, in the case of the Serviced Companion Loan Holders or any regulatory authority seeking such access in respect of the Serviced Companion Loan Holders, to records relating to the Serviced Companion Loans). Nothing in this Section 3.15 shall detract from the obligation of the Master Servicer and Special Servicer to observe any applicable law prohibiting disclosure of information with respect to the Mortgagors, and the failure of the Master Servicer and Special Servicer to provide access as provided in this Section 3.15 as a result of such obligation shall not constitute a breach of this Section 3.15.

In connection with providing or granting any information or access pursuant to the prior paragraph to a Certificateholder, a Serviced Companion Loan Holder or any regulatory authority that may exercise authority over a Certificateholder or Serviced Companion Loan Holder, the Master Servicer and the Special Servicer may each require payment from such Certificateholder or Serviced Companion Loan Holder of a sum sufficient to cover the reasonable costs and expenses of providing such information or access, including copy charges and reasonable fees for employee time and for space; provided that no charge may be made if such information or access was required to be given or made available without charge under applicable law. In connection with providing Certificateholders or beneficial owners of Certificates access to the information described in the preceding paragraph, the Master Servicer and the Special Servicer shall require (prior to affording such access) a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or the Special Servicer, as the case may be, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of book entry Certificates and will keep such information confidential.

Upon the reasonable request of any Certifying Certificateholder or Serviced Companion Loan Holder (or with respect to any Subordinate Companion Loan, the holder of such Subordinate Companion Loan), the Master Servicer may provide (or forward electronically) (at the expense of such Certificateholder or Serviced Companion Loan Holder or Subordinate Companion Loan Holder) copies of any operating statements, rent rolls and financial statements obtained by the Master Servicer or the Special Servicer.

In addition, in connection with providing access to information pursuant to this Section 3.15, each of the Master Servicer and the Special Servicer may (i) affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto); (ii) affix to any information provided by it a reasonable statement regarding securities law restrictions on such information and/or condition access to information on the execution of a reasonable confidentiality agreement; (iii) withhold access to confidential information or any intellectual property; and (iv) withhold access to items of information contained in the Servicing File for any Mortgage Loan or Serviced Companion Loan if the disclosure of such items would constitute a waiver of the attorney-client privilege.

Each of the Master Servicer and the Special Servicer, as appropriate, shall, without charge, make a knowledgeable Servicing Officer available via telephone to verbally answer questions from any related Serviced Companion Loan Holder, the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) and the

Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), on a monthly basis, during regular business hours at such time and for such duration as the Master Servicer, the Special Servicer, any related Serviced Companion Loan Holder, the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) and the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) shall reasonably agree, regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or related REO Properties for which the Master Servicer or the Special Servicer, as applicable, is responsible. In any event, the Operating Advisor and the related Directing Holder agree to identify for the Master Servicer and the Special Servicer in advance (but at least two (2) Business Days prior to the related monthly conference) the applicable Mortgage Loans (or Serviced Loan Combination) and/or REO Properties it intends to discuss. As a condition to such disclosure, the related Directing Holder shall execute a confidentiality agreement substantially in the form of Exhibit M-4 to this Agreement and an Investor Certification.

The Master Servicer may (but shall not be required to), in accordance with such rules and procedures as it may adopt in its sole discretion, make available through the Master Servicer’s website or otherwise, any additional information relating to the Mortgage Loans, the Serviced Companion Loans, the related Mortgaged Properties and/or the related Mortgagors that is not Privileged Information, for review by the Depositor, the Trustee, the Master Servicer, the Special Servicer and the Operating Advisor.

After the occurrence and during the continuation of a Control Termination Event, the Special Servicer shall deliver to the Operating Advisor such reports and other information produced or otherwise available to any Outside Controlling Note Holder, the Controlling Class Representative, the Uncertificated VRR Interest Owner or Certificateholders generally, as requested by the Operating Advisor in support of the performance of the Operating Advisor’s obligations under this Agreement in electronic format.

The Operating Advisor hereby agrees that it shall use the information provided to it by the Special Servicer solely for purposes of performing its duties as Operating Advisor under this Agreement and shall not disclose such information to any other Person or entity unless (i) with respect to Privileged Information, pursuant to Section 3.29(j) of this Agreement, or (ii) with respect to any information other than Privileged Information, to the extent necessary to support its conclusions in its Operating Advisor Annual Report required under Section 3.29 of this Agreement or to discharge its other duties under this Agreement.

Notwithstanding anything to the contrary herein, unless required by applicable law or court order, no Certificateholder or beneficial owner shall be given access to, or be provided copies of, the Mortgage Files or Diligence Files.

Section 3.16              Title and Management of REO Properties.

(a)               In the event that title to any Mortgaged Property (other than a Mortgaged Property with respect to an Outside Serviced Mortgage Loan) is acquired for the benefit of Certificateholders and the Uncertificated VRR Interest Owner (or (i) with respect to a Serviced Loan Combination, for the benefit of the Certificateholders, the Uncertificated VRR Interest

Owner and the related Serviced Companion Loan Holder(s); or (ii) with respect to the Trust Subordinate Companion Loan, for the benefit of the Certificateholders, the Uncertificated VRR Interest Owner and the Holders of the Class [loan-specific] Certificates) (as a collective whole as if such Certificateholders and, if applicable, such Serviced Companion Loan Holder(s) and Holders of the Class [loan-specific] Certificates, respectively, constituted a single lender) (either by the Trust Fund or by a single member limited liability company established for that purpose) in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of a nominee of the Trustee (which shall not include the Master Servicer), or a separate trustee or co-trustee, on behalf of the Trust Fund and any related Serviced Companion Loan Holders. The Special Servicer, on behalf of the Trust Fund, shall sell any REO Property prior to the close of the third calendar year following the year in which the Lower-Tier REMIC acquires ownership of such REO Property, within the meaning of Treasury Regulations Section 1.856-6(b)(1), for purposes of Code Section 860G(a)(8), unless (i) the IRS grants (or does not deny) an extension of time (an “REO Extension”) to sell such REO Property or (ii) the Special Servicer obtains an Opinion of Counsel for the Special Servicer, the Certificate Administrator and the Trustee, addressed to the Special Servicer, the Certificate Administrator and the Trustee, to the effect that the holding by the Lower-Tier REMIC of such REO Property subsequent to the close of the third calendar year following the year in which such acquisition occurred will not result in the imposition of taxes on “prohibited transactions” (as defined in Code Section 860F) of either Trust REMIC, or cause either Trust REMIC to fail to qualify as a REMIC under the Code for federal income tax purposes at any time that any Lower-Tier Regular Interests or Regular Certificates are outstanding. If the Special Servicer is granted (or is not denied) the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, the Special Servicer shall sell such REO Property within such longer period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be. Any expense incurred by the Special Servicer in connection with its receiving the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the second preceding sentence shall be an expense of the Trust Fund payable out of the Collection Account pursuant to Section 3.06(a) of this Agreement. The Special Servicer, on behalf of the Trust Fund and any related Serviced Companion Loan Holder, in accordance with the Servicing Standard, shall dispose of any REO Property held by the Trust Fund (i) prior to the last day of such period (taking into account extensions) by which such REO Property is required to be disposed of pursuant to the provisions of the immediately preceding sentence in a manner provided under Section 3.17 of this Agreement and (ii) on the same terms and conditions as if it were the owner of such REO Property. The Special Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, the related Serviced Companion Loan Holder(s) and the Holders of the Class [loan-specific] Certificates, solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Trust Fund of any “income from non-permitted assets” within the meaning of Code Section 860F(a)(2)(B) or (i) endanger the status of either Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon either Trust REMIC or the Trust Fund.

(b)               The Special Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property (other than an REO Property related to an Outside Serviced Mortgage Loan) as are consistent with the Servicing Standard and the terms of this Agreement, all on such terms and for such period as the Special Servicer deems to be in the best interests of Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, the related Serviced Companion Loan Holder(s) and the Holders of the Class [loan-specific] Certificates (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, the related Serviced Companion Loan Holder(s) and the Holders of the Class [loan-specific] Certificates constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of any related Subordinate Companion Loan)), and, in connection therewith, the Special Servicer shall only agree to the payment of management fees that are consistent with general market standards or to terms that are more favorable. Consistent with the foregoing, the Special Servicer shall cause or permit to be earned with respect to such REO Property any “net income from foreclosure property,” within the meaning of Code Section 860G(c), which is subject to tax under the REMIC Provisions only if it has determined, and has so advised the Certificate Administrator in writing, that the earning of such income on a net after-tax basis could reasonably be expected to result in a greater recovery on behalf of Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, the related Serviced Companion Loan Holder(s) and the Holders of the Class [loan-specific] Certificates (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, the related Serviced Companion Loan Holder(s) and the Holders of the Class [loan-specific] Certificates, constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of any related Subordinate Companion Loan)) than an alternative method of operation or rental of such REO Property that would not be subject to such a tax. The Special Servicer shall segregate and hold all revenues received by it with respect to any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property a segregated custodial account (each, an “REO Account”), each of which shall be an Eligible Account and (subject to any changes in the identities of the Special Servicer and/or the Trustee) shall be entitled “[special servicer], as Special Servicer, on behalf of [trustee], as Trustee, for the benefit of the registered Holders of [_____________________], the Uncertificated VRR Interest Owner, [IN THE CASE OF AN REO PROPERTY RELATED TO A SERVICED LOAN COMBINATION: and the related Serviced Companion Loan Holder, as their interests may appear], REO Account.” The Special Servicer shall be entitled to withdraw for its account any interest or investment income earned on funds deposited in an REO Account to the extent provided in Section 3.07(b) of this Agreement. The Special Servicer shall deposit or cause to be deposited in the REO Account within one (1) Business Day after receipt all revenues and proceeds received by it with respect to any REO Property, and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property and for other Property Protection Expenses with respect to such REO Property, including:

(i)                    all insurance premiums due and payable in respect of any REO Property;

(ii)                all real estate taxes and assessments in respect of any REO Property that may result in the imposition of a lien thereon;

(iii)            all costs and expenses reasonable and necessary to protect, maintain, manage, operate, repair and restore any REO Property including, if applicable, the payments of any ground rents in respect of such REO Property; and

(iv)            any taxes imposed on either Trust REMIC in respect of net income from foreclosure property in accordance with Section 4.05 of this Agreement.

To the extent that such REO Proceeds are insufficient for the purposes set forth in clauses (i) through (iv) above and the Special Servicer has provided written notice of such shortfall to the Master Servicer at least five (5) Business Days (or, in an emergency situation or on an urgent basis, two (2) Business Days, provided that the written notice sets forth the nature of the emergency or the basis of the urgency) prior to the date that such amounts are due, the Master Servicer shall advance the amount of such shortfall unless the Master Servicer determines, in its good faith business judgment, that such Advance would be a Nonrecoverable Advance (in which case such costs shall be an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account). If the Master Servicer does not make any such Advance in violation of the immediately preceding sentence, the Trustee shall make such Advance unless the Trustee determines that such Advance would be a Nonrecoverable Advance. The Trustee shall be entitled to rely, conclusively, on any determination by the Master Servicer that an Advance, if made, would be a Nonrecoverable Advance. The Trustee, in determining whether or not a proposed Advance would be a Nonrecoverable Advance, shall use its good faith business judgment. The Master Servicer or the Trustee, as applicable, shall be entitled to reimbursement of such Advances (with interest at the Advance Rate) made pursuant to the preceding sentence, to the extent set forth in Section 3.06 and/or, if applicable, Section 3.06A of this Agreement. The Special Servicer shall withdraw from each REO Account and remit to the Master Servicer for deposit into the Collection Account, or, for a Serviced Loan Combination, the related Loan Combination Custodial Account, on a monthly basis prior to the related Master Servicer Remittance Date the Net REO Proceeds, Net Liquidation Proceeds, Net Condemnation Proceeds and Net Insurance Proceeds received or collected from each REO Property during the related Collection Period, except that in determining the amount of any such Net REO Proceeds, the Special Servicer may retain in each REO Account reasonable reserves for repairs, replacements and necessary capital improvements and other related expenses. Notwithstanding the foregoing, the Special Servicer shall not:

(i)                    permit the Trust Fund to enter into, renew or extend any New Lease, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)                permit any amount to be received or accrued under any New Lease, other than amounts that will constitute Rents from Real Property;

(iii)            authorize or permit any construction on any REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan or Serviced Loan Combination became imminent, all within the meaning of Code Section 856(e)(4)(B); or

(iv)            Directly Operate or allow any Person to Directly Operate any REO Property on any date more than 90 days after its date of acquisition by the Trust Fund, unless such Person is an Independent Contractor;

unless, in any such case, the Special Servicer has requested and received an Opinion of Counsel addressed to the Special Servicer, any related Serviced Companion Loan Holder, the Certificate Administrator and the Trustee (which opinion shall be an expense of the Trust Fund and, if any related Serviced Companion Loan is part of a REMIC, the related Serviced Companion Loan Holder) to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) (determined without regard to the exception applicable for purposes of Code Section 860D(a)) at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

The Special Servicer shall be required to contract with an Independent Contractor, the fees and expenses of which shall be an expense of the Trust Fund and payable out of REO Proceeds, for the operation and management of any REO Property, within 90 days of the Trust Fund’s acquisition thereof (unless the Special Servicer shall have provided the Trustee and the Certificate Administrator with an Opinion of Counsel that the operation and management of any REO Property other than through an Independent Contractor shall not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8)) (which opinion shall be an expense of the Trust Fund), provided that:

(i)            the terms and conditions of any such contract shall be reasonable and customary for the area and type of property and shall not be inconsistent herewith;

(ii)            any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above, and remit all related revenues (net of such costs and expenses) to the Special Servicer as soon as practicable, but in no event later than thirty days following the receipt thereof by such Independent Contractor;

(iii)        none of the provisions of this Section 3.16(b) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Trust Fund or the Trustee on behalf of the Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, any related Serviced Companion Loan Holder with respect to the operation and management of any such REO Property; and

(iv)        the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

(c)           When and as necessary, the Special Servicer shall send to the Trustee and the Certificate Administrator and the related Serviced Companion Loan Holder (or the master servicer or special servicer for the related Other Securitization Trust on its behalf) a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Section 3.16(a) and Section 3.16(b) of this Agreement.

(d)          With respect to the Trust Subordinate Companion Loan, references to actions being taken for the benefit of the Trust Subordinate Companion Loan in this Section 3.16 shall be deemed to be taken also for the benefit of the Holders of the Class [LOAN-SPECIFIC] Certificates, as beneficial owners of the Trust Subordinate Companion Loan.

(e)               Notwithstanding anything to the contrary, this Section 3.16 shall not apply to any REO Property related to an Outside Serviced Mortgage Loan.

Section 3.17              Sale of Defaulted Loans and REO Properties; Sale of Outside Serviced Mortgage Loans.

(a)          The parties hereto may sell or purchase, or permit the sale or purchase of, a Mortgage Loan (excluding an Outside Serviced Mortgage Loan) or Trust Subordinate Companion Loan only (i) on the terms and subject to the conditions set forth in this Section 3.17, (ii) as otherwise expressly provided in or contemplated by Sections 2.03 and 9.01 of this Agreement, or (iii) (A) in the case of a Mortgage Loan related to a Serviced Loan Combination in accordance with and subject to the provisions of the related Co-Lender Agreement and Section 3.28 of this Agreement and (B) in the case of a Mortgage Loan with a related mezzanine loan or subordinate mortgage loan, in accordance with and subject to the provisions of the related intercreditor agreement.

(b)         Promptly upon a Serviced Loan becoming a Defaulted Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owner and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder and, in the case of the Trust Subordinate Companion Loan, the related Subordinate Loan-Specific Directing Certificateholder (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owner and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder and, in the case of the Trust Subordinate Companion Loan, the related Subordinate Loan-Specific Directing Certificateholder constituted a single lender) to attempt to sell such Defaulted Loan, the Special Servicer shall use reasonable efforts to solicit offers for such Defaulted Loan on behalf of the Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, any related Serviced Pari Passu Companion Loan Holder and the related Subordinate Loan-Specific Directing Certificateholder in such manner as will be reasonably likely to realize a fair price. Subject to the other subsections of this Section 3.17, the Special Servicer shall accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any Person that constitutes a fair price for such Defaulted Loan. The Special Servicer shall notify the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), any related Outside Controlling Note Holder and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) of any inquiries or offers received regarding the sale of any Defaulted Loan. Any Serviced Pari Passu Companion Loan that is part of a Defaulted Serviced Loan Combination is to be sold together with the related Mortgage Loan, subject to this Section 3.17 and any additional requirements set forth in the related Co-Lender Agreement.

(c)          The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer, any related Serviced Companion Loan Holder (in the case of a Serviced Loan Combination), the related Subordinate Loan-Specific Directing Certificateholder (in the case of the Trust Subordinate Companion Loan, [the Risk Retention Consultation Party (other than with respect to any Excluded RRCP Mortgage Loan),]1 the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) and the Operating Advisor [(after the occurrence and during the continuance of a Control Termination Event)]2 not less than five (5) Business Days’ prior written notice of its intention to sell any Defaulted Loan. No Interested Person shall be obligated to submit an offer to purchase any Defaulted Loan, and notwithstanding anything to the contrary contained herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may offer to purchase, or purchase any Defaulted Loan pursuant hereto.

(d)          Whether any cash offer constitutes a fair price for any Defaulted Loan for purposes of Section 3.17(b) of this Agreement shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person (provided that the Trustee may not be an offeror); provided, however, that no offer from an Interested Person shall constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties; and provided, further, notwithstanding the immediately preceding proviso, the Purchase Price for any Defaulted Loan (and any equivalent amount for any related Serviced Companion Loan) shall be deemed a fair price in all cases, including with respect to any offer from an Interested Person. In all cases under this Agreement, in determining whether any offer received from an Interested Person represents a fair price for any Defaulted Loan, the Trustee shall be supplied with and shall rely on the most recent Appraisal or updated Appraisal conducted in accordance with this Agreement within the preceding 9-month period or, in the absence of any such Appraisal, on a new Appraisal. The appraiser conducting any such new Appraisal shall be an Appraiser selected by (i) the Special Servicer if no Interested Person is offering with respect to a Defaulted Loan and (ii) the Trustee if an Interested Person is so offering. The cost of any

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

2 Exclude for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

such Appraisal shall be covered by, and shall be reimbursable to, the Master Servicer as a Property Advance. In determining whether any such offer from a Person other than an Interested Person constitutes a fair price for any such Defaulted Loan, the Special Servicer shall take into account (in addition to the results of any Appraisal, updated Appraisal or narrative Appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such Defaulted Loan, any Appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on such Defaulted Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. Notwithstanding anything contained in this Section 3.17(d) to the contrary, if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price for the subject Defaulted Loan, the Trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing or investing in mortgage loans similar to such Defaulted Loan that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Defaulted Loan. If the Trustee designates such a third party to make such determination, the Trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this Section 3.17(d) will be covered by, and will be reimbursable by the Interested Person; provided that the Trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee.

(e)          Subject to Section 3.17(a) through Section 3.17(d), Section 3.17(f), Section 3.17(g) and Section 3.17(m), the Special Servicer shall act on behalf of the Trust Fund and any affected Serviced Companion Loan Holder in negotiating and taking any other action necessary or appropriate in connection with the sale of any Defaulted Loan, and the collection of all amounts payable in connection therewith. In connection therewith, the Special Servicer may charge prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the Collection Account or, if applicable, the Loan Combination Custodial Account. Any sale of any Defaulted Loan shall be final and without recourse to the Trustee, the Certificate Administrator or the Trust Fund (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any appropriations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor, the Certificate Administrator, the Operating Advisor or the Trustee shall have any liability to any Certificateholder or the Uncertificated VRR Interest Owner with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(f)          Subject to (x) the rights of a holder of a mezzanine loan, under the respective intercreditor agreement, and (y) the rights of a Subordinate Companion Loan Holder, under the respective Co-Lender Agreement, to purchase a Mortgage Loan or Serviced Loan Combination (or senior portion thereof), unless and until a Defaulted Loan is sold pursuant to this Section, the Special Servicer shall continue to service and administer such Defaulted Loan in accordance with the Servicing Standard and this Agreement and shall pursue such other resolutions or recovery strategies including workout, foreclosure or sale of such Defaulted Loan, as is consistent with this Agreement and the Servicing Standard.

(g)         Any sale of a Defaulted Loan pursuant to this Section 3.17 shall be for cash only. The purchase price for any Defaulted Loan purchased under this Section 3.17 or any Outside Serviced Mortgage Loan sold in accordance with the related Co-Lender Agreement or Outside Servicing Agreement, shall be deposited into the Collection Account or the related Loan Combination Custodial Account, as applicable, and the Certificate Administrator, upon receipt of an Officer’s Certificate from the Master Servicer to the effect that such deposit has been made, shall release or cause to be released to the purchaser of the Defaulted Loan the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in such purchaser ownership of such Defaulted Loan. In connection with any such purchase, the Special Servicer and the Master Servicer shall deliver the related Servicing File (to the extent either has possession of such file) to such purchaser.

(h)         The parties hereto may sell or purchase, or permit the sale or purchase of, an REO Property (other than an REO Property related to an Outside Serviced Mortgage Loan) only on the terms and subject to the conditions set forth in this Section 3.17.

(i)          The Special Servicer shall use reasonable efforts to solicit offers for each REO Property (other than an REO Property related to an Outside Serviced Mortgage Loan) on behalf of the Certificateholders, the Uncertificated VRR Interest Owner and the related Serviced Companion Loan Holder and the Holders of the Class [loan-specific] Certificates (in the case of the Trust AB Loan Combination) in such manner as will be reasonably likely to realize a fair price within the time period specified by Section 3.16 of this Agreement. Subject to Section 3.17(m) of this Agreement, the Special Servicer shall accept the first (and, if multiple offers are contemporaneously received, highest) cash offer received from any Person that constitutes a fair price for such REO Property. If the Special Servicer determines, in its good faith and reasonable judgment, that it will be unable to realize a fair price for any REO Property (other than an REO Property related to an Outside Serviced Mortgage Loan) within the time constraints imposed by Section 3.16 of this Agreement, then the Special Servicer shall dispose of such REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances and, in connection therewith, shall accept the highest outstanding cash offer, regardless from whom received. The Liquidation Proceeds (net of related Liquidation Expenses) for any REO Property sold hereunder shall be deposited in the Collection Account or, if applicable, the related Loan Combination Custodial Account. The Special Servicer shall notify the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), any related Outside Controlling Note Holder, the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) and, in the case of a Serviced Loan Combination, any related Serviced Companion Loan Holder of any inquiries or offers received regarding the sale of any REO Property hereunder.

(j)          The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer, any related Serviced Companion Loan Holder, the Subordinate Loan-Specific Directing Certificateholder (in the case of the Trust AB Loan Combination), [the Risk

Retention Consultation Party (other than with respect to any Excluded RRCP Mortgage Loan),]1 the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) and the Operating Advisor [(after the occurrence and during the continuance of a Control Termination Event)]2 not less than three (3) Business Days’ prior written notice of its intention to sell any REO Property (other than an REO Property related to an Outside Serviced Mortgage Loan) hereunder. No Interested Person shall be obligated to submit an offer to purchase any REO Property, and notwithstanding anything to the contrary contained herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may offer to purchase, or purchase, any REO Property pursuant hereto.

(k)          Whether any cash offer constitutes a fair price for any REO Property (other than an REO Property related to an Outside Serviced Mortgage Loan) for purposes of Section 3.17(i) of this Agreement shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person (provided that the Trustee may not be an offeror); provided, however, that no offer from an Interested Person shall constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties; and provided, further, notwithstanding the immediately preceding proviso, the Purchase Price for any such REO Property shall be deemed a fair price in all cases, including with respect to any offer from an Interested Person. In determining whether any offer received from an Interested Person represents a fair price for any such REO Property, the Trustee shall be supplied with and shall rely on the most recent Appraisal or updated Appraisal conducted in accordance with this Agreement within the preceding 9-month period or, in the absence of any such Appraisal, on a new Appraisal. The appraiser conducting any such new Appraisal shall be an Appraiser selected by the Special Servicer if no Interested Person is offering with respect to such REO Property and selected by the Trustee if an Interested Person is so offering. The cost of any such Appraisal shall be covered by, and shall be reimbursable to, the Master Servicer as a Property Advance. In determining whether any such offer from a Person other than an Interested Person constitutes a fair price for any such REO Property, the Special Servicer shall take into account (in addition to the results of any Appraisal, updated Appraisal or narrative Appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such REO Property, any Appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the related Mortgage Loan or Serviced Loan Combination, the occupancy level and physical condition of such REO Property, the state of the local economy and the obligation to dispose of such REO Property within the time period specified in Section 3.16 of this Agreement.

(l)           Subject to Section 3.17(a) through Section 3.17(k) and Section 3.17(m) of this Agreement, the Special Servicer shall act on behalf of the Trust Fund and any affected

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

2 Exclude for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

Serviced Companion Loan Holder and Holders of the Class [loan-specific] Certificates (with respect to the Trust AB Loan Combination), as applicable, in negotiating and taking any other action necessary or appropriate in connection with the sale of any Defaulted Loan or REO Property (other than an REO Property related to an Outside Serviced Mortgage Loan), and the collection of all amounts payable in connection therewith. In connection therewith, the Special Servicer may charge prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the Collection Account or, if applicable, the related Loan Combination Custodial Account. Any sale of any Defaulted Loan or defaulted Trust Subordinate Companion Loan or REO Property (other than an REO Property related to an Outside Serviced Mortgage Loan) shall be final and without recourse to the Trustee, the Certificate Administrator or the Trust Fund or any related Serviced Companion Loan Holder (except such recourse to the Trust Fund and the related Serviced Companion Loan Holder imposed by those representations and warranties typically given in such transactions, any appropriations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor, the Certificate Administrator, the Operating Advisor or the Trustee shall have any liability to any Certificateholder or the Uncertificated VRR Interest Owner with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(m)         Notwithstanding any of the foregoing paragraphs of this Section 3.17, the Special Servicer shall not be obligated to accept the highest cash offer for a Defaulted Loan or defaulted Trust Subordinate Companion Loan if the Special Servicer determines (in consultation with the Controlling Class Representative (unless a Consultation Termination Event exists or a Serviced Outside Controlled Loan Combination is involved or an Excluded Mortgage Loan is involved), the Operating Advisor (if [a Control Termination Event exists]1 [an Operating Advisor Consultation Trigger Event]2 exists) [, the Risk Retention Consultation Party (unless an Excluded RRCP Mortgage Loan is involved]3 and any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owner and, in the case of a Serviced Pari Passu Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s) and in the case of the Trust AB Loan Combination, the Holders of the Class [Loan-specific] Certificates, as applicable (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) and Holder(s) of the Class [loan-specific] Certificates constituted a single lender), and the Special Servicer may accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of

1 Exclude for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

2 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

3 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owner and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder(s) and, in the case of the Trust AB Loan Combination, the Holders of the Class [Loan-specific] Certificates, as applicable (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, the related Serviced Pari Passu Companion Loan Holder(s) and Holder(s) of the Class [loan-specific] Certificates constituted a single lender) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable).

Notwithstanding any of the foregoing paragraphs of this Section 3.17, the Special Servicer shall not be obligated to accept the highest cash offer for an REO Property (other than an REO Property related to an Outside Serviced Mortgage Loan) if the Special Servicer determines (in consultation with the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Consultation Termination Event exists) [, the Risk Retention Consultation Party (unless an Excluded RRCP Mortgage Loan is involved]3 and the Operating Advisor (if [a Control Termination Event exists]1 [an Operating Advisor Consultation Trigger Event]2 exists)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owner and, in the case of an REO Property that corresponds to a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) and, in the case of an REO Property that corresponds to a Trust AB Loan Combination, the Holders of the Class [loan-specific] Certificates (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, any Serviced Companion Loan Holder(s) and Holder(s) of the Class [loan-specific] Certificates constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)), and the Special Servicer may accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owner and, in the case of an REO Property that corresponds to a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) and, in the case of an REO Property that corresponds to a Trust AB Loan Combination, the Holders of the Class [loan-specific] Certificates (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, any related Serviced Companion Loan Holder(s) and Holder(s) of the Class [loan-specific] Certificates constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan)) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable).

(n)          In no event shall the Trust Fund or the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer on the Trust’s behalf purchase, or pay or advance costs to purchase, any Outside Serviced Mortgage Loan, or any Companion Loan or any Mortgage Loan.

(o)         Notwithstanding anything herein to the contrary, any party identified in the related Co-Lender Agreement or Outside Servicing Agreement (which, if the identified party is the holder of an Outside Serviced Mortgage Loan, shall mean the Controlling Class Representative for so long as no Control Termination Event has occurred and is continuing), in its individual capacity and not on behalf of the Trust, shall be entitled to purchase an Outside Serviced Mortgage Loan in accordance with the terms and conditions set forth in the related Co-Lender Agreement and Outside Servicing Agreement. In no event shall the Trust Fund or the Trustee, the Master Servicer or the Special Servicer on its behalf purchase, or pay or advance costs to purchase, any Outside Serviced Mortgage Loan or the related Companion Loan(s) or any other Mortgage Loan.

(p)          Notwithstanding anything to the contrary herein, any purchase or sale of a Specially Serviced Loan pursuant to this Section 3.17 will remain subject to the cure, purchase and other rights of, in each case if applicable, any related Subordinate Companion Loan Holder as set forth in the related Co-Lender Agreement and any holder of a related mezzanine loan as set forth in the related intercreditor agreement. The Special Servicer shall determine the price to be paid in accordance with the terms of the related Co-Lender Agreement or the related mezzanine loan intercreditor agreement in connection with any such purchase rights in favor of any related Subordinate Companion Loan Holder or mezzanine loan holder and shall provide such notices to the related Subordinate Companion Loan Holder or the holder of a related mezzanine loan as are required by the related Co-Lender Agreement or the related mezzanine loan intercreditor agreement in connection with each such holders’ purchase rights.

(q)         With respect to any Serviced Pari Passu Loan Combination (other than any such Loan Combination that is a Serviced Outside Controlled Loan Combination), the parties hereto acknowledge that the related Co-Lender Agreement provides that if such Serviced Pari Passu Loan Combination becomes a Defaulted Serviced Loan Combination, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with this Section 3.17, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with this Agreement and subject to any rights of the related Directing Holder and/or the holder of any related Serviced Pari Passu Companion Loan hereunder or under the related Co-Lender Agreement. Notwithstanding anything to the contrary herein, the Special Servicer shall not sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Serviced Loan Combination without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the related Mortgagor or an Affiliate of the related Mortgagor) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 Business Days’ prior written notice of any decision to attempt to sell such Defaulted Serviced Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the Servicing File reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari

Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Controlling Class Representative and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer to purchase, and any such party is permitted to be the purchaser at any sale of, the subject Defaulted Serviced Loan Combination unless such Person is the related Mortgagor or an agent or Affiliate of the related Mortgagor.

(r)            With respect to any Serviced Pari Passu Loan Combination that is a Serviced Outside Controlled Loan Combination, the parties hereto acknowledge that the related Co-Lender Agreement provides that if such Serviced Pari Passu Loan Combination becomes a Defaulted Serviced Loan Combination, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with this Section 3.17, then the Special Servicer will be required to sell the related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with this Agreement and subject to any rights of the related Directing Holder, the Controlling Class Representative and/or the holder of any related non-controlling Serviced Pari Passu Companion Loan hereunder or under the related Co-Lender Agreement. Notwithstanding anything to the contrary herein, the Special Servicer shall not sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Serviced Loan Combination without the written consent of the Controlling Class Representative (unless a Consultation Termination Event exists), the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan (provided that such consent is not required if the consenting party is the related Mortgagor or an Affiliate of the related Mortgagor) unless the Special Servicer has delivered to the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan: (a) at least 15 Business Days’ prior written notice of any decision to attempt to sell such Serviced Pari Passu Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the Servicing File reasonably requested by the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan may each waive as to itself any of the delivery or timing requirements set forth in this sentence. The Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan shall be permitted to submit an offer to purchase, and any such party is permitted to be the purchaser at any sale of, the subject Serviced Pari Passu Loan Combination unless such Person is the related Mortgagor or an agent or Affiliate of the related Mortgagor.

With respect to each Serviced AB Loan Combination, if such Serviced AB Loan Combination becomes a Defaulted Serviced Loan Combination, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with this Section 3.17, then the Special Servicer shall be permitted to sell the related Serviced Subordinate Companion Loan together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan as one whole loan in accordance with this Agreement and the related Co-Lender Agreement, provided that the Special Servicer has received prior written consent from the holder of such Serviced Subordinate Companion Loan.

(s)           With respect to any Outside Serviced Mortgage Loan upon becoming a “Defaulted Mortgage Loan” (as such term or any analogous term is defined pursuant to the terms of the applicable Outside Servicing Agreement), and with respect to any REO Property related to an Outside Serviced Mortgage Loan, the liquidation of such Outside Serviced Mortgage Loan or such REO Property shall be administered by the related Outside Special Servicer in accordance with the applicable Outside Servicing Agreement and the related Co-Lender Agreement. Any such sale of an Outside Serviced Mortgage Loan or any related REO Property pursuant to the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement shall be final and without recourse to the Trustee or the Trust, and none of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall have any liability to any Certificateholder, or the Uncertificated VRR Interest Owner with respect to the purchase price for such Outside Serviced Mortgage Loan or such REO Property accepted on behalf of the Trust. Any proceeds of such a sale received by the Trust Fund shall be promptly deposited in the Collection Account.

(t)           In the event the Trust Subordinate Companion Loan becomes a Defaulted Mortgage Loan, the related Subordinate Loan-Specific Directing Certificateholder shall be permitted upon irrevocable notice to the Master Servicer, Special Servicer, Trustee, Certificate Registrar, Depositor, Directing Holder and Operating Advisor, to purchase such Trust Subordinate Companion Loan from the Trust in exchange for the Class [LOAN-SPECIFIC] Certificates together with the payment of all fees, costs and expenses and other amounts arising hereunder, including without limitation any amounts due to the Master Servicer, the Special Servicer, the Operating Advisor and the Trustee. After such election, the Certificate Registrar shall extinguish the Class [LOAN-SPECIFIC] Certificates on any Distribution Date within 45 days of receipt of such notice upon the tender of the Class [LOAN-SPECIFIC] Certificates by such Holder and shall deliver the Mortgage Note related to the Trust Subordinate Companion Loan together with all assignments and allonges necessary to transfer ownership of such Mortgage Note to such Holder. For federal income tax purposes, the Class [LOAN-SPECIFIC] Certificateholder shall be deemed to have purchased the Trust Subordinate Companion Loan for an amount equal to the outstanding Certificate Balance of the Class [LOAN-SPECIFIC] Certificates and all accrued unpaid interest thereon, and such amount shall be deemed to be distributed to such Holder in accordance with Section 4.01(b). Notwithstanding anything to the contrary herein, such rights described in this Section 3.17(t) shall expire if the Trust Subordinate Companion Loan is no longer part of the Trust Fund, is otherwise sold pursuant to the terms of this Agreement, or becomes an REO Loan.

Section 3.18              Additional Obligations of the Master Servicer; Inspections; Obligation to Notify Ground Lessors; Delivery of Certain Reports to the Serviced Companion Loan Holder.

(a)           The Master Servicer (or, with respect to Specially Serviced Loans and REO Properties, the Special Servicer) shall inspect or cause to be inspected each Mortgaged Property that secures a Serviced Loan at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to such Mortgaged Property relating to Serviced Mortgage Loans with an outstanding principal balance of $[2,000,000] or more and at least once every other calendar year with respect to such Mortgaged Property relating to Serviced Mortgage Loans with an outstanding principal balance of less than $[2,000,000], in each case commencing in 20[__]; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding [12] months. If any Serviced Mortgage Loan or Serviced Loan Combination becomes a Specially Serviced Loan, the related Mortgaged Property shall be inspected by the Special Servicer as soon as practicable and thereafter at least every calendar year for so long as such condition exists. The cost of any annual inspection, or bi-annual inspection, as the case may be, shall be borne by the Master Servicer unless the related Serviced Mortgage Loan or Serviced Loan Combination is a Specially Serviced Loan. The Master Servicer shall reimburse the Special Servicer for the cost of any inspection of a Specially Serviced Loan as a Property Advance (or as an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account if such Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs incurred with respect to such inspection shall be borne by the Trust Fund.

(b)         The Master Servicer shall, as to each Mortgage Loan (excluding an Outside Serviced Mortgage Loan) which is secured by the interest of the related Mortgagor under a Ground Lease, even if the corresponding fee interest is encumbered, promptly (and in any event within [60] days following the later of the Closing Date or its receipt of a copy of the Ground Lease) notify the related ground lessor of the transfer of such Mortgage Loan to the Trust Fund pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground Lease should thereafter be forwarded to the Master Servicer.

(c)         The Master Servicer and the Special Servicer shall each promptly prepare or cause to be prepared and deliver to each Serviced Companion Loan Holder a written report, prepared in the manner set forth in Section 4.02, of each inspection performed by it with respect to the related Mortgaged Property and Serviced Companion Loan related thereto.

(d)          The Master Servicer is hereby authorized to exercise any rights granted under the applicable Outside Servicing Agreement in favor of the Trust (or a party on its behalf) as the holder of each Outside Serviced Mortgage Loan to obtain information from the related Outside Servicer (or other similar parties with an obligation to make advances) in connection with making nonrecoverability determinations. The Master Servicer shall promptly deliver to any related Outside Servicer, upon request, such information in the Master Servicer’s possession as the related Outside Servicer reasonably requests in order to determine whether an advance similar to a P&I Advance would be “nonrecoverable.”

(e)         If required under the related Co-Lender Agreement, the Master Servicer shall promptly deliver to each Serviced Companion Loan Holder or provide electronically: (i) copies of operating statements and rent rolls; (ii) annual CREFC® NOI Adjustment Worksheets (with annual operating statements as exhibits); and (iii) annual CREFC® Operating Statement Analysis Reports, in each case prepared, received or obtained by it pursuant to this Agreement with respect to the Mortgaged Properties securing the related Serviced Companion Loan.

Section 3.19              Lock-Box Accounts, Escrow Accounts.

Except with respect to the Outside Serviced Mortgage Loans, the Master Servicer shall administer each Lock-Box Account and Escrow Account in accordance with the related Mortgage or Loan Agreement or Lock-Box Agreement, if any, and administer any letters of credit pursuant to the related letter of credit agreement and the Loan Documents.

Notwithstanding the foregoing, to the extent that any cash amounts are held in an Escrow Account or other cash collateral account and the mortgagee under the related Loan Documents is permitted, but not required, to apply such amounts to prepay the related Mortgage Loan (or Serviced Loan Combination), neither the Master Servicer nor the Special Servicer shall apply such amounts to prepay the Mortgage Loan (or Serviced Loan Combination) until after the occurrence of an event of default under the Mortgage Loan that may result in the Mortgage Loan (or Serviced Loan Combination) being accelerated or becoming a Specially Serviced Loan.

Section 3.20              Property Advances.

(a)         Except with respect to an Outside Serviced Mortgage Loan, the Master Servicer (or, to the extent provided in Section 3.20(b) of this Agreement, the Trustee) shall make any Property Advances as and to the extent incidental to the performance of its duties under this Agreement or otherwise required pursuant to the terms hereof. The Special Servicer shall give the Master Servicer, the Trustee and any affected Serviced Companion Loan Holder not less than five (or, in the case of emergency advances pursuant to Section 3.20(e) of this Agreement, two) Business Days’ written notice before the date on which the Master Servicer is requested to make any Property Advance with respect to a given Specially Serviced Loan or REO Property (other than an REO Property related to an Outside Serviced Mortgage Loan). In addition, the Special Servicer shall provide the Master Servicer, the Trustee and any affected Serviced Companion Loan Holder with such information in its possession as the Master Servicer, the Trustee or such Serviced Companion Loan Holder, as applicable, may reasonably request to enable the Master Servicer or the Trustee, as applicable, to determine whether a requested Property Advance would constitute a Nonrecoverable Advance. Any such notice by the Special Servicer to the Master Servicer of a required Property Advance shall be deemed to be a determination by the Special Servicer that such requested Property Advance is not a Nonrecoverable Advance, and the Master Servicer shall be entitled to conclusively rely on such determination. In the absence of a determination by the Special Servicer that a Property Advance is a Nonrecoverable Advance, all determinations of recoverability with respect to Property Advances to be made (or contemplated to be made) by the Master Servicer or the Trustee will remain with the Master Servicer or the Trustee, as applicable. On the fourth Business Day before each Distribution Date, the Special Servicer shall report to the Master Servicer the Special Servicer’s determination as to whether any Property Advance previously made with respect to a Specially Serviced Loan is a

Nonrecoverable Advance promptly after making such determination. The Master Servicer and the Trustee shall be entitled to conclusively rely on and shall be bound by such a determination and shall be bound by a determination by the Special Servicer that a Property Advance previously made or contemplated to be made with respect to a Specially Serviced Loan is or would be a Nonrecoverable Advance. Although the Special Servicer may determine whether a Property Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made or to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any determination that may have been made by the Master Servicer or the Trustee or to prohibit the Master Servicer or the Trustee from making a determination that any Property Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that a Property Advance to be made (or contemplated to be made) would be, or a previously made Advance is, a Nonrecoverable Advance, as described in this Section 3.20. The Master Servicer and the Special Servicer shall consider Unliquidated Advances in respect of prior Property Advances for the purposes of non-recoverability determinations as if such amounts were unreimbursed Property Advances.

For purposes of distributions to Certificateholders, the Uncertificated VRR Interest Owner and Serviced Companion Loan Holders and compensation to the Master Servicer or the Trustee, Property Advances shall not be considered to increase the principal balance of any Mortgage Loan or Serviced Loan Combination, notwithstanding that the terms of such Mortgage Loan or Serviced Loan Combination so provide.

(b)         The Master Servicer shall notify the Trustee and any related Serviced Companion Loan Holder in writing promptly upon, and in any event within one (1) Business Day after, becoming aware that it will be unable to make any Property Advance required to be made pursuant to the terms hereof, and in connection therewith, shall set forth in such notice the amount of such Property Advance, the Person to whom it will be paid, and the circumstances and purpose of such Property Advance, and shall set forth therein information and instructions for the payment of such Property Advance, and, on the date specified in such notice for the payment of such Property Advance, or, if the date for payment has passed or if no such date is specified, then within five (5) Business Days following such notice, the Trustee, subject to the provisions of Section 3.20(c) of this Agreement, shall pay the amount of such Property Advance in accordance with such information and instructions. Any notice to the Trustee pursuant to this Section shall be deemed to be given to a Responsible Officer of the Trustee if made in accordance with Section 12.04 of this Agreement.

(c)         Neither the Master Servicer nor the Trustee shall be obligated to make a Property Advance as to any Mortgage Loan or Serviced Loan Combination or REO Property if the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such Advance will be a Nonrecoverable Advance. The determination by any Person with an obligation hereunder to make Property Advances that it has made a Nonrecoverable Advance or that any proposed Property Advance, if made, would constitute a Nonrecoverable Advance or a determination by the Special Servicer that a Property Advance previously made or proposed to be made is or would, if made, constitute a Nonrecoverable Advance, shall be made by such Person (i) in the case of the Master Servicer or the Special Servicer, in accordance with the

Servicing Standard and (ii) in the case of the Trustee, in accordance with its good faith business judgment and shall be evidenced by an Officer’s Certificate delivered on or prior to the next Master Servicer Remittance Date to (1) the affected Serviced Companion Loan Holders or their Companion Loan Holder representatives (and the related subsequent master servicer and special servicer, if applicable), in the case of any Serviced Loan Combination, (2) the Trustee (unless it is the Person making the determination), (3) the Controlling Class Representative (prior to the occurrence and continuance of a Control Termination Event), (4) in the case of a Property Advance with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder, (5) the Master Servicer (unless it is the Person making the determination), (6) the Special Servicer (unless it is the Person making the determination), and (7) the Depositor (if the Trustee is making the determination), setting forth the basis for such determination, together with any other information that supports such determination together with a copy of any Appraisal of the related Mortgaged Property or REO Property, as the case may be (which Appraisal shall be an expense of the Trust Fund, shall take into account any material change in circumstances of which such Person is aware or such Person has received new information, either of which has a material effect on the value and shall have been conducted in accordance with the standards of the Appraisal Institute within the twelve months preceding such determination of nonrecoverability), and further accompanied by related Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged Property (to the extent available and/or in such Person’s possession) and any engineers’ reports, environmental surveys or similar reports that such Person may have obtained and that support such determination. In connection with a determination by the Special Servicer, the Master Servicer or the Trustee as to whether a Property Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

(A)      any such Person will be entitled to consider (among other things) the obligations of the Mortgagor under the terms of the related Mortgage Loan or Serviced Loan Combination as it may have been modified, to consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries;

(B)       any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and may obtain at the expense of the Trust Fund any analysis, Appraisals or market value estimates or other information as reasonably may be required for such purposes;

(C)       the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Property Advance, if made, would be a Nonrecoverable Advance or that any outstanding Property Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and, in the case of a Property

Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder notice of such determination, which determination shall be conclusive and binding on the Master Servicer and the Trustee (but this statement shall not be construed to entitle the Special Servicer to reverse any other authorized Person’s determination, or to prohibit any such other authorized Person from making a determination, that a Property Advance constitutes or would constitute a Nonrecoverable Advance);

(D)      the Trustee shall be entitled to rely, conclusively, on any determination by the Master Servicer or Special Servicer that a Property Advance is or, if made, would be a Nonrecoverable Advance, and the Master Servicer shall be entitled to rely, conclusively, on any determination by the Special Servicer that a Property Advance is or, if made, would be a Nonrecoverable Advance;

(E)       any non-recoverability determination by the Master Servicer or the Special Servicer pursuant to this Section 3.20 with respect to the non-recoverability of Property Advances shall be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and

(F)       notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Property Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with clause (E) above which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Property Advance would be recoverable.

(d)               The Master Servicer and/or the Trustee, as applicable, shall be entitled to the reimbursement of Property Advances made by any of them to the extent permitted pursuant to Section 3.06(a)(ii) or Section 3.06A(a)(ii) of this Agreement, together with any related Advance Interest Amount in respect of such Property Advances, and the Master Servicer and the Special Servicer, as applicable, hereby covenant and agree to use efforts consistent with the Servicing Standard to obtain the reimbursement of such Property Advances from the related Mortgagors to the extent permitted by applicable law and the related Loan Documents.

(e)               Notwithstanding anything to the contrary contained in this Agreement, if a Property Advance is required to be made under this Agreement with respect to any Specially Serviced Loan or REO Property (other than an REO Property related to an Outside Serviced Mortgage Loan), the Special Servicer shall request that the Master Servicer make such Property Advance, such request to be made, in writing, at least five (5) Business Days (or, in an emergency situation or on an urgent basis, two (2) Business Days, provided that the written request sets forth the nature of the emergency or the basis of the urgency) in advance of the date on which such Property Advance is required to be made hereunder and to be accompanied by such information and documentation regarding the subject Property Advance as the Master Servicer may reasonably request, subject to the Master Servicer’s right to determine that such Property Advance does not constitute or would not constitute a Nonrecoverable Advance. The

Master Servicer shall have the obligation to make any such Property Advance that it is so requested by the Special Servicer to make, within five (5) Business Days (or, in an emergency situation or on an urgent basis, two (2) Business Days) of the Master Servicer’s receipt of such request. The Special Servicer shall have no obligation to make any Property Advance. The Master Servicer shall be entitled to reimbursement for any Advance made by it at the direction of the Special Servicer, together with interest thereon at the same time, in the same manner and to the same extent as the Master Servicer is entitled with respect to any other Advances made thereby.

Section 3.21              Appointment of Special Servicer; Asset Status Reports.

(a)               [special servicer] is hereby appointed as the initial Special Servicer to specially service each of the Mortgage Loans (other than the Outside Serviced Mortgage Loans), each Serviced Loan Combination and the Trust Subordinate Companion Loan.

(b)               The Special Servicer, at the earlier of (x) within [60] days after a Servicing Transfer Event occurs and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan, shall prepare a report (the “Asset Status Report”) for the related Mortgage Loan or Serviced Loan Combination. Each Asset Status Report will be delivered in electronic format to the Operating Advisor (subject to Section 3.21(e) of this Agreement), the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only prior to the occurrence and continuance of a Consultation Termination Event and only if the related Specially Serviced Loan is not an Excluded Mortgage Loan), [the Risk Retention Consultation Party (other than with respect to any related Excluded RRCP Mortgage Loan),]1 the related Serviced Companion Loan Holder (in the case of a Serviced Loan Combination) and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13 of this Agreement, the Rule 17g-5 Information Provider; provided, however, the Special Servicer shall not be required to deliver an Asset Status Report to the related Directing Holder if they are the same entity. Prior to the occurrence and continuance of a Control Termination Event, the Special Servicer shall deliver to the Operating Advisor each Final Asset Status Report promptly after such Final Asset Status Report has been approved or deemed approved. The Special Servicer shall notify the Operating Advisor of whether any Asset Status Report delivered to the Operating Advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Holder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the Operating Advisor and the Special Servicer. The Special Servicer shall deliver a summary of each Final Asset Status Report to the Certificate Administrator. Such Asset Status Report shall be consistent with the Servicing Standard and set forth the following information to the extent reasonably determinable:

(i)            summary of the status of the related Mortgage Loan or Serviced Loan Combination and any negotiations with the Mortgagors;

 1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

(ii)             if a Servicing Transfer Event has occurred and is continuing:

(A)      a discussion of the legal and environmental considerations reasonably known at such time to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the Mortgage Loan, Serviced Loan Combination or Trust Subordinate Companion Loan and whether outside legal counsel has been retained;

(B)         the most current rent roll and income or operating statement available for the related Mortgaged Properties;

(C)        the Special Servicer’s recommendations on how the related Mortgage Loan might be returned to performing status or otherwise realized upon;

(D)      a copy of the last obtained Appraisal of the Mortgaged Property;

(E)       the status of any foreclosure actions or other proceedings undertaken with respect thereto, any proposed workouts with respect thereto and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Loan Combination;

(F)       a description of any amendment, modification or waiver of a material term of any ground lease; and

(G)        if the Special Servicer elects to proceed with a non-judicial foreclosure, then a statement as to (i) whether there was a violation of a non-recourse carve-out under the related Mortgage Loan or Serviced Loan Combination and (ii) any determination not to pursue a deficiency judgment against the related Mortgagor or guarantor;

(iii)            a description of any such proposed or taken actions;

(iv)          the alternative courses of action that were or are being considered by the Special Servicer in connection with the proposed or taken actions;

(v)             the decision that the Special Servicer made, or intends or proposes to make, including a narrative analysis setting forth the Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives;

(vi)          an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the Special Servicer made such determination and (y) the net present value calculation (including the applicable Calculation Rate used) and all related assumptions; and

(vii)         such other information as the Special Servicer deems relevant in light of the proposed or taken action and the Servicing Standard.

If any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s), except for Excluded Mortgage Loans, are involved and a Control Termination Event does not exist), as applicable, does not disapprove an Asset Status Report in writing within 10 Business Days of receiving such Asset Status Report, then the related Directing Holder shall be deemed to have approved such Asset Status Report and the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that the Special Servicer may not take any action that is contrary to applicable law, the Servicing Standard or the terms of the applicable Loan Documents. If the related Directing Holder disapproves such Asset Status Report within [10 Business Days] of receipt (and, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event does not exist and such Asset Status Report does not relate to an Excluded Mortgage Loan) and the Special Servicer has not made the affirmative determination contemplated below, the Special Servicer will revise such Asset Status Report and deliver to the Operating Advisor (subject to Section 3.21(e) of this Agreement), the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only prior to the occurrence and continuance of a Consultation Termination Event and only if such Asset Status Report does not relate to an Excluded Mortgage Loan), [the Risk Retention Consultation Party (if such Asset Status Report does not relate to any related Excluded RRCP Mortgage Loan),]1 any related Serviced Companion Loan Holder(s) (in the case of a Serviced Loan Combination) and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13 of this Agreement, the Rule 17g-5 Information Provider a new Asset Status Report as soon as practicable, but in no event later than [30] days after such disapproval. The Special Servicer shall revise such Asset Status Report as described above until the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist and only if an Excluded Mortgage Loan is not involved) shall fail to disapprove such revised Asset Status Report in writing within [10 Business Days] of receiving such revised Asset Status Report or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owner and/or Serviced Companion Loan Holder(s), if applicable, constitute a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))). The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section. If the related Directing Holder does not approve an Asset Status Report within [60 Business Days] from the first submission thereof, the Special Servicer shall take such action as directed by the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist and only if an Excluded Mortgage Loan is not involved),

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer shall take such action as was reflected in the most recent Asset Status Report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such Asset Status Report shall be deemed a Final Asset Status Report). Notwithstanding the foregoing, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders, the Uncertificated VRR Interest Owner and any related Serviced Companion Loan Holder(s), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of a [10 Business Day] period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of a [10 Business Day] period would materially and adversely affect the interest of the Certificateholders, the Uncertificated VRR Interest Owner and any related Serviced Companion Loan Holder(s) (if applicable) and the Special Servicer has made a reasonable effort to contact the related Directing Holder (during the period that such Directing Holder has approval rights); provided that the foregoing shall not relieve the Special Servicer of its duties to comply with the Servicing Standard. If the Special Servicer acts or intends to act in accordance with either of the prior two sentences, then the Special Servicer shall act in accordance with the most recent Asset Status Report provided by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such Asset Status Report shall be deemed a Final Asset Status Report. To the extent that the SpecialS ervicer received notice of an Excluded Controlling Class Mortgage Loan (in the form of Exhibit M-1C or M-1F), any Asset Status Report or Excluded Information delivered with respect to an Excluded Controlling Class Mortgage Loan shall be labeled by the Special Servicer with “Excluded Information” followed by the loan number and loan name.

After the occurrence and during the continuance of [a Control Termination Event]1 [an Operating Advisor Consultation Trigger Event]2, the Special Servicer shall consult on a non-binding basis with the Operating Advisor in connection with each Asset Status Report prior to finalizing and executing such Asset Status Report and the Operating Advisor shall propose, by written notice, alternative courses of action within [10 Business Days] of receipt of each Asset Status Report to the extent the Operating Advisor determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that were previously included in the Control Eligible Classes), as a collective whole as if such Certificateholders constituted a single lender. In addition, after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, the Special Servicer shall also consult on a non-binding basis with the Controlling Class Representative in connection with each related Asset Status Report (other than any Asset Status Report with respect to an Excluded Mortgage Loan) prior to finalizing and executing such Asset Status Report and the Controlling Class Representative shall be permitted to propose alternative courses of action within [10] Business Days of receipt of

1 Exclude for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

2 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

each Asset Status Report (other than any Asset Status Report with respect to an Excluded Mortgage Loan). Furthermore, with respect to a Serviced Loan Combination, at all times if and to the extent so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its Companion Loan Holder Representative) shall be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any Asset Status Report within [10] Business Days of receiving such Asset Status Report; provided that, in the case of a Serviced Outside Controlled Loan Combination, a related Serviced Pari Passu Companion Loan Holder (or its Companion Loan Holder Representative) may be the related Outside Controlling Note Holder. The Special Servicer shall consider any such proposals from (a) the Operating Advisor (during the continuance of [a Control Termination Event]1 [an Operating Advisor Consultation Trigger Event]2), (b) the Controlling Class Representative (during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event and only with respect to any Serviced Loan that is not an Excluded Mortgage Loan) or (c) with respect to any Serviced Companion Loan, any related Serviced Pari Passu Companion Loan Holder (or its Companion Loan Holder Representative) (if and when provided in the related Co-Lender Agreement), as applicable, and determine whether any changes to its proposed Asset Status Report should be made, such determination being made in accordance with the Servicing Standard and the other terms of this Agreement, but the Special Servicer will be under no obligation to revise such Asset Status Report based on the input or comments of the Operating Advisor or (during the continuance of a Control Termination Event) the Controlling Class Representative or, with respect to any Serviced Companion Loan and subject to the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its Companion Loan Holder Representative). In the event that the Operating Advisor, the Controlling Class Representative, the related Serviced Companion Loan Holder (or its Companion Loan Holder Representative), or the related Outside Controlling Note Holder, as applicable, does not propose alternative courses of action within 10 Business Days after receipt of such Asset Status Report, the Special Servicer shall implement the Asset Status Report as proposed by the Special Servicer.

After the occurrence and during the continuance of a Control Termination Event, the Controlling Class Representative shall have no right to consent or object to any Asset Status Report under this Section 3.21(b). After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Controlling Class Representative, and after the occurrence and during the continuance of [a Control Termination Event]1 [an Operating Advisor Consultation Trigger Event]2, the Operating Advisor, will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. The Special Servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Operating Advisor after the occurrence and during the continuance of [a

1 Exclude for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

2 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

Control Termination Event]1 [an Operating Advisor Consultation Trigger Event]2 or the Controlling Class Representative after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, but is under no obligation to follow any particular recommendation of the Operating Advisor or Controlling Class Representative. From and after the Closing Date, the Controlling Class Representative shall have no right to receive any Asset Status Report related to an Excluded Mortgage Loan or otherwise to consent or object thereto under this Section 3.21(b) or consult with the Special Servicer with respect to any matter set forth therein. [Notwithstanding anything herein to the contrary, a Risk Retention Consultation Party shall have no right to receive any Asset Status Report with respect to any related Excluded RRCP Mortgage Loan.]1

With respect to a Servicing Shift Loan Combination that is a Serviced Outside Controlled Loan Combination, prior to the related Servicing Shift Date, no request for approval of the Controlling Class Representative shall be made on any matter related to such Servicing Shift Loan Combination, nor shall the Controlling Class Representative have the right to approve Asset Status Reports related to such Servicing Shift Loan Combination, except that the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event and only if the related Servicing Shift Mortgage Loan is not an Excluded Mortgage Loan) may exercise the consultation rights, if any, of the holder of the related Servicing Shift Mortgage Loan with respect to Asset Status Reports, Major Decisions and any proposed sale of such Servicing Shift Mortgage Loan set forth in the applicable Co-Lender Agreement. With respect to a Servicing Shift Loan Combination that is a Serviced Outside Controlled Loan Combination and any related REO Property, prior to the related Servicing Shift Date, the Outside Controlling Note Holder with respect to such Servicing Shift Loan Combination shall exercise all approval rights regarding any Asset Status Report in respect of such Servicing Shift Loan Combination or REO Property set forth in the second paragraph of this Section 3.21(b) without regard to the occurrence of any Control Termination Event or Consultation Termination Event. Notwithstanding the foregoing, after the occurrence and during the continuance of [a Control Termination Event]1 [an Operating Advisor Consultation Trigger Event]2, the Operating Advisor will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report, Major Decisions and any proposed sale of such Servicing Shift Mortgage Loan while it is serviced hereunder. The Special Servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Operating Advisor after the occurrence and during the continuance of [a Control Termination Event][27] [an Operating Advisor Consultation Trigger Event]3 or the Controlling Class Representative after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

2 Exclude for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

3 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

Termination Event, but is under no obligation to follow any particular recommendation of the Operating Advisor or Controlling Class Representative.

[Notwithstanding the foregoing, prior to the occurrence and continuance of an AB Control Appraisal Period with respect to an AB Subordinate Companion Loan or Trust Subordinate Companion Loan, the Special Servicer shall prepare an Asset Status Report for any Serviced AB Loan Combination or Trust AB Loan Combination, as applicable, upon it becoming a Specially Serviced Mortgage Loan pursuant to this Agreement and the related intercreditor agreement, but the Directing Holder will have no approval rights over any such Asset Status Report, and the consent or approval rights with respect to such Asset Status Report shall be as set forth in the related intercreditor agreement.]

(c)               Subject to Section 3.21(b) of this Agreement, during the continuance of a Servicing Transfer Event, the Special Servicer shall have the authority to meet with the related Mortgagors and take any actions consistent with the Servicing Standard and the most recent Asset Status Report for the related Mortgage Loan.

(d)               Upon request of any Certificateholder (or any Certificate Owner, if applicable, which shall have provided the Certificate Administrator with an Investor Certification), the Certificate Administrator shall mail, without charge, to the address specified in such request a copy of the summary of the Final Asset Status Report for each Specially Serviced Loan; provided that an Excluded Controlling Class Holder shall not be provided with any Final Asset Status Report (or copy thereof) or the summary of any Final Asset Status Report (or copy thereof) with respect to any Excluded Controlling Class Mortgage Loan with respect to which such Excluded Controlling Class Holder is a Borrower Party.

(e)               Prior to the occurrence and continuance of [a Control Termination Event]1 [an Operating Advisor Consultation Trigger Event]2, the Special Servicer shall deliver to the Operating Advisor only each related Final Asset Status Report.

(f)                With respect to any Asset Status Report provided to the Operating Advisor pursuant to this Section 3.21, the Special Servicer shall make available to the Operating Advisor one or more Servicing Officers with relevant knowledge regarding the applicable Mortgage Loan and such Asset Status Report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Asset Status Report and potential conflicts of interest with respect to such Asset Status Report.

(g)               Notwithstanding the foregoing, the Special Servicer shall not follow any advice, direction or consultation provided by the Operating Advisor, any Serviced Companion Loan Holder, any Companion Loan Holder Representative or the related Directing Holder that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of this Agreement or the REMIC Provisions, require or cause the Special Servicer to violate the terms of any Mortgage Loan or Serviced Loan Combination, any related Loan Documents, any related Co-Lender Agreement or any intercreditor agreement, expose any Certificateholder, the Uncertificated VRR Interest Owner the Trust Fund, any Mortgage Loan Seller (other than with respect to enforcing the rights and remedies against such Mortgage Loan Seller pursuant to this

Agreement or the related Mortgage Loan Purchase Agreement with respect to any Material Defect) or any party to this Agreement or their respective Affiliates, officers, directors, employees or agents to any claim, suit or liability, cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions, materially expand the scope of any Special Servicer’s responsibilities under this Agreement or any Co-Lender Agreement, or cause the Special Servicer to act, or fail to act, in a manner that in the reasonable judgment of the Special Servicer is not in the best interests of the Certificateholders, the Uncertificated VRR Interest Owner and/or the Serviced Companion Loan Holders. In addition, the Special Servicer is under no obligation to act upon any recommendation of the Operating Advisor.

(h)               In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering including Section 326 of the USA PATRIOT Act (for the purposes of this clause (h), “Applicable Laws”), the Special Servicer may be required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Special Servicer. Accordingly, each of the parties hereto agrees to provide to the Special Servicer, upon its reasonable request, from time to time such identifying information and documentation as may be readily available to such party in order to enable the Special Servicer to comply with Applicable Laws; provided that the Special Servicer shall be responsible for all reasonable actual out-of-pocket expenses incurred by such party in connection therewith.

Section 3.22              Transfer of Servicing Between Master Servicer and Special Servicer; Record Keeping.

(a)               Upon determining that any Serviced Loan or Trust Subordinate Companion Loan has become a Specially Serviced Loan, the Master Servicer shall promptly give written notice thereof to the Special Servicer, any related Serviced Companion Loan Holder (in the case of a Serviced Loan Combination), the related Subordinate Loan-Specific Directing Certificateholder (with respect to the Trust AB Loan Combination), the Operating Advisor, the Certificate Administrator, the Trustee, the related Directing Holder (prior to the occurrence and continuance of a Consultation Termination Event with respect to the related Mortgage Loan) and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider and shall deliver a copy of the Servicing File to the Special Servicer and concurrently provide a copy of such Servicing File to the Operating Advisor and shall use its reasonable efforts to provide the Special Servicer with all information, documents (but excluding the original documents constituting the Mortgage File, but including copies thereof) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Serviced Loan and, if applicable, the Trust Subordinate Companion Loan and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto without acting through a Sub-Servicer. The Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the date such Serviced Loan or Trust Subordinate Companion Loan became a Specially Serviced Loan and in any event shall continue to act as Master Servicer and administrator of such Serviced Loan or Trust Subordinate Companion Loan until the Special

Servicer has commenced the servicing of such Serviced Loan or Trust Subordinate Companion Loan, which shall occur upon the receipt by the Special Servicer of the Servicing File. With respect to each such Serviced Loan or Trust Subordinate Companion Loan that becomes a Specially Serviced Loan, the Master Servicer shall instruct the related Mortgagor to continue to remit all payments in respect of such Serviced Loan or Trust Subordinate Companion Loan to the Master Servicer. The Master Servicer shall forward any notices it would otherwise send to the Mortgagor of such a Specially Serviced Loan to the Special Servicer who shall send such notice to the related Mortgagor.

Upon determining that a Specially Serviced Loan has become a Corrected Loan, the Special Servicer shall immediately give written notice thereof to the Master Servicer, the Trustee, the Operating Advisor, the Certificate Administrator, any related Serviced Companion Loan Holder, the related Subordinate Loan-Specific Directing Certificateholder (unless, with respect to the Trust Subordinate Companion Loan, an AB Control Appraisal Period has occurred, if applicable), the related Directing Holder (prior to the occurrence and continuance of a Consultation Termination Event with respect to the related Mortgage Loan) and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13 of this Agreement, the Rule 17g-5 Information Provider and, upon giving such notice and the return of the Servicing File to the Master Servicer, such Serviced Loan or Trust Subordinate Companion Loan shall cease to be a Specially Serviced Loan in accordance with the first proviso of the definition of Specially Serviced Loans, the Special Servicer’s obligation to service such Serviced Loan shall terminate and the obligations of the Master Servicer to service and administer such Serviced Loan or Trust Subordinate Companion Loan as a Serviced Loan that is not a Specially Serviced Loan shall resume. In addition, if the related Mortgagor has been instructed, pursuant to the preceding paragraph, to make payments to the Special Servicer, upon such determination, the Special Servicer shall instruct the related Mortgagor to remit all payments in respect of such Specially Serviced Loan directly to the Master Servicer.

(b)               In servicing any Specially Serviced Loan and Trust Subordinate Companion Loan, the Special Servicer shall provide to the Custodian originals of documents included within the definition of “Mortgage File” for inclusion in the related Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Serviced Loan or Trust Subordinate Companion Loan information, including correspondence with the related Mortgagor, and the Special Servicer shall promptly provide copies of all of the foregoing to the Master Servicer as well as copies of any analysis or internal review prepared by or for the benefit of the Special Servicer.

(c)               Notwithstanding the provisions of subsections (a) and (b) of this Section 3.22, the Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Loans and Trust Subordinate Companion Loan and shall provide the Special Servicer and the Operating Advisor with any information reasonably required by the Special Servicer or the Operating Advisor to perform its duties under this Agreement to the extent such information is within the Master Servicer’s possession. The Special Servicer shall provide the Master Servicer and the Operating Advisor with any information reasonably required by the Master Servicer or the Operating Advisor to perform its duties under this Agreement to the extent such information is within the Special Servicer’s possession.

Section 3.23              Interest Reserve Account. The Certificate Administrator shall establish and maintain the Interest Reserve Account in the Certificate Administrator’s name, on behalf of the Trustee, for the benefit of the Certificateholders. The Interest Reserve Account shall be established and maintained as a non-interest bearing Eligible Account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 20[_]) (unless, in either such case, the related Distribution Date is the final Distribution Date), the Master Servicer shall remit to the Certificate Administrator for deposit into the Interest Reserve Account, in respect of all the Mortgage Loans (other than the Trust Subordinate Companion Loan) that accrue interest on the basis of a 360-day year and the actual number of days in the related month, an amount equal to one day’s interest at the related Mortgage Rate, less the Administrative Cost Rate, on the Stated Principal Balance of each such Mortgage Loan as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent a Monthly Payment or P&I Advance is made in respect thereof (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date in March (or February if the final Distribution Date occurs in such month) of each calendar year, the Certificate Administrator shall transfer to the Lower-Tier Distribution Account the aggregate of all Withheld Amounts on deposit in the Interest Reserve Account.

Section 3.24              Modifications, Waivers and Amendments.

(a)               (i) With respect to Performing Serviced Loans, the Master Servicer (subject to the Special Servicer’s consent, except as set forth in the last paragraph of this Section 3.24(a)), or (ii) with respect to Specially Serviced Loans, the Special Servicer, in each case subject to any applicable consultation rights of the Operating Advisor, any applicable consent and/or consultation rights of the related Directing Holder (if any) [, any applicable consultation rights of the Risk Retention Consultation Party]1 and, to the extent required in accordance with the related Co-Lender Agreement, any applicable consultation rights of any related Serviced Companion Loan Holder (or its Companion Loan Holder Representative) and with respect to any Trust AB Loan Combination or any Serviced Loan Combination, the related Subordinate Loan-Specific Directing Certificateholder, as applicable, may modify, waive or amend any term of any Serviced Loan or Trust Subordinate Companion Loan if such modification, waiver or amendment (A) is consistent with the Servicing Standard and (B) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (1) cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under subpart E, part I of subchapter J of the Code for federal income tax purposes or (2) result in the imposition of a tax upon either Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

In addition, with respect to Performing Serviced Loans, to the extent any modification, waiver, amendment or other action (i) constitutes a Major Decision pursuant to

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

Section 6.09(a) of this Agreement and/or (ii) is not the responsibility of the Master Servicer pursuant to the last paragraph of this Section 3.24(a), the Master Servicer shall obtain the consent of the Special Servicer, and, in each case, to the extent any modification, waiver, amendment or other action constitutes a Major Decision pursuant to Section 6.09(a) of this Agreement, the Special Servicer shall obtain the consent of the related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s) (exclusive of any Excluded Mortgage Loan(s)) are involved and a Control Termination Event does not exist), as applicable, and shall consult with [the Risk Retention Consultation Party (to the extent required pursuant to Section 6.09) and]1 the Operating Advisor (to the extent required pursuant to Section 3.29, Section 6.09 or this Section 3.24). With respect to any modification, waiver, amendment, consent or other action that constitutes a Major Decision with regard to any Serviced Loan, the Special Servicer shall also obtain the consent of the related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s) (exclusive of any Excluded Mortgage Loan(s)) are involved and a Control Termination Event does not exist), as applicable, in accordance with Section 6.09(a) of this Agreement and shall consult with [the Risk Retention Consultation Party (to the extent required pursuant to Section 6.09) and]1 the Operating Advisor (to the extent required pursuant to Section 3.29, Section 6.09 or this Section 3.24).

No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan, or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Special Servicer shall be permitted without the prior written consent of the Special Servicer.

When the Special Servicer’s consent is required with respect to any modification, waiver, amendment or other action with regard to any Performing Serviced Loan, the Master Servicer shall promptly provide the Special Servicer with written notice of its request for such modification, waiver, amendment or other action, accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the related Directing Holder may reasonably request in order to withhold or grant its consent, and in all cases the Special Servicer shall be entitled (subject to, in each case if applicable, the consultation rights of the Operating Advisor, the consent and/or consultation rights of the related Directing Holder [, the consultation rights of the Risk Retention Consultation Party (to the extent required pursuant to Section 6.09)]1 and/or the consultation rights of any related Serviced Companion Loan Holder or its Companion Loan Holder Representative) to approve or disapprove such modification, waiver, amendment or other action. Subject to Section 3.10 of this Agreement, the Special Servicer shall have 15 Business Days (or, with respect to a Serviced Loan Combination, such longer period as required by the related Co-Lender Agreement for review by any related Serviced Companion Loan Holder or its Companion Loan Holder Representative) (or 60 days with respect to an Acceptable Insurance Default), from the date that the Special Servicer receives the information it requested from the Master Servicer, to analyze and approve such modification, waiver, amendment or other

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

action and, prior to the end of such 15 Business Day period or such longer period if required by the applicable Co-Lender Agreement or 60-day period, as applicable, the Special Servicer shall notify the related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s) (exclusive of any Excluded Mortgage Loan(s)) are involved and a Control Termination Event does not exist), as applicable, of such request for approval of each such modification, waiver, amendment or other action that constitutes a Major Decision and provide its written analysis and recommendation with respect thereto. Following such notice, the related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s) (exclusive of any Excluded Mortgage Loan(s)) are involved and a Control Termination Event does not exist), as applicable, shall have 10 Business Days (or, in the case of a determination of an Acceptable Insurance Default, 20 days) from the date it receives from the Special Servicer the recommendation and analysis of the Master Servicer or the Special Servicer, as applicable, and any other information it may reasonably request (or, with respect to a Serviced Loan Combination, such longer time period as may be provided in the related Co-Lender Agreement) to approve any recommendation of the Special Servicer or the Master Servicer relating to any request for approval. In any such event, if the related Directing Holder does not respond to a request for approval by 5:00 p.m. on the 10th Business Day (or, with respect to a Serviced Loan Combination, such longer time period as may be provided in the related Co-Lender Agreement) or 20th day, as applicable, after receipt of the applicable recommendation and analysis and other requested information as set forth in the preceding sentence, the Special Servicer or the Master Servicer, as applicable, may deem its recommendation approved by the related Directing Holder, and if the Special Servicer does not respond to a request for approval within the required 15 Business Days (or, with respect to a Serviced Loan Combination, such longer time period if required by the related Co-Lender Agreement) or 60 days, as applicable, the Master Servicer may deem its recommendation approved by the Special Servicer.

With respect to any Performing Serviced Loan, and subject to the rights of the Special Servicer and the related Directing Holder under Section 6.09 of this Agreement, the Master Servicer, without the consent of the Special Servicer, shall be responsible to determine whether to consent to or approve any request by the related Mortgagor with respect to:

(A)      approving routine leasing activity with respect to any lease for less than the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area of the related Mortgaged Property;

(B)       approving any waiver affecting the timing of receipt of financial statements from any Mortgagor; provided that such financial statements are delivered no less often than quarterly and within 60 days after the end of the calendar quarter;

(C)       approving annual budgets for the related Mortgaged Property; provided that no such budget (i) provides for the payment of operating expenses in an amount equal to more than 110% of the amounts budgeted therefor for the prior year or (ii) provides for the payment of any material expenses to any Affiliate of the related Mortgagor (other than the payment of a management fee to any property manager if such management fee is no more than the management fee in effect on the Cut-Off Date);

(D)      subject to other restrictions in this Agreement regarding Principal Prepayments, waiving any provision of a Serviced Loan requiring a specified number of days’ notice prior to a Principal Prepayment;

(E)       approving non-material modifications, consents or waivers (other than modifications, consents or waivers specifically prohibited under this Section 3.24) in connection with a defeasance permitted by the terms of this Agreement, and subject to certain conditions, including in certain cases, delivery of an Opinion of Counsel (which Opinion of Counsel shall be at the expense of the related Mortgagor) to the effect that such modification, waiver or consent would not cause either Trust REMIC to fail to qualify as a REMIC under the Code or result in a “prohibited transaction” under the REMIC Provisions or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes;

(F)       approving consents with respect to non-material rights-of-way and non-material easements and consent to subordination of the related Serviced Loan to such non-material rights-of-way or easements; provided, that the Master Servicer has determined in accordance with the Servicing Standard that such right-of-way or easement does not materially interfere with the then-current use of the related Mortgaged Property or the security intended to be provided by the related Mortgage and will not have a material adverse effect on the value of such Mortgaged Property;

(G)      granting waivers of minor covenant defaults (other than financial covenants);

(H)      as permitted under the related Loan Documents, payment from any escrow or reserve, except releases of any escrows, reserve accounts or letters of credit held as performance escrows or reserves unless required pursuant to the specific terms of the related Serviced Loan and for which there is no material lender discretion;

(I)         approving a change of the property manager at the request of the related Mortgagor so long as (i) the successor property manager is not affiliated with the related Mortgagor and is a nationally or regionally recognized manager of similar properties, and (ii) the subject Serviced Mortgage Loan does not have an outstanding principal balance in excess of the lesser of $5,000,000 or 2% of the then aggregate principal balance of the Mortgage Loans;

(J)         for all Serviced Mortgage Loans other than the Specified Serviced Mortgage Loans, subject to the satisfaction of any conditions precedent set forth in the related Loan Documents, approving disbursements of any holdback amounts in accordance with the related Loan Documents provided that such disbursements are required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion; and

(K)      any non-material modifications, waivers or amendments not provided for in clauses (A) through (J) above, which are necessary to cure any ambiguities or to correct scrivener’s errors in the terms of the related Serviced Loan.

(b)               All modifications, waivers or amendments of any Serviced Loan or Trust Subordinate Companion Loan shall be in writing and shall be effected in a manner consistent with the Servicing Standard. The Master Servicer or the Special Servicer, as applicable, shall notify in writing the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder (unless, with respect to a holder of an AB Subordinate Companion Loan, an AB Control Appraisal Period has occurred, if applicable), the related Subordinate Loan-Specific Directing Certificateholder (unless, with respect to the Trust Subordinate Companion Loan, an AB Control Appraisal Period has occurred, if applicable), any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to any Excluded Mortgage Loan), [the Risk Retention Consultation Party (other than with respect to any Excluded RRCP Mortgage Loan),]1 the Operating Advisor [(after the occurrence and during the continuance of a Control Termination Event)]2 and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13 of this Agreement, the Rule 17g-5 Information Provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan or Trust Subordinate Companion Loan and the date thereof, and shall deliver a copy to the Trustee, any related Serviced Companion Loan Holder (unless, with respect to a holder of an AB Subordinate Companion Loan, an AB Control Appraisal Period has occurred, if applicable), the related Subordinate Loan-Specific Directing Certificateholder (unless, with respect to the Trust Subordinate Companion Loan, an AB Control Appraisal Period has occurred, if applicable), any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to any Excluded Mortgage Loan) [, the Risk Retention Consultation Party (other than with respect to any related Excluded RRCP Mortgage Loan)][33] and the Operating Advisor [(after the occurrence and during the continuance of a Control Termination Event)]1 and an original to the Trustee or the Custodian of the recorded agreement relating to such modification, waiver or amendment within 15 Business Days following the execution and recordation thereof. For the avoidance of doubt, the requirement with respect to the delivery of assumption or substitution agreements shall be governed by Section 3.09.

(c)               Any modification of any Loan Documents that requires obtaining a Rating Agency Confirmation pursuant to such Loan Documents, or any modification that would

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest

2 Exclude for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

3 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

eliminate, modify or alter the requirement of obtaining a Rating Agency Confirmation in such Loan Documents, shall not be made without obtaining a Rating Agency Confirmation. The Rating Agency Confirmation shall be obtained at the related Mortgagor’s expense in accordance with the related Loan Agreement or, if not so provided in such Loan Agreement or if such Mortgagor does not pay, at the expense of the Trust Fund.

(d)               Promptly after any Mortgage Loan or Serviced Loan Combination becomes a Specially Serviced Loan, the Special Servicer shall request from the Certificate Administrator the name of the current Controlling Class Representative and, if applicable, shall request from the Master Servicer the name of the current related Serviced Companion Loan Holder. Upon receipt of the name of such current Controlling Class Representative from the Certificate Administrator, the Special Servicer shall notify the Controlling Class Representative that such Mortgage Loan became a Specially Serviced Loan. Upon receipt of the name of such current related Serviced Companion Loan Holder from the Master Servicer, the Special Servicer shall notify the related Serviced Companion Loan Holder that the related Serviced Loan Combination became a Specially Serviced Loan. The Certificate Administrator shall be responsible for providing the name of the current Controlling Class Representative only to the extent the Controlling Class Representative has identified itself as such to the Certificate Administrator; provided that if the Controlling Class Representative is determined pursuant to the proviso in the definition of “Controlling Class Representative”, then (i) the Certificate Administrator shall determine which Class is the Controlling Class and (ii) the Special Servicer shall request from the Certificate Administrator, and the Certificate Administrator shall request from the Depository at the expense of the Trust, the list of Beneficial Holders of the Controlling Class, and the Certificate Administrator shall provide such list to the Special Servicer and the Master Servicer at the expense of the Trust Fund.

(e)               [Reserved].

(f)                The Special Servicer or Master Servicer may, as a condition to granting any request by a Mortgagor for consent to a modification, extension, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan, Serviced Loan Combination or Trust Subordinate Companion Loan and, further, pursuant to the terms of this Agreement and applicable law, require that such Mortgagor pay to it a reasonable or customary fee for the additional services performed in connection with such request and any related costs and expenses incurred by it; provided that the charging of such fee would not be a “significant modification” of the Mortgage Loan, Serviced Loan Combination or Trust Subordinate Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b).

(g)               Notwithstanding anything set forth in this Agreement, in no event shall the Special Servicer be permitted to:

(i)                        extend the Maturity Date of a Serviced Loan beyond a date that is 3 years prior to the Rated Final Distribution Date; or

(ii)                       if the Serviced Loan is secured by a ground lease, extend the Maturity Date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, 10 years prior to the end of the current term of such ground lease, plus any options to extend exercisable unilaterally by the related Mortgagor.

(h)               In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Loan Documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the Mortgagor to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then, unless then permitted by the REMIC Provisions, such calculation shall exclude the value of personal property and going concern value, if any. In connection with approving any such release or taking, the Master Servicer or Special Servicer, as applicable, shall calculate the loan-to-value ratio in a manner consistent with the prior sentence, and if such calculation is greater than 125%, the Master Servicer or Special Servicer, as applicable, will require a payment of principal in an amount equal to or greater than a "qualified amount" as determined under Revenue Procedure 2010-30 or successor provisions unless the related Mortgagor provides an Opinion of Counsel that if such amount is not paid the related Mortgage Loan will not fail to be a Qualified Mortgage.

(i)                 If and to the extent that the Trust, as holder of an Outside Serviced Mortgage Loan, is entitled to exercise any consent and/or consultation rights with respect to modifications, waivers and amendments or certain other major decisions under the applicable Outside Servicing Agreement, (a) any such consent rights shall be exercised by the Controlling Class Representative (unless a Control Termination Event exists or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan) or by the Special Servicer (if a Control Termination Event exists or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), in each case in accordance with Section 3.01(j), and (b) any such consultation rights shall be exercised by the Controlling Class Representative (unless a Consultation Termination Event exists or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan) or by the Special Servicer (if a Consultation Termination Event exists or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), in each case in accordance with Section 3.01(j) [; provided that, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights shall be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions)]1.

Section 3.25              Additional Obligations With Respect to Certain Mortgage Loans.

(a)               With respect to each Mortgage Loan (other than an Outside Serviced Mortgage Loan) with a Stated Principal Balance in excess of $[35,000,000], in connection with any replacement of the Manager for the related Mortgaged Property, the Master Servicer or

1 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

Special Servicer, as applicable, to the extent permitted by the related Loan Documents, shall require a Rating Agency Confirmation and shall condition its consent to such replacement on the Mortgagor paying for such Rating Agency Confirmation.

(b)               With respect to any Mortgage Loan (other than an Outside Serviced Mortgage Loan), if any mezzanine loan is directly or indirectly secured by any equity interest of the related Mortgagor, the Master Servicer (if the related Mortgage Loan is a Performing Serviced Loan) or the Special Servicer (if the related Mortgage Loan is a Specially Serviced Loan) shall perform the obligations of the Trust, as holder of the related Mortgage Loan, or its servicer or agent under the related mezzanine loan intercreditor agreement.

Section 3.26              Certain Matters Relating to the Outside Serviced Mortgage Loans.

With respect to each Outside Serviced Mortgage Loan, in the event that any of the related Outside Trustee, the related Outside Servicer or the related Outside Special Servicer shall be replaced in accordance with the terms of the applicable Outside Servicing Agreement, the Master Servicer and the Special Servicer shall acknowledge its successor as the successor to the related Outside Trustee, the related Outside Servicer or the related Outside Special Servicer, as the case may be, in each case with reasonable promptness following request therefor by a party to the applicable Outside Servicing Agreement.

Section 3.27              Additional Matters Regarding Advance Reimbursement.

(a)               Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans deposited in the Collection Account, the Master Servicer or the Trustee, at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.06(a)(ii)(B) of this Agreement immediately, may elect to refrain from obtaining such reimbursement for some or all such portion of the Nonrecoverable Advance during the one-month Collection Period ending on the then-current Determination Date, for successive one-month periods for a total not to exceed 12 months; provided that any deferral in excess of 6 months shall be subject to the consent of the Controlling Class Representative (or, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder) (unless, if the Controlling Class Representative is the consenting party, a Control Termination Event has occurred and is continuing, in which case the Controlling Class Representative must be consulted with unless a Consultation Termination Event has occurred and is continuing). If the Master Servicer or the Trustee makes such an election in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent Collection Period (subject, again, to the same sole discretion option to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be reimbursable pursuant to Section 3.06(a)(ii)(B) of this Agreement). In connection with a potential election by the Master Servicer or the Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one-month Collection Period ending on the related Determination Date for any Distribution Date, the Master Servicer or the Trustee shall further be authorized to wait for principal collections to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof) until the end of such Collection Period; provided, however, if, at any time the Master Servicer or the Trustee, as applicable, determines that the reimbursement of a Nonrecoverable Advance during a one-month Collection Period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the Master Servicer or the Trustee, as applicable, shall, through a posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13 of this Agreement, give the Rating Agencies at least 15 days’ notice prior to any reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans unless (1) the Master Servicer or the Trustee, as applicable, determines in its sole discretion that waiting 15 days after such a notice could jeopardize the Master Servicer’s or the Trustee’s, as applicable, ability to recover such Nonrecoverable Advances, (2) changed circumstances or new or different information becomes known to the Master Servicer or the Trustee, as applicable, that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) the Master Servicer has not timely received from the Trustee information requested by the Master Servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance; provided that, if clause (1), (2) or (3) apply, the Master Servicer or the Trustee, as applicable, shall, through a posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13 of this Agreement, give Rating Agencies notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans as soon as reasonably practicable in such circumstances. Subject to Section 12.13 of this Agreement, the Master Servicer or the Trustee, as applicable, shall have no liability for any loss, liability or expense resulting from any notice provided to Rating Agencies contemplated by the immediately preceding sentence. Any election by the Master Servicer or the Trustee to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest thereon) or portion thereof with respect to any Collection Period shall not be construed to impose on the Master Servicer or the Trustee any obligation to make such an election (or any entitlement in favor of any Certificateholder, the Uncertificated VRR Interest Owner or any other Person to such an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the Master Servicer or the Trustee to otherwise be reimbursed for such Nonrecoverable Advance immediately (together with interest thereon). Any such election by the Master Servicer, or the Trustee shall not be construed to impose any duty on the other such party to make such an election (or any entitlement in favor of any Certificateholder, the Uncertificated VRR Interest Owner or any other Person to such an election). Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more Collection Periods shall not limit the accrual of interest on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. None of the Master Servicer, the Trustee or the other parties to this Agreement will have any liability to one another or to any of the Certificateholders or the Uncertificated VRR Interest Owner for any such election that such party makes to refrain or not to refrain from reimbursing itself as contemplated by this paragraph or for any losses, damages or other adverse economic or other effects that may arise from such an election nor will such election constitute a violation of the Servicing Standard or any duty under this Agreement. The Master Servicer’s or the Trustee’s, as applicable, election, if any, to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and the Uncertificated VRR Interest Owner and shall not be construed as an obligation on the part of the Master Servicer or the Trustee, as applicable, or a right of the Certificateholders, the Uncertificated VRR Interest Owner. Nothing herein shall give the Master Servicer or the Trustee the right to defer reimbursement of a Nonrecoverable Advance if there are principal collections then available in the Collection Account pursuant to Section 3.06 of this Agreement or to defer reimbursement of a Nonrecoverable Advance for an aggregate period exceeding 12 months.

(b)               If the Master Servicer is required to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made, then the Trustee will be required: (i) if a Responsible Officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and (ii) if the failure continues for three more Business Days, to make the Advance unless the Trustee determines such advance to be a Nonrecoverable Advance.

Section 3.28              Serviced Companion Loan Intercreditor Matters.

(a)               If, pursuant to Section 2.03, Section 3.17 or Section 9.01 of this Agreement, any Mortgage Loan that relates to a Serviced Loan Combination or the Trust AB Loan Combination is purchased from, repurchased from or substituted out of, the Trust Fund, the subsequent holder thereof shall be bound by the terms of the related Co-Lender Agreement and shall assume the rights and obligations of the holder of the Note that represents the related Mortgage Loan under such Co-Lender Agreement. All portions of the related Mortgage File and (to the extent provided under the related Mortgage Loan Purchase Agreement) other documents pertaining to such Mortgage Loan shall be endorsed or assigned to the extent necessary or appropriate to the purchaser of such Mortgage Loan in its capacity as the holder of the Note that represents the related Mortgage Loan (as a result of such purchase, repurchase or substitution) and (except for the actual Note) on behalf of the holder of the Note that represents the Serviced Companion Loan. Thereafter, such Mortgage File shall be held by the holder of the Note that represents the related Mortgage Loan or a custodian appointed thereby for the benefit thereof, on behalf of itself and the holder of the related Serviced Companion Loan or Trust Subordinate Companion Loan as their interests appear under the related Co-Lender Agreement. If the related Servicing File is not already in the possession of such party, it shall be delivered to the master servicer or special servicer, as the case may be, under any separate servicing agreement for the Serviced Loan Combinations.

(b)               With respect to each Serviced Companion Loan and the Trust Subordinate Companion Loan, notwithstanding any rights the Operating Advisor or the Controlling Class Representative hereunder may have to consult with respect to any action or other matter with respect to the servicing of such Serviced Companion Loan or the Trust Subordinate Companion Loan, to the extent the related Co-Lender Agreement provides that such right is exercisable by the related Serviced Companion Loan Holder or its Companion Loan Holder Representative or the Subordinate Loan-Specific Directing Certificateholder or is exercisable in conjunction with any related Serviced Companion Loan Holder or the Subordinate Loan-Specific Directing

Certificateholder, then (i) neither the Operating Advisor nor the Controlling Class Representative shall be permitted to exercise such right or (ii) to the extent provided in the related Co-Lender Agreement, the Operating Advisor or the Controlling Class Representative, as applicable, shall be required to exercise such right in conjunction with any related Serviced Companion Loan Holder or its Companion Loan Holder Representative or the Subordinate Loan-Specific Directing Certificateholder, as applicable. Additionally, notwithstanding anything in this Agreement to the contrary, the Master Servicer or Special Servicer, as applicable, shall consult with, seek the approval of, or obtain the consent of the holder of any Serviced Companion Loan or its Companion Loan Holder Representative or the Subordinate Loan-Specific Directing Certificateholder with respect to any matters with respect to the servicing of such Serviced Companion Loan or Trust Subordinate Companion Loan to the extent required under related Co-Lender Agreement and shall not take such actions requiring consent of or consultation with the Serviced Companion Loan Holder or its Companion Loan Holder Representative or the Subordinate Loan-Specific Directing Certificateholder without such consent or consultation. In addition, notwithstanding anything to the contrary, the Master Servicer or Special Servicer, as applicable, shall deliver reports and notices to the Serviced Companion Loan Holder or its Companion Loan Holder Representative (or the master servicer or special servicer for the related Other Securitization Trust on behalf of the Serviced Companion Loan Holder) or the Subordinate Loan-Specific Directing Certificateholder as required under the Co-Lender Agreement.

(c)             With respect to each Serviced Loan Combination and Trust AB Loan Combination, the Master Servicer shall prepare, or cause to be prepared, on an ongoing basis a statement setting forth, to the extent applicable to such Serviced Loan Combination and Trust AB Loan Combination:

(i)            (A) the amount of the distribution from the related Loan Combination Custodial Account allocable to principal and (B) separately identifying the amount of scheduled principal payments, balloon payments, principal prepayments made at the option of the Mortgagor or other principal prepayments (specifying the reason therefor), net liquidation proceeds and foreclosure proceeds included therein and information on distributions made with respect to the related Serviced Loan Combination;

(ii)            the amount of the distribution from the related Loan Combination Custodial Account allocable to interest and the amount of Default Interest allocable to the related Serviced Loan Combination;

(iii)            the amount of the distribution to the related Serviced Companion Loan Holder or Subordinate Loan-Specific Directing Certificateholder, separately identifying the non-default interest, principal and other amounts included therein, and if the distribution to a Serviced Companion Loan Holder or Subordinate Loan-Specific Directing Certificateholder is less than the full amount that would be distributable to such Serviced Companion Loan Holder if there were sufficient amounts available therefor, the amount of the shortfall and the allocation thereof between interest and principal and the amount of the shortfall, if any, under the related Serviced Loan Combination;

(iv)            the principal balance of each of the related Serviced Loan Combination, the related Serviced Companion Loan, the related Trust AB Loan Combination and the related Trust Subordinate Companion Loan after giving effect to the distribution of principal on the most recent Distribution Date; and

(v)                   the amount of the servicing fees paid to the Master Servicer and the Special Servicer with respect to the most recent Distribution Date, showing separately the Servicing Fee, the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

Not later than each Distribution Date, the Master Servicer shall make the foregoing statement available to the Serviced Companion Loan Holder or Subordinate Loan-Specific Directing Certificateholder (or the master servicer or special servicer for the related Other Securitization Trust on its behalf) by electronic means (which may include posting such information pursuant to the applicable CREFC® reports on the Master Servicer’s website) and by such other means of delivery as required under the related Co-Lender Agreement.

Section 3.29              Appointment and Duties of the Operating Advisor.

(a)               [OPERATING ADVISOR] is hereby appointed to serve as the initial Operating Advisor. The Operating Advisor shall at all times be an Eligible Operating Advisor.

(b)               [After the occurrence and during the continuance of a Control Termination Event,]1 [The/the] Operating Advisor, as an independent contractor, shall review the Special Servicer’s actions and decisions in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights following [a Control Termination Event, Serviced Loans]2 [the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, Performing Serviced Loans]3 (in light of the Servicing Standard and the requirements of this Agreement), consult with the Special Servicer regarding the Major Decisions and Asset Status Reports as contemplated by Section 3.29(f) and perform each other obligation of the Operating Advisor as set forth in this Agreement, in each such case solely on behalf of the Trust Fund and in the best interest of, and for the benefit of, the Certificateholders and the Uncertificated VRR Interest Owner (as a collective whole), and not any particular Class of Certificateholders or the Uncertificated VRR Interest Owner, as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment, but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its Affiliates may have with any of the Mortgagors, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder[, any Risk Retention Consultation Party]4 or any

1 Exclude for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

2 Exclude for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

3 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

4 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

of their respective Affiliates (the “Operating Advisor Standard”). The Operating Advisor shall act solely as a contracting party to the extent set forth in this Agreement and shall not owe any fiduciary duty to any party to this Agreement or any other Person in connection with this Agreement. The Operating Advisor’s duties shall be limited to its specific obligations under this Agreement, and the Operating Advisor shall have no duty or liability to any particular Class of Certificates or the Uncertificated VRR Interest or any Certificateholder or the Uncertificated VRR Interest Owner. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a [Performing]2 Serviced Loan. The Uncertificated VRR Interest Owner and, by its acceptance of a Certificate, each Certificateholder acknowledges and agrees that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. The Operating Advisor shall not owe any fiduciary duty to the Master Servicer, the Special Servicer or any other Person in connection with this Agreement.

(c)               The Operating Advisor shall promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s Website with respect to the Special Servicer, assets on the CREFC® Servicer Watch List, Specially Serviced Loans and, if [a Control Termination Event]1[an Operating Advisor Consultation Trigger Event]2 exists, Major Decisions on [Performing]2 Serviced Loans, (ii) each Final Asset Status Report delivered by the Special Servicer to the Operating Advisor, (iii) if [a Control Termination Event]1[an Operating Advisor Consultation Trigger Event]2 exists, each other Asset Status Report delivered by the Special Servicer to the Operating Advisor, (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor pursuant to Section 6.09(a) [(A)] in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if [a Control Termination Event exists]1 [an Operating Advisor Consultation Trigger Event exists, and (B) with respect to the subject Major Decision regarding each Specially Serviced Loan when an Operating Advisor Consultation Trigger Event does not exist, after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package]2, and (v) if specifically required to be delivered to the Operating Advisor under this Agreement, such other reports, documents, certificates and other information prepared by the Special Servicer and received by the Operating Advisor, as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights [if a Control Termination Event exists]1, [Performing]2 Serviced Loans. To the extent not otherwise deliverable by the Special Servicer to the Operating Advisor hereunder or available to the Operating Advisor on the Certificate Administrator’s Website, the Special Servicer shall[: (i) concurrently deliver to the Operating Advisor any and all reports provided by the Special Servicer to any of the other parties to this Agreement or to the Uncertificated VRR Interest

1 Exclude for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

2 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

Owner or any Certificateholder or Certificate Owner, in each case, to the extent that such reports relate to any Specially Serviced Loan or any Major Decision with respect to which the Operating Advisor has consultation rights pursuant to Section 3.29(f) of this Agreement (provided, that, for so long as an Operating Advisor Consultation Trigger Event does not exist, such reports shall exclude any Major Decision Reporting Package that does not relate to a Specially Serviced Loan and any Asset Status Report that is not a Final Asset Status Report); and (ii)]2 grant the Operating Advisor adequate and timely access to information and reports prepared by or otherwise in the possession of the Special Servicer necessary for the Operating Advisor to fulfill its duties under this Agreement.

(d)               (i) [After the occurrence and during the continuance of a Control Termination Event, the]1 [The]2 Operating Advisor shall review the Special Servicer’s actions and decisions in light of the Servicing Standard and the requirements of this Agreement, with respect to the applicable Specially Serviced Loan(s) and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights pursuant to Section 3.29(f) of this Agreement, the applicable [Performing]2 Serviced Loans.

(ii)                 [Following the occurrence and during the continuance of a Control Termination Event, based]1 [Based]2 on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s Website): any annual compliance statement and any assessment of compliance delivered to the Operating Advisor pursuant to Section 10.08 and Section 10.09 of this Agreement, as applicable; any attestation report delivered to the Operating Advisor pursuant to Section 10.10 of this Agreement; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of [a Control Termination Event]1 [an Operating Advisor Consultation Trigger Event]2, any other Asset Status Report; any other reports made available to Privileged Persons on the Certificate Administrator’s Website during the prior calendar year that the Operating Advisor is required to review pursuant to Section 3.29(c); and any other information (other than any communications between the related Directing Holder[, any Risk Retention Consultation Party]3 or any Serviced Companion Loan Holder (or its Companion Loan Holder Representative), as applicable, and the Special Servicer that would be Privileged Information) prepared by the Special Servicer and delivered to the Operating Advisor under this Agreement, the Operating Advisor shall (if, during the prior calendar year, (i) any Mortgage Loan was a Specially Serviced Mortgage Loan [and (ii) there existed a Control Termination Event]4[or (ii) there existed an Operating Advisor Consultation Trigger Event]1), and may (if, with respect to the prior calendar year, the

1 Exclude for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

2 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

3 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

4 Exclude for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

Operating Advisor deems it appropriate in its sole discretion exercised in good faith), prepare and deliver to the Depositor, the Rule 17g-5 Information Provider (who shall promptly post such Operating Advisor Annual Report on the Rule 17g-5 Information Provider’s Website), the Trustee and the Certificate Administrator (who shall promptly post such Operating Advisor Annual Report on the Certificate Administrator’s Website), within 120 days of the end of the prior calendar year an annual report (the “Operating Advisor Annual Report”). The Operating Advisor Annual Report shall be substantially in the form of Exhibit R of this Agreement (which form may be modified or altered as to either its organization or content by the Operating Advisor, subject to compliance of such form with the terms and provisions of this Agreement; provided, that in no event shall the information or any other content included in the Operating Advisor Annual Report contravene any provision of this Agreement). The Operating Advisor Annual Report shall set forth the Operating Advisor’s assessment of the Special Servicer’s performance of its duties under this Agreement during the prior calendar year. Subject to the restrictions in this Agreement, including, without limitation, Section 3.29(b) of this Agreement, each such Operating Advisor Annual Report shall (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under this Agreement, and (B) identify any material deviations with respect to such matters from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under this Agreement, and (C) comply with all of the confidentiality requirements applicable to the Operating Advisor with respect to Privileged Information provided for in this Agreement (subject to any permitted exceptions set forth in this Agreement)[, and (D) comply with the requirements with respect to reports of the operating advisor set forth under Rule 7(b) of Regulation RR]1. In the event a lack of access to Privileged Information limits the Operating Advisor from performing its duties under this Agreement, the Operating Advisor shall not be subject to any liability arising from its lack of access to Privileged Information. Such Operating Advisor Annual Report shall be delivered to the Trustee, the Certificate Administrator, the Rule 17g-5 Information Provider and the Depositor, and the Certificate Administrator and the Rule 17g-5 Information Provider shall promptly, upon receipt, post such Operating Advisor Annual Report on the Certificate Administrator’s Website and the Rule 17g-5 Information Provider’s Website, respectively; provided, however, that the Operating Advisor shall deliver to the Special Servicer, the Controlling Class Representative (if a Serviced Loan other than a Serviced Outside Controlled Loan Combination is addressed and a Consultation Termination Event does not exist) and the related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is addressed), any annual report produced by the Operating Advisor at least ten (10) calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator. The Operating Advisor may, but shall not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative. [Notwithstanding the foregoing, no Operating Advisor Annual Report shall be required from the Operating Advisor with respect to the Special Servicer if during the prior calendar year no Asset Status Report was prepared by the Special Servicer in connection with a Specially Serviced Loan or REO Property or was otherwise in the process of being implemented in connection with a

Specially Serviced Loan or REO Property.]1 In the event the Special Servicer is replaced during the prior calendar year, the Operating Advisor shall only be required to prepare an Operating Advisor Annual Report relating to each entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing an Operating Advisor Annual Report, the Operating Advisor shall not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under this Agreement that the Operating Advisor determines, in accordance with the Operating Advisor Standard, to be immaterial. In connection with the Operating Advisor Annual Report and the reviews provided for in Sections 3.29(b) and 3.29(d)(i), [following the occurrence and continuance of a Control Termination Event,]1 the Operating Advisor shall perform its review on the basis of the Special Servicer’s performance of its duties with respect to Specially Serviced Loans [and, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, with respect to Major Decisions on Performing Serviced Loans]2, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, any assessment of compliance and any attestation report delivered to the Operating Advisor pursuant to Section 10.08, Section 10.09 and Section 10.10 of this Agreement, as applicable, or made available to the Operating Advisor on the Certificate Administrator’s Website, any Asset Status Report, any Major Decision Reporting Package and other information (other than any communications between the related Directing Holder[, any Risk Retention Consultation Party] or any Serviced Companion Loan Holder (or its Companion Loan Holder Representative), as applicable, and the Special Servicer that would be Privileged Information) that the Operating Advisor is required to review on the Certificate Administrator’s website or that is prepared by the Special Servicer and delivered or made available to the Operating Advisor pursuant to this Agreement.

(e)               [Prior to the occurrence and continuance of a Control Termination Event, the Special Servicer shall forward any Appraisal Reduction Amount with respect to, and net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of, a Specially Serviced Loan, to the Operating Advisor after such calculations have been finalized. The Operating Advisor shall review such calculations but may not opine on, or otherwise call into question such Appraisal Reduction Amount and/or net present value calculations; provided, however, if the Operating Advisor discovers a mathematical error contained in such calculations, then the Operating Advisor shall notify the Special Servicer and the related Directing Holder (if the related

1 Exclude for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

2 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

Directing Holder is not a Borrower Party with respect to the related Specially Serviced Loan) of such error.]1

After [the occurrence and during the continuance of a Control Termination Event, after]1 the calculation but prior to the utilization by the Special Servicer of any of the calculations with respect to an applicable Specially Serviced Loan related to (i) Appraisal Reduction Amounts, (ii) Collateral Deficiency Amounts or (iii) net present value used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan, the Special Servicer shall forward such calculations, together with any supporting material or additional information necessary in support thereof (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information), to the Operating Advisor promptly, but in any event no later than two (2) Business Days after preparing such calculations, and the Operating Advisor shall promptly, but no later than three (3) Business Days after receipt of such calculations and any supporting or additional materials, recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such calculation.

In connection with this Section 3.29, in the event the Operating Advisor does not agree with the mathematical calculations or the application of the non-discretionary portions of the applicable formulas required to be utilized for such calculation, the Operating Advisor and the Special Servicer shall consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the applicable formulas in arriving at those mathematical calculations or any disagreement within five (5) Business Days of delivery of such calculations to the Operating Advisor. In the event the Operating Advisor and Special Servicer are not able to resolve such inaccuracies or disagreement prior to the end of such five (5) Business Day period, the Operating Advisor shall promptly notify the Certificate Administrator of such disagreement and the Certificate Administrator shall determine which calculation is to apply. In making such determination, the Certificate Administrator may hire an independent third-party to assist with any such calculation at the expense of the Trust Fund.

(f)                After the occurrence and during the continuance of [a Control Termination Event]2[an Operating Advisor Consultation Trigger Event]3, the Operating Advisor shall consult (on a non-binding basis) with the Special Servicer in connection with (i) any Major Decision with respect to a Serviced Loan in accordance with Section 3.24, Section 6.09 and this Section 3.29 and (ii) each Asset Status Report in accordance with Section 3.21, and, in each case, the

1 Exclude for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

2 Exclude for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

3 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

Special Servicer shall consider any alternative courses of action and any other feedback provided by the Operating Advisor.

(g)               Subject to the requirements of confidentiality imposed on the Operating Advisor herein (including without limitation in respect of Privileged Information), the Operating Advisor shall respond to Inquiries relating to the Operating Advisor Annual Reports or actions by the Master Servicer or the Special Servicer as to which the Operating Advisor has consultation rights, whether or not referenced in any Operating Advisor Annual Report and made by Privileged Persons from time to time in accordance with the terms of Section 4.02(a) of this Agreement.

(h)               Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the related Directing Holder[, any Risk Retention Consultation Party]1 or any related Serviced Companion Loan Holder (or its Companion Loan Holder Representative) in connection with the exercise of the rights of the related Directing Holder[, such Risk Retention Consultation Party]3 or such related Serviced Companion Loan Holder under this Agreement (including, without limitation, in connection with the review and/or approval of any Asset Status Report), subject to any law, rule, regulation, order, judgment or decree requiring the disclosure of such Privileged Information.

(i)                 The Operating Advisor shall keep all Privileged Information confidential and shall not disclose such Privileged Information to any Person (including Certificateholders and the Uncertificated VRR Interest Owner, other than the Controlling Class Representative), other than (1) to the extent expressly required by this Agreement, to the other parties to this Agreement with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) when necessary to support, and directly related to, specific findings or conclusions (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor for the replacement of the Special Servicer; provided, that, in the case of clause (3) above, (x) the Operating Advisor may not disclose any Privileged Information that is subject to attorney-client privilege and (y) the Operating Advisor shall have determined that such disclosure will not adversely affect the Trust or the Certificateholders. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under this Agreement, will be permitted to share Privileged Information with its Affiliates and any subcontractors of the Operating Advisor provided such Affiliates and subcontractors of the Operating Advisor agree in writing prior to their receipt of such Privileged Information to be bound by the same confidentiality provisions applicable to the Operating Advisor described in this Agreement and a copy of such agreement is provided to the parties hereto. Each party to this Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the Special Servicer and, as applicable, any related Outside Controlling Note Holder (if a Serviced

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

Outside Controlled Loan Combination is involved)[, the Risk Retention Consultation Party]1 and/or, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

(j)                 On each Master Servicer Remittance Date, the Operating Advisor shall be paid the applicable Operating Advisor Fee from amounts on deposit in the Collection Account, pursuant to Section 3.06 of this Agreement. In addition, the Operating Advisor Consulting Fee shall be payable to the Operating Advisor (but only to the extent such fee is actually received from the related Mortgagor as a separately identifiable fee) with respect to each Major Decision for which the Operating Advisor has consultation rights. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee shall be payable from funds on deposit in the Collection Account as provided in Section 3.06 of this Agreement, but with respect to the Operating Advisor Consulting Fee only to the extent such Operating Advisor Consulting Fee is actually received from the related Mortgagor. If the Operating Advisor has consultation rights with respect to a Major Decision under this Agreement, the Master Servicer or the Special Servicer, as applicable, shall use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related Mortgagor in connection with such Major Decision, but only to the extent not prohibited by the related Loan Documents, and shall deposit any Operating Advisor Consulting Fee so collected from the related Mortgagor into the Collection Account. The Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard, but in no event shall the Master Servicer or the Special Servicer take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, shall consult (on a non-binding basis) with the Operating Advisor prior to any such waiver or reduction.

(k)               In no event shall the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Section 3.30              Rating Agency Confirmation.

(a)               Notwithstanding the terms of any related Loan Documents or other provisions of this Agreement, if any action under any Loan Documents or this Agreement requires Rating Agency Confirmation as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation from each Rating Agency has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 Business Days of the Rating Agency Confirmation request being posted to the Rule 17g-5 Information Provider’s Website, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination, then (i) such Requesting Party shall promptly request the related Rating Agency Confirmation again, and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five (5) Business Days of such second request, whether in the form of granting or rejecting such

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

Rating Agency Confirmation request or providing a Rating Agency Declination, then: (x) with respect to any condition in any Loan Document or related intercreditor agreement or Co-Lender Agreement requiring a Rating Agency Confirmation or any other matter under this Agreement relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related Mortgagor, then the Master Servicer (with respect to Performing Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable) shall determine (with the consent of the related Directing Holder, unless, in the case of the Controlling Class Representative, a Control Termination Event has occurred and is continuing (but in each case only in the case of actions that would otherwise be Major Decisions), which consent shall be pursued by the Special Servicer and deemed given if the related Directing Holder does not respond within seven (7) Business Days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under this Agreement and in accordance with the Servicing Standard, except as provided in Section 3.30(b), whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related Mortgagor, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement to obtain a Rating Agency Confirmation shall not apply; (y) with respect to a replacement of the Master Servicer or the Special Servicer, such condition shall be considered satisfied if: (1) [RA1] has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable servicer prior to the time of determination, if [RA1] is the non-responding Rating Agency; (2) [RA3] has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage backed securitization transaction serviced by the applicable servicer prior to the time of determination, if [RA3] is the non-responding Rating Agency; and (3) as certified to, in writing, by such replacement master servicer or replacement special servicer, as applicable, the replacement master servicer or replacement special servicer is acting as master servicer or special servicer, as applicable, in a commercial mortgage loan securitization that was rated by a Rating Agency within the 12-month period prior to the date of determination and [RA2] has not qualified, downgraded or withdrawn the then-current rating or ratings of one or more classes of CMBS certificates citing servicing concerns with the replacement master servicer or replacement special servicer, as applicable, as the sole or material factor in such rating action, if [RA2] is the non-responding Rating Agency; and (z) with respect to a replacement or successor of the Operating Advisor, such condition shall be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securities transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

Any Rating Agency Confirmation request made by the Master Servicer, Special Servicer, Certificate Administrator, Operating Advisor or Trustee, as applicable, pursuant to this

Agreement, shall be made in writing, which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back-up material reasonably necessary for the Rating Agency to process such request, subject to Section 12.13. Such written Rating Agency Confirmation request shall be provided in electronic format in accordance with Section 12.13(b) and the Master Servicer, Special Servicer, Certificate Administrator, Operating Advisor or Trustee, as applicable, shall be required to send the Rating Agency Confirmation request to the Rating Agencies in accordance with Section 12.13(b).

Promptly following the Requesting Party’s (or, if the Requesting Party is the related Mortgagor, then the Master Servicer’s or the Special Servicer’s, as applicable) determination to take any action discussed in this Section 3.30(a) without receiving any required Rating Agency Confirmation, such Requesting Party (or the Master Servicer or the Special Servicer, as applicable) shall provide electronic written notice in accordance with Section 12.13(b) of the action taken for the particular item at such time and the Master Servicer, Special Servicer, Certificate Administrator or Trustee, as applicable, shall be required to send the Rating Agency Confirmation request to the Rating Agencies in accordance with Section 12.13(b).

(b)               For the purposes of clause (ii) of Section 3.30(a), and notwithstanding anything to the contrary in Section 3.30(a), with respect to the provisions of any Loan Document relating to defeasance (including without limitation the type of collateral acceptable for use as defeasance collateral), release or substitution of any collateral, any applicable Rating Agency Confirmation requirement in the Loan Documents shall not apply, even without the determination pursuant to Section 3.30(a)(ii)(x) by the Requesting Party (or, if the Requesting Party is the related Mortgagor, by the Master Servicer (with respect to Performing Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable), provided that the Master Servicer (with respect to Performing Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, shall in any event review the other conditions required under the related Loan Documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied.

(c)               For all other matters or actions (i) not specifically discussed in clause (ii) (x), (ii) (y) or (ii) (z) of Section 3.30(a) above and (ii) that are not the subject of a Rating Agency Declination, the proposed action shall not be permitted to proceed unless the applicable Requesting Party shall deliver Rating Agency Confirmation from each Rating Agency.

(d)               With respect to any Serviced Companion Loan as to which there exists Serviced Companion Loan Securities, if any action relating to the servicing and administration of any or all of the related Serviced Loans or any related REO Property (including, but not limited to, the replacement of the Master Servicer, the Special Servicer or a sub-servicer) (the “Relevant Action”) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to this Agreement, then, except as set forth below in this paragraph, such action will also require delivery of a Companion Loan Rating Agency Confirmation as a condition precedent to such action from each Companion Loan Rating Agency. Each Companion Loan Rating Agency Confirmation shall be sought by the Master Servicer or Special Servicer, as applicable, depending on whichever such party is seeking the corresponding Rating Agency Confirmation(s) in connection with the Relevant Action. The requirement to obtain a Companion Loan Rating Agency Confirmation with respect to any Serviced Companion Loan Securities will be subject to, will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed satisfied or not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as set forth in this Agreement; provided, that the Master Servicer or Special Servicer, as applicable, depending on which is seeking the subject Companion Loan Rating Agency Confirmation, shall forward to one or more of its counterparts (i.e., the master servicer or special servicer, as applicable), the Rule 17g-5 Information Provider’s counterpart for the related Other Securitization Trust, or such other party or parties (as are agreed to by the Master Servicer or the Special Servicer, as applicable, and the applicable parties for the related Other Securitization Trust), at the expense of the related Other Securitization Trust to the extent not borne by the related Mortgagor, and in such format as the sender and recipient may reasonably agree, (i) the request for such Companion Loan Rating Agency Confirmation at least two (2) Business Days before it is sent to the applicable Companion Loan Rating Agency, (ii) all materials forwarded to the Rule 17g-5 Information Provider under this Agreement in connection with seeking the Rating Agency Confirmation(s) for the applicable Relevant Action at approximately the same time that such materials are forwarded to the Rule 17g-5 Information Provider, and (iii) any other materials that the applicable Companion Loan Rating Agency may reasonably request in connection with such Companion Loan Rating Agency Confirmation promptly following such request.

(e)               Each of the Master Servicer and the Certificate Administrator shall, promptly following receipt of written request from the Special Servicer, provide to the Special Servicer the contact information for the master servicer, the special servicer, the trustee, the certificate administrator and the Rule 17g-5 Information Provider’s counterpart for an Other Securitization Trust, in each case to the extent known to it.

Section 3.31              General Acknowledgement Regarding Companion Loan Holders. Each Certificateholder and the Uncertificated VRR Interest Owner acknowledges and agrees, by its acceptance of its Certificates or the Uncertificated VRR Interest, as applicable that: (i) each Companion Loan Holder may have special relationships and interests that conflict with those of the Uncertificated VRR Interest Owner and/or Holders of one or more Classes of Certificates; (ii) each Companion Loan Holder may act solely in its own interests; (iii) no Companion Loan Holder has any duty to the Uncertificated VRR Interest Owner or the Holders of any Class of Certificates; and (iv) no Companion Loan Holder shall have any liability whatsoever for having so acted in its own interests, and neither the Uncertificated VRR Interest Owner nor any Certificateholder may take any action whatsoever against any Companion Loan Holder or any director, officer, employee, agent or principal thereof for such Companion Loan Holder’s having so acted in its own interests.

Section 3.32              Trust Subordinate Companion Loan.

(a)               With respect to the Trust Subordinate Companion Loan, references to actions being taken for the benefit of the Trust Subordinate Companion Loan or in the best interests of the holders of the Class [LOAN-SPECIFIC] Certificates in this Agreement shall be deemed to be taken (and subject to the same considerations) also for the benefit of, or to be taken in the best interests of, the Holders of the Class [LOAN-SPECIFIC] Certificates, as beneficial owners of the Trust Subordinate Companion Loan.

(b)               Any notices, reports or other information related to the Trust Subordinate Companion Loan required to be delivered by a party under this Agreement or the related intercreditor agreement to the holders of the Class [LOAN-SPECIFIC] Certificates or the holders of the Trust Subordinate Companion Loan shall be delivered (in lieu of delivery to such holders) to the Subordinate Loan-Specific Directing Certificateholder by such party within the same time periods as such notices, reports or other information are required to be delivered to the holder of the Trust Subordinate Companion Loan.

(c)               Any consents required to be obtained from the holder of a Trust Subordinate Companion Loan under this Agreement or the related intercreditor agreement or any obligation under this Agreement or the related intercreditor agreement of the Master Servicer or Special Servicer or other party to this Agreement to consult with or obtain the consent of or follow the direction of the holder of the Trust Subordinate Companion Loan shall instead be deemed to require such Person to consult with, obtain the consent of or follow the direction of the Subordinate Loan-Specific Directing Certificateholder.

(d)               Any rights exercisable by the holder of the Trust Subordinate Companion Loan under this Agreement or the related intercreditor agreement with respect to the exercise of any right to replace the Special Servicer with respect to the Trust AB Loan Combination, cure rights, rights to post “threshold collateral” or purchase option rights shall be exercisable by the Subordinate Loan-Specific Directing Certificateholder and any amounts payable, or actions required to be taken in connection with such exercise, shall be payable from or taken by such Subordinate Loan-Specific Directing Certificateholder, as applicable. In addition, subject to the foregoing and applicable REMIC Provisions, the Subordinate Loan-Specific Directing Certificateholder may direct the Master Servicer or Special Servicer, on behalf of the Trustee (as holder of the Trust Subordinate Companion Loan) and the holders of the Class [LOAN-SPECIFIC] Certificates to implement the [Junior Noteholder]’s (as defined in the related intercreditor agreement) exercise of any rights, to the extent that the [Junior Noteholder] is entitled to such rights under the related intercreditor agreement. For the avoidance of doubt, in no event shall the Master Servicer or the Special Servicer be required to advance any cure payment or purchase price due under the related intercreditor agreement.

(e)               Prior to the Special Servicer (i) obtaining the consent of, or consulting with the Subordinate Loan-Specific Directing Certificateholder to the extent provided for under the related intercreditor agreement, (ii) delivering any Asset Status Report to the Subordinate Loan-Specific Directing Certificateholder, (iii) permitting the exercise of any cure rights in accordance with the related intercreditor agreement, or (iv) permitting the Subordinate Loan-Specific Directing Certificateholder to exercise any purchase option under the related intercreditor agreement, the Subordinate Loan-Specific Directing Certificateholder shall have delivered to the Special Servicer an officer's certificate in form and substance acceptable to the Special Servicer (with a copy to the Master Servicer), as applicable, stating such party is not the related Mortgagor or an affiliate of the related Mortgagor or acting on behalf of the related Mortgagor or one or more of its Affiliates.

(f)                Subject to Section 3.01(n), at any time the Trust AB Mortgage Loan is not part of the Trust, the Master Servicer or Special Servicer shall have no obligation to service the related Mortgage Loan and shall solely service the Trust Subordinate Companion Loan until the Trust Subordinate Companion Loan is removed from the Trust pursuant to Section 3.32(g) and shall have no obligation to make any Advance with respect to the Trust Subordinate Companion Loan.

(g)               Within two (2) Business Days following the removal of the Trust AB Mortgage Loan from the Trust as a result of the sale of such Trust AB Mortgage Loan pursuant to Section 3.24, the Special Servicer shall provide written notice (an “Exchange Election Notice”) to the Certificate Administrator who shall notify the Subordinate Loan-Specific Directing Certificateholder that the Holders of all of the Class [LOAN-SPECIFIC] Certificates may unanimously elect to exchange their Certificates for the Trust Subordinate Companion Loan (an “Exchange”) by delivery of written notice (an “Acceptance Notice”) to the Depositor, Master Servicer, Special Servicer, Certificate Administrator and Trustee within 5 Business Days of receipt of the Exchange Election Notice. In the event an Acceptance Notice is not delivered within such 5 Business Days, the Special Servicer shall use commercially reasonable efforts to sell the Trust Subordinate Companion Loan, for the fair value of such asset. The Holders of such class of Certificates shall pay (from their own funds and not from amounts allocable from any portion of the Trust to such Class of Certificates) all costs and expenses of the Master Servicer, Special Servicer, the Certificate Administrator and Trustee incurred in connection with the Exchange. The Exchange shall be subject to the reasonable procedures established by the Trustee and Certificate Registrar in connection with the Exchange.

Section 3.33              Subordinate Loan-Specific Directing Certificateholder.

(a)               The Certificateholder(s) holding more than fifty percent (50%) of the Certificate Balance of the Class [LOAN-SPECIFIC] Certificates shall have the right to appoint and replace (for any reason) the Subordinate Loan-Specific Directing Certificateholder.

(b)                               The Subordinate Loan-Specific Directing Certificateholder shall not have any liability to the Holders of the Class [LOAN-SPECIFIC] Certificates or any other Certificateholders for any action taken, or for refraining from the taking of any action or the giving of any consent or failure to give any consent in good faith pursuant to this Agreement or errors in judgment. By its acceptance of a Class [LOAN-SPECIFIC] Certificate or other Certificate, each holder of a Class [LOAN-SPECIFIC] Certificate or other Certificate will be deemed to have confirmed its agreement that the Subordinate Loan-Specific Directing Certificateholder may take or refrain from taking actions, or give or refrain from giving any consents, that favor the interests of the appointing Certificateholder(s) over any other holder of such Class of Certificates or other Certificate, and that the Subordinate Loan-Specific Directing Certificateholder may have special relationships and interests that conflict with the interests of other Holders of such Class of Certificates or any other Certificates, will be deemed to have agreed to take no action against any Subordinate Loan-Specific Directing Certificateholder or any of its officers, directors, employees, principals or agents as a result of such special relationships or interests, and that any Subordinate Loan-Specific Directing Certificateholder will not be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misconduct or to have recklessly disregarded any exercise of its rights by reason of its having acted or refrained from acting, or having given any consent or having failed to give any consent, solely in the interests of the Holders of the Class [LOAN-SPECIFIC] Certificates.

(c)                Each Holder of a Class [LOAN-SPECIFIC] Certificate is hereby deemed to have agreed by virtue of its purchase of such a Certificate to provide its name and address to the Certificate Administrator and to notify the Master Servicer, the Certificate Administrator, the Special Servicer and the Operating Advisor of the transfer of any such Certificate by delivering a notice to each such Person substantially in the form of Exhibit [HH] attached hereto, the selection of a Subordinate Loan-Specific Directing Certificateholder or the resignation or removal thereof.

(d)              With respect to the Trust AB Loan Combination, the Subordinate Loan-Specific Directing Certificateholder shall be entitled, prior to the occurrence and continuance of a related AB Control Appraisal Period, to exercise the rights of the “Controlling Noteholder”, as defined in and under the terms of, the related intercreditor agreement.

(e)             The Special Servicer shall be responsible for obtaining any consent of the Subordinate Loan-Specific Directing Certificateholder for “Major Decisions” (as defined in the related intercreditor agreement) or as otherwise required hereunder or under the terms of any related intercreditor agreement.

Section 3.34              Litigation Control.

(a)               The Special Servicer shall, in accordance with the Servicing Standard, direct, manage, prosecute and/or defend any action brought by a Mortgagor against the Trust (including, without limitation, any action in which both the Trust and the Master Servicer are named) and/or the Special Servicer and represent the interests of the Trust in any litigation relating to the rights and obligations of the Trust, or of the Mortgagor, guarantor or other obligor, in each case under the related Mortgage Loan documents or Trust Subordinate Companion Loan documents, as applicable, or otherwise with respect to the enforcement of the obligations of a Mortgagor, guarantor or other obligor under the related Mortgage Loan documents or Trust Subordinate Companion Loan documents (“Trust-Related Litigation”). In the event that the Master Servicer is named in any Trust-Related Litigation but the Special Servicer is not named in such Trust-Related Litigation (regardless of whether the Trust is named in such Trust-Related Litigation), the Master Servicer shall notify the Special Servicer of such litigation as soon as practicable but in any event no later than within ten (10) Business Days of the Master Servicer receiving service of such Trust-Related Litigation.

(b)               To the extent the Master Servicer is named in Trust-Related Litigation, and neither the Trust nor the Special Servicer is named, in order to effectuate the role of the Special Servicer as contemplated by the immediately preceding subsection, the Master Servicer shall (i) provide monthly status reports to the Special Servicer, regarding such Trust-Related Litigation; (ii) seek to have the Trust replace the Master Servicer as the appropriate party to the lawsuit; and (iii) so long as the Master Servicer remains a party to the lawsuit, consult with and act at the direction of the Special Servicer with respect to decisions and resolutions related to the interests of the Trust in such Trust-Related Litigation, including but not limited to the selection of counsel; provided that the Master Servicer shall have the right to engage separate counsel relating to claims against the Master Servicer to the extent set forth in Section 3.32(e); and provided, however, if there are claims against the Master Servicer and the Master Servicer has not determined that separate counsel is required for such claims, such counsel shall be reasonably acceptable to the Master Servicer.

(c)               The Special Servicer shall not (i) undertake any material settlement of any Trust-Related Litigation or (ii) initiate any material Trust-Related Litigation unless and until it has notified in writing the Directing Holder (prior to the occurrence and continuance of a Consultation Termination Event) (to the extent the identity of the Directing Holder is actually known to the Special Servicer; provided that the Special Servicer shall make due inquiry of the Certificate Administrator as to the identity of the Directing Holder) and the related holder of any Serviced Companion Loan (if such matter affects such related Serviced Companion Loan) (to the extent the identity of the holder of such Serviced Companion Loan is actually known to the Special Servicer) and the Directing Holder (prior to the occurrence and continuation of a Control Termination Event) has not objected in writing within five (5) Business Days of having been notified thereof and having been provided with all information that the Directing Holder has reasonably requested with respect thereto promptly following its receipt of the subject notice (it being understood and agreed that if such written objection has not been received by the Special Servicer within such 5-Business Day period, then the Directing Holder shall be deemed to have approved the taking of such action); provided that, if the Special Servicer determines (consistent with the Servicing Standard) that immediate action is necessary to protect the interests of the Certificateholders and, with respect to a Serviced Loan Combination, the related Companion Loan Holders, the Special Servicer may take such action without waiting for the Directing Holder’s response.

(d)               Notwithstanding the foregoing, neither the Special Servicer nor the Master Servicer shall follow any advice, direction or consultation provided by the Directing Holder that would require or cause the Special Servicer or the Master Servicer, as applicable, to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer or the Master Servicer, as applicable, to violate provisions of this Agreement, require or cause the Special Servicer or the Master Servicer, as applicable, to violate the terms of any Mortgage Loan, Serviced Loan Combination or Trust AB Loan Combination, expose any Certificateholder or any party to this Agreement or their Affiliates, officers, directors or agents to any claim, suit or liability, cause any REMIC created hereunder to fail to qualify as a REMIC, result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions or materially expand the scope of the Special Servicer's or the Master Servicer's, as applicable, responsibilities under this Agreement.

(e)               Notwithstanding the right of the Special Servicer to represent the interests of the Trust in Trust-Related Litigation, and subject to the rights of the Special Servicer to direct the Master Servicer's actions in this Section 3.34 below, the Master Servicer shall retain the right to make determinations relating to claims against the Master Servicer, including but not limited to the right to engage separate counsel and to appear in any proceeding on its own behalf in the Master Servicer's reasonable discretion, the cost of which shall be subject to indemnification as and to the extent provided in this Agreement.

(f)                Further, nothing in this section shall require the Master Servicer to take or fail to take any action which, in the Master Servicer's good faith and reasonable judgment, may (i) result in a violation of the REMIC Provisions or (ii) subject the Master Servicer to liability or materially expand the scope of the Master Servicer's obligations under this Agreement.

(g)               Notwithstanding the Master Servicer’s right to make determinations relating to claims against the Master Servicer, the Special Servicer shall have the right at any time in accordance with the Servicing Standard to (i) direct the Master Servicer to settle any claims asserted against the Master Servicer (whether or not the Trust or the Special Servicer is named in any such claims or Trust-Related Litigation) (and with respect to any material settlements, with the consent or consultation of the Directing Holder prior to a Control Termination Event or Consultation Termination Event, respectively) and (ii) otherwise reasonably direct the actions of the Master Servicer relating to claims against the Master Servicer (whether or not the Trust or the Special Servicer is named in any such claims or Trust-Related Litigation), provided in either case that (A) such settlement or other direction does not require any admission of liability or wrongdoing on the part of the Master Servicer, (B) the cost of such settlement or any resulting judgment is and shall be paid by the Trust and payment of such cost or judgment is provided for in this Agreement, (C) the Master Servicer is and shall be indemnified as and to the extent provided in this Agreement for all costs and expenses of the Master Servicer incurred in defending and settling the Trust-Related Litigation and for any judgment, (D) any such action taken by the Master Servicer at the direction of the Special Servicer shall be deemed (as to the Master Servicer) to be in compliance with the Servicing Standard and (E) the Special Servicer provides the Master Servicer with assurance reasonably satisfactory to the Master Servicer as to the items in clauses (A), (B) and (C).

(h)               In the event both the Master Servicer and the Special Servicer or Trust are named in Trust-Related Litigation, the Master Servicer and the Special Servicer shall cooperate with each other to afford the Master Servicer and the Special Servicer the rights afforded to such party in this Section 3.34.

This Section 3.34 shall not apply in the event the Special Servicer authorizes the Master Servicer, and the Master Servicer agrees (both authority and agreement to be in writing), to make certain decisions or control certain Trust-Related Litigation on behalf of the Trust in accordance with the Servicing Standard.

Notwithstanding the foregoing, (i) in the event that any action, suit, litigation or proceeding names the Trustee in its individual capacity, or in the event that any judgment is rendered against the Trustee in its individual capacity, the Trustee, upon prior written notice to the Master Servicer or the Special Servicer, as applicable, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests (but not to otherwise direct, manage or prosecute such litigation or claim); (ii) in the event of any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a Mortgagor, guarantor or other obligor under the related Mortgage Loan documents or Trust Subordinate Companion Loan documents, or otherwise relating to one or more Mortgage Loans or the Trust Subordinate Companion Loan or Mortgaged Properties, neither the Master Servicer nor the Special Servicer shall, without the prior written consent of the Trustee, (A) initiate an action, suit, litigation or proceeding in the name of the

Trustee, whether in such capacity or individually, (B) engage counsel to represent the Trustee, or (C) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar actions with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state (provided that neither the Master Servicer nor the Special Servicer shall be responsible for any delay due to the unwillingness of the Trustee to grant such consent); and (iii) in the event that any court finds that the Trustee is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Agreement or any Mortgage Loan or the Trust Subordinate Companion Loan, the Trustee shall have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests, whether as Trustee or individually (but not to otherwise direct, manage or prosecute such litigation or claim); provided, however, nothing in this subsection shall be interpreted to preclude the Special Servicer (with respect to any material Trust-Related Litigation, with the consent or consultation of the Directing Holder prior to the occurrence and continuance of a Control Termination Event or Consultation Termination Event, respectively, to the extent required in Section 3.34(c), respectively) from initiating any action, suit, litigation or proceeding in its name as representative of the Trustee of the Trust.

Section 3.35              Delivery of Excluded Information to the Certificate Administrator

Any Excluded Information that the Master Servicer, the Special Servicer or the Operating Advisor identifies and delivers to the Certificate Administrator for posting to the Certificate Administrator’s Website shall be delivered to the Certificate Administrator via e-mail (or such other electronic means as is mutually acceptable to the parties) in one or more separate files labeled “Excluded Information” followed by the applicable loan name and loan file to [_____________]. For the avoidance of doubt, any information that is not appropriately labeled and delivered in accordance with this Section 3.35 shall not be separately posted as Excluded Information on the Certificate Administrator’s Website, and any information appropriately labeled and delivered to the Certificate Administrator pursuant to this Section 3.35 shall be posted on the Certificate Administrator’s Website under the “Excluded Information” section, as provided under Section 4.02 (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case any information appropriately labeled and delivered to the Certificate Administrator pursuant to this Section 3.35 shall be posted on the Certificate Administrator’s Website in such a manner that an Excluded Controlling Class Holder will only be prohibited from accessing Excluded Information with respect to those Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party; provided that the foregoing shall not be construed as an affirmative obligation for the Certificate Administrator to perform such segregation). When so posted, the Excluded Controlling Class Holders shall be prohibited from accessing Excluded Information with respect to any Excluded Controlling Class Mortgage Loans on the Certificate Administrator’s Website. None of the Master Servicer, the Special Servicer or the Operating Advisor shall have any obligations to separately label and deliver any Excluded Information in accordance with this Section 3.32 until such party has received written notice with respect to the related Excluded Controlling Class Mortgage Loan in the form of Exhibit M-1C to this Agreement. Nothing set forth in this Agreement shall prohibit the Controlling Class Representative or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class

Representative or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available on the Certificate Administrator’s Website, such Controlling Class Representative or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan shall be entitled to obtain (upon reasonable request) such information in accordance with Section 4.02(e) of this Agreement.

Section 3.36              [Resignation Upon Prohibited Risk Retention Affiliation.]

[Under Regulation RR, any Third Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. As long as the prohibition referred to in the preceding sentence exists, upon the occurrence of (i) a Servicing Officer of the Master Servicer or a Responsible Officer of the Certificate Administrator or the Trustee, as Under Regulation RR, any Third Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer and the Operating Advisor is prohibited from being Risk Retention Affiliated with, among other persons, the Third Party Purchaser, any Sponsor or any other party to the Pooling and Servicing Agreement (other than the Asset Representations Reviewer). As long as the prohibition referred to in the preceding sentence exists, upon the occurrence of (i) the Asset Representations Reviewer, or a Servicing Officer of the Master Servicer, or a Responsible Officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Asset Representations Reviewer, the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the Master Servicer, Certificate Administrator, the Trustee or the Asset Representations Reviewer receiving written notice from any other party to this Agreement, the Third Party Purchaser, any Sponsor or any Underwriter or Initial Purchaser that the Master Servicer, the Certificate Administrator, the Trustee or the Asset Representations Reviewer, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor obtaining actual knowledge or receiving written notice that it is or has become a Risk Retention Affiliate of the Third Party Purchaser, any Sponsor or any other party to the Pooling and Servicing Agreement (other than the Asset Representations Reviewer) (together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate shall promptly notify the Sponsors and the other parties to this Agreement and resign in accordance with Section 6.04, Section 8.07 or Section 11.03, as applicable. The resigning Impermissible Risk Retention Affiliate shall bear all reasonable out-of-pocket costs and expenses of each other party to this Agreement, the Trust and each Rating Agency in connection with such resignation as and to the extent required under this Agreement, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses shall be an expense of the Trust.]1

1 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

Article IV

DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01              Distributions.

(a)               (i)  On each Master Servicer Remittance Date, the Master Servicer shall make the remittances and deposits specified in the first paragraph of Section 4.06(a) of this Agreement. On each Master Servicer Remittance Date in March of any calendar year, the Certificate Administrator shall withdraw from the Interest Reserve Account the related Withheld Amounts pursuant to Section 3.23 of this Agreement, and shall deposit any such amounts in the Lower-Tier Distribution Account. On each Distribution Date, the amounts that have been transferred to the Lower-Tier Distribution Account from the Collection Account or as P&I Advances or Compensating Interest Payments or pursuant to the preceding two sentences shall be deemed distributed on the Lower-Tier Regular Interests to the Upper-Tier REMIC, in accordance with Section 4.01(a)(ii) and Section 4.01(d)(ii) of this Agreement. Thereafter, such amounts shall be considered to be held in the Upper-Tier Distribution Account until distributed to the Certificateholders and the Uncertificated VRR Interest Owner.

(ii)            All distributions made in respect of interest on any Class of Regular Certificates (other than the Class [X] Certificates), the Class [VRR] Upper-Tier Regular Interest and any Class [EC] Regular Interest on each Distribution Date pursuant to Section 4.01(b),  Section 4.01(e) or Section 9.01 shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC as interests in respect of its Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement hereto. All distributions made in respect of interest on any Class of the Class [IO] Certificates on each Distribution Date pursuant to Section 4.01(b), Section 4.01(e) or Section 9.01, and allocable to any particular Component of such Class of Certificates in accordance with the last paragraph of Section 4.01(b), shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC as interests in respect of such Component’s Corresponding Lower-Tier Regular Interest. All distributions made in respect of principal of any Class of Regular Certificates (other than the Class [X] Certificates), the Class [VRR] Upper-Tier Regular Interest and any Class [EC] Regular Interest on each Distribution Date pursuant to Section 4.01(b), Section 4.01(e) or Section 9.01 shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement hereto. All distributions of reimbursements of Realized Losses made in respect of any Class of Regular Certificates (other than the Class [IO] Certificates), the Class [VRR] Upper-Tier Regular Interest and any Class [EC] Regular Interest on each Distribution Date pursuant to Section 4.01(b), Section 4.01(e) or Section 9.01 shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest. For the avoidance of doubt, (i) payments of interest and principal, and reimbursements of Realized Losses, on the Class [A-S] Certificates and the Class [EC] Component [A-S] of the Class [EC] Certificates under this Section 4.01 shall be deemed to have been first distributed in respect of the Class [LA-S] Interest to the Upper-Tier REMIC in respect of the Class [A-S] Regular Interest, (ii) payments of interest and principal, and reimbursements of Realized Losses, on the Class [B] Certificates and the Class [EC] Component [B] of the Class [EC] Certificates under this Section 4.01 shall be deemed to have been first distributed in respect of the Class [LB] Interest to the Upper-Tier REMIC in respect of the Class [B] Regular Interest and (iii) payments of interest and principal, and reimbursements of Realized Losses, on the Class [C] Certificates and the Class [EC] Component [C] of the Class [EC] Certificates under this Section 4.01 shall be deemed to have been first distributed in respect of the Class [LC] Interest to the Upper-Tier REMIC in respect of the Class [C] Regular Interest.

On each Distribution Date, Holders of the Class [R] Certificates shall receive distributions of any amounts remaining in the Lower-Tier Distribution Account in respect of the Lower-Tier Residual Interest after all payments have been made to the Certificate Administrator as the holder of the Lower-Tier Regular Interests in accordance with this Section 4.01(a)(ii) and Section 4.01(d)(ii).

(b)               On each Distribution Date, the Certificate Administrator shall withdraw from the Upper-Tier Distribution Account the amounts on deposit in the Upper-Tier Distribution Account in respect of interest, principal and reimbursement of Realized Losses, to the extent of Available Funds, and distribute such amounts to the Holders of each Class of Regular Certificates, to the Holders of the Class [ARD] Certificates and Class [R] Certificates and to the Exchangeable Distribution Account in respect of the Class [EC] Regular Interests in the amounts and in the order of priority set forth below:

(i)                        to the respective Holders of the [applicable senior classes] Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those Classes;

(ii)                       to the respective Holders of the [applicable senior classes] Certificates in reduction of the Certificate Balances thereof in the following priority:

(A)             [insert principal payment priorities for the senior classes]

(iii)                   to the respective Holders of the [applicable senior classes] Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to reduce the Certificate Balance of each such Class[, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class];

(iv)                    to the Class [A] Trust Component and, thus, concurrently, to the Holders of Class [A] Certificates, in respect of interest, up to an amount equal to the Class [A] Percentage Interest multiplied by the aggregate Interest Distribution Amount with respect to the Class [A] Trust Component, and to the Holders of the Class [EC] Certificates, in respect of interest, up to an amount equal to the Class [A]-EC Percentage Interest multiplied by the aggregate Interest Distribution Amount with respect to the Class [A]

Trust Component, pro rata in proportion to their respective percentage interests in the Class [A] Trust Component;

(v)                       after the Certificate Balances of the [APPLICABLE SENIOR CLASSES] Certificates have been reduced to zero, to the Class [A] Trust Component and, thus, concurrently, to the Holders of the Class [A] Certificates, in reduction of their Certificate Balance, up to an amount equal to the Class [A-S] Percentage Interest multiplied by the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, and to the Holders of the Class [EC] Certificates, in reduction of their Certificate Balance, up to an amount equal to the Class [A-S]-EC Percentage Interest multiplied by the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, pro rata in proportion to their respective percentage interests in the Class [A] Trust Component, until the Certificate Balance of the Class [A] Trust Component is reduced to zero;

(vi)                 to the Class [A] Trust Component and, thus, concurrently, to the Holders of the Class [A] Certificates, up to an amount equal to the Class [A-S] Percentage Interest multiplied by the aggregate of unreimbursed Realized Losses previously allocated to the Class [A] Trust Component, [plus interest on that amount at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component, ]and to the Holders of the Class [EC] Certificates, up to an amount equal to the Class [A-S]-EC Percentage Interest multiplied by the aggregate of unreimbursed Realized Losses previously allocated to the Class [A] Trust Component, [plus interest on that amount at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component,] pro rata in proportion to their respective percentage interests in the Class [A] Trust Component;

(vii)            [ADD SIMILAR CLAUSES TO CLAUSES FOURTH, FIFTH AND SIXTH FOR CLASSES OF CERTIFICATES EVIDENCING INTERESTS IN OTHER TRUST COMPONENTS];

(viii)            to the Class [__] Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

(ix)                       to the Class [__] Certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

(x)                        to the Class [__] certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class[, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class];

(xi)                [ADD SIMILAR CLAUSES TO CLAUSES EIGHTH, NINTH AND TENTH FOR OTHER SUBORDINATE CLASSES THAT ARE NOT EXCHANGEABLE CLASSES]; and

(xii)                   to the Class [R] Certificates, any remaining amounts.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross Over Date, regardless of the allocation of principal payments described in priority (ii) above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective outstanding Certificate Balances), among the [APPLICABLE SENIOR CLASSES] certificates, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the [Subordinate Certificates (calculated without giving effect to any exchange of the Exchangeable Certificates for Class [EC] Certificates) have all been reduced to zero as a result of the allocation of Realized Losses to those certificates].

[THE FOREGOING DISTRIBUTIONS WILL BE ADJUSTED IF EXCHANGEABLE CERTIFICATES INCLUDE INTEREST-ONLY CLASSES OR OTHERWISE ADDRESS CLASSES WITH DIFFERENT PAYMENT CHARACTERISTICS.]

All distributions of interest made in respect of a Class of the Class [IO] Certificates on any Distribution Date pursuant to clause (b)(i) above or Section 4.01(e), shall be deemed to have been made in respect of all the Components of such Class, pro rata in accordance with the respective amounts of interest that would be payable on such Components on such Distribution Date based on one-twelfth of the Class [X] Strip Rate of such Component multiplied by its respective Component Notional Amount, reduced by its share of any Excess Prepayment Interest Shortfall for such Distribution Date, together with any amounts thereof remaining unpaid from previous Distribution Dates.

[IF CREDIT RISK RETENTION IS TO BE HELD IN WHOLE OR IN PART IN THE FORM OF A SINGLE VERTICAL SECURITY FOR PURPOSES OF REGULATION RR, THE FOREGOING DISTRIBUTIONS WILL BE ADJUSTED TO EXCLUDE AMOUNTS ALLOCABLE TO THE VERTICAL INTEREST, AND A SUBSECTION WILL BE ADDED TO ADDRESS CORRESPONDING DISTRIBUTIONS ON THE VERTICAL INTEREST.]

(c)                   On each Distribution Date, for so long as the Certificate Balance of the Class [LOAN-SPECIFIC] Certificates has not been reduced to zero, the Certificate Administrator shall apply amounts on deposit in the [LOAN-SPECIFIC] REMIC Distribution Account (which amounts shall be limited to amounts collected on the Trust AB Loan Combination and allocated pursuant to the related Intercreditor Agreement to the Trust Subordinate Companion Loan), related to the Class [LOAN-SPECIFIC] Certificates, to the extent of the [LOAN-SPECIFIC] Available Funds related to the Class [LOAN-SPECIFIC] Certificates, in the following order of priority:

(i)                         to the Class [LOAN-SPECIFIC] Certificates, in respect of interest, up to an amount equal to the [LOAN-SPECIFIC] Interest Distribution Amount for that Class;

(ii)                      to the Class [LOAN-SPECIFIC] Certificates, in reduction of their Certificate Balance, an amount equal to the [LOAN-SPECIFIC] Principal Distribution Amount, until the Certificate Balance of the Class [LOAN-SPECIFIC] Certificates is reduced to zero;

(iii)                    to the Class [LOAN-SPECIFIC] Certificates, until all amounts of [LOAN-SPECIFIC] Realized Loss previously allocated to the Class [LOAN-SPECIFIC] Certificates, but not previously reimbursed, have been reimbursed in full; and

(iv)                to the Class [R] Certificates, the amount, if any, of the [LOAN-SPECIFIC] Available Funds remaining in the [LOAN-SPECIFIC] REMIC Distribution Account with respect to that Distribution Date

[IF CREDIT RISK RETENTION IS TO BE HELD IN WHOLE OR IN PART IN THE FORM OF A SINGLE VERTICAL SECURITY FOR PURPOSES OF REGULATION RR, THE FOREGOING DISTRIBUTIONS WILL BE ADJUSTED TO EXCLUDE AMOUNTS ALLOCABLE TO THE VERTICAL INTEREST.]

(d)               (i)  On any Distribution Date, any Yield Maintenance Charge collected on the Mortgage Loans as of the related Determination Date (or, in the case of any Outside Serviced Mortgage Loan(s), received hereunder as of the Business Day immediately preceding the related Master Servicer Remittance Date) and on deposit in the Collection Account as of the close of business on the Business Day immediately preceding the related Master Servicer Remittance Date will be distributed to the Holders of the respective Classes of Certificates (excluding the Class [X-A], Class [E], Class [F], Class [G], Class [H], Class [ARD] and Class [R] Certificates) as follows: (A) first such Yield Maintenance charge shall be allocated between (x) the group (the “YM Group A”) of the Class [A-1], Class [A-2], Class [A-3], Class [A-4] and Class [A-AB] Certificates and the Class [A-S] Regular Interest (and correspondingly the Class [A-S] and Class [EC] Certificates, pro rata based on their respective percentage interests in the Class [A-S] Regular Interest) and (y) the group (the “YM Group B” and collectively with the YM Group A, the “YM Groups”) of the Class [B] Regular Interest (and correspondingly the Class [B] and Class [EC] Certificates, pro rata based on their respective percentage interests in the Class [B] Regular Interest), the Class [C] Regular Interest (and correspondingly the Class [C] and Class [EC] Certificates, pro rata based on their respective percentage interests in the Class [C] Regular Interest) and the Class [D] Certificates, pro rata based on the aggregate amount of principal distributed with respect to the Classes of Regular Certificates and Class [EC] Regular Interests in each YM Group on such Distribution Date, and (B) then (1) the portion of such Yield Maintenance Charge allocated to each YM Group shall be further allocated as among the Classes of Regular Certificates and Class [EC] Regular Interests in such YM Group, in the following manner: each Class of Regular Certificates and each Class [EC] Regular Interest in such YM Group shall entitle the applicable Certificateholders to receive on the applicable Distribution Date, on a pro rata basis according to entitlements, that portion of such Yield Maintenance Charge equal to the product of (x) a fraction, the numerator of which is the amount distributed as principal to such Class of Regular Certificates or Class [EC] Regular Interest on such Distribution Date, and the denominator of which is the total amount of principal distributed to all of the Regular Certificates and Class [EC] Regular Interests in such YM Group on such Distribution Date, (y) the Base Interest Fraction for the related Principal Prepayment and such

Class of Regular Certificates or Class [EC] Regular Interest and (z) the amount of such Yield Maintenance Charge allocated to such YM Group, and (2) any Yield Maintenance Charges allocated to each YM Group collected during the related Collection Period remaining after such distributions will be distributed to the Holders of the Class [X-A] Certificates.

On each Distribution Date, any Yield Maintenance Charges distributed in respect of the Class [A-S] Regular Interest shall be further allocated between and distributed on the Class [A-S] Certificates and the Class [EC] Component [A-S] (and correspondingly on the Class [EC] Certificates), pro rata in proportion to the Class [A-S] Percentage Interest and Class [A-S-PEZ] Percentage Interest, respectively. On each Distribution Date, any Yield Maintenance Charges distributed in respect of the Class [B] Regular Interest shall be further allocated between and distributed on the Class [B] Certificates and the Class [EC] Component [B] (and correspondingly on the Class [EC] Certificates), pro rata in proportion to the Class [B] Percentage Interest and Class [B-PEZ] Percentage Interest, respectively. On each Distribution Date, any Yield Maintenance Charges distributed in respect of the Class [C] Regular Interest shall be further allocated between and distributed on the Class [C] Certificates and the Class [EC] Component [C] (and correspondingly on the Class [EC] Certificates), pro rata in proportion to the Class [C] Percentage Interest and Class [C-PEZ] Percentage Interest, respectively.

After the Distribution Date on which the Class [X-A] Notional Amount and the Certificate Balances of the Class [A-1], Class [A-2], Class [A-3], Class [A-4], Class [A-AB] and Class [D] Certificates and the Class [EC] Regular Interests have been reduced to zero, all Yield Maintenance Charges collected with respect to the Mortgage Loans will be distributed to the Holders of the Class [X-A] Certificates.

(ii)            Any Yield Maintenance Charge that is to be distributed to the Regular Certificates or Class [EC] Regular Interests on any Distribution Date shall be deemed distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Lower-Tier Regular Interests then receiving a principal distribution, pro rata, based on the respective amounts of those principal distributions.

(iii)            On each Distribution Date, any Yield Maintenance Charges payable in respect of the Trust AB Loan Combination and received during the related Collection Period and allocable in respect of the Trust Subordinate Companion Loan pursuant to the related intercreditor agreement shall be distributed to the Class [LOAN-SPECIFIC] Certificates.

[IF CREDIT RISK RETENTION IS TO BE HELD IN WHOLE OR IN PART IN THE FORM OF A SINGLE VERTICAL SECURITY FOR PURPOSES OF REGULATION RR, THE FOREGOING DISTRIBUTIONS WILL BE ADJUSTED TO REFLECT ALLOCATION OF YIELD MAINTENANCE CHARGES BETWEEN THE VERTICAL INTEREST AND THE OTHER CLASSES ENTITLED TO RECEIVE YIELD MAINTENANCE CHARGES.]

(e)                   On each Distribution Date, the Certificate Administrator shall withdraw amounts from the Excess Liquidation Proceeds Reserve Account and shall distribute such amounts in the following priority:

(i)                          first, (other than any amounts allocable to the Trust Subordinate Companion Loan) to the Holders of the Regular Certificates and to the Exchangeable Distribution Account with respect to the Class [EC] Regular Interests (in the same order as distributions are made pursuant to Section 4.01(b) of this Agreement) up to an amount equal to all amounts remaining due and payable on the Regular Certificates and Class [EC] Regular Interests, and any Realized Loss allocable to such Certificates or Class [EC] Regular Interests, after application of the Available Funds for such Distribution Date; and

(ii)                    second, with respect to any amount allocable to a Trust Subordinate Companion Loan, to reimburse the Holders of the Class [LOAN-SPECIFIC] Certificates up to an amount equal to all [LOAN-SPECIFIC] Realized Losses, if any, previously deemed allocated to them and unreimbursed after application of the [LOAN-SPECIFIC] Available Funds for such Distribution Date.

(iii)                 third, to the Holders of the Class [R] Certificates, in accordance with the last sentence of Section 3.05(c) of this Agreement.

Amounts paid with respect to the Mortgage Loans (and, in the case of the Trust AB Loan Combination, the Trust Subordinate Companion Loan) from the Excess Liquidation Proceeds Reserve Account pursuant to the preceding clause (i) shall first be deemed to have been distributed to reimburse the Lower-Tier REMIC in respect of any Realized Losses or other shortfalls allocated to the Upper-Tier REMIC in respect of the Lower-Tier Regular Interests in reimbursement of Realized Losses previously allocated thereto and payment of other amounts due thereon.

(f)                    On each Distribution Date, following the deemed distributions of principal or in reimbursement of previously allocated Realized Losses made in respect of the Lower-Tier Regular Interests pursuant to Section 4.01(a)(ii), the Lower-Tier Principal Balance of each Lower-Tier Regular Interest (after taking account of such deemed distributions) shall be reduced as a result of Realized Losses to equal the Certificate Balance of its Corresponding Certificates that will be outstanding immediately following such Distribution Date.

(g)                   The Certificate Balance of each Class of Regular Certificates (other than the Class [IO] Certificates) and each Class [EC] Regular Interest will be reduced without distribution on any Distribution Date, as a write-off, to the extent of any Realized Loss (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts pursuant to Section 3.06 of this Agreement to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) allocated to such Class of Certificates or Class [EC] Regular Interest on such Distribution Date. On each Distribution Date, any Realized Loss for such Distribution Date will be allocated to the respective Classes of Subordinate Certificates [(other than the Class

[__] Certificates)] and the Trust Components [(other than the Class [__] Trust Component)] in the following order, until the Certificate Balance of each such Class of Certificates and/or Trust Component is reduced to zero: first, to the Class [__] Certificates; second, to the Class [__] Certificates; third, to the Class [__] Certificates; fourth, to the Class [__] Trust Component (and correspondingly, to the Class [__] Certificates and the Class [EC] Certificates, pro rata based on their respective percentage interests in the Class [__] Trust Component); and; fifth, to the Class [__] Trust Component (and correspondingly, to the Class [__] Certificates and the Class [EC] Certificates, pro rata based on their respective percentage interests in the Class [__] Trust Component); [additional clauses to be added as applicable].

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates and Trust Components to zero, the Certificate Administrator will be required to allocate Realized Losses among the Senior Certificates (other than the [INTEREST-ONLY CLASSES] certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class [ARD] certificates or the Class [R] Certificates and will not be directly allocated to the [INTEREST-ONLY CLASSES] Certificates. However, the Notional Amounts of the Classes of [INTEREST-ONLY CLASSES] Certificates will be reduced if the related Classes of Principal Balance Certificates and/or Trust Components are reduced by such Realized Losses. [Realized Losses will not be allocated to the [LOAN-SPECIFIC CLASS] Certificates; however, losses on the Trust Subordinate Comparison Loan will be.]

[ALTERNATIVE ALLOCATIONS OF REALIZED LOSSES, INCLUDING ALLOCATING A SPECIFIED PERCENTAGE OF EACH REALIZED LOSS TO A SINGLE VERTICAL SECURITY FOR REGULATION RR PURPOSES OR ALLOCATING PARTICULAR REALIZED LOSSES TO DIFFERENT CLASSES BASED ON THE UNDERLYING MORTGAGE LOAN INVOLVED OR THE CAUSE OF THE LOSS, TO BE REFLECTED.]

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the Special Servicer [or an Outside Special Servicer] of any compensation, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee, and certain federal, state and local taxes, and certain tax related expenses, payable out of the issuing entity.

[A Class of [public classes] Certificates or a Trust Component will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero, except that the Class [ARD] Certificates will be considered outstanding so long as Holders of such Certificates are entitled to receive Excess Interest and the Class [__] Certificates will be considered outstanding so long as Holders of such Certificates are entitled to receive Yield Maintenance Charges and prepayment premiums.] However, notwithstanding a reduction of its

Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a Class of Principal Balance Certificates.

(h)               All amounts distributable, or reductions allocable on account of Realized Losses, to a Class of Certificates pursuant to this Section 4.01 on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions on each Class of Certificates or the Uncertificated VRR Interest pursuant to this Section 4.01 shall be made by the Certificate Administrator on each Distribution Date other than the Termination Date to each Certificateholder or Uncertificated VRR interest Owner of record at the close of business on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder or Uncertificated VRR Interest Owner at a bank or other entity located in the United States and having appropriate facilities to accept such funds, if such Certificateholder or Uncertificated VRR Interest Owner provides the Certificate Administrator with written wiring instructions no less than five (5) Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder or Uncertificated VRR Interest Owner. The final distribution on each Certificate or the Uncertificated VRR Interest shall be made in like manner, but in the case of a Certificate, only upon presentment and surrender of such Certificate, and in the case of the Uncertificated VRR Interest, only upon delivery of a written instrument acknowledging surrender of and final distribution on the Uncertificated VRR Interest, at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution. The Certificate Administrator shall be responsible for making all distributions on the Certificates and the Uncertificated VRR Interest contemplated hereunder.

(i)                    Except as otherwise provided in Section 9.01 with respect to an Anticipated Termination Date, the Certificate Administrator shall, no later than the fifteenth day of the month preceding the month in which the final distribution with respect to any Class of Certificates or the Uncertificated VRR Interest is expected to be made (or, if the Certificate Administrator has not received notice of such Anticipated Termination Date by such time, promptly following the Certificate Administrator’s receipt of such notice), mail to each Holder of such Class of Certificates and the Uncertificated VRR Interest Owner, on such date a notice to the effect that:

(i)                         the Certificate Administrator reasonably expects based upon information previously provided to it that the final distribution with respect to such Class of Certificates and the Uncertificated VRR Interest will be made on such Distribution Date, but in the case of Certificates only upon presentation and surrender of such Certificates, and in the case of the Uncertificated VRR Interest, only upon delivery of a written instrument acknowledging surrender of and final distribution on the Uncertificated VRR Interest, at the office of the Certificate Administrator therein specified, and

(ii)                        if such final distribution is made on such Distribution Date, no interest shall accrue on such Class of Certificates, the Uncertificated VRR Interest or the Class [VRR] Upper-Tier Regular Interest, or on the Corresponding Lower-Tier Regular Interest, as applicable, from and after such Distribution Date; provided, however, that the Class [R]

Certificates shall remain outstanding until there is no other Class of Certificates outstanding.

Any funds not distributed to any Holder or Holders of Certificates of such Class or to the Uncertificated VRR Interest Owner on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates or the failure of the Uncertificated VRR Interest Owner to deliver the instrument contemplated in clause (i) of the first paragraph of this Section 4.01(i) shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders or Uncertificated VRR Interest Owner. If any Certificates or Uncertificated VRR Interest as to which notice has been given pursuant to this Section 4.01(i) shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation or the Uncertificated VRR Interest Owner to deliver the instrument contemplated in clause (i) of the first paragraph of this Section 4.01(i) to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates and Uncertificated VRR Interest shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders or Uncertificated VRR Interest Owners concerning surrender of their Certificates or Uncertificated VRR Interest. The costs and expenses of holding such funds in trust and of contacting such Certificateholders or Uncertificated VRR Interest Owner shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof or the Uncertificated VRR Interest Owner, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders or Uncertificated VRR Interest Owner until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class [R] Certificateholders. No interest shall accrue or be payable to any Certificateholder or the Uncertificated VRR Interest Owner on any amount held in trust hereunder or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) or the Uncertificated VRR Interest, as applicable, for final payment thereof in accordance with this Section 4.01(i). Any funds not distributed on such Distribution Date shall be set aside and held uninvested in trust for the benefit of Certificateholders or Uncertificated VRR Interest Owner not presenting and surrendering their Certificates or Uncertificated VRR Interest, as applicable, in the aforesaid manner.

(j)                     [Reserved].

(k)                  The Excess Prepayment Interest Shortfall, if any, for each Distribution Date will be allocated among the various Classes of Regular Certificates, the Class [A] Regular Interest (and correspondingly, the Class [A-S] Certificates and the Class [EC] Component [A], pro rata based on their respective percentage interests therein), the Class [B] Regular Interest (and correspondingly, the Class [B] Certificates and the Class [EC] Component [B], pro rata based on their respective percentage interests therein) and the Class [C] Regular Interest (and correspondingly, the Class [C] Certificates and the Class [EC] Component [C], pro rata based on their respective percentage interests therein), pro rata, based upon the respective Interest Accrual

Amounts with respect to such Classes of Regular Certificates and Class [EC] Regular Interests for such Distribution Date. The portion of any Excess Prepayment Interest Shortfall for any Distribution Date so allocable to the Class [X-A] Certificates shall, in turn, be allocated among the various Components of the Class [IO] Certificates, pro rata, based upon the respective amounts of Accrued Component Interest with respect to such Components for such Distribution Date. The portion of any Excess Prepayment Interest Shortfall for any Distribution Date so allocated to any Class of Regular Certificates, any Class [EC] Regular Interest or any Component of the Class [IO] Certificates shall be deemed to have first been allocated to the Corresponding Lower-Tier Regular Interest for such Class of Regular Certificates, Class [EC] Regular Interest or Component, as applicable.

[IF APPLICABLE, THE FOREGOING ALLOCATIONS WILL BE ADJUSTED TO ADD ALTERNATIVE FORMULATION FOR EXCHANGEABLE CERTIFICATES THAT INCLUDE INTEREST-ONLY CLASSES OR TO ALLOCATE A PORTION OF SUCH EXCESS PREPAYMENT INTEREST SHORTFALL TO ANY SINGLE VERTICAL SECURITY.]

(l)                    Amounts distributed on the Class [EC] Regular Interests pursuant to Section 4.01(b) and Section 4.01(d) shall be further distributed from the Exchangeable Distribution Account to the Holders of the Exchangeable Certificates as set forth below:

(i)                     On each Distribution Date, simultaneously with the distributions made on the Class [A] Regular Interest under Section 4.01(b), the aggregate amount so distributed on the Class [A-S] Regular Interest on such Distribution Date shall be further distributed by the Certificate Administrator to the Holders of the Class [A-S] Certificates and the Class [EC] Certificates in the following amounts and in the following order of priority:

(A)             first, concurrently, to the Holders of the Class [A-S] Certificates in respect of interest, up to an amount equal to the Class [A-S] Percentage Interest of the amount distributed in respect of interest on the Class [A-S] Regular Interest under Section 4.01(b)(iv) and Section 4.01(e)(i), and to the Holders of the Class [EC] Certificates in respect of interest on Class [EC] Component [A-S], up to an amount equal to the Class [A-S-PEZ] Percentage Interest of the amount distributed in respect of interest on the Class [A-S] Regular Interest under Section 4.01(b)(iv) and Section 4.01(e)(i);

(B)              second, concurrently, to the Holders of the Class [A-S] Certificates in respect of principal, up to an amount equal to the Class [A-S] Percentage Interest of the amount distributed in respect of principal on the Class [A-S] Regular Interest under Section 4.01(b)[_] and Section 4.01(e)(i), and to the Holders of the Class [EC] Certificates in respect of principal on Class [EC] Component [A-S], up to an amount equal to the Class [A-S-PEZ] Percentage Interest of the amount distributed in respect of principal on the Class [A-S] Regular Interest under Section 4.01(b)[_] and Section 4.01(e)(i); and

(C)           third, concurrently, to the Holders of the Class [A-S] Certificates in respect of unreimbursed Realized Losses, up to an amount equal to the Class

[A-S] Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class [A-S] Regular Interest under Section 4.01(b)[_] and Section 4.01(e)(i), and to the Holders of the Class [EC] Certificates in respect of unreimbursed Realized Losses on Class [EC] Component [A-S], up to an amount equal to the Class [A-S-PEZ] Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class [A-S] Regular Interest under Section 4.01(b)[_] and Section 4.01(e)(i).

(ii)                   On each Distribution Date, simultaneously with the distributions made on the Class [B] Regular Interest under Section 4.01(b), the aggregate amount so distributed on the Class [B] Regular Interest on such Distribution Date shall be further distributed by the Certificate Administrator to the Holders of the Class [B] Certificates and the Class [EC] Certificates in the following amounts and in the following order of priority:

(A)             first, concurrently, to the Holders of the Class [B] Certificates in respect of interest, up to an amount equal to the Class [B] Percentage Interest of the amount distributed in respect of interest on the Class [B] Regular Interest under Section 4.01(b)[_] and Section 4.01(e)(i), and to the Holders of the Class [EC] Certificates in respect of interest on Class [EC] Component [B], up to an amount equal to the Class [B-PEZ] Percentage Interest of the amount distributed in respect of interest on the Class [B] Regular Interest under Section 4.01(b)[_] and Section 4.01(e)(i);

(B)              second, concurrently, to the Holders of the Class [B] Certificates in respect of principal, up to an amount equal to the Class [B] Percentage Interest of the amount distributed in respect of principal on the Class [B] Regular Interest under Section 4.01(b)[_] and Section 4.01(e)(i), and to the Holders of the Class [EC] Certificates in respect of principal on Class [EC] Component [B], up to an amount equal to the Class [B-PEZ] Percentage Interest of the amount distributed in respect of principal on the Class [B] Regular Interest under Section 4.01(b)[_] and Section 4.01(e)(i); and

(C)              third, concurrently, to the Holders of the Class [B] Certificates in respect of unreimbursed Realized Losses, up to an amount equal to the Class [B] Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class [B] Regular Interest under Section 4.01(b)[_] and Section 4.01(e)(i), and to the Holders of the Class [EC] Certificates in respect of unreimbursed Realized Losses on Class [EC] Component [B], up to an amount equal to the Class [B-PEZ] Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class [B] Regular Interest under Section 4.01(b)[_] and Section 4.01(e)(i).

(iii)         On each Distribution Date, simultaneously with the distributions made on the Class [C] Regular Interest under Section 4.01(b), the aggregate amount so distributed on the Class [C] Regular Interest on such Distribution Date shall be further distributed by the Certificate Administrator to the Holders of the Class [C] Certificates and the Class [EC] Certificates in the following amounts and in the following order of priority:

(A)             first, concurrently, to the Holders of the Class [C] Certificates in respect of interest, up to an amount equal to the Class [C] Percentage Interest of the amount distributed in respect of interest on the Class [C] Regular Interest under Section 4.01(b)[_] and Section 4.01(e)(i), and to the Holders of the Class [EC] Certificates in respect of interest on Class [EC] Component [C], up to an amount equal to the Class [C-PEZ] Percentage Interest of the amount distributed in respect of interest on the Class [C] Regular Interest under Section 4.01(b)[_] and Section 4.01(e)(i);

(B)              second, concurrently, to the Holders of the Class [C] Certificates in respect of principal, up to an amount equal to the Class [C] Percentage Interest of the amount distributed in respect of principal on the Class [C] Regular Interest under Section 4.01(b)[_] and Section 4.01(e)(i), and to the Holders of the Class [EC] Certificates in respect of principal on Class [EC] Component [C], up to an amount equal to the Class [C-PEZ] Percentage Interest of the amount distributed in respect of principal on the Class [C] Regular Interest under Section 4.01(b)[_] and Section 4.01(e)(i); and

(C)              third, concurrently, to the Holders of the Class [C] Certificates in respect of unreimbursed Realized Losses, up to an amount equal to the Class [C] Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class [C] Regular Interest under Section 4.01(b)[_] and Section 4.01(e)(i), and to the Holders of the Class [EC] Certificates in respect of unreimbursed Realized Losses on Class [EC] Component [C], up to an amount equal to the Class [C-PEZ] Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class [C] Regular Interest under Section 4.01(b)[_] and Section 4.01(e)(i).

(iv)                The various amounts distributable on the Class [EC] Certificates on each Distribution Date under the foregoing subsections of this Section 4.01(l) shall be so distributed in a single, aggregate distribution.

(m)                   The various amounts distributable on the Class [EC] Certificates on each Distribution Date under Article IV in respect of amounts allocated to any of the Class [EC] Components pursuant to the terms of this Agreement shall be so distributed in a single, aggregate distribution to the Holders of the Class [EC] Certificates on such Distribution Date. In addition, the Class [EC] Certificates shall be allocated the aggregate amount of Realized Losses, Prepayment Interest Shortfalls and other interest shortfalls (including those resulting from Appraisal Reduction Events) that are allocated to the Class [EC] Components pursuant to the terms of this Agreement.

(n)                   On each Distribution Date, [___% of] any Excess Interest received during the related Collection Period with respect to the ARD Mortgage Loans shall be distributed from the Excess Interest Distribution Account to the Holders of the Class [ARD] Certificates [and the other __% of such Excess Interest to holders of the Class [VRR] Certificates and the Uncertificated VRR Interest Owner].

[IF APPLICABLE, PROVISIONS WILL BE ADDED TO INCLUDE ALLOCATING EXCESS INTEREST COLLECTED ON ANY TRUST SUBORDINATE COMPANION LOAN TO THE CLASS [LOAN-SPECIFIC] CERTIFICATES.]

Section 4.02              Statements to Certificateholders and the Uncertificated VRR Interest Owner; Certain Reports by the Master Servicer and the Special Servicer.

(a)                  Based on loan-level information received from the Master Servicer and any other applicable Persons, on each Distribution Date, the Certificate Administrator shall provide or make available a report, including reports in substantially the form attached hereto as Exhibit D (the “Distribution Date Statement”), setting forth, among other things, the following information:

(A)      the amount of distributions, if any, made on such Distribution Date to the holders of each Class of Principal Balance Certificates and the Uncertificated VRR Interest Owner and applied to reduce the respective Certificate Balance thereof or the Uncertificated VRR Interest Balance, if applicable;

(B)       the amount of distributions, if any, made on such Distribution Date to the Holders of each Class of Certificates and the Uncertificated VRR Interest Owner allocable to (A) Interest Distribution Amount, (B) Yield Maintenance Charges and (C) Excess Interest;

(C)       the amount of any distributions made on such Distribution Date to the Holders of the Class [R] Certificates;

(D)      the aggregate amount of outstanding P&I Advances with respect to each Mortgage Loan as of the related Determination Date, and the total outstanding other or miscellaneous advances (excluding P&I Advances and tax and insurance advances) with respect to each Mortgage Loan as of the related Determination Date;

(E)       the aggregate amount of Servicing Fees retained by or paid to the Master Servicer and Special Servicing Compensation retained by or paid to the Special Servicer in respect of the related Collection Period, Collection Period or Interest Accrual Period, as applicable;

(F)       the aggregate Stated Principal Balance of the Mortgage Loans and the Trust Subordinate Companion Loan immediately before and after such Distribution Date and the percentage of the Cut-Off Date Principal Balance of the Mortgage Loans and the Trust Subordinate Companion Loan which remains outstanding immediately after such Distribution Date;

(G)      the number, aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the outstanding Mortgage Loans, at the close of business on the related Determination Date;

(H)      as of the Determination Date, the number and aggregate unpaid principal balance of Mortgage Loans and the Trust Subordinate Companion Loan (A) delinquent one month, (B) delinquent two months, (C) delinquent three or more months, (D) that are Specially Serviced Loans but are not delinquent or (E) as to which foreclosure proceedings have been commenced;

(I)        the aggregate Stated Principal Balance of Mortgage Loans and the Trust Subordinate Companion Loan as to which the related Mortgagor is subject or is expected to be subject to a bankruptcy proceeding;

(J)         with respect to any Mortgage Loan or Trust Subordinate Companion Loan as to which the related Mortgaged Property became an REO Property (including with respect to the Outside Serviced Mortgage Loans) during the related Collection Period, the Stated Principal Balance and unpaid principal balance of such Mortgage Loan or Trust Subordinate Companion Loan as of the date such Mortgaged Property became an REO Property and the most recently determined Appraised Value and date upon which the Appraisal was performed;

(K)      as to any Mortgage Loan or Trust Subordinate Companion Loan repurchased, substituted for or otherwise liquidated or disposed of during the related Collection Period, the Loan Number thereof and the amount of any Liquidation Proceeds and/or other amounts, if any, received thereon during the related Collection Period and the portion thereof included in the Available Funds for such Distribution Date;

(L)       with respect to any REO Property (including with respect to the Outside Serviced Mortgage Loans) included in the Trust Fund as of the close of business on the last day of the related Collection Period, the Loan Number of the related Mortgage Loan or Trust Subordinate Companion Loan, the book value of such REO Property and the amount of any income collected with respect to such REO Property (net of related expenses) and other amounts, if any, received on such REO Property during the related Collection Period and the portion thereof included in the Available Funds for such Distribution Date and the most recently determined Appraised Value and date upon which the Appraisal was performed;

(M)     with respect to any REO Property (including with respect to the Outside Serviced Mortgage Loans) sold or otherwise disposed of during the related Collection Period, the Loan Number of the related Mortgage Loan or Trust Subordinate Companion Loan, and the amount of Liquidation Proceeds and other amounts, if any, received in respect of such REO Property during the related Collection Period, the portion thereof included in the Available Funds for such Distribution Date and the balance of the Excess Liquidation Proceeds Reserve Account for such Distribution Date;

(N)      the Interest Distribution Amount in respect of each Class of Regular Certificates and Class [EC] Regular Interest for such Distribution Date;

(O)      any unpaid Interest Distribution Amount in respect of each Class of Regular Certificates and Class [EC] Regular Interest after giving effect to the distributions made on such Distribution Date;

(P)       the Pass-Through Rate for each Class of Regular Certificates and Class [EC] Regular Interest for such Distribution Date;

(Q)      the original Certificate Balance or Notional Amount or Uncertificated VRR Interest Balance as of the Closing Date and the Certificate Balance or Notional Amount or Uncertificated VRR Interest Balance, as the case may be, of each Class of Regular Certificates,Class [EC] Regular Interest and the Class [VRR] Certificates and the Uncertificated VRR Interest immediately before and immediately after such Distribution Date, separately identifying any reduction in the Certificate Balance,Notional Amount or Uncertificated VRR Interest Balance, as the case may be, of each such Class of Regular Certificates,Class [EC] Regular Interest and the Uncertificated VRR Interest due to Realized Losses;

(R)       the Certificate Factor for each Class of Regular Certificates or Class [EC] Regular Interest immediately following such Distribution Date;

(S)       the Principal Distribution Amount for such Distribution Date;

(T)       the aggregate amount of Principal Prepayments made during the related Collection Period, and the aggregate amount of any Prepayment Interest Excesses received and Prepayment Interest Shortfalls incurred in connection therewith;

(U)      the aggregate amount of losses on Mortgage Loans and Additional Trust Fund Expenses, if any, incurred with respect to the Trust Fund during the related Collection Period, and any Realized Loss for the Principal Balance Certificates and the Combined VRR Interest, respectively, for such Distribution Date;

(V)      any Appraisal Reduction Amounts on a loan-by-loan basis, and the total Appraisal Reduction Amounts, as of the related Determination Date;

(W)    identification of any material modification, extension or waiver of a Mortgage Loan;

(X)      identification of any material breach of the representations and warranties given with respect to a Mortgage Loan by the applicable Mortgage Loan Seller;

(Y)         the identity of the Operating Advisor;

(Z)       the amount of the Operating Advisor Fee, the Trustee/Certificate Administrator Fee and the CREFC® Intellectual Property Royalty License Fee paid with respect to such Distribution Date;

(AA)    an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period;

(BB) the identity of the Controlling Class;

(CC) the identity of the Controlling Class Representative;

(DD)    such additional information as contemplated by Exhibit D to this Agreement; and

(EE)      the information required by Rule 15Ga-1(a), as promulgated under the Exchange Act, concerning all assets of the Trust Fund that were subject of a demand to repurchase or replace for breach of the representations and warranties in any of the Mortgage Loan Purchase Agreements.

In the case of information furnished pursuant to subclauses (A), (B), (C) and (Q) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per single Certificate of a specified minimum denomination. The form of any Distribution Date Statement may change over time.

On each Distribution Date, the Certificate Administrator shall make available via the Certificate Administrator’s Website to each Holder of a Class [R] Certificate a copy of the reports made available to the other Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Class [R] Certificates in respect of the related Trust REMIC on such Distribution Date. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force. Absent manifest error, none of the Master Servicer or the Special Servicer shall be responsible for the accuracy or completeness of any information supplied to it by a Mortgagor or any Mortgage Loan Seller (including the information in the Prospectus) or any other third party that is included in any reports, statements, materials or information prepared or provided by the Master Servicer or the Special Servicer, as applicable.

Upon receipt of a summary of any Asset Review Report from the Asset Representations Reviewer required to be delivered pursuant to Section 11.01(b) the Certificate Administrator shall include such summary in Item 1B on the Form 10-D for such period in which the Asset Review Report was delivered.

Based on the Retention Certificates received by the Certificate Administrator in accordance with Section 3.36, the Certificate Administrator shall include the information required to be included as part of Item 7 of Part II on Form 10-D.

The Certificate Administrator shall make available each month via the Certificate Administrator’s Website, to any Privileged Person (or, in the case of item (vii) below, solely to Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owner, and provided that the Prospectus, Distribution Date Statements, this Agreement, the Mortgage Loan Purchase Agreements and the Commission EDGAR filings referred to below (collectively, the “Public Documents”) will be available to the general public, and provided further that any Privileged Person that is a Borrower Party shall only be entitled to access the Public Documents, except as otherwise provided herein with respect to the Special Servicer, any Controlling Class Certificateholder and the Controlling Class Representative), the following items:

(i)            the following “deal documents”:

(A)      the Prospectus;

(B)       this Agreement, each Sub-Servicing Agreement delivered to the Certificate Administrator since the Closing Date (if any), the Mortgage Loan Purchase Agreements and any amendments and exhibits hereto or thereto; and

(C)       CREFC® Loan Setup File delivered to the Certificate Administrator by the Master Servicer;

(ii)            the following “Commission EDGAR filings”:

(A)      any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Trust through the EDGAR system;

(iii)            the following documents, which shall initially be made available under a tab or heading designated “periodic reports”:

(A)      the Distribution Date Statements;

(B)       the supplemental reports and the CREFC® data files identified as such in the definition of “CREFC® Investor Reporting Package (IRP)” (other than the CREFC® Loan Setup File), to the extent the Certificate Administrator has received such report or file; and

(C)       all Operating Advisor Annual Reports;

(iv)            the following documents, which shall be made available under a tab or heading designated “additional documents”:

(A)      the summary of any Final Asset Status Report delivered to the Certificate Administrator in electronic format pursuant to Section 3.21 of this Agreement;

(B)       any inspection reports prepared by or on behalf of the Master Servicer or the Special Servicer, as applicable, and delivered to the Certificate Administrator pursuant to Section 3.18 of this Agreement;

(C)       any other Third Party Reports (or updates thereto) delivered to the Certificate Administrator in electronic format; and

(D)      any notice of the determination of an Appraisal Reduction Amount or Collateral Deficiency Amount with respect to any Mortgage Loan, including the related CREFC® Appraisal Reduction Template;

(v)            the following documents, which shall be made available under a tab or heading designated “special notices”:

(A)      all Special Notices;

(B)       notice of any release based on an environmental release under this Agreement;

(C)       notice of any waiver, modification or amendment of any term of any Mortgage Loan;

(D)      notice of final payment on the Certificates or the Uncertificated VRR Interest;

(E)       all notices of the occurrence of any Servicer Termination Events received by the Certificate Administrator or any notice to Certificateholders and the Uncertificated VRR Interest Owner of the termination of the Master Servicer or the Special Servicer;

(F)       any notice of resignation or termination of the Master Servicer or Special Servicer;

(G)      notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;

(H)      any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer pursuant to Section 6.08(a), the Operating Advisor pursuant to Section 7.06(b) or the Asset Representations Reviewer pursuant to Section 11.05(b); provided, that such request may be made solely by Holders of Non-Reduced Certificates as and to the extent specified in this Agreement;

(I)         any notice of recommendation of termination of the Special Servicer by the Operating Advisor and the related report prepared by the Operating Advisor in connection with such recommendation;

(J)         notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;

(K)      notice of the Certificate Administrator's determination that an Asset Review Trigger has occurred and any other notice required to be delivered to the Certificateholders pursuant to Section 11.01 and a copy of any final Asset Review Report received by the Certificate Administrator;

(L)       any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;

(M)        any and all officer’s certificates and other evidence delivered to or by the Certificate Administrator to support its or the Master Servicer’s, the Special Servicer’s, or the Trustee’s as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(N)      any notice of the termination of the Trust;

(O)      any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event or an Operating Advisor Consultation Trigger Event has occurred;

(P)       any notice of the occurrence of an Operating Advisor Termination Event;

(Q)      any notice of the occurrence of an Asset Representations Reviewer Termination Event;

(R)       any notice of the occurrence of an Asset Representations Reviewer Termination Event;

(S)       any assessments of compliance delivered to the Certificate Administrator;

(T)       “special notices” required by a Certificateholder or the Uncertificated VRR Interest Owner to be posted on the Certificate Administrator’s website pursuant to Section 5.07;

(U)      Any Proposed Course of Action Notice;

(V)      the annual assessments as to compliance (in the case of the Master Servicer and the Special Servicer) and the officer’s certificates delivered by the Master Servicer and the Special Servicer to the Certificate Administrator since the Closing Date pursuant to Section 10.09 of this Agreement; and

(W)    the annual independent public accountants’ servicing report caused to be delivered by the Master Servicer and the Special Servicer to the Certificate Administrator since the Closing Date pursuant to Section 10.10 of this Agreement;

(X)      the Investor Q&A Forum;

(Y)      solely to Certificateholders,Certificate Owners and the Uncertificated VRR Interest Owner that are Privileged Persons, the Investor Registry;

(Z)       the “Risk Retention Compliance” tab; and

(AA)       the following information (but only to the extent provided to the Certificate Administrator) under the “Risk Retention Compliance” tab as further described under [“EU Securitization Risk Retention Requirements”]:

•	the original principal amount of the [HRR Certificates][VRR Interest] of which the Retaining Party is the registered holder and whether such amount matches the amount the Retaining Party is required to retain under the Credit Risk Retention Agreement; and
•	a statement as to compliance by the Retaining Party with the Hedging Covenant and notice of any non-compliance with such covenant;]

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the foregoing, all Excluded Information shall be made available under one separate tab or heading designated “Excluded Information” on the Certificate Administrator’s Website (and not any of the headings described in items (i) through (viii) above) and made available to Privileged Persons other than any Excluded Controlling Class Holder (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Mortgage Loan(s)). Notwithstanding the foregoing, nothing set forth in this Agreement shall prohibit the Controlling Class Representative or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Controlling Class Representative or Controlling Class Certificateholder via the Certificate Administrator’s Website, such Controlling Class Representative or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan shall be entitled to obtain (upon reasonable request) such information in accordance with Section 4.02(e) of this Agreement.

Notwithstanding any of the foregoing to the contrary, if the Special Servicer acquires knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Loan Combination, the Special Servicer shall nevertheless have access to the Certificate Administrator’s Website; provided, that the Special Servicer hereby agrees not to access, and is not permitted to access, Excluded Special Servicer Information with respect to any Excluded Special Servicer Mortgage Loan (but shall be permitted to access any information with respect to any Mortgage Loan other than any related Excluded Special Servicer Mortgage Loan) made available on the Certificate Administrator’s Website or otherwise pursuant to this Agreement. If the Special Servicer is a Borrower Party with respect to any Excluded Special Servicer Mortgage Loan, the Special Servicer (i) shall not, directly or indirectly provide any information related to any Excluded Special Servicer Mortgage Loan (which shall include, without limitation, any Excluded Information related to such Excluded Special Servicer Mortgage Loan) to (A) any related Borrower Party, (B) any employees or personnel of the Special Servicer or any of its Affiliates involved in the management of any investment in any related Borrower Party or the related Mortgaged Property or (C) to the extent known to the Special Servicer, any non-Affiliate that holds a direct or indirect ownership interest in any related Borrower Party or the related Mortgaged Property, and (ii) shall maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above. Notwithstanding any provision to the contrary herein, the Certificate Administrator shall not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

Any Person that is a Borrower Party shall be entitled to access (a) the Public Documents, and (b) in the case of the Controlling Class Representative or a Controlling Class Certificateholder, if any such Person is an Excluded Controlling Class Holder, upon delivery to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee in physical form of an Investor Certification substantially in the form of Exhibit M-1C and a notice in the form of Exhibit M-1F hereto certifying to the effect that it is an Excluded Controlling Class Holder and upon delivery to the Certificate Administrator in physical form of an investor certification substantially in the form of Exhibit M-1G, which shall include each of the CitiDirect Login User ID associated with such Excluded Controlling Class Holder, all information (other than Excluded Information related to the Excluded Controlling Class Mortgage Loan(s) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Person is a Borrower Party)) available on the Certificate Administrator’s Website.

In the case of the Controlling Class Representative or Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, upon delivery of an investor certification substantially in the form of Exhibit M-1B hereto certifying to the effect that it is not an Excluded Controlling Class Holder, such Controlling Class Representative or a Controlling Class Certificateholder shall be entitled to access all information on the Certificate Administrator’s Website. The Master Servicer, Special Servicer, Operating Advisor, Certificate Administrator and Trustee may each rely on (i) an Investor Certification in the form of Exhibit M-1B hereto from the Controlling Class Representative or a Controlling Class Certificateholder to the effect that such Person is not an Excluded Controlling Class Holder with respect to any

Excluded Controlling Class Mortgage Loan or (ii) an Investor Certification in the form of Exhibit M-1C hereto from the Controlling Class Representative or a Controlling Class Certificateholder to the effect that such Person is an Excluded Controlling Class Holder with respect to one or more Excluded Controlling Class Mortgage Loan(s). In the event the Controlling Class Representative or a Controlling Class Certificateholder, as the case may be, becomes an Excluded Controlling Class Holder, such party shall promptly notify each of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee in writing substantially in the form of Exhibit M-1F to the effect that such party is an Excluded Controlling Class Holder with respect to the Excluded Controlling Class Mortgage Loan(s) listed in such notice and shall also provide the Certificate Administrator a notice substantially in the form of Exhibit M-1G listing the CitiDirect Login User ID associated with such Excluded Controlling Class Holder and directing the Certificate Administrator to restrict such Excluded Controlling Class Holder’s access to the Certificate Administrator’s Website as and to the extent provided in this Agreement. Upon confirmation from the Certificate Administrator that such access has been restricted, such Excluded Controlling Class Holder shall submit a new investor certification substantially in the form of Exhibit M-1C (which certification shall include, among other things, an acknowledgement and agreement by such Excluded Controlling Class Holder that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party) to access the information on the Certificate Administrator’s Website, except that such Excluded Controlling Class Holder shall not be entitled to access any Excluded Information related to any Excluded Controlling Class Mortgage Loan(s) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Person is a Borrower Party) made available on the Certificate Administrator’s Website. Any Excluded Information relating to an Excluded Controlling Class Mortgage Loan that the Master Servicer, the Special Servicer or the Operating Advisor identifies and delivers to the Certificate Administrator for posting to the Certificate Administrator’s Website shall be delivered to the Certificate Administrator via email to loandata@citi.com in one or more separate files labeled “Excluded Information” followed by the applicable loan name and loan number, and the Certificate Administrator shall segregate on the Certificate Administrator’s Website such Excluded Information on a separate excluded loan tab on the Certificate Administrator’s website (and, if possible at a later time, on a loan-by-loan basis). Notwithstanding anything herein to the contrary, each of the Master Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator shall be entitled to conclusively assume that the Controlling Class Representative and all Controlling Class Certificateholders are not Excluded Controlling Class Holders except to the extent that the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator, as applicable, has received notice from the Controlling Class Representative or a Controlling Class Certificateholder that it has become an Excluded Controlling Class Holder. None of the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator shall be liable for any communication to the Controlling Class Representative or Controlling Class Certificateholder or disclosure of Excluded Information if the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator, as applicable, did not receive prior written notice that the related Mortgage Loan is an Excluded Controlling Class Mortgage Loan (including, in the case of the summary of any Asset Status Report or the summary of any

Final Asset Status Report delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website and/or any failure to label any such information provided to the Certificate Administrator).

Each of the Master Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator shall be entitled to conclusively rely on any certification delivered by the Controlling Class Representative or a Controlling Class Certificateholder, as applicable, substantially in the form of Exhibit M-1B to the effect that such Person is no longer an Excluded Controlling Class Holder. To the extent the Controlling Class Representative or a Controlling Class Certificateholder receives access pursuant to this Agreement to any Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, such Controlling Class Representative or Controlling Class Certificateholder shall be deemed to have agreed that it (i) will not directly or indirectly provide any information related to the Excluded Controlling Class Mortgage Loan to (A) any related Borrower Party, (B) any Excluded Controlling Class Holder, (C) any employees or personnel of such Controlling Class Representative or Controlling Class Certificateholder, (D) any Affiliate involved in the management of any investment in any related Borrower Party or the related Mortgaged Property or (E) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in any related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

[To the extent a Risk Retention Consultation Party or a Holder of any Class VRR Certificate receives access pursuant to this Agreement to any information relating to an Excluded RRCP Mortgage Loan (or a Mortgage Loan with respect to which such Holder is a Borrower Party) and/or the related Mortgaged Property (which shall include any Major Decision Reporting Package, Asset Status Reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the Special Servicer or any Excluded Mortgage Loan Special Servicer and which may include any Operating Advisor reports delivered to the Certificate Administrator regarding the Special Servicer’s net present value determination, Collateral Deficiency Amount determination or any Appraisal Reduction Amount calculations, and any Officer’s Certificates delivered by the Trustee, the Master Servicer or the Special Servicer, supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, but in each case other than information with respect to such Mortgage Loan that is aggregated with information of other Mortgage Loans at a pool level), whether on the Certificate Administrator’s Website or otherwise, such Risk Retention Consultation Party or such Holder of a Class VRR Certificate, as applicable, shall be deemed to have agreed that it (i) will not provide any such information to (A) the related Borrower Party, (B) any employees or personnel of such Risk Retention Consultation Party or such Holder of a Class VRR Certificate or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (C) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in order to comply with the limitations described in clause (i) above. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File relating to any such Excluded Mortgage Loan) shall be considered information that is aggregated with information of other Mortgage Loans at a pool level. Notwithstanding anything to the contrary in this Agreement, a Risk Retention Consultation Party will be permitted to share with any Holder of a Class VRR Certificate any Major Decision Reporting Package that such Risk Retention Consultation Party has received in connection with the exercise of its consultation rights pursuant to Section 6.09(a).]1

The Certificate Administrator makes no representations or warranties as to the accuracy or completeness of information provided pursuant to this Section and assumes no responsibility therefor. In addition, the Certificate Administrator disclaims responsibility for any information distributed by the Certificate Administrator for which it is not the original source. In connection with providing access to the Certificate Administrator’s Website, the Certificate Administrator may require registration and acceptance of a disclaimer and may require a recipient of any of the information set forth above (other than the Public Documents) to execute a confidentiality agreement (which may be in the form of a web page “click-through”). The Certificate Administrator shall not be liable for the dissemination of information in accordance with this Agreement. Notwithstanding anything herein to the contrary, the Certificate Administrator shall not be liable for any disclosure of Excluded Information relating to an Excluded Controlling Class Mortgage Loan to the extent such information was included in the summary of any Asset Status Report or the summary of any Final Asset Status Report delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website and not properly identified as relating to an Excluded Controlling Class Mortgage Loan.

The Certificate Administrator shall have no liability for access by an Excluded Controlling Class Holder to the Certificate Administrator’s website of any information with respect to which such Excluded Controlling Class Holder is prohibited from accessing pursuant to this Agreement if such Excluded Controlling Class Holder provided an Investor Certification but did not indicate it was a Borrower Party.

The Certificate Administrator shall provide assistance in using the Certificate Administrator’s Website through the Certificate Administrator’s customer service desk at telephone number [telephone number].

The Certificate Administrator may provide such information through means other than (and in lieu of) the Certificate Administrator’s Website; provided that (i) the Depositor shall have consented to such alternative means and (ii) Certificateholders, the Uncertificated VRR Interest Owner and each of the Serviced Companion Loan Holders shall have received notice of such alternative means (which notice may be given via the Certificate Administrator’s Website).

Any Person that is a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of the foregoing, or an agent of any Mortgagor shall be entitled to access only the Prospectus, Distribution Date Statements, this Agreement, the Mortgage Loan Purchase Agreements and the Commission EDGAR filings on the Certificate Administrator’s Website which are being made available to the general public. The provisions in this Section shall not limit the Master

1 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

Servicer’s ability to make accessible certain information regarding the Mortgage Loans at a website maintained by the Master Servicer.

Within a reasonable period of time after the end of each calendar year, [upon request,] the Certificate Administrator shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate or Uncertificated VRR Interest Owner and requests in writing a statement containing the information as to the applicable Class or the Uncertificated VRR Interest set forth in clauses (A), (B) and (C) of the description of Distribution Date Statements above aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder or Uncertificated VRR Interest Owner, together with such other information as the Certificate Administrator deems necessary or desirable, or that a Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner reasonably requests, to enable Certificateholders and the Uncertificated VRR Interest Owner to prepare their tax returns for such calendar year. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

The Certificate Administrator shall make available, only to Privileged Persons, the Investor Q&A Forum. The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where Certificateholders and Certificate Owners that are Privileged Persons may submit questions to (a) the Certificate Administrator relating to the Distribution Date Statements, (b) the Master Servicer or the Special Servicer, as applicable, relating to the servicing reports prepared by that party and being made available pursuant to this Section 4.02(a), the Mortgage Loans (excluding the Outside Serviced Mortgage Loans) or the related Mortgaged Properties or (c) the Operating Advisor relating to the Operating Advisor Annual Reports or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports (collectively, “Inquiries”), and (ii) Privileged Persons may view Inquiries that have been previously submitted and answered, together with the answers thereto. Upon receipt of an Inquiry for the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, the Certificate Administrator shall forward the Inquiry to the appropriate Person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement, in each case within a commercially reasonable period following receipt thereof.

Within a commercially reasonable time following receipt of an Inquiry, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Operating Advisor, the Master Servicer or Special Servicer shall be by e-mail to the Certificate Administrator. In the case of an Inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator shall make reasonable efforts to obtain an answer from the related Outside Servicer or the related Outside Special Servicer, as applicable; provided that the Certificate Administrator shall not be responsible for the content of such answer or any delay or failure to obtain such answer. The Certificate Administrator shall post (within a commercially reasonable period following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Certificate Administrator’s Website. If the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer

determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described above, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders and the Uncertificated VRR Interest Owner, (iii) answering any Inquiry would be in violation of applicable law, this Agreement (including requirements in respect of non-disclosure of Privileged Information) or the applicable Loan Documents, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, (v) answering any Inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) answering any Inquiry is otherwise, for any reason, not advisable, then it shall not be required to answer such Inquiry and, in the case of the Operating Advisor, the Master Servicer or the Special Servicer, shall promptly notify the Certificate Administrator of such determination. In addition, no party shall post or otherwise disclose any direct communications with the Directing Holder [or any Risk Retention Consultation Party (in its capacity as a Risk Retention Consultation Party)]1 as part of its response to any Inquiries. The Certificate Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered. The Certificate Administrator shall not be required to post to the Certificate Administrator’s Website any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. The Investor Q&A Forum will not reflect questions, answers and other communications which are not submitted via the Certificate Administrator’s Website. Answers posted on the Investor Q&A Forum shall be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Underwriters, the Initial Purchasers or any of their respective Affiliates. None of the Underwriters, Initial Purchasers, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information. No party to this Agreement shall disclose Privileged Information in the Investor Q&A Forum.

The Certificate Administrator shall make available to any Certificateholder, Certificate Owner or the Uncertificated VRR Interest Owner (other than a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent of any Mortgagor), the Investor Registry. The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders,Certificate Owners and the Uncertificated VRR Interest Owner can register and thereafter obtain information with respect to any other Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner that has so registered. Any person registering to use the Investor Registry will be required to certify that (a) it is a Certificateholder, a Certificate Owner or the Uncertificated VRR Interest Owner and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least 45 days from the date of such certification to other registered Certificateholders, registered Certificate Owners and the registered Uncertificated VRR Interest Owner. Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and e-mail address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned. If any

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

Certificateholder, any Certificate Owner or the Uncertificated VRR Interest Owner notifies the Certificate Administrator that it wishes to be removed from the Investor Registry (which notice may not be within 45 days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry. The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon. The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

Notwithstanding the foregoing, in no event shall any provision of this Agreement be construed to require the Master Servicer, the Special Servicer or the Certificate Administrator to produce any ad hoc or non-standard written reports (in addition to the CREFC® reports, inspection reports, reports required under each Co-Lender Agreement and other specific periodic reports otherwise required). If the Master Servicer, the Special Servicer or the Certificate Administrator elects to provide any ad hoc or non-standard reports, it may require the Person requesting such report to pay a reasonable fee to cover the costs of the preparation thereof.

Upon filing with the IRS, the Certificate Administrator shall furnish to the Holders of the Class [R] Certificates the IRS Form 1066 for each Trust REMIC and shall furnish their respective Schedules Q thereto at the times required by the Code or the IRS, and shall provide from time to time such information and computations with respect to the entries on such forms as any Holder of the Class [R] Certificates may reasonably request.

The specification of information to be furnished by the Certificate Administrator in this Section 4.02 (and any other terms of this Agreement requiring or calling for delivery or reporting of information by the Certificate Administrator to Certificateholders,Certificate Owners and the Uncertificated VRR Interest Owner) shall not limit the Certificate Administrator in furnishing, and the Certificate Administrator is hereby authorized to furnish, to any Privileged Person any other information (such other information, collectively, “Additional Information”) with respect to the Mortgage Loans or Serviced Loan Combinations, the Mortgaged Properties or the Trust Fund as may be provided to it by the Depositor, the Master Servicer or the Special Servicer or gathered by it in any investigation or other manner from time to time, provided that (A) while there exists any Servicer Termination Event, any such Additional Information shall only be furnished with the consent or at the request of the Depositor (except pursuant to clause (E) below or to the extent such information is requested by a Certifying Certificateholder), (B) the Certificate Administrator shall be entitled to indicate the source of all information furnished by it, and the Certificate Administrator may affix thereto any disclaimer it deems appropriate in its sole discretion (together with any warnings as to the confidential nature and/or the uses of such information as it may, in its sole discretion, determine appropriate), (C) the Certificate Administrator may notify any Privileged Person of the availability of any such information in any manner as it, in its sole discretion, may determine, (D) the Certificate Administrator shall be entitled (but not obligated) to require payment from each recipient of a reasonable fee for, and its out-of-pocket expenses incurred in connection with, the collection, assembly, reproduction or delivery of any such Additional Information, and (E) the Certificate Administrator shall be entitled to distribute or make available such Additional Information in accordance with such reasonable rules and procedures as it may deem necessary or appropriate (which may include the requirement that an agreement that provides such information shall be used solely for purposes of evaluating the investment characteristics or valuation of the Certificates be executed by the recipient, if and to the extent the Certificate Administrator deems the same to be necessary or appropriate). Nothing herein shall be construed to impose upon the Certificate Administrator any obligation or duty to furnish or distribute any Additional Information to any Person in any instance, and the Certificate Administrator shall neither have any liability for furnishing nor for refraining from furnishing Additional Information in any instance. The Certificate Administrator shall be entitled (but not required) to request and receive direction from the Depositor as to the manner of delivery of any such Additional Information, if and to the extent the Certificate Administrator deems necessary or advisable, and to require that any consent, direction or request given to it pursuant to this Section be made in writing.

The Depositor hereby authorizes the Certificate Administrator to, and the Certificate Administrator shall, make available to [Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Markit Group Limited, CMBS.com Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC] or such other vendor chosen by the Depositor that submits to the Certificate Administrator a certification in the form of Exhibit M-3 to this Agreement, all the Distribution Date Statements, CREFC® reports and supplemental notices delivered or made available pursuant to this Section 4.02(a) to Privileged Persons.

(b)               No later than the Business Day prior to each Distribution Date, subject to the third from last paragraph of this subsection (b), the Master Servicer shall deliver or cause to be delivered to the Certificate Administrator, the Operating Advisor and the Special Servicer in electronic form mutually acceptable to the Certificate Administrator, the Operating Advisor, the Special Servicer and the Master Servicer the following reports or information (and any other files as may be, or have been, adopted and promulgated by CREFC® as part of the CREFC® Investor Reporting Package (IRP) from time to time): (1) a CREFC® REO Status Report, (2) a CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (3) CREFC® Total Loan Report, (4) the CREFC® Servicer Watch List/Portfolio Review Guidelines, (5) the CREFC® Financial File, (6) the CREFC® Property File, (7) except for the first two Distribution Dates, the CREFC® Comparative Financial Status Report, (8) the CREFC® Loan Level Reserve/LOC Report, (9) the CREFC® Advance Recovery Report and (10) the CREFC® Delinquent Loan Status Report.

With respect to each Serviced Companion Loan that is held by an Other Securitization Trust, the Master Servicer shall deliver or cause to be delivered to the related Other Servicer all reports required to be delivered by the Master Servicer to the Certificate Administrator pursuant to this Section 4.02(b) (which shall include all loan-level reports constituting the CREFC® Investor Reporting Package (IRP)), to the extent related to such Serviced Companion Loan, the related Mortgaged Property or the related Mortgage Note, no later than the earlier of (x) the Master Servicer Remittance Date and (y) the Business Day immediately following the “determination date” (or analogous concept) set forth in the related Other Pooling and Servicing Agreement.

No later than the Business Day prior to each Distribution Date except for the first two Distribution Dates, the Master Servicer shall deliver to the Certificate Administrator and the

Operating Advisor (by electronic means) the CREFC® Comparative Financial Status Report for each Mortgage Loan or related Mortgaged Property as of the Determination Date immediately preceding the preparation of such report for each of the following three periods (but only to the extent the related Mortgagor is required by the Mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, such information): (a) the most current available year-to-date; (b) each of the previous two full fiscal years stated separately (to the extent such information is in the Master Servicer’s possession); and (c) the “base year” (representing the original analysis of information used as of the Cut-Off Date).

The Master Servicer shall provide to the Certificate Administrator the CREFC® Loan Setup File no later than 4:00 p.m. on the third Business Day before the first Distribution Date to the extent it has received from the Mortgage Loan Sellers one or more spreadsheets (with the data fields filled) containing the data necessary for the completion of the aggregate pool-wide CREFC® Loan Setup File.

No later than 2:00 p.m., New York City time, on the second Business Day prior to each Distribution Date, the Master Servicer shall deliver to the Certificate Administrator (i) a CREFC® Loan Periodic Update File setting forth certain information with respect to the Mortgage Loans and Mortgaged Properties and (ii) the CREFC® Appraisal Reduction Template, to the extent received, or prepared pursuant to Section 3.10(a) of this Agreement, by the Master Servicer.

The Master Servicer shall prepare the initial CREFC® Financial File and the initial CREFC® Loan Periodic Update File based on the initial data with respect to each Mortgage Loan provided by the Mortgage Loan Sellers pursuant to the respective Mortgage Loan Purchase Agreements.

Not later than 5:00 p.m. (New York City time) on each Distribution Date beginning [_________], the Master Servicer shall deliver to the Certificate Administrator and the Depositor (in the case of the Depositor, to the Depositor’s email addresses set forth in Section 12.04 together with the name, phone number and email address of the servicing officer of the Master Servicer to contact with any questions related to the CREFC® Schedule AL File and the Schedule AL Additional File) a single CREFC® Schedule AL File (with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period covered by the Form 10-D required to be filed with respect to the subject Distribution Date pursuant to Section 10.04) and the related Schedule AL Additional File, in each case, in EDGAR-Compatible Format and Excel format; provided, however, that the Master Servicer shall have no obligation to prepare or deliver the CREFC® Schedule AL File or the Schedule AL Additional File unless and until the Master Servicer receives the Initial Schedule AL File and the Initial Schedule AL Additional File from the Depositor in EDGAR-Compatible Format and Excel format; and provided, further, that, if the Master Servicer has not received the Initial Schedule AL File and the Initial Schedule AL Additional File from the Depositor prior to the time it would need the Initial Schedule AL File and the Initial Schedule AL Additional File in order for the Master Servicer to prepare the CREFC® Schedule AL File with respect to the first Distribution Date, the Master Servicer shall request the Initial Schedule AL File and the Initial Schedule AL Additional File from the Depositor, including by email to the email addresses for the Depositor set forth in Section 12.04. If the CREFC® Schedule AL File is not provided by the

Master Servicer to the Certificate Administrator by 5:00 p.m. (New York City time) on any Distribution Date, the Certificate Administrator shall notify the Depositor in writing and also request such CREFC® Schedule AL File from the Master Servicer via email to [___________________]. The Master Servicer shall be entitled to conclusively rely, absent manifest error, without any due diligence, investigation or verification, on the content, completeness and accuracy of the Initial Schedule AL File and the Initial Schedule AL Additional File, in each case, as of the Closing Date. Any Schedule AL Additional File that the Master Servicer determines, in accordance with the Servicing Standard, to deliver in connection with any CREFC® Schedule AL File prepared by the Master Servicer pursuant to this paragraph shall be delivered in EDGAR-Compatible Format and in Excel format to the Certificate Administrator concurrently with the delivery of the related CREFC® Schedule AL File. With respect to each Outside Serviced Mortgage Loan, the Master Servicer shall include the analogous CREFC® Schedule AL File and/or Schedule AL Additional File, as applicable, information that it receives from the related Outside Servicer under the applicable Outside Servicing Agreement in the single CREFC® Schedule AL File and/or Schedule AL Additional File, as applicable, that it delivers to the Certificate Administrator for the subject Distribution Date.

The Master Servicer shall provide to the Certificate Administrator and the Operating Advisor the CREFC® Loan Setup File within 60 days of the first Distribution Date hereunder to the extent it has received from the Mortgage Loan Sellers one or more spreadsheets (with the data fields filled) containing the data necessary for the completion of the aggregate pool-wide CREFC® Loan Setup File.

In addition, the Master Servicer (with respect to Performing Serviced Loans) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, shall prepare the following with respect to each Mortgaged Property and REO Property, in each case other than with respect to any Outside Serviced Mortgage Loan:

(i)            Within 30 days after receipt of a quarterly operating statement, if any, for each calendar quarter, commencing with respect to the calendar quarter ending [date], a CREFC® Operating Statement Analysis Report (but only to the extent the related Mortgagor is required by the related Loan Documents to deliver and does deliver, or otherwise agrees to provide and does provide, such information) for such Mortgaged Property or REO Property as of the end of such calendar quarter; provided, however, that any analysis or report with respect to the first calendar quarter of each year shall not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the Closing Date, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List). with respect to Performing Serviced Loans) or Special Servicer (with respect to Specially Serviced Loans and REO Properties) as applicable, shall deliver to the Certificate Administrator, the Operating Advisor and each related Serviced Companion Loan Holder (or the master servicer or special servicer for the related Other Securitization Trust on its behalf) by electronic means the CREFC® Operating Statement Analysis Report upon request; and

(ii)            Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to Performing Serviced Loans) of any annual operating statement for rent rolls, commencing with respect to the calendar year ending [date], a CREFC® NOI Adjustment Worksheet (but only to the extent the related Mortgagor is required by the related Loan Documents to deliver and does deliver, or otherwise agrees to provide and does provide, such information), presenting the computation to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer in preparing the CREFC® Comparative Financial Status Report above. The Special Servicer or the Master Servicer shall deliver to the Certificate Administrator, the Operating Advisor and each related Serviced Companion Loan Holder (or the master servicer or special servicer for the related Other Securitization Trust on its behalf) by electronic means the CREFC® NOI Adjustment Worksheet upon request.

Notwithstanding anything to the contrary contained herein, with respect to any Serviced Loan related to any Significant Obligor, the Master Servicer (with respect to Performing Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties) shall be required to complete (and, in the case of the Special Servicer, to deliver to the Master Servicer) any CREFC files, reports and/or templates necessary in order to comply with (or, in the case of the Special Servicer, to facilitate compliance with) the Master Servicer’s obligations under Section 10.11 of this Agreement and the Exchange Act filing obligations of the Depositor and/or any Other Depositor, as applicable, with respect to such Significant Obligor

The Certificate Administrator shall deliver or shall cause to be delivered, upon request, to the Rule 17g-5 Information Provider (for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13 of this Agreement), to each Certificateholder, to each party hereto, to any Underwriter and/or to any Initial Purchaser and to each Person that provides the Certificate Administrator with an Investor Certification a copy of the CREFC® Operating Statement Analysis Report and CREFC® NOI Adjustment Worksheet most recently performed by the Master Servicer with respect to any Mortgage Loan or Serviced Loan Combination and delivered to the Certificate Administrator.

Upon request (and in any event, not more frequently than once per month), the Master Servicer shall forward to the Certificate Administrator (as to the Collection Account), the Operating Advisor, any related Serviced Companion Loan Holder or the master servicer or special servicer for the related Other Securitization Trust on its behalf (as to the related Loan Combination Custodial Account) and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider a statement, setting forth the status of the Collection Account and each Loan Combination Custodial Account as of the close of business on such Master Servicer Remittance Date, stating that all remittances to the Certificate Administrator required by this Agreement to be made by the Master Servicer have been made (or, in the case of any such required remittance that has not been made by the Master Servicer, specifying the nature and status thereof) and showing, for the period from the preceding Master Servicer Remittance Date (or, in the case of the first Master Servicer Remittance Date, from the Cut-Off Date) to such Master Servicer Remittance Date, the aggregate of deposits into and withdrawals from the Collection Account and each Loan

Combination Custodial Account for each category of deposit specified in Section 3.05(a) of this Agreement and each category of withdrawal specified in Section 3.06 of this Agreement. The Master Servicer shall also deliver to the Certificate Administrator and (solely as to a Serviced Loan Combination) the related Serviced Companion Loan Holder, upon reasonable request of the Certificate Administrator or any Serviced Companion Loan Holder, any and all additional information relating to the Mortgage Loans or Serviced Loan Combinations in the possession of the Master Servicer (which information shall be based upon reports delivered to the Master Servicer by the Special Servicer with respect to Specially Serviced Loans and REO Properties).

Further, the Master Servicer shall cooperate with the Special Servicer and provide the Special Servicer with the information in the possession of the Master Servicer reasonably requested by the Special Servicer, in writing, to the extent required to allow the Special Servicer to perform its obligations under this Agreement with respect to those Mortgage Loans serviced by the Master Servicer.

The obligation of the Master Servicer to deliver the reports required to be delivered by it pursuant to this subsection is subject to the Master Servicer having received from the Special Servicer in a timely manner the related reports and information in the possession of the Special Servicer necessary or required to enable the Master Servicer to prepare and deliver such reports. The Master Servicer shall not be responsible for the accuracy or content of any report, document or information furnished by the Special Servicer to the Master Servicer pursuant to this Agreement and accepted by the Master Servicer in good faith pursuant to this Agreement.

The obligation of the Special Servicer to deliver the reports required to be delivered by it pursuant to this subsection is subject to the Special Servicer having received from the Master Servicer in a timely manner the related reports and information in the possession of the Master Servicer necessary or required to enable the Special Servicer to prepare and deliver such reports. The Special Servicer shall not be responsible for the accuracy or content of any report, document or information furnished by the Master Servicer to the Special Servicer pursuant to this Agreement and accepted by the Special Servicer in good faith pursuant to this Agreement.

With respect to an Outside Serviced Mortgage Loan, the Master Servicer shall deliver information comparable to the above-described information to the same Persons as described above in this Section 4.02(b) and according to the same time frames as described above in this Section 4.02(b), with reasonable promptness following such Master Servicer’s receipt of such information from the related Outside Servicer under the applicable Outside Servicing Agreement.

(c)               Not later than 5:00 p.m. New York time on each Determination Date, the Special Servicer shall forward to the Master Servicer, for each Specially Serviced Loan and REO Property (other than an REO Property related to an Outside Serviced Mortgage Loan), a CREFC® Special Servicer Loan File and CREFC® Special Servicer Property File. The Special Servicer shall also deliver to the Certificate Administrator, upon the reasonable written request of the Certificate Administrator, any and all additional information in the possession of the Special

Servicer relating to the Specially Serviced Loans and the REO Properties (other than an REO Property related to an Outside Serviced Mortgage Loan).

The Special Servicer shall cooperate with the Master Servicer and provide the Master Servicer with the information in the possession of the Special Servicer reasonably requested by the Master Servicer, in writing, to the extent required to allow the Master Servicer to perform its obligations under this Agreement with respect to the Specially Serviced Loans and REO Properties (other than an REO Property related to an Outside Serviced Mortgage Loan).

The Master Servicer may make available to Privileged Persons copies of any reports or files prepared by the Master Servicer pursuant to this Agreement. The Master Servicer may make information concerning the Mortgage Loans or Serviced Loan Combinations available on any website that it has established.

With respect to an Outside Serviced Mortgage Loan, the Master Servicer shall deliver information comparable to the above-described information to the extent received from the related Outside Servicer or the related Outside Special Servicer, as applicable, to the same Persons as described above in this Section 4.02(c) and according to the same time frames as described above in this Section 4.02(c), with reasonable promptness following such Master Servicer’s receipt of such information from the related Outside Servicer under the related Outside Servicing Agreement.

Upon the reasonable request of (i) any Certificateholder,Certificate Owner or the Uncertificated VRR Interest Owner that has delivered an appropriate Investor Certification or (ii) any other Privileged Person so identified by a Certificate Owner, the Uncertificated VRR Interest Owner or an Underwriter, the Master Servicer shall provide (or forward electronically) at the expense of such Privileged Person, Certificateholder,Certificate Owner or the Uncertificated VRR Interest Owner, as applicable, copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided that in no event shall an Excluded Controlling Class Holder be entitled to Excluded Information with respect to an Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party; and provided, further, that no Certificateholders,Certificate Owners or Uncertificated VRR Interest Owner shall be given access to or be provided copies of, any Mortgage Files or Diligence Files except, solely with respect to Mortgage Files, as otherwise provided in Section 8.11(b) of this Agreement. In connection with such request, the Master Servicer may require (1) a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that (a) such Person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder,Certificate Owner or Uncertificated VRR Interest Owner may have under this Agreement and (b) if the requesting party is neither a Certificateholder nor a Certificate Owner and is not the Uncertificated VRR Interest Owner, such Person is Privileged Person, and (2) payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of such reports or information (which amounts in any event are not reimbursable as Additional Trust Fund Expenses), except that, other than for extraordinary or duplicate requests, the Directing Holder (but, in the case of the Controlling Class Representative, only if a Consultation Termination Event does not exist) will be entitled to reports and information free of charge. For the avoidance of doubt, the Master Servicer shall not make any

Asset Status Reports or Final Asset Status Reports available to any Certificateholders,Certificate Owners or the Uncertificated VRR Interest Owner on its website. None of the parties to this Agreement shall provide any Asset Status Report or any Final Asset Status Report to the Certificate Administrator (provided that the Special Servicer shall provide a summary of each Final Asset Status Report to the Certificate Administrator pursuant to Section 3.21(b)). If the Certificate Administrator receives any Asset Status Report or any Final Asset Status Report, the Certificate Administrator shall not provide any such Asset Status Report or any Final Asset Status Report to any Certificateholder,Certificate Owners or the Uncertificated VRR Interest Owner and shall not post any such Asset Status Report or any Final Asset Status Report to the Certificate Administrator’s Website.

(d)               The Master Servicer shall withdraw from the Collection Account and pay the CREFC® Intellectual Property Royalty License Fee to CREFC® in accordance with Section 3.06(a)(vi) on a monthly basis, from funds on deposit in the Collection Account. Any payments of the CREFC® Intellectual Property Royalty License Fee shall be made to “CRE Finance Council” and delivered by wire transfer pursuant to instructions provided by CREFC® to the Master Servicer.

(e)               Upon the reasonable request of the Controlling Class Representative or any Controlling Class Certificateholder that, in either case, is an Excluded Controlling Class Holder with respect to any Excluded Controlling Class Mortgage Loan identified to the Master Servicer’s (in the case of a Performing Serviced Loan) or the Special Servicer’s (in the case of a Specially Serviced Loan) reasonable satisfaction (at the expense of the Controlling Class Representative or such Controlling Class Certificateholder) and if such information is in the Master Servicer’s or Special Servicer’s possession, as applicable, the Master Servicer or Special Servicer, shall provide or make available (or forward electronically) to the Controlling Class Representative or such Controlling Class Certificateholder, as applicable, (at the expense of the Controlling Class Representative or such Controlling Class Certificateholder, as applicable) any Excluded Information (available to Privileged Persons through the Certificate Administrator’s Website but not accessible to the Controlling Class Representative or such Controlling Class Certificateholder, as applicable, through the Certificate Administrator’s Website because the Controlling Class Representative or such Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder with respect to another Excluded Controlling Class Mortgage Loan) relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative or such Controlling Class Certificateholder, as applicable, is not a Borrower Party; provided that, in connection therewith, the Master Servicer or Special Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or Special Servicer, generally to the effect that such Person is the Controlling Class Representative or a Controlling Class Certificateholder, will keep such Excluded Information confidential and is not a Borrower Party, upon which the Master Servicer or Special Servicer may conclusively rely. In addition, the Master Servicer and the Special Servicer shall be entitled to conclusively rely on delivery from the Controlling Class Representative or a Controlling Class Certificateholder, as applicable, of an Investor Certification substantially in the form of Exhibit M-1C that such Controlling Class Representative or Controlling Class Certificateholder is not an Excluded Controlling Class Holder with respect to a particular Mortgage Loan. For the avoidance of doubt, the Special

Servicer referenced in this Section 4.02(e) shall include any applicable Excluded Mortgage Loan Special Servicer with respect to the related Excluded Special Servicer Mortgage Loan(s).

Section 4.03              Compliance With Withholding Requirements.

(a)               Notwithstanding any other provision of this Agreement, the Paying Agent shall comply with all federal withholding requirements with respect to payments to Certificateholders and the Uncertificated VRR Interest Owner of interest or original issue discount that the Paying Agent reasonably believes are applicable under the Code. The consent of Certificateholders and/or the Uncertificated VRR Interest Owner shall not be required for any such withholding. In the event the Paying Agent or its agent withholds any amount from interest or original issue discount payments or advances thereof to any Certificateholder or the Uncertificated VRR Interest Owner pursuant to federal withholding requirements, the Paying Agent shall indicate the amount withheld to such Certificateholder or the Uncertificated VRR Interest Owner. Any amount so withheld shall be treated as having been distributed to such Certificateholder or the Uncertificated VRR Interest Owner for all purposes of this Agreement.

(b)               Each Certificate Owner, Certificateholder and the Uncertificated VRR Interest Owner, by the purchase of a Certificate or the Uncertificated VRR Interest or its acceptance of a beneficial interest therein, acknowledges that interest on the Certificates and the Uncertificated VRR Interest will be treated as United States source interest, and, as such, United States withholding tax may apply. Each such Certificate Owner,Certificateholder and the Uncertificated VRR Interest Owner further agrees, upon request, to provide any certifications that may be required under applicable law, regulations or procedures to evidence its status for United States withholding tax purposes and understands that if it ceases to satisfy the foregoing requirements or provide requested documentation, payments to it under the Certificates may be subject to United States withholding tax (without any corresponding gross-up). Without limiting the foregoing, if a payment made under this Agreement would be subject to United States federal withholding tax imposed by FATCA if the recipient of such payment were to fail to comply with FATCA (including the requirements of Code Sections 1471(b) or 1472(b), as applicable), such recipient shall deliver to the Paying Agent, with a copy to each of the Trustee and the Certificate Administrator, at the time or times prescribed by the Code and at such time or times reasonably requested by the Paying Agent or the Trustee, such documentation prescribed by the Code (including as prescribed by Code Section 1471(b)(3)(C)(i)) and such additional documentation reasonably requested by the Paying Agent, the Trustee or the Certificate Administrator to comply with their respective obligations under FATCA, to determine that such recipient has complied with such recipient’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment. For these purposes, “FATCA” means Section 1471 through 1474 of the Code and any regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from taxes under such Sections, regulations and interpretations), any agreements entered into pursuant to Code Section 1471(b)(1), and including any amendments made to FATCA after the date of this Agreement.

Section 4.04              REMIC Compliance.

(a)               The parties intend that each Trust REMIC shall constitute, and that the affairs of each Trust REMIC shall be conducted so as to qualify it as, a “real estate mortgage investment conduit” as defined in, and in accordance with, the REMIC Provisions, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Certificate Administrator shall, to the extent permitted by applicable law, act as agent, and is hereby appointed to act as agent, of each Trust REMIC and shall on behalf of each Trust REMIC: (i) prepare, timely deliver to the Trustee for execution (and the Trustee shall timely execute) and file, or cause to be prepared and filed, all required Tax Returns for each Trust REMIC, using a calendar year as the taxable year for each Trust REMIC when and as required by the REMIC Provisions and other applicable federal, state or local income tax laws; (ii) make an election, on behalf of each Trust REMIC, to be treated as a REMIC on IRS Form 1066 for its first taxable year ending December 31, 20[__], in accordance with the REMIC Provisions; (iii) prepare and forward, or cause to be prepared and forwarded, to the Certificateholders (other than the Holders of the Excess Interest Certificates), the Uncertificated VRR Interest Owner and the IRS and applicable state and local tax authorities all information reports as and when required to be provided to them in accordance with the REMIC Provisions of the Code; (iv) if the filing or distribution of any documents of an administrative nature not addressed in clauses (i) through (iii) of this Section 4.04(a) is then required by the REMIC Provisions in order to maintain the status of each Trust REMIC as a REMIC or is otherwise required by the Code, prepare, sign and file or distribute, or cause to be prepared and signed and filed or distributed, such documents with or to such Persons when and as required by the REMIC Provisions or the Code or comparable provisions of state and local law; (v) obtain a taxpayer identification number for the Upper-Tier REMIC and Lower-Tier REMIC on IRS Form SS-4, and, within thirty days of the Closing Date, furnish or cause to be furnished to the IRS, on IRS Form 8811 or as otherwise may be required by the Code, the name, title and address of the Person that the holders of the Certificates and the Uncertificated VRR Interest Owner may contact for tax information relating thereto (and the Certificate Administrator shall act as the representative of each Trust REMIC for this purpose), together with such additional information as may be required by such IRS Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within 10 Business Days of the Closing Date to provide any information reasonably requested by the Master Servicer or the Certificate Administrator and necessary to make such filing); and (vi) maintain such records relating to each Trust REMIC as may be necessary to prepare the foregoing returns, schedules, statements or information, such records, for federal income tax purposes, to be maintained on a calendar year and on an accrual basis.

The Certificate Administrator shall be the “partnership representative” of each Trust REMIC (within the meaning of Code Section 6223, to the extent such provision is applicable to the Trust REMICs). The Certificate Administrator shall make any elections allowed under the Code (i) to avoid the application of Section 6221 of the Code (or successor provision) to any Trust REMIC and (ii) to avoid payment by any Trust REMIC under Section 6225 of the Code of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on any holder of any residual interest of any Trust REMIC, past or present. Each Holder of a Percentage Interest in the Class R Certificates, by acceptance thereof, is deemed to agree to any such elections and to the Certificate Administrator’s acting as “partnership representative” of each Trust REMIC that can be designated under the Code.

The Certificate Administrator shall not intentionally take any action or intentionally omit to take any action within its control and the scope of its duties if, in taking or omitting to take such action, the Certificate Administrator knows that such action or omission (as the case may be) would cause the termination of the REMIC status of a Trust REMIC or the imposition of tax on a Trust REMIC (other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement).

Notwithstanding any provision of this paragraph or the three preceding paragraphs to the contrary, the Certificate Administrator shall not be required to take any action that the Certificate Administrator in good faith believes to be inconsistent with any other provision of this Agreement, nor shall the Certificate Administrator be deemed in violation of this paragraph if it takes any action expressly required or authorized by any other provision of this Agreement, and the Certificate Administrator shall have no responsibility or liability with respect to any act or omission of the Depositor or the Master Servicer which does not enable the Certificate Administrator to comply with any of clauses (i) through (vi) of the third preceding paragraph or which results in any action contemplated by clauses (i) through (iii) of the next succeeding sentence. In this regard the Certificate Administrator shall (i) not allow the occurrence of any “prohibited transactions” within the meaning of Code Section 860F(a), unless the party seeking such action shall have delivered to the Certificate Administrator an Opinion of Counsel (at such party’s expense) that such occurrence would not (a) result in a taxable gain, (b) otherwise subject a Trust REMIC to tax (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property), or (c) cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes; (ii) not allow a Trust REMIC to receive income from the performance of services or from assets not permitted under the REMIC Provisions to be held by such Trust REMIC (provided, however, that the receipt of any income expressly permitted or contemplated by the terms of this Agreement shall not be deemed to violate this clause); and (iii) not permit the creation of any “interests,” within the meaning of the REMIC Provisions, in the Upper-Tier REMIC other than the Regular Certificates, the Class VRR Upper-Tier Regular Interest, the Class [A-S] Regular Interest, the Class [B] Regular Interest, the Class [C] Regular Interest and the Upper-Tier REMIC Residual Interest, or in the Lower-Tier REMIC other than the Lower-Tier Regular Interests and the Lower-Tier Residual Interest. None of the Trustee, the Master Servicer, the Special Servicer or the Depositor shall be responsible or liable for any failure by the Certificate Administrator to comply with the provisions of this Section 4.04. The Depositor, the Master Servicer and the Special Servicer shall cooperate in a timely manner with the Certificate Administrator in supplying any information within the Depositor’s, the Master Servicer’s or the Special Servicer’s control (other than any confidential information) that is reasonably necessary to enable the Certificate Administrator to perform its duties under this Section 4.04.

(b)               The following assumptions are to be used for purposes of determining the anticipated payments of principal and interest for calculating the original yield to maturity and original issue discount with respect to the Regular Certificates, the Class VRR Upper-Tier Regular Interest, the Class [A-S] Regular Interest, the Class B Regular Interest and the Class [C] Regular Interest: (i) each Mortgage Loan will pay principal and interest in accordance with its terms and scheduled payments will be timely received on their Due Dates, provided that the Mortgage Loans in the aggregate will prepay in accordance with the Prepayment Assumption; (ii) none of the Master Servicer, the Special Servicer, the Depositor and the Class [R] Certificateholder will exercise the right described in Section 9.01 of this Agreement to cause early termination of the Trust Fund; and (iii) no Mortgage Loan is repurchased or substituted for by the applicable Mortgage Loan Seller pursuant to Article II of this Agreement.

Section 4.05              Imposition of Tax on the Trust REMICs. In the event that any tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on a Trust REMIC, such tax shall be charged against amounts otherwise distributable with respect to the Regular Certificates, the Class VRR-Upper Tier Regular Interest, the Class [EC] Regular Interests and the Class [R] Certificates; provided that any taxes imposed on any net income from foreclosure property pursuant to Code Section 860G(d) or any similar tax imposed by a state or local jurisdiction shall instead be treated as an expense of the related REO Property in determining Net REO Proceeds with respect to the REO Property (and until such taxes are paid, the Special Servicer from time to time shall withdraw from the REO Account and transfer to the Certificate Administrator for deposit into the Distribution Accounts amounts reasonably determined by the Certificate Administrator to be necessary to pay such taxes, and the Certificate Administrator shall return to the Special Servicer the excess determined by the Certificate Administrator from time to time of the amount in excess of the amount necessary to pay such taxes); provided that any such tax imposed on net income from foreclosure property that exceeds the amount in any such reserve shall be retained from Available Funds as provided in Section 3.06(a)(vii) of this Agreement and the next sentence. Except as provided in the preceding sentence, the Certificate Administrator is hereby authorized to and shall retain or cause to be retained from the Distribution Account in determining the amount of Available Funds sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is legally owed by a Trust REMIC (but such authorization shall not prevent the Certificate Administrator from contesting, at the expense of the Trust Fund, any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Certificate Administrator is hereby authorized to and shall segregate or cause to be segregated, into a separate non-interest bearing account, (i) the net income from any “prohibited transaction” under Code Section 860F(a) or (ii) the amount of any contribution to a Trust REMIC after the Startup Day that is subject to tax under Code Section 860G(d) and use such income or amount, to the extent necessary, to pay such tax (and return the balance thereof, if any, to the related Distribution Account). To the extent that any such tax is paid to the IRS, the Certificate Administrator shall retain an equal amount from future amounts otherwise distributable to the Holders of the Class [R] Certificates in respect of the related residual interest and shall distribute such retained amounts to the Holders of the Class [VRR] Certificates and the Uncertificated VRR Interest Owner in respect of the Class [VRR] Upper-Tier Regular Interest, to the Holders of the Regular Certificates or to the Certificate Administrator in respect of the Lower-Tier Regular Interests and the Class [EC] Regular Interests until they are fully reimbursed and then to the Holders of the Class [R] Certificates in respect of the related residual interest. None of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall be responsible for any taxes imposed on a Trust REMIC except to the extent such tax is attributable to a breach of a representation or warranty of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee or an act or omission of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in contravention of this Agreement in both cases, provided, further, that such breach, act or omission could result in liability under Section 6.03, in the case of the Master Servicer or the Special Servicer, as applicable, or Section 4.04 or Section 8.01, in the case of the Certificate Administrator or the Trustee. Notwithstanding anything in this Agreement to the contrary, in each such case, the Master Servicer or the Special Servicer shall not be responsible for the Certificate Administrator’s, the Authenticating Agent’s, the Certificate Registrar’s, the Paying Agent’s or the Trustee’s breaches, acts or omissions, and the Trustee shall not be responsible for the breaches, acts or omissions of the Certificate Administrator, the Master Servicer, the Special Servicer, the Authenticating Agent, the Certificate Registrar or the Paying Agent, and the Certificate Administrator shall not be responsible for the breaches, acts or omissions of the Trustee, the Master Servicer, the Special Servicer and, in each case if a different entity than the Certificate Administrator, the Authenticating Agent, the Certificate Registrar or the Paying Agent.

Section 4.06              Remittances; P&I Advances.

(a)                     On the Master Servicer Remittance Date immediately preceding each Distribution Date, the Master Servicer shall:

(i)                                     remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account an amount equal to the Yield Maintenance Charges applicable to the Mortgage Loans (but not a Companion Loan) received by the Master Servicer in the Collection Period relating to such Distribution Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the Business Day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator);

(ii)                      remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account an amount equal to the Available Funds applicable to the Mortgage Loans (other than the amounts referred to in clause (iv) below and clause (d) of the definition of “Available Funds”);

(iii)                    remit to CREFC® the CREFC® Intellectual Property Royalty License Fee;

(iv)                   make a P&I Advance by remittance to the Certificate Administrator for deposit into the Lower-Tier Distribution Account, in an amount equal to the sum of the Applicable Monthly Payments for each Mortgage Loan (including any REO Mortgage Loan and any Mortgage Loan related to a Loan Combination, but not a Companion Loan) to the extent such amounts were not received on such Mortgage Loan as of the close of business on the Determination Date (without regard to any grace period) in the same month as such Master Servicer Remittance Date), except that the portion of such P&I Advance equal to the CREFC® Intellectual Property Royalty License Fee for each such Mortgage Loan shall not be remitted to the Certificate Administrator but shall instead be remitted to CREFC®; and

(v)                    remit to the Certificate Administrator for deposit in the Excess Interest Distribution Account all Excess Interest for the related Distribution Date then on deposit in the Collection Account after giving effect to withdrawals of funds pursuant to Section 3.06(a)(ii) through Section 3.06(a)(ix) of this Agreement.

Neither the Master Servicer nor the Trustee shall be required or permitted to make an advance for Balloon Payments, Default Interest, Excess Interest or Yield Maintenance Charges, or delinquent Monthly Payments on the Companion Loans. The amount required to be advanced in respect of delinquent payments of interest on any Mortgage Loan as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amounts, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period. Appraisal Reduction Amounts shall not affect the principal portion of any P&I Advances.

Any amount advanced by the Master Servicer pursuant to Section 4.06(a)(iv) of this Agreement shall constitute a P&I Advance for all purposes of this Agreement and the Master Servicer shall be entitled to reimbursement (with interest at the Advance Rate). The Special Servicer shall have no obligation to make any P&I Advance.

The Certificate Administrator shall notify the Master Servicer and the Trustee by telephone if as of 3:00 p.m., New York City time, on the Master Servicer Remittance Date, the Certificate Administrator has not received the amount of a required P&I Advance hereunder. If as of 11:00 a.m., New York City time, on any Distribution Date the Master Servicer shall not have made the P&I Advance required to have been made on the related Master Servicer Remittance Date pursuant to Section 4.06(a)(iv) of this Agreement, the Certificate Administrator shall notify the Trustee and the Trustee shall no later than 1:00 p.m., New York City time, on such Business Day deposit into the Lower-Tier Distribution Account in immediately available funds an amount equal to the P&I Advances otherwise required to have been made by the Master Servicer.

Neither the Master Servicer nor the Trustee shall be obligated to make a P&I Advance as to any Monthly Payment on any date on which a P&I Advance is otherwise required to be made by this Section 4.06 if the Master Servicer or the Trustee, as applicable, or the Special Servicer determines that such Advance will be a Nonrecoverable Advance. The determination by any Person with an obligation hereunder to make P&I Advances that it has made (or in the case of a determination by the Special Servicer, that the Master Servicer or the Trustee has made) a Nonrecoverable Advance or the determination by the Special Servicer, the Master Servicer or the Trustee that any proposed P&I Advance, if made, would constitute a Nonrecoverable Advance, shall be made by such Person (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard or (ii) in the case of the Trustee, in its good faith business judgment, and shall be evidenced by an Officer’s Certificate as set forth in Section 4.06(b). In connection with a determination by the Special Servicer, the Master Servicer or the Trustee as to whether a P&I Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

(A)      any such Person will be entitled to consider (among other things) the obligations of the Mortgagor under the terms of the related Mortgage Loan or Serviced Loan Combination as it may have been modified, to consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries;

(B)       any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and may obtain at the expense of the Trust Fund any analysis, Appraisals or market value estimates or other information for such purposes;

(C)       the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed P&I Advance, if made, would be a Nonrecoverable Advance or that any outstanding P&I Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee and the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) notice of such determination, which determination shall be conclusive and binding on the Master Servicer and the Trustee;

(D)      although the Special Servicer may determine whether a P&I Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any P&I Advance previously made or to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any determination that may have been made by the Master Servicer or the Trustee or to prohibit the Master Servicer or the Trustee from making a determination that a P&I Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that a P&I Advance to be made (or contemplated to be made) would be, or a previously made Advance is, a Nonrecoverable Advance, as described in this Section 4.06;

(E)       any non-recoverability determination by the Master Servicer or the Special Servicer pursuant to this Section 4.06 with respect to the recoverability of P&I Advances shall be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee;

(F)       the Master Servicer shall provide notice to the Trustee on or prior to the Master Servicer Remittance Date of any such non-recoverability determination made by the Master Servicer on or prior to such date;

(G)      the Trustee shall be entitled to rely, conclusively, on any determination by the Master Servicer or Special Servicer that a P&I Advance, if made, would be a Nonrecoverable Advance; provided, however, that if the Master Servicer has failed to make a P&I Advance for reasons other than a determination by the Master Servicer or Special Servicer that such Advance would be a Nonrecoverable Advance, the Trustee shall make such advance within the time periods required by this Section 4.06 unless the Trustee, in its good faith business judgment, or the Special Servicer, in accordance with the Servicing Standard, makes a determination prior to the times specified in this Section 4.06 that such advance would be a Nonrecoverable Advance;

(H)      the Special Servicer shall report, promptly upon making a determination contemplated in this paragraph, to the Master Servicer the Special Servicer’s determination as to whether any P&I Advance made with respect to any previous Distribution Date or required to be made with respect to a future Distribution Date with respect to any Specially Serviced Loan is a Nonrecoverable P&I Advance, and if the Special Servicer determines that such P&I Advance is a Nonrecoverable P&I Advance, such determination shall be conclusive and binding on the Master Servicer and the Master Servicer and the Trustee shall be entitled to conclusively rely on such determination; and

(I)         notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any P&I Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with clause (E) above which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any P&I Advance would be recoverable.

The Master Servicer or the Trustee, as applicable, shall be entitled to the reimbursement of P&I Advances it makes (together with interest thereon) to the extent permitted pursuant to Section 3.06(a)(ii) of this Agreement and each of the Master Servicer and Special Servicer hereby covenants and agrees to promptly seek and effect the reimbursement of such Advances from the related Mortgagors to the extent permitted by applicable law and the related Mortgage Loan.

With respect to P&I Advances and each Outside Serviced Mortgage Loan, the Master Servicer and the Trustee shall be entitled to rely on the “appraisal reduction amount” calculated by the related Outside Special Servicer or the related Outside Servicer in accordance with the terms of the applicable Outside Servicing Agreement.

(b)               The determination by the Master Servicer, the Trustee or the Special Servicer that a P&I Advance has become a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made pursuant to this Section 4.06 with respect to any Mortgage Loan (or with respect to any successor REO Mortgage Loan with respect to any of the foregoing), would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officer’s Certificate delivered on or prior to the next Master Servicer Remittance Date to the Trustee (unless it is the

Person making the determination), the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the holder of any related Pari Passu Companion Loan or its Companion Loan Holder Representative (in the case of a Pari Passu Loan Combination), the Master Servicer (unless it is the Person making the determination), the Special Servicer (unless it is the Person making the determination) and, if the Trustee is making the determination, the Depositor, setting forth the basis for such determination, together with any other information that supports such determination together with a copy of any Appraisal of the related Mortgaged Property or REO Property, as the case may be (which Appraisal shall be an expense of the Trust, shall take into account any material change in circumstances of which such Person is aware or such Person has received new information, either of which has a material effect on the value and shall have been conducted in accordance with the standards of the Appraisal Institute within the twelve months preceding such determination of nonrecoverability), and further accompanied by related Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged Property (to the extent available and/or in such Person’s possession) and any engineers’ reports, environmental surveys or similar reports that such Person may have obtained and that support such determination. The Master Servicer and the Special Servicer shall consider Unliquidated Advances with respect to prior P&I Advances for the purpose of nonrecoverability determinations as if such amounts were unreimbursed P&I Advances.

(c)               With respect to each Outside Serviced Mortgage Loan, if (1) the related Outside Servicer has determined that a proposed debt service advance with respect to such Outside Serviced Mortgage Loan or a related Outside Serviced Companion Loan, if made, would be, or any outstanding debt service advance previously made with respect to such Outside Serviced Companion Loan is, as applicable, a “nonrecoverable advance,” and the related Outside Servicer has provided written notice of such determination to the Master Servicer, or (2) if the Master Servicer or the Special Servicer has determined that a P&I Advance with respect to the Outside Serviced Mortgage Loan related to such related Outside Serviced Companion Loan would be a Nonrecoverable P&I Advance, then neither the Master Servicer nor the Trustee shall make any additional P&I Advance with respect to such Outside Serviced Mortgage Loan until the Master Servicer or the Special Servicer, as applicable, has consulted with the related Outside Servicer under the applicable Outside Servicing Agreement and they agree that circumstances with respect to such Mortgage Loans have changed such that a proposed future debt service advance would not be a “nonrecoverable advance.” With respect to each Outside Serviced Mortgage Loan, if the Master Servicer has determined that a proposed P&I Advance with respect to such mortgage loan would be a Nonrecoverable Advance, the Master Servicer shall provide the related Outside Servicer written notice of such determination within two (2) Business Days after such determination was made.

In connection with each Outside Serviced Mortgage Loan, any determination by the Master Servicer that any P&I Advance made or to be made with respect to such Outside Serviced Mortgage Loan (or any successor REO Mortgage Loan with respect thereto) is or, if made, would be a Nonrecoverable P&I Advance may be made independently from any determinations (or the absence of any determinations) made under the applicable Outside Servicing Agreement regarding nonrecoverability of debt service advances on the related Outside Serviced Companion Loan.

(d)               For the avoidance of doubt, if a Mortgage Loan is subject to a forbearance agreement, standstill agreement or similar agreement that provides for a temporary deferral or similar temporary accommodation with respect to all or a portion of the related Monthly Payments, the Master Servicer shall make P&I Advances for such Mortgage Loan based on the terms of the related Loan Documents in effect immediately prior to the date of such forbearance or similar agreement, subject to any non-recoverability determination with respect to such Mortgage Loan.

(e)               If the Trustee, the Master Servicer or the Special Servicer has received written notice from [RA1], [RA2] or [RA3] to the effect that continuation of the Master Servicer or the Special Servicer in such capacity would result in the downgrade, qualification or withdrawal of any rating then assigned by [RA1], [RA2] or [RA3], as applicable, to any Class of Certificates and citing servicing concerns with such Master Servicer or Special Servicer, as applicable, as the sole or material factor in such rating action, and such notice is not rescinded within 60 days, then the Trustee, the Master Servicer or the Special Servicer, as applicable, shall promptly notify the other such parties and the Certificate Administrator, and the Certificate Administrator shall promptly notify the Serviced Companion Loan Holder and the applicable master servicer of any Serviced Companion Loan.

Section 4.07              Grantor Trust Reporting.

(a)               The Certificate Administrator shall maintain adequate books and records to account for the separate entitlements of the Grantor Trust.

(b)               The parties intend that the Grantor Trust shall be treated as a “grantor trust” under the Code, and the provisions thereof shall be interpreted consistently with this intention. In furtherance of such intention, none of the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator shall vary the assets of the Grantor Trust so as to take advantage of market fluctuations or so as to improve the rate of return of the Grantor Trust Certificates or the Uncertificated VRR Interest, and shall otherwise comply with Treasury Regulations Section 301.7701-4(c). The Certificate Administrator shall file or cause to be filed with the IRS Form 1041, Form 1099 or such other form as may be applicable and shall furnish or cause to be furnished to the Holders of the respective Classes of the Grantor Trust Certificates and the Uncertificated VRR Interest Owner, their allocable share of income and expense with respect to the Class VRR Specific Grantor Trust Assets, Class [A-S] Specific Grantor Trust Assets, the Class [B] Specific Grantor Trust Assets, the Class [C] Specific Grantor Trust Assets, the Class [EC] Specific Grantor Trust Assets, the Class [ARD] Specific Grantor Trust Assets and proceeds thereof, respectively, as such amounts are received or accrue, as applicable.

(c)               (i) The Grantor Trust is a WHFIT that is a WHMT. The Certificate Administrator shall report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Certificate Administrator to do so is provided to the Certificate Administrator on a timely basis. With respect to each Class of Exchangeable Certificates, the Certificate Administrator is hereby directed to assume that DTC is the only “middleman” as defined by the WHFIT Regulations unless it has actual knowledge to the contrary or the Depositor provides the Certificate Administrator with the identities of the other “middlemen” that are Certificateholders. The Certificate Administrator will not be liable for any tax reporting penalties that may arise under the WHFIT Regulations in the event that the IRS makes a determination that is contrary to the first sentence of this paragraph.

(ii)               The Certificate Administrator, in its discretion, shall report required WHFIT information using either the cash or accrual method, except to the extent the WHFIT Regulations specifically require a different method. The Certificate Administrator shall be under no obligation to determine whether any Certificateholder uses the cash or accrual method. The Certificate Administrator shall make available (via the Certificate Administrator’s Website) WHFIT information to Certificateholders and the Uncertificated VRR Interest Owner annually. In addition, the Certificate Administrator shall not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder or Uncertificated VRR Interest Owner, unless requested by the Certificateholder or Uncertificated VRR Interest Owner.

(iii)                The Certificate Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the lack of reasonably necessary information that is not in its possession being provided to the Certificate Administrator or (ii) incomplete, inaccurate or untimely information being provided to the Certificate Administrator. Each owner of a class of securities representing, in whole or in part, beneficial ownership of an interest in a WHFIT, by acceptance of its interest in such class of securities, will be deemed to have agreed to provide the Certificate Administrator with information regarding any sale of such securities, including the price, amount of proceeds and date of sale. Absent receipt of information regarding any sale of Certificates, including the price, amount of proceeds and date of sale from the beneficial owner thereof or the Depositor, the Certificate Administrator shall assume there is no secondary market trading of WHFIT interests.

(d)               To the extent required by the WHFIT Regulations, the Certificate Administrator shall use reasonable efforts to publish on the Certificate Administrator’s Website the CUSIP Numbers for the Certificates that represent ownership of a WHFIT. The CUSIP Number so published will represent the Rule 144A CUSIP Numbers. The Certificate Administrator shall make reasonable good faith efforts to keep the website accurate and updated to the extent CUSIP Numbers have been received. Absent the receipt of a CUSIP Number, the Certificate Administrator will use a reasonable identifier number in lieu of a CUSIP Number. The Certificate Administrator shall not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP Number information.

Section 4.08              Calculations.

Provided that the Certificate Administrator receives the necessary loan-level information from the Master Servicer and/or the Special Servicer, the Certificate Administrator shall be responsible for performing all calculations necessary in connection with the actual and deemed distributions to be made pursuant to Section 4.01, the preparation of the Distribution Date Statements pursuant to Section 4.02(a) and the actual and deemed allocations of Realized Losses to be made pursuant to Section 4.01. The Certificate Administrator shall calculate the Principal Distribution Amount and Interest Distribution Amounts for each Distribution Date and shall allocate such amounts among Certificateholders and the Uncertificated VRR Interest Owner in accordance with this Agreement. Absent actual knowledge of an error therein, the Certificate Administrator shall have no obligation to recompute, recalculate or otherwise verify any loan-level information provided to it by the Master Servicer. The calculations by the Certificate Administrator contemplated by this Section 4.08 shall, in the absence of manifest error, be deemed to be correct for all purposes hereunder.

Section 4.09              Secure Data Room.

(a)               Within 60 days of the Closing Date, the Certificate Administrator shall create a Secure Data Room, and the Depositor shall, upon the earlier of (i) receipt of all the Mortgage Loan Sellers’ Diligence File Certifications and (ii) the 120th day following the Closing Date (but, in any event, no earlier than the date on which the Depositor has received a written notice from the Certificate Administrator that the Secure Data Room has been created), deliver to the Certificate Administrator (but solely with respect to any Diligence File(s) received by the Depositor as to which it has received the related Mortgage Loan Seller’s Diligence File Certification) an electronic copy of the Diligence Files for the Mortgage Loans that have been uploaded by the Mortgage Loan Sellers to the Designated Site. After the 120th day following the Closing Date, the Depositor may deliver any Mortgage Loan Seller’s Diligence Files to the Certificate Administrator if it has not previously delivered such Mortgage Loan Seller’s Diligence Files to the Certificate Administrator. Upon receipt thereof, the Certificate Administrator shall promptly upload the contents of each Diligence File to the Secure Data Room. Access to the Secure Data Room shall be granted by the Certificate Administrator to (i) the Asset Representations Reviewer and (ii) any other Person at the direction of the Depositor, in each case, upon the occurrence of an Affirmative Asset Review Vote and receipt by the Certificate Administrator of a certification substantially in the form of Exhibit KK hereto. In no case whatsoever shall Certificateholders or the Uncertificated VRR Interest Owner be permitted to access the Secure Data Room. For the avoidance of doubt, the Certificate Administrator shall be under no obligation to post any documents to the Secure Data Room other than the contents of the Diligence Files initially delivered to it by the Depositor with respect to each Mortgage Loan Seller.

(b)               The Certificate Administrator shall not have any obligation or duty to verify, review, confirm or otherwise determine whether the type, number or contents of any Diligence File delivered to the Certificate Administrator is accurate, complete, or relates to the transaction or confirm that all documents and information constituting any Diligence File have actually been delivered to the Certificate Administrator. In no case shall the Certificate Administrator be deemed to have obtained actual or constructive knowledge of the contents of, or information contained in, any Diligence File by virtue of posting such Diligence File to the Secure Data Room. In the event that any document is posted in error, the Certificate Administrator may remove such document from the Secure Data Room. The Certificate Administrator shall not have any obligation to produce physical or electronic copies of any document provided to it for posting to the Secure Data Room. The Certificate Administrator shall not be responsible or held liable for any other Person’s use or dissemination of the documents contained on the Secure Data Room; provided that such event or occurrence is not also a result of its own negligence, bad faith or willful misconduct. The Certificate Administrator shall not be required to restrict access to the Secure Data Room on a loan-by-loan basis and any Person with access to the Secure Data Room shall covenant to access only the documents necessary to perform its duties and responsibilities under this Agreement.

(c)               Upon the resignation or removal of the Certificate Administrator pursuant to Section 8.07, the Certificate Administrator shall transfer electronic copies of the Diligence Files to a successor certificate administrator designated in writing by the Depositor or the Master Servicer, and all costs and expenses associated with the transfer of the Diligence Files shall be payable as part of the costs and expenses associated with the transfer of its responsibilities upon the resignation or removal of the Certificate Administrator pursuant to Section 8.07. Following the date on which any Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust, the Special Servicer may (but shall not be obligated to) direct the Certificate Administrator in writing to delete the Diligence File related to such Mortgage Loan from the Secure Data Room; provided that absent such direction, the Certificate Administrator shall not be obligated to delete any Diligence File from the Secure Data Room. Following the termination of the Trust pursuant to Section 9.01, the Certificate Administrator shall be permitted to delete all files from the Secure Data Room. Upon deletion, in no event shall the Certificate Administrator be obligated to reproduce or retrieve such deleted files.

Article V

THE CERTIFICATES

Section 5.01              The Certificates. (a)  The Certificates consist of the Class [A-1] Certificates, the Class [A-2] Certificates, the Class [A-3] Certificates, the Class [A-4] Certificates, the Class [A-AB] Certificates, the Class [X-A] Certificates, the Class [A-S] Certificates, the Class [B] Certificates, the Class [EC] Certificates, the Class [C] Certificates, the Class [D] Certificates, the Class [E] Certificates, the Class [F] Certificates, the Class [G] Certificates, the Class [H] Certificates, the Class [ARD] Certificates, the Class [VRR] Certificates and the Class [R] Certificates.

Each Class of Certificates will be substantially in the forms annexed hereto as Exhibits A-1 through A-19 respectively, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement or as may, in the reasonable judgment of the Certificate Registrar, be necessary, appropriate or convenient to comply, or facilitate compliance, with applicable laws, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required by law, or as may, consistently herewith, be determined by the officers executing such Certificates, as evidenced by their execution thereof. The Class [LOAN-SPECIFIC] Certificates will be issued in minimum denominations of $100,000 and integral multiples of $1 in excess of $100,000. The Public Certificates (other than the Class [X-A] Certificates) shall be issued in minimum denominations of $10,000 and integral multiples of $1 in excess thereof. However, in connection with an exchange of Class [A-S], Class [B] and Class [C] Certificates for Class [EC] Certificates and vice versa, each of the Class [A-S], Class [B], and Class [C] Certificates exchanged (whether surrendered or received) in such exchange shall be in denominations of at least $10,000 initial Certificate Balance, and the Class [EC] Certificates exchanged shall equal the aggregate Certificate Balance of the Class [A-S], Class [B] and Class [C] Certificates being exchanged therefor (i.e., in excess of $30,000 initial Certificate Balance). The Private

Certificates (other than Class [ARD] and Class [R] Certificates and the VRR Interest) shall be issued in minimum denominations of $100,000 and integral multiples of $1 in excess thereof. [The Class VRR Certificates shall be issued in minimum denominations of $100,000 and integral multiples of $0.01 in excess thereof.] The Class [X-A] Certificates shall be issued, maintained and transferred only in minimum denominations of an authorized initial notional amount of not less than $1,000,000 and in integral multiples of $1 in excess thereof. If the initial Certificate Balance or initial Notional Amount, as applicable, of any Class of Certificates (exclusive of the Class [ARD] and Class [R] Certificates) does not equal an integral multiple of $1, then a single additional Certificate of such Class may be issued in a minimum denomination of authorized initial Certificate Balance or initial Notional Amount, as applicable, that includes the excess of (i) the initial Certificate Balance or initial Notional Amount, as applicable, of such Class over (ii) the largest integral multiple of $1 that does not exceed such amount. The Class [R] Certificates shall be issued, maintained and transferred in minimum percentage interests of 10% of such Class [R] Certificates and in integral multiples of 1% in excess thereof. The Class [ARD] Certificates shall be issued, maintained and transferred in minimum percentage interests of 10% of such Class [ARD] Certificates and in integral multiples of 1% in excess thereof.

(b)                   One authorized signatory shall sign the Certificates for the Certificate Administrator by manual or facsimile signature. If an authorized signatory whose signature is on a Certificate no longer holds that office at the time the Certificate Administrator countersigns the Certificate, the Certificate shall be valid nevertheless. A Certificate shall not be valid until an authorized signatory of the Certificate Administrator (who may be the same officer who executed the Certificate) manually countersigns the Certificate. The signature shall be conclusive evidence that the Certificate has been executed and countersigned under this Agreement.

Section 5.02              Form and Registration.

(a)                    Each Class of Public Certificates shall be represented by a single, global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto, which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository. The aggregate Certificate Balance of a Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

(b)                 Unless and until Definitive Certificates are issued in respect of a Class of Global Certificates, beneficial ownership interests in such Certificates will be maintained and transferred on the book-entry records of the Depository and Depository Participants, and all references to actions by Holders of such Class of Certificates will refer to action taken by the Depository upon instructions received from the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures and, except as otherwise set forth herein, all references herein to payments, notices, reports and statements to Holders of such Class of Certificates will refer to payments, notices, reports and statements to the Depository or its nominee as the registered Holder thereof, for distribution to the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures.

(c)                 No transfer of any Private Certificate shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification. If a transfer is to be made in reliance upon an exemption from the Securities Act, and under the applicable state securities laws, then:

(i)                                        The Certificates of each Class of the Private Certificates (other than the Risk Retention Certificates, the Class [ARD] and Class [R] Certificates) sold in offshore transactions in reliance on Regulation S under the Act shall initially be represented by a temporary global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each a “Temporary Regulation S Global Certificate”), which shall be deposited on the Closing Date on behalf of the purchasers of the Private Certificates represented thereby with the Certificate Registrar, at its principal trust office, as custodian, for the Depository, and registered in the name of the Depository or the nominee of the Depository for the account of designated agents holding on behalf of Euroclear and/or Clearstream. Prior to the expiration of the 40-day period commencing on the later of the commencement of the offering and the Closing Date (the “Restricted Period”), beneficial interests in each Temporary Regulation S Global Certificate may be held only through Euroclear or Clearstream. After the expiration of the Restricted Period, a beneficial interest in a Temporary Regulation S Global Certificate may be exchanged for an interest in the related permanent global certificate of the same Class of Private Certificates (a “Regulation S Global Certificate”) in the applicable form set forth as an exhibit hereto in accordance with the procedures set forth in Section 5.03(f) of this Agreement. During the Restricted Period, distributions due in respect of a beneficial interest in a Temporary Regulation S Global Certificate shall only be made upon delivery to the Certificate Registrar by Euroclear or Clearstream, as applicable, of a Non-U.S. Certificate Ownership Certification. After the expiration of the Restricted Period, distributions due in respect of any beneficial interests in a Temporary Regulation S Global Certificate shall not be made to the holders of such beneficial interests unless exchange for a beneficial interest in the Regulation S Global Certificate of the same Class is improperly withheld or refused. The aggregate Certificate Balance of a Temporary Regulation S Global Certificate or a Regulation S Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

On the Closing Date, the Certificate Administrator shall execute, the Authenticating Agent shall authenticate, and the Certificate Administrator shall deliver to the Certificate Registrar the Regulation S Global Certificates, which shall be held by the Certificate Registrar for purposes of effecting the exchanges contemplated by the preceding paragraph.

The Class [LOAN-SPECIFIC] Certificates shall not be offered in Offshore Transactions in reliance on Regulation S under the Act.

(ii)                       The Certificates of each Class of Private Certificates (other than the Risk Retention Certificates, the Class [ARD] and Class [R] Certificates) offered and sold to Qualified Institutional Buyers in reliance on Rule 144A shall be represented by a single, global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each, a “Rule 144A Global Certificate”), which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository. The aggregate Certificate Balance of a Rule 144A Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided. The Class [LOAN-SPECIFIC] Certificates may only be offered and sold to Qualified Institutional Buyers in reliance on Rule 144A.

(iii)                 The Certificates of each Class of Private Certificates offered and sold in the United States to investors that are Institutional Accredited Investors that are not Qualified Institutional Buyers, the Risk Retention Certificates (during the RR Interest Transfer Restriction Period), the Class [ARD] Certificates and the Class [R] Certificates (collectively, the “Non-Book Entry Certificates”) shall be in the form of Definitive Certificates, substantially in the applicable form set forth as an exhibit hereto, and shall be registered in the name of such investors or their nominees by the Certificate Registrar who shall deliver the certificates for such Non-Book Entry Certificates to the respective beneficial owners or owners. The Class [LOAN-SPECIFIC] Certificates shall not be offered, sold or transferred to investors that are Institutional Accredited Investors who are not also Qualified Institutional Buyers.

(d)               Owners of beneficial interests in Global Certificates of any Class shall not be entitled to receive physical delivery of certificated Certificates unless: (i) the Depository advises the Certificate Registrar in writing that the Depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the Global Certificates of such Class or ceases to be a Clearing Agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Holders of such Class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such Class; or (iii) in the case of a Private Certificate, all of the applicable requirements of Section 5.03 of this Agreement are satisfied; provided, however, that under no circumstances will certificated Private Certificates be issued to beneficial owners of a Temporary Regulation S Global Certificate. Upon notice of the occurrence of any of the events described in clause (i) or (ii) above with respect to any Certificates of a Class that are in the form of Global Certificates and upon surrender by the Depository of any Global Certificate of such Class and receipt from the Depository of instructions for reregistration, the Certificate Registrar shall issue Certificates of such Class in the form of Definitive Certificates (bearing, in the case of a Definitive Certificate issued for a Rule 144A Global Certificate, the same legends regarding transfer restrictions borne by such Global Certificate), and thereafter the Certificate Registrar shall recognize the holders of such Definitive Certificates as Certificateholders under this Agreement.

(e)               If any Certificate Owner wishes to transfer its interest in a Rule 144A Global Certificate to an Institutional Accredited Investor that is not a Qualified Institutional Buyer, or wishes to transfer its interest in a Regulation S Global Certificate to a “U.S. person” (as that term is defined in Rule 902(k) under the Securities Act) that is an Institutional Accredited Investor but not a Qualified Institutional Buyer, then the transferee shall take delivery in the form of a Non-Book Entry Certificate, subject to the restrictions on the transfer of such Non-Book Entry Certificate in Section 5.03(h) of this Agreement. No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer complies with the provisions of Section 5.03(h) of this Agreement applicable to transfers of Non-Book Entry Certificates. Upon acceptance for exchange or transfer of a beneficial interest in a Global Certificate for a Non-Book Entry Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Global Certificate (or on a continuation of such schedule affixed to such Global Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the denomination of such Global Certificate equal to the denomination of such Non-Book Entry Certificate issued in exchange therefor or upon transfer thereof.

(f)                   During the RR Interest Transfer Restriction Period, any Risk Retention Certificate shall only be held as a Definitive Certificate in the Retained Interest Safekeeping Account by the Certificate Administrator (and each Retaining Party’s respective interest shall be tracked in the form of an entry in the Certificate Administrator’s trust accounting system under the Retained Interest Safekeeping Account), for the benefit of the Holder of the related Certificate. The Certificate Administrator shall hold each Risk Retention Certificate in safekeeping and shall release the same only upon receipt of a written direction signed by each of the Depositor, the Retaining Sponsor and the Holder of such Certificate, and in accordance with any authentication procedures as may be utilized by the Certificate Administrator and in accordance with this Agreement. There shall be, and hereby is, established by the Certificate Administrator an account which will be designated the “Retained Interest Safekeeping Account” and into which each Risk Retention Certificate shall be held and which shall be governed by and subject to this Agreement. In addition, on and after the date hereof, the Certificate Administrator may establish any number of subaccounts to the Retained Interest Safekeeping Account for each Retaining Party. Each Risk Retention Certificate to be delivered in physical form to the Certificate Administrator shall be delivered as set forth herein. Upon receipt by the Certificate Administrator of any Risk Retention Certificate in connection with the initial issuance thereof and, for so long as the Risk Retention Certificates are held in the Retained Interest Safekeeping Account by the Certificate Administrator pursuant to this Agreement, upon any transfer or exchange pursuant to this Article V of any Risk Retention Certificate, the Certificate Administrator shall deliver to the related Retaining Party a receipt in the form set forth in Exhibit MM. No amounts distributable with respect to any Risk Retention Certificate shall be remitted to the Retained Interest Safekeeping Account, but instead shall be remitted directly to the applicable Retaining Party in accordance with written instructions provided separately on the Closing Date (and any updates to such written instructions provided from time to time) by such Retaining Party to the Certificate Administrator. Under no circumstances by virtue of safekeeping any Risk Retention Certificate shall the Certificate Administrator be obligated to bring legal action or institute proceedings against any Person on behalf of any Retaining Party. During the RR Interest Transfer Restriction Period and for such longer time as the related Retaining Party may request, the Certificate Administrator shall hold each individual Risk

Retention Certificate at the below location, or any other location; provided the Certificate Administrator has given notice to the Depositor, the Retaining Sponsor and each Retaining Party of such new location:

[____________]

The Certificate Administrator shall make available to each Retaining Party its account information as mutually agreed upon by the Certificate Administrator and each respective Retaining Party, and in accordance with the Certificate Administrator’s policies and procedures. Any transfer of a Risk Retention Certificate shall be subject to this Article V. During the RR Interest Transfer Restriction Period, unless the Retaining Sponsor and the Depositor otherwise consent in writing, the Certificate Administrator shall not permit any Person to copy (other than for internal purposes), and shall not itself provide to any Person copies of, the executed Risk Retention Certificates held by it in the Retained Interest Safekeeping Account.

(g)                   To the extent that the aggregate value and/or principal balance of the RR Interest is in excess of the amount or percentage of risk retention required pursuant to Regulation RR, such excess portion of the RR Interest shall nevertheless be deemed to be subject to the requirements of Regulation RR and any Risk Retention Certificate or Uncertificated VRR Interest evidencing such excess portion of the RR Interest shall be subject to all of the provisions in this Agreement applicable to the RR Interest, including, without limitation, the provisions of this Article V.

Section 5.03              Registration of Transfer and Exchange of Certificates.

(a)                  The Certificate Administrator shall keep or cause to be kept at its principal offices books (the “Certificate Register”) in which, subject to such reasonable regulations as it may prescribe, the Certificate Administrator shall provide for the registration of Certificates and the Uncertificated VRR Interest and of transfers and exchanges of Certificates and the Uncertificated VRR Interest as herein provided (the Certificate Administrator, in such capacity, being the “Certificate Registrar”). In such capacities, the Certificate Administrator shall be responsible for, among other things, (i) maintaining the Certificate Register and a record of the aggregate holdings of Certificates of each Class of Private Certificates represented by a Temporary Regulation S Global Certificate, a Regulation S Global Certificate and a Rule 144A Global Certificate and accepting Certificates for exchange and registration of transfer, (ii) registering transfers and pledges of Uncertificated VRR Interest and (iii) transmitting to the Depositor, the Master Servicer and the Special Servicer any notices from the Certificateholders and the Uncertificated VRR Interest Owner. In its capacity as Certificate Registrar, the Certificate Administrator shall be responsible for, among other things, holding the Risk Retention Certificates as Definitive Certificates on behalf of each Holder of such Certificates in accordance with Section 5.02(f).

(b)                  Subject to the restrictions on transfer set forth in this Article V, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

(c)                                    Rule 144A Global Certificate to Temporary Regulation S Global Certificate. If a holder of a beneficial interest in the Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time during the Restricted Period to exchange its interest in such Rule 144A Global Certificate for an interest in the Temporary Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global Certificate to an institution that is required to take delivery thereof in the form of an interest in the Temporary Regulation S Global Certificate of the same Class, such holder may, subject to the rules and procedures of the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in such Temporary Regulation S Global Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.11 of this Agreement, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit, or cause to be credited, a beneficial interest in the Temporary Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the Euroclear or Clearstream account to be credited with such increase and the name of such account and (3) a certificate in the form of Exhibit E to this Agreement given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Certificates and pursuant to and in accordance with Regulation S, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Temporary Regulation S Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions (who shall be the agent member of Euroclear or Clearstream, or both) a beneficial interest in the Temporary Regulation S Global Certificate equal to the reduction in the Certificate Balance of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(d)                   Rule 144A Global Certificate to Regulation S Global Certificate. If a holder of a beneficial interest in the Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time following the Restricted Period to exchange its interest in such Rule 144A Global Certificate for an interest in the Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global Certificate to an institution that is required to take delivery thereof in the form of an interest in a Regulation S Global Certificate, such holder may, subject to the rules and procedures of the Depository, exchange, or cause the exchange of, such interest for an equivalent beneficial interest in such Regulation S Global Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.11 of this Agreement, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited a beneficial interest in the Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with such increase and (3) a certificate in the form of Exhibit F to this Agreement given by the holder of such beneficial interest, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Regulation S Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Certificate equal to the reduction in the Certificate Balance of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(e)               Temporary Regulation S Global Certificate or Regulation S Global Certificate to Rule 144A Global Certificate. If a holder of a beneficial interest in a Temporary Regulation S Global Certificate or Regulation S Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate for an interest in the Rule 144A Global Certificate of the same Class, or to transfer its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate to a Person who is required to take delivery thereof in the form of an interest in the Rule 144A Global Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, as the case may be, and the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in the Rule 144A Global Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.11 of this Agreement, of (1) instructions from Euroclear or Clearstream, if applicable, and the Depository, directing the Certificate Registrar, as registrar, to credit or cause to be credited a beneficial interest in the Rule 144A Global Certificate equal to the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase, (2) with respect to a transfer of an interest in the Regulation S Global Certificate, information regarding the participant account of the Depository to be debited with such decrease and (3) with respect to a transfer of an interest in the Temporary Regulation S Global Certificate (but not the Regulation S Global Certificate) for an interest in the Rule 144A Global Certificate at any time during the Restricted Period, a certificate in the form of Exhibit G to this Agreement given by the holder of such beneficial interest and stating that the Person transferring such interest in the Temporary Regulation S Global Certificate reasonably believes that the Person acquiring such interest in the Rule 144A Global Certificate is a Qualified Institutional Buyer and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Temporary Regulation S Global Certificate or Regulation S Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Rule 144A Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, and the Certificate Registrar shall instruct the Depository, concurrently with such reduction, to credit, or cause to be credited, to the account of the Person specified in such instructions, a beneficial interest in the Rule 144A Global Certificate equal to the reduction in the Certificate Balance of the Temporary Regulation S

Global Certificate or Regulation S Global Certificate and to debit, or cause to be debited, from the account of the Person making such transfer the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate that is being transferred.

(f)                Temporary Regulation S Global Certificate to Regulation S Global Certificate. Interests in a Temporary Regulation S Global Certificate as to which the Certificate Registrar has received from Euroclear or Clearstream, as the case may be, a certificate (a “Non-U.S. Certificate Ownership Certification”) to the effect that Euroclear or Clearstream, as applicable, has received a certificate substantially in the form of Exhibit H to this Agreement from the holder of a beneficial interest in such Temporary Regulation S Global Certificate, shall be exchanged after the Restricted Period, for interests in the Regulation S Global Certificate of the same Class of Private Certificates. The Certificate Registrar shall effect such exchange by delivering to the Depository for credit to the respective accounts of such holders, a duly executed and authenticated Regulation S Global Certificate, representing the aggregate Certificate Balance of interests in the Temporary Regulation S Global Certificate initially exchanged for interests in the Regulation S Global Certificate. The delivery to the Certificate Registrar by Euroclear or Clearstream of the certificate or certificates referred to above may be relied upon by the Depositor and the Certificate Registrar as conclusive evidence that the certificate or certificates referred to therein has or have been delivered to Euroclear or Clearstream pursuant to the terms of this Agreement and the Temporary Regulation S Global Certificate. Upon any exchange of interests in the Temporary Regulation S Global Certificate for interests in the Regulation S Global Certificate, the Certificate Registrar shall endorse the Temporary Regulation S Global Certificate to reflect the reduction in the Certificate Balance represented thereby by the amount so exchanged and shall endorse the Regulation S Global Certificate to reflect the corresponding increase in the amount represented thereby. Until so exchanged in full and except as provided therein, the Temporary Regulation S Global Certificate, and the Certificates evidenced thereby, shall in all respects be entitled to the same benefits under this Agreement as the Regulation S Global Certificate and Rule 144A Global Certificate authenticated and delivered hereunder.

(g)               Non-Book Entry Certificate to Global Certificate. If a holder of a Non-Book Entry Certificate that is a Private Certificate (other than any Risk Retention Certificate during the RR Interest Transfer Restriction Period, a Class [ARD] or Class [R] Certificate) wishes at any time to exchange its interest in such Non-Book Entry Certificate for an interest in a Global Certificate of the same Class, or to transfer all or part of such Non-Book Entry Certificate to an institution that is entitled to take delivery thereof in the form of an interest in a Global Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, if applicable, and the Depository, cause the exchange of all or part of such Non-Book Entry Certificate for an equivalent beneficial interest in the appropriate Global Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.11 of this Agreement, of (1) such Non-Book Entry Certificate, duly endorsed as provided herein, (2) instructions from such holder directing the Certificate Registrar, as registrar, to credit, or cause to be credited, a beneficial interest in the applicable Global Certificate equal to the portion of the Certificate Balance of the Non-Book Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase and (3) a certificate in the form of Exhibit I to this Agreement (in the event that the applicable Global Certificate is the Temporary Regulation S Global Certificate), in the form of Exhibit J to this Agreement (in the event that the applicable

Global Certificate is the Regulation S Global Certificate) or in the form of Exhibit K to this Agreement (in the event that the applicable Global Certificate is the Rule 144A Global Certificate), then the Certificate Registrar, as registrar, shall cancel, or cause to be canceled, all or part of such Non-Book Entry Certificate, and shall, if applicable, direct the Certificate Administrator to execute, authenticate and deliver to the transferor a new Non-Book Entry Certificate equal to the aggregate Certificate Balance of the portion retained by such transferor and shall instruct the Depository to increase, or cause to be increased, such Global Certificate by the aggregate Certificate Balance of the portion of the Non-Book Entry Certificate to be exchanged and to credit, or cause to be credited, to the account of the institution specified in such instructions a beneficial interest in the applicable Global Certificate equal to the Certificate Balance of the portion of the Non-Book Entry Certificate so canceled.

(h)               Exchanges of Non-Book Entry Certificates. If a holder of a Rule 144A Global Certificate, Regulation S Global Certificate or Non-Book Entry Certificate (other than a Public Certificate) wishes at any time to transfer its interest in such Rule 144A Global Certificate, Regulation S Global Certificate or Non-Book Entry Certificate to a Person who is required to take delivery thereof in the form of a Non-Book Entry Certificate, then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon): (i) a certificate from the proposed transferor substantially in the form attached as Exhibit L-2B to this Agreement, (ii) an investment representation letter from the proposed transferee substantially in the form attached as Exhibit L-4 to this Agreement; and (iii) if required by the Certificate Registrar, an opinion of counsel satisfactory to the Certificate Registrar to the effect that such transfer shall be made without registration under the Securities Act, together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or the proposed transferee on which such opinion of counsel is based (such opinion of counsel shall not be an expense of the Trust or of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or the Certificate Registrar in their respective capacities as such).

(i)                 Transfers of Risk Retention Certificates. At all times during the RR Interest Transfer Restriction Period, if a transfer of any Risk Retention Certificate is to be made (i) a certification from such Certificateholder’s prospective Transferee substantially in the form attached hereto as Exhibit L-5A (in the case of a transfer of Class VRR Certificates) or Exhibit L-5B (in the case of a transfer of Certificates constituting the HRR Interest), which such certification must be countersigned by the applicable Retaining Party, the Retaining Sponsor (if different than the Retaining Party) and, except in the case of Certificates constituting the HRR Interest, the Depositor with a medallion stamp guarantee of such Retaining Party, and (ii) a certification from the Certificateholder desiring to effect such transfer substantially in the form attached hereto as Exhibit L-6A (in the case of a transfer of Class VRR Certificates) or Exhibit L-6B (in the case of a transfer of Certificates constituting the HRR Interest), which such certification must be countersigned by the applicable Retaining Party (if different than the transferor), the Retaining Sponsor (if different than the Retaining Party) and, except in the case of Certificates constituting the HRR Interest, the Depositor with a medallion stamp guarantee of the such Retaining Party. Upon receipt of the foregoing certifications, the Certificate Registrar shall, subject to Section 5.02(f), Section 5.03(a), Section 5.03(h), the following provisions of this Section 5.03(i), and Section 5.03(n), reflect such Risk Retention Certificate in the name of the prospective Transferee. In no event shall a Risk Retention Certificate be held as a Global

Certificate during the RR Interest Transfer Restriction Period. In connection with each transfer of a Risk Retention Certificate after the Closing Date, the transferor of such Certificate shall pay to the Certificate Administrator a transfer fee of $5,000 (together with any other expenses related to such transfer (including fees charged by the Depository, if applicable)) and such fee and expenses must be received by the Certificate Administrator prior to the transfer date or the Certificate Administrator shall not be required to complete the requested transfer.

(j)                 Other Exchanges. In the event that a Global Certificate is exchanged for a Definitive Certificate (other than as otherwise set forth in Section 5.02(d) of this Agreement), such Certificates may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (c) through (f), (h) and (j) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Act, at the case may be) and such other procedures as may from time to time be adopted by the Certificate Registrar.

(k)               Restricted Period. Prior to the termination of the Restricted Period with respect to the issuance of the Certificates, transfers of interests in the Temporary Regulation S Global Certificate to U.S. persons (as defined in Regulation S) shall be limited to transfers made pursuant to the provisions of clause (e) above.

(l)                 If Private Certificates are issued upon the transfer, exchange or replacement of Certificates bearing a restrictive legend relating to compliance with the Act, or if a request is made to remove such legend on Certificates, the Private Certificates so issued shall bear the restrictive legend, or such legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an Opinion of Counsel that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A, Rule 144 or Regulation S under the Act, Regulation RR or, with respect to Non-Book Entry Certificates, that such Certificates are not “restricted” within the meaning of Rule 144 under the Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall authenticate and deliver Certificates that do not bear such legend.

(m)             All Certificates surrendered for registration of transfer and exchange shall be canceled and subsequently destroyed by the Certificate Registrar in accordance with the Certificate Registrar’s customary procedures.

(n)               No Class [VRR] Certificate (if it is not an ERISA Restricted Certificate covered by the next sentence), Uncertificated VRR Interest, Class [ARD] Certificate or Class [R] Certificate may be purchased by or transferred to any prospective purchaser or transferee that is or will be (i) an employee benefit plan or other plan subject to the fiduciary responsibility or prohibited transaction provisions of ERISA or Code Section 4975 (each, a “Plan”), or (ii) any entity or collective investment fund the assets of which are considered Plan assets under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA, or Similar Law (as defined below), an insurance company that is using the assets of separate accounts or general accounts which include Plan assets (or which are deemed to include assets of Plans) or other Person acting on behalf of any such Plan or using the assets of a Plan (each, a “Plan Investor”) to purchase such Certificate or the Uncertificated VRR Interest. In addition, no

ERISA Restricted Certificate or interest therein may be purchased by or transferred to any prospective purchaser or transferee that is or will be a Plan or Plan Investor, unless (i) such purchaser or transferee is an insurance company, (ii) the source of funds used to acquire or hold such ERISA Restricted Certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60, and (iii) the conditions in Sections I and III of PTCE 95-60 have been satisfied. Furthermore, no ERISA Restricted Certificate, Class [VRR] Certificate (regardless of whether it is an ERISA Restricted Certificate), Uncertificated VRR Interest, Class [ARD] Certificate or Class [R] Certificate or interest therein may be purchased by or transferred to any prospective purchaser or transferee that is or will be a governmental plan (as defined in Section 3(32) of ERISA) or other plan that is subject to any federal, state or local law that is, to a material extent, similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or Code Section 4975 (“Similar Law”), or to any Person acting on behalf of any such plan or using the assets of such plan to acquire such Certificate or interest therein unless, in the case of an ERISA Restricted Certificate, its acquisition, holding and disposition of such Certificate or an interest therein would not constitute or otherwise result in a non-exempt violation of Similar Law. Except in connection with the transfer or deemed transfer thereof by the Depositor, an Initial Purchaser or, if occurring on the Closing Date, the Retaining Sponsor, each prospective transferee of an ERISA Restricted Certificate, a Class [VRR] Certificate (regardless of whether it is an ERISA Restricted Certificate), a Class [ARD] Certificate or a Class [R] Certificate the form of a Non-Book Entry Certificate or the Uncertificated VRR Interest shall deliver to the transferor, the Depositor, the Certificate Registrar, the Certificate Administrator and the Trustee representation letters, substantially in the form of Exhibit L-3 and, except in the case of the Uncertificated VRR Interest, Exhibit L-4 to this Agreement. Each beneficial owner of a Certificate (other than a Class [ARD] or Class [R] Certificate) or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Certificate or interest therein, that either (i) it is not a Plan or Plan Investor, (ii) except in the case of an ERISA Restricted Certificate or a Class [VRR] Certificate (regardless of whether it is an ERISA Restricted Certificate), it has acquired and is holding the Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Certificates must be rated, at the time of purchase, not lower than “[___]” (or its equivalent) by a rating agency that meets the requirements of the Underwriter Exemption and that such Certificate is so rated and that it is an Institutional Accredited Investor or (iii) [except in the case of a Class [VRR] Certificate (unless it is being sold or transferred through Citigroup Global Markets Inc. or [OTHER UNDERWRITERS]), (1) it is an insurance company, (2) the source of funds used to acquire or hold the Certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied. Each beneficial owner of a Certificate or an interest therein which is a governmental plan or other plan subject to Similar Law shall be deemed to have represented, by virtue of its acquisition or holding of such Certificate or interest therein that the acquisition, holding and disposition of such Certificate or an interest therein by the purchaser will not constitute or otherwise result in a non-exempt violation of Similar Law. Any attempted or purported transfer in violation of these transfer restrictions shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable Certificates.

(o)               (i) The Depositor hereby directs the Certificate Administrator to register the Uncertificated VRR Interest, upon issuance, in the Certificate Register in the name of [_______]. No Person shall be permitted to own, directly or indirectly, any interest in the Uncertificated VRR Interest other than (i) [______] or one of its Majority Owned Affiliates that is not a Non-Exempt Person or (ii) a Person that provides financing permitted under Regulation RR (a “Permitted Lender”) to [________] or such Majority Owned Affiliate; provided, further, that if such financing is provided by the Permitted Lender in a repurchase transaction, [_______] or such Majority-Owned Affiliate of [______] may transfer its interest in the Uncertificated VRR Interest to the Permitted Lender so long as [_______] or such Majority-Owned Affiliate is obligated to repurchase such interest in the Uncertificated VRR Interest pursuant to the terms of the related financing documents. The Uncertificated VRR Interest Owner, if it wishes to transfer the Uncertificated VRR Interest, shall notify the Certificate Administrator in writing of such transfer and identify the new Uncertificated VRR Interest Owner. The Certificate Administrator shall register the ownership of the Uncertificated VRR Interest on the Certificate Register. Any transfer of the Uncertificated VRR Interest (including to a Majority Owned Affiliate) shall be null and void ab initio to the extent permitted under applicable law unless all of the following is provided to the Certificate Administrator: (i) a written instrument whereby the transferor of the Uncertificated VRR Interest assigns, and the transferee of the Uncertificated VRR Interest assumes, all rights and obligations in connection with the Uncertificated VRR Interest under this Agreement; (ii) the transferor of the Uncertificated VRR Interest has executed and delivered to the Certificate Administrator a certification in the form of Exhibit L-7B hereto, which certification must (x) be countersigned by the applicable Retaining Party (if different than the transferor), the Retaining Sponsor and the Depositor and (y) include a medallion stamp guarantee of such Retaining Party; and (iii) the transferee of the Uncertificated VRR Interest has executed and delivered to the Certificate Administrator a certification in the form of Exhibit L-7A hereto, which certification must (x) be countersigned by the applicable Retaining Party, the Retaining Sponsor and the Depositor, (y) include a medallion stamp guarantee of such Retaining Party and (z) include wiring instructions and contact information for such transferee. Notwithstanding anything else in this Agreement to the contrary, no Person shall have any rights hereunder with respect to the Uncertificated VRR Interest unless (i) such Person is [_______], or (ii) in the case of any Majority Owned Affiliate of [_______], such Person is identified in writing to the Certificate Administrator as being the Uncertificated VRR Interest Owner, or (iii) in the case of any subsequent transferee, such Person is identified as being the Uncertificated VRR Interest Owner on the ownership registry. The Certificate Administrator, the other parties to this Agreement and the Certificateholders shall be entitled to treat the Uncertificated VRR Interest Owner (in the case of any subsequent Uncertificated VRR Interest Owner, as recorded on such ownership registry) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in the Uncertificated VRR Interest on the part of any other Person. Any transfer of an interest in the Uncertificated VRR Interest that is not in compliance with this Section 5.03(o)(i) or Section 5.03(n) shall be null and void ab initio to the extent permitted under applicable law.

(ii)              [_______] and any subsequent Uncertificated VRR Interest Owner shall be deemed by virtue of its acceptance of the Uncertificated VRR Interest to represent to the Trust and the Certificate Administrator (for the benefit of the borrowers) that it is not a Non-Exempt Person. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of the Agreement, the Uncertificated VRR Interest Owner shall deliver to the Certificate Administrator evidence satisfactory to the Certificate Administrator substantiating that it is not a Non-Exempt Person and that the Certificate Administrator is not obligated under applicable law to withhold taxes on sums paid to it with respect to the Mortgage Loans or otherwise under this Agreement. Without limiting the effect of the foregoing, (a) if the Uncertificated VRR Interest Owner is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Certificate Administrator an Internal Revenue Service Form W-9 and (b) if the Uncertificated VRR Interest Owner is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the borrowers is treated for United States income tax purposes as derived in whole or part from sources within the United States, the Uncertificated VRR Interest Owner shall satisfy the requirements of the preceding sentence by furnishing to the Certificate Administrator an Internal Revenue Service Form W-8ECI, Form W-8IMY (with appropriate attachments), Form W-8BEN-E or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by the Uncertificated VRR Interest Owner, as evidence of the Uncertificated VRR Interest Owner’s exemption from the withholding of United States tax with respect thereto. The Certificate Administrator shall not be obligated to make any payment hereunder to the Uncertificated VRR Interest Owner in respect of the Uncertificated VRR Interest or otherwise until the Uncertificated VRR Interest Owner shall have furnished to the Certificate Administrator the forms, certificates, statements or documents required by this Section 5.03(o)(ii).

(p)               Each Person who has or acquires any Residual Ownership Interest shall be deemed by the acceptance or acquisition of such Residual Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Residual Ownership Interest are expressly subject to the following provisions:

(i)                           Each Person acquiring or holding any Residual Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Residual Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Residual Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.03(o) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void ab initio and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Residual Ownership Interest as soon and as fully as possible.

(ii)                      No Residual Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto.

In connection with any proposed Transfer of any Residual Ownership Interest, other than in connection with the initial Transfer thereof to the Initial Purchasers, the Certificate Registrar shall, as a condition to such consent, (x) require the proposed transferee to deliver, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor, an affidavit in substantially the form attached as Exhibit L-1 to this Agreement (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (1) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (2) the proposed transferee understands that, as the holder of a Residual Ownership Interest, it may incur tax liabilities in excess of cash flows generated by the residual interest, (3) the proposed transferee intends to pay taxes associated with holding the Residual Ownership Interest as they become due, (4) the proposed transferee will not cause income with respect to the Residual Ownership Interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such proposed transferee or any other U.S. Tax Person, (5) the proposed transferee will not transfer the Residual Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, and (6) the proposed transferee expressly agrees to be bound by and to comply with the provisions of this Section 5.03(o) and (y) other than in connection with the initial issuance of a Class [R] Certificate or the Transfer of any Class [R] Certificate by any Initial Purchaser in connection with the initial offering of the Certificates, require a statement from the proposed transferor substantially in the form attached as Exhibit L-2A to this Agreement (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in the preceding clauses (x)(B)(1) or (3) are false.

(iii)                   Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (o)(ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee. Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Residual Ownership Interest or such agent, the Certificate Registrar and the Certificate Administrator agree to furnish to the IRS and the transferor of such Residual Ownership Interest or such agent such information necessary to the application of Code Section 860E(e) as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class [R] Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar, the Certificate Registrar may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, such Persons shall in no event be excused from furnishing such information.

(iv)                The Class [R] Certificates may only be represented by Definitive Certificates and may only be transferred to and owned by Qualified Institutional Buyers.

(v)                   The Class [ARD] Certificates may only be represented by Definitive Certificates and may only be transferred to and owned by Qualified Institutional Buyers or Institutional Accredited Investors.

(q)                 Any attempted or purported transfer in violation of the transfer restrictions set forth in this Article V shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable Certificates.

Section 5.04              Mutilated, Destroyed, Lost or Stolen Certificates. If (a) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Certificate Registrar, the Trustee and the Certificate Administrator such security or indemnity as may be required by it to save it harmless, then, in the absence of actual notice that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall direct the Certificate Administrator to execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and interest in the Trust Fund. In connection with the issuance of any new Certificate under this Section 5.04, the Certificate Registrar and the Certificate Administrator may require the payment of a sum sufficient to cover any expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.04 shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.05              Persons Deemed Owners. The Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and neither the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator, the Certificate Registrar, nor any agent of any of them shall be affected by any notice to the contrary; provided, however, that to the extent that a party to this Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders has been provided an Investor Certification, such party to this Agreement shall distribute such report, statement or other information to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Section 5.06              Appointment of Paying Agent. The Certificate Administrator may appoint (and, if it does not so appoint, shall act as) a paying agent for the purpose of making distributions to Certificateholders and the Uncertificated VRR Interest Owner pursuant to Section 4.01 of this Agreement. The Certificate Administrator shall cause such Paying Agent, if other than the Certificate Administrator or the Master Servicer, to execute and deliver to the Master Servicer and the Certificate Administrator an instrument that is consistent in all material respects with this Agreement and in which such Paying Agent shall agree with the Master Servicer and the Certificate Administrator that such Paying Agent will hold all sums held by it for the payment to Certificateholders and the Uncertificated VRR Interest Owner in trust for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner entitled thereto until such sums have been paid to the Certificateholders and the Uncertificated VRR Interest Owner or disposed of as otherwise provided herein. The initial Paying Agent shall be the Certificate Administrator. The Paying Agent shall at all times be an entity having a long-term unsecured debt rating of at least “[___]” by [RA5] and “[___]” by [RA1], or shall be otherwise acceptable to each Rating Agency.

Section 5.07              Access to Certificateholders’ Names and Addresses; Special Notices.

(a)                 The Certificate Registrar shall maintain in as current form as is reasonably practicable the most recent list available to it of the names and addresses of the Certificateholders. If any Certificateholder or Certificate Owner (a “Certifying Certificateholder”) that has delivered an executed certification as contemplated by Section 5.07(c) reflecting the appropriate information to the Certificate Administrator at [_______________] (i) requests in writing from the Certificate Registrar a list of the names and addresses of Certificateholders, (ii) states that such Certifying Certificateholder desires to communicate with other Certificateholders and Certificate Owners with respect to its rights under this Agreement or under the Certificates and (iii) provides a copy of the communication which Certifying Certificateholder proposes to transmit, then the Certificate Registrar shall, within ten (10) Business Days after the receipt of such request (a “Communication Request”), furnish such Certifying Certificateholder (at such Certifying Certificateholder’s sole cost and expense) a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the Certificate Register. Every Certificateholder, by receiving and holding a Certificate, agrees that the Certificate Registrar shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which information was derived. The Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor and the Depositor shall be entitled to a list of the names and addresses of Certificateholders from time to time upon request therefor.

(b)               The Certificate Administrator shall include in any Form 10-D any written request received in accordance with Section 5.07(a) prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of this Agreement. Any Form 10-D containing such disclosure (a “Special Notice”) regarding the request to communicate shall include the following and no more than the following (a) the name of the Certificateholder or Certificate Owner making the request, (b) the date the request was received, (c) a statement to the effect that the Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under this Agreement, and (d) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

(c)                In verifying the identity of any Certificateholder or Certificate Owner in connection with any request to communicate, (i) if the Certificateholder or Certificate Owner is the holder of record with respect to any Certificate, the Certificate Administrator shall not require any further verification or (ii) if the Certificateholder or Certificate Owner is not the holder of record with respect to any Certificate, the Certificate Administrator shall require no more than (x) a written certification from such Certificateholder or Certificate Owner that it is the beneficial owner of a Certificate and (y) one of the following documents confirming ownership of such Certificate: a trade confirmation, an account statement, a letter from a broker-dealer or another document acceptable to the Certificate Administrator that is similar to any of the foregoing documents. The Certificate Administrator shall not have any obligation to verify the information provided by any Certificateholder or Certificate Owner in any request to communicate and may rely on such information conclusively. Any Certificateholder or Certificate Owner will be responsible for its own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator. Any expenses the Certificate Administrator incurs in connection with any request to communicate will be paid by the Trust.

Section 5.08              Actions of Certificateholders.

(a)                   Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Certificate Administrator and, when required, to the Depositor, the Master Servicer or the Special Servicer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Trustee, the Certificate Administrator, the Depositor, the Special Servicer and the Master Servicer, if made in the manner provided in this Section.

(b)                 The fact and date of the execution by any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Certificate Administrator deems sufficient.

(c)               Any request, demand, authorization, direction, notice, consent, waiver or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Trustee, the Certificate Administrator, the Depositor, the Special Servicer or the Master Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.

(d)               The Certificate Administrator or Certificate Registrar may require such additional proof of any matter referred to in this Section 5.08 as it shall deem necessary.

Section 5.09              Authenticating Agent. The Certificate Administrator may appoint an Authenticating Agent to execute and to authenticate Certificates. The Authenticating Agent must be acceptable to the Depositor and must be an entity organized and doing business under the laws of the United States of America or any state, having a principal office and place of business in a state and city acceptable to the Depositor, having a combined capital and surplus of at least $[15,000,000], authorized under such laws to do a trust business and subject to supervision or examination by federal or state authorities. The Certificate Administrator shall serve as the initial Authenticating Agent and the Certificate Administrator hereby accepts such appointment.

Any entity into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be party, or any entity succeeding to the corporate agency business of the Authenticating Agent, shall be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the Authenticating Agent.

The Authenticating Agent may at any time resign by giving at least 30 days’ advance written notice of resignation to the Certificate Administrator and the Depositor. The Certificate Administrator may at any time terminate the agency of the Authenticating Agent by giving written notice of termination to the Authenticating Agent and the Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 5.09, the Certificate Administrator promptly shall appoint a successor Authenticating Agent, which shall be acceptable to the Depositor, and shall mail notice of such appointment to all Certificateholders. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 5.09.

The Authenticating Agent shall have no responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator. Any compensation paid to the Authenticating Agent shall be an unreimbursable expense of the Certificate Administrator. The appointment of an Authenticating Agent shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible for all acts and omissions of the Authenticating Agent.

Section 5.10              Appointment of Custodian. The Trustee may appoint one or more Custodians to hold all or a portion of the Mortgage Files as agent for the Trustee, by entering into a Custodial Agreement (in the event the Trustee is not the Custodian) that is consistent in all material respects with this Agreement. The Trustee shall give prompt written notice to the Depositor of any appointment of a Custodian. The Trustee agrees to comply with the terms of each Custodial Agreement and to enforce the terms and provisions thereof against the Custodian for the benefit of the Certificateholders, the Uncertificated VRR Interest Owner and Serviced Companion Loan Holders. Each Custodian shall be a depository institution subject to supervision by federal or state authority, shall have a combined capital and surplus of at least $[10,000,000], shall have a long-term debt rating of at least “[___]” by [RA5] and “[___]” from [RA1], and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File. Each Custodial Agreement may be amended only as provided in Section 12.07 of this Agreement. Any compensation paid to the Custodian shall be an unreimbursable expense of the Trustee. The Trustee shall serve as the initial Custodian and shall be deemed appointed as Custodian at all times that no other party is so appointed in accordance with this Section 5.10.T he Custodian, if the Custodian is not the Trustee, shall maintain a fidelity bond in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement, with the Trustee named as loss payee. The Custodian shall be deemed to have complied with this provision if one of its respective Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Custodian. In addition, the Custodian shall keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations hereunder in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement, with the Trustee named as loss payee. All fidelity bonds and policies of errors and omissions insurance obtained under this Section 5.10 shall be issued by a Qualified Insurer, or by any other insurer with respect to which the Rating Agencies have provided to the Trustee a Rating Agency Confirmation. The Custodian shall be subject to the same obligations and standard of care as would be imposed on the Certificate Administrator hereunder in connection with the retention of Mortgage Files directly by the Certificate Administrator. Upon termination or resignation of any Custodian appointed by it, the Certificate Administrator may appoint another Custodian meeting the foregoing requirements. The appointment of a Custodian shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible for all acts and omissions of the Custodian. In the event the Trustee is the Custodian, the Custodian may self-insure.

Section 5.11              Maintenance of Office or Agency. The Certificate Registrar shall maintain or cause to be maintained an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Certificate Registrar in respect of the Certificates and this Agreement may be served. The Certificate Registrar initially designates its office at [address], as its office for such purposes. The Certificate Registrar shall give prompt written notice to the Certificateholders and the Uncertificated VRR Interest Owner of any change in the location of the Certificate Register or any such office or agency.

Section 5.12        Exchanges of Exchangeable Certificates.

(a)               At all times, the Class [A-S], Class [B] and Class [C] Certificates shall represent beneficial ownership interests in the Class [A-S] Percentage Interest, the Class [B] Percentage Interest and the Class [C] Percentage Interest, respectively, in the Class [A-S] Regular Interest, Class [B] Regular Interest and Class [C] Regular Interest, respectively. At all times, the Class [EC] Certificates shall represent beneficial ownership interests in the Class [EC] Components.

(b)               On the Closing Date, the Grantor Trust shall issue the several Classes of Exchangeable Certificates. Each Class of Exchangeable Certificates shall be initially issued on the Closing Date with the respective aggregate Certificate Balance set forth for such Class in the Preliminary Statement.

(c)               Following the Closing Date and subject to the conditions set forth in Section 5.12(d), (i) if a Certificateholder holds Class [A-S] Certificates, the Class [B] Certificates and the Class [C] Certificates in an Exchangeable Proportion, then those Exchangeable Certificates may be exchanged on the books of the Depository for Class [EC] Certificates that represent the same Tranche Percentage Interest in each Class [EC] Regular Interest as the Certificates to be surrendered and (ii) a Certificateholder that holds Class [EC] Certificates may exchange its Certificates on the books of the Depository for Class [A-S] Certificates, Class [B] Certificates and Class [C] Certificates that evidence the same Tranche Percentage Interest in the Class [EC] Regular Interests as the Class [EC] Certificates being surrendered.

(d)                 An exchange of Exchangeable Certificates may only occur if the Class [A-S], Class [B] and Class [C] Certificates being surrendered or received in such exchange have denominations no smaller than the minimum Denominations set forth in Section 5.01. No exchange of Exchangeable Certificates may occur pursuant to this Section 5.12 after the date when the then-current Certificate Balance of the Class [A-S] Regular Interest (and correspondingly, the Class [A-S] Certificates and, to the extent evidencing an interest in the Class [A-S] Regular Interest, the Class [EC] Certificates) has been reduced to zero as a result of the payment in full of all interest and principal thereon. There shall be no limitation on the number of exchanges of Exchangeable Certificates authorized pursuant to this Section 5.12. In addition, the Depositor shall have the right to make or cause exchanges on the Closing Date pursuant to instructions delivered to the Certificate Administrator on the Closing Date.

(e)               At the request of the Holder of a Class or Classes of Exchangeable Certificates, and upon the surrender of such Exchangeable Certificates (in the case of an exchange of Class [A-S], Class [B] and Class [C] Certificates for Class [EC] Certificates, in the applicable Exchangeable Proportion), the Certificate Administrator, on behalf of the Trustee, shall deliver (by the means set forth in the penultimate sentence of Section 5.12(h)) the corresponding Exchangeable Certificates to which such Certificateholder is entitled as set forth in Section 5.12(c).

(f)                   In connection with any exchange of Exchangeable Certificates, the Certificate Registrar shall reduce the outstanding aggregate Certificate Balance of the Class or Classes of Exchangeable Certificates surrendered by the applicable Holder on the Certificate Register and shall increase the outstanding aggregate Certificate Balance of the related Class or Classes of Exchangeable Certificates received by such Holder in such exchange on the Certificate Register, and the Certificate Registrar or the Certificate Administrator, as applicable, shall approve the instructions at the Depository and make appropriate notations on the Global Certificate for each Class of Exchangeable Certificates to reflect such reductions and increases.

(g)                 In order to effect an exchange of Exchangeable Certificates, the Certificateholder shall notify the Certificate Administrator by e-mail at “[email address]” and setting forth the proposed Exchange Date) no later than three (3) Business Days before the proposed exchange date (the “Exchange Date”). The Exchange Date may be any Business Day other than the first or last Business Day of the month. An exchange notice must (i) be set forth on the applicable Certificateholder’s letterhead, (ii) carry a medallion stamp guarantee and (iii) set forth the following information: the CUSIP Number of each Exchangeable Certificate to be exchanged and each Exchangeable Certificate to be received; the original and outstanding Certificate Balance of the Exchangeable Certificates to be exchanged and the original and outstanding Certificate Balance of the Exchangeable Certificates to be received; the Certificateholder’s Depository participant number; and the proposed Exchange Date. After receiving the notice, the Certificate Administrator shall e-mail the Certificateholder (at such address specified in writing by such Certificateholder) with wire payment instructions relating to the exchange fee and expenses set forth in Section 5.12(h). The Certificateholder and the Certificate Registrar shall utilize the “deposit and withdrawal system” at the Depository to effect the exchange of the applicable Exchangeable Certificates. A notice shall become irrevocable on the second (2nd) Business Day before the proposed Exchange Date. Exchangeable Certificates shall be exchangeable on the books of the Depository for the corresponding Exchangeable Certificates on and after the Closing Date, by notice to the Certificate Administrator substantially in the form of Exhibit EE.

(h)                In connection with each exchange (other than any exchanges on the Closing Date pursuant to instructions from the Depositor), the Certificateholder shall pay the Certificate Administrator an exchange fee of $[5,000] (together with any other expenses related to such exchange (including fees charged by Depository)) and such fee and expenses must be received by the Certificate Administrator prior to the Exchange Date or the Certificate Administrator shall not be required to complete the requested exchange. The Certificate Administrator shall make the first distribution on an Exchangeable Certificate received by a Certificateholder in any exchange on the Distribution Date in the month following the month of exchange to the Certificateholder of record as of the applicable Record Date for such Certificate and Distribution Date. If an Exchange Date occurs in any month before the Distribution Date in such month, then any distributions to be made on such Distribution Date on any Certificates surrendered in the exchange shall be so made to the Certificateholder of record as of the applicable Record Date for such Certificates and such Distribution Date. Neither the Certificate Administrator, the Trustee nor the Depositor shall have any obligation to ensure the availability of the applicable Certificates in the market to accomplish any exchange.

[ALTERNATIVE EXCHANGE PROCEDURES MAY BE EMPLOYED FOR EXCHANGEABLE CERTIFICATES WITH DIFFERENT CHARACTERISTICS.]

Section 5.13              Voting Procedures. With respect to any matters submitted to Certificateholders for a vote, the Certificate Administrator shall administer such vote through the Depository with respect to Global Certificates and directly with registered Holders by mail with respect to Definitive Certificates. In each case, such vote shall be administered in accordance with the following procedures, unless different procedures are otherwise described herein with respect to a specific vote:

(a)                                Any matter submitted to Certificateholders for a vote shall be announced in a notice prepared by the Certificate Administrator. Such notice shall include the record date determined by the Certificate Administrator for purposes of the vote and a voting deadline which, unless otherwise specifically contemplated herein for any particular matter, shall be no less than thirty (30) days and no later than sixty (60) days after the date such notice is distributed. The notice and related ballot shall be sent to Holders of Global Certificates through the Depository and by mail to the registered Holders of Definitive Certificates. In addition, the notice and related ballot shall be posted to the Certificate Administrator’s Website. Notices delivered in this manner shall be considered delivered to all Holders regardless of whether any Holder actually receives the notice and ballot.

(b)                               In connection with any vote administered pursuant to this Agreement, voting Holders shall be required to certify their holdings in the manner set forth on the ballot, unless a specific manner is otherwise provided herein. Holders may only vote in accordance with their Voting Rights. Voting Rights with respect to any outstanding Class of Certificates shall be calculated by the Certificate Administrator in accordance with the definition of Voting Rights as of the record date for the vote. Only Classes with an outstanding Certificate Balance or Notional Amount, as applicable, greater than zero as of the record date of the vote shall be permitted to vote. Once a Holder has cast its vote, the vote may be changed or retracted on or before the vote deadline. Any changes or retractions shall be communicated by the Certificateholder to the Certificate Administrator in writing on a ballot. After the vote deadline has passed, votes may not be changed or retracted by any Holder unless the Holder wishing to change or retract its vote holds a sufficient portion of the Voting Rights such that the Holder, by its vote alone, could approve or deny the proposition subject to a vote without taking into consideration the votes cast by any other Holder. Transferees or purchasers of any Class of Certificates are subject to and shall be bound by all votes of Holders initiated or conducted prior to its acquisition of such Certificate.

(c)                                The Certificate Administrator may take up to fifteen (15) Business Days to tabulate the results of any vote. The Certificate Administrator shall use its reasonable efforts to resolve any illegible or incomplete ballots received prior to the voting deadline. Illegible or incomplete ballots that are received on the voting deadline or that cannot be resolved by the voting deadline shall not be counted. Promptly after the votes are tabulated, the Certificate Administrator shall prepare a notice announcing the results of the vote. Such notice shall include the percentage of Voting Rights in favor of the proposition, the percentage against the proposition and the percentage abstaining. In addition, the notice will announce whether the proposition has been adopted by Certificateholders. The notice shall be distributed in accordance with the methods described in Section 5.12(a) above. The Certificate Administrator shall also include such notice on the Form 10-D prepared in connection with the distribution period that corresponds with the date such notice is distributed. All vote tabulations shall be final and the Certificate Administrator shall not, absent manifest error, re-tabulate the votes or conduct a new vote for the same proposition.

(d)                                Unless otherwise specifically provided herein, any and all reasonable expenses incurred by the Certificate Administrator in connection with administering any vote shall be borne by the Trust. The Certificate Administrator is under no obligation to advise Holders about the matter being voted on or answer questions other than process-related questions regarding the administration of the vote.

(e)                                If any party to this Agreement believes a vote of Certificateholders is needed for some matter related to the administration of the Trust that is not specifically contemplated herein, such party may request the Certificate Administrator to conduct a vote and the Certificate Administrator will conduct the requested vote in accordance with these procedures. Unless specifically provided herein, all such votes require a majority of Certificateholders to carry a proposition

Article VI

THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, the Operating Advisor and the Controlling Class Representative

Section 6.01              Liability of the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor. The Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Operating Advisor each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement. Each of the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Operating Advisor shall indemnify the Depositor (and any employee, director or officer of the Depositor), the Trust Fund, the Holders of the Class [LOAN-SPECIFIC] Certificates and the Serviced Companion Loan Holders and hold the Depositor (and any employee, director or officer of the Depositor), the Trust Fund, the Holders of the Class [LOAN-SPECIFIC] Certificates and the Serviced Companion Loan Holders harmless against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties (i) as a result of any willful misconduct, bad faith, fraud or negligence in the performance of duties of the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor, as the case may be, or by reason of negligent disregard of the Master Servicer’s, the Special Servicer’s, the Asset Representations Reviewer’s or the Operating Advisor’s, as the case may be, obligations or duties hereunder, or (ii) as a result of the breach by the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor, as the case may be, of any of its representations or warranties contained herein. The Depositor shall indemnify the Trust Fund and the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer and the Operating Advisor, and any member, manager, employee, director or officer of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer or the Operating Advisor and hold the Trust Fund and the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer and the Operating Advisor and any member, manager, employee, director or officer of either the Master Servicer, the Special Servicer, the Trustee, the Asset Representations Reviewer or the Operating Advisor harmless against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties (i) in connection with any willful misconduct, bad faith, fraud and/or negligence in the performance of duties of the Depositor or by reason of negligent disregard of the Depositor obligations or duties hereunder, or (ii) as a result of the breach by the Depositor of any of its representations or warranties contained herein.

Section 6.02              Merger or Consolidation of the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Operating Advisor. Subject to the following paragraph, each of the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Operating Advisor shall keep in full effect its existence, rights and good standing as a national banking association, a corporation or a limited liability company, as applicable, under the laws of the state of its organization and shall not jeopardize its ability to do business in each jurisdiction in which the Mortgaged Properties are located, to the extent necessary to perform its obligations under this Agreement, or to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans, the Trust Subordinate Companion Loan or Companion Loans and to perform its respective duties under this Agreement.

Each of the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Operating Advisor may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets (which may be limited to all or substantially all of its assets related to commercial mortgage loan servicing or, in the case of the Operating Advisor, may be limited to all or substantially all of its assets related to acting as a trust advisor or operating advisor for commercial mortgage securitizations) to any Person, in which case any Person resulting from any merger or consolidation to which it shall be a party, or any Person succeeding to its business, shall be the successor of the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor, as applicable, hereunder, and shall be deemed to have assumed all of the liabilities of the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor, as applicable, hereunder, if each of the Rating Agencies has provided a Rating Agency Confirmation; provided that if the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor enters into a merger and the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor, as applicable, is the surviving entity under applicable law, then the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor, as applicable, shall not, as a result of the merger, be required to provide a Rating Agency Confirmation.

The Asset Representations Reviewer shall keep in full effect its existence and rights as an entity under the laws of the jurisdiction of its organization, and shall be in compliance with the laws of all jurisdictions to the extent necessary to perform its duties under this Agreement.

Any Person into which the Asset Representations Reviewer may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Asset Representations Reviewer shall be a party, or any Person succeeding to the business of the Asset Representations Reviewer, shall be the successor of the Asset Representations Reviewer hereunder, and shall be deemed to have assumed all of the liabilities and obligations of such Asset Representations Reviewer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the Trustee has received a Rating Agency Confirmation with respect to such successor or surviving Person.

Section 6.03              Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and Others. None of the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Operating Advisor or any of the directors, members, managers, officers, employees or agents of the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor shall be under any liability to the Trust Fund, the Certificateholders, the Uncertificated VRR Interest Owner, the Holders of the Class [loan-specific] Certificates, the Companion Loan Holders or any other Person for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Operating Advisor or any such Person against liability which would be imposed by reason of (i) any breach of warranty or representation by such respective party in this Agreement or (ii) any willful misconduct, bad faith, fraud or negligence on the part of such respective party in the performance of its obligations and duties hereunder or by reason of negligent disregard on the part of such respective party of its obligations or duties hereunder. The Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Operating Advisor and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder. The Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Operating Advisor and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor shall be indemnified and held harmless by the Trust Fund (which indemnification amounts shall be payable out of the Collection Account or the applicable Loan Combination Custodial Account if and to the extent with respect to a Serviced Loan Combination and then out of the Collection Account, provided that, to the extent that the amount relates to a Serviced Loan Combination, is required under the related Co-Lender Agreement to be borne by the holder of a related Serviced Companion Loan and is paid from the Collection Account because funds on deposit in the applicable Loan Combination Custodial Account are insufficient to pay such indemnification, then the Master Servicer shall from time to time thereafter use amounts otherwise payable to the holder of such Serviced Companion Loan to deposit into the Collection Account the amount so paid from the Collection Account) against any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses) incurred in connection with, or relating to, this Agreement, the Certificates or the Uncertificated VRR Interest, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses) (i) incurred by reason of willful misconduct, bad faith, fraud or negligence in the performance of obligations or duties hereunder or by reason of negligent disregard of obligations or duties hereunder, in each case by the Person being indemnified, (ii) with respect to any such party, resulting from the breach by such party of any of its representations or warranties contained herein, (iii) specifically required to be borne by the party seeking indemnification without right of reimbursement pursuant to the terms hereof or (iv) which constitutes an Advance that is otherwise reimbursable hereunder. None of the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured; provided, however, that each of the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Operating Advisor may in its discretion undertake any such action related to its obligations hereunder which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders and the Uncertificated VRR Interest Owner hereunder. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund (payable out of the Collection Account or the applicable Loan Combination Custodial Account if and to the extent with respect to a Serviced Loan Combination and then out of the Collection Account, provided that to the extent that the amount relates to a Serviced Loan Combination, is required under the related Co-Lender Agreement to be borne by the holder of a related Serviced Companion Loan and is paid from the Collection Account because funds on deposit in the applicable Loan Combination Custodial Account are insufficient to pay such indemnification, then the Master Servicer shall from time to time thereafter use amounts otherwise payable to the holder of such Serviced Companion Loan to deposit into the Collection Account the amount so paid from the Collection Account), and the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Operating Advisor shall be entitled to be reimbursed therefor from the Collection Account or the applicable Loan Combination Custodial Account, as applicable, as provided in Section 3.06 and Section 3.06A of this Agreement.

Each of the related Outside Servicer, the related Outside Special Servicer or the related Outside Trustee, as applicable, shall be entitled to reimbursement out of general collections in the Collection Account for the Trust’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of an Outside Serviced Loan Combination as to which the securitization trust created under the applicable Outside Servicing Agreement or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the applicable Outside Servicing Agreement and the related Co-Lender Agreement (to the extent amounts on deposit in the related “Serviced Whole Loan Custodial Account” (as defined in the applicable Outside Servicing Agreement) are insufficient for reimbursement of such amounts).

Section 6.04              Limitation on Resignation of the Master Servicer, the Special Servicer or the Operating Advisor.

(a)               Each of the Master Servicer and the Special Servicer may resign, assign its respective rights and delegate its respective duties and obligations under this Agreement by giving written notice thereof to the other such party, the Trustee, the Certificate Administrator (who shall post such notice to the Certificate Administrator’s Website for review by Privileged Persons in accordance with Section 4.02(a)), the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Serviced Companion Loan Holders and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13 of this Agreement, the Rule 17g-5 Information Provider; provided that, with respect to any of the Master Servicer or the Special Servicer: (i) the successor accepting such assignment and delegation (A) shall be an established mortgage finance entity, bank or other entity regularly engaged in the servicing of commercial mortgage loans, organized and doing business under the laws of any state of the United States, the District of Columbia or the United States, authorized under such laws to perform the duties of a servicer of mortgage loans or a Person resulting from a merger, consolidation or succession that is permitted under Section 6.02 of this Agreement and, in the case of a Serviced Loan Combination, under the related Co-Lender Agreement and (B) shall execute and deliver to the Trustee and the Certificate Administrator an agreement which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Master Servicer or the Special Servicer, as the case may be, under this Agreement from and after the date of such agreement; (ii) each Rating Agency has delivered to the Trustee a Rating Agency Confirmation; (iii) the Master Servicer or the Special Servicer shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.04; (iv) the rate at which the Servicing Fee or Special Servicing Compensation, as applicable (or any component thereof) is calculated shall not exceed the rate then in effect; (v) for so long as no Control Termination Event has occurred and is continuing, the successor Special Servicer is acceptable to the Controlling Class Representative (and, if a Serviced Outside Controlled Loan Combination is affected, the successor Special Servicer is acceptable to the related Outside Controlling Note Holder); (vi) the resigning Master Servicer or Special Servicer, as applicable, shall be responsible for the reasonable costs and expenses of each other party hereto, the Trust and the Rating Agencies in connection with such transfer; (vii) none of the Operating Advisor, the Asset Representations Reviewer nor any of their Affiliates shall in any event be appointed as successor Master Servicer or Special Servicer[; and (viii) none of the Third Party Purchaser or any of its Risk Retention Affiliates shall in any event be appointed as successor Master Servicer]1. Upon acceptance of such assignment and delegation, the purchaser or transferee shall be the successor Master Servicer or Special Servicer, as applicable, hereunder.

(b)               Except as provided in Section 3.36, this Section 6.04 and Section 6.08(j), the Master Servicer and the Special Servicer shall not resign from their respective obligations and duties hereby imposed on them except upon determination that such duties hereunder are no longer permissible under applicable law; provided that, on and after the time the Trustee receives notice of resignation by the Master Servicer or the Special Servicer upon determination that such duties hereunder are no longer permissible under applicable law, the Trustee (solely with respect to the Master Servicer or the Special Servicer) shall, subject to the terms and provisions of Section 7.02 of this Agreement as if the resigning party was a Terminated Party, be its successor in all respects in its capacity as Master Servicer or Special Servicer, as applicable, as though the Master Servicer or the Special Servicer, as the case may be, had received a notice of termination. Any such determination permitting the resignation of the Master Servicer or the Special Servicer, as applicable, shall be evidenced by an Opinion of Counsel (obtained at the resigning Master Servicer’s or Special Servicer’s expense) to such effect delivered to the Trustee and the Certificate Administrator.

Except as provided in the immediately preceding paragraph, no resignation or removal of the Master Servicer, the Special Servicer as contemplated herein shall become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer, Special Servicer shall have assumed the Master Servicer’s or the Special Servicer’s, as applicable, responsibilities, duties, liabilities and obligations hereunder.

1 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

Notwithstanding anything to the contrary herein, none of the Operating Advisor, the Asset Representations Reviewer nor any of their Affiliates may be appointed as successor Master Servicer or Special Servicer. If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for the same compensation to which the terminated Master Servicer or Special Servicer would have been entitled, additional amounts payable to such successor Master Servicer or Special Servicer shall be payable out of the Trust; provided that, for so long as no Consultation Termination Event has occurred and is continuing, the Trustee shall consult with the Controlling Class Representative prior to the appointment of a successor Master Servicer, Special Servicer or Operating Advisor at a servicing or operating advisor compensation in excess of that permitted to the terminated Master Servicer, Special Servicer or Operating Advisor, as applicable.

If the Trustee or an Affiliate acts pursuant to this Section 6.04 as successor to the resigning Master Servicer, it may reduce the Excess Servicing Fee Rate to the extent that the Trustee’s or such Affiliate’s compensation as successor Master Servicer would otherwise be below the market rate servicing compensation. If the Trustee elects to appoint a successor to the resigning Master Servicer other than itself or an Affiliate pursuant to this Section 6.04, it may reduce the Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer that meets the requirements of this Section 6.04.

(c)               The Operating Advisor may resign from its obligations and duties under this Agreement (a) upon thirty (30) days’ prior written notice to the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer, the Controlling Class Representative and the Risk Retention Consultation Party and (b) upon the appointment of, and the acceptance of such appointment by, a successor operating advisor that is an Eligible Operating Advisor and receipt by the Trustee of Rating Agency Confirmation from each Rating Agency. Except as provided in Section 6.04(d), no such resignation by the Operating Advisor shall become effective until a replacement Operating Advisor shall have assumed the resigning Operating Advisor’s responsibilities and obligations under this Agreement. The successor entity assuming the obligations of the Operating Advisor under this Agreement shall be entitled to the compensation to which the Operating Advisor would have been entitled hereunder after the date of assumption of such obligations. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor shall be payable out of the Trust; provided that, for so long as no Consultation Termination Event has occurred and is continuing, the Trustee shall consult with the Controlling Class Representative prior to the appointment of a successor Operating Advisor at an operating advisor compensation in excess of that permitted to the terminated Operating Advisor. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor shall pay all costs and expenses associated with its resignation and the transfer of its duties (including costs and expenses incurred by each other party hereto, the Trust and the Rating Agencies) pursuant to this Section 6.04. [Notwithstanding the foregoing, at any time after the Certificate Balances of the Class [INSERT APPLICABLE SENIOR CLASSES OF CERTIFICATES] Certificates have been reduced to zero, the Operating Advisor may resign from its obligations and duties hereunder, without payment of any penalty, and no replacement Operating Advisor shall be required to be appointed in connection with, or as a condition to, such resignation.]1

(d)               In addition, in the event [that, at any time following the end of the RR Interest Transfer Restriction Period,]2 there are no Classes of Certificates or Uncertificated VRR Interests outstanding other than the Control Eligible Certificates, the Class S Certificates, [the Combined VRR Interest][, the Class [INSERT OTHER APPLICABLE CLASSES OF CERTIFICATES]] and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under this Agreement shall terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is terminated pursuant to the foregoing sentence, then no replacement Operating Advisor shall be appointed.

Section 6.05              Rights of the Depositor, the Trustee and the Certificate Administrator in Respect of the Master Servicer and Special Servicer. The Master Servicer and the Special Servicer shall afford the Depositor, the Trustee, the Certificate Administrator and, subject to Section 12.13 of this Agreement, each Rating Agency, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to its officers responsible for such obligations, if reasonably related to the performance of the obligations of such Person under this Agreement. Upon request, if reasonably related to the performance of the obligations of such Person under this Agreement, the Master Servicer and the Special Servicer shall furnish to the Depositor, each of the Underwriters, the Initial Purchasers, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator its most recent publicly available annual financial statements or those of its public parent. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer hereunder which are in default and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of such Person hereunder or exercise its rights hereunder, provided that the Master Servicer and the Special Servicer shall not be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee. In the event the Depositor or its designee undertakes any such action it will be reimbursed by the Trust Fund from the Collection Account as provided in Section 3.06 and Section 6.03 of this Agreement to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer (with respect to the Special Servicer) or the Special Servicer (with respect to the Master Servicer) shall have any responsibility or liability for any action or failure to act by the Master Servicer or the Special Servicer, and no such Person is obligated to monitor or supervise the performance of the Master Servicer or the Special Servicer under this Agreement or otherwise. Neither the Master Servicer nor the Special Servicer shall

1 Exclude for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

2 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

have any responsibility or liability for any action or failure to act by the Depositor, the Trustee or the Certificate Administrator and neither such Person is obligated to monitor or supervise the performance of the Depositor, the Trustee or the Certificate Administrator under this Agreement or otherwise.

Each of the Trustee, the Certificate Administrator, the Depositor, the Master Servicer, and the Special Servicer shall furnish such reports, certifications and information as are reasonably requested by the Trustee, the Certificate Administrator, the Depositor, the Master Servicer or the Special Servicer, as applicable, in order to enable such requesting party to perform its duties hereunder, provided that for the avoidance of doubt, this shall not require any Person to prepare any reports, Certificates and information not required to be prepared hereunder.

Neither the Master Servicer nor the Special Servicer shall be under any obligation to disclose confidential or proprietary information pursuant to this Section.

Section 6.06              Master Servicer, Special Servicer as Owner of a Certificate. The Master Servicer or an Affiliate of the Master Servicer or the Special Servicer or an Affiliate of the Special Servicer may become the Holder (or with respect to a Global Certificate, Certificate Owner) of any Certificate with the same rights it would have if it were not the Master Servicer or the Special Servicer or an Affiliate thereof, except as otherwise expressly provided herein. If, at any time during which the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer is the Holder or Certificate Owner of any Certificate, the Master Servicer or the Special Servicer proposes to take action (including for this purpose, omitting to take action) that (i) is not expressly prohibited by the terms hereof and would not, in the Master Servicer’s or the Special Servicer’s good faith judgment, violate the Servicing Standard, and (ii) if taken, might nonetheless, in the Master Servicer’s or the Special Servicer’s good faith judgment, be considered by other Persons to violate the Servicing Standard, the Master Servicer or the Special Servicer may seek the approval of the Certificateholders and any affected Serviced Companion Loan Holder to such action by delivering to the Trustee and the Certificate Administrator a written notice that (i) states that it is delivered pursuant to this Section 6.06, (ii) identifies the Percentage Interest in each Class of Certificates beneficially owned by the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer, and (iii) describes in reasonable detail the action that the Master Servicer or the Special Servicer proposes to take. The Certificate Administrator, upon receipt of such notice, shall forward it to the Certificateholders (other than the Master Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate) together with such instructions for response as the Certificate Administrator shall reasonably determine. If at any time Certificateholders holding greater than 50% of the Voting Rights of all Certificateholders (calculated without regard to the Certificates beneficially owned by the Master Servicer or its Affiliates or the Special Servicer or its Affiliates) and any affected Serviced Companion Loan Holder shall have consented in writing to the proposal described in the written notice, and if the Master Servicer or the Special Servicer shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard. The Certificate Administrator shall be entitled to reimbursement from the Master Servicer or the Special Servicer, as applicable, of the reasonable expenses of the Certificate Administrator incurred pursuant to this paragraph. It is not the intent of the foregoing provision that the Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, except in the case of unusual circumstances.

Section 6.07              Rating Agency Fees. The Depositor shall pay (or cause to be paid) the annual fees of each Rating Agency including, but not limited to, surveillance fees.

Section 6.08              Termination of the Special Servicer.

(a)               At any time prior to the occurrence and continuance of a Control Termination Event (or if a Control Termination Event has occurred but is no longer continuing), the Controlling Class Representative shall be entitled to terminate the rights (subject to Section 3.12, Section 6.03, Section 6.08(b) and Section 6.08(g) of this Agreement) and obligations of the Special Servicer under this Agreement with respect to the Serviced Loans (exclusive of any Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan), with or without cause, upon ten (10) Business Days’ notice to the Special Servicer, the Master Servicer, the Certificate Administrator and the Trustee and, in the case of a termination of the Special Servicer with respect to a Serviced Loan Combination, the related Companion Loan Holder(s).

With respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder shall be entitled, to the extent provided in the related Co-Lender Agreement, at any time to terminate the rights (subject to Section 3.12, Section 6.03, Section 6.08(b) and Section 6.08(g) of this Agreement) and obligations of the Special Servicer under this Agreement solely with respect to such Serviced Outside Controlled Loan Combination, with or without cause, upon ten (10) Business Days’ notice to the Special Servicer, the Master Servicer, the Certificate Administrator and the Trustee and any other related Companion Loan Holder(s).

Upon a termination (pursuant to the first or the second paragraph of this Section 6.08(a)) or a resignation (pursuant to Section 6.04(b) of this Agreement) of the Special Servicer with respect to the applicable Serviced Loan(s), the Controlling Class Representative (with respect to the Serviced Loans other than any Serviced Outside Controlled Loan Combination) or the related Outside Controlling Note Holder (with respect to a Serviced Outside Controlled Loan Combination), as applicable, shall appoint a successor Special Servicer with respect to the Serviced Loans (exclusive of any Serviced Outside Controlled Loan Combination) or the related Serviced Outside Controlled Loan Combination, as the case may be; provided, however, that (i) such successor shall meet the requirements set forth in Section 7.02 of this Agreement, (ii) the Controlling Class Representative (with respect to the Serviced Loans other than any Serviced Outside Controlled Loan Combination) or the related Outside Controlling Note Holder (with respect to a Serviced Outside Controlled Loan Combination), as applicable, shall (at no expense to the Trust) obtain and deliver to the Certificate Administrator and the Trustee a Rating Agency Confirmation with respect to such proposed successor acting as a Special Servicer and (iii) in the case of the appointment of a successor Special Servicer with respect to a Serviced Loan Combination, the Controlling Class Representative (with respect to the Serviced Loans other than any Serviced Outside Controlled Loan Combination) or the related Outside Controlling Note Holder (with respect to a Serviced Outside Controlled Loan Combination), as applicable, shall (at no expense to the Trust or any related Other Securitization Trust) obtain and deliver to the certificate administrator (if any) and the trustee for each related Other Securitization Trust (with a copy to the Certificate Administrator and the Trustee) a Companion Loan Rating Agency Confirmation with respect to such proposed successor acting as a Special Servicer for each related Serviced Companion Loan.

Following the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of Holders of Certificates evidencing not less than 25% of the Voting Rights of the Certificates (other than the Class [ARD] and Class [R] Certificates) requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Loan Combination) with a proposed successor Special Servicer, (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such Holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation with respect to the termination of the existing Special Servicer and the replacement thereof with the proposed successor (with the reasonable fees and out-of-pocket costs and expenses associated with obtaining such Rating Agency Confirmation to be an expense of such Holders), the Certificate Administrator shall promptly provide written notice of the requested vote to all Certificateholders by posting such notice on its internet website and by mailing at their addresses appearing in the Certificate Register. Upon the affirmative vote of (a) the Holders of Certificates (other than the Class [ARD] and Class [R] Certificates) evidencing at least [63-2/3]% of the Voting Rights allocable to the Certificates of those Holders that voted on such matter (provided that Holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the Holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates (considering each Class of the Class [A-S], Class [B] and Class [C] Certificates together with the Class [EC] Component with the same alphabetical designation as a single “Class” for such purpose), the Trustee shall terminate all of the rights (subject to Section 3.12, Section 6.03 and Section 6.08(g) of this Agreement) and obligations of the Special Servicer under this Agreement with respect to the Serviced Loans (other than any Serviced Outside Controlled Loan Combination), and the proposed successor Special Servicer shall succeed to the duties of the Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Loan Combination) all as if a removal and replacement were occurring pursuant to Section 7.01 and Section 7.02 of this Agreement; provided that if such affirmative vote is not achieved within 180 days of the initial request for a vote to terminate and replace the Special Servicer, then such vote shall have no force and effect. The provisions set forth in the foregoing sentences of this paragraph shall be binding upon and inure to the benefit of solely the Certificateholders and the Trustee as between each other. The Special Servicer shall not have any cause of action based upon or arising from any breach or alleged breach of such provisions. As between the Special Servicer, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Special Servicer.

The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder and Certificate Owner may access notices on the Certificate Administrator’s Website and each Certificateholder and Certificate Owner may register to receive e-mail notifications when such notices are posted on the Certificate Administrator’s

Website; provided that the Certificate Administrator shall be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

(b)               [At any time after the occurrence and during the continuance of a Consultation Termination Event]1 [With respect to the Serviced Loans]2, if the Operating Advisor determines that the Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with the Servicing Standard, the Operating Advisor shall deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation in the form of Exhibit T attached hereto (which form may be modified or supplemented from time to time to cure any ambiguity or error or to incorporate any additional information, subject to compliance of such form with the terms and provisions of this Agreement; provided that in no event shall the information or any other content included in such written recommendation contravene any provision of this Agreement) detailing the reasons supporting its position (along with relevant information justifying its recommendation), recommending a replacement special servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Loan Combination unless the related Outside Controlling Note Holder so consents), meeting the applicable requirements of this Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer if appointed in accordance herewith, and requesting a vote on whether the existing Special Servicer should be replaced. In any such event, the Certificate Administrator shall promptly post a copy of such recommendation on the Certificate Administrator’s Website and by mail send notice of such recommendation to all Certificateholders, asking them to vote whether they wish to remove the Special Servicer with respect to the applicable Serviced Loan(s). Upon (i) the affirmative vote the Holders of Certificates evidencing at least a majority of the [Voting Rights allocable to each Class of Non-Reduced Certificates (considering each Class of the Class [A-S], Class [B] and Class [C] Certificates together with the Class [EC] Component with the same alphabetical designation as a single “Class” for such purpose)]1 [aggregate outstanding principal balance of the Certificates of those Holders that voted on the matter (provided that Holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote (which, for the avoidance of doubt, is the date on the which the aforementioned notice was mailed to the Certificateholders))]2 and (ii) receipt of Rating Agency Confirmation from each Rating Agency by the Certificate Administrator following satisfaction of the foregoing clause (i), the Trustee shall (x) terminate all of the rights (subject to Section 3.12, Section 6.03 and Section 6.08(g) of this Agreement) and obligations of the Special Servicer under this Agreement with respect to the Serviced Loan(s), (y) appoint the recommended successor Special Servicer and (z) promptly notify such outgoing Special Servicer of the effective date of such termination. The reasonable fees and out-of-pocket costs and expenses associated with obtaining such Rating Agency Confirmation and administering such vote shall be an Additional Trust Fund Expense. If such affirmative vote of the Holders of the required Certificates contemplated by clause (i) of the second preceding sentence is not achieved within 180 days of the initial request for such vote (which, for the avoidance of doubt, is the date on the which the aforementioned notice was

1 Exclude for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

2 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

mailed to the Certificateholders), then the Trustee shall have no obligation to remove the Special Servicer and such recommendation shall lapse and have no force or effect. Prior to the appointment of any replacement special servicer, such replacement special servicer shall have agreed to succeed to the obligations of the Special Servicer under this Agreement with respect to the Serviced Loan(s), and to act as the Special Servicer’s successor hereunder. No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 6.08(b). If any Special Servicer is terminated pursuant to this Section 6.08(b), then (notwithstanding anything herein to the contrary) the terminated party may not subsequently be re-appointed as the Special Servicer hereunder pursuant to any other subsection of this Section 6.08, any other section of this Agreement or any Co-Lender Agreement.

(c)               In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any Affiliate [(including any Risk Retention Affiliate)]1 of such current or former Operating Advisor or Asset Representations Reviewer. Further, such successor must be a Person that (i) satisfies all of the eligibility requirements applicable to special servicers contained in this Agreement and, in the case of a Serviced Loan Combination, in the related Co-Lender Agreement, (ii) is not obligated or allowed to pay the Operating Advisor (x) any fees or otherwise compensate the Operating Advisor in respect of its obligations under this Agreement or (y) for the appointment of the successor Special Servicer or the recommendation by the Operating Advisor for the replacement Special Servicer to become the Special Servicer, (iii) is not entitled to waive any compensation from the Operating Advisor and (iv) is not entitled to receive any fee from the Operating Advisor for its appointment as successor Special Servicer, in each case, unless expressly approved by 100% of the Certificateholders.

(d)              The appointment of any such successor Special Servicer shall not relieve the Master Servicer or the Trustee of their respective obligations to make Advances as set forth herein; provided, however, the initial Special Servicer specified in Section 3.21(a) of this Agreement shall not be liable for any actions or any inaction of such successor Special Servicer. Any termination fee payable to the terminated Special Servicer and any costs incurred by the Trust or the terminated Special Servicer in connection with the replacement of a Special Servicer shall be paid by the Controlling Class Representative, the Certificateholders or the Serviced Companion Loan Holder so terminating the Special Servicer and shall not in any event be an expense of the Trust Fund.

(e)              No termination of the Special Servicer and appointment of a successor Special Servicer shall be effective until (i) the successor Special Servicer shall have executed and delivered to the Trustee and the Certificate Administrator an agreement which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Special Servicer under this Agreement from and after the date of such agreement, (ii) the Depositor and, if applicable, each related Other Depositor shall have received the written notice and information with respect to the successor Special Servicer as set forth in Section 10.02(a) and (iii) subject to Section 12.13 of this Agreement, each Rating Agency has delivered to the Trustee and the Certificate

1 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser

Administrator a Rating Agency Confirmation and, if required pursuant to Section 6.08(a), each Companion Loan Rating Agency has delivered to the Trustee and the Certificate Administrator and their respective counterparts with respect to the Other Securitization Trust a Companion Loan Rating Agency Confirmation, in each case with respect to such termination and appointment of a successor.

(f)              Any successor Special Servicer shall be deemed to make the representations and warranties provided for in Section 2.06(a) of this Agreement mutatis mutandis as of the date of its succession.

(g)               In the event that the Special Servicer is terminated pursuant to this Section 6.08, the Trustee shall, by notice in writing to the Special Servicer, terminate all of its rights and obligations under this Agreement and in and to the applicable Mortgage Loan(s) and/or Serviced Loan Combinations and the proceeds thereof, other than any rights the Special Servicer may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including, without limitation, the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 of this Agreement and the right to receive ongoing Workout Fees in accordance with the terms hereof).

(h)               If (1) a replacement special servicer is appointed with respect to a Serviced Loan Combination or any related REO Property in accordance with Article VII or this Section 6.08 or (2) an Excluded Mortgage Loan Special Servicer is appointed with respect to an Excluded Special Servicer Mortgage Loan, such that there are multiple parties acting as Special Servicer hereunder, then, unless the context clearly requires otherwise: (i) when used in the context of imposing duties and obligations on the Special Servicer hereunder or the performance of such duties and obligations, the term “Special Servicer” shall mean (A) the applicable Loan Combination Special Servicer, insofar as such duties and obligations relate to the subject Serviced Loan Combination or any related REO Property, (B) the applicable Excluded Mortgage Loan Special Servicer, insofar as such duties and obligations relate to the subject Excluded Special Servicer Mortgage Loan or any related REO Property and (C) the General Special Servicer, in all other cases (provided, that in Section 3.15 and Article VII of this Agreement, the term “Special Servicer” shall mean each of the Loan Combination Special Servicers, the Excluded Mortgage Loan Special Servicers (if any) and the General Special Servicer); (ii) when used in the context of identifying the recipient of any information, funds, documents, instruments and/or other items, the term “Special Servicer” shall mean (A) the applicable Loan Combination Special Servicer, insofar as such information, funds, documents, instruments and/or other items relate to the subject Serviced Loan Combination or any related REO Property, (B) the applicable Excluded Mortgage Loan Special Servicer, insofar as such information, funds, documents, instruments and/or other items relate to the subject Excluded Special Servicer Mortgage Loan or any related REO Property and (C) the General Special Servicer, in all other cases; (iii) when used in the context of granting the Special Servicer the right to purchase all of the Mortgage Loans and all other property held by the Trust Fund pursuant to Section 9.01 of this Agreement, the term “Special Servicer” shall mean the General Special Servicer only; (iv) when used in the context of the Special Servicer being replaced pursuant to this Section 6.08 by the Controlling

Class Representative or the applicable Certificateholders, the term “Special Servicer” shall mean the General Special Servicer, the applicable Loan Combination Special Servicer or the applicable Excluded Mortgage Loan Special Servicer, if applicable; (v) when used in the context of granting the Special Servicer any protections, limitations on liability, immunities and/or indemnities hereunder, the term “Special Servicer” shall mean each of the Loan Combination Special Servicers, the Excluded Mortgage Loan Special Servicers (if any) and the General Special Servicer; and (vi) when used in the context of requiring indemnification from, imposing liability on, or exercising any remedies against, the Special Servicer for any breach of a representation, warranty or covenant hereunder or for any negligence, bad faith or willful misconduct in the performance of duties and obligations hereunder or any negligent disregard of such duties and obligations or otherwise holding the Special Servicer responsible for any of the foregoing, the term “Special Servicer” shall mean the applicable Loan Combination Special Servicer, the applicable Excluded Mortgage Loan Special Servicer or the General Special Servicer, as applicable.

(i)                 References in this Agreement to “General Special Servicer” mean the Person performing the duties and obligations of special servicer with respect to the Mortgage Pool (exclusive of (A) any Serviced Loan Combination or related REO Property as to which a different Loan Combination Special Servicer has been appointed with respect thereto and (B) any Excluded Special Servicer Mortgage Loan or any related REO Property as to which an Excluded Mortgage Loan Special Servicer has been appointed with respect thereto).

(j)               Notwithstanding anything to the contrary contained in this Section 6.08, if the Special Servicer obtains knowledge that it is, or has become, a Borrower Party with respect to any Mortgage Loan or Loan Combination, then the Special Servicer shall resign in such capacity with respect to such Excluded Special Servicer Mortgage Loan. Prior to the occurrence and continuance of a Control Termination Event, if the Excluded Special Servicer Mortgage Loan is not also an Excluded Mortgage Loan, the Controlling Class Representative shall appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer, as successor to the resigning Special Servicer, for the related Excluded Special Servicer Mortgage Loan in accordance with this Agreement. If such Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder shall appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with this Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder shall be entitled to remove or replace the Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing but prior to the occurrence and continuance of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder shall have the right to appoint the Excluded Mortgage Loan Special Servicer.

If a Consultation Termination Event has occurred and is continuing, or if neither the Controlling Class Representative nor any Controlling Class Certificateholder is entitled to appoint the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan pursuant to the first paragraph of this Section 6.08(j) (or if, despite being so entitled to appoint the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan pursuant to the first paragraph of this Section 6.08(j), neither the Controlling Class Representative nor any Controlling Class Certificateholder has appointed a Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage within 30 days), then the Certificate Administrator shall provide written notice to the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer shall use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer shall not have any liability for the actions or inactions of the newly appointed Excluded Mortgage Loan Special Servicer or with respect to the identity of the applicable Excluded Mortgage Loan Special Servicer (so long as, on the date of appointment, the appointment of such Excluded Mortgage Loan Special Servicer meets the criteria set forth in this Agreement). It shall be a condition to the appointment of any such Excluded Mortgage Loan Special Servicer that (i) such Excluded Mortgage Loan Special Servicer has delivered a Rating Agency Confirmation with respect such appointment to the Certificate Administrator and the Trustee and, if the related Excluded Special Servicer Mortgage Loan is part of a Serviced Loan Combination, a Companion Loan Rating Agency Confirmation with respect to such appointment to the certificate administrator (if any) and the trustee for each related Other Securitization Trust (with a copy to the Certificate Administrator and the Trustee), (ii) such Excluded Mortgage Loan Special Servicer satisfies all of the eligibility requirements applicable to the Special Servicer set forth in this Agreement and (iii) such Excluded Mortgage Loan Special Servicer delivers to the Depositor (and the Certificate Administrator) and any applicable Other Depositor (and any applicable Other Exchange Act Reporting Party), the information, if any, required under Item 6.02 of Form 8-K pursuant to the Exchange Act regarding itself in its role as Excluded Mortgage Loan Special Servicer.

If at any time the Person that had acted as the Special Servicer for any Mortgage Loan or Loan Combination prior to such Mortgage Loan or Loan Combination, as the case may be, becoming an Excluded Special Servicer Mortgage Loan is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming REO Property or an assumption of the Excluded Special Servicer Mortgage Loan) with respect to such Mortgage Loan or Loan Combination, as the case may be, (1) the related Excluded Mortgage Loan Special Servicer shall resign, (2) such Mortgage Loan or Loan Combination, as the case may be, shall no longer be an Excluded Special Servicer Mortgage Loan, (3) such original Special Servicer shall become the Special Servicer again for such Mortgage Loan or Loan Combination, as the case may be, and (4) such original Special Servicer shall be entitled to all Special Servicing Compensation and Additional Special Servicing Compensation with respect to such Mortgage Loan or Loan Combination, as the case may be, earned during such time on and after such Mortgage Loan or Loan Combination, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer shall perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all Special Servicing Compensation and Additional Special Servicing Compensation with respect to such Excluded Special Servicer Mortgage Loan earned after its appointment as the Excluded Mortgage Loan Special Servicer and during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan (provided that the Special Servicer shall remain entitled to all Special Servicing Compensation and Additional Special Servicing Compensation with respect to the Mortgage Loans and Serviced Loan Combinations that are not Excluded Special Servicer Mortgage Loans during such time).

Notwithstanding anything to the contrary in this Section 6.08(j), in the case of any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder will have the right to appoint an Excluded Mortgage Loan Special Servicer.

(k)               If a Servicing Officer of the Master Servicer, a related Excluded Mortgage Loan Special Servicer, or the Special Servicer, as applicable, has actual knowledge that a Mortgage Loan is no longer an Excluded Mortgage Loan, an Excluded Controlling Class Mortgage Loan or an Excluded Special Servicer Mortgage Loan, as applicable, the Master Servicer, the related Excluded Mortgage Loan Special Servicer or Special Servicer, as applicable, shall provide prompt written notice thereof to each of the other parties to this Agreement.

Section 6.09              The Directing Holder, the Controlling Class Representative [and the Risk Retention Consultation Party].

(a)               The related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing or the subject Mortgage Loan is an Excluded Mortgage Loan) shall be entitled: (1) with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s), to advise the Special Servicer as to all Major Decisions; (2) with respect to the applicable Serviced Loan(s) that are Performing Serviced Loan(s), to advise the Special Servicer as to all Major Decisions; and (3) in the case of the Controlling Class Representative, with respect to any Outside Serviced Mortgage Loan, to exercise consultation and, to the extent provided in Section 3.01(i), consent rights (if any) and attend annual meetings with the related Outside Servicer and the related Outside Special Servicer, in each case, to the extent the holder of such Outside Serviced Mortgage Loan is entitled to such rights pursuant to the related Co-Lender Agreement.

In addition, except as set forth in, and in any event subject to, Section 6.09(b) and the subsequent paragraphs of this Section 6.09(a), (1) the Master Servicer shall not be permitted to take any of the actions constituting a Major Decision unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer shall take such action, subject to the consent of the Special Servicer, who shall have 15 Business Days (or 60 days with respect to the determination of an Acceptable Insurance Default) (from the date that the Special Servicer receives the information from the Master Servicer) to analyze and make a recommendation regarding such Major Decision (provided that if the Special Servicer does not consent, or notify the Master Servicer that it will not consent, to such Major Decision within the required 15 Business Days or 60 days, as applicable, the Special Servicer shall be deemed to have consented to such Major Decision), and (2) the Special Servicer shall not be permitted (if the Controlling Class Representative is the related Directing Holder, for so long as no Control Termination Event exists) to take, or to consent to the Master Servicer’s taking, any of the actions constituting a Major Decision as to which the related Directing Holder has objected in writing within ten (10) Business Days (or in the case of a determination of an Acceptable Insurance Default, twenty (20) days (or, in the case of a Serviced Outside Controlled Loan Combination, such other period contemplated by the related Co-Lender Agreement)) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that (i) if such written objection has not been received by the Special Servicer within such ten (10) Business Day period or twenty (20) day period (or, in the case of a Serviced Outside Controlled Loan Combination, such other period contemplated by the related Co-Lender Agreement), as applicable, then the related Directing Holder will be deemed to have approved such action and (ii) the consent of the Controlling Class Representative shall not be required in connection with a Major Decision with respect to an Excluded Mortgage Loan).

Furthermore, each of (x) the Controlling Class Representative (with respect to each Serviced Loan other than (i) a Serviced Outside Controlled Loan Combination and (ii) an Excluded Mortgage Loan), provided that a Control Termination Event does not exist, and (y) the related Outside Controlling Note Holder (with respect to a Serviced Outside Controlled Loan Combination) may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to the applicable Serviced Loan(s) as such party may reasonably deem advisable or as to which provision is otherwise made herein.

Notwithstanding the foregoing, if the Controlling Class Representative is the related Directing Holder, the Special Servicer is not required to obtain the consent of the Controlling Class Representative prior to taking, or consenting to the Master Servicer’s taking of, any Major Decision following the occurrence and during the continuance of a Control Termination Event; provided that, the Special Servicer shall consult (on a non-binding basis) with (i) the Controlling Class Representative (after the occurrence and during the continuance of a Control Termination Event and only until the occurrence and continuance of a Consultation Termination Event, but other than with respect to any Excluded Mortgage Loan) [,][and] (ii) the Operating Advisor (after the occurrence and during the continuance of [a Control Termination Event]1 [an Operating Advisor Consultation Trigger Event]2) [and (iii) the Risk Retention Consultation Party under the circumstances set forth in the third following paragraph]3, in connection with any Major Decision and consider alternative actions recommended by the Controlling Class Representative [,][and] the Operating Advisor [and the Risk Retention Consultation Party], but, in the case of the Controlling Class Representative, only to the extent such consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; and provided, further, that the Controlling Class Representative (with respect to any Serviced Outside Controlled Loan Combination that does not include an Excluded Mortgage Loan and for so long as no Consultation Termination Event exists) [and the Operating Advisor (if a Control Termination Event Exists)]4 may consult regarding a Serviced Outside Controlled Loan

1 Exclude for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

2 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

3 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

4 Exclude for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

Combination only if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement. For the avoidance of doubt, with respect to any Serviced Outside Controlled Loan Combination (which, for the avoidance of doubt, shall include, without limitation, any Servicing Shift Loan Combination prior to the related Servicing Shift Date), the Special Servicer shall be responsible for obtaining any consent or deemed consent of the related Outside Controlling Note Holder for “Major Decisions” (as such term or any analogous term is defined in the related Co-Lender Agreement) to the extent such consent is required under this Agreement or under the terms of the related Co-Lender Agreement. Notwithstanding the foregoing, the Controlling Class Representative shall have no consent or consultation rights with respect to Major Decisions with respect to any Excluded Mortgage Loan [, and the Risk Retention Consulting Party shall not have consultation rights with respect to any related Excluded RRCP Mortgage Loan]1. The Special Servicer shall provide all information reasonably requested by the Controlling Class Representative [, the Risk Retention Consultation Party]2 and/or the Operating Advisor, as applicable, and in the Special Servicer's possession that is necessary in order for the Controlling Class Representative [, the Risk Retention Consultation Party]2 and/or the Operating Advisor to exercise their respective consultation rights set forth in the first sentence of this paragraph.

With respect to a Servicing Shift Loan Combination that is a Serviced Outside Controlled Loan Combination, prior to the related Servicing Shift Date, no request for approval of the Controlling Class Representative shall be made on any matter related to such Servicing Shift Loan Combination, except that the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event and only if the related Servicing Shift Mortgage Loan is not an Excluded Mortgage Loan) may exercise the consultation rights, if any, of the holder of the related Servicing Shift Mortgage Loan with respect to Major Decisions and any proposed sale of such Servicing Shift Mortgage Loan set forth in the applicable Co-Lender Agreement. In addition, after the occurrence and during the continuance of [a Control Termination Event]1 [an Operating Advisor Consultation Trigger Event]2, the Operating Advisor will be entitled, while a Servicing Shift Mortgage Loan is serviced hereunder, to consult on a non-binding basis with the Special Servicer and propose alternative courses of action and provide other feedback in respect of any Major Decisions and any proposed sale of such Servicing Shift Mortgage Loan.

With respect to each Major Decision regarding a Serviced Loan as to which the Directing Holder has consent or consultation rights pursuant to this Section 6.09, the Special Servicer shall provide the related Major Decision Reporting Package to the Directing Holder, simultaneously with the Special Servicer’s request for the Directing Holder’s consent or input regarding the related Major Decision. [With respect to each Specially Serviced Loan, following the occurrence and continuance of a Control Termination Event, the Special Servicer shall provide each Major Decision Reporting Package to the Operating Advisor simultaneously upon

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

2 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

providing such Major Decision Reporting Package to the Directing Holder.]1 [The Special Servicer shall provide each Major Decision Reporting Package to the Operating Advisor: (i) as to Specially Serviced Loans, prior to the occurrence and continuance of a Control Termination Event and an Operating Advisor Consultation Trigger Event, promptly after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; and (ii) as to all Serviced Loans, following the occurrence and continuance of an Operating Advisor Consultation Trigger Event (whether or not a Control Termination Event is continuing), simultaneously with the Special Servicer’s written request for the Operating Advisor’s input regarding the related Major Decision.]2 With respect to any particular Major Decision and related Major Decision Reporting Package provided to the Operating Advisor pursuant to this Section 6.09(a), the Special Servicer shall make available to the Operating Advisor one or more Servicing Officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and potential conflicts of interest with respect to such Major Decision.

[In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any Outside Serviced Mortgage Loan or any Excluded RRCP Mortgage Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan (other than any Outside Serviced Mortgage Loan or any Excluded RRCP Mortgage Loan), in each case upon request of the Risk Retention Consultation Party, the Special Servicer shall consult with the Risk Retention Consultation Party on a non-binding basis in connection with any Major Decision that it is processing (and such other matters that are subject to the non-binding consultation rights of the Risk Retention Consultation Party pursuant to this Agreement) and to consider alternative actions recommended by the Risk Retention Consultation Party in respect of such Major Decision (or any other matter requiring consultation with the Risk Retention Consultation Party); provided that in the event the Special Servicer receives no response from the Risk Retention Consultation Party within 10 days following the Special Servicer’s delivery of the related Major Decision Reporting Package, the Special Servicer shall not be obligated to consult with the Risk Retention Consultation Party on the specific matter (provided, however, that the failure of the Risk Retention Consultation Party to respond will not relieve the Special Servicer from using reasonable efforts to consult with the Risk Retention Consultation Party on any future matters with respect to the applicable Serviced Mortgage Loan or Serviced Loan Combination or any other Serviced Mortgage Loan). For the avoidance of doubt, (x) the Risk Retention Consulting Party shall have no consultation rights with respect to any Excluded RRCP Mortgage Loan and (y) any consultation with the Risk Retention Consultation Party under this Agreement shall occur only upon request of the Risk Retention Consultation Party, and any such consultation shall be

1 Exclude for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

2 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

on a strictly non-binding basis and shall be subject to all limitations with respect to the procedures and timing for such consultation set forth in this Section 6.09.]1

Notwithstanding anything in this Agreement to the contrary, in the event that the Special Servicer or Master Servicer (in the event the Master Servicer is otherwise authorized by this Agreement to take such action), as applicable, determines that immediate action, with respect to a Major Decision, or any other matter requiring consent of, or consultation with, the related Directing Holder [or consultation with the Risk Retention Consultation Party]1, is necessary to protect the interests of the Certificateholders, the Uncertificated VRR Interest Owner and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owner and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))), the Special Servicer or Master Servicer, as applicable, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) [or the Risk Retention Consultation Party’s, as applicable,]1 response.

Also notwithstanding anything in this Agreement to the contrary, no direction, objection, advice or consultation on the part of a Directing Holder, and no advice or consultation from [the Risk Retention Consultation Party or]1 the Operating Advisor, contemplated by this Agreement, may require or cause the Master Servicer or the Special Servicer to violate the terms of any Mortgage Loan or Serviced Loan Combination, any provision of any related Loan Documents, any related Co-Lender Agreement, any intercreditor agreement, applicable law, this Agreement or the REMIC Provisions, including without limitation each of the Master Servicer’s and the Special Servicer’s obligation to act in accordance with the Servicing Standard, or expose any Certificateholder, the Uncertificated VRR Interest Owner, the Trust Fund, any Mortgage Loan Seller (other than with respect to enforcing the rights and remedies against such Mortgage Loan Seller pursuant to this Agreement or the related Mortgage Loan Purchase Agreement with respect to any Material Defect) or any party to this Agreement or their respective Affiliates, officers, directors, employees or agents to any claim, suit or liability, or cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, or result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions, or materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities under this Agreement or any Co-Lender Agreement or cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner that is not in the best interests of the Certificateholders, the Uncertificated VRR Interest Owner (including, with respect to the Trust AB Loan Combination, the Holders of the Class [loan-specific] Certificates) and/or the Serviced Companion Loan Holders.

In the event the Special Servicer or Master Servicer, as applicable, determines that a refusal to consent by a Directing Holder or any advice from a Directing Holder [, the Risk

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

Retention Consultation Party]1 or the Operating Advisor would otherwise cause the Special Servicer or Master Servicer, as applicable, to violate the terms of any Loan Documents, any related Co-Lender Agreement or mezzanine intercreditor agreement, applicable law, the REMIC Provisions or this Agreement, including without limitation, the Servicing Standard, the Special Servicer or Master Servicer, as applicable, shall disregard such refusal to consent or advise and notify in writing such Directing Holder, the Operating Advisor, [the Risk Retention Consultation Party,]1 the Trustee and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13 of this Agreement, the Rule 17g-5 Information Provider of its determination, including a reasonably detailed explanation of the basis therefor. The taking of, or refraining from taking, any action by the Master Servicer or Special Servicer in accordance with the direction of or approval of a Directing Holder or the recommendation of the Operating Advisor [or the Risk Retention Consultation Party]1 that does not violate any law or the Servicing Standard or any other provisions of this Agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

For so long as no Control Termination Event has occurred and is continuing, the Controlling Class Representative shall be entitled, with respect to each Outside Serviced Mortgage Loan other than any Excluded Mortgage Loan, to exercise the consent or approval rights set forth in Section 3.01(i) of this Agreement; and for so long as no Consultation Termination Event has occurred and is continuing, the Controlling Class Representative shall be entitled, with respect to each Outside Serviced Mortgage Loan other than any Excluded Mortgage Loan, to exercise any consultation rights permitted under the related Co-Lender Agreement in respect of “Major Decisions” (or any analogous concept) and the implementation of “Asset Status Reports” (or any analogous concept) under, and within the meaning of, the applicable Outside Servicing Agreement and attend an annual meeting with the related Outside Servicer and the related Outside Special Servicer, in each case, to the extent the holder of such Outside Serviced Mortgage Loan is entitled to such rights pursuant to the related Co-Lender Agreement[; provided that, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights permitted under the related Co-Lender Agreement in respect of “Major Decisions” (or any analogous concept) shall be exercised by the Controlling Class Representative jointly with the Operating Advisor]2.

The Directing Holder will have no liability to the Trust Fund or Certificateholders or the Uncertificated VRR Interest Owner for any action taken, or for refraining from the taking of any action, pursuant to this Agreement, or for error in judgment; provided, however, that the Controlling Class Representative will not be protected against any liability to any Controlling Class Certificateholder that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

2 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

[The Risk Retention Consultation Party shall have no liability to the Trust Fund, any party to this Agreement or any Certificateholders or the Uncertificated VRR Interest Owner for any action taken, or for refraining from the taking of any action, pursuant to this Agreement, or for errors in judgment.]1

The Uncertificated VRR Interest Owner and, by its acceptance of a Certificate, each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) a Directing Holder may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates or the Uncertificated VRR Interest Owner; (ii) a Directing Holder may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the Holders of the Controlling Class); (iii) a Directing Holder does not have any liability or duties to the Holders of any Class of Certificates or the Uncertificated VRR Interest Owner (other than, in the case of the Controlling Class Representative, the Controlling Class); (iv) a Directing Holder may take actions that favor its own interests (or in the case of the Controlling Class Representative, the interests of the Holders of the Controlling Class) over the interests of the Holders of one or more other Classes of Certificates or the Uncertificated VRR Interest Owner; and (v) a Directing Holder shall have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in clauses (i)-(iv) of this paragraph, and that no Certificateholder or the Uncertificated VRR Interest Owner may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal thereof for having so acted; provided, however, that the rights of a Directing Holder are subject to any related mezzanine intercreditor agreement.

(b)               Notwithstanding anything to the contrary contained herein:

(i)                   after the occurrence and during the continuance of a Control Termination Event, the Controlling Class Representative shall have no right to consent to any action taken or not taken by any party to this Agreement;

(ii)                after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement with respect to the applicable Serviced Loan(s) (other than any Excluded Mortgage Loan), and the Master Servicer, Special Servicer and any other applicable party shall consult with the Controlling Class Representative in connection with any action to be taken or refrained from taking with respect to the applicable Serviced Loan(s) (other than any Excluded Mortgage Loan), but only to the extent consultation with, or consent of, the Controlling Class Representative would have been required under such circumstances prior to the occurrence and continuance of such Control Termination Event; provided, however, that the Controlling Class Representative shall not be permitted to consult with respect to any Serviced AB Loan Combination while any related Subordinate Companion Loan Holder is the related Outside Controlling Note Holder;

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

(iii)            after the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative shall have no consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder; provided that each Controlling Class Certificateholder shall maintain the right to exercise Voting Rights for the same purposes as any other Certificateholder under this Agreement (other than with respect to Excluded Controlling Class Mortgage Loans); and

(iv)               no Person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

(c)                  all requirements of the Master Servicer and the Special Servicer to provide notices, reports, statements or other information (including the access to information on a website) to the Directing Holder contained in this Agreement shall (i) also apply to each Companion Loan Holder with respect to information relating to the related Serviced Loan Combination and (ii) also entitle the related Subordinate Loan-Specific Directing Certificateholder, at all times while the related Trust Subordinate Companion Loan is not subject to an AB Control Appraisal Period to receive such information with respect to the related Trust AB Mortgage Loan and the related Trust Subordinate Companion Loan, as applicable; provided, however, that neither the Master Servicer nor the Special Servicer shall provide information that comprises Privileged Information following the date upon which they receive notice that such Trust Subordinate Companion Loan is subject to an AB Control Appraisal Period, and thereafter the Master Servicer and the Special Servicer shall only be required to provide such Subordinate Loan-Specific Directing Certificateholder with such information as is expressly required to be delivered under the related intercreditor agreement; provided, however, that nothing in this Section 6.09(c) shall in any way eliminate the obligation to deliver any information required to be delivered under the related intercreditor agreement.

(d)             Notwithstanding anything to the contrary herein, neither the Master Servicer nor the Special Servicer shall take or refrain from taking any action pursuant to instructions, directions, objections, advice or consultation from a Directing Holder, [the Risk Retention Consultation Party,]1 Operating Advisor or a Serviced Companion Loan Holder (or its Companion Loan Holder Representative) that would cause any one of them to violate applicable law, the terms of any Mortgage Loan or Serviced Loan Combination, the related Loan Documents, this Agreement, including the Servicing Standard, the related Co-Lender Agreement, any related intercreditor agreement, or the REMIC Provisions or that would (i) expose any Certificateholder, the Uncertificated VRR Interest Owner, the Trust Fund, any Mortgage Loan Seller (other than with respect to enforcing the rights and remedies against such Mortgage Loan Seller pursuant to this Agreement or the related Mortgage Loan Purchase Agreement with respect to any Material Defect) or any party to this Agreement or their respective Affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities under this Agreement or any Co-Lender Agreement, (iii) cause either Trust REMIC to fail to.

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, or result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions, or (iv) cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner that in the reasonable judgment of the Master Servicer or the Special Servicer, as the case may be, is not in the best interests of the Certificateholders and/or the Serviced Companion Loan Holders.

(e)               Each Certificateholder and Certificate Owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of a Controlling Class Representative or the resignation or removal thereof. Any such Certificateholder (or Certificate Owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or Certificate Owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of any of the notices referred to in the preceding two sentences of this Section 6.09(e), the Certificate Administrator shall notify the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new Holder or Certificate Owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or the Trustee, as applicable, the Certificate Administrator shall provide the identity of the then-current Controlling Class and a list of the Certificateholders (or Certificate Owners, if applicable, at the expense of the Trust if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to this Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under Section 3.29(d)(ii) of this Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor, the Asset Representations Reviewer and the Trustee shall be entitled to rely on the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator shall promptly contact the current Holder(s) (or, in the case of book-entry Certificates, Certificate Owners) of the Controlling Class (or any designee(s) thereof) or, if known to the Certificate Administrator, one of its affiliates or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the Holder (or Certificate Owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current Holder of the Controlling Class (or its designee) or, if known to the Certificate Administrator, one of its Affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the Holder (or Certificate Owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither

(i) received notice of the then-current Controlling Class Certificateholders of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to this Agreement, then a Control Termination Event and a Consultation Termination Event shall be deemed to have occurred and shall be deemed to continue until such time as the Certificate Administrator receives any such notice in clauses (i) or (ii).

Upon receipt of notice of a change in Controlling Class Representative [or the Risk Retention Consultation Party]1, the Certificate Administrator shall promptly forward notice thereof to each other party to this Agreement.

On the Closing Date, the initial Controlling Class Representative shall deliver (which delivery may be by electronic mail) a certification substantially in the form of Exhibit M-1H to this Agreement to the Certificate Administrator (who shall promptly forward such certification to the Master Servicer, the Special Servicer, the Trustee and the Operating Advisor). Upon the resignation or removal of the existing Controlling Class Representative, any successor Controlling Class Representative shall also deliver a certification substantially in the form of Exhibit M-1H to this Agreement to the Certificate Administrator (who shall promptly forward such certification to the Master Servicer, the Special Servicer, the Trustee and the Operating Advisor) prior to being recognized as the new Controlling Class Representative.

(f)                Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or Certificate Owner, if applicable) and the Uncertificated VRR Interest Owner shall be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative shall have notified the Certificate Administrator, the Master Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator shall request the Certificateholders of the Controlling Class to select a new Controlling Class Representative.

(g)               If at any time a book-entry certificate belongs to the Controlling Class, the Certificate Administrator shall notify the related Certificate Owner or Certificate Owners (through the Depository, unless the Certificate Administrator shall have been previously provided with the name and address of such Certificate Owner or Certificate Owners) of such event and shall request that it be informed of any change in the identity of the related Certificate Owner from time to time.

(h)               Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor and the Trustee and the Certificate Administrator shall be entitled to rely on the most recent notification with respect to the identity of the Certificateholders of the Controlling Class, the Controlling Class Representative, any AB .

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

Loan Combination Controlling Holder and the Subordinate Loan-Specific Directing Certificateholder.

(i)                    With respect to a Serviced Loan Combination or the Trust AB Loan Combination and any approval and consent rights in this Agreement with respect to such Serviced Loan Combination or Trust AB Loan Combination, the related Serviced Loan Combination Controlling Holder or Subordinate Loan-Specific Directing Certificateholder shall exercise such rights in accordance with the related intercreditor agreement.

(j)                 Notwithstanding anything to the contrary contained herein, at any time when the Class [MOST SENIOR CLASS OF CONTROL ELIGIBLE CERTIFICATES] Certificates are the Controlling Class Certificates, the Holder of more than 50% of the Controlling Class Certificates (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in this Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor (any such Holder or group of affiliated Holders that makes such an election, the “Opting-Out Party”). Any such waiver shall remain effective, and a Control Termination Event and a Consultation Termination Event shall be deemed to have occurred and shall be deemed to continue, with respect to such Holder and such Class until such time as either (x) the Class [MOST SENIOR CLASS OF CONTROL ELIGIBLE CERTIFICATES] Certificates are no longer the Controlling Class of Certificates or (y) the Opting-Out Party has (i) sold a majority of the Class [MOST SENIOR CLASS OF CONTROL ELIGIBLE CERTIFICATES] Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the Opting-Out Party retains no direct or indirect voting rights with respect to the Class [MOST SENIOR CLASS OF CONTROL ELIGIBLE CERTIFICATES] Certificates that it does not own, (b) there is no voting agreement between the Opting-Out Party and the transferee and (c) the Opting-Out Party retains no direct or indirect economic interest in the Class [MOST SENIOR CLASS OF CONTROL ELIGIBLE CERTIFICATES] Certificates (such sale and certification, a “Class [MOST SENIOR CLASS OF CONTROL ELIGIBLE CERTIFICATES] Transfer”). Following any such Class [MOST SENIOR CLASS OF CONTROL ELIGIBLE CERTIFICATES] Transfer, or if the Class [MOST SENIOR CLASS OF CONTROL ELIGIBLE CERTIFICATES] Certificates are no longer the Controlling Class of Certificates, the successor holder of more than 50% of the Controlling Class of Certificates (by Certificate Balance) shall again have the rights of a Controlling Class Representative as set forth herein without regard to any prior waiver by the predecessor Certificateholder. Such successor Certificateholder shall also have the right as provided in this Section 6.09(h) to irrevocably waive its right to act as or appoint a Controlling Class Representative or to exercise any of the rights of the Controlling Class Representative or to cause the exercise of any of the rights of the Controlling Class Representative as set forth in this Agreement. No successor Certificateholder described above in this paragraph shall have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to the Class [MOST SENIOR CLASS OF CONTROL ELIGIBLE CERTIFICATES] Transfer and had not also become a Corrected Loan prior to such Class [MOST SENIOR CLASS OF CONTROL ELIGIBLE CERTIFICATES] Transfer until such time as such Serviced Mortgage Loan becomes a Corrected Loan.

(k)                   [[CREFI] shall be the initial Risk Retention Consultation Party and shall remain so until a successor is appointed pursuant to the terms of this Agreement. Upon the resignation or removal of the existing Risk Retention Consultation Party, any successor Risk Retention Consultation Party shall deliver to the parties to this Agreement a certification substantially in the form of Exhibit M-1I to this Agreement prior to being recognized as the new Risk Retention Consultation Party. The parties hereto shall be entitled to assume that the Risk Retention Consultation Party has not changed absent such notice.]1

(l)                 [Once the Risk Retention Consultation Party has been selected, each of the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor and each other Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless [CREFI] or the Risk Retention Consultation Party itself shall have notified the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor and each other Holder of Class VRR Certificates, in writing, of the selection of a new Risk Retention Consultation Party (along with contact information for such new Risk Retention Consultation Party).]1

(m)                      [The Uncertificated VRR Interest Owner and, by its acceptance of a Certificate, each Certificateholder acknowledges and agrees that: (i) the Risk Retention Consultation Party may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates or the Uncertificated VRR Interest; (ii) the Risk Retention Consultation Party may act solely in the interests of the Holders of the Class VRR Certificates; (iii) the Uncertificated VRR Interest Owner and the Risk Retention Consultation Party do not have any liability or duties to the Holders of any other Class of Certificates; (iv) the Risk Retention Consultation Party may take actions that favor interests of the Uncertificated VRR Interest Owner or the Holders of one or more Classes, including the Class VRR Certificates, over the interests of the Holders of one or more other Classes of Certificates; and (v) the Risk Retention Consultation Party shall have no liability whatsoever for having so acted as set forth in clauses (i) through (iv) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.]1

Article VII

DEFAULT

Section 7.01              Servicer Termination Events.

(a)               “Servicer Termination Event,” wherever used herein, means any one of the following events:

(i)                      (A) any failure by the Master Servicer to make any deposit or payment required to be made by the Master Servicer to the Collection Account or Loan Combination Custodial Account or to any Serviced Companion Loan Holder on the day

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

and by the time such deposit or remittance is required to be made under the terms of this Agreement, which failure is not remedied within one (1) Business Day or (B) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account, the Excess Interest Distribution Account or the Exchangeable Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date; or

(ii)                any failure by the Special Servicer to deposit into any REO Account, within two (2) Business Days after such deposit is required to be made or to remit to the Master Servicer for deposit into the Collection Account or the Loan Combination Custodial Account, as applicable, any amount required to be so deposited or remitted by the Special Servicer pursuant to, and within one (1) Business Day after the time specified by, the terms of this Agreement; or

(iii)              any failure on the part of the Master Servicer or the Special Servicer, as applicable, duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement which continues unremedied for a period of 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under this Agreement or such shorter period (not less than two (2) Business Days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer or the Special Servicer, as the case may be, by any other party hereto, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to this Agreement, by the Holders of Certificates of any Class evidencing, as to such Class, not less than 25% of the Voting Rights allocable thereto (considering each Class of the Class [A-S], Class [B] and Class [C] Certificates together with the Class [EC] Component with the same alphabetical designation as a single “Class” for such purpose) or, if affected thereby, by a Serviced Companion Loan Holder; provided, however, if any such failure with a 30-day cure period is capable of being cured and the Master Servicer or Special Servicer, as applicable, is diligently pursuing such cure, such 30-day period will be extended an additional 60 days (provided that the Master Servicer, or Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure); or

(iv)            any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty contained in this Agreement, which materially and adversely affects the interests of any Class of Certificateholders, the Uncertificated VRR Interest Owner or any Serviced Companion Loan Holder and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the Holders of Certificates entitled to not less than 25% of the Voting Rights or, if affected thereby, by a Serviced Companion Loan Holder; provided, however, if such breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing such cure, such 30-day period will be extended an additional 60 days (provided that the Master Servicer, or Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure); or

(v)                a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer or the Special Servicer, as applicable, and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days; or

(vi)            the Master Servicer or the Special Servicer, as applicable, shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or the Special Servicer or of or relating to all or substantially all of its property; or

(vii)           the Master Servicer or the Special Servicer, as applicable, shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or

(viii)         either of [RA1] or [RA3] (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or one or more classes of Serviced Companion Loan Securities, or (B) placed one or more Classes of Certificates or one or more classes of Serviced Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (A) or (B), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency), within 60 days of such event); or

(ix)               the Master Servicer or the Special Servicer, as applicable, ceases to have a master servicer or special servicer ranking, as applicable, of at least “[_____]” from [RA2] and that ranking is not reinstated within 60 days; or

(x)                 the Master Servicer or the Special Servicer, as applicable, or any primary servicer or Sub-Servicer appointed by the Master Servicer or the Special Servicer after the Closing Date (but excluding any Sub-Servicer set forth on Exhibit S), shall (A) for so long as the Trust is subject to the reporting requirements of Regulation AB or the Exchange Act, fail to deliver the items required to be delivered by this Agreement to enable the Certificate Administrator or Depositor to comply with the reporting obligations of the Trust under the Exchange Act or (B) for so long as any Other Securitization Trust is subject to the reporting requirements of Regulation AB or the Exchange Act, fail to deliver any Exchange Act reporting items required to be delivered by such servicer to the related Other Depositor or related Other Exchange Act Reporting Party pursuant to Article X of this Agreement, in the case of each of clauses (A) and (B), within (a) with respect to the delivery of any item relating to a Reportable Event, two (2) Business Days of such failure to comply with Article X or (b) with respect to the delivery of any other item, five (5) Business Days of such failure to comply with Article X (any primary servicer or Sub-Servicer that defaults in accordance with this Section 7.01(a)(xi) shall be terminated at the direction of the Depositor).

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer shall occur and be continuing, then, and in each and every such case, so long as a Servicer Termination Event shall not have been remedied, either (i) the Trustee may or (ii) upon the written direction of the Holders of at least 25% of the aggregate Voting Rights of all Certificates (or, solely in the case of a Serviced Loan Combination, upon the written direction of an affected Serviced Companion Loan Holder) to the Trustee, then the Trustee shall, terminate the Master Servicer or the Special Servicer, as applicable. Notwithstanding anything to the contrary, it shall not be a Servicer Termination Event with respect to the pool of Mortgage Loans under clauses (i), (ii), (iii), (iv), (viii) or (ix) above if the failure, default or event only has an adverse effect on a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities, but shall be a Servicer Termination Event with respect to the related Serviced Companion Loan and any related Serviced Companion Loan Holder shall: (i) in the case of any such failure, default or event on the part of the Master Servicer, have the remedies set forth in Section 7.01(d) with respect to the Servicer Termination Event with respect to the related Serviced Companion Loan; and (ii) with respect to any such failure, default or event on the part of the Special Servicer, be able to require termination of the Special Servicer with respect to, but only with respect to, the related Serviced Loan Combination.

In the event that the Master Servicer is also the Special Servicer and the Master Servicer is terminated as provided in this Section 7.01, the Master Servicer shall also be terminated as Special Servicer.

(b)               If the Master Servicer receives notice of termination under Section 7.01(c) solely due to a Servicer Termination Event under Section 7.01(a)(viii) or Section 7.01(a)(ix) and if the Master Servicer to be terminated pursuant to Section 7.01(c) provides the Trustee with the appropriate “request for proposal” materials within five (5) Business Days following such termination notice, then the Master Servicer shall continue to service as Master Servicer hereunder until a successor Master Servicer is selected in accordance with this Section 7.01(b). Upon receipt of the “request for proposal” materials, Trustee shall promptly thereafter (using such “request for proposal” materials provided by the Master Servicer pursuant to Section 7.01(c)) solicit good faith bids for the rights to service the Mortgage Loans, the Serviced Loan Combinations and the Trust Subordinate Companion Loan under this Agreement from at least three (3) Persons qualified to act as a successor Master Servicer hereunder in accordance with Section 6.04 (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many persons as the Trustee can determine are Qualified Bidders; provided that, the Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and provided, further, that the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to service the Mortgage Loans and the Trust Subordinate Companion Loan under this Agreement. The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer, and to agree to be bound by the terms hereof, within 45 days after the notice of termination of the Master Servicer. The Trustee shall select the Qualified Bidder with the highest cash bid (the “Successful Bidder”) to act as successor Master Servicer hereunder; provided, however, that if the Trustee does not receive a Rating Agency Confirmation from each Rating Agency within 10 days after the selection of such Successful Bidder, then the Trustee shall repeat the bid process described above (but subject to the above-described 45-day time period) until such confirmation is obtained. The Trustee shall request the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof no later than 45 days after notice of the termination of the Master Servicer.

Upon the assignment and acceptance of master servicing rights hereunder (subject to the terms of Section 3.12 of this Agreement) to and by the Successful Bidder, the Trustee shall remit or cause to be remitted to the Master Servicer to be terminated pursuant to Section 7.01(c) of this Agreement, the amount of such cash bid received from the Successful Bidder (net of “out-of-pocket” expenses incurred in connection with obtaining such bid and transferring servicing).

The Master Servicer to be terminated pursuant to Section 7.01(c) of this Agreement shall be responsible for all out-of-pocket expenses incurred in connection with the attempt to sell its rights to service the Mortgage Loans, the Serviced Loan Combinations and the Trust Subordinate Companion Loan, which expenses are not reimbursed to the party that incurred such expenses pursuant to the preceding paragraph.

If the Successful Bidder has not entered into this Agreement as successor Master Servicer within the above-described time period or no Successful Bidder was identified within the above-described time period, the Master Servicer to be terminated pursuant to Section 7.01(c) shall reimburse the Trustee for all reasonable “out-of-pocket” expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under this Section 7.01(b). The Trustee thereafter may act or may select a successor to act as Master Servicer hereunder in accordance with Section 7.02.

(c)               In the event that the Master Servicer or the Special Servicer is terminated pursuant to this Section 7.01, the Trustee shall, by notice in writing to the Master Servicer or the Special Servicer, as the case may be (the “Terminated Party”), terminate all of its rights and obligations under this Agreement and in and to the Mortgage Loans and Serviced Loan Combination and the proceeds thereof, other than any rights the Master Servicer or Special Servicer may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 and subsection (b) above notwithstanding any such termination). On or after the receipt by the Terminated Party of such written notice, all of its authority and power under this Agreement, whether with respect to the Certificates (except that the Terminated Party shall retain its rights as a Certificateholder in the event and to the extent that it is a Certificateholder) or the Mortgage Loans and Serviced Loan Combination or otherwise, shall pass to and be vested in the Trustee pursuant to and under this Section and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and Serviced Loan Combination and related documents, or otherwise. The Master Servicer and the Special Servicer each agrees that, in the event it is terminated pursuant to this Section 7.01, to promptly (and in any event no later than ten Business Days subsequent to such notice) provide, at its own expense, the Trustee (or the successor Master Servicer selected by the Trustee pursuant to Section 7.01(b) of this Agreement or the successor Master Servicer or Special Servicer, as applicable, otherwise appointed pursuant to Section 7.02 of this Agreement) with all documents and records requested by the Trustee (or the successor Master Servicer selected by the Trustee pursuant to Section 7.01(b) of this Agreement or the successor Master Servicer or Special Servicer, as applicable, otherwise appointed pursuant to Section 7.02 of this Agreement) to enable the Trustee or other successor to its responsibilities hereunder to assume its functions hereunder, and to cooperate with the Trustee and the successor to its responsibilities hereunder in effecting the termination and transfer of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Master Servicer or successor Special Servicer or the Trustee, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Master Servicer or the Special Servicer to the Collection Account, any Loan Combination Custodial Account, any REO Account or Lock-Box Account shall thereafter be received with respect to the Mortgage Loans and Serviced Loan Combination, and shall promptly provide the Trustee or such successor Master Servicer or Special Servicer (which may include the Trustee), as applicable, all documents and records reasonably requested by it, such documents and records to be provided in such form as the Trustee or such successor Master Servicer or Special Servicer shall reasonably request (including electromagnetic form), to enable it to assume the Master Servicer’s or Special Servicer’s function hereunder. All reasonable costs and expenses actually incurred by the Trustee, the Certificate Administrator or the successor Master Servicer or successor Special Servicer in connection with transferring Mortgage Files, Servicing Files and related information, records and reports to the successor Master Servicer or Special Servicer and amending this Agreement to reflect (as well as providing appropriate notices to Mortgagors, ground lessors, insurers and other applicable third parties regarding) such succession as successor Master Servicer or successor Special Servicer pursuant to this Section 7.01 shall be paid by the predecessor Master Servicer or the Special Servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the Trustee, the Certificate Administrator or the successor Master Servicer or Special Servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust Fund; provided that the Terminated Party shall not thereby be relieved of its liability for such expenses.

(d)               Notwithstanding Sections 7.01(a) and Section 7.01(c), if (1) any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan or a Trust Subordinate Companion Loan, the related Serviced Companion Loan Holder or the related Subordinate Loan-Specific Directing Certificateholder or the rating on a class of the related Serviced Companion Loan Securities and the Master Servicer is not otherwise terminated in accordance with Section 7.01(c), or (2) a Servicer Termination Event on the part of the Master Servicer occurs that affects only a Serviced Companion Loan or a Trust Subordinate Companion Loan, the related Serviced Companion Loan Holder or the related Subordinate Loan-Specific Directing Certificateholder or the rating on a class of the related Serviced Companion Loan Securities, the Master Servicer may not be terminated in accordance with Section 7.01(c), but, at the written direction of the related Serviced Companion Loan Holder, the Master Servicer shall appoint, within 30 days of such direction, a sub-servicer (or, if the related Serviced Loan Combination or the related Trust AB Loan Combination is currently being sub-serviced, to replace, within 30 days of such direction, the then current sub-servicer with a new sub-servicer). In connection with the Master Servicer’s appointment of any sub-servicer at the direction of a Serviced Companion Loan Holder or Subordinate Loan-Specific Directing Certificateholder in accordance with this Section 7.01(d), the Master Servicer shall obtain a Rating Agency Confirmation from each Rating Agency. The related sub-servicing agreement shall provide that any sub-servicer appointed by the Master Servicer at the direction of a Serviced Companion Loan Holder or Subordinate Loan-Specific Directing Certificateholder in accordance with this Section 7.01(d) shall be responsible for all duties, and shall be entitled to all compensation (other than the Excess Servicing Fee Right), of the Master Servicer under this Agreement with respect to the related Serviced Loan Combination or the related Trust AB Loan Combination, except that the Master Servicer shall be entitled to retain a portion of the Servicing Fee for the Mortgage Loan that is part of the related Serviced Loan Combination or the related Trust AB Loan Combination calculated at 0% per annum with respect to such Mortgage Loan (and any related REO Mortgage Loan). Such sub-servicing agreement (a) may be terminated without cause and without payment of any fee and (b) shall also provide that such sub-servicer shall agree to become the master servicer under a separate servicing agreement for the applicable Serviced Loan Combination or Trust AB Loan Combination in the event that such Serviced Loan Combination or Trust AB Loan Combination is no longer to be serviced and administered hereunder, which separate servicing agreement shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that the applicable Serviced Loan Combination or Trust AB Loan Combination and the related Mortgaged Properties shall be the sole assets serviced and administered thereunder and the sole source of funds thereunder. If any sub-servicer appointed by the Master Servicer at the direction of a Serviced Companion Loan Holder or Subordinate Loan-Specific Directing Certificateholder in accordance with this Section 7.01(d) shall at any time resign or be terminated, the Master Servicer shall be required to promptly appoint a substitute sub-servicer and obtain a Rating Agency Confirmation. In the event a successor Master Servicer is acting hereunder and that successor Master Servicer desires to terminate the sub-servicer appointed under this Section 7.01(d), the terminated Master Servicer that was responsible for the Servicer Termination Event that led to the appointment of such sub-servicer shall be responsible for all costs incurred in connection with such termination, including the payment of any termination fee.

(e)               If the Trustee, the Certificate Administrator or the Master Servicer has received written notice (which, for the purposes of this clause (e), shall include any publications by [RA1], [RA2] or [RA3] of which the Trustee, the Certificate Administrator or any Servicing Officer of the Master Servicer, as the case may be, has actual knowledge) from [RA1], [RA2] or [RA3] that the Master Servicer no longer is an approved master servicer then such party shall promptly notify the others and the Special Servicer, and the Certificate Administrator shall notify the related Serviced Companion Loan Holder of the same.

Section 7.02              Trustee to Act; Appointment of Successor. On and after the time the Master Servicer or the Special Servicer receives a notice of termination pursuant to Section 7.01, the Trustee shall, subject to the following provisions of this Section 7.02, be its successor in all respects in its capacity as Master Servicer or Special Servicer under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the Master Servicer or Special Servicer by the terms and provisions hereof; provided, however, that (i) the Trustee shall have no responsibilities, duties, liabilities or obligations with respect to any act or omission of the Master Servicer or Special Servicer and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party’s failure to provide, or delay in providing, records, tapes, disks, information or moneys shall not be considered a default by such successor hereunder. The Trustee, as successor Master Servicer or successor Special Servicer, shall be indemnified to the full extent provided the Master Servicer or Special Servicer, as applicable, under this Agreement prior to the Master Servicer’s or the Special Servicer’s termination. The appointment of a successor Master Servicer or successor Special Servicer shall not affect any liability of the predecessor Master Servicer or Special Servicer which may have arisen prior to its termination as Master Servicer or Special Servicer. The Trustee shall not be liable for any of the representations, liabilities or warranties of the Master Servicer or Special Servicer herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or predecessor Special Servicer or for any losses incurred in respect of any Permitted Investment by the Master Servicer pursuant to Section 3.07 of this Agreement nor shall the Trustee be required to purchase any Mortgage Loan, Serviced Loan Combination or Trust Subordinate Companion Loan hereunder. As compensation therefor, the Trustee as successor Master Servicer or successor Special Servicer shall be entitled to the Servicing Fee or Special Servicing Compensation, as applicable, and all funds relating to the Mortgage Loans, Serviced Companion Loans and the Trust Subordinate Companion Loan that accrue after the date of the Trustee’s succession to which the Master Servicer or Special Servicer would have been entitled if the Master Servicer or Special Servicer, as applicable, had continued to act hereunder. In the event any Advances made by the Master Servicer and the Trustee shall at any time be outstanding, or any amounts of interest thereon shall be accrued and unpaid, all amounts available to repay Advances and interest hereunder shall be applied entirely to the Advances made by the Trustee (and the accrued and unpaid interest thereon), until such Advances and interest shall have been repaid in full. Notwithstanding the above and subject to Section 6.08, the Trustee may, if it shall be unwilling to so act, or shall, if it is unable to so act, or if the Holders of Certificates entitled to at least 25% of the aggregate Voting Rights so request in writing to the Trustee, or if the Rating Agencies do not provide Rating Agency Confirmations with respect to the Trustee so acting, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution for which a Rating Agency Confirmation from each Rating

Agency has been obtained (at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Trust Fund), as the successor to the Master Servicer or the Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer or Special Servicer hereunder; provided that, the related Outside Controlling Note Holder shall have the right to approve a successor Special Servicer with respect to any Serviced Outside Controlled Loan Combination, and prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative shall have the right to approve a successor Special Servicer with respect to the other Serviced Loans. No appointment of a successor to the Master Servicer or Special Servicer hereunder shall be effective until (i) the assumption by such successor of all the Master Servicer’s or Special Servicer’s responsibilities, duties and liabilities hereunder and (ii) in the case of the appointment of a successor Special Servicer, the Depositor and, if applicable, each related Other Depositor shall have received the written notice and information with respect to such successor Special Servicer as set forth in Section 10.02(a). Pending appointment of a successor to the Master Servicer (or the Special Servicer if the Special Servicer is also the Master Servicer) hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as herein above provided. Pending the appointment of a successor to the Special Servicer, unless the Master Servicer is also the Special Servicer, the Master Servicer shall act in such capacity. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans, Serviced Companion Loans and Trust Subordinate Companion Loan as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the Terminated Party hereunder; provided, further, that if no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder, additional amounts shall be paid to such successor and such amounts in excess of that permitted the Terminated Party shall be treated as Realized Losses; and provided, further that, for so long as no Consultation Termination Event has occurred and is continuing, the Trustee shall consult with the Controlling Class Representative (and, if a Serviced Outside Controlled Loan Combination is affected, the Trustee shall consult with the related Outside Controlling Note Holder) prior to the appointment of a successor to the Terminated Party at such amounts in excess of that permitted the Terminated Party. The Depositor, the Trustee, the Master Servicer or Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

If the Trustee or an Affiliate acts pursuant to this Section 7.02 as successor to the terminated Master Servicer, it may reduce the Excess Servicing Fee Rate to the extent that the Trustee’s or such Affiliate’s compensation as successor Master Servicer would otherwise be below the market rate servicing compensation. If the Trustee elects to appoint a successor to the terminated Master Servicer other than itself or an Affiliate pursuant to this Section 7.02, it may reduce the Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer that meets the requirements of this Section 7.02.

Section 7.03              Notification to Certificateholders.

(a)               Upon any termination pursuant to Section 7.01 above or appointment of a successor to the Master Servicer or the Special Servicer, the Certificate Administrator shall give prompt written notice thereof to Certificateholders (including, with respect to the Trust AB Loan Combination, the Holders of the Class [LOAN-SPECIFIC] Certificates and the related Subordinate Loan-Specific Directing Certificateholder) at their respective addresses appearing in the Certificate Register, to the Uncertificated VRR Interest Owner and to the Serviced Companion Loan Holders, and electronically, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13 of this Agreement, to the Rule 17g-5 Information Provider.

(b)             Within 30 days after the occurrence of any Servicer Termination Event or Operating Advisor Termination Event of which a Responsible Officer of the Certificate Administrator has actual knowledge, the Certificate Administrator shall transmit by mail to all Holders of Certificates, the Uncertificated VRR Interest Owner and any affected Serviced Companion Loan Holder (to the extent the Certificate Administrator has received the notice information for such Serviced Companion Loan Holder after a request therefor) and electronically, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13 of this Agreement, to the Rule 17g-5 Information Provider notice of such Servicer Termination Event or Operating Advisor Termination Event, unless such Servicer Termination Event or Operating Advisor Termination Event shall have been cured or waived.

Section 7.04              Other Remedies of Trustee. During the continuance of any Servicer Termination Event, so long as such Servicer Termination Event shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01, shall have the right, in its own name as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders, the Uncertificated VRR Interest Owner and the Serviced Companion Loan Holders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the defaulting Master Servicer or Special Servicer, as applicable. If the Master Servicer or Special Servicer, as applicable, fails to remedy, after the presentation of reasonable documentation, the Trustee shall be entitled to be reimbursed for such expenses, costs and liability from the Collection Account or the Loan Combination Custodial Account, as applicable, as provided in Section 3.06 and Section 3.06A of this Agreement; provided that the Master Servicer or the Special Servicer, as applicable, shall not be relieved of such liability for such expenses, costs and liabilities. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Termination Event of the Master Servicer or the Special Servicer.

Section 7.05              Waiver of Past Servicer Termination Events and Operating Advisor Termination Events; Termination. The Holders of Certificates evidencing not less than

[___]% of the aggregate Voting Rights of the Certificates (and, if such Servicer Termination Event is on the part of a Special Servicer, with respect to the related Serviced Loan Combination only, by each affected Serviced Companion Loan Holder) may, on behalf of all Holders of Certificates, waive any Servicer Termination Event on the part of the Master Servicer, Special Servicer or any Operating Advisor Termination Event on the part of the Operating Advisor in the performance of its obligations hereunder and its consequences, except a Servicer Termination Event in connection with making any required deposits (including, with respect to the Master Servicer, P&I Advances) to or payments from the Collection Account, a Loan Combination Custodial Account or the Lower-Tier Distribution Account or in remitting payments as received, in each case in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and any Servicer Termination Event or Operating Advisor Termination Event arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon. Any costs and expenses incurred by the Certificate Administrator in connection with such default and prior to such waiver shall be reimbursed by the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, promptly upon demand therefor and if not reimbursed to the Certificate Administrator within 90 days of such demand, from the Trust Fund; provided that the Trust Fund shall be reimbursed by the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, to the extent such amounts are reimbursed to the Certificate Administrator from the Trust Fund. Notwithstanding the foregoing, (a) a Servicer Termination Event under any of Section 7.01(a)(i) and Section 7.01(a)(ii) of this Agreement may be waived only by all of the Certificateholders of the affected Classes (considering each Class of the Class [A-S], Class [B] and Class [C] Certificates together with the Class [EC] Component of the same alphabetical designation as a single “Class” for such purpose), and (b) a Servicer Termination Event under Section 7.01(a)(x) of this Agreement may be waived only with the consent of the Depositor, together with (in the case of each of clauses (a) and (b)) the consent of each Serviced Companion Loan Holder, if any, that is affected by such Servicer Termination Event.

The foregoing paragraph notwithstanding, if the Holders representing at least the requisite percentage of the Voting Rights allocated to each affected Class of Certificates desire to waive a Servicer Termination Event by the Master Servicer, but a Serviced Companion Loan Holder related to a Serviced Loan Combination (if adversely affected thereby) does not wish to waive that Servicer Termination Event, then those Certificateholders may still waive that Servicer Termination Event, and the applicable Serviced Companion Loan Holder will be entitled to request that the Master Servicer appoint, within 60 days of the applicable Serviced Companion Loan Holder’s request, a sub-servicer (or, if the applicable Serviced Loan Combination is currently being subserviced, to replace, within 60 days of the applicable Serviced Companion Loan Holder’s request, the then current sub-servicer with a new sub-servicer) with respect to the applicable Serviced Loan Combination. In connection with the Master Servicer’s appointment of a sub-servicer at the request of a Serviced Companion Loan Holder in accordance with this Section 7.05, the Master Servicer shall obtain a Rating Agency Confirmation from each Rating Agency at the expense of the Serviced Companion Loan Holder. The related sub-servicing agreement shall provide that any sub-servicer appointed by the Master Servicer at the request of a Serviced Companion Loan Holder in accordance with this Section 7.05 shall be responsible for all duties, and shall be entitled to all compensation (other than the Excess Servicing Fee Right), of the Master Servicer under this Agreement with respect to the applicable Serviced Loan Combination, except that the Master Servicer shall be entitled to retain a portion of the Servicing Fee for the related Mortgage Loan calculated at 0% per annum. Such Sub-Servicing Agreement (a) may be terminated without cause and without the payment of any fee and (b) shall also provide that such sub-servicer shall become the master servicer under a separate servicing agreement for the applicable Serviced Loan Combination in the event that the Serviced Loan Combination is no longer to be serviced and administered hereunder, which separate servicing agreement shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that the applicable Serviced Loan Combination and the related Mortgaged Properties shall be the sole assets serviced and administered thereunder and the sole source of funds thereunder. Such sub-servicer (a) may be terminated without cause and without the payment of any fee and (b) shall meet the requirements of Section 3.01 of this Agreement. If any sub-servicer appointed by the Master Servicer at the request of a Serviced Companion Loan Holder in accordance with this Section 7.05 shall at any time resign or be terminated, the Master Servicer shall be required to promptly appoint a substitute sub-servicer with respect to which a Rating Agency Confirmation has been obtained at the expense of the applicable resigning or terminated sub-servicer (and any applicable Sub-Servicing Agreement shall so provide), and if the resigning or terminated sub-servicer fails to cover such expense, the Master Servicer shall do so. In the event a successor Master Servicer is acting hereunder and that successor Master Servicer desires to terminate the sub-servicer appointed under this Section 7.05, the terminated Master Servicer that was responsible for the Servicer Termination Event that led to the appointment of such sub-servicer shall be responsible for all costs incurred in connection with such termination, including the payment of any termination fee.

Section 7.06              Termination of the Operating Advisor.

(a)               An “Operating Advisor Termination Event” means any one of the following events whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)                  any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure shall have been given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the Holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor shall have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure with the initial 30-day period and has provided the Trustee and the Certificate Administrator with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)               any failure by the Operating Advisor to perform its obligations set forth in this Agreement in accordance with the Operating Advisor Standard which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to this Agreement;

(iii)            any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure shall continue unremedied for a period of 30 days;

(iv)             a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Operating Advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(v)                 the Operating Advisor shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(vi)            the Operating Advisor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator shall promptly provide written notice to all Certificateholders and the Uncertificated VRR Interest Owner by posting such notice on its internet website, unless the Certificate Administrator has received notice that it has been remedied. If an Operating Advisor Termination Event shall occur then, and in each and every such case, so long as such Operating Advisor Termination Event shall not have been remedied, either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing not less than [25]% of the Voting Rights of each Class of Non-Reduced Certificates, the Trustee shall, terminate all of the rights and obligations of the Operating Advisor under this Agreement, other than rights and obligations accrued prior to such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination), by notice in writing to the Operating Advisor. Notwithstanding anything herein to the contrary, the Depositor shall have the right, but not the obligation, to notify the Certificate Administrator and the Trustee of any Operating Advisor Termination Event of which the Depositor becomes aware.

(b)               Upon (i) the written direction of Holders of Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator shall promptly provide written notice of the requested vote to the Operating Advisor and to all Certificateholders by (i) posting such notice on its internet website, and (ii) mailing such notice to all Certificateholders at their addresses appearing in the Certificate Register and to the Operating Advisor. Upon the affirmative vote of the Holders of Certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates of those Holders that exercise their right to vote (provided that Holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates exercise their right to vote within 180 days of the initial request for a vote (which, for the avoidance of doubt, is the date on which the aforementioned notice was mailed to the Certificateholders)), the Trustee shall terminate all of the rights and obligations of the Operating Advisor under this Agreement by notice in writing to the Operating Advisor. The provisions set forth in the foregoing sentences of this Section 7.06(b) shall be binding upon and inure to the benefit of solely the Certificateholders and the Trustee as between each other. The Operating Advisor shall not have any cause of action based upon or arising from any breach or alleged breach of such provisions. As between the Operating Advisor, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Operating Advisor. The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder and Certificate Owner may access notices on the Certificate Administrator’s Website and each Certificateholder and Certificate Owner may register to receive e-mail notifications when such notices are posted on the Certificate Administrator’s Website; provided that the Certificate Administrator shall be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

(c)               On or after the receipt by the Operating Advisor of such written notice of termination, subject to the foregoing, all of its authority and power under this Agreement shall be terminated and, without limitation, the terminated Operating Advisor shall execute any and all documents and other instruments, and do or accomplish all other acts or things reasonably necessary or appropriate to effect the purposes of such notice of termination. As soon as practicable, but in no event later than 15 Business Days after (1) the Operating Advisor resigns pursuant to Section 6.04 of this Agreement (excluding resignation under the circumstances contemplated in Section 6.04(d) where no successor Operating Advisor is required to be appointed) or (2) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee shall appoint a successor Operating Advisor that is an Eligible Operating Advisor. The Trustee shall provide written notice of the appointment of a successor Operating Advisor to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Depositor, [the Risk Retention Consultation Party,]1 any related Outside Controlling Note Holder and, if a Consultation Termination Event does not exist, the Controlling Class Representative within one Business Day of such appointment, and the Certificate Administrator shall provide written notice of such appointment to each Certificateholder and the Uncertificated VRR Interest Owner within one Business Day of the receipt of such notice of appointment from the Trustee. Except as contemplated by Section 7.06(b) of this Agreement, the appointment of a successor Operating Advisor shall not be subject to the vote, consent or approval of the holder of any Class of Certificates or the Uncertificated VRR Interest Owner.

1 Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

The Operating Advisor shall not at any time be the Depositor, the Master Servicer, the Special Servicer, a Sponsor or an Affiliate of any of them. If any of such entities becomes the Operating Advisor, including by means of an Affiliation arising after the date hereof, the Operating Advisor shall immediately resign or cause an assignment under Section 6.04 of this Agreement and the Trustee shall appoint a successor Operating Advisor subject to and in accordance with this Section 7.06(c), which successor Operating Advisor may be an Affiliate of the Trustee. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor shall be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party shall act as the Operating Advisor and the provisions in this Agreement relating to consultation with respect to the Operating Advisor shall not be applicable until a replacement Operating Advisor is appointed hereunder.

(d)              Upon any resignation or termination of the Operating Advisor and, if applicable, appointment of a successor to the Operating Advisor, the Trustee shall, as soon as possible, give written notice thereof to the Special Servicer, the Master Servicer, the Asset Representations Reviewer, the Certificate Administrator (who shall, as soon as possible, give written notice thereof to the Certificateholders and the Uncertificated VRR Interest Owner), the Depositor, any related Outside Controlling Note Holder, the Controlling Class Representative (if a Consultation Termination Event does not exist) and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13 of this Agreement, the Rule 17g-5 Information Provider. In the event that the Operating Advisor resigns or is terminated, all of its rights and obligations under this Agreement shall terminate, other than any rights or obligations that accrued prior to the date of such resignation or termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than any rights to indemnification arising out of events occurring prior to such resignation or termination.

Article VIII

CONCERNING THE TRUSTEE and The Certificate Administrator

Section 8.01              Duties of the Trustee and the Certificate Administrator.

(a)               The Trustee, prior to the occurrence of a Servicer Termination Event of which a Responsible Officer of the Trustee has actual knowledge and after the curing or waiver of all Servicer Termination Events which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Trustee shall be construed as a duty. During the continuance of a Servicer Termination Event of which a Responsible Officer of the Trustee has actual knowledge, the Trustee, subject to the provisions of Section 7.02 and Section 7.04 of this Agreement, shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. The Certificate Administrator undertakes to perform at all times such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Certificate Administrator shall be construed as a duty.

(b)               Each of the Trustee and the Certificate Administrator, upon receipt of any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as applicable, which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform on their face to the requirements of this Agreement to the extent specifically set forth herein; provided, however, that neither the Trustee nor the Certificate Administrator shall be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument provided to it hereunder if accepted in good faith. If any such instrument is found not to conform on its face to the requirements of this Agreement in a material manner, the Trustee or the Certificate Administrator, as applicable, shall request a corrected instrument, and if the instrument is not corrected to the Trustee’s or the Certificate Administrator’s, as applicable, reasonable satisfaction, the Certificate Administrator (if the Certificate Administrator requested the corrected instrument or upon direction from the Trustee if the Trustee requested the corrected instrument) will provide notice thereof to the Certificateholders and the Uncertificated VRR Interest Owner.

(c)              Neither the Trustee, the Certificate Administrator nor any of their respective officers, directors, employees, agents or “control” persons within the meaning of the Act shall have any liability arising out of or in connection with this Agreement, provided that, subject to Section 8.02 of this Agreement, no provision of this Agreement shall be construed to relieve the Trustee or the Certificate Administrator, as applicable, or any such person, from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or its own bad faith; and provided, further, that:

(i)                    Prior to the occurrence of a Servicer Termination Event or Operating Advisor Termination Event of which a Responsible Officer of the Trustee has actual knowledge, and after the curing or waiver of all such Servicer Termination Events which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, neither the Trustee nor the Certificate Administrator shall be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Certificate Administrator and, in the absence of bad faith on the part of the Trustee or the Certificate Administrator, the Trustee or the Certificate Administrator, as applicable, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any resolutions, certificates, statements, reports, opinions, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as applicable, that conform on their face to the requirements of this Agreement without responsibility for investigating the contents thereof;

(ii)            Neither the Trustee nor the Certificate Administrator shall be personally liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers, unless it shall be proved that the Trustee or the Certificate Administrator, as applicable, was negligent in ascertaining the pertinent facts;

(iii)            Neither the Trustee nor the Certificate Administrator shall be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as is specified herein) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under this Agreement;

(iv)            Neither the Trustee, the Certificate Administrator nor any of their respective directors, officers, employees, agents or control persons shall be responsible for any act or omission of any Custodian, Paying Agent or Certificate Registrar that is not the same Person as, or an Affiliate of, the Trustee or the Certificate Administrator, as applicable, and that is selected other than by the Trustee or the Certificate Administrator, as applicable, performed or omitted in compliance with any custodial or other agreement, or any act or omission of the Master Servicer, Special Servicer, the Depositor, the Operating Advisor, any Serviced Companion Loan Holder, the Directing Holder or the Controlling Class Representative or any other third Person, including, without limitation, in connection with actions taken pursuant to this Agreement;

(v)                Neither the Trustee nor the Certificate Administrator shall be under any obligation to appear in, prosecute or defend any legal action unless such action is incidental to its respective duties as Trustee or Certificate Administrator, as applicable, in accordance with this Agreement (and, if it does, all reasonable legal expenses and costs of such action shall be expenses and costs of the Trust Fund) and in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, and the Trustee or the Certificate Administrator, as applicable, shall be entitled to be reimbursed therefor from the Collection Account, unless such legal action arises (i) as a result of any willful misconduct, bad faith, fraud or negligence in the performance of duties of the Trustee or the Certificate Administrator, as the case may be, or by reason of negligent disregard of the Trustee’s or the Certificate Administrator’s, as the case may be, obligations or duties hereunder, or (ii) as a result of the breach by the Trustee or the Certificate Administrator, as the case may be, of any of its representations or warranties contained herein; provided, however, that the Trustee or the Certificate Administrator may in its discretion undertake any such action related to its obligations hereunder which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder;

(vi)            Neither the Trustee nor the Certificate Administrator shall be charged with knowledge of any act, failure to act or breach of any Person unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, obtains actual knowledge of such failure or receives written notice of such act, failure to act or breach from any other party to this Agreement, any Certificateholder or Certificate Owner, the Uncertificated VRR Interest Owner, a Serviced Companion Loan Holder, the Directing Holder or the Controlling Class Representative; and

(vii)            Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event shall the Trustee or the Certificate Administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Certificate Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

None of the provisions contained in this Agreement shall require the Trustee or the Certificate Administrator, in its capacity as Trustee or the Certificate Administrator, as applicable, to expend or risk its own funds, or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if in the opinion of the Trustee or the Certificate Administrator, as applicable, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. None of the provisions contained in this Agreement shall in any event require the Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (other than the obligations to make Advances under Sections 3.20 and 4.06 of this Agreement), the Special Servicer or the Certificate Administrator under this Agreement, except during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Master Servicer, the Special Servicer or the Certificate Administrator in accordance with the terms of this Agreement. None of the provisions contained in this Agreement shall in any event require the Certificate Administrator to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer, the Special Servicer, the Trustee or the Operating Advisor under this Agreement. Neither the Trustee nor the Certificate Administrator shall be required to post any surety or bond of any kind in connection with its performance of its obligations under this Agreement and neither the Trustee nor the Certificate Administrator shall be liable for any loss on any investment of funds pursuant to this Agreement (other than any funds invested with it in its commercial capacity or at its discretion).

(d)               The Operating Advisor, the Master Servicer, the Special Servicer or the Trustee may at any time request from the Certificate Administrator written confirmation of whether any Control Termination Event or Consultation Termination Event occurred during the previous calendar year and the Certificate Administrator shall deliver such confirmation, based on information in its possession, to the requesting party within ten (10) Business Days of such request. Further, the Certificate Administrator shall post a “special notice” on the Certificate Administrator’s Website within ten (10) days of its determination (or its receipt of notice) of the commencement or cessation of any Control Termination Event or Consultation Termination Event.

Section 8.02              Certain Matters Affecting the Trustee and the Certificate Administrator.

(a)               Except as otherwise provided in Section 8.01 of this Agreement:

(i)                    Each of the Trustee and the Certificate Administrator may request and/or rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and neither the Trustee nor the Certificate Administrator shall have any responsibility to ascertain or confirm the genuineness of any such party or parties;

(ii)                 Each of the Trustee and the Certificate Administrator may consult with counsel and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

(iii)              (A) Neither the Trustee nor the Certificate Administrator shall be under any obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Certificate Administrator, as applicable, security or indemnity reasonably satisfactory to the Trustee or the Certificate Administrator, as applicable, against the costs, expenses and liabilities which may be incurred therein or thereby; and

(B)          the right of the Trustee or the Certificate Administrator, as applicable, to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and neither the Trustee nor the Certificate Administrator shall be answerable for other than its negligence or willful misconduct in the performance of any such act;

provided that subject to the foregoing clause (A), nothing contained herein shall relieve the Trustee of the obligations, upon the occurrence of a Servicer Termination Event (which has not been cured or waived) of which a Responsible Officer of the Trustee has actual knowledge, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;

(iv)            Neither the Trustee, the Certificate Administrator nor any of their respective directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Act shall be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Trustee or the Certificate Administrator, as applicable, to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)            Neither the Trustee nor the Certificate Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% (or such other percentage as is specified herein) of the Percentage Interests of any affected Class; provided, however, that if the payment within a reasonable time to the Trustee or the Certificate Administrator, as applicable, of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, as applicable, not reasonably assured to the Trustee or the Certificate Administrator, as applicable, by the security afforded to it by the terms of this Agreement, the Trustee or the Certificate Administrator, as applicable, may require reasonable indemnity against such expense or liability as a condition to taking any such action. The reasonable expense of every such investigation shall be paid by the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, if a Servicer Termination Event or Operating Advisor Termination Event shall have occurred and be continuing relating to the Master Servicer, the Special Servicer or the Operating Advisor, respectively and if such investigation results from such Servicer Termination Event or Operating Advisor Termination Event, and otherwise by the Certificateholders requesting the investigation;

(vi)            Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys but shall not be relieved of its obligations hereunder; and

(vii)            For purposes of this Agreement, the Trustee or the Certificate Administrator, as applicable, shall have notice of an event only when a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

(b)               Following the Startup Day, neither the Trustee nor the Certificate Administrator shall, except as expressly required by any provision of this Agreement, accept any contribution of assets to the Trust Fund unless the Trustee or the Certificate Administrator, as applicable, shall have received an Opinion of Counsel (the costs of obtaining such opinion to be borne by the Person requesting such contribution) to the effect that the inclusion of such assets in the Trust Fund will not cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust, at any time that any Certificates are outstanding or subject a Trust REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

(c)               All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee or the Certificate Administrator, as applicable, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

Neither the Trustee nor the Certificate Administrator shall have any duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by the Depositor pursuant to this Agreement or the eligibility of any Mortgage Loan for purposes of this Agreement.

(d)               Neither the Trustee nor the Certificate Administrator shall be responsible for delays or failures in performance resulting from acts beyond its control (such acts include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

(e)               Each of the Certificate Administrator, Custodian, Rule 17g-5 Information Provider, Authenticating Agent, Paying Agent and Certificate Registrar shall be entitled to the same rights, indemnities, immunities, benefits (other than compensation), privileges and protections afforded to the Trustee hereunder in the same manner as if such party were the named Trustee herein mutatis mutandis.

(f)                Notwithstanding anything to the contrary herein, any and all e-mail communications (both text and attachments) by or from the Trustee or the Certificate Administrator that the Trustee or the Certificate Administrator, as applicable, deems to contain confidential, proprietary, and/or sensitive information may be encrypted. The recipient (the “E-mail Recipient”) of the encrypted e-mail communication will be required to complete a registration process. Instructions on how to register and/or retrieve an encrypted message will be included in the first secure e-mail sent by the Trustee or the Certificate Administrator, as applicable, to the E-mail Recipient.

(g)               No provision of this Agreement or any Loan Document shall be deemed to impose any duty or obligation on the Trustee or the Certificate Administrator to take or omit to take any action, or suffer any action to be taken or omitted, in the performance of its duties or obligations under the Loan Documents, or to exercise any right or power thereunder, to the extent that taking or omitting to take such action or suffering such action to be taken or omitted would violate applicable law binding upon it (which determination may be based on Opinion of Counsel).

(h)               In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering including Section 326 of the USA PATRIOT Act (for purposes of this clause (h), “Applicable Law”), each of the Trustee and the Certificate Administrator is required to obtain, verify, record and update certain information relating to individuals and entities that maintain a business relationship with the Trustee or the Certificate Administrator, as applicable. Accordingly, each of the parties hereto agrees to provide to the Trustee or the Certificate Administrator, as applicable, upon its request from time to time, such identifying information and documentation as may be available for such party in order to enable the Trustee or the Certificate Administrator, as applicable, to comply with Applicable Law.

Section 8.03              Neither the Trustee Nor the Certificate Administrator Is Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates (other than the signature and authentication of the Certificate Administrator on the Certificates) shall not be taken as the statements of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, and the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor assume no responsibility for their correctness. The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor make no representations or warranties as to the validity or sufficiency of this Agreement, of the Certificates or any prospectus used to offer the Certificates for sale or the validity, enforceability or sufficiency of any Mortgage Loan or of the Trust Subordinate Companion Loan or related document. Neither the Trustee nor the Certificate Administrator shall at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage, any Mortgage Loan, the Trust Subordinate Companion Loan or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement. Without limiting the foregoing, neither the Trustee nor the Certificate Administrator shall be liable or responsible for: the existence, condition and ownership of any Mortgaged Property; the existence of any hazard or other insurance thereon (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer) or the enforceability thereof; the existence of any Mortgage Loan or Trust Subordinate Companion Loan or the contents of the related Mortgage File on any computer or other record thereof (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer); the validity of the assignment of any Mortgage Loan or Trust Subordinate Companion Loan to the Trust Fund or of any intervening assignment; the completeness of any Mortgage File (except for its review thereof pursuant to Section 2.02); the performance or enforcement of any Mortgage Loan or Trust Subordinate Companion Loan (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer); the compliance by the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation prior to the Trustee’s receipt of notice or other discovery of any non-compliance therewith or any breach thereof; any investment of moneys by or at the direction of the Master Servicer or any loss resulting therefrom (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer), it being understood that the Trustee shall remain responsible for any Trust Fund property that it may hold in its individual capacity; the acts or omissions of any of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer) or any Sub-Servicer or any Mortgagor; any action of the Master Servicer, the Special Servicer or the Operating Advisor (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer) or any Sub-Servicer taken in the name of the Trustee except to the extent such action is taken at the express written direction of the Trustee; the failure of the Master Servicer or the Special Servicer or any Sub-Servicer to act or perform any duties required of it on behalf of the Trust Fund or the Trustee as applicable hereunder; or any action by or omission of the Trustee taken at the instruction of the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer) unless the taking of such action is not permitted by the express terms of this Agreement; provided, however, that the foregoing shall not relieve the Trustee or the Certificate Administrator, as applicable, of its obligation to perform its duties as specifically set forth in this Agreement. Neither the Trustee nor the Certificate Administrator shall be accountable for the use or application by the Depositor of any of the Certificates or the Uncertificated VRR Interest issued to it or of the proceeds of such Certificates or the Uncertificated VRR Interest, or for the use or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the assignment of the Mortgage Loans or deposited in or withdrawn from the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Lock Box Account, the Escrow Accounts, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account or any other account maintained by or on behalf of the Master Servicer or the Special Servicer, other than any funds held by the Trustee or the Certificate Administrator, as applicable. Neither the Trustee nor the Certificate Administrator shall have responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless in the case of the Trustee, the Trustee shall have become the successor Master Servicer) or to record this Agreement. In making any calculation hereunder which includes as a component thereof the payment or distribution of interest for a stated period at a stated rate “to the extent permitted by applicable law,” the Trustee or the Certificate Administrator, as applicable, shall assume that such payment is so permitted unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, has actual knowledge, or receives an Opinion of Counsel (at the expense of the Person asserting the impermissibility) to the effect that such payment is not permitted by applicable law.

Section 8.04              Trustee and Certificate Administrator May Own Certificates. The Trustee, the Certificate Administrator and any agent of the Trustee or the Certificate Administrator, each, in its individual capacity or any other capacity, may become the owner or pledgee of Certificates, and may deal with the Depositor and the Master Servicer in banking transactions, with the same rights it would have if it were not Trustee, the Certificate Administrator or such agent, as the case may be.

Section 8.05              Payment of Trustee/Certificate Administrator Fees and Expenses; Indemnification.

(a)               As compensation for the performance of its duties hereunder, the Trustee shall be paid its portion of the Trustee/Certificate Administrator Fee, which shall cover recurring and otherwise reasonably anticipated expenses of the Trustee. As compensation for the performance of its duties hereunder, the Certificate Administrator shall be paid its portion of the Trustee/Certificate Administrator Fee, which shall cover recurring and otherwise reasonably anticipated expenses of the Certificate Administrator. The Certificate Administrator shall pay the Trustee the Trustee’s portion of the Trustee/Certificate Administrator Fee. The Trustee/Certificate Administrator Fee shall be paid monthly on a Mortgage Loan-by-Mortgage Loan (or Trust Subordinate Companion Loan-by-Trust Subordinate Companion Loan, if applicable) basis. The Trustee/Certificate Administrator Fee (which in each case shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee’s and the Certificate Administrator’s sole form of compensation for all services rendered by each of them in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee or the Certificate Administrator, as applicable, hereunder. No Trustee/Certificate Administrator Fee shall be payable with respect to any Companion Loan. In the event that the Trustee assumes the servicing responsibilities of the Master Servicer or the Special Servicer hereunder pursuant to or otherwise arising from the resignation or removal of the Master Servicer or the Special Servicer, the Trustee shall be entitled to the compensation to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled.

(b)               Each of the Trustee and the Certificate Administrator shall be paid or reimbursed by the Trust Fund upon its request for all reasonable expenses, disbursements and, except for Advances otherwise reimbursable hereunder, advances incurred or made by the Trustee or the Certificate Administrator, as applicable, pursuant to and in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ) to the extent such payments are “unanticipated expenses” as described in clause (d) below, except any such expense, disbursement or advance as may arise from its negligence, bad faith or willful misconduct; provided, however, that, subject to Section 8.01 and Section 8.02 of this Agreement, neither the Trustee nor the Certificate Administrator shall refuse to perform any of its duties hereunder solely as a result of the failure to be paid the Trustee/Certificate Administrator Fee or the Trustee’s expenses or the Certificate Administrator’s expenses, as applicable.

The Master Servicer and the Special Servicer covenant and agree to pay or reimburse the Trustee for the reasonable out-of-pocket expenses incurred or made by the Trustee in connection with any transfer of the servicing responsibilities of the Master Servicer or the Special Servicer, respectively, hereunder, pursuant to or otherwise arising from the resignation or removal of the Master Servicer or the Special Servicer, in accordance with any of the provisions of this Agreement (and including the reasonable fees and expenses and disbursements of its counsel and all other persons not regularly in its employ), except any such expenses as may arise from the negligence or bad faith of the Trustee.

(c)               Each of the Paying Agent, the Authenticating Agent, the Certificate Administrator, the Certificate Registrar, the Custodian, the Trustee, the Asset Representations Reviewer, the Depositor, the Master Servicer and the Special Servicer (each, an “Indemnifying Party”) shall indemnify the Trustee, the Paying Agent, the Authenticating Agent, the Certificate Administrator, the Certificate Registrar, the Custodian, the Asset Representations Reviewer and their respective Affiliates and each of the directors, officers, employees and agents of the Paying Agent, the Authenticating Agent, the Trustee, the Certificate Administrator, the Certificate Registrar, the Custodian, the Asset Representations Reviewer and their respective Affiliates (each, an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) resulting from each such Indemnifying Party’s respective willful misconduct, bad faith, fraud and/or negligence in the performance of each of its respective obligations or duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder. Each of the Paying Agent, the Authenticating Agent, the Trustee, the Certificate Registrar, the Custodian, the Asset Representations Reviewer and the Certificate Administrator shall indemnify each of the Master Servicer and the Special Servicer and its Affiliates and each of the directors, officers, employees and agents of each of the Master Servicer and the Special Servicer and its Affiliates (each, a “Servicer Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Servicer Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Servicer Indemnified Party in any action or proceeding between the Trustee, the Paying Agent, the Authenticating Agent, the Certificate Registrar, the Custodian, the Asset Representations Reviewer or the Certificate Administrator, as applicable, and the Servicer Indemnified Party or between the Servicer Indemnified Party and any third party or otherwise) related to the Trustee’s, the Authenticating Agent’s, the Paying Agent’s, the Certificate Registrar’s, the Custodian’s, the Asset Representations Reviewer’s or the Certificate Administrator’s respective willful misconduct, bad faith, fraud and/or negligence in the performance of each of its respective duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder. Each of the Authenticating Agent, the Paying Agent, the Certificate Registrar, the Custodian, the Certificate Administrator, the Asset Representations Reviewer and the Trustee shall indemnify the Depositor, any employee, director or officer of the Depositor, and the Trust Fund and hold the Depositor, any employee, director or officer of the Depositor, and the Trust Fund harmless against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties (i) as a result of any willful misconduct, bad faith, fraud or negligence in the performance of duties of the Authenticating Agent, the Paying Agent, the Certificate Registrar, the Custodian, the Certificate Administrator, the Asset Representations Reviewer or the Trustee, as the case may be, or by reason of negligent disregard of the Authenticating Agent, the Paying Agent’s, the Certificate Registrar’s, the Custodian’s, the Certificate Administrator’s, the Asset Representations Reviewer’s or the Trustee’s, as the case may be, obligations or duties hereunder, or (ii) as a result of the breach by the Authenticating Agent, the Paying Agent, the Certificate Registrar, the Custodian, the Certificate Administrator, the Asset Representations Reviewer or the Trustee, as the case may be, of any of its representations or warranties contained herein.

(d)               The Trust Fund shall indemnify each Indemnified Party from, and hold it harmless against, any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the Indemnified Party in any action or proceeding between the Trust Fund and the Indemnified Party or between the Indemnified Party and any third party or otherwise) arising in respect of this Agreement or the Certificates or the Uncertificated VRR Interest, in each case to the extent and only to the extent, such payments are expressly reimbursable under this Agreement, or are unanticipated expenses (as defined below), other than (i) those resulting from the negligence, fraud, bad faith or willful misconduct, or negligent disregard of obligations and duties hereunder, of the Indemnified Party and (ii) except to the extent such amounts are not paid pursuant to this Section 8.05, those as to which such Indemnified Party is entitled to indemnification pursuant to Section 8.05(c). The term “unanticipated expenses” shall include any fees, expenses and disbursements of the Trustee or the Certificate Administrator or any separate trustee or co-trustee or certificate administrator appointed hereunder, only to the extent such fees, expenses and disbursements were not reasonably anticipated as of the Closing Date, and the losses, liabilities, damages, claims or incremental expenses (including reasonable attorneys’ fees) incurred or, except in the case of an Advance otherwise reimbursable hereunder, advanced by an Indemnified Party in connection with (i) a default under any Mortgage Loan and (ii) any litigation arising out of this Agreement, including, without limitation, under Section 2.03, Section 3.10, the third paragraph of Section 3.11, Section 4.05 and Section 7.01 of this Agreement. The right of reimbursement of the Indemnified Parties under this Section 8.05(d) shall be senior to the rights of all Certificateholders and the Uncertificated VRR Interest Owner.

(e)               Notwithstanding anything herein to the contrary, this Section 8.05 shall survive the termination or maturity of this Agreement or the resignation or removal of the Trustee or the Certificate Administrator, as applicable, as regards rights accrued prior to such resignation or removal and (with respect to any acts or omissions during their respective tenures) the resignation, removal or termination of the Master Servicer, the Special Servicer, the Paying Agent, the Authenticating Agent, the Certificate Registrar or the Custodian.

(f)                This Section 8.05 shall be expressly construed to include, but not be limited to, such indemnities, compensation, expenses, disbursements, advances, losses, liabilities, damages and the like, as may pertain or relate to any environmental law or environmental matter.

Section 8.06              Eligibility Requirements for the Trustee and the Certificate Administrator. Each of the Trustee and the Certificate Administrator hereunder shall at all times be a corporation or association organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, having a combined capital and surplus of at least $[100,000,000], and subject to supervision or examination by federal or state authority, and the Trustee shall not be an Affiliate of any other member of the Restricted Group (other than an Underwriter and, during any period when the Trustee has assumed the duties of the Master Servicer pursuant to Section 7.02 , the Master Servicer). [Neither the Trustee nor the Certificate Administrator shall be the Third Party Purchaser or a Risk Retention Affiliate of the Third Party Purchaser.]1 Further, (i) the Trustee is required to maintain a rating on its unsecured long term debt of at least “[__]” by [RA1] (or “[__]” by [RA1] if the Trustee has a short term debt rating of at least “[__]” from [RA1]; provided, however, that solely with respect to [trustee] as the initial Trustee, for so long as the Master Servicer maintains a rating on its unsecured long term debt of at least “[__]” by [RA1] and a short term debt rating of at least “[__]” from [RA1], the initial Trustee will be deemed to have met the eligibility requirement in this clause (i) if it maintains a rating on its unsecured long term debt of at least “[__]” by [RA1] and a short term debt rating of at least “[__]” from [RA1]) (or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation), and (ii) the Certificate Administrator is required to maintain a rating on its unsecured long term debt of at least (A) “[__]” by [RA5] and (B) “[__]” by [RA1] (or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation). In addition, the Trustee shall satisfy the requirements for a trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. If a corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this

1 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event that the place of business from which the Trustee or the Certificate Administrator, as applicable, administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust Fund or the net income of a Trust REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions) the Trustee or the Certificate Administrator, as applicable, shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax from its own funds and continue as Trustee or Certificate Administrator, as applicable, or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax. In case at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of this Section, the Trustee or the Certificate Administrator, as applicable, shall resign immediately in the manner and with the effect specified in Section 8.07.

Section 8.07              Resignation and Removal of the Trustee or the Certificate Administrator. Each of the Trustee and the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the other such party, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificateholders, the Uncertificated VRR Interest Owner, the Serviced Companion Loan Holders and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13 of this Agreement, the Rule 17g-5 Information Provider. Upon such notice of resignation, the Master Servicer shall promptly appoint a successor Trustee or the Certificate Administrator, as applicable, with respect to which the Rating Agencies have provided a Rating Agency Confirmation to the resigning Trustee or Certificate Administrator, as applicable, and the successor Trustee or Certificate Administrator, as applicable. If no successor Trustee or Certificate Administrator, as applicable, shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for the appointment of a successor Trustee or Certificate Administrator, as applicable. The Trustee or the Certificate Administrator, as applicable, will bear all reasonable costs and expenses of each other party hereto and each Rating Agency in connection with its resignation (including, but not limited to, the costs of assigning Mortgage Loans by reason of change in Trustee).

If at any time either the Trustee or the Certificate Administrator [is required to resign in accordance with the provisions of Section 3.36 and shall fail to resign after written request therefor by the Depositor or Master Servicer, or]1 shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or Master Servicer, or if at any time either the Trustee or the Certificate Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator, as applicable, or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or the Certificate Administrator, as applicable, or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor may remove the Trustee or the Certificate Administrator, as

1 Include for transactions that satisfy credit risk retention requirements through the purchase of an eligible horizontal residual interest by a third party purchaser.

applicable, and promptly appoint a successor Trustee or the Certificate Administrator, as applicable, by written instrument, which shall be delivered to the Trustee or the Certificate Administrator, as applicable, so removed and to the successor Trustee or Certificate Administrator, as applicable. The Holders of Certificates entitled to more than 50% of the Voting Rights of all of the Certificates may at any time remove the Trustee or the Certificate Administrator and appoint a successor Trustee or the Certificate Administrator, as applicable, by written instrument or instruments, in five originals, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Master Servicer, one complete set to the Trustee (in connection with the removal of the Certificate Administrator), one complete set to the Certificate Administrator (in connection with the removal of the Trustee), one complete set to the Trustee or Certificate Administrator, as applicable, so removed and one complete set to the successor Trustee or Certificate Administrator, as applicable, so appointed, and a copy thereof shall be delivered to the Serviced Companion Loan Holders.

In the event that the Trustee or the Certificate Administrator is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Mortgage Loans or Serviced Loan Combination shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts (including Advances and any accrued interest thereon) accrued or owing to it under this Agreement, with respect to periods prior to the date of such termination or removal, and no termination without cause shall be effective until the payment of such amounts to the Trustee or the Certificate Administrator, as applicable). The Trustee or the Certificate Administrator, as applicable, will bear all reasonable costs and expenses of each other party hereto and each Rating Agency in connection with its termination or removal; provided that if the Trustee or the Certificate Administrator, as applicable, is terminated without cause by the Holders of Certificates evidencing more than 50% of the Voting Rights of all Certificates as provided in the immediately preceding paragraph, then such Holders will be required to pay all the reasonable costs and expenses of the Trustee or the Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including, if applicable, custody of the Mortgage Files) of the Trustee or Certificate Administrator, as applicable, to a successor trustee or certificate administrator.

Any resignation or removal of the Trustee or the Certificate Administrator and appointment of a successor Trustee or Certificate Administrator, as applicable, pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor Trustee or successor Certificate Administrator, as applicable, as provided in Section 8.08.

Upon the resignation or upon the termination of the Trustee, the outgoing Trustee shall (subject to the terms of the third paragraph of this Section 8.07), at its own expense, ensure that prior to its transfer of duties to any successor (to the extent such Loan Document was assigned or endorsed to the Trustee), (A) the original executed Note for each Mortgage Loan, is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor, as trustee for the registered holders of [issuing entity], Commercial Mortgage Pass-Through Certificates, [Series designation] and the Uncertificated VRR Interest Owner” or in blank, and (B) in the case of the other Loan Documents, are assigned (and, other than in connection with the removal of the Trustee without cause, recorded as appropriate) to such successor, and such successor shall review the documents delivered to it or the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsement and assignment has been made. The outgoing Trustee shall provide copies of the documentation provided for in items (A) and (B) above to the Master Servicer, in each case to the extent such copies are not already in the Master Servicer’s possession. If the Trustee is removed without cause, the Loan Documents identified in clause (B) of the preceding sentence shall, if appropriate, be recorded by the successor trustee if so required by the Master Servicer or the Special Servicer and at the expense of the Trust (for so long as no Control Termination Event is continuing, with the consent of the Controlling Class Representative, and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, after consultation with the Controlling Class Representative).

Neither the Asset Representations Reviewer nor any of its Affiliates may be appointed as successor Trustee or Certificate Administrator.

Section 8.08              Successor Trustee or Successor Certificate Administrator.

(a)               Any successor Trustee or Certificate Administrator appointed as provided in Section 8.07 of this Agreement shall execute, acknowledge and deliver to the Depositor, the Master Servicer, the Special Servicer and to the predecessor Trustee or Certificate Administrator, as applicable, as the case may be, instruments accepting their appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator, as applicable, shall become effective and such successor Trustee or Certificate Administrator, as applicable, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Certificate Administrator, as applicable, herein, provided that a Rating Agency Confirmation shall be obtained from each Rating Agency with respect to the appointment of such successor Trustee or Certificate Administrator. The predecessor Certificate Administrator shall deliver to the successor Certificate Administrator all Mortgage Files and related documents and statements held by it hereunder. The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the predecessor Trustee or Certificate Administrator, as applicable, shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Trustee or Certificate Administrator, as applicable, all such rights, powers, duties and obligations. No successor Trustee or Certificate Administrator shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor Trustee or Certificate Administrator, as applicable, shall be eligible under the provisions of Section 8.06.

Upon acceptance of appointment by a successor Trustee or Certificate Administrator, as applicable, as provided in this Section 8.08, the Depositor shall mail notice of the succession of such Trustee or Certificate Administrator, as applicable, hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register, to the Uncertificated VRR Interest Owner and to the Companion Loan Holders. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor Trustee or Certificate Administrator, the successor Trustee or Certificate Administrator, as applicable, shall cause such notice to be mailed at the expense of the Depositor.

(b)               Any successor Trustee or Certificate Administrator appointed pursuant to this Agreement shall satisfy the eligibility requirements set forth in Section 8.06 hereof.

Section 8.09              Merger or Consolidation of the Trustee or the Certificate Administrator. Any entity into which the Trustee or the Certificate Administrator may be merged or converted, or with which the Trustee or the Certificate Administrator, as applicable, may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator, as applicable, shall be a party, or any entity succeeding to the corporate trust business of the Trustee or the Certificate Administrator, as applicable, shall be the successor of the Trustee or the Certificate Administrator, as applicable, hereunder, provided such entity shall be eligible under the provisions of Section 8.06 without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 8.10              Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund, the assets thereof or any property securing the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in the identity, organization, status, power, conflicts, internal policy or other development with respect to the Trustee, and/or (ii) the Trust Fund, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Trust Fund; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of or none of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Trust Fund) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. If the Depositor shall not be in existence or shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case a Servicer Termination Event shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. Except as required by applicable law, the appointment of a co-trustee or separate trustee shall not relieve the Trustee of its responsibilities, obligations and liabilities hereunder. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 8.06 hereunder and no notice to Holders of Certificates or the Uncertificated VRR

Interest Owner of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee solely at the direction of the Trustee.

The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate trustee or co-trustee, or if the separate trustee or co-trustee is an employee of the Trustee, the Trustee acting alone may accept the resignation of or remove any separate trustee or co-trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Every such instrument shall be filed with the Trustee. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. In no event shall any such separate trustee or co-trustee be entitled to any provision relating to the conduct of, affecting the liability of, or affording protection to, such separate trustee or co-trustee that imposes a standard of conduct less stringent than that imposed on the Trustee hereunder, affording greater protection than that afforded to the Trustee hereunder or providing a greater limit on liability than that provided to the Trustee hereunder.

Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

Section 8.11              Access to Certain Information.

(a)               The Certificate Administrator and the Custodian shall afford to any Privileged Person (including the Operating Advisor and the related Directing Holder) access to any documentation (other than any Privileged Information) regarding the Mortgage Loans or the other assets of the Trust Fund that are in its possession or within its control. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Certificate Administrator or the Custodian.

(b)                   The Certificate Administrator (or, in the case of the Mortgage Files, the Trustee) shall maintain at its offices (and, upon reasonable prior written request and during normal business hours, shall make available, or cause to be made available) for review by any Privileged Person originals and/or copies of the following items (to the extent such items were prepared by or delivered to the Certificate Administrator (or the Trustee, as applicable) in electronic format):

(i)                     the Prospectus;

(ii)                 this Agreement, each Sub-Servicing Agreement delivered to the Certificate Administrator since the Closing Date (if any), the Mortgage Loan Purchase Agreements and any amendments and exhibits hereto or thereto;

(iii)              all Certificate Administrator reports made available to holders of each relevant class of Certificates since the Closing Date;

(iv)                     all Distribution Date Statements and all CREFC® reports actually delivered or otherwise made available to Certificateholders pursuant to Section 4.02 of this Agreement since the Closing Date;

(v)                  the annual assessments as to compliance (in the case of the Master Servicer and the Special Servicer) and the Officer’s Certificates delivered by the Master Servicer and the Special Servicer to the Certificate Administrator since the Closing Date pursuant to Section 10.10 of this Agreement;

(vi)                 the annual independent public accountants’ servicing report caused to be delivered by the Master Servicer and the Special Servicer to the Certificate Administrator since the Closing Date pursuant to Section 10.10 of this Agreement;

(vii)                 the most recent inspection report prepared by or on behalf of the Master Servicer or the Special Servicer, as applicable, and delivered to the Certificate Administrator in respect of each Mortgaged Property pursuant to Section 3.18 of this Agreement;

(viii)                   any and all notices and reports delivered to the Certificate Administrator with respect to any Mortgaged Property as to which the environmental testing contemplated by Section 3.10(e) of this Agreement revealed that neither of the conditions set forth in clauses (i) and (ii) thereof was satisfied;

(ix)               the Mortgage Files, including any and all modifications, waivers and amendments of the terms of the Mortgage Loans (or the Serviced Loan Combinations) entered into or consented to by the Master Servicer, the Special Servicer, any Outside Servicer or any Outside Special Servicer and delivered to the Trustee (or a Custodian on its behalf) pursuant to Section 3.24 of this Agreement;

(x)                  the summary of each Final Asset Status Report delivered to the Certificate Administrator pursuant to Section 3.21(b) of this Agreement and the annual, quarterly and monthly operating statements, if any, collected by or on behalf of the Master Servicer or the Special Servicer, as applicable, and delivered to the Certificate Administrator for each Mortgaged Property, together with the other information specified in Section 4.02(b) of this Agreement;

(xi)               any and all Officer’s Certificates and other evidence delivered to or by the Certificate Administrator to support its or the Master Servicer’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(xii)               notice of termination or resignation of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, any Outside Servicer, any Outside Special Servicer or any Outside Trustee (and appointments of successors thereto);

(xiii)              all Special Notices;

(xiv)               any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format; and

(xv)                any other information that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A.

The Certificate Administrator shall provide, or cause to be provided, copies of any and all of the foregoing items upon reasonable written request of any of the parties set forth in the previous sentence.

The Certificate Administrator shall not be liable for providing or disseminating information in accordance with the terms of this Agreement.

Article IX TERMINATION; OPTIONAL MORTGAGE LOAN PURCHASE

Section 9.01              Termination; Optional Mortgage Loan Purchase.

(a)               The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator, the Asset Representations Reviewer and the Trustee created hereby with respect to the Certificates, the Uncertificated VRR Interest, the Mortgage Loans and the Serviced Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders and the Uncertificated VRR Interest Owner as hereinafter set forth and to make any required remittances to the Serviced Companion Loan Holders in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class [R] Certificates of all the Mortgage Loans (for the avoidance of doubt, excluding the Trust Subordinate Companion Loan if the Trust AB Loan Combination (or the related REO Loan) is an asset of the Trust) and REO Properties (other than any portion related to the Trust Subordinate Companion Loan if the Trust AB Loan Combination (or the related REO Loan) is an asset of the Trust) (or interests therein) then included in the Trust Fund pursuant to subsection (c) or in the event the Class [LOAN-SPECIFIC] Certificateholders exchange their Certificates for the Trust Subordinate Companion Loan, the Upper-Tier REMIC and Lower-Tier REMIC or the [LOAN-SPECIFIC] Trust Subordinate Companion Loan REMIC, as applicable, (ii) the exchange by the Remaining Certificateholder of its Certificates and the Uncertificated VRR Interest for all the Mortgage Loans (for the avoidance of doubt, other than the Class [ARD], [Loan-specific class] and Class R Certificates and excluding the Trust Subordinate Companion Loan if the Trust AB Loan Combination (or the related REO Loan) is an asset of the Trust) and REO Properties (other than any portion related to the Trust Subordinate Companion Loan if the Trust AB Loan Combination (or the related REO Loan) is an asset of the Trust) (or interests therein) then included in the Trust Fund pursuant to subsection (h) and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan, Trust Subordinate Companion Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created hereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof. All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

(b)               In connection with a termination contemplated by Section 9.01(a) of this Agreement, the Trust REMICs outstanding shall be terminated and the assets of the Lower-Tier REMIC shall be sold or otherwise disposed of in connection therewith, pursuant to a “plan of complete liquidation” within the meaning of Code Section 860F(a)(4)(A) providing for the actions contemplated by the provisions hereof pursuant to which the applicable Notice of Termination is given and requiring that the assets of the Lower-Tier REMIC shall be sold for cash and that each such Trust REMIC shall terminate on a Distribution Date occurring not more than 90 days following the date of adoption of the plan of complete liquidation. For purposes of this Section 9.01(b), the Notice of Termination given pursuant to Section 9.01(c) shall constitute the adoption of the plan of complete liquidation as of the date such notice is given, which date shall be specified by the Certificate Administrator in the final federal income tax returns of each Trust REMIC. Notwithstanding the termination of the Trust REMICs, or the Trust Fund, the Certificate Administrator shall be responsible for filing the final Tax Returns for the Trust REMICs and for the Grantor Trust for the period ending with such termination, and shall maintain books and records with respect to the Trust REMICs and the Grantor Trust for the period for which it maintains its own tax returns or other reasonable period.

(c)               The Holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class [R] Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to this Agreement (whereupon the Master Servicer shall notify the Serviced Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (for the avoidance of doubt, excluding the Trust Subordinate Companion Loan if the Trust AB Loan Combination (or the related REO Loan) is an asset of the Trust) (and in the case of the Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Mortgage Loans, but excluding any portion related to the Trust Subordinate Companion Loan if the Trust AB Loan Combination (or the related REO Loan) is an asset of the Trust) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price (excluding the amount described in clause (f) of the definition of “Purchase Price”) of all the Mortgage Loans (exclusive of REO Mortgage Loans and the Trust Subordinate Companion Loan if the Trust AB Loan Combination (or the related REO Loan) is an asset of the Trust) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property (other than any portion related to the Trust Subordinate Companion Loan if the Trust AB Loan Combination (or the related REO Loan) is an asset of the Trust), if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder and the Uncertificated VRR Interest Owner, or, in the case of a termination by the Holder of a Class [R] Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder and the Uncertificated VRR Interest Owner) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date. All costs and expenses incurred by any and all parties to this Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to this Section 9.01(c) shall be borne by the party exercising its purchase rights hereunder. The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to this subsection (c).

(d)               If the Trust Fund has not been previously terminated pursuant to subsection (c) or subsection (h) of this Section 9.01, the Certificate Administrator shall determine as soon as practicable the Distribution Date on which the Certificate Administrator reasonably anticipates, based on information with respect to the Mortgage Loans previously provided to it, that the final distribution will be made (i) to the Holders of outstanding Regular

Certificates (exclusive of the Class [VRR] Certificates), to the Holders of the outstanding Class [VRR] Certificates and the Uncertificated VRR Interest Owner, and to the Trustee in respect of the Lower-Tier Regular Interests, notwithstanding that such distribution may be insufficient to distribute in full an amount equal to the remaining Certificate Balance, Uncertificated VRR Interest Balance, or Lower-Tier Principal Balance, as applicable, of each such Class of Certificates, the Uncertificated VRR Interest and Lower Tier Regular Interest, together with amounts required to be distributed on such Distribution Date pursuant to Section 4.01 of this Agreement (or, if no such Regular Certificates, the Uncertificated VRR Interest, or any Class [EC] Regular Interests are then outstanding, to the Holders of the Class [R] Certificates) and (ii) to the Holders of the Grantor Trust Certificates and the Uncertificated VRR Interest Owner, of any amount remaining in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Exchangeable Distribution Account and/or the Excess Liquidation Proceeds Reserve Account, as applicable, in any case, following the later to occur of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund or (b) the liquidation or disposition pursuant to Section 3.17 of this Agreement of the last asset held by the Trust Fund.

(e)               Notice of any termination of the Trust Fund pursuant to this Section 9.01 shall be mailed by the Certificate Administrator to affected Certificateholders and the Uncertificated VRR Interest Owner at their addresses shown in the Certificate Register, the Subordinate Loan-Specific Directing Certificateholder (with a copy to the Master Servicer, the Special Servicer and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13 of this Agreement, the Rule 17g-5 Information Provider) as soon as practicable after the Certificate Administrator shall have received, given or been deemed to have received a Notice of Termination but in any event not more than thirty days, and not less than ten days, prior to the Anticipated Termination Date. The notice mailed by the Certificate Administrator to affected Certificateholders and the Uncertificated VRR Interest Owner shall:

(i)                     specify the Anticipated Termination Date on which the final distribution is anticipated to be made to Holders of Certificates of the Classes specified therein and the Uncertificated VRR Interest Owner;

(ii)                  specify the amount of any such final distribution, if known; and

(iii)             state that the final distribution to Certificateholders will be made only upon presentation and surrender of Certificates at the office of the Paying Agent therein specified and to the Uncertificated VRR Interest Owner only upon delivery of a written instrument surrendering the Uncertificated VRR Interest and acknowledging that such distribution is the final distribution.

If the Trust Fund is not terminated on any Anticipated Termination Date for any reason, the Certificate Administrator shall promptly mail notice thereof to each affected Certificateholder.

(f)                  Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or the failure of the Uncertificated VRR Interest Owner to surrender the Uncertificated VRR Interest shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders or the non-surrendering Uncertificated VRR Interest Owner, whereupon the Trust Fund shall terminate. If any Certificates or Uncertificated VRR Interest as to which notice of the Termination Date has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders or Uncertificated VRR Interest Owner, as applicable, at their last addresses shown in the Certificate Register, to surrender their Certificates or Uncertificated VRR Interest, as applicable, for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate or Uncertificated VRR Interest shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders or Uncertificated VRR Interest Owner, as applicable, concerning surrender of their Certificates or Uncertificated VRR Interest Owner, as applicable. The costs and expenses of maintaining such funds and of contacting Certificateholders or Uncertificated VRR Interest Owner shall be paid out of the assets which remain held. If within two years after the second notice any Certificates or Uncertificated VRR Interest shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class [R] Certificateholders all amounts distributable to the Holders thereof or the Uncertificated VRR Interest Owner, as applicable. No interest shall accrue or be payable to any Certificateholder or the Uncertificated VRR Interest Owner on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) or the Uncertificated VRR Interest Owner’s failure to surrender the Uncertificated VRR Interest, as applicable, for final payment thereof in accordance with this Section 9.01.

(g)               For purposes of this Section 9.01, the Remaining Certificateholder shall have the first option to terminate the Upper Tier REMIC and Lower-Tier REMIC pursuant to subsection (h), and then the Holders of the Controlling Class representing more than 50% of the Certificate Balance of the Controlling Class, and then the Special Servicer, and then the Master Servicer, and then the Holders of Class [R] Certificates representing more than 50% of the Percentage Interests in such Class, in each of the last four cases, pursuant to subsection (c).

(h)                      Following the date on which the Class [X-A] Notional Amount and the aggregate Certificate Balance of the Class [A-1], Class [A-2], Class [A-3], Class [A-4], Class [A-AB] and Class [D] Certificates and the Class [EC] Regular Interests are reduced to zero, the Remaining Certificateholder shall have the right to exchange all of its Certificates (but excluding the [loan-specific class], Class [ARD] and Class [R] Certificates) and the Uncertificated VRR Interest for all of the Mortgage Loans (other than the Trust Subordinate Companion Loan if the Trust AB Loan Combination (or the related REO Loan) is an asset of the Trust) and each REO Property (and including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Mortgage Loans, but excluding any portion related to the Trust Subordinate Companion Loan if the Trust AB Loan Combination (or the related REO Loan) is an asset of the Trust) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) by giving written notice to all the parties hereto no later than 60 days prior to the anticipated date of exchange; provided that such Remaining Certificateholder shall pay the Master Servicer an amount equal to (i) the product of (A) the Prime Rate, (B) the aggregate Certificate Balance of the then-outstanding Sequential Pay Certificates as of the day of the exchange and (C) three, divided by (ii) 360. In the event that the Remaining Certificateholder elects to exchange all of the Certificates (other than the [loan-specific class], Class [ARD] and Class [R] Certificates) and the Uncertificated VRR Interest for all of the Mortgage Loans (for the avoidance of doubt, excluding the Trust Subordinate Companion Loan if the Trust AB Loan Combination (or the related REO Loan) is an asset of the Trust) and each REO Property (and including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Mortgage Loans, but excluding any portion related to the Trust Subordinate Companion Loan if the Trust AB Loan Combination (or the related REO Loan) is an asset of the Trust) remaining in the Trust Fund in accordance with the preceding sentence, such Remaining Certificateholder, not later than the Termination Date, shall deposit in the Collection Account an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee hereunder through the date of the liquidation of the Trust Fund that may be withdrawn from the Collection Account, the Exchangeable Distribution Account or a Distribution Account, but only to the extent that such amounts are not already on deposit in the Collection Account. Upon confirmation that such final deposits have been made and following the surrender of all remaining Certificates (other than the [loan-specific class], Class [ARD] and Class [R] Certificates) and the Uncertificated VRR Interest by the Remaining Certificateholder on the Termination Date, the Custodian shall, upon receipt of a Request for Release from the Master Servicer, release or cause to be released to the Remaining Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans (for the avoidance of doubt, excluding the Trust Subordinate Companion Loan if the Trust AB Loan Combination (or the related REO Loan) is an asset of the Trust) and shall execute all assignments, endorsements and other instruments furnished to it by the Remaining Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans (for the avoidance of doubt, excluding the Trust Subordinate Companion Loan if the Trust AB Loan Combination (or the related REO Loan) is an asset of the Trust) and REO Properties (and including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Mortgage Loans, but excluding any portion related to the Trust Subordinate Companion Loan if the Trust AB Loan Combination (or the related REO Loan) is an asset of the Trust) remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with this Section 9.01. Thereafter, the Trust Fund and the respective obligations and responsibilities under this Agreement of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Asset Representations Reviewer and the Trustee (other than the making of certain payments to Certificateholders, the Uncertificated VRR Interest Owner and Serviced Companion Loan Holders, sending of certain notices, the maintenance of books and records and the preparation and filing of final tax returns), shall terminate. Such transfers shall be subject to any rights of any Sub-Servicers to service (or to perform select servicing functions with respect to) the Mortgage Loans. For federal income tax purposes, the Remaining Certificateholder shall be deemed to have purchased the assets of the Lower-Tier REMIC for an amount equal to the remaining Certificate Balance of its remaining Certificates (other than the Class [ARD] and Class [R] Certificates) and the principal amount of the Uncertificated VRR Interest and the Class [LOAN-SPECIFIC] Certificates, plus accrued and unpaid interest with respect thereto, and the Certificate Administrator shall credit such amounts against amounts distributed in respect of the Lower-Tier Regular Interests and such Certificates and the Uncertificated VRR Interest. If the Trust AB Loan Combination (or any related REO Loan) is an asset of the Trust, (i) if the Mortgaged Property securing the Trust AB Loan

Combination has become an REO Property, then the Remaining Certificateholder exercising the exchange described above, as a prerequisite, shall designate a nominee to hold title to such REO Property on behalf of the purchaser and the holders of the Class [LOAN-SPECIFIC] Certificates and (ii) if the Mortgaged Property securing the Trust AB Loan Combination is not an REO Property, then the Custodian shall, upon receipt of a Request for Release from the Master Servicer, release or cause to be released to the Subordinate Loan-Specific Directing Certificateholder or any designee thereof, the Mortgage Note for the Trust Subordinate Companion Loan and shall execute all assignments, endorsements and other instruments furnished to it by the Subordinate Loan-Specific Directing Certificateholder as shall be necessary to effectuate transfer of such Mortgage Note and the [LOAN-SPECIFIC] Trust Subordinate Companion Loan REMIC shall be liquidated in accordance with Section 9.01(b) and neither of the Master Servicer nor the Special Servicer shall have any further obligation to service the Trust Subordinate Companion Loan hereunder. The remaining Mortgage Loans and REO Properties (or the Trust’s interests therein) are deemed distributed to the Remaining Certificateholder in liquidation of the Trust Fund pursuant to this Section 9.01.

Article X

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 10.01          Intent of the Parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of Article X of this Agreement is to facilitate compliance by the Depositor and any Other Depositor with the provisions of Regulation AB and the related rules and regulations of the Commission. The Depositor shall not, and no Other Depositor may, exercise its rights to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Act, the Exchange Act and the Sarbanes-Oxley Act. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the Commission or its staff, and agree to comply with reasonable requests made by the Depositor, or any Other Depositor, in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB. In connection with the [issuing entity], Commercial Mortgage Pass-Through Certificates, [series designation], and any Serviced Companion Loan Securities, each of the parties to this Agreement shall cooperate fully with the Depositor, the Certificate Administrator, any Other Depositor and any Other Exchange Act Reporting Party, as applicable, to deliver to the Depositor or Other Depositor, as applicable (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information in its possession or reasonably available to it and necessary in the reasonable good faith determination of the Depositor, the Certificate Administrator, any Other Depositor or any Other Exchange Act Reporting Party, as applicable, to permit the Depositor or any Other Depositor, as applicable, to comply with the provisions of Regulation AB, together with such disclosures relating to the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian, the Certificate Administrator, the Asset Representations Reviewer and the Trustee, as applicable, and any Sub-Servicer, or the servicing of the Mortgage Loans (and the Trust Subordinate Companion Loan, if applicable), reasonably believed by the Depositor or any Other Depositor, as applicable, to be necessary in order to effect such compliance.

Section 10.02          Succession; Sub-Servicers; Subcontractors.

(a)               For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 10.07 of this Agreement), in connection with the succession to the Master Servicer, the Special Servicer or any Sub-Servicer as servicer or sub-servicer (to the extent such Sub-Servicer is a Servicing Function Participant and a “servicer” as contemplated by Item 1108(a)(2) of Regulation AB) under this Agreement by any Person (i) into which the Master Servicer, the Special Servicer or such Sub-Servicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Master Servicer, the Special Servicer or any such Sub-Servicer, the Master Servicer (other than if pursuant to an appointment under Section 7.01 or Section 7.02 of this Agreement) or the Special Servicer, as applicable, shall provide to the Depositor, as well as any Other Depositor as to which the applicable Companion Loan is affected, at least five (5) Business Days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, and otherwise no later than one (1) Business Day after such effective date of succession, (x) written notice to the Depositor and each such Other Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor and each such Other Depositor, all information relating to such successor servicer reasonably requested by the Depositor or any such Other Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(b)               For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, if the Master Servicer, the Special Servicer, any Sub-Servicer, the Custodian, the Trustee and the Certificate Administrator (each of the Master Servicer, the Special Servicer, the Custodian, the Trustee and the Certificate Administrator and each Sub-Servicer, for purposes of this Section 10.02(b), Section 10.02(c), Section 10.02(d) and Section 10.17, a “Servicer”) utilizes one or more Subcontractors to perform certain of its obligations hereunder, such Servicer shall promptly upon request provide to the Depositor, as well as any Other Depositor as to which the applicable Serviced Companion Loan is affected, a written description (in form and substance satisfactory to the Depositor and each such Other Depositor) of the role and function of each Subcontractor that is a Servicing Function Participant utilized by such Servicer during the preceding calendar year, specifying (i) the identity of such Subcontractor, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each such Subcontractor. Each Servicer shall cause any Subcontractor determined to be a Servicing Function Participant used by such Servicer for the benefit of the Depositor to comply with the provisions of Section 10.09 and Section 10.10 of this Agreement to the same extent as if such Subcontractor were such Servicer. Such Servicer shall obtain from each such Subcontractor (or, in the case of each Sub-Servicer set forth on Exhibit S, shall use commercially reasonable efforts to cause such Sub-Servicer) and deliver to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 10.09 and Section 10.10 of this Agreement, in each case, as and when required to be delivered.

(c)               For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, notwithstanding the foregoing, if a Servicer engages a Subcontractor in connection with the performance of any of its duties under this Agreement, such Servicer shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB. If a Servicer determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then the engagement of such Subcontractor shall not be effective unless and until notice is given to the Depositor and the Certificate Administrator, as well as any Other Depositor as to which the applicable Companion Loan is affected, of any such Subcontractor and sub-servicing agreement and, if such Subcontractor is engaged by the Master Servicer or the Special Servicer, such Subcontractor shall be deemed to be a Sub-Servicer for purposes of this Agreement. Written notice of the engagement of such Subcontractor and the related Sub-Servicing Agreement (other than such agreements set forth on Exhibit S hereto) (with respect to the Master Servicer or the Special Servicer) or sub-servicing agreement (with respect to any other Servicer) shall be delivered to the Depositor, the Certificate Administrator and each such Other Depositor at least five (5) Business Days prior to the effective date of such engagement. Such notice shall contain all information reasonably necessary, and in such form as may be necessary, to enable the Certificate Administrator, as well as any Other Exchange Act Reporting Party as to which the applicable Serviced Companion Loan is affected, to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to Section 10.07 of this Agreement (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(d)                              For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, notwithstanding the foregoing and subject to Section 3.01(c) of this Agreement, if the Master Servicer or the Special Servicer engages a Sub-Servicer or if any other Servicer engages a sub-servicer, in each case, in connection with the performance of any of the duties of the Master Servicer, the Special Servicer or such other Servicer, as applicable, under this Agreement and the related Sub-Servicing Agreement (with respect to the Master Servicer or the Special Servicer) or sub-servicing agreement (with respect to any other Servicer) is either (i) assigned (other than, in the case of a Sub-Servicer engaged by the Master Servicer, an assignment to the Master Servicer) or (ii) amended or modified and the Master Servicer, the Special Servicer or such other Servicer, as applicable, determines that, as a result of such amendment or modification, the Sub-Servicer or sub-servicer, as applicable, would become a “servicer” within the meaning of Item 1101 of Regulation AB that (1) meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB or (2) meets the criteria in Item 1108(a)(2)(iii) of Regulation AB and services 20% or more of the pool assets, then the Master Servicer, the Special Servicer or such other Servicer, as applicable, shall provide written notice of such amendment, modification or assignment to the Depositor and the Certificate Administrator, as well as any Other Depositor as to which the applicable Companion Loan is affected at least five (5) Business Days prior to the effective date of such amendment, modification or assignment (or if such prior notice would be violative of applicable law or any applicable confidentiality agreement, no later than the time required under Section 10.07 of this Agreement). Such notice shall contain all information reasonably necessary, and in such form as may be necessary, to enable the Certificate Administrator, as well as any Other Exchange Act Reporting Party as to which the applicable Serviced Companion Loan is affected, to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to Section 10.07 of this

Agreement (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(e)               For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, in connection with the succession to the Trustee or Certificate Administrator under this Agreement by any Person (i) into which the Trustee or Certificate Administrator may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee or Certificate Administrator, the Trustee or Certificate Administrator, as applicable, shall notify the Depositor and each Other Depositor, at least ten (10) Business Days prior to the effective date of such succession or appointment (or if such prior notice would be violative of applicable law or any applicable confidentiality agreement, no later than the time required under Section 10.07 of this Agreement) and shall furnish pursuant to Section 10.07 of this Agreement to the Depositor and each Other Depositor in writing and in form and substance reasonably satisfactory to the Depositor and each Other Depositor, all information reasonably necessary for the Certificate Administrator, the Trustee and each Other Exchange Act Reporting Party to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to Section 10.07 of this Agreement or otherwise (if such reports under the Exchange Act are required to be filed under the Exchange Act).

Section 10.03    Filing Obligations.

(a)             The Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator and the Trustee shall (and shall cause (or, in the case of a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause) each Additional Servicer and Servicing Function Participant utilized thereby to) reasonably cooperate with the Depositor and each Other Depositor in connection with the satisfaction of the Trust’s and each Other Securitization Trust’s reporting requirements under the Exchange Act. Pursuant to Section 10.04, Section 10.05 and Section 10.07, the Certificate Administrator shall prepare for execution by the Depositor any Forms 10-D, ABS-EE, 10-K and 8-K required by the Exchange Act with respect to the Trust, in order to permit the timely filing thereof, and the Certificate Administrator shall file (via the Commission’s Electronic Data Gathering and Retrieval System) such Forms executed by the Depositor.

(b)               In the event that the Certificate Administrator is unable to timely file with the Commission or deliver to any Other Depositor or Other Exchange Act Reporting Party as to which the applicable Companion Loan is affected, all or any required portion of any Form 8-K, 10-D, ABS-EE or 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement, the Certificate Administrator shall promptly as soon as practicable, but in no event later than twenty-four (24) hours after determination (but if the next calendar day is not a Business Day, then in no event later than 10:00 a.m., New York time, on the next Business Day), notify the Depositor, such Other Depositor or Other Exchange Act Reporting Party thereof. In the case of Forms 10-D, ABS-EE and 10-K, the Depositor and the Certificate Administrator will thereupon cooperate to prepare and file a Form 12b-25 and a Form 10-D/A, Form ABS-EE/A or Form 10-K/A, as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Certificate Administrator will, upon receipt of all required Form 8-K Disclosure

Information, include such disclosure information on the next succeeding Form 10-D to be filed for the Trust. In the event that any previously filed Form 8-K or Form 10-K needs to be amended, the Certificate Administrator will notify the Depositor thereof, and such other parties as needed and the parties hereto will cooperate with the Certificate Administrator to prepare any necessary Form 8-K/A or Form 10-K/A. In the event that any previously filed Form 10-D or Form ABS-EE needs to be amended, the Certificate Administrator shall notify the Depositor thereof, and such other parties as needed, and the parties hereto shall cooperate to prepare any necessary Form 10-D/A or Form ABS-EE/A. Any Form 12b-25 or any amendment to Form 8-K, Form 10-D, Form ABS-EE/A or Form 10-K shall be signed by an officer of the Depositor. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.03 related to the timely preparation and filing of Form 12b-25 or any amendment to Form 8-K, Form 10-D, Form ABS-EE or Form 10-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Article X. The Certificate Administrator shall have no liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any such Form 12b-25 or any amendments to Form 8-K, Form 10-D, Form ABS-EE or Form 10-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 12b-25 or any amendments to Forms 8-K, Form 10-D, Form ABS-EE or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

Section 10.04    Form 10-D Filings and Form ABS-EE Filings.

(a)               Within 15 calendar days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-D and Form ABS-EE then required by the Exchange Act, in form and substance as then required by the Exchange Act; provided that, in connection with the filing of the Prospectus and the Preliminary Prospectus with respect to the Public Certificates, the Depositor shall file any related Form ABS-EE required to be filed with the Commission and incorporated by reference into each such document. The Certificate Administrator shall file each Form 10-D with a copy of the related Distribution Date Statement attached thereto; provided that the Certificate Administrator shall redact from such Distribution Date Statement any information relating to the ratings of the Certificates and the identity of the Rating Agencies. Any disclosure in addition to the Distribution Date Statement that is required to be included on Form 10-D and/or Form ABS-EE (“Additional Form 10-D Disclosure”) shall, pursuant to the following paragraph, be (i) reported by the parties set forth on Exhibit U to this Agreement to the Depositor, the Certificate Administrator and each Other Depositor and Other Exchange Act Reporting Party to which such Additional Form 10-D Disclosure is relevant for Exchange Act reporting purposes and (ii) approved by the Depositor and each such Other Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure absent such reporting, direction and approval.

For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, within one (1) Business Day after the related Distribution Date (using commercially reasonable efforts), but in no event later than noon (New York City time) on the third Business Day after the related Distribution Date, (i) certain parties to this Agreement, as set forth on Exhibit U to this Agreement, shall be required to provide to the Certificate Administrator, the Depositor, and each Other Exchange Act Reporting Party and Other Depositor to which the particular Additional Form 10-D Disclosure is relevant for Exchange Act reporting purposes, to the extent a Servicing Officer or Responsible Officer thereof has knowledge thereof (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party) in EDGAR-Compatible Format (to the extent available to such party in such format) or (in the case of asset-level information required by Item 1A on Form 10-D) XML Format or in such other format as otherwise agreed upon by the Certificate Administrator, the Depositor and each such Other Exchange Act Reporting Party, each such Other Depositor and such parties, the form and substance of the Additional Form 10-D Disclosure, if applicable, (ii) the parties listed on Exhibit U to this Agreement shall include with such Additional Form 10-D Disclosure applicable to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit S, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit W-1 to this Agreement (except with respect to the reporting of balances of the Collection Account, each Loan Combination Custodial Account and each REO Account which shall be delivered in the form of Exhibit W-2 hereto, and the Special Servicer shall provide in the form of Exhibit W-2 any information relating to any REO Account to be reported under “Item 9: Other Information” on Exhibit U to the Master Servicer within four (4) calendar days after the related Distribution Date) and (iii) the Depositor shall approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D or (in the case of asset-level information required by Item 1A on Form 10-D) Form ABS-EE with respect to the Trust; provided that any Depositor’s approval pursuant to this clause (iii) shall not relieve any parties listed on Exhibit U of its obligations to provide Additional Form 10-D Disclosure that is true and accurate in all material respects and in compliance with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit U to this Agreement of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. The Depositor will be responsible for any reasonable fees assessed or expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D or (in the case of asset-level information required by Item 1A on Form 10-D) Form ABS-EE with respect to the Trust pursuant to this paragraph.

(b)              Any Form 10-D filed by the Certificate Administrator with respect to the Trust shall (i) include the information required by Rule 15Ga-1(a) of the Exchange Act concerning all assets of the Trust that were subject of a demand for the repurchase of, or the substitution of a Qualified Substitute Mortgage Loan for, a Mortgage Loan contemplated by Section 2.03(a) of this Agreement, (ii) include a reference to the most recent Form ABS-15G filed by the Depositor and the Commission’s assigned “Central Index Key” for the Depositor, which information the Depositor shall deliver to the Certificate Administrator, (iii) include a reference to the most recent Form ABS-15G filed by each Mortgage Loan Seller and the Commission’s assigned “Central Index Key” for each such filer, which information each Mortgage Loan Seller is required to deliver to the Certificate Administrator pursuant to

Section 6(i) of the applicable Mortgage Loan Purchase Agreement, (iv) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures shall be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period), (v) to the extent such information is provided to the Certificate Administrator by the Master Servicer in the form of Exhibit W-2 hereto for inclusion therein within the time period described in this Section 10.04, the balances of the Collection Account, each Loan Combination Custodial Account and each REO Account (to the extent the related information has been received from the Special Servicer within the time period specified in this Section 10.04), in each case as of the related Distribution Date and as of the immediately preceding Distribution Date and (vi) the balance of the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Excess Liquidation Proceeds Reserve Account, in each case as of the related Distribution Date and as of the immediately preceding Distribution Date.

(c)               With respect to any Mortgage Loan that permits Additional Debt or mezzanine debt in the future, the Certificate Administrator shall include as part of any applicable Form 10-D filed by it (to the extent it receives such information from the Master Servicer (with respect to Non-Specially Serviced Loans as to which the Master Servicer has knowledge or notice of any applicable Additional Debt or mezzanine debt) or the Special Servicer (with respect to Specially Serviced Mortgage Loans as to which the Special Servicer has knowledge or notice of any applicable Additional Debt or mezzanine debt)) the identity of such Mortgage Loan and, to the extent such information is received by the Certificate Administrator from the Master Servicer (with respect to Non-Specially Serviced Loans as to which the Master Servicer has knowledge or notice of any applicable Additional Debt or mezzanine debt) or the Special Servicer (with respect to Specially Serviced Mortgage Loans as to which the Special Servicer has knowledge or notice of any applicable Additional Debt or mezzanine debt), substantially in the form of Exhibit W-3 (A) the amount of any such Additional Debt or mezzanine debt, as applicable, that is incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of such Mortgage Loan and such Additional Debt or mezzanine debt, as applicable, and (C) the aggregate LTV Ratio calculated on the basis of such Mortgage Loan and such Additional Debt or mezzanine debt, as applicable.

(d)              The Depositor hereby directs the Certificate Administrator to include the following individual’s name and phone number on the cover of Forms 10-D and ABS-EE for each reporting period: Name: [_________], Telephone: [_________]. The Certificate Administrator may rely without further investigation that this information remains correct unless and until the Depositor provides the Certificate Administrator with a new individual’s name and phone number in writing.

(e)              Upon receipt of the Asset Review Report Summary from the Asset Representations Reviewer required to be delivered pursuant to Section 11.01(b), the Certificate Administrator shall (i) include such Asset Review Report Summary in Item 1B on the Form 10-D relating to the Collection Period in which such Asset Review Report Summary was delivered, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s Website not later than two (2) Business Days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

(f)              To the extent the Certificate Administrator receives a request from any Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners pursuant to Section 5.07, the Certificate Administrator shall include on the Form 10-D relating to the reporting period in which such request was received disclosure regarding the request to communicate, and such disclosure is required to include the following and no more than the following: (a) the name of the Certificateholder or Certificate Owner making the request, (b) the date the request was received, (c) a statement to the effect that the Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under this Agreement, and (d) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

(g)             At the time required under Section 10.04(a), the Certificate Administrator shall file each Form ABS-EE with a copy of the related CREFC® Schedule AL File received by the Certificate Administrator pursuant to Section 4.02(b) as Exhibit 102 thereto. To the extent the Certificate Administrator receives any Schedule AL Additional File with respect to such Form ABS-EE pursuant to Section 4.02(b), the Certificate Administrator shall file such Schedule AL Additional File as Exhibit 103 to such Form ABS-EE. The Certificate Administrator shall not be required to combine multiple CREFC® Schedule AL Files or Schedule AL Additional Files. The Certificate Administrator shall not be required to review, redact, reconcile, edit or verify the content, completeness or accuracy of the information contained in any CREFC® Schedule AL File or Schedule AL Additional File. The Certificate Administrator shall not be deemed to have actual knowledge of the contents of any CREFC® Schedule AL File or Schedule AL Additional File solely by its receipt thereof.

(h)               After preparing the Forms 10-D and ABS-EE with respect to the Trust, the Certificate Administrator shall forward electronically copies of such Forms 10-D and ABS-EE (together with the related CREFC® Schedule AL File and any Schedule AL Additional File received by the Certificate Administrator) to the Depositor for review no later than seven (7) calendar days after the related Distribution Date or, if the 7th calendar day after the related Distribution Date is not a Business Day, the immediately preceding Business Day. The Master Servicer shall reasonably cooperate with the Depositor to answer any questions that the Depositor may pose to the Master Servicer regarding the data or information contained in, or omitted from, any CREFC® Schedule AL File or Schedule AL Additional File (other than questions regarding (1) the accuracy as of the Closing Date of data that had been included in the Initial Schedule AL File or the Initial Schedule AL Additional File or (2) changes made to such CREFC® Schedule AL File or Schedule AL Additional File by the Certificate Administrator following receipt from the Master Servicer). The Certificate Administrator, the Master Servicer and the Depositor shall each, to the extent related to such party’s obligations hereunder, reasonably cooperate to remedy any filing errors regarding any CREFC® Schedule AL File or any Schedule AL Additional File as soon as possible. Within four (4) Business Days after receipt of copies of such Forms 10-D and ABS-EE from the Certificate Administrator, but no later than two (2) Business Days prior to the 15th calendar day after the related Distribution Date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D and Form ABS-EE, respectively, and an officer of the Depositor shall sign the Form 10-D and Form ABS-EE with respect to the Trust and return an electronic or fax copy of each of the signed Form 10-D and Form ABS-EE (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. Upon receipt of such signed Form 10-D and Form ABS-EE (in electronic form or by fax copy), the Certificate Administrator shall deem such reports to be approved by the Depositor and shall proceed with filing such reports with the Commission. If a Form 10-D or Form ABS-EE with respect to the Trust cannot be filed on time or if a previously filed Form 10-D or Form ABS-EE with respect to the Trust needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.03(b) of this Agreement. Promptly after filing with the Commission, the Certificate Administrator will make available on its internet website a final executed copy of each Form 10-D and Form ABS-EE with respect to the Trust prepared and filed by the Certificate Administrator. The signing party at the Depositor can be contacted at [NOTICE ADDRESS], or such other address as the Depositor may direct. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.04 related to the timely preparation and filing of Form 10-D and Form ASB-EE with respect to the Trust is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.04. The Certificate Administrator shall have no liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any Form 10-D or Form ABS-EE with respect to the Trust, where such failure results because required disclosure information was either not delivered to the Certificate Administrator or delivered to the Certificate Administrator after the delivery deadlines set forth in this Agreement, not resulting from its own negligence, bad faith or willful misconduct.

(i)                 Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.” The Depositor hereby instructs the Certificate Administrator, with respect to each Form 10-D with respect to the Trust, to check “yes” for each item unless the Certificate Administrator has received prior written notice (which may be furnished electronically) from the Depositor that the answer should be “no” for an item which notice shall be delivered to the Certificate Administrator no later than the day on which the Depositor provided its signature for such filing pursuant to Section 10.04(h) of this Agreement.

Section 10.05          Form 10-K Filings. (a)  Within 90 days after the end of each fiscal year of the Trust (it being understood that the fiscal year of the Trust ends on December 31 of each year) or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”), commencing within 90 days after December 31, 20[__], the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-K then required by the Exchange Act, in form and substance as then required by the Exchange Act. Each such Form 10-K with respect to the Trust shall include the following items, in each case to the extent they have been delivered to the Certificate Administrator (in the form required by this Agreement) within the applicable time frames set forth in this Agreement:

(i)            an annual compliance statement for each Certifying Servicer and each Additional Servicer engaged by each Certifying Servicer, as described under Section 10.08;

(ii)        (A) the annual reports on assessment of compliance with Servicing Criteria for each Reporting Servicer, as described under Section 10.09; and

(B)       if any such report on assessment of compliance with Servicing Criteria described under Section 10.09 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance (including whether such instance of noncompliance involved the servicing of the assets backing the Certificates issued pursuant to this Agreement and any steps taken to remedy such instance of noncompliance), or if such report on assessment of compliance with Servicing Criteria described under Section 10.09 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included;

(iii)    (A) the registered public accounting firm attestation report for each Reporting Servicer, as described under Section 10.10; and

(B)       if any registered public accounting firm attestation report described under Section 10.10 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included; and

(iv)     a certification in the form attached to this Agreement as Exhibit X, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission (the “Sarbanes-Oxley Certification”), which shall, except as described below, be signed by the senior officer of the Depositor in charge of securitization.

Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall, pursuant to the second following paragraph, be (i) reported by the parties set forth on Exhibit V to this Agreement to the Depositor, the Certificate Administrator and any Other Depositor and Other Exchange Act Reporting Party to which such Additional Form 10-K Disclosure is relevant for Exchange Act reporting purposes and (ii) approved by the Depositor and such Other Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, absent such reporting, direction and approval.

Not later than the end of each fiscal year for which the Trust is required to file a Form 10-K, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor and the Trustee shall provide the other parties to this Agreement and the Mortgage Loan Sellers with written notice of the name and address of each Servicing Function Participant retained by such party, if any, during such fiscal year. Not later than the end of each fiscal year for which the Trust is required to file a Form 10-K, the Certificate Administrator shall, upon request (which can be in the form of electronic mail and which may be continually effective), provide to each Mortgage Loan Seller written notice of any change in the identity of any party to this Agreement, including the name and address of any new party to this Agreement.

For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, no later than March 1, commencing in March 20[__], (i) the parties listed on Exhibit V to this Agreement shall be required to provide (and (i) with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to the Certificate Administrator, the Depositor and each Other Exchange Act Reporting Party and Other Depositor to which the particular Additional Form 10-K Disclosure is relevant for Exchange Act reporting purposes, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be or any lawyer in the in-house legal department of such party), in EDGAR-compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by the Certificate Administrator, the Depositor, each such Other Exchange Act Reporting Party, each such Other Depositor and such providing parties, the form and substance of any Additional Form 10-K Disclosure described on Exhibit V to this Agreement applicable to such party, (ii) the parties listed on Exhibit V to this Agreement shall include with such Additional Form 10-K Disclosure applicable to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit S, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit W to this Agreement, and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K with respect to the Trust; provided that any Depositor’s approval pursuant to this clause (iii) shall not relieve any parties listed on Exhibit V of its obligations to provide Additional Form 10- K Disclosure that is true and accurate in all material respects and in compliance with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit V to this Agreement of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information. The Depositor will be responsible for any reasonable fees assessed and expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K with respect to the Trust pursuant to this paragraph.

After preparing a Form 10-K with respect to the Trust, the Certificate Administrator shall forward electronically a preliminary copy of such Form 10-K to the Depositor for review no later than March 15 in the year immediately following the year as to which such Form 10-K relates, or, if March 15 is not a Business Day, on the immediately following Business Day. Within three (3) Business Days after receipt of such copy, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes or approval to such preliminary Form 10-K. The Certificate Administrator shall provide a complete Form 10-K with respect to the Trust to the Depositor for review no later than March 21 in the year immediately following the year as to which such Form 10-K relates, or if March 21 is not a Business Day, on the immediately following Business Day.

Within three (3) Business Days after receipt of such complete Form 10-K, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes or approval to such complete Form 10-K. No later than 5:00 p.m. (New York City time) on the third Business Day prior to the 10-K Filing Deadline, a senior officer of the Depositor shall sign the Form 10-K with respect to the Trust and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. Upon receipt of such signed Form 10-K (in electronic form or by fax copy), the Certificate Administrator shall deem such report to be approved by the Depositor and shall proceed with filing such report with the Commission. If a Form 10-K with respect to the Trust cannot be filed on time or if a previously filed Form 10-K with respect to the Trust needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.03(b). Promptly after filing with the Commission, the Certificate Administrator will make available on the Certificate Administrator’s Website a final executed copy of each Form 10-K prepared and filed by the Certificate Administrator. The signing party at the Depositor can be contacted at [notice address], or such other address as the Depositor may direct. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.05 related to the timely preparation and filing of Form 10-K with respect to the Trust is contingent upon the parties to this Agreement (and any Additional Servicer or Servicing Function Participant engaged or utilized, as applicable, by any such parties) observing all applicable deadlines in the performance of their duties under this Section 10.05. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any Form 10-K with respect to the Trust, where such failure results because required disclosure information was either not delivered to the Certificate Administrator or delivered to the Certificate Administrator after the delivery deadlines set forth in this Agreement, not resulting from its own negligence, bad faith or willful misconduct.

(b)               Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.” The Depositor hereby instructs the Certificate Administrator, with respect to each Form 10-K with respect to the Trust, to check “yes” for each item unless the Certificate Administrator has received prior written notice (which may be furnished electronically) from the Depositor that the answer should be “no” for an item which notice shall be delivered to the Certificate Administrator no later than the day on which the Depositor provided its signature for such filing pursuant to Section 10.05(a) of this Agreement.

Section 10.06          Sarbanes-Oxley Certification. Each Form 10-K with respect to the Trust shall include a Sarbanes-Oxley Certification in the form attached to this Agreement as Exhibit X required to be included therewith pursuant to the Sarbanes-Oxley Act. The Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian, the Asset Representations Reviewer and the Trustee shall provide (and (i) with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to the Person who signs the Sarbanes-Oxley Certification for the Trust or any Other Securitization Trust (the “Certifying Person”) no later than March 15 in the year immediately following the year as to which such Form 10-K relates or, if March 15 is not a Business Day, on the immediately following Business Day, a certification in the form attached to this Agreement as Exhibit Y-1, Exhibit Y-2, Exhibit Y-3, Exhibit Y-4, Exhibit Y-5 and Exhibit Y-6, as applicable, on which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. With respect to each Outside Serviced Mortgage Loan serviced under the applicable Outside Servicing Agreement, the Master Servicer will use commercially reasonable efforts to procure, and upon receipt deliver to the Certifying Person, a Sarbanes-Oxley back-up certification similar in form and substance to the applicable certification from the related Outside Servicer, the related Outside Special Servicer, the related Outside Paying Agent and the related Outside Trustee. In the event any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a certification to the Certifying Person pursuant to this Section 10.06 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be.

Section 10.07          Form 8-K Filings. Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), or if requested by the Depositor, the Certificate Administrator shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K with respect to the Trust in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) that is approved by the Depositor shall, pursuant to the following paragraph, be reported by the applicable parties set forth on Exhibit Z to this Agreement to the Depositor, the Certificate Administrator and each Other Depositor and Other Exchange Act Reporting Party to which such Form 8-K Disclosure Information is relevant for Exchange Act reporting purposes, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K with respect to the Trust, absent such reporting, direction and approval.

For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, to the extent a Servicing Officer or Responsible Officer thereof has actual knowledge of such event (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be or any lawyer in the in-house legal department of such party), within one (1) Business Day after the occurrence of a Reportable Event (using commercially reasonable efforts), but in no event later than 1:00 p.m. (New York City time) on the second Business Day after the occurrence of a Reportable Event, (i) the parties set forth on Exhibit Z to this Agreement shall be required to provide (and (i) with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to the Depositor, the

Certificate Administrator and each Other Depositor and Other Exchange Act Reporting Party to which the particular Form 8-K Disclosure Information is relevant for Exchange Act reporting purposes, in EDGAR-compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by the Depositor, the Certificate Administrator, each such Other Depositor, each such Other Exchange Act Reporting Party and such providing parties any Form 8-K Disclosure Information described on Exhibit Z to this Agreement as applicable to such party, if applicable (ii) the parties listed on Exhibit Z to this Agreement shall include with such Form 8-K Disclosure Information applicable to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit S, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached hereto as Exhibit W, and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K with respect to the Trust; provided that any Depositor’s approval pursuant to this clause (iii) shall not relieve any parties listed on Exhibit Z of its obligations to provide Form 8-K Disclosure Information that is true and accurate in all material respects and in compliance with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit Z of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information. The Depositor will be responsible for any reasonable fees assessed or expenses incurred by the Certificate Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K with respect to the Trust pursuant to this paragraph.

With respect to any Loan Combination, (i) upon receipt of any notice of execution or amendment of an Outside Servicing Agreement or an Outside Serviced Co-Lender Agreement with respect to an Outside Serviced Mortgage Loan or notice of any Reportable Event with respect to any Outside Service Provider of an Outside Serviced Mortgage Loan, the Trustee or the Certificate Administrator, as the case may be, shall promptly notify the Depositor of such notice and cooperate with the Depositor to prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act and (ii) upon the execution of any amendment to a related Co-Lender Agreement, the Master Servicer, the Special Servicer or the Trustee, as the case may be, executing such amendment on behalf of the Trust shall promptly notify the Depositor and the Certificate Administrator of such execution and cooperate with the Depositor and the Certificate Administrator to prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act.

After preparing any Form 8-K with respect to the Trust, the Certificate Administrator shall forward electronically a copy of the Form 8-K to the Depositor for review no later than 1:00 p.m. (New York City time) on the third Business Day after the related Reportable Event (but in no event earlier than 24 hours after having received approved Form 8-K Disclosure Information pursuant to the immediately preceding paragraph). Promptly, but no later than the close of business on the third Business Day after the related Reportable Event, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K. No later than noon on the fourth Business Day after the related Reportable Event, a duly authorized representative of the Depositor shall sign the Form 8-K with respect to the Trust and return an electronic or fax copy of such signed

Form 8-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. If a Form 8-K with respect to the Trust cannot be filed on time or if a previously filed Form 8-K with respect to the Trust needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.03(b) of this Agreement. Promptly after filing with the Commission, the Certificate Administrator will, make available on its internet website a final executed copy of each Form 8-K with respect to the Trust, to the extent such Form 8-K has been prepared and filed by the Certificate Administrator. The signing party at the Depositor can be contacted at [notice address], or such other address as the Depositor may direct. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.07 related to the timely preparation and filing of Form 8-K with respect to the Trust is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.07. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any Form 8-K with respect to the Trust, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from the parties to this Agreement needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

In the case of a Form 8-K that is filed by or on behalf of the Trust or any Other Securitization Trust as a result of the termination, removal, resignation or any other replacement of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or any Sub-Servicer or Subcontractor of any of the foregoing parties (to the extent such Sub-Servicer or Subcontractor is a “servicer” as contemplated by Item 1108(a)(2) of Regulation AB) under this Agreement, the proposed successor Master Servicer, Special Servicer, Trustee, Certificate Administrator, Sub-Servicer or Subcontractor, as applicable, shall, as a condition to such succession and at the reasonable expense of the same party or parties required to pay the costs and expenses relating to such termination, removal, resignation or other replacement pursuant to this Agreement, provide to the Certificate Administrator and the Depositor on or before the date of such proposed succession the following: (i) any information (including, but not limited to, disclosure information) required for the Trust to comply in a timely manner with applicable filing requirements under Items 1.01 and 6.02 of Form 8-K and (ii) such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to such information that are substantially similar to those delivered by the initial Master Servicer, the initial Special Servicer, the initial Trustee, the initial Certificate Administrator or the initial Sub-Servicer, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus and/or any other disclosure materials relating to this Trust.

Section 10.08          Annual Compliance Statements. The Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian and, if it has made an Advance during the applicable calendar year, the Trustee shall furnish (and each of the Master Servicer, the Special Servicer, the Custodian and the Certificate Administrator (i) with respect to any Additional Servicer of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Additional Servicer to furnish, and (ii) with respect to any other Additional Servicer of such party (other than any party to this Agreement), shall cause such Additional Servicer to furnish) (each such Additional Servicer and each of the Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator and the Trustee (if applicable), a “Certifying Servicer”) to the Certificate Administrator, the Serviced

Companion Loan Holders (or, in the case of a Serviced Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party), the Operating Advisor (only in the case of an Officer’s Certificate furnished by the Special Servicer) and the Depositor on or before March 15 of each year, commencing in March 20[__], an Officer’s Certificate (together with a copy thereof in EDGAR compatible format, or in such other format as otherwise agreed upon by the Depositor, the Certificate Administrator, the applicable Other Depositor, the applicable Other Exchange Act Reporting Party and the applicable Certifying Servicer) stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s activities during the preceding calendar year or portion thereof and of such Certifying Servicer’s performance under this Agreement, or the applicable Sub-Servicing Agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable Sub-Servicing Agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. The Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall cause (or, in the case of an Additional Servicer that is a Mortgage Loan Seller Sub-Servicer, shall use its commercially reasonable efforts to cause) each Additional Servicer hired by it to, forward a copy of each such statement to, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13, the Rule 17g-5 Information Provider. Promptly after receipt of each such Officer’s Certificate, the Depositor (and, in the case of a Serviced Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party) may review each such Officer’s Certificate and, if applicable, consult with the Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, respectively, or any related Additional Servicer with which the Master Servicer or the Special Servicer, as applicable, has entered into a servicing relationship with respect to the Mortgage Loans or the Companion Loans in the fulfillment of any Certifying Servicer’s obligations hereunder or under the applicable sub-servicing or primary servicing agreement. The obligations of each Certifying Servicer under this Section apply to each Certifying Servicer that serviced a Mortgage Loan or Companion Loan during the applicable period, whether or not the Certifying Servicer is acting in such capacity at the time such Officer’s Certificate is required to be delivered.

With respect to each Outside Serviced Mortgage Loan serviced under the applicable Outside Servicing Agreement, the Certificate Administrator shall request, and upon receipt deliver to the Depositor, from a “Servicing Officer” or “Responsible Officer” (as such terms are defined in the applicable Outside Servicing Agreement), as applicable, of the related Outside Servicer, Outside Special Servicer, Outside Custodian, Outside Trustee and Outside Paying Agent or Outside Certificate Administrator an Officer’s Certificate in form and substance similar to the Officer’s Certificate described in this Section or such other form as is set forth in the Outside Servicing Agreement.

Section 10.09    Annual Reports on Assessment of Compliance With Servicing Criteria.

(a)               On or before March 15 of each year commencing in March 20[__], the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor and, if it has made (or is required to make) an Advance during the applicable calendar year, the Trustee, each at its own expense, shall furnish (and each of the preceding parties, as applicable, (i) with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) (each Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor, any Servicing Function Participant and, if it has made (or is required to make) an Advance during the applicable calendar year, the Trustee, as the case may be, a “Reporting Servicer”) to the Certificate Administrator, the Trustee, the Serviced Companion Loan Holders (or, in the case of a Serviced Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party), the Operating Advisor (only in the case of a report furnished by the Special Servicer) and the Depositor, a report on an assessment of compliance with the Relevant Servicing Criteria (together with a copy thereof in EDGAR compatible format, or in such other format as otherwise agreed upon by the Depositor, the Certificate Administrator, the applicable Other Depositor, the applicable Other Exchange Act Reporting Party and the applicable Certifying Servicer) that complies in all material respects with the requirements of Item 1122 of Regulation AB and contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of the end of and for the preceding calendar year, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period. Copies of all compliance reports delivered pursuant to this Section 10.09 shall be provided to any Certificateholder, upon the written request thereof, by the Certificate Administrator.

Each such report shall be addressed to the Depositor and each Other Depositor (if addressed) and signed by an authorized officer of the applicable company, and shall address each of the Relevant Servicing Criteria specified on a certification substantially in the form of Exhibit O to this Agreement delivered to the Depositor on the Closing Date. Promptly after receipt of each such report, (i) the Depositor and each Other Depositor may review each such report and, if applicable, consult with the each Reporting Servicer as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria, and (ii) the Certificate Administrator shall confirm that the assessments, taken individually address the Relevant Servicing Criteria for each party as set forth on Exhibit O to this Agreement and notify the Depositor of any exceptions. For the avoidance of doubt, the Trustee shall have no obligation or duty to determine whether any such report (other than any such report furnished by the Trustee or any Servicing Function Participant of the Trustee) is in form and substance in compliance with the requirements of Regulation AB.

(b)               On the Closing Date, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee and the Operating Advisor each acknowledge and agree that Exhibit O to this Agreement sets forth the Relevant Servicing Criteria for such party.

(c)               No later than the end of each fiscal year for the Trust, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor and, if it has made (or is required to make) an Advance during such fiscal year, the Trustee shall notify the Certificate Administrator, the Depositor, each Other Exchange Act Reporting Party and each Other Depositor as to the name of each Servicing Function Participant utilized by it, and the Certificate Administrator shall notify the Depositor and each Other Depositor as to the name of each Servicing Function Participant utilized by it, during such fiscal year, and each such notice will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee (if applicable), the Operating Advisor and any Servicing Function Participant submit their assessments pursuant to Section 10.09(a) of this Agreement, such parties will also at such time include the assessment (and related attestation pursuant to Section 10.10 of this Agreement) of each Servicing Function Participant engaged by it. The fiscal year for the Trust shall be January 1 through and including December 31 of each calendar year.

(d)               In the event the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee (if it has made, or is required to make, an Advance during the applicable period) or the Operating Advisor is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall cause (or, if the Servicing Function Participant is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause) any Servicing Function Participant of such party to provide (and the Master Servicer, the Special Servicer and the Certificate Administrator shall, with respect to any Servicing Function Participant that resigns or is terminated under any applicable servicing agreement, cause such Servicing Function Participant (or, in the case of each Servicing Function Participant that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant) to provide) an annual assessment of compliance pursuant to this Section 10.09, coupled with an attestation as required in Section 10.10 of this Agreement with respect to the period of time that the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee (if it has made, or is required to make, an Advance during such period of time) or the Operating Advisor was subject to this Agreement or the period of time that the applicable Servicing Function Participant was subject to such other servicing agreement.

With respect to each Outside Serviced Mortgage Loan serviced under the applicable Outside Servicing Agreement, the Certificate Administrator shall use commercially reasonable efforts to obtain, and upon receipt deliver to the Depositor, an annual report on assessment of compliance as described in this Section and an attestation as described in Section 10.10 from the related Outside Servicer, Outside Special Servicer, Outside Custodian,

Outside Trustee and Outside Paying Agent or Outside Certificate Administrator and in form and substance similar to the annual report on assessment of compliance described in this Section 10.09 and the attestation described in Section 10.10.

Section 10.10          Annual Independent Public Accountants’ Servicing Report. On or before March 15 of each year, commencing in March 20[__], the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor and, if it has made (or is required to make) an Advance during the applicable calendar year, the Trustee, each at its own expense, shall cause (and each of the preceding parties, as applicable, (i) with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to cause, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to cause) a registered public accounting firm (which may also render other services to the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Operating Advisor or the applicable Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report (together with a copy thereof in EDGAR compatible format, or in such other format as otherwise agreed upon by the Depositor, the Certificate Administrator, the applicable Other Depositor, the applicable Other Exchange Act Reporting Party and the applicable party required to furnish, or cause to be furnished, such report under this Section 10.10) to the Certificate Administrator, the Serviced Companion Loan Holders (or, in the case of a Serviced Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party), the Operating Advisor (only in the case of a report furnished on behalf of the Special Servicer) and the Depositor, and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13 of this Agreement, the Rule 17g-5 Information Provider, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assertion that such Reporting Servicer has complied with the Relevant Servicing Criteria and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the Public Company Accounting Oversight Board, it is expressing an opinion as to whether such Reporting Servicer’s compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it is not expressing an overall opinion regarding such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each such related accountant’s attestation report shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. Copies of such statement will be provided to any Certificateholder, upon the written request thereof, by the Certificate Administrator.

Promptly after receipt of such report from the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee (if applicable), the Operating Advisor or any Servicing Function Participant, (i) the Depositor and each Other Depositor may review the report and, if applicable, consult with the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee (if applicable) or the Operating Advisor as to the nature of any defaults by the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee (if applicable), the Operating Advisor or any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans or the Companion Loans, as the case may be, in the fulfillment of any of the Master Servicer’s, the Special Servicer’s, the Certificate Administrator’s, the Custodian’s, the Trustee’s (if applicable), the Operating Advisor’s or the applicable Servicing Function Participants’ obligations hereunder or under the applicable sub servicing or primary servicing agreement, and (ii) the Certificate Administrator shall confirm that each accountants’ attestation report submitted pursuant to this Section relates to an assessment of compliance meeting the requirements of Section 10.09 of this Agreement and notify the Depositor of any exceptions.

Section 10.11          Significant Obligors

(a)               It is hereby acknowledged that the [__________________] is a Significant Obligor with respect to the Trust, and, accordingly, Item 6 of Form 10-D and Item 1112(b)(1) of Form 10-K provide for the inclusion of updated net operating income for such Mortgaged Property, as required by Item 1112(b)(1) of Regulation AB, on (i) each Form 10-D to be filed with respect to the Trust (on a quarterly basis) on or before the related Significant Obligor NOI Quarterly Filing Deadline or (ii) on each Form 10-K filed with respect to the Trust, as applicable. The parties hereto acknowledge that the date on which financial statements are required to be delivered to the related lender under the related Mortgage Loan documents is thirty (30) days following the end of each fiscal quarter of the related Mortgagor or seventy-five (75) days following the end of each fiscal year of the related Mortgagor, as applicable, as set forth in Section 11.1(c) of the related Loan Agreement.

With respect to any Significant Obligor with respect to the Trust, to the extent that the Master Servicer or the Special Servicer, as applicable, is in receipt of the updated financial statements of such Significant Obligor for any calendar quarter (other than the fourth calendar quarter of any calendar year), beginning for the calendar quarter ending [date], or the updated financial statements of such Significant Obligor for any calendar year, beginning for the calendar year ending [date], as applicable, the Master Servicer or the Special Servicer, as applicable, shall deliver to the Certificate Administrator, on or prior to the day that occurs two (2) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or four (4) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, (A) if such financial statement receipt occurs twelve (12) or more Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or fourteen (14) or more Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of such Significant Obligor, together with the net operating income of such Significant Obligor for the applicable period as calculated by the Master Servicer or the Special Servicer, as applicable, in accordance with CREFC® guidelines and (B) if such financial statement receipt occurs less than twelve (12) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or less than fourteen (14) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of such Significant Obligor, together with the net operating income of such Significant Obligor for the applicable period as reported by the related Borrower in such financial statements.

If the Master Servicer does not receive financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of any Significant Obligor with respect to the Trust by the date on which such financial information is required to be delivered under the related Loan Documents, the Master Servicer (i) shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of the Depositor under the Exchange Act) to obtain the periodic financial statements of the related Mortgagor under the related Loan Documents, (ii) shall (and shall cause each applicable Sub-Servicing Agreement to require any related Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the related Mortgagor to obtain the required financial information, and (iii) if unsuccessful, shall, no later than five (5) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or the related Significant Obligor NOI Yearly Filing Deadline, as applicable, forward an Officer’s Certificate evidencing its attempts to obtain this information to the Certificate Administrator and the Depositor.

If the Certificate Administrator has not received financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, it shall include the following statement with respect to Item 6 on the related Form 10-D with respect to the Trust or Item 1112(b)(1) on the related Form 10-K with respect to the Trust: “The information required for this [Item 6] [Item 1112(b)(1)] rests with a person or entity which is not affiliated with the registrant. Oral and written requests have been made on behalf of the registrant, to the extent required under the related pooling and servicing agreement, to obtain the information required for this [Item 6] [Item 1112(b)(1)], and the registrant has been unable to obtain such information to include on this [Form 10-D] [Form 10-K] by the related filing deadline. The information is therefore being omitted herefrom in reliance on Rule 12b-21 under the Securities Exchange Act of 1934, as amended” or such other statement as directed by the Depositor. Upon receipt of any financial information that has been previously omitted from any Form 10-D or Form 10-K with respect to the Trust because such information was received by the Certificate Administrator after the related filing deadline, the Certificate Administrator shall include such previously omitted financial information in the (i) next Form 10-D to be filed with respect to the Trust if such information is received by the Certificate Administrator at least two (2) Business Days prior to the filing deadline of such Form 10-D or (ii) the second succeeding Form 10-D to be filed with respect to the Trust if the Certificate Administrator does not receive such information prior to the date set forth in clause (i) above.

(b)               With respect to any Significant Obligor with respect to an Other Securitization Trust, to the extent that the Master Servicer or the Special Servicer, as applicable, is in receipt of the updated financial statements of such Significant Obligor for any calendar quarter (other than the fourth calendar quarter of any calendar year), beginning with the first calendar quarter following receipt of notice from the Other Depositor that such Significant Obligor with respect to such Other Securitization Trust exists, or the updated financial statements of such Significant Obligor for any calendar year, beginning for the calendar year following such notice from the Other Depositor, as applicable, the Master Servicer or Special Servicer, as applicable, shall deliver to the Other Depositor and the Other Exchange Act Reporting Party of such Other Securitization Trust, on or prior to the day that occurs two (2) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or four (4) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, (A) if such financial statement receipt occurs twelve (12) or more Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or fourteen (14) or more Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of such Significant Obligor, together with the net operating income of such Significant Obligor for the applicable period as calculated by the Master Servicer in accordance with CREFC® guidelines and (B) if such financial statement receipt occurs less than twelve (12) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or less than fourteen (14) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of such Significant Obligor, together with the net operating income of such Significant Obligor for the applicable period as reported by the related Mortgagor in such financial statements.

If the Master Servicer does not receive financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of any Significant Obligor with respect to an Other Securitization Trust by the date on which such financial information is required to be delivered under the related Loan Documents, the Master Servicer (i) shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of the related Other Depositor under the Exchange Act) to obtain the periodic financial statements of the related Mortgagor under the related Loan Documents, (ii) shall (and shall cause each applicable Sub-Servicing Agreement to require any related Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the related Mortgagor to obtain the required financial information, and (iii) if unsuccessful, shall, no later than five (5) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or the related Significant Obligor NOI Yearly Filing Deadline, as applicable, forward an Officer’s Certificate evidencing its attempts to obtain this information to the Other Exchange Act Reporting Party and Other Depositor related to such Other Securitization Trust.

Section 10.12          Indemnification. Each of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Custodian, the Asset Representations Reviewer and the Trustee (each an “Indemnifying Party”) shall indemnify and hold harmless each Certification Party, the Depositor, each Other Depositor, any employee, director or officer of the Depositor or any Other Depositor, and each other person, if any, who controls the Depositor or any Other Depositor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses (including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation) incurred by such indemnified party arising out of: (i) the failure of any Indemnifying Party to perform its obligations under this Article X; (ii) the failure of any Servicing Function Participant or Additional Servicer retained by it (other than a Mortgage Loan Seller Sub-Servicer) to perform its obligations under this Article X; (iii) any untrue statement of a material fact contained in any information (x) regarding the Indemnifying Party or any Servicing Function Participant, Additional Servicer or Subcontractor engaged by it (other than any Mortgage Loan Seller Sub-Servicer), (y) prepared by any such party described in clause (x) or any registered public accounting firm, attorney or other agent retained by such party to prepare such information and (z) delivered by or on behalf of such Indemnifying Party in connection with the performance of such Indemnifying Party’s obligations described in this Article X, or the omission to state in any such information a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that such Indemnifying Party shall be entitled to participate at its own expense in any action arising out of the foregoing and the Depositor shall consult with such Indemnifying Party with respect to any litigation or audit strategy, as applicable, in connection with the foregoing and any potential settlement terms related thereto (provided that any such consultation shall be nonbinding); (iv) negligence, bad faith or willful misconduct on the part of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Custodian, the Asset Representations Reviewer or the Trustee, as applicable, in the performance of such obligations; or (v) any Deficient Exchange Act Deliverable with respect to such Indemnifying Party.

In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Custodian, the Asset Representations Reviewer and the Trustee shall cooperate (and (i) with respect to each Servicing Function Participant and Additional Servicer of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant or Additional Servicer to cooperate, and (ii) with respect to any other Servicing Function Participant or Additional Servicer of such party, shall cause such Servicing Function Participant or Additional Servicer to cooperate) with the Depositor or any Other Depositor, as applicable, as necessary for the Depositor or any Other Depositor, as applicable, to conduct any reasonable due diligence necessary to evaluate and assess any material instances of non-compliance disclosed in any of the deliverables required by the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder (“Reporting Requirements”).

In connection with comments provided to the Depositor or any Other Depositor from the Commission regarding (x) information delivered by the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Custodian, the Trustee, the Asset Representations Reviewer, a Servicing Function Participant or an Additional Servicer, as applicable (“Affected Reporting Party”), (y) information regarding such Affected Reporting Party, and/or (z) information prepared by such Affected Reporting Party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information, which information is contained in a report filed by the Depositor or any Other Depositor under the Reporting Requirements and which comments are received subsequent to the Depositor's or any Other Depositor’s filing of such report, the Depositor or any Other Depositor shall promptly provide to such Affected Reporting Party any such comments which relate to such Affected Reporting Party. Such Affected Reporting Party shall be responsible for timely preparing a written response to the Commission for inclusion in the Depositor’s or any Other Depositor’s response to the Commission, unless such Affected Reporting Party elects, with the consent of the Depositor or any Other Depositor, as applicable (which consent shall not be unreasonably denied, withheld or delayed), to directly communicate with the Commission and negotiate a response and/or resolution with the Commission; provided, if an Affected Reporting Party is a Servicing Function Participant or Additional Servicer retained by the Master Servicer, the Master Servicer shall receive copies of all material communications pursuant to this paragraph. If such election is made, the applicable Affected Reporting Party shall be responsible for directly negotiating such response and/or resolution with the Commission in a timely manner; provided, that (i) such Affected Reporting Party shall use reasonable efforts to keep the Depositor or any Other Depositor informed of its progress with the Commission and copy the Depositor or any Other Depositor on all correspondence with the Commission and provide the Depositor or any Other Depositor with the opportunity to participate (at the Depositor’s or Other Depositor’s expense) in any telephone conferences and meetings with the Commission and (ii) the Depositor or any Other Depositor shall cooperate with such Affected Reporting Party in order to authorize such Affected Reporting Party and its representatives to respond to and negotiate directly with the Commission with respect to any comments from the Commission relating to such Affected Reporting Party and to notify the Commission of such authorization. The Depositor (or any Other Depositor) and the applicable Affected Reporting Party shall cooperate and coordinate with one another with respect to any requests made to the Commission for extension of time for submitting a response or compliance. All respective reasonable out-of-pocket costs and expenses incurred by the Depositor or any Other Depositor (including reasonable legal fees and expenses of outside counsel to the Depositor or any Other Depositor, as the case may be) in connection with the foregoing (other than those costs and expenses required to be at the Depositor’s or any Other Depositor’s expense as set forth above) and any amendments to any reports filed with the Commission related to the foregoing shall be promptly paid by the applicable Affected Reporting Party upon receipt of an itemized invoice from the Depositor or any Other Depositor, as the case may be. Each of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Custodian, the Asset Representations Reviewer and the Trustee shall use commercially reasonable efforts to cause any Servicing Function Participant or Additional Servicer retained by it to comply with the foregoing by inclusion of similar provisions (or by inclusion of a reference to, and an obligation to comply with, this paragraph) in the related sub-servicing or similar agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Custodian, the Trustee, the Asset Representations Reviewer and the Certificate Administrator shall cause each Servicing Function Participant of such party that is not a Mortgage Loan Seller Sub-Servicer (and with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant) to indemnify and hold harmless each Certification Party, the Depositor, each Other Depositor, any employee, director or officer of the Depositor or any Other Depositor, and each other person, if any, who controls the Depositor or any Other Depositor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and any other costs, fees and expenses (including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation) incurred by such indemnified party arising out of (i) a breach of its obligations to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports pursuant to the applicable sub-servicing or primary servicing agreement, (ii) negligence, bad faith or willful misconduct on its part in the performance of such obligations, (iii) other than in the case of the Operating Advisor, any failure by a Servicer (as defined in Section 10.02(b)) to identify a Servicing Function Participant pursuant to Section 10.02(c), or (iv) any Deficient Exchange Act Deliverable with respect to such Servicing Function Participant.

If the indemnification provided for in, or contemplated by, any of the preceding paragraphs of this Section 10.12 is unavailable or insufficient to hold harmless any Certification

Party, the Depositor, any Other Depositor, any employee, director or officer of the Depositor or any Other Depositor, or any other person who controls the Depositor or any Other Depositor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, then the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Asset Representations Reviewer, the Additional Servicer or other Servicing Function Participant (the “Performing Party”) shall contribute to the amount paid or payable to the indemnified party as a result of the losses, claims, damages or liabilities of the indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnified party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to this Article X (or breach of its obligations under the applicable sub-servicing or primary servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports) or the Performing Party’s negligence, bad faith or willful misconduct in connection therewith. The Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Asset Representations Reviewer and the Certificate Administrator shall cause each Servicing Function Participant of such party that is not a Mortgage Loan Seller Sub-Servicer (and with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant) to agree to the foregoing indemnification and contribution obligations. This Section 10.12 shall survive the termination of this Agreement or the earlier resignation or removal of the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Asset Representations Reviewer or the Certificate Administrator.

Section 10.13          Amendments. This Article X may be amended by the parties hereto pursuant to Section 12.07 of this Agreement for purposes of complying with Regulation AB, the Act or the Exchange Act and/or to conform to standards developed within the commercial mortgage-backed securities market and the Sarbanes-Oxley Act or for purposes of designating the Certifying Person without any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmations or the consent of any Certificateholder or the Uncertificated VRR Interest Owner, notwithstanding anything to the contrary contained in this Agreement.

Section 10.14          Regulation AB Notices. With respect to any notice required to be delivered by the Certificate Administrator to the Depositor pursuant to this Article X, the Certificate Administrator may deliver such notice, notwithstanding any contrary provision in this Agreement, via facsimile and electronic mail to [notice address], or to such other address(es), facsimile numbers and/or electronic mail addresses as may be designated by the Depositor.

Section 10.15          Termination of the Certificate Administrator. Notwithstanding anything to the contrary contained in this Agreement, the Depositor may terminate the Certificate Administrator upon five (5) Business Days’ notice if the Certificate Administrator fails to comply with any of its obligations under this Article X; provided that (a) such termination shall not be effective until a successor Certificate Administrator shall have accepted the appointment, (b) the Certificate Administrator may not be terminated if (i) it cannot perform its obligations due to its failure to properly prepare or file on a timely basis, on behalf of the Trust, any Form 8-K, Form 10-K, Form 10-D or Form ABS-EE or any amendments to such forms or any Form 12b-25 where such failure results from the Certificate Administrator’s inability or failure to receive, within the exact time frames set forth in this Agreement any information, approval, direction or signature from any other party hereto needed to prepare, arrange for execution or file any such Form 8-K, Form 10-K, Form 10-D or Form ABS-EE or any amendments to such forms or any Form 12b-25 not resulting from its own negligence, bad faith or willful misconduct, or (ii) following the Certificate Administrator’s failure to comply with any of such obligations under this Article X on or prior to the dates by which such obligations are to be performed pursuant to, and as set forth in, such Sections, the Certificate Administrator subsequently complies with such obligations before the Depositor gives written notice to it that it is terminated in accordance with this Section 10.15, and (c) if the Certificate Administrator’s failure to comply does not cause it to fail in its obligations to timely file, on behalf of the Trust, the related Form 8-K, Form 10-D, Form ABS-EE or Form 10-K, as the case may be, by the related deadline for filing such Form 8-K, Form 10-D, Form ABS-EE or Form 10-K, then the Depositor shall cease to have the right to terminate the Certificate Administrator under this Section 10.15 on the date on which such Form 8-K, Form 10-D, Form ABS-EE or Form 10-K is so filed.

Section 10.16          Termination of the Master Servicer or the Special Servicer. Notwithstanding anything to the contrary contained in this Agreement, the Depositor may terminate the Master Servicer or the Special Servicer upon five (5) Business Days’ notice if the Master Servicer or the Special Servicer, as applicable, fails to comply with any of its respective obligations under this Article X; provided that such termination shall not be effective until a successor master servicer or special servicer, as applicable, shall have accepted the appointment.

Section 10.17          Termination of Sub-Servicing Agreements. For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, each of the Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator, the Asset Representations Reviewer and the Trustee, as applicable, shall (i) cause each Sub-Servicing Agreement (with respect to the Master Servicer or the Special Servicer) or sub-servicing agreement (with respect to any other Servicer) to which it is a party to entitle the Depositor to terminate such agreement (without compensation, termination fee or the consent of any other Person) at any time following any failure of the applicable Sub-Servicer or sub-servicer, as applicable, to deliver any Exchange Act reporting items that such Sub-Servicer or sub-servicer, as applicable, is required to deliver under Regulation AB or as otherwise contemplated by this Article X and (ii) promptly notify the Depositor following any failure of the applicable Sub-Servicer or sub-servicer, as applicable, to deliver any Exchange Act reporting items that such Sub-Servicer or sub-servicer, as applicable, is required to deliver under Regulation AB or as otherwise contemplated by this Article X. The Depositor is hereby authorized to exercise the rights described in clause (i) of the preceding sentence in its sole discretion. The rights of the Depositor to terminate a Sub-Servicing Agreement (with respect to the Master Servicer or the Special Servicer) or sub-servicing agreement (with respect to any other Servicer) as aforesaid shall not limit any right Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator, the Asset Representations Reviewer or the Trustee, as applicable, may have to terminate such Sub-Servicing Agreement or sub-servicing agreement, as applicable.

Section 10.18          Notification Requirements and Deliveries in Connection With Securitization of a Serviced Companion Loan.

(a)               Any other provision of this Article X to the contrary notwithstanding, including, without limitation, any deadlines for delivery set forth in this Article X, in connection with the requirements contained in this Article X that provide for the delivery of information and other items to, and the cooperation with, the Other Depositor and Other Exchange Act Reporting Party of any Other Securitization Trust that includes a Serviced Companion Loan, no party hereunder shall be obligated to provide any such items to or cooperate with such Other Depositor or Other Exchange Act Reporting Party until the Other Depositor or Other Exchange Act Reporting Party of such Other Securitization Trust has provided each party hereto with not less than 30 days written notice (or, in each case, such shorter period as required for such Other Depositor or Other Exchange Act Reporting Party to comply with related filing obligations, provided that (i) such Other Depositor or Other Exchange Act Reporting Party, as applicable, has provided written notice as soon as reasonably practicable and, concurrently with such written notice, obtained verbal confirmation of receipt of such written notice, in each case, in accordance with Section 12.04 of this Agreement and (ii) such period shall not be less than 3 Business Days) (which shall only be required to be delivered once), (i) setting forth the contact information for such Person(s) and, except as regards the deliveries and cooperation contemplated by Section 10.08, Section 10.09 and Section 10.10 of this Agreement, stating that such Other Securitization Trust is subject to the reporting requirements of the Exchange Act, and (ii) specifying in reasonable detail the information and other items not otherwise specified in this Agreement that are requested to be delivered; provided that if Exchange Act reporting is being requested, such Other Depositor or Other Exchange Act Reporting Party is only required to provide a single written notice to such effect; provided further, that this notice requirement does not apply to any Serviced Companion Loan that is included in any Other Securitization as of the Closing Date. Any reasonable cost and expense of the Master Servicer, Special Servicer, Operating Advisor, Custodian, Trustee, Asset Representations Reviewer and Certificate Administrator in cooperating with such Other Depositor or Other Exchange Act Reporting Party of such Other Securitization Trust (above and beyond their expressed duties hereunder) shall be the responsibility of such Other Depositor or Other Securitization Trust. The parties hereto shall have the right to confirm in good faith with the Other Depositor of such Other Securitization Trust as to whether applicable law requires the delivery of the items identified in this Article X to such Other Depositor and Other Exchange Act Reporting Party of such Other Securitization Trust prior to providing any of the reports or other information required to be delivered under this Article X in connection therewith and (i) upon such confirmation, the parties shall comply with the deadlines for delivery set forth in this Article X with respect to such Other Securitization Trust or (ii) in the absence of such confirmation, the parties shall not be required to deliver such items; provided that no such confirmation will be required in connection with any delivery of the items contemplated by Section 10.08, Section 10.09 and Section 10.10 of this Agreement. Such confirmation shall be deemed given if the Other Depositor or Other Exchange Act Reporting Party for the Other Securitization Trust provides a written statement to the effect that the Other Securitization Trust is subject to the reporting requirements of the Exchange Act and the appropriate party hereto receives such written statement. The parties hereunder shall also have the right to require that such Other Depositor provide them with the contact details of such Other Depositor, Other Exchange Act Reporting Party and any other parties to the Other Pooling and Servicing Agreement relating to such Other Securitization Trust.

(b)               Each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall, upon reasonable prior written request given in accordance with the terms of Section 10.18(a) above, and subject to a right of the Master Servicer, Special Servicer, the Certificate Administrator or Trustee, as the case may be, to review and approve such disclosure materials, permit a holder of a related Serviced Companion Loan to use such party’s description contained in the Prospectus (updated as appropriate by the Master Servicer, the Special Servicer, Certificate Administrator or Trustee, as applicable, at the reasonable cost of the Other Depositor or the holder of such Serviced Companion Loan) for inclusion in the disclosure materials relating to any securitization of a Serviced Companion Loan.

(c)               The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, upon reasonable prior written request given in accordance with the terms of Section 10.18(a) above, shall each timely provide (to the extent the reasonable cost thereof is paid or caused to be paid by the Other Depositor or the holder of the related Serviced Companion Loan) to the Other Depositor and any underwriters with respect to any securitization transaction that includes a Serviced Companion Loan such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to the updated description referred to in Section 10.18(b) with respect to such party, substantially identical to those, if any, delivered by the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus and/or any other disclosure materials relating to this Trust (updated as deemed appropriate by the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator, or their respective legal counsel, as the case may be). None of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator shall be obligated to deliver any such item with respect to the securitization of a Serviced Companion Loan if it did not deliver a corresponding item with respect to this Trust.

(d)               Each of the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator, upon reasonable prior written request given in accordance with the terms of Section 10.18(a) above, shall provide (to the extent the reasonable cost thereof is paid or caused to be paid by the applicable party set forth below in this Section 10.18(d)) to the Other Depositor and the trustee under the Other Pooling and Servicing Agreement related to any Other Securitization Trust the following: (i) any information (including, but not limited to, disclosure information) required for such Other Securitization Trust to comply in a timely manner with applicable filing requirements under Items 1.01 and 6.02 of Form 8-K and (ii) such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to such information that are substantially similar to those delivered by the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus and/or any other disclosure materials relating to this Trust.

In the case of a Form 8-K that is filed by or on behalf of an Other Securitization Trust in connection with the closing of this [series designation] securitization transaction, the reasonable cost of the information, opinion(s) of counsel, certifications and indemnification agreement(s) provided by or on behalf of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, pursuant to this Section 10.18(d) shall be paid or caused to be paid by the related Other Depositor or the applicable Serviced

Companion Loan Holder that transferred the related Serviced Companion Loan to the related Other Depositor for inclusion in such Other Securitization Trust.

In the case of a Form 8-K that is filed by or on behalf of an Other Securitization Trust as a result of the termination, removal, resignation or any other replacement of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator under this Agreement, the reasonable cost of the information, opinion(s) of counsel, certifications and indemnification agreement(s) provided by or on behalf of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, pursuant to this Section 10.18(d) shall be paid or caused to be paid by the same party or parties required to pay the costs and expenses relating to such termination, removal, resignation or other replacement pursuant to this Agreement.

Section 10.19          Termination of Exchange Act Filings With Respect to the Trust. On or prior to January 30th of the first year in which the Depositor shall provide notice to the Certificate Administrator of its ability under applicable law, to suspend its Exchange Act filings with respect to the Trust, the Certificate Administrator shall prepare and file a Form 15 Suspension Notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act or any other form necessary to be filed with the Commission to suspend such reporting obligations. With respect to any reporting period occurring after the filing of such form, the obligations of the parties to this Agreement under Section 10.04, Section 10.05, Section 10.06 and Section 10.07, solely insofar as they relate to the Trust, shall be suspended. The Certificate Administrator shall provide prompt notice to the Mortgage Loan Sellers and all other parties hereto that such form has been filed. If, after the filing of a Form 15 Suspension Notification or other applicable form, the Depositor shall provide notice to the Certificate Administrator that it is required to resume its Exchange Act filings with respect to the Trust, the Certificate Administrator shall recommence preparing and filing reports on Forms 10-K, 10-D and 8-K with respect to the Trust as required pursuant to Section 10.04, Section 10.05, Section 10.06 and Section 10.07, and all parties’ obligations under this Article X shall recommence.

Article XI

THE ASSET REPRESENTATIONS REVIEWER

Section 11.01          Asset Review.

(a)               On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator shall determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator shall promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer, all Certificateholders and the Uncertificated VRR Interest Owner. Any notice required to be delivered to the Certificateholders and the Uncertificated VRR Interest Owner pursuant to this Article XI shall be delivered by the Certificate Administrator (i) by posting such notice on the Certificate Administrator’s Website and (ii) by mailing such notice to the Certificateholders’ addresses or the Uncertificated VRR Interest Owner’s address appearing in the Certificate Register in the case of Definitive Certificates or the Uncertificated VRR Interest and by delivering such notice via the Depository in the case of Book-Entry Certificates. The Certificate Administrator shall include in the Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred, notice of its determination together with the following statement describing the events that caused the Asset Review Trigger to occur: “As of the [Date of Distribution], the following Mortgage Loans identified below are 60 or more days delinquent and an Asset Review Trigger as defined in the Pooling and Servicing Agreement has occurred.” On each Distribution Date occurring after providing such notice to Certificateholders and the Uncertificated VRR Interest Owner, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, as applicable, shall determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) whether an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) in the form of Exhibit LL within [two (2) Business Days] of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

If Certificateholders evidencing not less than 5% of the aggregate Voting Rights of the Certificates deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), then the Certificate Administrator shall promptly provide written notice thereof to the Asset Representations Reviewer and to all Certificateholders and conduct a solicitation of votes in accordance with Section 5.12 regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Holders of Certificates evidencing at least a majority of an Asset Review Quorum within 150 days of receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator shall promptly provide written notice thereof (the “Asset Review Notice”) to all parties to this Agreement, the Underwriters, the Mortgage Loan Sellers, the Directing Holder[, the Risk Retention Consultation Party]1 and the other Certificateholders (such notice to Certificateholders to be effected by posting such notice on the Certificate Administrator’s Website and by mailing such notice to the Certificateholders’ addresses appearing in the Certificate Register in the case of Definitive Certificates and by delivering such notice via the Depository in the case of Book-Entry Certificates). Upon receipt of an Asset Review Notice, the Asset Representations Reviewer shall request access to the Secure Data Room by providing the Certificate Administrator with a certification substantially in the form attached hereto as Exhibit KK. Upon receipt of such certification, the Certificate Administrator shall grant the Asset Representations Reviewer access to the Secure Data Room. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such

1Include for transactions where the sponsor satisfies all or part of its risk retention obligations through retention of a vertical interest.

150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) in this sentence and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) in this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Trust from the Collection Account. The Certificate Administrator shall be entitled to administer any vote in connection with the foregoing through an agent.

(b)               (i) Upon receipt from the Certificate Administrator of an Asset Review Notice with respect to a Delinquent Loan, the Custodian (with respect to clauses (1) – (5) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (6) below for Non-Specially Serviced Loans) and the Special Servicer (with respect to clause (6) below for Specially Serviced Loans) shall promptly (but (except with respect to clause (6)) in no event later than ten (10) Business Days after receipt of such notice from the Certificate Administrator) provide, in electronic format, the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted on the Secure Data Room by the Certificate Administrator pursuant to Section 4.09, a copy of the Prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of this Agreement, the “Review Materials”):

(1)       a copy of an assignment of the Mortgage in favor of the Trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(2)       a copy of an assignment of any related Assignment of Leases (if such item is a document separate from the Mortgage) in favor of the Trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(3)        a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (1) or (2) above;

(4)       a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(5)       a copy of an assignment in favor of the Trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(6)       any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to Non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer pursuant to clause (vii) below of this Section 11.01(b).

(ii)            Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

(iii)            The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a Person that is not a party to this Agreement or the applicable Mortgage Loan Seller, and shall do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review conducted pursuant to this Section 11.01 (any such information, “Unsolicited Information”).

(iv)            Upon receipt by the Asset Representations Reviewer of the Asset Review Notice and access to the Diligence Files posted to the Secure Data Room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, shall commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). The Asset Representations Reviewer shall perform an Asset Review with respect to each representation and warranty made by the related Mortgage Loan Seller with respect to such Delinquent Loan in accordance with the Asset Review Standard and the procedures set forth on Exhibit JJ (each such procedure, a “Test”). Once an Asset Review of a Mortgage Loan is completed, no further Asset Review shall be required in respect of, or performed on, such Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or again become a Delinquent Loan at a time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such new Asset Review Trigger.

(v)                 No Certificateholder or Uncertificated VRR Interest Owner shall have the right to change the scope of the Asset Review, and the Asset Representations Reviewer shall not be required to review any information other than (1) the Review Materials and (2) if applicable, Unsolicited Information.

(vi)            The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

(vii)            In connection with an Asset Review, the Asset Representations Reviewer shall comply with the following procedures with respect to each Delinquent Loan:

(A)      Within 10 Business Days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the Secure Data Room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer shall promptly notify the Master Servicer (with respect to Non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 Business Days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession; provided that any such notification and/or request shall be in writing, specifically identifying the documents being requested and sent to the notice address for the related party set forth in Section 12.04 of this Agreement. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-Business Day period, the Asset Representations Reviewer shall request such documents from the related Mortgage Loan Seller; provided that the Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement to deliver any such missing documents only to the extent such documents are in the possession of the Mortgage Loan Seller; and provided, further, that the Mortgage Loan Seller will not be required to provide any documents that are proprietary to the related originator or the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

(B)       Following the events in clause (A) above, and within 45 days after the date on which access to the Secure Data Room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer shall prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer shall provide each Preliminary Asset Review Report to the Master Servicer (with respect to Non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), who shall promptly, but in no event later than 10 Business Days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. The Asset Representations Reviewer shall include the following statement in the related correspondence when providing each Preliminary Asset Review Report to the Master Servicer (with respect to Non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans): “This is a Preliminary Asset Review Report regarding an Asset Review under Section 11.01 of the Pooling and Servicing Agreement relating to the [NAME OF ISSUING ENTITY], Commercial Mortgage Pass-Through Certificates, [SERIES DESIGNATION], requiring action by you as the recipient of such Preliminary Asset Review Report. You are required to deliver the Preliminary Asset Review Report to the applicable Mortgage Loan Seller no later than 10 Business Days after receipt of the Preliminary Asset Review Report.” If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller shall have 90 days from its receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement to provide any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test, in any such case to the Master Servicer (with respect to Non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), and the Master Servicer or the Special Servicer, as applicable, shall promptly, but in no event later than ten (10) Business Days after receipt from the applicable Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the applicable Mortgage Loan Seller given to support a claim that the representation and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(C)       Within the later of (x) 60 days after the date on which access to the Secure Data Room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 Business Days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer shall complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report, substantially in the form attached hereto as Exhibit HH, setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to this Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) , substantially in the form attached hereto as Exhibit II, to the Trustee and Certificate Administrator (who shall include such Asset Review Report Summary in the Form 10-D relating to the Collection Period in which such Asset Review Report Summary is received and post such Asset Review Report Summary on the Certificate Administrator’s

Website in accordance with Section 10.04(e)). The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to this Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loan(s) and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to Performing Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer shall prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer shall have no responsibility to independently obtain any such documents from any party to this or otherwise.

(viii)            Within thirty (30) days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer shall determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer shall enforce the obligations of the related Mortgage Loan Seller with respect to such Material Defect in accordance with Section 2.03(a).

(ix)            In no event may the Asset Representations Reviewer determine whether any Test failure constitutes a Material Defect, or whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each case, shall be the responsibility of the Enforcing Servicer pursuant to Section 2.03(a) or Section 11.01(b)(viii) of this Agreement.

(c)               The Asset Representations Reviewer and its Affiliates shall keep confidential any Privileged Information received from any party to this Agreement or any Sponsor (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any Person (including Certificateholders and the Uncertificated VRR Interest Owner), other than (1) to the extent expressly required by this Agreement in an Asset Review Report or otherwise, to the other parties to this Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to this Agreement that receives Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception. In addition, the Asset Representations Reviewer shall keep all documents and information received by the Asset Representations Reviewer in connection with an Asset Review that are provided by the applicable Mortgage Loan Seller, the Master Servicer and the Special Servicer confidential and shall not disclose such documents except for purposes of complying with its duties and obligations hereunder.

(d)               The Asset Representations Reviewer may delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 11.01; provided that no agent or subcontractor may (i) be affiliated with any Mortgage Loan Seller, Master Servicer, Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Controlling Class Representative or any of their respective Affiliates or (ii) have been paid any fees, compensation or other remuneration by an Underwriter, Master Servicer, Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Controlling Class Representative or any of their respective Affiliates in connection with due diligence or other services with respect to any Mortgage Loan prior to the Closing Date. Notwithstanding the foregoing sentence, the Asset Representations Reviewer shall remain obligated and primarily liable for any Asset Review required hereunder in accordance with the provisions of this Agreement without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under this Agreement. The Asset Representations Reviewer shall be entitled to enter into an agreement with any agent or subcontractor providing for indemnification of the Asset Representations Reviewer by such agent or subcontractor, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

(e)               With respect to any Delinquent Loan that is an Outside Serviced Mortgage Loan, to the extent any documents required by the Asset Representations Reviewer to complete a Test are missing or have not been received from the related Mortgage Loan Seller, the Asset Representations Reviewer shall request such document(s) from the related Outside Servicer (if such Outside Serviced Mortgage Loan is being serviced by an Outside Servicer) or the related Outside Special Servicer (if such Outside Serviced Mortgage Loan is being serviced by an Outside Special Servicer), the related Outside Trustee and the related Outside Certificate Administrator (and, in each case, such other party as contemplated under the related Outside Servicing Agreement or related Co-Lender Agreement).

Section 11.02          Payment of Asset Representations Reviewer Fees and Expenses; Limitation of Liability.

(a)               As compensation for the performance of its routine duties, the Asset Representations Reviewer shall be paid as an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date an amount accrued during the related Interest Accrual Period at [_______]% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on, in the case of the initial Distribution Date, the Cut-Off Date Balance of such Mortgage Loan and, in the case of any subsequent Distribution Date, the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period, and shall be calculated on the same interest accrual basis as such Mortgage Loan and prorated for any partial periods. The Asset Representations Reviewer Ongoing Fee shall be payable from amounts on deposit in the Collection Account as set forth in Section 3.06(a).

(b)               Upon the completion of an Asset Review with respect to each Delinquent Loan and receipt by the related Mortgage Loan Seller of a written invoice from the Asset Representations Reviewer, the related Mortgage Loan Seller is required under the related Mortgage Loan Purchase Agreement to pay to the Asset Representations Reviewer within forty-five (45) days after such written invoice a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to (i) $[_____] plus $[_____] per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $[20,000,000], (ii) $[_____] plus $[_____] per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance equal to or greater than $[20,000,000 but less than $40,000,000] or (iii) $[_____] plus $[_____] per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance equal to or greater than $[40,000,000]. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan shall be paid by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee shall be paid by the Trust Fund following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; and provided, further, that notwithstanding any payment of such fee by the Trust to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer shall determine whether to pursue (and, if it determines to do so, shall pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Trust. If paid by the Trust Fund as described in the immediately preceding sentence, the Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan shall be payable from funds on deposit in the Collection Account as set forth in Section 3.06(a).

(c)               Notwithstanding the foregoing, the Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan shall be included in the Purchase Price for any such Delinquent Loan that was the subject of a completed Asset Review that is repurchased by a Mortgage Loan Seller, and such portion of the Purchase Price received shall be used to reimburse the Asset Representations Reviewer or the Trust, as the case may be, for such fees pursuant to Section 11.02(b).

(d)               The Asset Representations Reviewer shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

Section 11.03          Resignation of the Asset Representations Reviewer(a). The Asset Representations Reviewer may resign and be discharged from its obligations hereunder by giving written notice thereof to the other parties to this Agreement and each Rating Agency. In addition, the Asset Representations Reviewer shall at all times be an Eligible Asset Representations Reviewer, and shall resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the Directing Holder. Upon such notice of resignation, the Depositor shall promptly appoint a successor asset representations reviewer that is an Eligible

Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer shall bear all costs and expenses of each party hereto and each Rating Agency in connection with its resignation and the transfer of its duties.

Section 11.04          Restrictions of the Asset Representations Reviewer(a). Neither the Asset Representations Reviewer nor any of its Affiliates shall make any investment in any Class of Certificates or the Uncertificated VRR Interest; provided, however, that such prohibition shall not apply to (i) riskless principal transactions effected by a broker dealer Affiliate of the Asset Representations Reviewer or (ii) investments by an Affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such Affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under this Agreement from personnel involved in such Affiliate’s investment activities and (B) prevent such Affiliate and its personnel from gaining access to information regarding the Trust and the Asset Representations Reviewer and its personnel from gaining access to such Affiliate’s information regarding its investment activities.

Section 11.05          Termination of the Asset Representations Reviewer.

(a)               An “Asset Representations Reviewer Termination Event” means any one of the following events whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)            any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of thirty (30) days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the Holders of Certificates having greater than 25% of the aggregate Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)            any failure by the Asset Representations Reviewer to perform its obligations hereunder in accordance with the Asset Review Standard in any material respect, which failure shall continue unremedied for a period of thirty (30) days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to this Agreement;

(iii)            any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure shall continue unremedied for a period of thirty (30) days;

(iv)            a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Asset Representations Reviewer, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;

(v)            the Asset Representations Reviewer shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

(vi)            the Asset Representations Reviewer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator shall promptly provide written notice to all Certificateholders and the Uncertificated VRR Interest Owner (and simultaneously deliver such written notice to the Asset Representations Reviewer) in accordance with the notice distribution procedures described in Section 11.01(a), unless the Certificate Administrator has received written notice that such Asset Representations Reviewer Termination Event has been remedied. If an Asset Representations Reviewer Termination Event shall occur then, and in each and every such case, so long as such Asset Representations Reviewer Termination Event shall not have been remedied, either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing not less than [25]% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts), shall, terminate all of the rights and obligations of the Asset Representations Reviewer under this Agreement, other than rights and obligations accrued prior to such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination), by notice in writing to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of itself and of each other party to this Agreement in connection with its termination due to an Asset Representations Reviewer Termination Event. Notwithstanding anything herein to the contrary, the Depositor and each Mortgage Loan Seller shall have the right, but not the obligation, to notify the Certificate Administrator and the Trustee of any Asset Representations Reviewer Termination Event of which it becomes aware.

(b)               Upon (i) the written direction of holders of Certificates evidencing not less than [25]% of the Voting Rights (without regard to the application of any Appraisal Reduction

Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator shall promptly provide written notice of such requested vote to the Asset Representations Reviewer and to all Certificateholders by (i) posting such notice on the Certificate Administrator’s Website, and (ii) mailing such notice to all Certificateholders at their addresses appearing in the Certificate Register and to the Asset Representations Reviewer. Upon the affirmative vote of the Holders of Certificates evidencing at least [75]% of the Voting Rights allocable to the Certificates of those Holders that exercise their right to vote (provided that Holders representing the applicable Certificateholder Quorum exercise their right to vote within [180] days of the initial request for a vote (which, for the avoidance of doubt, is the date on which the aforementioned notice was mailed to the Certificateholders)), the Trustee shall terminate all of the rights and obligations of the Asset Representations Reviewer under this Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights arising out of events occurring prior to such termination) by notice in writing to the Asset Representations Reviewer and appoint the proposed successor. As between the Asset Representations Reviewer, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Asset Representations Reviewer. In the event that Holders of the Certificates entitled to at least [75]% of a Certificateholder Quorum elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor asset representations reviewer shall be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

(c)               On or after the receipt by the Asset Representations Reviewer of written notice of termination, subject to this Section 11.05, all of its authority and power under this Agreement shall be terminated and, without limitation, the terminated Asset Representations Reviewer shall execute any and all documents and other instruments, and do or accomplish all other acts or things reasonably necessary or appropriate to effect the purposes of such notice of termination. As soon as practicable, but in no event later than 30 days after (1) the Asset Representations Reviewer resigns pursuant to Section 11.03 of this Agreement or (2) the Trustee delivers such written notice of termination to the Asset Representations Reviewer, the Depositor (in the case of a resignation of the Asset Representations Reviewer pursuant to Section 11.03) or the Trustee (in the case of a termination of the Asset Representations Reviewer pursuant to Section 11.05(b)), as applicable, shall appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The Trustee shall provide written notice of the appointment of an Asset Representations Reviewer to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Directing Holder and each Certificateholder and the Uncertificated VRR Interest Owner within one Business Day of such appointment. Notwithstanding the foregoing, if the Trustee is unable to find a successor asset representations reviewer within thirty (30) days of the termination of the Asset Representations Reviewer, the Depositor shall be permitted, but not obligated, to find a replacement. The Trustee shall not be liable for any failure to identify and appoint a successor asset representations reviewer so long as the Trustee uses commercially reasonable efforts to conduct a search for a successor asset representations reviewer and such failure is not a result of the Trustee’s negligence, bad faith or willful misconduct in the performance of its obligations hereunder.

The Asset Representations Reviewer shall at all times be an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer shall immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the Directing Holder of such disqualification and, if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under Section 11.03 of this Agreement, and a successor asset representations reviewer shall be appointed in accordance with Section 11.03.

(d)               Upon any termination of the Asset Representations Reviewer and appointment of a successor to the Asset Representations Reviewer, the Trustee shall, as soon as possible, give written notice thereof to the Special Servicer, the Master Servicer, the Certificate Administrator (who shall, as soon as possible, give written notice thereof to the Certificateholders and the Uncertificated VRR Interest Owner), the Operating Advisor, the Mortgage Loan Sellers, the Depositor, each Rating Agency and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative. In the event that the Asset Representations Reviewer is terminated, all of its rights and obligations under this Agreement shall terminate, other than any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination).

Article XII

MISCELLANEOUS PROVISIONS

Section 12.01          Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement (and, to the extent permitted under applicable law, each officer’s certificate, receipt or similar closing document delivered in connection with the closing of the transaction contemplated by this Agreement) in Portable Document Format (PDF), Tagged Image File Format (TIF or TIFF), .JPG or .JPEG file format, or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

Section 12.02          Limitation on Rights of Certificateholders and the Uncertificated VRR Interest Owner. The death or incapacity of any Certificateholder or the Uncertificated VRR Interest Owner shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder’s or Uncertificated VRR Interest Owner’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder or Uncertificated VRR Interest Owner shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders and the Uncertificated VRR Interest Owner from time to time as partners or members of an association; nor shall any Certificateholder or Uncertificated VRR Interest Owner be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder or Uncertificated VRR Interest Owner shall have any right to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, any Mortgage Loan, Trust Subordinate Companion Loan or Serviced Loan Combination, unless such Holder previously shall have given to the Trustee a written notice of default and of the continuance thereof, as hereinbefore provided, and unless also the Holders of at least 25% of the Voting Rights of any Class of Certificates affected thereby (considering each Class of the Class [A-S], Class [B] and Class [C] Certificates together with the Class [EC] Component of the same alphabetical designation as a single “Class” for such purpose) shall have made written request upon the Trustee (with a copy to the Certificate Administrator) to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by the Uncertificated VRR Interest Owner with every Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates of any Class or Holders of the Uncertificated VRR Interest shall have any right in any manner whatever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Certificates of such Class. It is understood and intended, and expressly covenanted by the Uncertificated VRR Interest Owner with every Certificateholder and the Trustee, that the Uncertificated VRR Interest Owner shall not have any right in any manner whatever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of Certificates of any Class, or to obtain or seek to obtain priority over or preference to any such Holder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Combined VRR Interest Owners. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 12.03          Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

Section 12.04          Notices. Unless otherwise specifically provided in this Agreement, any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if (a) personally delivered, (b) mailed by registered mail, postage prepaid (except for notices to the Trustee or the Certificate Administrator which shall be deemed to have been duly given only when received), (c) sent by nationally recognized express courier delivery service and received by the addressee, (d) transmitted by facsimile transmission (or any other type of electronic transmission agreed upon by the parties) and received by the addressee or (e) only with respect to any addressee of any party for which an electronic mail address is set forth below, sent by electronic mail (provided, however, any notice provided by electronic mail shall not be considered delivered until receipt of such electronic mail is confirmed by the addressee), to the applicable party at the following address(es), or as to each such Person such other address or e-mail address as may hereafter be furnished by such Person to the parties hereto in writing: (i)  in the case of the Depositor, [notice address]; (ii)  in the case of the Master Servicer, [notice address]; (iii)  in the case of the Special Servicer, [notice address]; (v)  in the case of the Trustee, [notice address]; (vi)  in the case of the Operating Advisor, [notice address]; (vii) in the case of the Asset Representations Reviewer, [notice address]; (viii) in the case of the Rating Agencies: [notice addresses]; (ix) in the case of the Mortgage Loan Sellers, [notice addresses]; (x) in the case of the Underwriters, [notice addresses]; (xi) in the case of the Initial Purchasers, [notice addresses]; and (xii) in the case of the initial Controlling Class Representative, [notice address]; or as to each such Person such other address or e-mail address as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder or the Uncertificated VRR Interest Owner shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder or the Uncertificated VRR Interest Owner as shown in the Certificate Register. Any communication required or permitted to be delivered to a Certificate Owner shall be deemed to have been duly given to the extent delivered through the Depository. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder or the Uncertificated VRR Interest Owner receives such notice. Notwithstanding anything contained in this Section 12.04 to the contrary, nothing in this Section 12.04 shall constitute consent by any party hereto to service of process upon such party by facsimile transmission, electronic mail or any other type of electronic transmission.

Section 12.05          Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 12.06          Notice to the Rule 17g-5 Information Provider, Depositor and Each Rating Agency.

(a)               The Certificate Administrator shall use its best efforts to promptly prepare a written notice, and provide such notice by e-mail to the Rule 17g-5 Information Provider (if the Certificate Administrator is for any reason not the Rule 17g-5 Information Provider) and the

Depositor, with respect to each of the following items of which a Responsible Officer of the Certificate Administrator has actual knowledge, and the Rule 17g-5 Information Provider shall upload such notice to the Rule 17g-5 Information Provider’s Website on the same Business Day of receipt if received by 2:00 p.m. or, if received after 2:00 p.m., on the next Business Day by 12:00 p.m. and shall, promptly following the posting of such notice to the Rule 17g-5 Information Provider’s Website, notify, or cause the notification of, each Registered Rating Agency (other than any Registered Rating Agency that has indicated to the Rule 17g-5 Information Provider of its election to not receive such notification) by electronic mail of the posting of such notice, which electronic mail may be automatically generated by the Rule 17g-5 Information Provider’s Website:

(i)                     any material change or amendment to this Agreement;

(ii)                  the occurrence of any Servicer Termination Event that has not been cured;

(iii)                    the merger, consolidation, resignation or termination of the Master Servicer, Special Servicer, the Trustee or the Certificate Administrator or any Outside Servicer, Outside Special Servicer or Outside Trustee;

(iv)                the repurchase of, or substitution of, Mortgage Loans pursuant to Section 2.03;

(v)                 the final payment to any Class of Certificateholders or the Uncertificated VRR Interest Owner;

(vi)              any change in the location of the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account or any Distribution Account;

(vii)            any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Master Servicer; and

(viii)             any change in the lien priority of a Mortgage Loan.

(b)               The Master Servicer or the Special Servicer shall promptly furnish by e-mail (or any other form of electronic delivery reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, and the Rule 17g-5 Information Provider) to the Rule 17g-5 Information Provider and the Depositor copies of the following (to the extent not already delivered or made available pursuant to the terms of this Agreement), and the Rule 17g-5 Information Provider shall upload such documents to the Rule 17g-5 Information Provider’s Website on the same Business Day of receipt if received by 2:00 p.m. or, if received after 2:00 p.m., on the next Business Day by 12:00 p.m., and the Rule 17g-5 Information Provider shall, promptly following the posting of such documents to the Rule 17g-5 Information Provider’s Website, notify, or cause the notification of, each Registered Rating Agency (other than any Registered Rating Agency that has indicated to the Rule 17g-5 Information Provider of its election to not receive such notification) by electronic mail of the posting of such documents, which electronic mail may be automatically generated by the Rule 17g-5 Information Provider’s Website:

(i)                   each of its annual statements as to compliance described in Section 10.09 of this Agreement;

(ii)              each of its annual independent public accountants’ servicing reports described in Section 10.10 of this Agreement;

(iii)               a copy of each operating and other financial statements, rent rolls, occupancy reports, and sales reports to the extent such information is required to be delivered under a Mortgage Loan, in each case to the extent collected pursuant to Section 4.02; and

(iv)             upon request, each inspection report prepared in connection with any inspection conducted pursuant to Section 3.18 of this Agreement.

(c)              The Certificate Administrator shall promptly furnish by e-mail (or any other form of electronic delivery reasonably acceptable to the Certificate Administrator and the Rule 17g-5 Information Provider) to the Rule 17g-5 Information Provider (if the Certificate Administrator is for any reason not the Rule 17g-5 Information Provider) and the Depositor copies of the items set forth in Section 8.11(b) of this Agreement (to the extent not already delivered or made available pursuant to the terms of this Agreement and to the extent such items were prepared by or delivered to the Certificate Administrator in electronic format), and the Rule 17g-5 Information Provider shall upload such documents to the Rule 17g-5 Information Provider’s Website on the same Business Day of receipt if received by 2:00 p.m. or, if received after 2:00 p.m., on the next Business Day by 12:00 p.m.

(d)               After any notice, document or item has been posted by the Rule 17g-5 Information Provider to the Rule 17g-5 Information Provider’s Website pursuant to Sections 12.06(a), 12.06(b) or 12.06(c), the Rule 17g-5 Information Provider may send such posted notice, document or item to a Registered Rating Agency.

Section 12.07          Amendment. This Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the

Operating Advisor, the Custodian (if the Certificate Administrator is then acting as Custodian), the Certificate Administrator, the Asset Representations Reviewer and the Trustee, without the consent of any of the Certificateholders, the Uncertificated VRR Interest Owner or, as applicable, any Companion Loan Holder:

(i)                    to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Uncertificated VRR Interest Owner;

(ii)                 to correct or supplement any of its provisions which may be inconsistent with any other provisions of this Agreement or with the description thereof in the Prospectus or to correct any error;

(iii)            to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or the Uncertificated VRR Interest Owner, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)             to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or the Uncertificated VRR Interest Owner, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class [R] Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class [R] Certificates to a non-Permitted Transferee, (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations or (D) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(v)                  to make any other provisions with respect to matters or questions arising under this Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder (including, with respect to the Trust AB Loan Combination, the Holders of the Class [LOAN-SPECIFIC] Certificates) or the Uncertificated VRR Interest Owner, as evidenced by an opinion of counsel;

(vi)              to modify the procedures herein relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under this Agreement); provided, further that notice of such modification is provided to all parties to this Agreement;

(vii)             to amend or supplement any provision of this Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder (including, with respect to the Trust AB Loan Combination, the Holders of the Class [LOAN-SPECIFIC] Certificates) or the Uncertificated VRR Interest Owner; and

(viii)        in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of this Agreement (A) to the extent necessary to effect the qualification of this Agreement under the TIA or under any similar federal statute hereafter enacted and to add to this Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of this Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided, further that no amendment pursuant to any of clauses (i)-(viii) above may be made that would: (i) reduce the consent or consultation rights or the right to receive information under this Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under this Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under this Agreement or the applicable Mortgage Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, the Special Servicer or the Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

This Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Certificate Administrator is then acting as Custodian), the Certificate Administrator, the Asset Representations Reviewer and the Trustee with the consent of the Holders of Certificates representing not less than [66-2/3]% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Certificateholders and the Uncertificated VRR Interest Owner; provided, however, that no such amendment shall:

(i)                  reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans or the Trust Subordinate Companion Loan which are required to be distributed on a Certificate of any Class, the Uncertificated VRR Interest Owner or to any Serviced Companion Loan Holder, as applicable, without the consent of the Holder of that Certificate, the Uncertificated VRR Interest Owner or that Serviced Companion Loan Holder, as applicable;

(ii)                 reduce the aforesaid percentage of Certificates of any Class or of the Uncertificated VRR Interest the Holders (or, in the case of the Uncertificated VRR Interest, the owner) of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding or of the Uncertificated VRR Interest Owner, as applicable;

(iii)                change in any manner the obligations or rights of any Mortgage Loan Seller under this Agreement or the related Mortgage Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)                change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates and the Uncertificated VRR Interest Owner or (2) Rating Agency Confirmation;

(v)                 without the consent of 100% of the Certificateholders of the Class or Classes of Certificates, or the Uncertificated VRR Interest Owner, adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under this Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to this Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to this Agreement;

(vi)                    adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)           adversely affect a Serviced Companion Loan Holder in its capacity as such without its consent; or

(viii)          change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

In the event that neither the Depositor nor any successor thereto, if any, is in existence, any amendment under this Section 12.07 shall be effective with the consent of the Trustee, the Operating Advisor, the Certificate Administrator, the Custodian (if the Certificate Administrator is then acting as Custodian), the Asset Representations Reviewer, the Special Servicer, the Master Servicer, in writing, and to the extent required by this Section, the Certificateholders, the Uncertificated VRR Interest Owner, the Serviced Companion Loan Holders, the Mortgage Loan Sellers, the Underwriters and/or the Initial Purchasers, as applicable. Promptly after the execution of any amendment, the Master Servicer shall forward a copy thereof to the Trustee, the Operating Advisor, the Certificate Administrator, the Custodian (if the Certificate Administrator is then acting as Custodian), the Asset Representations Reviewer, the

Special Servicer, each Serviced Companion Loan Holder, each Mortgage Loan Seller, each Underwriter, each Initial Purchaser and the Certificate Administrator and shall furnish written notification of the substance of such amendment to each Certificateholder, post a copy of such amendment to the Certificate Administrator’s Website, and deliver a copy of such amendment to the Rule 17g-5 Information Provider who shall post a copy of such amendment to the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13 of this Agreement, the Rule 17g-5 Information Provider. It shall not be necessary for the consent of Certificateholders, the Uncertificated VRR Interest Owner or the Serviced Companion Loan Holders, the Mortgage Loan Sellers, Underwriters or the Initial Purchasers, as applicable, under this Section 12.07 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The method of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders, the Uncertificated VRR Interest Owner or the Serviced Companion Loan Holders, the Mortgage Loan Sellers, Underwriters or the Initial Purchasers, as applicable, shall be subject to such reasonable regulations as the Trustee may prescribe; provided, however, that such method shall always be by affirmation and in writing.

Notwithstanding any contrary provision of this Agreement, no amendment shall be made to this Agreement or any Custodial Agreement unless, if requested by the Master Servicer, the Special Servicer, the Trustee, the Custodian (if the Certificate Administrator is then acting as Custodian) and/or the Certificate Administrator, such party shall have received an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (i) or (ii) of the first sentence of this Section, then at the expense of the Trust Fund), to the effect that such amendment will not cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes at any time that any Certificates are outstanding, and will not cause a tax to be imposed on the Trust Fund (other than a tax at the corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)). Prior to the execution of any amendment to this Agreement or any Custodial Agreement, the Trustee, the Certificate Administrator, the Custodian (if the Certificate Administrator is then acting as Custodian), the Special Servicer and the Master Servicer may request and shall be entitled to rely conclusively upon an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (i), (ii), (iii) or (v) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first sentence of this Section, then at the expense of the Trust Fund) stating that the execution of such amendment is authorized or permitted by this Agreement, and that all conditions precedent to such amendment are satisfied. Each of the Trustee, the Custodian (if the Certificate Administrator is then acting as Custodian) and the Certificate Administrator may, but shall not be obligated to, enter into any such amendment which affects the Trustee’s, the Custodian’s (if the Trustee is then acting as Custodian) or the Certificate Administrator’s, as applicable, own rights, duties or immunities under this Agreement. Any party hereto requesting an amendment to this Agreement shall provide (x) notice of such amendment no later than 3 Business Days prior to the anticipated date of execution, and (y) a copy of the executed amendment no later than the date of execution, to each Other Depositor (and counsel thereto) and

Other Exchange Act Reporting Party under each Other Pooling and Servicing Agreement (which may be by email) in order for each Companion Loan Holder to timely comply with its obligations under the Exchange Act. The party requesting an amendment to this Agreement shall provide to the Rule 17g-5 Information Provider, for posting on the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13 of this Agreement, prior written notice of such proposed amendment.

Section 12.08          Confirmation of Intent. The Depositor intends that the conveyance of the Depositor’s right, title and interest in and to the Mortgage Loans and the Trust Subordinate Companion Loan pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, (i) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor’s entire right, title and interest in and to the assets comprising the Trust Fund, including without limitation, the Mortgage Loans and the Trust Subordinate Companion Loan, all principal and interest received or receivable with respect to the Mortgage Loans and the Trust Subordinate Companion Loan (other than principal and interest payments due and payable prior to the Cut-Off Date and Principal Prepayments received prior to the Cut-Off Date), all amounts held from time to time in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account and, if established, the Excess Liquidation Proceeds Reserve Account and the REO Account, and all reinvestment earnings on such amounts, and all of the Depositor’s right, title and interest in and to any Insurance Proceeds related to such Mortgage Loans and the Trust Subordinate Companion Loan and (ii) this Agreement shall constitute a security agreement under applicable law. This Section 12.08 shall constitute notice to the Trustee pursuant to any of the requirements of the applicable UCC.

Section 12.09          Third-Party Beneficiaries. Except as provided in the next sentence, no Persons other than a party to this Agreement, any Serviced Companion Loan Holder (unless it is the Mortgagor under the applicable Serviced Companion Loan or an Affiliate thereof), the Uncertificated VRR Interest Owner and any Certificateholder, shall have any rights with respect to the enforcement of any of the rights or obligations hereunder. Any Underwriter or Initial Purchaser (with respect to its rights to receive any documents, certifications, information and/or indemnification hereunder and its rights under Section 2.02, Section 5.03 and Section 12.07 of this Agreement), any Serviced Companion Loan Holder, any Subordinate Loan-Specific Directing Certificateholder, any Mortgage Loan Seller (with respect to its rights under Section 2.03(a), Section 2.03(b), Section 2.03(c), Section 3.09(d)(i), Section 12.07 and Section 12.16 of this Agreement and its rights as a Privileged Person), any Other Depositor and Other Exchange Act Reporting Party (with respect to its rights under Article X of this Agreement) and, subject to Section 12.02 of this Agreement, any Certificateholder or the Uncertificated VRR Interest Owner (which are intended third-party beneficiaries of this Agreement) shall have the right to enforce their respective rights and obligations hereunder (in the case of any Serviced Companion Loan Holder, to the extent they affect the related Serviced Companion Loan and provided that such Serviced Companion Loan Holder is not the Mortgagor under the related Companion Loan or an Affiliate thereof) as if each such Person was a party hereto.

Without limiting the foregoing, the parties to this Agreement specifically state that no Mortgagor, property manager or other party to a Mortgage Loan or the Trust Subordinate Companion Loan is an intended third-party beneficiary of this Agreement.

Section 12.10          Request by Certificateholders or the Serviced Companion Loan Holder. Where information or reports are required to be delivered to a Certificateholder or a Serviced Companion Loan Holder, as applicable, upon request pursuant to the terms of this Agreement, such request can be in the form of a single blanket request by a Certificateholder or a Serviced Companion Loan Holder, as applicable, to the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, and, with respect to such Certificateholder or a Serviced Companion Loan Holder, as applicable, such request shall be deemed to relate to each date such report or information may be requested. The notice shall set forth the applicable Sections where such reports and information are requested.

Section 12.11             Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.12             Submission to Jurisdiction. EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER AND AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY MANNER PERMITTED BY LAW.

Section 12.13          Exchange Act Rule 17g-5 Procedures.

(a)               Except as otherwise provided in Section 12.06 of this Agreement or this Section 12.13 or otherwise in this Agreement or as required by law, none of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian shall provide any information directly to, or communicate with, either orally or in writing, any Rating Agency regarding the Certificates or the Mortgage Loans relevant to the Rating Agencies’ surveillance of the Certificates or the Mortgage Loans (or the Trust Subordinate Companion Loan, if applicable), including, but not limited to, providing responses to inquiries from a Rating Agency regarding the Certificates or the Mortgage Loans (or the Trust Subordinate Companion Loan, if applicable) relevant to such Rating Agency’s surveillance of the Certificates. To the extent that a Rating Agency makes an inquiry or initiates communications with the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian regarding the Certificates or the Mortgage Loans (or the Trust Subordinate Companion Loan, if applicable) relevant to such Rating Agency’s surveillance of the Certificates, all responses to such inquiries or communications from such Rating Agency shall be made in writing by the responding party and shall be provided to the Rule 17g-5 Information Provider as provided in Section 12.13(h), whereupon the Rule 17g-5 Information Provider shall post such written response to the Rule 17g-5 Information Provider’s Website on the same Business Day of receipt of such response if received by 2:00 p.m. or, if received after 2:00 p.m., on the next Business Day by 12:00 p.m. (or, if the responding party is the Rule 17g-5 Information Provider, on the same Business Day of preparation of such response if prepared by 2:00 p.m. or, if prepared after 2:00 p.m., on the next Business Day by 12:00 p.m.), and the Rule 17g-5 Information Provider shall, promptly after such response has been posted to the Rule 17g-5 Information Provider’s Website, notify, or cause the notification of, each Registered Rating Agency by electronic mail of the posting of such response.

(b)               To the extent that any of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian is required to provide any information to, or communicate with, any Rating Agency in accordance with its obligations under this Agreement, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian, as applicable, shall do so in writing and shall provide such written information or communication to the Rule 17g-5 Information Provider electronically as provided in Section 12.13(h), whereupon the Rule 17g-5 Information Provider shall upload such information or communication to the Rule 17g-5 Information Provider’s Website on the same Business Day of receipt of such response if received by 2:00 p.m. or, if received after 2:00 p.m., on the next Business Day by 12:00 p.m. (or, if the applicable party is the Rule 17g-5 Information Provider, on the same Business Day of preparation of such response if prepared by 2:00 p.m. or, if prepared after 2 p.m., on the next Business Day by 12:00 p.m.), and the Rule 17g-5 Information Provider shall, promptly after such written information or communication has been uploaded to the Rule 17g-5 Information Provider’s Website, notify, or cause the notification of, each Registered Rating Agency by electronic mail of the posting of such written information or communication. The foregoing shall include any Rating Agency Confirmation request made pursuant to this Agreement, which shall be in writing, with a cover letter indicating the nature of the request and shall include all information the requesting party believes is reasonably necessary for the applicable Rating Agency to make its decision.

(c)               Notwithstanding the provisions of Section 12.13(a) or Section 11.13(b) of this Agreement, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian shall be permitted (but are not required) to orally communicate with the Rating Agencies in accordance with their respective obligations under this Agreement, provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides such summary to the 17g-5 Information Provider electronically as provided in Section 12.13(h) on the same day such communication takes place; provided that the summary of such oral communications shall not be attributed to the Rating Agency the communication was with. The 17g-5 Information Provider shall post such summary on the 17g-5 Information Provider’s Website in accordance with the procedures set forth in Section 12.13(h).

(d)               Each of the Rule 17g-5 Information Provider, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and the Custodian (each, an “Indemnifying Party”) hereby expressly agrees to indemnify and hold harmless the Depositor and its respective officers, directors, shareholders, members, managers, employees, agents, Affiliates and controlling persons, and the Trust Fund (each, an “Indemnified Party”), from and against any and all losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses), joint or several, to which any such Indemnified Party may become subject, under the Act, the Exchange Act or otherwise, pursuant to a third-party claim, insofar as such losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses) arise out of or are based upon (i) such Indemnifying Party’s breach of Section 12.06, Section 12.13(a), Section 12.13(b), Section 12.13(c), Section 12.13(g) or Section 12.13(h) of this Agreement or (ii) a determination by any Rating Agency that it cannot reasonably rely on representations made by the Depositor or any Affiliate thereof pursuant to Exchange Act Rule 17g-5(a)(3), to the extent caused by any such breach referred to in clause (i) above by the applicable Indemnifying Party, and will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim, as such expenses are incurred. The Depositor shall notify each of the Master Servicer and the Special Servicer in writing of any change in the identity or contact information of the Rule 17g-5 Information Provider (if it is not also the Certificate Administrator).

(e)               None of the Master Servicer, the Special Servicer, the Certificate Administrator (unless the Certificate Administrator is acting in the capacity of the Rule 17g-5 Information Provider), the Trustee, the Operating Advisor or the Custodian shall have any liability for (i) the Rule 17g-5 Information Provider’s failure to post information provided by the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian in accordance with the terms of this Agreement, (ii) any malfunction or disabling of the Rule 17g-5 Information Provider’s Website or (iii) such party’s failure to perform any of its obligations under this Agreement regarding providing information or communication to the Rating Agencies that are required to be performed after the Rule 17g-5 Information Provider posts the related information or communication if the Rule 17g-5 Information Provider fails to notify such party that it has posted such information or communication on the Rule 17g-5 Information Provider’s Website.

(f)                None of the foregoing restrictions in this Section 12.13 prohibit or restrict oral or written communications, or providing information, between the Master Servicer or the Special Servicer, on the one hand, and any Rating Agency, on the other hand, with regard to (i) such Rating Agency’s review of the ratings it assigns to the Master Servicer or the Special Servicer, as applicable, (ii) such Rating Agency’s approval of the Master Servicer or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer or (iii) such Rating Agency’s evaluation of the Master Servicer’s or the Special Servicer’s, as applicable, servicing operations in general; provided, however, that the Master Servicer or the Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loans to such Rating Agency in connection with such review and evaluation by such Rating Agency unless: (x) borrower, property or deal specific identifiers are redacted; (y) the Master Servicer or the Special Servicer, as applicable, has in fact provided such information to such Rating Agency in accordance with the timeframe set forth under Section 12.13(i); or (z) such Rating Agency has confirmed in writing to the Master Servicer or the Special Servicer, as applicable, that it does not intend to use such information in undertaking credit rating surveillance for any Class of Certificates (and the party providing such information to a Rating Agency shall, upon request, certify to the Depositor that it received the confirmation described in this clause (z)).

(g)               The Rule 17g-5 Information Provider shall establish and maintain the Rule 17g-5 Information Provider’s Website in the form of a password-protected Internet Website in accordance with this Section 12.13 and Section 12.06 of this Agreement.

(h)               The Rule 17g-5 Information Provider shall post on the Rule 17g-5 Information Provider’s Website and make available solely to the Rating Agencies and other NRSROs, the following items, to the extent such items are delivered to it in an electronic document format suitable for website posting (and the parties required to deliver the following information to the Rule 17g-5 Information Provider agree to do so in such format) via electronic mail at [email address], specifically with a subject reference of “[___________]” and an identification of the type of information being provided in the body of such electronic mail (or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the Rule 17g-5 Information Provider if or as may be necessary or beneficial):

(A)             all items delivered to the Rule 17g-5 Information Provider pursuant to Section 12.06;

(B)            all information and communications delivered to the Rule 17g-5 Information Provider pursuant to Sections 12.13(a), 12.13(b) and 12.13(c);

(C)              any certification of a provider of third-party “due diligence services” (as defined in Rule 17g-10 under the Exchange Act) on Form ABS Due Diligence-15E delivered to the Rule 17g-5 Information Provider by the Depositor; and

(D)            any other information delivered to the Rule 17g-5 Information Provider pursuant to this Agreement.

The 17g-5 Information Provider shall post the foregoing items on the 17g-5 Information Provider’s Website on the same Business Day of receipt if received by 2:00 p.m. or, if received after 2:00 p.m., on the next Business Day by 12:00 p.m., and shall, promptly following the posting of such item to the 17g-5 Information Provider’s Website, notify, or cause the notification of, (i) each Registered Rating Agency and (ii) upon request, the party that delivered such item to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website, in each case by electronic mail, of the posting of such item.

The Rule 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. If any information is delivered or posted in error, the Rule 17g-5 Information Provider may remove it from the Rue 17g-5 Information Provider’s Website. The Certificate Administrator and the Rule 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information only by receipt and posting to the Rule 17g-5 Information Provider’s Website. Access will be provided by the Rule 17g-5 Information Provider to (i) the Rating Agencies upon registration at the Rule 17g-5 Information Provider’s Website as a user thereof and (ii) other NRSROs upon registration at the Rule 17g-5 Information Provider’s Website as a user thereof and receipt by the Rule 17g-5 Information Provider of an NRSRO Certification (which certification may be submitted via e-mail to the Rule 17g-5 Information Provider). If a NRSRO (including any Rating Agency) requests access to the 17g-5 Information Provider’s Website, access will be granted by the 17g-5 Information Provider on the same Business Day provided such request is made (and, in the case of a NRSRO that is not a Rating Agency, a NRSRO Certification is submitted to the Rule 17g-5 Information Provider) prior to 2:00 p.m., New York time on such Business Day, or if received after 2:00 p.m., New York City time, on the following Business Day. The 17g-5 Information Provider shall permit each Rating Agency to submit multiple email addresses for receipt of notices, including a general email address; provided, that each email address so provided shall be associated with a registered user of the Rule 17g-5 Information Provider’s Website. Questions regarding delivery of information to the Rule 17g-5 Information Provider may be directed to [telephone number] and [email address] (or to such other telephone number or e-mail address as the Rule 17g-5 Information Provider may designate).

The 17g-5 Information Provider shall provide a mechanism to promptly notify each Person that has signed up for access to the 17g-5 Information Provider’s Website in respect of the transaction governed by this Agreement each time an additional document is posted thereto. In connection with providing access to the Rule 17g-5 Information Provider’s Website, the Rule 17g-5 Information Provider may require registration and the acceptance of a disclaimer. The Rule 17g-5 Information Provider shall not be liable for the dissemination of information in accordance with the terms of this Agreement, makes no representations or warranties as to the accuracy or completeness of such information being made available, and assumes no responsibility for such information. The Rule 17g-5 Information Provider shall not be liable for its failure to make any information available to the Rating Agencies or other NRSROs unless such information was delivered to the Rule 17g-5 Information Provider at the e-mail address set forth herein (or by any other form of electronic delivery reasonably acceptable to Rule 17g-5 Information Provider pursuant to the terms of this Agreement), with a subject heading of “[__________]” and sufficient detail to indicate that such information is required to be posted on the Rule 17g-5 Information Provider’s Website. In connection with notifying a Registered Rating Agency of any information posted to the Rule 17g-5 Information Provider’s Website, the Rule 17g-5 Information Provider shall only be responsible for sending such notices to the electronic mail address(es) of such Registered Rating Agency as provided by such Registered Rating Agency upon its registration as user of the Rule 17g-5 Information Provider’s Website or upon any subsequent update of such electronic mail address(es) made by such Registered Rating Agency through the Rule 17g-5 Information Provider’s Website, and the Rule 17g-5 Information Provider shall not be responsible for sending any notices to any electronic mail address(es) of any Registered Rating Agency that is not provided to the Rule 17g-5 Information in the manner described in this sentence.

(i)                 In connection with the delivery by the Master Servicer or the Special Servicer, as applicable, to the Rule 17g-5 Information Provider of any information, report, notice or document for posting to the Rule 17g-5 Information Provider’s Website, the Rule 17g-5 Information Provider shall, upon request, notify the Master Servicer or the Special Servicer, as applicable, of when such information, report, notice or other document has been posted to the Rule 17g-5 Information Provider’s Website, and the Master Servicer or the Special Servicer, as applicable, may (but is not obligated to) send such information, report, notice or other document to the applicable Rating Agency promptly following the earlier of (a) receipt of notification from the Rule 17g-5 Information Provider that such information, report, notice or other document has been posted to the Rule 17g-5 Information Provider’s Website and (b) after 12:00 p.m. on the first Business Day following the date it has provided such information, report, notice or other document to the Rule 17g-5 Information Provider.

(j)                 With respect to each Outside Serviced Mortgage Loan, each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall provide to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website, promptly upon receipt from an Outside Service Provider, all reports, statements, documents, notices and other information it receives in respect of such Outside Serviced Mortgage Loan that would otherwise have been required to be submitted to the 17g-5 Information Provider under this Agreement for posting had such Outside Serviced Mortgage Loan been a Serviced Mortgage Loan. The 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website all such information it receives in accordance with this Agreement.

(k)               The Master Servicer or the Special Servicer may, but shall not be obligated to, provide information to the 17g-5 Information Provider that is neither specifically required hereunder nor requested by any Rating Agency. Any such information shall be posted by the 17g-5 Information Provider in accordance with the timeframe provided in Section 11.13(b).

Section 12.14          Precautionary Trust Indenture Act Provisions.

In the event that the Depositor, upon consultation with the Trustee, notifies the parties to this Agreement that it has determined that the TIA applies to this Agreement or that that qualification under the Trust Indenture Act of 1939, as amended (the “TIA”), or any similar federal statute hereafter enacted is required (any such determination by the Depositor, a “TIA Applicability Determination”), then, (i) in the case of the TIA, pursuant to Section 318 of the TIA (assuming such section is then in effect), the provisions of Sections 310 to and including Section 317 of the TIA that impose duties on any person shall be part of and govern this Agreement, whether or not physically contained herein, as and to the extent provided in Section 318 of the TIA; provided, however, that it shall be deemed that the parties to this Agreement have agreed that, to the extent permitted under the TIA, this Agreement shall expressly exclude any non-mandatory provisions that (x) conflict with the provisions of this Agreement or would otherwise alter the provisions of this Agreement or (y) increase the obligations, liabilities or scope of responsibility of any party hereto; (ii) the parties agree to cooperate in good faith with the Depositor to make such amendments to modify, eliminate or add to the provisions of this Agreement to such extent as shall be necessary to effect the qualification of this Agreement under the TIA or such similar statute and to add to this Agreement such other provisions as may be expressly required by the TIA or as may be determined by the parties to be beneficial for compliance with the TIA; and (iii) upon the direction of the Depositor, the Trustee shall file a Form T-1 or such other form as the Depositor informs the Trustee is required, with the Commission or other appropriate institution.

Section 12.15          Cooperation with the Mortgage Loan Sellers with Respect to Rights Under the Loan Agreements.

It is expressly agreed and understood that, notwithstanding the assignment of the Loan Documents, it is expressly intended that the Mortgage Loan Sellers are entitled to the benefit of any securitization indemnification provisions that specifically run to the benefit of the lenders in the Loan Documents. Therefore, the Depositor, Master Servicer, Special Servicer and Trustee hereby agree to reasonably cooperate with any Mortgage Loan Seller, at the sole expense of such Mortgage Loan Seller, with respect to obtaining the benefits of the provisions of any section of a Loan Agreement or securitization cooperation agreement providing for indemnification of the lender and/or its loan seller affiliates with respect to the current securitization of the related Mortgage Loan, including, without limitation, reassignment to the related Mortgage Loan Seller of such sections, but no other portion, of the Loan Documents, to permit the related Mortgage Loan Seller to enforce such provisions for its benefit; provided, that none of the Depositor, Master Servicer, Special Servicer or Trustee shall be required to take any action that is inconsistent with the Servicing Standard, would violate applicable law, the terms and provisions of this Agreement or the Loan Documents, would adversely affect any Certificateholder or the Uncertificated VRR Interest Owner, would cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, or would result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions. To the extent that the Trustee is required to execute any document facilitating an assignment under this Section 12.15, such document shall be in form and substance reasonably acceptable to the Trustee.

Section 12.16          [Electronic Signatures.

Each of the parties hereto agrees that the transaction consisting of this Agreement (and, to the extent permitted under applicable law, each officer’s certificate, receipt or similar closing document delivered in connection with the closing of this transaction) may be conducted by electronic means. Each party agrees, and acknowledges that it is such party’s intent, that if such party signs this Agreement (or, if applicable, such closing document) using an electronic signature, it is signing, adopting, and accepting this Agreement or such closing document and that signing this Agreement or such closing document using an electronic signature is the legal equivalent of having placed its handwritten signature on this Agreement or such closing document on paper. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National

Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.]

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the day and year first above written.

CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC., as Depositor

By:
Name:
Title:

[master servicer], as Master Servicer

By:
Name:
Title:

[special servicer], as Special Servicer

By:
Name:
Title:

[_______________] - Pooling and Servicing Agreement

[operating advisor],
as Operating Advisor

By:
Name: Title:

[certificate administrator],
as Certificate Administrator

By:
Name: Title:

[trustee], as Trustee

By:
Name: Title:

By:
Name: Title:

[Asset Representations Reviewer],
as Asset Representations Reviewer

By:
Name: Title:

[_______________] - Pooling and Servicing Agreement

STATE OF	)
	)	ss:
COUNTY OF	)

On this ____ day of ________ 20[__], before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ____________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he is the ____________________________ of _____________________________, a _____________________________, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

Notary Public in and for the State of _______________

My Commission expires:

[NOTARIAL SEAL]

[_______________] - Pooling and Servicing Agreement

STATE OF	)
	)	ss:
COUNTY OF	)

On this ____ day of ________ 20[__], before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ____________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he is the ____________________________ of _____________________________, a _____________________________, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

Notary Public in and for the State of _______________

My Commission expires:

[NOTARIAL SEAL]

[_______________] - Pooling and Servicing Agreement

STATE OF	)
	)	ss:
COUNTY OF	)

On this ____ day of ________ 20[__], before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ____________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he is the ____________________________ of _____________________________, a _____________________________, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

Notary Public in and for the State of _______________

My Commission expires:

[NOTARIAL SEAL]

[_______________] - Pooling and Servicing Agreement

STATE OF	)
	)	ss:
COUNTY OF	)

On this ____ day of ________ 20[__], before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ____________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he is the ____________________________ of _____________________________, a _____________________________, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

Notary Public in and for the State of _______________

My Commission expires:

[NOTARIAL SEAL]

[_______________] - Pooling and Servicing Agreement

STATE OF	)
	)	ss:
COUNTY OF	)

On this ____ day of ________ 20[__], before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ____________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he is the ____________________________ of _____________________________, a _____________________________, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

Notary Public in and for the State of _______________

My Commission expires:

[NOTARIAL SEAL]

[_______________] - Pooling and Servicing Agreement

STATE OF	)
	)	ss:
COUNTY OF	)

On this ____ day of ________ 20[__], before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ____________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he is the ____________________________ of _____________________________, a _____________________________, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

Notary Public in and for the State of _______________

My Commission expires:

[NOTARIAL SEAL]

[_______________] - Pooling and Servicing Agreement

STATE OF	)
	)	ss:
COUNTY OF	)

On this ____ day of ________ 20[__], before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ____________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he is the ____________________________ of _____________________________, a _____________________________, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

Notary Public in and for the State of _______________

My Commission expires:

[NOTARIAL SEAL]

 [_______________] - Pooling and Servicing Agreement

Exhibit A-[__]
Form of Certificates

[TO BE INCLUDED IN THE TRANSACTION SPECIFIC POOLING AND SERVICING AGREEMENT BASED ON SPECIFIED CLASSES OFFERED]

A-1

EXHIBIT B

MORTGAGE LOAN SCHEDULE

B-1

EXHIBIT C

FORM OF REQUEST FOR RELEASE
(for Custodian/Trustee)

Loan Information:
Name of Mortgagor:
Master Servicer Loan No.:
Custodian
Name:
Address:

Custodian Mortgage File No.:
[Seller]
Name:
Address:

Certificates:	[certificate caption], Class [__]

The undersigned [Master Servicer][Special Servicer][Outside Servicer][Outside Special Servicer] hereby requests delivery from [custodian], as Custodian, for the Holders of [certificate caption], the documents referred to below (the “Documents”). All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator.

(  )           Note dated _________, _____, in the original principal sum of $_____, made by _______, payable to, or endorsed to the order of, the Trustee.

(  )           Mortgage recorded on ____________ as instrument no. ________ in the County Recorder’s Office of the County of _______________, State of _________________ in book/reel/docket ___________ of official records at page/image ________.

(  )           Deed of Trust recorded on __________ as instrument no. ________ in the County Recorder’s Office of the County of ____________, State of _______ in book/reel/docket ____________ of official records at page/image.

(  )             Assignment of Mortgage or Deed of Trust to the Trustee, recorded on _____________ as instrument no. _______ in the County Recorder’s Office of the County of

C-1

_________, State of _______ in book/reel/docket __________ of official records at page/image _____________.

(  )             Other documents, including any amendments, assignments or other assumptions of the Note or Mortgage.

( )
( )
( )
( )

The undersigned [Master Servicer][Special Servicer][Outside Servicer][Outside Special Servicer] hereby acknowledges and agrees as follows:

(i)                  The [Master Servicer][Special Servicer][Outside Servicer][Outside Special Servicer] shall hold and retain possession of the Documents in trust for the benefit of the Trustee, solely for the purposes provided in the Agreement.

(ii)                 The [Master Servicer][Special Servicer][Outside Servicer][Outside Special Servicer] shall not cause or permit the Documents to become subject to, or encumbered by, any claim, liens, security interest, charges, writs of attachment or other impositions nor shall the [Master Servicer][Special Servicer][Outside Servicer][Outside Special Servicer] assert or seek to assert any claims or rights of set-off to or against the Documents or any proceeds thereof.

(iii)               The [Master Servicer][Special Servicer][Outside Servicer][Outside Special Servicer] shall return the Documents to the Custodian when the need therefor no longer exists, unless the Mortgage Loan and the Trust Subordinate Companion Loan relating to the Documents have been liquidated and the proceeds thereof have been remitted to the Collection Account and except as expressly provided in the Agreement.

(iv)              The Documents and any proceeds thereof, including any proceeds of proceeds, coming into the possession or control of the [Master Servicer][Special Servicer][Outside Servicer][Outside Special Servicer] shall at all times be earmarked for the account of the Trustee, and the [Master Servicer][Special Servicer][Outside Servicer][Outside Special Servicer] shall keep the Documents and any proceeds separate and distinct from all other property in the [Master Servicer][Special Servicer][Outside Servicer][Outside Special Servicer]’s possession, custody or control.

[MASTER SERVICER/SPECIAL SERVICER]
[OUTSIDE SERVICER/OUTSIDE
SPECIAL SERVICER]

By:
Name:
Title:

C-2

cc: [trustee]

Dated:

C-3

EXHIBIT D

FORM OF DISTRIBUTION DATE STATEMENT

D-1

EXHIBIT E

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A GLOBAL CERTIFICATE
TO TEMPORARY REGULATION S GLOBAL CERTIFICATE

(Exchanges or transfers pursuant to
Section 5.03(c) of the Pooling and Servicing Agreement)

[Certificate Registrar],
                 as Certificate Registrar
[address]

Re:	[certificate caption], Class [__]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with the Depository in the name of [Euroclear] [Clearstream]* (Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the “United States” (as defined in Regulation S);

*        Select appropriate depository.

E-1

[(2)       at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)       the transaction was executed in, on or through the facilities of a “designated offshore securities market” (as defined in Regulation S) and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]**

(3)       no “directed selling efforts” (as defined in Regulation S) have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable;

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5)       the transferee is an institution.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer, Asset Representations Reviewer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

cc: [depositor]

**        Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

E-2

EXHIBIT F

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A GLOBAL CERTIFICATE
TO REGULATION S GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.03(d) of the Pooling and Servicing Agreement)

[Certificate Registrar],
                 as Certificate Registrar
[address]

Re:	[certificate caption], Class [__]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Regulation S Global Certificate of such Class (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the “United States” (as defined in Regulation S),

[(2)      at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

*        Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

F-1

[(2)       the transaction was executed in, on or through the facilities of a “designated offshore securities market” (as defined in Regulation S) and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

(3)       no “directed selling efforts” (as defined in Regulation S) have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable,

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5)       the transferee is an institution.

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates are being transferred in a transaction permitted by Rule 144 under the Securities Act.**

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer, Asset Representations Reviewer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

cc: [depositor]

**        Select (i) or (ii), as applicable.

F-2

EXHIBIT G

FORM OF TRANSFER CERTIFICATE
FOR TEMPORARY REGULATION S GLOBAL CERTIFICATE
TO RULE 144A GLOBAL CERTIFICATE DURING RESTRICTED PERIOD

(Exchange or transfers pursuant to
Section 5.03(e) of the Pooling and Servicing Agreement)

[Certificate Registrar],
                 as Certificate Registrar
[address]

Re:	[certificate caption], Class [__]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are

*        Select appropriate depository.

G-1

commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer, Asset Representations Reviewer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

cc: [depositor]

G-2

EXHIBIT H

FORM OF CERTIFICATION TO BE GIVEN BY
BENEFICIAL OWNER OF TEMPORARY
REGULATION S GLOBAL CERTIFICATE

(Exchanges pursuant to
Section 5.03(f) of the Pooling and Servicing Agreement)

[Certificate Registrar],
                 as Certificate Registrar
[address]

Re:	[certificate caption], Class [__]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

[For purposes of acquiring a beneficial interest in a Regulation S Global Certificate of the Class specified above after the expiration of the Restricted Period,] [For purposes of receiving payments under a Temporary Regulation S Global Certificate of the Class specified above,]* the undersigned holder of a beneficial interest in a Temporary Regulation S Global Certificate of the Class specified above issued under the Pooling and Servicing Agreement certifies that it is an institution that is not a “U.S. person” as defined by Regulation S under the Securities Act of 1933, as amended.

We undertake to advise you promptly by facsimile on or prior to the date on which you intend to submit your corresponding certification relating to the Certificates of the Class specified above held by you for our account if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of

*        Select, as applicable.

H-1

the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer, Asset Representations Reviewer and the Underwriters.

Dated:
By:
as, or as agent for, the holder of a beneficial
interest in the Certificates to which this
certificate relates.
H-2

EXHIBIT I

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO TEMPORARY REGULATION S GLOBAL CERTIFICATE

(Exchanges or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

[Certificate Registrar],
                 as Certificate Registrar
[address]

Re:	[certificate caption], Class [__]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository.

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the “United States” (as defined in Regulation S);

*        Select appropriate depository.

I-1

[(2)       at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)       the transaction was executed in, on or through the facilities of a “designated offshore securities market” (as defined in Regulation S) and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;] **

(3)       no “directed selling efforts” (as defined in Regulation S) have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable;

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5)       the transferee is an institution.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer, Asset Representations Reviewer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

cc: [depositor]

**        Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

I-2

EXHIBIT J

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO REGULATION S GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

[Certificate Registrar],
                 as Certificate Registrar
[address]

Re:	[certificate caption], Class [__]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Regulation S Global Certificate (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the “United States” (as defined in Regulation S);

[(2)       at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]*

*        Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

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[(2)       the transaction was executed in, on or through the facilities of a “designated offshore securities market” (as defined in Regulation S) and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;] *

(3)       no “directed selling efforts” (as defined in Regulation S) have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable;

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5)       the transferee is an institution.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer, Asset Representations Reviewer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

cc: [depositor]

J-2

EXHIBIT K

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO RULE 144A GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

[Certificate Registrar],
                 as Certificate Registrar
[address]

Re:	[certificate caption], Class [__]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of
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the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer, Asset Representations Reviewer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

cc: [depositor]

K-2

EXHIBIT L-1

FORM OF AFFIDAVIT PURSUANT TO
SECTIONS 860D(a)(6)(A) AND 860E(e)(4) OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

[Certificate Administrator],
                 as Certificate Administrator
[address]

Re:	[certificate caption] (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [depositor], as Depositor, [master servicer], as Master Servicer, [special servicer], as Special Servicer, [operating advisor], as Operating Advisor, [trustee], as Trustee, [asset representations reviewer], as Asset Representations Reviewer and [certificate administrator], as Certificate Administrator.

STATE OF	)
	)	ss.:
COUNTY OF	)

Capitalized terms not defined herein shall have the meaning ascribed to them in the Pooling and Servicing Agreement.

I, [______], under penalties of perjury, declare that, to the best of my knowledge and belief, the following representations are true, correct and complete, and being first sworn, depose and say that:

1.       I am a [______] of [______] (the “Purchaser”), on behalf of which I have the authority to make this affidavit.

2.       The Purchaser is acquiring Class R Certificates representing [__]% of the residual interest in each of the real estate mortgage investment conduits (each, a “REMIC”) designated as the (i) “Lower-Tier REMIC”, (ii) “Upper-Tier REMIC” and (iii) “[loan-specific] Trust Subordinate Companion Loan REMIC”, respectively, relating to the Certificates for which an election is to be or has been made under Section 860D of the Internal Revenue Code of 1986 (the “Code”).

3.       The Purchaser is not a “Disqualified Organization” (as defined below), and that the Purchaser is not acquiring the Class R Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a Disqualified Organization. For the purposes hereof, a Disqualified Organization is any of the following: (i) the United States, a State or any political subdivision of a State, any possession of the United States or any agency or instrumentality of any of the foregoing (other

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than an instrumentality that is a corporation if all of its activities are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, International Organization or agency or instrumentality of either of the foregoing, (iii) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Code Section 860E(c)(1)) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Code Section 521), (iv) rural electric and telephone cooperatives described in Code Section 1381(a)(2) or (v) any other Person so designated by the Certificate Registrar based upon an opinion of counsel to the effect that any transfer to such Person may cause either Trust REMIC to be subject to tax or to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms “United States”, “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code.

4.       The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any Class R Certificates to a Disqualified Organization.

5.       The Purchaser is a Permitted Transferee. For the purpose hereof, a “Permitted Transferee” is any Person or agent of such Person other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an ownership interest in any Class R Certificate to such Person will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Disqualified Non-U.S. Tax Person, (d) an entity treated as a U.S. partnership if any of its partners, directly or indirectly (other than through a U.S. corporation) is (or is permitted to be under the partnership agreement) a Disqualified Non-U.S. Tax Person or (e) a U.S. Tax Person with respect to which income from a Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Tax Person.

6.       No purpose of the acquisition of the Class R Certificates is to impede the assessment or collection of tax.

7.       The Purchaser will not cause income from the Class R Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other U.S. Tax Person.

8.       Check the applicable paragraph:

☐        The present value of the anticipated tax liabilities associated with holding the Class R Certificate, as applicable, does not exceed the sum of:

(i)       the present value of any consideration given to the Purchaser to acquire such Class R Certificate;

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(ii)       the present value of the expected future distributions on such Class R Certificate; and

(iii)      the present value of the anticipated tax savings associated with holding such Class R Certificate as the related REMIC generates losses.

For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Purchaser has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Purchaser.

☐       The transfer of the Class R Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

(i)       the Purchaser is an “eligible corporation”, as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Class R Certificate will only be taxed in the United States;

(ii)       at the time of the transfer, and at the close of the Purchaser’s two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a Person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)      the Purchaser will transfer the Class R Certificate only to another “eligible corporation,” as defined in Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Treasury Regulations Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Treasury Regulations Section 1.860E-1(c)(5); and

(iv)     the Purchaser determined the consideration paid to it to acquire the Class R Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

☐       None of the above.

9.       The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class R Certificates as they become due.

10.     The Purchaser understands that it may incur tax liabilities with respect to the Class R Certificate in excess of any cash flows generated by such Certificate.

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11.       The Purchaser is aware that the Certificate Registrar will not register any transfer of a Class R Certificate by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers to the Certificate Registrar, among other things, an affidavit and agreement in substantially the same form as this affidavit and agreement. The Purchaser expressly agrees that it will not consummate any such transfer to any Person that does not provide an affidavit and agreement in substantially the same form as this affidavit and agreement or as to which the Purchaser has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee.

12.       The Purchaser represents that it is not acquiring the Class R Certificate as a nominee, trustee or agent for any Person that is not a Permitted Transferee and that for so long as it retains its interest in the Class R Certificate, it will endeavor to remain a Permitted Transferee.

13.       The Purchaser consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Class R Certificate will only be owned, directly or indirectly, by a Permitted Transferee.

14.       The Purchaser has reviewed the provisions of Section 5.03 of the Pooling and Servicing Agreement, a description of which provisions is set forth in the Class R Certificates; and the Purchaser expressly agrees to be bound by and to comply with such provisions.

15.       The Purchaser consents (a) to the designation of the Certificate Administrator as the “partnership representative” within the meaning of Code Section 6223 (to the extent such provision is applicable to the Trust REMICs) of each Trust REMIC pursuant to Section 4.04(a) of the Pooling and Servicing Agreement and (b) to the Certificate Administrator making any elections allowed to avoid (i) the application of Code Section 6221 to the Trust REMIC and (ii) payment by the Trust REMIC under Code Section 6225 of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on the holders of the Class R Certificates.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

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IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this ___day of _________, 20__.

By:
Name
Title:

By:
Name:
Title:

On this ____ day of _______20__, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ______________________ and ________________________, known or proved to me to be the same persons who executed the foregoing instrument and to be _____________________________ and ___________________________, respectively, of the Purchaser, and acknowledged to me that they executed the same as their respective free acts and deeds and as the free act and deed of the Purchaser.

NOTARY PUBLIC in and for the
State of
[SEAL]

My Commission expires:

L-1-5

EXHIBIT L-2A

FORM OF TRANSFEROR LETTER

[Date]

[Certificate Registrar],
                 as Certificate Registrar
[address]

Re:	[certificate caption], Class R

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of Class R Certificates evidencing a [__]% Percentage Interest in such Class (the “Residual Certificates”). The Certificates, including the Residual Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

(1)       No purpose of the Transferor relating to the transfer of the Residual Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

(2)       The Transferor understands that the Transferee has delivered to you a Transfer Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement as Exhibit L-1. The Transferor has no actual knowledge that the Transferee is not a Permitted Transferee (as defined in such Transfer Affidavit and Agreement) and has no actual knowledge or reason to know that the Transferee’s representations in clause (9) of such Transfer Affidavit and Agreement are false.

(3)       The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee as contemplated by Treasury regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Certificates may not be respected for United States income tax purposes (and the Transferor may continue to be liable

L-2A-1

for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

Very truly yours,

(Transferor)

By:
Name:
Title:
L-2A-2

EXHIBIT L-2B

FORM OF TRANSFEROR LETTER FOR TRANSFER OF NON-BOOK ENTRY CERTIFICATES (OTHER THAN PUBLIC CERTIFICATES)

[Date]

[Certificate Registrar],
                 as Certificate Registrar
[address]

Re:	[CERTIFICATE CAPTION], Class [__]

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of [$[______] aggregate [principal balance][notional amount]][[__]% Percentage Interest] of the Class [___] Certificates (the “Transferred Certificate”) which are held in the form of [a beneficial interest in the [Rule 144A][Regulation S] Global Certificate][Non-Book Entry Certificate] of such Class (CUSIP No. [______]). The Transferor has requested a transfer of such [beneficial interest][Non-Book Entry Certificate] for a Non-Book Entry Certificate of such Class (CUSIP No. [______]). The Certificates, including the Transferred Certificate, were issued pursuant to the Pooling and Servicing Agreement, dated as of [DATE] (the “Pooling and Servicing Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

(1)       The Transferor is the lawful owner of the Transferred Certificate with the full right to transfer such Certificate free from any and all claims and encumbrances whatsoever.

(2)       Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) made any general solicitation by means of general advertising or in any other manner, or (e) taken any other action, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of any Certificate under the

L-2B-1

Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of any Certificate a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of any Certificate, or any offer or sale thereof, pursuant to the Securities Act or any state securities laws.

Very truly yours,

(Transferor)

By:
Name:
Title:
L-2B-2

EXHIBIT L-3

FORM OF TRANSFEREE LETTER

[Date]

[Certificate Registrar],
                 as Certificate Registrar
[address]

[Certificate Administrator],

                  as Certificate Administrator

[address]

[trustee],

                  as Trustee
[address]

[depositor]

[address]

[Transferor]

[______]

[______]

Attention: [______]

Re:	[certificate caption]

Ladies and Gentlemen:

The undersigned (the “Purchaser”) proposes to purchase [$_____________ initial aggregate [principal amount] [notional amount]] [_____% Percentage Interest] of [certificate caption], Class [_], CUSIP No. [____], in certificated fully registered form (such registered interest, the “Certificate”), issued pursuant to that certain pooling and servicing agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [depositor], as Depositor, [master servicer], as Master Servicer, [special servicer], as Special Servicer, [operating advisor], as Operating Advisor, [trustee], as Trustee, [asset representations reviewer], as Asset Representations Reviewer and [certificate administrator], as Certificate Administrator. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

[FOR TRANSFERS OF CLASS [__], CLASS [__] OR CLASS [__] CERTIFICATES: In connection with such transfer, the Purchaser hereby represents and warrants to you that the Purchaser (A) either (i) is not and will not be an employee benefit plan or other

L-3-1

plan subject to the fiduciary responsibility or prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”, and any such employee benefit plan or other plan, a “Plan”) or an entity or collective investment fund the assets of which are considered Plan assets under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA, or other person acting on behalf of any such Plan or using assets of any such Plan, or (ii) (1) is an insurance company, (2) the source of funds used to acquire or hold the Certificate or an interest therein is an “insurance company general account,” as such term is defined in Prohibited Transaction Class Exemption (“PTCE”) 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied and (B) is not and will not be a governmental plan (as defined in Section 3(32) of ERISA) subject to any federal, state or local law that is, to a material extent, similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or Code Section 4975 (“Similar Law”) or any Person acting on behalf of any such governmental plan or using the assets of such governmental plan to acquire the Certificate unless its acquisition, holding and disposition of the Certificate would not constitute or otherwise result in a non-exempt violation of Similar Law.]

[FOR TRANSFERS OF CLASS [R] OR CLASS [ARD] CERTIFICATES: In connection with such transfer, the Purchaser hereby represents and warrants to you that the Purchaser (A) is not and will not be an employee benefit plan or other plan subject to the fiduciary responsibility or prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”, and any such employee benefit plan or other plan, a “Plan”) or an entity or collective investment fund the assets of which are considered Plan assets under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA, or other person acting on behalf of any such Plan or using assets of any such Plan and (B) is not and will not be a governmental plan subject to any federal, state or local law that is, to a material extent, similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or Code Section 4975 (“Similar Law”) or any Person acting on behalf of any such governmental plan or using the assets of such governmental plan to acquire the Certificate.]

[FOR TRANSFERS OF CLASS [R] CERTIFICATES: The Purchaser hereby represents and warrants to you that the Purchaser is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended.]

[FOR TRANSFERS OF CLASS [ARD] CERTIFICATES: The Purchaser hereby represents and warrants to you that the Purchaser is (1) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or (2) an entity that qualifies as an “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act of 1933, as amended, or an entity in which all of the equity owners qualify as “accredited investors” within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act of 1933, as amended.]

L-3-2

IN WITNESS WHEREOF, the Purchaser hereby executes this Representation Letter on the ___ day of _____, ____.

Very truly yours,

[The Purchaser]

By:
Name:
Title:
L-3-3

EXHIBIT L-4

FORM OF INVESTMENT REPRESENTATION LETTER

[Date]

[Certificate Registrar],
                  as Certificate Registrar
[address]

[Certificate Administrator],

                 as Certificate Administrator

[address]

[trustee],

                  as Trustee
[address]

[depositor]

[address]

Re:	[issuing entity], Commercial Mortgage Pass-Through Certificates, [series designation], Class [__] (the “Class [__] Certificates”)

Ladies and Gentlemen:

This letter is delivered pursuant to Section 5.03 of the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [depositor], as depositor, [master servicer], as master servicer, [special servicer], as special servicer, [operating advisor], as operating advisor, [trustee], as trustee, [certificate administrator], as certificate administrator, [asset representations reviewer], as Asset Representations Reviewer, on behalf of the holders of Commercial Mortgage Pass Through Certificates, [series designation] (the “Certificates”), in connection with the transfer by [             ] (the “Seller”) to the undersigned (the “Purchaser”) of $______ aggregate [Certificate Principal Amount] [Notional Amount] of Class [ ] Certificates [representing a ___% Percentage Interest in the related Class], in certificated fully registered form (such registered interest, the “Transferred Certificate”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

1.       The Purchaser is an “institutional accredited investor” (an “Institutional Accredited Investor”), (i.e. an entity meeting, or in which all of the equity owners meet, the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities

L-4-1

Act of 1933, as amended (the “Securities Act”)) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Transferred Certificate, and the Purchaser and any accounts for which the Purchaser is acting are each able to bear the economic risk of our or its investment. The Purchaser is acquiring the Transferred Certificate for its own account or for one or more accounts (each of which is an Institutional Accredited Investor) as to each of which the Purchaser exercises sole investment discretion. [FOR TRANSFERS OF CLASS R CERTIFICATES: Furthermore, the Purchaser and any such account are each a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act).]The Purchaser hereby undertakes to reimburse the Trust for any costs incurred by it in connection with this transfer.

2.       The Purchaser’s intention is to acquire the Transferred Certificate (a) for investment for the Purchaser’s own account or (b) for resale to (i) “qualified institutional buyers” in transactions complying with Rule 144A[,FOR TRANSFERS OF ANY CERTIFICATES OTHER THAN CLASS R: or (ii) Institutional Accredited Investors under the Securities Act, pursuant to any other exemption from the registration requirements of the Securities Act, subject in the case of this clause (ii) to (a) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (b) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act, (c) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act and other applicable laws (including applicable state and foreign securities laws), and (d) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer.] It understands that the Transferred Certificate (and any subsequent Non-Book Entry Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.

3.       The Purchaser acknowledges that the Transferred Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Transferred Certificate cannot be reoffered, resold, pledged or otherwise transferred unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

4.       The Purchaser has reviewed the applicable Offering Circular dated June 24, 2015, relating to the Private Certificates (the “Offering Circular”) and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Offering Circular.

5.       The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Non-Book Entry Certificate or Certificates, as the case may be (each, a “Certificateholder”), in all respects as if it

L-4-2

were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

6.       The Purchaser will not sell or otherwise transfer any portion of the Transferred Certificate, except in compliance with Section 5.03 of the Pooling and Servicing Agreement.

7.       Check one of the following:

☐       The Purchaser is a “U.S. Tax Person” and it has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

☐       The Purchaser is not a “U.S. Tax Person” and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Administrator (or its agent) with respect to Distributions to be made on the Transferred Certificate(s). The Purchaser has attached hereto (i) a duly executed IRS Form W-8BEN or W-8 BEN-E, as applicable (or successor form), which identifies such Purchaser as the beneficial owner of the Transferred Certificate(s) and states that such Purchaser is not a U.S. Person, (ii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachment) or (iii) two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Transferred Certificate(s) and state that interest and original issue discount on the Transferred Certificate(s) is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Administrator an updated IRS Form W-8BEN, IRS Form W-8 BEN-E, IRS Form W-8IMY or IRS Form W-8ECI, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Administrator may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Administrator.

For the purposes of this paragraph 7, “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury Regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

Please make all payments due on the Transferred Certificates:**

(a)       by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

Account number:
Institution:

**       Please select (a) or (b).

L-4-3

(b)       by mailing a check or draft to the following address:

Very truly yours,

[Insert Name of Purchaser]

By:
Name:
Title:

Dated:                                , 20

L-4-4

EXHIBIT L-5A

FORM OF TRANSFEREE Certificate for Transfer of vrr INTEREST

[Date]

[Certificate Registrar], as Certificate Registrar [address]	[depositor] [address]
[RETAINING SPONSOR] [ADDRESS]

Re:	[ISSUING ENTITY], Commercial Mortgage Pass Through Certificates, [SERIES DESIGNATION] (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement, dated as of [DATE] (the “Pooling and Servicing Agreement”), between [DEPOSITOR], as depositor, [MASTER SERVICER], as master servicer, [SPECIAL SERVICER], as special servicer, [OPERATING ADVISOR], as operating advisor, [TRUSTEE], as trustee, [CERTIFICATE ADMINISTRATOR], as certificate administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer

Ladies and Gentlemen:

[_____] (the “Purchaser”) hereby agrees with, and certifies, represents and warrants to, you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that:

1.	The Purchaser is acquiring from [__________] (the “Transferor”) $[_____] principal balance of the Class VRR Certificates (the “Transferred Interest”).
2.	The Purchaser is aware that, following its acquisition of the Transferred Interest, the Certificate Registrar will not register any transfer of the Transferred Interest by the Purchaser unless the transferee, or such transferee’s agent, delivers to the Certificate Registrar, among other things, a certificate in substantially the same form as this certificate. The Purchaser expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such certificate is false.
3.	If the Purchaser is an insurance company general account relying on PTCE 95-60 to cover its acquisition of any ERISA Restricted Certificate constituting a portion of the Transferred Interest, (a) all of the conditions of Parts I and III of PTCE 95-60 will be satisfied with respect to the acquisition of such ERISA Restricted Certificate and (b) the acquisition of such ERISA Restricted Certificate will be effected through [UNDERWRITERS], or an affiliate thereof.
L-5A-1

4.	Check one of the following:

☐         The Purchaser agrees with, and certifies, represents and warrants to, you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that the transfer will occur during the VRR Interest Transfer Restriction Period and that:

A.	The Purchaser is a “majority-owned affiliate”, as such term is defined in Regulation RR, of the Transferor (a “Majority-Owned Affiliate”).
B.	The Purchaser is not acquiring the Transferred Interest as a nominee, trustee or agent for any person that is not a Majority-Owned Affiliate, and that for so long as it retains its interest in the Transferred Interest, it will remain a Majority-Owned Affiliate.
C.	The Purchaser has executed and delivered a joinder agreement substantially in the form attached as Exhibit C to the Vertical Credit Risk Retention Agreement, dated and effective as of [date] (the “Vertical Credit Risk Retention Agreement”), between [RETAINING SPONSOR], [OTHER SPONSORS] and the Depositor, pursuant to which the Purchaser has agreed to be bound by the terms of the Vertical Credit Risk Retention Agreement to the same extent as if the Purchaser was the Transferor.
D.	The Purchaser hereby makes each representation set forth in Section 4(b) of the Vertical Credit Risk Retention Agreement, other than the representations in Sections [4(b)(viii)] and [4(b)(ix)] [and except that it is a [_____], duly organized, validly existing and in good standing under the laws of [_____]].
E.	The Purchaser consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that its ownership of the Transferred Interest will satisfy the risk retention requirements of the Transferor, in its capacity as [the retaining sponsor][an originator] under Regulation RR.

☐          The Purchaser certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that the transfer will occur after the termination of the VRR Interest Transfer Restriction Period.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

[PURCHASER]
L-5A-2

By:
Name:
Title:

The foregoing certificate is hereby confirmed, and the transfer is accepted, as of the date first above written:

[APPLICABLE RETAINING PARTY][1]

By:
Name:
Title:

[Medallion Stamp Guarantee]

[RETAINING SPONSOR][2]

By:
Name:
Title:

[DEPOSITOR]

By:
Name:
Title:

1 Signature of Retaining Party is required if the Retaining Party is different than the transferor

2 Signature of Retaining Sponsor is required if the Retaining Sponsor is different than the applicable Retaining Party

L-5A-3

EXHIBIT L-5B

FORM OF TRANSFEREE Certificate for Transfer of HrR INTEREST

[Date]

[Certificate Registrar], as Certificate Registrar [address]	[depositor] [address]
[RETAINING SPONSOR] [ADDRESS]

Re:	[ISSUING ENTITY], Commercial Mortgage Pass Through Certificates, [SERIES DESIGNATION] (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement, dated as of [DATE] (the “Pooling and Servicing Agreement”), between [DEPOSITOR], as depositor, [MASTER SERVICER], as master servicer, [SPECIAL SERVICER], as special servicer, [OPERATING ADVISOR], as operating advisor, [TRUSTEE], as trustee, [CERTIFICATE ADMINISTRATOR], as certificate administrator, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer

Ladies and Gentlemen:

[_____] (the “Purchaser”) hereby certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that:

1.	The Purchaser is acquiring from [__________] (the “Transferor”) Class [___], Class [___], Class [___] and Class [___] Certificates in the principal balances set forth below (collectively, the “Transferred Interest”):
Class	Principal Balance
Class [___]	$
Class [___]	$
Class [___]	$
Class [___]	$
2.	The Purchaser is aware that, following its acquisition of the Transferred Interest, the Certificate Registrar will not register any transfer of the Transferred Interest by the Purchaser unless the transferee, or such transferee’s agent, delivers to the Certificate Registrar, among other things, a certificate in substantially the same form as this
L-5B-1

certificate. The Purchaser expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such certificate is false.

3.	If the Purchaser is an insurance company general account relying on PTCE 95-60 to cover its acquisition of the Transferred Interest, (a) all of the conditions of Parts I and III of PTCE 95-60 will be satisfied with respect to the acquisition of the Transferred Interest and (b) the acquisition of the Transferred Interest will be effected through [UNDERWRITERS], or an affiliate thereof.
4.	Check one of the following:

☐       The Purchaser agrees with, and certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that the transfer will occur during the RR Interest Transfer Restriction Period and that:

A.	The Purchaser is a “majority-owned affiliate”, as such term is defined in Regulation RR, of the Transferor (a “Majority-Owned Affiliate”).
B.	The Purchaser is not acquiring the Transferred Interest as a nominee, trustee or agent for any person that is not a Majority-Owned Affiliate, and that for so long as it retains its interest in the Transferred Interest, it will remain a Majority-Owned Affiliate.
C.	The Purchaser has executed and delivered a joinder agreement, dated as of the date of the transfer, substantially in the in the form attached as Exhibit A to the TPP Risk Retention Agreement, dated as of [DATE] (the “TPP Risk Retention Agreement”), between [DEPOSITOR], [RETAINING SPONSOR], and [THIRD PARTY PURCHASER], pursuant to which the Purchaser has agreed to be bound by the terms of the TPP Risk Retention Agreement to the same extent as if the Purchaser was the Transferor itself.

☐       The Purchaser agrees with, and certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that the transfer will occur after the termination of the RR Interest Transfer Restriction Period.

☐       The Purchaser certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that the transfer will occur on or after the fifth anniversary of the Closing Date and that:

A.      The Purchaser is a “Subsequent Third Party Purchaser”, as such term is defined in the TPP Retention Agreement, dated as of [DATE] (the “TPP Risk Retention Agreement”), between [DEPOSITOR], [RETAINING SPONSOR], and [THIRD PARTY PURCHASER].

B.       The Purchaser has executed and delivered to the Retaining Sponsor a “Subsequent TPP Risk Retention Agreement” (as such term is defined in the TPP Risk Retention Agreement) dated as of the date of the transfer, as required pursuant to Section [6(iv)] of the TPP Risk Retention Agreement.

L-5B-2

C.       The transfer will be made in accordance with Section [6] of the TPP Risk Retention Agreement, and the Purchaser has complied with all the provisions, and has satisfied all the requirements, set forth in Section [6] of the TPP Risk Retention Agreement.

☐             The Purchaser is otherwise permitted to purchase the Transferred Interest under the terms of the TPP Risk Retention Agreement or a Subsequent TPP Risk Retention Agreement (as defined in the TPP Risk Retention Agreement), as applicable, or under the terms of any joinder agreement to the TPP Risk Retention Agreement or such Subsequent TPP Risk Retention Agreement, as applicable. Please provide additional information in the space below to explain:

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

[PURCHASER]

By:
Name:
Title:

The foregoing certificate is hereby confirmed, and the transfer is accepted, as of the date first above written:

[APPLICABLE RETAINING PARTY]

By:
Name:
Title:

L-5B-3

[RETAINING SPONSOR][3]

By:
Name:
Title:

3 Signature of Retaining Sponsor is required if the Retaining Sponsor is different than the applicable Retaining Party

L-5B-4

EXHIBIT L-6A

FORM OF TRANSFEROR Certificate for Transfer of VRR INTEResT

[Date]

[Certificate Registrar], as Certificate Registrar [address]	[depositor] [address]
[RETAINING SPONSOR] [ADDRESS]

Re:	[ISSUING ENTITY], Commercial Mortgage Pass Through Certificates, [SERIES DESIGNATION] (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of $[_____] principal balance of the Class VRR Certificates (the “Transferred Interest”).

The Certificates were issued pursuant to the Pooling and Servicing Agreement, dated as of [DATE] (the “Pooling and Servicing Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that:

1.                  The transfer is in compliance with Sections 5.02 and 5.03 of the Pooling and Servicing Agreement.

2.	Check one of the following:

☐              The Transferor certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that the transfer will occur during the VRR Interest Transfer Restriction Period and that:

A.	The transfer is in compliance with the Vertical Credit Risk Retention Agreement, between [RETAINING SPONSOR], [OTHER SPONSORS] and the Depositor, dated and effective as of [DATE] (the “Vertical Credit Risk Retention Agreement”).
L-6A-1

B.	The Transferee is a “majority-owned affiliate”, as such term is defined in Regulation RR, of the Transferor.
C.	The Transferor has complied in all material respects with all of the covenants in the Vertical Credit Risk Retention Agreement during the period from the date of the Vertical Credit Risk Retention Agreement through and including the date of this transfer.
D.	All of the representations and warranties made by the Transferor in the Vertical Credit Risk Retention Agreement are true and correct as of the date of the transfer.
E.	All of the requirements set forth in Section [3(c)] of the Vertical Credit Risk Retention Agreement have been complied with through and including the date of the transfer.

☐              The Transferor certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that the transfer will occur after the termination of the VRR Interest Transfer Restriction Period.

3.      The Transferor understands that the Transferee has delivered to you a Transferee Certificate in the form attached to the Pooling and Servicing Agreement as Exhibit L-5A. The Transferor does not know or believe that any representation contained therein is false.

IN WITNESS WHEREOF, the Transferor has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

[TRANSFEROR]

By:
Name:
Title:

The foregoing certificate is hereby confirmed, and the transfer is accepted, as of the date first above written:

L-6A-2

[APPLICABLE RETAINING PARTY][4]

By:
Name:
Title:

[Medallion Stamp Guarantee]

[RETAINING SPONSOR][5]

By:
Name:
Title:

[DEPOSITOR]

By:
Name:
Title:

4 Signature of Retaining Party is required if the Retaining Party is different than the transferor

5 Signature of Retaining Sponsor is required if the Retaining Sponsor is different than the applicable Retaining Party

L-6A-3

EXHIBIT L-6B

FORM OF TRANSFEROR Certificate for Transfer of HRR INTEREST

[Date]

[Certificate Registrar], as Certificate Registrar [address]	[depositor] [address]
[RETAINING SPONSOR] [ADDRESS]

Re:	[ISSUING ENTITY], Commercial Mortgage Pass Through Certificates, [SERIES DESIGNATION] (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of Class [___], Class [___], Class [___] and Class [___] Certificates in the principal balances set forth below (collectively, the “Transferred Interest”):

Class	Principal Balance
Class [___]	$
Class [___]	$
Class [___]	$
Class [___]	$

The Certificates were issued pursuant to the Pooling and Servicing Agreement, dated as of [DATE] (the “Pooling and Servicing Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that:

L-6B-1

4.	The transfer is in compliance with Sections 5.02 and 5.03 of the Pooling and Servicing Agreement.
5.	Check one of the following:

☐              The Transferor certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that the transfer will occur during the RR Interest Transfer Restriction Period and that:

A.	The Transferee is a “majority-owned affiliate”, as such term is defined in Regulation RR, of the Transferor.
B.	The transfer will be made in accordance with Section [5] of the TPP Risk Retention Agreement, dated as of [DATE] (the “TPP Risk Retention Agreement”), between [DEPOSITOR], [RETAINING SPONSOR], and [THIRD PARTY PURCHASER], and all of the requirements set forth in Section [5] of the TPP Risk Retention Agreement have been complied with through and including the date of the transfer.

☐              The Transferor certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that the transfer will occur after the termination of the RR Interest Transfer Restriction Period.

☐              The Transferor certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that the transfer will occur on or after the fifth anniversary of the Closing Date and that:

A.	The transfer will be made in accordance with Section [6] of the TPP Risk Retention Agreement (the “TPP Risk Retention Agreement”), dated as of [DATE], between [DEPOSITOR], [RETAINING SPONSOR], and [THIRD PARTY PURCHASER], and all of the requirements set forth in Section 6 of the TPP Risk Retention Agreement have been complied with through and including the date of the transfer.

☐              The Transferor is otherwise permitted to transfer the Transferred Interest under the terms of the TPP Risk Retention Agreement or a Subsequent TPP Risk Retention Agreement (as defined in the TPP Risk Retention Agreement), as applicable, or under the terms of any joinder agreement to the TPP Risk Retention Agreement or such Subsequent TPP Risk Retention Agreement, as applicable. Please provide additional information in the space below to explain:

L-6B-2

6.      The Transferor understands that the Transferee has delivered to you a Transferee Certificate in the form attached to the Pooling and Servicing Agreement as Exhibit L-5A. The Transferor does not have knowledge, after reasonable due diligence, that any representation contained therein is false.

IN WITNESS WHEREOF, the Transferor has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

[TRANSFEROR]

By:
Name:
Title:

L-6B-3

The foregoing certificate is hereby confirmed, and the transfer is accepted, as of the date first above written:

[APPLICABLE RETAINING PARTY][6]

By:
Name:
Title:

[RETAINING SPONSOR][7]

By:
Name:
Title:

6 Signature of Retaining Party is required if the Retaining Party is different than the transferor

7 Signature of Retaining Sponsor is required if the Retaining Sponsor is different than the applicable Retaining Party

L-6B-4

EXHIBIT L-7A

FORM OF TRANSFEREE CERTIFICATE FOR TRANSFER OF UNCERTIFICATED VRR INTEREST

[Date]

[Certificate Registrar], as Certificate Registrar [address]	[depositor] [address]
[RETAINING SPONSOR] [ADDRESS]

Re:	[ISSUING ENTITY], Commercial Mortgage Pass Through Certificates, [SERIES DESIGNATION] (the “Certificates”)

Ladies and Gentlemen:

[_____] (the “Transferee”) hereby agrees with, and certifies, represents and warrants to, you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that:

7.                 [[_____] (the “Transferor”) is transferring $[____] Uncertificated VRR Interest Balance of the Uncertificated VRR Interest (the “Transferred Interest”) to [______] (the “Transferee”).] [[_____] (the “Transferor”) is transferring $[____] Uncertificated VRR Interest Balance of the Uncertificated VRR Interest (the “Transferred Interest”) to [_____] (“Transferee”) that is a Permitted Lender in a repurchase transaction.] [[_____] (the “Transferor”) is granting a security interest in the Uncertificated VRR Interest to [_____] (the “Transferee”) that is a Permitted Lender.].

8.                 The transfer or the pledge contemplated in Paragraph 1 (a “Transfer”) is in compliance with (A) Sections 5.02 and 5.03 of the Pooling and Servicing Agreement and (B) the Vertical Credit Risk Retention Agreement, dated and effective as of [DATE] (the “Vertical Credit Risk Retention Agreement”), between [RETAINING SPONSOR], [OTHER SPONSORS] and the Depositor.

9.                 The Transferee is aware that, following its acquisition of the Transferred Interest, the Certificate Registrar will not register any transfer of the Transferred Interest by the Transferee unless the transferee, or such transferee’s agent, delivers to the Certificate Registrar, among other things, a certificate in substantially the same form as this certificate. The Transferee expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such certificate is false.

L-7A-1

10.              If the Transferee (A) is not and will not be an employee benefit plan or other plan subject to the fiduciary responsibility or prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”, and any such employee benefit plan or other plan, a “Plan”) or an entity or collective investment fund the assets of which are considered Plan assets under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (including an insurance company that is using the assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or Similar Law to include assets of Plans)), or other person acting on behalf of any such Plan or using assets of any such Plan and (B) is not and will not be a governmental plan or other plan subject to any federal, state or local law that is, to a material extent, similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or Code Section 4975 (“Similar Law”) or any Person acting on behalf of any such governmental plan or other plan or using the assets of such governmental plan to acquire the Transferred Interest.

11.              Check one of the following:

☐        The Transferee agrees with, and certifies, represents and warrants to, you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that the transfer will occur during the VRR Interest Transfer Restriction Period and that:

A.	The Transferee is a “majority-owned affiliate”, as such term is defined in Regulation RR, of the Transferor (a “Majority-Owned Affiliate”);
B.	The Transferee is not acquiring the Transferred Interest as a nominee, trustee or agent for any person that is not a Majority-Owned Affiliate, and that for so long as it retains its interest in the Transferred Interest, it will remain a Majority-Owned Affiliate;
C.	The Transferee is not a Non-Exempt Person; and
D.	The Transferee has executed and delivered a joinder agreement substantially in the form attached as Exhibit C to the Vertical Credit Risk Retention Agreement, pursuant to which the Transferee has agreed to be bound by the terms of the Vertical Credit Risk Retention Agreement to the same extent as if the Transferee was the Transferor;
E.	The Transferee hereby makes each representation set forth in Section 4(b) of the Vertical Credit Risk Retention Agreement, other than the representations in Sections [4(b)(viii)] and 4[(b)(ix)] [and except that it is a [_____], duly organized, validly existing and in good standing under the laws of [_____]].
F.	The Transferee consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that its ownership of the Transferred Interest will satisfy the risk retention requirements of the Retaining Sponsor, in its capacity as the retaining sponsor under Regulation RR.
L-7A-2

☐        The Transferee certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that the transfer will occur during the VRR Interest Transfer Restriction Period and that:

A.	The Transferee is a Person that provides financing permitted under Regulation RR and Section 3(d) of the Vertical Credit Risk Retention Agreement (as defined below) (a “Permitted Lender”);
B.	It is not acquiring an interest in the Transferred Interest as a nominee, trustee or agent for any person that is not a Permitted Lender, and that for so long as it retains its interest in the Transferred Interest, it will remain a Permitted Lender;
C.	The Transferee has executed and delivered the acknowledgement and the agreement contemplated by clauses [(1)] and [(2)], respectively, of Section [3(d)(ii)(C)] of the Vertical Credit Risk Retention Agreement; and
D.	The Transferee consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that its ownership of an interest in the Transferred Interest will satisfy the risk retention requirements of the Retaining Sponsor, in its capacity as the retaining sponsor under the Risk Retention Rule.

☐        The Transferee certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that the transfer will occur after the termination of the VRR Interest Transfer Restriction Period.

6.       Check one of the following:

☐        The Transferee is a “U.S. Tax Person” and it has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

☐        The Transferee is not a “U.S. Tax Person” and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Administrator (or its agent) with respect to Distributions to be made on the Transferred Certificate(s). The Transferee has attached hereto (i) a duly executed IRS Form W-8BEN or W-8 BEN-E, as applicable (or successor form), which identifies such Transferee as the beneficial owner of the Transferred Certificate(s) and states that such Transferee is not a U.S. Person, (ii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachment) or (iii) two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Transferee as the beneficial owner of the Transferred Certificate(s) and state that interest and original issue discount on the Transferred Certificate(s) is, or is expected to be, effectively connected with a U.S. trade or business. The Transferee agrees to provide to the Certificate Administrator an updated IRS Form W-8BEN, IRS Form W-8 BEN-E, IRS Form W-8IMY or IRS Form W-8ECI, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Administrator may

L-7A-3

reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Administrator.

For the purposes of this paragraph 7, “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury Regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

7.	All distributions to be made to the Transferee pursuant to the Pooling and Servicing Agreement should be made to:

[INSERT WIRE TRANSFER INFORMATION]

Bank:

Account No.:

Attention:

Ref:

ABA No.:

8.	Any communications to the Transferee pursuant to the Pooling and Servicing Agreement should be provided to:

[INSERT CONTACT INFORMATION]

[NAME]

[ADDRESS]

Fax number:

Telephone:

E-mail:

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Transferee has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

[TRANSFEREE]
L-7A-4

By:
Name:
Title:

The foregoing certificate is hereby confirmed, and the transfer is accepted, as of the date first above written:

[APPLICABLE RETAINING PARTY]

By:
Name:
Title:

[Medallion Stamp Guarantee]

[RETAINING SPONSOR]

By:
Name:
Title:

[DEPOSITOR]

By:
Name:
Title:

L-7A-5

EXHIBIT L-7B

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFER OF UNCERTIFICATED VRR INTEREST

[Date]

[Certificate Registrar], as Certificate Registrar [address]	[depositor] [address]
[RETAINING SPONSOR] [ADDRESS]

Re:	[ISSUING ENTITY], Commercial Mortgage Pass Through Certificates, [SERIES DESIGNATION] (the “Certificates”)

Ladies and Gentlemen:

[_____] (the “Transferor”) hereby agrees with, and certifies, represents and warrants to, you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that:

1.                 [[_____] (the “Transferor”) is transferring $[____] Uncertificated VRR Interest Balance of the Uncertificated VRR Interest (the “Transferred Interest”) to [______] (the “Transferee”).] [[_____] (the “Transferor”) is transferring $[____] Uncertificated VRR Interest Balance of the Uncertificated VRR Interest (the “Transferred Interest”) to [_____] (the “Transferee”) that is a Permitted Lender in a repurchase transaction.] [[_____] (the “Transferor”) is granting a security interest in the $[____] Uncertificated VRR Interest Balance of the Uncertificated VRR Interest (the “Transferred Interest”) to [_____] (the “Transferee”) that is a Permitted Lender.]

2.                 The transfer or the pledge contemplated in Paragraph 1 (a “Transfer”) is in compliance with the Pooling and Servicing Agreement and the Vertical Credit Risk Retention Agreement, dated and effective as of [DATE] (the “Vertical Credit Risk Retention Agreement”), between [RETAINING SPONSOR], [OTHER SPONSORS] and the Depositor.

3.                 The Transferor is aware that the Certificate Registrar will not recognize any Transfer of any portion of the $[____] Uncertificated VRR Interest Balance of the Uncertificated VRR Interest by the Transferor unless the Transferor, or the Transferor’s agent, delivers to the Certificate Registrar, among other things, a certificate in substantially the same form as this certificate. The Transferor expressly agrees that it will not consummate any

L-7B-1

such Transfer if it knows or believes that any representation contained in such certificate is false.

4.             Check one of the following:

☐              The Transferor certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that the Transfer will occur during the VRR Interest Transfer Restriction Period and that:

A.	The Transferee is a “majority-owned affiliate”, as such term is defined in Regulation RR (a “Majority-Owned Affiliate”), of the Transferor;
B.	To the Transferor’s knowledge, the Transferee is not acquiring the Uncertificated VRR Interest as a nominee, trustee or agent for any person that is not a Majority-Owned Affiliate of the Transferor;
C.	The Transferor has complied in all material respects with all of the covenants in the Vertical Credit Risk Retention Agreement during the period from the date of the Vertical Credit Risk Retention Agreement through and including the date of the Transfer.
D.	All of the representations and warranties made by the Transferor in the Vertical Credit Risk Retention Agreement are true and correct as of the date of the Transfer.
E.	All of the requirements set forth in Section [3(c)] of the Vertical Credit Risk Retention Agreement have been complied with through and including the date of the Transfer.

☐              The Transferor certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that the transfer will occur after the termination of the VRR Interest Transfer Restriction Period, and that:

A.	The Transferee is a Person that provides financing permitted under Regulation RR and Section 3(d) of the Vertical Credit Risk Retention Agreement (a “Permitted Lender”);
B.	The Transferor’s knowledge, the Transferee is not a Non-Exempt Person.
C.	To the knowledge of the Transferor, the Transferee is not acquiring an interest in the Uncertificated VRR Interest as a nominee, trustee or agent for any person that is not a Permitted Lender, and that for so long as it retains its interest in the Uncertificated VRR Interest, it will remain a Permitted Lender.
D.	The Transferor has complied in all material respects with all of the covenants in the Vertical Credit Risk Retention Agreement during the period from the
L-7B-2

date of the Vertical Credit Risk Retention Agreement through and including the date of the Transfer.

E.	All of the representations and warranties made by the Transferor in the Vertical Credit Risk Retention Agreement are true and correct as of the date of the Transfer.
F.	All of the requirements set forth in Section [3(d)] of the Vertical Credit Risk Retention Agreement have been complied with through and including the date of the Transfer.

☐              The Transferor certifies, represents and warrants to you, in your respective capacities as Certificate Registrar, Retaining Sponsor and Depositor, that the transfer will occur after the termination of the VRR Interest Transfer Restriction Period.

5.	The Transferor understands that the Transferee has delivered to you a Transferee Certificate in the form attached to the Pooling and Servicing Agreement as Exhibit L-7A. The Transferor does not know or believe that any representation contained therein is false.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Transferor has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

[TRANSFEROR]

By:
Name:
Title:

The foregoing certificate is hereby confirmed, and the transfer is accepted, as of the date first above written:

[APPLICABLE RETAINING PARTY][8]

8 Signature of Retaining Party is required if the Retaining Party is different than the transferor

L-7B-3

By:
Name:
Title:

[Medallion Stamp Guarantee]

[RETAINING SPONSOR]

By:
Name:
Title:

[DEPOSITOR]

By:
Name:
Title:

L-7B-4

EXHIBIT M-1A

FORM OF INVESTOR CERTIFICATION FOR NON-BORROWER PARTY
(FOR PERSONS OTHER THAN THE CONTROLLING CLASS REPRESENTATIVE AND/OR A CONTROLLING CLASS CERTIFICATEHOLDER)

[Date]

[master servicer]

[address]

[SPECIAL servicer]

[address]

[Certificate Administrator], as Certificate Administrator
[address]

[TRUSTEE]
[address]

[ASSET REPRESENTATIONS REVIEWER]
[address]

[OPERATING ADVISOR]
[address]

Re:	[certificate caption]

In accordance with the requirements for obtaining certain information under the Pooling and Servicing Agreement, dated as of [date] (the “Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is [the][a] [[investment advisor or manager of a][Certificateholder][Certificate Owner][prospective purchaser] of the Class ___ Certificates][Risk Retention Consultation Party][Serviced Companion Loan Holder][Companion Loan Holder Representative], and is neither the Controlling Class Representative nor a Controlling Class Certificateholder.

2.       The undersigned has received a copy of the Prospectus.9

9 Only required for a Certificateholder, a Certificate Owner, a Risk Retention Consultation Party or a prospective purchaser of a Certificate (or an investment advisor or manager of the foregoing).

M-1A-1

3.       The undersigned is not a Borrower Party.

4.       The undersigned is requesting access pursuant to the Agreement to certain information (the “Information”) on the [Master Servicer’s website][Certificate Administrator’s Website] and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Agreement.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with its holding or purchasing the related Certificates or the related Companion Loan (as and if applicable), from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject and, if they execute and deliver a certification substantially similar to this, except from holders, beneficial owners and prospective purchasers of any related Companion Loan Securities (if applicable)), and such Information will not, without the prior written consent of the Trustee, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part, unless required to do so by law.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.       The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Operating Advisor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.       The undersigned agrees that each time it accesses the [Master Servicer’s website][Certificate Administrator’s Website], the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

7.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized signatory, as of the day and year written above.

[[Investment advisor or manager of a]
[Certificateholder][Certificate
Owner][Prospective Purchaser][Risk Retention
Consultation Party][Serviced Companion Loan
Holder][Companion Loan Holder
Representative]

By:

M-1A-2

Name:
Title:
Company:
Phone:

M-1A-3

EXHIBIT M-1B

FORM OF INVESTOR CERTIFICATION FOR NON-BORROWER PARTY
(FOR THE CONTROLLING CLASS REPRESENTATIVE AND/OR A CONTROLLING CLASS CERTIFICATEHOLDER)

[Date]

[master servicer]

[address]

[SPECIAL servicer]

[address]

[Certificate Administrator], as Certificate Administrator
[address]

[TRUSTEE]
[address]

[ASSET REPRESENTATIONS REVIEWER]
[address]

[OPERATING ADVISOR]
[address]

Re:	[certificate caption]

In accordance with the requirements for obtaining certain information under the Pooling and Servicing Agreement, dated as of [date] (the “Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is [the Controlling Class Representative][a Controlling Class Certificateholder].

2.       The undersigned is not a Borrower Party.

3.       The undersigned is requesting access pursuant to the Agreement to certain information (the “Information”) on the Certificate Administrator’s Website.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside

M-1B-1

persons as are assisting it in making an evaluation in connection with its holding or purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Trustee, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part, unless required to do so by law.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

4.       The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.       At any time the undersigned becomes a Borrower Party with respect to any Mortgage Loan, the undersigned shall deliver the certification attached as Exhibit M-1C to the Agreement and shall deliver to the applicable parties the notices attached as Exhibit M-1F and Exhibit M-1G to the Agreement.

6.       To the extent the undersigned receives access to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, the undersigned hereby agrees that it (i) will not directly or indirectly provide such Excluded Information to (A) any related Borrower Party, (B) any Excluded Controlling Class Holder, (C) any employees or personnel of the undersigned, (D) any Affiliate involved in the management of any investment in any related Borrower Party or the related Mortgaged Property or (E) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in any related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

7.       The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

8.       The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

9.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the day and year written above.

M-1B-2

[The Controlling Class Representative][a Controlling Class Certificateholder]

By:
Name:
Title:
Company:

M-1B-3

EXHIBIT M-1H

Form of Certification of the Controlling Class Representative

[master servicer]

[address]

[SPECIAL servicer]

[address]

[Certificate Administrator], as Certificate Administrator
[address]

[TRUSTEE]
[address]

[ASSET REPRESENTATIONS REVIEWER]
[address]

[OPERATING ADVISOR]
[address]

Re:	[certificate caption]

In accordance with Section 6.09(d) of the Pooling and Servicing Agreement, dated as of [date] (the “Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned has been appointed to act as the Controlling Class Representative. [The undersigned’s address for the purposes of Section 12.04 of the Pooling and Servicing Agreement is as follows: [INSERT ADDRESS OF CONTROLLING CLASS REPRESENTATIVE]10

2.       The undersigned is not a Borrower Party.

3.       If the undersigned becomes a Borrower Party with respect to any Mortgage Loan, the undersigned agrees to and shall deliver the certification attached as Exhibit M-1C to the Pooling and Servicing Agreement and shall deliver to the applicable parties the notices attached as Exhibit M-1F and Exhibit M-1G to the Pooling and Servicing Agreement.

10 Applicable for a Controlling Class Representative that is not the initial Controlling Class Representative.

M-1H-1

4.       The undersigned hereby certifies that an executed copy of this certification has been delivered to the Certificate Administrator (which party is required to forward this notice to each of the other addressees listed above pursuant to Section 6.09(d) of the Pooling and Servicing Agreement) in accordance with the notice provisions of the Pooling and Servicing Agreement (a) by overnight courier, (b) mailed by registered mail, postage prepaid, or (c) if the electronic mail address of the Certificate Administrator is specified in the notice provisions of the Pooling and Servicing Agreement, by electronic mail.

5.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[The Controlling Class Representative]

By:
Title:
Company:
Phone:

M-1H-2

SCHEDULE OF EXCEPTIONS

[          ]

M-1H-3

EXHIBIT O

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the referenced party shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria” applicable to such party, as such criteria may be updated or limited by the Commission or its staff (including, without limitation, not requiring the delivery of certain of the items set forth on this Exhibit based on interpretive guidance provided by the Commission or its staff relating to Item 1122 of Regulation AB). For the avoidance of doubt, for purposes of this Exhibit O, other than with respect to Item 1122(d)(2)(iii), references to Master Servicer and Special Servicer below shall include any Sub-Servicer engaged by the Master Servicer or Special Servicer, as applicable.

applicable Servicing Criteria		applicable party
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Master Servicer Special Servicer Certificate Administrator
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Master Servicer Special Servicer Certificate Administrator
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	Master Servicer Special Servicer Custodian (in the case of the Custodian, if such entity is not also the Certificate Administrator)
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	Master Servicer Special Servicer Certificate Administrator
Cash Collection and Administration
1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	Master Servicer Special Servicer Certificate Administrator
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Certificate Administrator
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Master Servicer Special Servicer Trustee (in the case of the Trustee, to the extent the Trustee was required to make an advance during the applicable calendar year)
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Master Servicer Special Servicer Certificate Administrator
O-1

applicable Servicing Criteria		applicable party
Reference	Criteria
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Exchange Act.	Master Servicer Special Servicer Certificate Administrator
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Master Servicer Special Servicer Certificate Administrator
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Master Servicer Special Servicer Certificate Administrator
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.	Certificate Administrator Operating Advisor (excluding clauses (C) and (D) in the case of the Operating Advisor)
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Certificate Administrator
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Reporting Servicer’s investor records, or such other number of days specified in the transaction agreements.	Certificate Administrator
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Certificate Administrator
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Master Servicer Special Servicer Custodian
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	Custodian
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Master Servicer Special Servicer Certificate Administrator
1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Master Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.	Master Servicer
1122(d)(4)(v)	The Master Servicer’s records regarding the mortgage loans agree with the Master Servicer’s records with respect to an obligor’s unpaid principal balance.	Master Servicer
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	Master Servicer Special Servicer
O-2

applicable Servicing Criteria		applicable party
Reference	Criteria
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	Special Servicer Operating Advisor
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Master Servicer Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Master Servicer
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	Master Servicer
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Master Servicer
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	Master Servicer
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	Master Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Master Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

O-3

EXHIBIT P

SUPPLEMENTAL SERVICER SCHEDULE

P-1

EXHIBIT Q

RETAINED DEFEASANCE RIGHTS AND OBLIGATIONS MORTGAGE LOANS

Loan Number	Mortgage Loan / Property Name	Mortgage Loan Seller

Q-1

EXHIBIT R

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: Report will be delivered annually (pursuant to Section 3.29(d) of the Pooling and Servicing Agreement) no later than [INSERT DATE].

Transaction: [certificate caption]

Operating Advisor: [operating advisor]

Special Servicer: [special servicer]

Directing Holder: [directing holder]

I.                    Population of Mortgage Loans that Were Considered in Compiling This Report

A.       [  ] Serviced Loans were Specially Serviced Loans during the prior calendar year [INSERT YEAR].

(a)       [  ] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)      [  ] of such Specially Serviced Loans had executed Final Asset Status Reports. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be fully implemented.

B.        [An Operating Advisor Consultation Trigger Event][A Control Termination Event] [existed during some or all] [did not exist during any portion] of the prior calendar year [INSERT YEAR].

C.        [  ] Serviced Loans were, during the prior calendar year [INSERT YEAR], the subject of a Major Decision as to which the Operating Advisor has consultation rights pursuant to Section 3.29(f) of the Pooling and Servicing Agreement.

(a)

II.                   Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL

1        This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

R-1

SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator, as well as the items listed below, the Operating Advisor has undertaken a review of the Special Servicer’s actions and decisions in respect of (A) Specially Serviced Loans and, (B) solely in connection with Major Decisions as to which the Operating Advisor has consultation rights following [an Operating Advisor Consultation Trigger Event][the occurrence and during the continuance of a Control Termination Event], Performing Serviced Loans, in each case in light of (1) the Servicing Standard and (2) the requirements of the Pooling and Servicing Agreement. Based on such review, the Operating Advisor [believes, does not believe] there are material deviations [(i)] from the Servicing Standard [and/or (ii)] from the Special Servicer’s obligations under the Pooling and Servicing Agreement with respect to the resolution or liquidation of Specially Serviced Loans. In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Operating Advisor:

Reviewed any assessment of compliance and/or attestation report delivered to the Operating Advisor pursuant to the Pooling and Servicing Agreement with respect to the Special Servicer, and the Asset Status Reports, net present value calculations, Appraisal Reduction Amount calculations and Collateral Deficiency Amount calculations, Major Decision Reporting Packages, and [LIST OTHER REVIEWED INFORMATION] for the following [  ] Serviced Loans: [LIST APPLICABLE MORTGAGE LOANS]

III.                 Specific Items of Review

1.       The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.       During the prior year, if [an Operating Advisor Consultation Trigger Event][a Control Termination Event] existed, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.       Appraisal Reduction Amount calculations, Collateral Deficiency Amount calculations and net present value calculations:

(a)     The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s

R-2

determination of the course of action to be taken in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the Special Servicer.

(b)      The Operating Advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(c)      After consultation with the Special Servicer to resolve any inaccuracy in the mathematical calculations or the application of the non discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

4.       The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

5.       In addition to the other information presented herein, the Operating Advisor notes the following additional items: [LIST ADDITIONAL ITEMS].

IV.                 Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.       In accordance with the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and the applicable Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the applicable Directing Holder directly pursuant to the Pooling and Servicing Agreement. As such, the Operating Advisor generally relied upon its interaction with the Special Servicer in gathering the relevant information to generate this report.

2.       The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

3.       Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

4.       The Operating Advisor is not empowered to directly communicate with investors pursuant to the Pooling and Servicing Agreement. If investors have questions regarding this report, they should address such questions to the Certificate Administrator through the Certificate Administrator’s Website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

R-3

[ ]

By:
Name:
Title:

R-4

EXHIBIT S

SUBSERVICING AGREEMENTS

Mortgage Loan/ Property Name	Sub-Servicer Name

S-1

EXHIBIT T

FORM OF RECOMMENDATION OF SPECIAL SERVICER TERMINATION

[trustee],
      as Trustee
[address]

[Certificate Administrator],

as Certificate Administrator

[address]

[special servicer]

[address]

Re:	[certificate caption]

Ladies and Gentlemen:

This letter is delivered pursuant to Section 6.08(b) of the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator, on behalf of the holders of [certificate caption] (the “Certificates”) regarding the replacement of the Special Servicer. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

Based upon our review of the operational practices of the Special Servicer [[with respect to the Serviced Loans other than any Serviced Outside Controlled Loan Combination] [with respect to the [NAME OF SERVICED OUTSIDE CONTROLLED LOAN COMBINATION] Loan Combination]] conducted pursuant to and in accordance with the Pooling and Servicing Agreement, it is our assessment that [________], in its current capacity as Special Servicer [[with respect to the Serviced Loans other than any Serviced Outside Controlled Loan Combination] [with respect to the [NAME OF SERVICED OUTSIDE CONTROLLED LOAN COMBINATION] Loan Combination]], is not [performing its duties under the Pooling and Servicing Agreement][acting in accordance with the Servicing Standard]. The following factors support our assessment: [________].

T-1

Based upon such assessment, we further hereby recommend that [_______] be removed as Special Servicer and that [________] be appointed its successor in such capacity.

Very truly yours,

[The Operating Advisor]

By:
Name:
Title:

Dated:

T-2

EXHIBIT U

ADDITIONAL FORM 10-D DISCLOSURE

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.04 of the Pooling and Servicing Agreement to disclose to the Depositor, the Certificate Administrator, each Other Depositor and Other Exchange Act Reporting Party to which such Additional Form 10-D Disclosure is relevant for Exchange Act reporting purposes, any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has actual knowledge (and in the case of net operating income, financial statements, budgets and/or rent rolls required to be provided in connection with Item 6 below, possession) (in each case, after complying with its affirmative obligations, if any, under the Pooling and Servicing Agreement to obtain such information) of such information (other than information as to such party itself which such party is obligated to provide). Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus. For this [series designation] Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus.

Item on Form 10-D	Party Responsible
Item 1: Distribution and Pool Performance Information Any information required by Item 1121 of Regulation AB which is NOT included on the Distribution Date Statement

Certificate Administrator

Depositor

Master Servicer (only with respect to Item 1121(a)(12) of Regulation AB as to Performing Serviced Loans)

Special Servicer (only with respect to Item 1121(a)(12) of Regulation AB as to Specially Serviced Loans)
Each Mortgage Loan Seller (only with respect to Item 1121(c)(2) of Regulation AB as to

U-1

Item on Form 10-D	Party Responsible
itself)
Item 1A: Asset-Level Information disclosure per Items 1111(h) and 1125 of Regulation AB	Master Servicer[1]
Item 1B: Asset Representations Reviewer and Investor Communication	Asset Representations Reviewer (with respect to Item 1121(d) of Regulation AB) Certificate Administrator (with respect to Item 1121(e) of Regulation AB )
Item 2: Legal Proceedings per Item 1117 of Regulation AB	(i) All parties to the Pooling and Servicing Agreement (as to themselves), (ii) any other Reporting Servicer (as to itself), (iii) the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, in each case as to the Trust (in the case of the Master Servicer and the Special Servicer, to be reported by the party controlling such litigation), (iv) each Mortgage Loan Seller as to itself and as to each Regulation AB Item 1110(b) originator with respect to such Mortgage Loan Seller’s Mortgage Loans and as to each Regulation AB Item 1100(d)(1) party either affiliated with or retained by such Mortgage Loan Seller, or with whom such Mortgage Loan Seller contracts
Item 3: Sale of Securities and Use of Proceeds	Depositor
Item 4: Defaults Upon Senior Securities	Certificate Administrator
Item 5: Submission of Matters to a Vote of Security Holders[2]	Certificate Administrator Trustee
Item 6: Significant Obligors of Pool Assets	Master Servicer (excluding information for which the Special Servicer is the “Party Responsible”) Special Servicer (as to Specially Serviced Loans and REO Properties)
Item 7: Change in Sponsor Interest in the Securities	Each Mortgage Loan Seller as to itself and its affiliates

1 For the avoidance of doubt, the Certificate Administrator, not the Master Servicer, shall be responsible for filing any Additional Form 10-D Disclosure required by Item 1A on Form 10-D in accordance with Section 10.04 of this Agreement.

2 No disclosure is required for so long as Item 5 of Form 10-D requires the inclusion of information related to mine safety disclosures.

U-2

EXHIBIT V

ADDITIONAL FORM 10-K DISCLOSURE

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.05 of the Pooling and Servicing Agreement to disclose to the Depositor, the Certificate Administrator, each Other Depositor and Other Exchange Act Reporting Party to which such Additional Form 10-K Disclosure is relevant for Exchange Act reporting purposes, any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has actual knowledge (and in the case of net operating income, financial statements, budgets and/or rent rolls required to be provided in connection with the Additional Item below consisting of disclosure per Item 1112(b) of Regulation AB, possession) (in each case, after complying with its affirmative obligations, if any, under the Pooling and Servicing Agreement to obtain such information) of such information (other than information as to such party itself which such party is obligated to provide). Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus. For this [series designation] Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	Depositor
Item 9B: Other Information	Any party responsible for disclosure items on Form 8-K to the extent of such items
Item 15: Exhibits, Financial Statement Schedules	Certificate Administrator Depositor
Additional Item: Disclosure per Item 1117 of Regulation AB	(i) All parties to the Pooling and Servicing Agreement (as to themselves), (ii) any other Reporting Servicer (as to itself), (iii) the Trustee, the Certificate Administrator, the Master Servicer, the Depositor and the Special Servicer, in each case as to the Trust (in the case of the Master Servicer, the Depositor and the Special Servicer, to be
V-1

Item on Form 10-K	Party Responsible
reported by the party controlling such litigation), (iv) each Mortgage Loan Seller as to itself and as to each Regulation AB Item 1110(b) originator with respect to such Mortgage Loan Seller’s Mortgage Loans and as to each Regulation AB Item 1100(d)(1) party either affiliated with or retained by such Mortgage Loan Seller, or with whom such Mortgage Loan Seller contracts
Additional Item: Disclosure per Item 1119 of Regulation AB

(i) All parties to the Pooling and Servicing Agreement as to themselves (in the case of the Master Servicer, only as to 1119(a) affiliations with Significant Obligors identified in the Pooling and Servicing Agreement, the Trustee, the Certificate Administrator, the Special Servicer or a sub-servicer described in 1108(a)(3) and, in the case of the Special Servicer, only as to 1119(a) affiliations with Significant Obligors identified in the Pooling and Servicing Agreement, the Trustee, the Certificate Administrator, the Master

Servicer or a sub-servicer described in 1108(a)(3)), (ii) each Mortgage Loan Seller as to itself and as to each Regulation AB Item 1110 originator with respect to such Mortgage Loan Seller’s Mortgage Loans and as to each Regulation AB Item 1100(d)(1) party either affiliated with or retained by such Mortgage Loan Seller, or with whom such Mortgage Loan Seller contracts, (iii) the Depositor as to the enhancement or support provider

Additional Item: Disclosure per Item 1112(b) of Regulation AB	Master Servicer (excluding information for which the Special Servicer is the “Party Responsible”) Special Servicer (as to REO Properties)
Additional Item: Disclosure per Items 1114(b)(2) and 1115(b) of Regulation AB	Depositor
V-2

EXHIBIT W-1

FORM OF ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO [           ] AND VIA EMAIL TO [                                                    ] AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

[Certificate Administrator],
as Certificate Administrator
[address]

[depositor]

[address]

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section [  ] of the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [depositor], as depositor, [master servicer], as master servicer, [special servicer], as special servicer, [operating advisor], as operating advisor, [trustee], as trustee, and [certificate administrator], as certificate administrator, [asset representations reviewer], as asset representations reviewer, the undersigned, as [          ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [                                 ], phone number: [          ]; email address: [                               ].

W-3-1

[NAME OF PARTY],

as [role]

By:
Name:
Title:

W-3-2

EXHIBIT M-1C

FORM OF INVESTOR CERTIFICATION FOR BORROWER PARTY
(FOR THE CONTROLLING CLASS REPRESENTATIVE AND/OR A CONTROLLING CLASS CERTIFICATEHOLDER)

[Date]

[master servicer]

[address]

[SPECIAL servicer]

[address]

[Certificate Administrator], as Certificate Administrator
[address]

[TRUSTEE]
[address]

[ASSET REPRESENTATIONS REVIEWER]
[address]

[OPERATING ADVISOR]
[address]

Re:	[certificate caption]

In accordance with the requirements for obtaining certain information under the Pooling and Servicing Agreement, dated as of [date] (the “Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is [the Controlling Class Representative][a Controlling Class Certificateholder].

2.       The undersigned is a Borrower Party with respect to the following Mortgage Loans (the “Excluded Controlling Class Mortgage Loans”):

Mortgage Loan Number	Loan Name	Borrower Name

M-1C-1

3.       Except with respect to the Excluded Controlling Class Mortgage Loans, the undersigned is requesting access pursuant to the Agreement to certain information (the “Information”) on the Certificate Administrator’s Website.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with its holding or purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Trustee, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part, unless required to do so by law.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

4.       The undersigned hereby acknowledges and agrees that it is prohibited from accessing, reviewing and using, and shall not access, review or use, Excluded Information (as defined in the Agreement) relating to the Excluded Controlling Class Mortgage Loans to the extent the undersigned receives access to such Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information in connection with its duties, or exercise of its rights pursuant to the Agreement.

5.       The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.       To the extent the undersigned receives access to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, the undersigned hereby agrees that it (i) will not directly or indirectly provide such Excluded Information to (A) any related Borrower Party, (B) any Excluded Controlling Class Holder, (C) any employees or personnel of the undersigned, (D) any Affiliate involved in the management of any investment in any related Borrower Party or the related Mortgaged Property or (E) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in any related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

M-1C-2

7.       The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

8.       The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

9.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the day and year written above.

[The Controlling Class Representative] [a Controlling Class Certificateholder]

By:
Name:
Title:
Company:

M-1C-3

EXHIBIT M-1E

FORM OF INVESTOR CERTIFICATION for Borrower PartY
(FOR A RISK RETENTION CONSULTATION PARTY, A HOLDER OF CLASS VRR CERTIFICATE(S) OR AN UNCERTIFICATED VRR INTEREST OWNER)

[master servicer]

[address]

[SPECIAL servicer]

[address]

[Certificate Administrator], as Certificate Administrator
[address]

[TRUSTEE]
[address]

[ASSET REPRESENTATIONS REVIEWER]
[address]

[OPERATING ADVISOR]
[address]

Re:	[certificate caption]

In accordance with the requirements for obtaining certain information under the Pooling and Servicing Agreement, dated as of [date] (the “Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is a Risk Retention Consultation Party, a Holder of the Class VRR Certificates or an Uncertificated VRR Interest Owner.

2.       The undersigned has received a copy of the Prospectus.

3.       The undersigned is a Borrower Party.

4.       The undersigned is requesting access pursuant to the Agreement to the Distribution Date Statement (the “Information”) on the Certificate Administrator’s Website.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with its holding or purchasing

M-1E-1

the related Certificates or the related Companion Loan (as and if applicable), from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject and, if they execute and deliver a certification substantially similar to this, except from holders, beneficial owners and prospective purchasers of any related Companion Loan Securities (if applicable)), and such Information will not, without the prior written consent of the Trustee, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part, unless required to do so by law.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.       To the extent undersigned receives access pursuant to the Agreement to any information relating to an Excluded RRCP Mortgage Loan (or a Mortgage Loan with respect to which the undersigned is otherwise a Borrower Party) and/or the related Mortgaged Property (which shall include any Major Decision Reporting Package, Asset Status Reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the Special Servicer or any Excluded Mortgage Loan Special Servicer and which may include any Operating Advisor reports delivered to the Certificate Administrator regarding the Special Servicer’s net present value determination, Collateral Deficiency Amount determination or any Appraisal Reduction Amount calculations, and any Officer’s Certificates delivered by the Trustee, the Master Servicer or the Special Servicer, supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, but in each case other than information with respect to such Mortgage Loan that is aggregated with information of other Mortgage Loans at a pool level), whether on the Certificate Administrator’s Website or otherwise, the undersigned hereby agrees that it (i) will not provide any such information to (A) any related Borrower Party, (B) any employees or personnel of the undersigned or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (C) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the limitations described in clause (i) above. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File relating to any such Excluded Mortgage Loan) shall be considered information that is aggregated with information of other Mortgage Loans at a pool level.

6.       The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

M-1E-2

7.       The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

8.       The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

9.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the day and year written above.

[Risk Retention Consultation Party][Holder of Class
VRR Certificate(s)] [Uncertificated VRR
Interest Owner]

By:
Name:
Title:
Phone:

M-1E-3

EXHIBIT M-1F

FORM OF NOTICE OF EXCLUDED CONTROLLING CLASS HOLDER

[Date]

[master servicer]

[address]

[SPECIAL servicer]

[address]

[Certificate Administrator], as Certificate Administrator
[address]

[TRUSTEE]
[address]

[ASSET REPRESENTATIONS REVIEWER]
[address]

[OPERATING ADVISOR]
[address]

Re:	[certificate caption]

THIS NOTICE IDENTIFIES AN “EXCLUDED CONTROLLING CLASS MORTGAGE LOAN” RELATING TO THE [ISSUING ENTITY], Commercial Mortgage Pass Through Certificates, [SERIES DESIGNATION], REQUIRING ACTION BY YOU AS THE RECIPIENT PURSUANT TO SECTION 4.02(A) OF THE POOLING AND SERVICING AGREEMENT.

In accordance with Section 4.02(a) of the Pooling and Servicing Agreement, dated as of [date] (the “Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator, with respect to the above-referenced certificates (the “Certificates”), the undersigned (the “Excluded Controlling Class Holder”) hereby certifies and agrees as follows:

1.                  The undersigned is [the Controlling Class Representative] [a Controlling Class Certificateholder] as of the date hereof.

2.                  The undersigned has become an Excluded Controlling Class Holder with respect to the following [Mortgage Loan(s)][and][Loan Combination(s)] (“Excluded Controlling Class Mortgage Loans”):

M-1F-1

Mortgage Loan Number	Loan Name	Borrower Name

3.                  As of the date above, the undersigned is the beneficial owner of the following Certificates, and is providing the below information to the addressees hereto for purposes of their compliance with the Pooling and Servicing Agreement, including, among other things, the Certificate Administrator’s determination as to whether a Consultation Termination Event or Control Termination Event is in effect with respect to the Excluded Controlling Class Mortgage Loans listed in paragraph 2 if any such Mortgage Loan is an Excluded Mortgage Loan:

CUSIP	Class	Outstanding Certificate Balance	Initial Certificate Balance

4.                  The undersigned is simultaneously providing notice to the Certificate Administrator in the form of Exhibit M-1G to the Pooling and Servicing Agreement, requesting termination of access to any Excluded Information. The undersigned acknowledges that it is not permitted to access and shall not access any Excluded Information related to the Excluded Controlling Class Mortgage Loans and made available on the Certificate Administrator’s Website or otherwise pursuant to the Agreement unless and until it (i) is no longer an Excluded Controlling Class Holder with respect to such Excluded Controlling Class Mortgage Loans, (ii) has delivered notice of the termination of the related Excluded Controlling Class Holder status and (iii) has submitted a new Investor Certification in accordance with Section 4.02(a) of the Agreement.

5.                  The undersigned agrees to indemnify and hold harmless each party to the Agreement, the Underwriters, the Initial Purchasers and the Trust Fund from any damage, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized access by the undersigned or any agent, employee, representative or person acting on its behalf of any Excluded Information relating to the Excluded Controlling Class Mortgage Loans listed in Paragraph 2 above.

M-1F-2

6.                  The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

7.                  Except with respect to the Excluded Controlling Class Mortgage Loans, the undersigned is requesting access pursuant to the Agreement to certain information (the “Information”) on the Certificate Administrator’s Website. In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with its holding or purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Trustee, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part, unless required to do so by law. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

8.                  To the extent the undersigned receives access to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, the undersigned hereby agrees that it (i) will not directly or indirectly provide such Excluded Information to (A) any related Borrower Party, (B) any Excluded Controlling Class Holder, (C) any employees or personnel of the undersigned, (D) any Affiliate involved in the management of any investment in any related Borrower Party or the related Mortgaged Property or (E) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in any related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

9.                  The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

Capitalized terms used but not defined herein have the respective meanings given to them in the Agreement.

IN WITNESS WHEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the day and year written above.

M-1F-3

[The Controlling Class Representative] [a Controlling Class Certificateholder]

By:
Name:
Title:
Phone
Email:
Address:

M-1F-4

EXHIBIT M-1G

FORM OF NOTICE OF EXCLUDED CONTROLLING CLASS HOLDER TO CERTIFICATE ADMINISTRATOR

[Date]

[Certificate Administrator] [address]

Re:	certificate caption]

In accordance with Section 4.02(a) of the Pooling and Servicing Agreement, dated as of [date] (the “Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator, with respect to the above-referenced certificates (the “Certificates”), the undersigned (the “Excluded Controlling Class Holder”) hereby directs you as follows:

1.                  The undersigned is [the Controlling Class Representative] [a Controlling Class Certificateholder] as of the date hereof.

2.                  The undersigned has become an Excluded Controlling Class Holder with respect to the following [Mortgage Loan(s)][and][Loan Combination(s)] (“Excluded Controlling Class Mortgage Loans”):

Mortgage Loan Number	Loan Name	Borrower Name

3.                  The following [______] USER IDs are affiliated with the undersigned and access to any information on the Certificate Administrator’s Website with respect to the [ISSUING ENTITY]securitization should be revoked as to such users:

M-1G-1

4.                  The undersigned acknowledges that it is not permitted to access and shall not access any Excluded Information with respect to such Excluded Controlling Class Mortgage Loan(s) on the Certificate Administrator’s Website unless and until it (i) is no longer an Excluded Controlling Class Holder with respect to such Excluded Controlling Class Mortgage Loan(s), (ii) has delivered notice of the termination of the related Excluded Controlling Class Holder status and (iii) has submitted an investor certification in the form of Exhibit M-1B to the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the respective meanings given to them in the Agreement.

IN WITNESS WHEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the day and year written above.

[Controlling Class Representative] [a Controlling Class Certificateholder]

By:
Name:
Title:
Phone:
Email:
Address:

Dated:

cc: [DEPOSITOR]

The undersigned hereby acknowledges that
access to [_______] has been revoked for
the users listed in Paragraph 3.

[CERTIFICATE ADMINISTRATOR],

Certificate Administrator

Name:
Title:

M-1G-2

EXHIBIT M-1I

Form of Certification of A Risk Retention Consultation Party

[master servicer]

[address]

[SPECIAL servicer]

[address]

[Certificate Administrator]
[address]

[TRUSTEE]
[address]

[ASSET REPRESENTATIONS REVIEWER]
[address]

[OPERATING ADVISOR]
[address]

[DEPOSITOR]
[address]

Re:	[certificate caption]

In accordance with Section 6.09(i) of, and the definition of “Risk Retention Consultation Party” in, the Pooling and Servicing Agreement, the undersigned hereby certifies and agrees as follows:

1.       The undersigned has been appointed to act as the Risk Retention Consultation Party.

2.       The undersigned’s address for the purposes of Section 12.04 of the Pooling and Servicing Agreement is as follows:

[INSERT ADDRESS OF RISK RETENTION CONSULTATION PARTY]

3.       The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to each of the addressees listed above (a) by overnight courier, (b) mailed by registered mail, postage prepaid or (c) if the electronic mail address of the Certificate Administrator is specified in the notice provisions of the Pooling and Servicing Agreement, by electronic mail.

M-1I-1

4.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[RISK RETENTION CONSULTATION PARTY]

By:
Name:
Title:

Dated:

M-1I-2

EXHIBIT M-2A

FORM OF INVESTOR CERTIFICATION FOR EXERCISING VOTING RIGHTS FOR NON-BORROWER PARTY

[Date]

[Certificate Administrator], as Certificate Administrator
[address]

Attention:	[certificate caption]

In accordance with the requirements for the exercise of Voting Rights pursuant to the Pooling and Servicing Agreement, dated as of [date] (the “Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is a [Certificateholder][Certificate Owner] of Class ___ Certificates [with an aggregate [principal balance][notional amount] of $[________]][representing a [__]% Percentage Interest in the applicable Class].

2.       The undersigned has received a copy of the Prospectus.

3.       The undersigned is not a Borrower Party.

4.       The undersigned is not the Uncertificated VRR Interest Owner.

5.       The undersigned is permitted and intends to exercise Voting Rights under the Agreement and certifies that (please check one of the following):

___	The undersigned is the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or a Mortgage Loan Seller, and the undersigned is not prohibited from such exercise of Voting Rights based on the definition of “Certificateholder” in the Agreement by reason of acting in such capacity.
___	The undersigned is an Affiliate of the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations
M-2A-1

Reviewer or a Mortgage Loan Seller, and the undersigned is not prohibited from such exercise of Voting Rights based on the definition of “Certificateholder” in the Agreement by reason of its Affiliate acting in such capacity.
___	The undersigned is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, a Mortgage Loan Seller or an Affiliate of any of the foregoing.

6.       The undersigned shall be fully liable for any breach of this agreement by itself or any of its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) and shall indemnify the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the day and year written above.

[Certificateholder] [Certificate Owner]
By:
Name:
Title:
Company:
Phone:
M-2A-2

EXHIBIT M-2B

FORM OF INVESTOR CERTIFICATION FOR EXERCISING VOTING RIGHTS FOR BORROWER PARTY

[Date]

[Certificate Administrator], as Certificate Administrator
[address]

Attention:	[certificate caption]

In accordance with the requirements for the exercise of Voting Rights pursuant to the Pooling and Servicing Agreement, dated as of [date] (the “Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is a [Certificateholder][Certificate Owner] of Class ___ Certificates [with an aggregate [principal balance][notional amount] of $[________]][representing a [__]% Percentage Interest in the applicable Class].

2.       The undersigned has received a copy of the Prospectus.

3.       The undersigned is a Borrower Party.

4.       Check one of the following:

  ☐    The undersigned is not the Controlling Class Representative, a Controlling Class Certificateholder.

 ☐    The undersigned is [the Controlling Class Representative] [a Controlling Class Certificateholder]. The undersigned is an Excluded Controlling Class Holder with respect to the following [Mortgage Loan(s)][and][Loan Combination(s)] (“Excluded Controlling Class Mortgage Loans”):

Mortgage Loan Number	Loan Name	Borrower Name

M-2B-1

5.       The undersigned is not the Uncertificated VRR Interest Owner

6.       The undersigned is permitted and intends to exercise Voting Rights under the Agreement and certifies that (please check all that apply):

___	Such exercise of Voting Rights does not involve giving any consent, approval or waiver or taking any other action with respect to any Mortgage Loan as to which the undersigned is a Borrower Party.
___	The undersigned is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, a Mortgage Loan Seller or an Affiliate of any of the foregoing.
___	The undersigned is the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or a Mortgage Loan Seller, and the undersigned is not prohibited from such exercise of Voting Rights based on the definition of “Certificateholder” in the Agreement by reason of acting in such capacity.
___	The undersigned is an Affiliate of the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or a Mortgage Loan Seller, and the undersigned is not prohibited from such exercise of Voting Rights based on the definition of “Certificateholder” in the Agreement by reason of its Affiliate acting in such capacity.
7.	The undersigned shall be fully liable for any breach of this agreement by itself or any of its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) and shall indemnify the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

8.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the day and year written above.

M-2B-2

[Certificateholder] [Certificate Owner]

By:
Name:
Title:
Company:
Phone:

M-2B-3

EXHIBIT M-3

FORM OF ONLINE VENDOR CERTIFICATION

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor. If you represent a Vendor Provider not listed herein and would like access to the information, please contact [the Certificate Administrator’s customer service desk at [telephone number]]

In connection with the [certificate caption] (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is an employee or agent of [___________________] or a market data provider that has been given access to the Distribution Date Statements, CREFC reports and supplemental notices on [___________________] by request of the Depositor.

2.       The undersigned agrees that each time it accesses [________], the undersigned is deemed to have recertified that the representation above remains true and correct.

3.       The undersigned acknowledges and agrees that the provision to it of information and/or reports on [________] is for its own use only, and agrees that it will not disseminate or otherwise make such information available to any other person without the written consent of the Depositor, and any confidentiality agreement applicable to the undersigned with respect to information obtained from the Rule 17g-5 Information Provider’s Website shall also be applicable to information obtained from [________].

4.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement, dated as of [date], between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator.

M-3-1

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[ ]

By:
Name:
Title:
Company:
Phone:

M-3-2

EXHIBIT M-4

FORM OF CONFIDENTIALITY AGREEMENT

[master servicer]

[address]

[special servicer]

[address]

[trustee]
[address]

[depositor]

[address]

Re:	[certificate caption]

Ladies and Gentlemen:

In connection with the [certificate caption] (the “Certificates”), we acknowledge that we will be furnished by [master servicer], as Master Servicer, and [special servicer], as Special Servicer (and may have been previously furnished) with certain information (the “Information”). For the purposes of this letter agreement (this “Agreement”), “Representative” of a Person refers to such Person’s directors, officers, employees, and agents; and “Person” refers to any individual, group or entity.

In connection with and in consideration of our being provided with Information, we hereby acknowledge and agree that we are requesting and will use the Information solely for purposes of making investment decisions and/or exercising the rights of the applicable [Directing Holder][Consulting Party] with respect to the [above-referenced Certificates and the related Mortgage Loans] [[NAME OF SERVICED LOAN COMBINATION] Loan Combination] and will not disclose such Information to any Person other than (i) our Representatives, (ii) our auditors and regulators and (iii) any Person contemplating the purchase of [any Certificate][the [NAME OF SERVICED COMPANION LOAN] Companion Loan] held by the undersigned or of an interest therein (or such outside Persons as are assisting it in making an evaluation in connection with purchasing the [related Certificates][the [NAME OF SERVICED COMPANION LOAN] Companion Loan] (but only if such Persons confirm in writing such contemplation of a prospective ownership interest and agree in writing to keep such Information confidential)), (iv) our accountants and attorneys, and (v) such governmental or banking authorities or agencies to which the undersigned is subject; and such Information will not, without the prior written consent of the Master Servicer or the Special Servicer, as applicable, and the Trustee, be otherwise disclosed by the undersigned or by its Representatives in any manner whatsoever, in whole or in part, unless required to do so by law.

M-4-1

The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Operating Advisor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

This Agreement shall not apply to any of the Information which: (i) is or becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by us or any of our Representatives; (ii) becomes lawfully available to us on a non-confidential basis from a source other than you or one of your Representatives, which source is not bound by a contractual or other obligation of confidentiality to any Person; or (iii) was lawfully known to us on a non-confidential basis prior to its disclosure to us by you.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in that certain Pooling and Servicing Agreement, dated as of [date], between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator.

This Agreement, when signed by us, will constitute our agreement with respect to the subject matter contained herein.

Very truly yours,

[NAME OF ENTITY]

By:
Name:
Title:
Company:
Phone:

cc:	[depositor] Trustee
M-4-2

EXHIBIT M-5

FORM OF NRSRO CERTIFICATION

[Certificate Administrator], as Certificate Administrator
[address]

Re:	[certificate caption]

Ladies and Gentlemen:

In accordance with the requirements for obtaining certain information pursuant to the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator, with respect to the [certificate caption] (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned, a nationally recognized statistical rating organization (“NRSRO”) within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(d)               has provided the Depositor with the appropriate certifications under Exchange Act Rule 17g-5(e); and

(e)               is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Rule 17g-5 Information Provider’s Website pursuant to the provisions of the Pooling and Servicing Agreement, and in consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except to the extent such information has been made available to the general public), and such Information will not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents, or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

2.       The undersigned agrees that each time it accesses the Rule 17g-5 Information Provider’s Website, it is deemed to have recertified that the representations herein contained remain true and correct.

M-5-1

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the day and year first written above.

Very truly yours,

[NRSRO Name]

By:
Name:
Title:
Phone:
Email:

Dated:

M-5-2

EXHIBIT N

CUSTODIAN CERTIFICATION

[DATE]

[All Parties to Pooling and Servicing Agreement]
[Applicable Mortgage Loan Seller]
[Each Underwriter]
[Each Initial Purchaser]

[The related Serviced Companion Loan Holder (upon request, in the case of a Serviced Loan Combination)]

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to [certificate caption]

Ladies and Gentlemen:

In accordance with the provisions of Section 2.02(b) of the Pooling and Servicing Agreement, the undersigned hereby certifies that, with respect to each Mortgage Loan and the Trust Subordinate Companion Loan, and subject to the exceptions noted in the schedule of exceptions attached hereto, (i) all documents specified in clauses (1), (2), (3), (4) (other than with respect to an Outside Serviced Mortgage Loan), (5), (7), (15) and (20) (for any Mortgage Loan or Trust Subordinate Companion Loan that is part of a Loan Combination) of the definition of “Mortgage File” are in its possession or the related Mortgage Loan Seller has otherwise satisfied the delivery requirements in accordance with the related Loan Purchase Agreement; (ii) the recordation/filing contemplated by Section 2.01(c) of the Pooling and Servicing Agreement has been completed (based solely on receipt by the undersigned of the particular recorded/filed documents); (iii) all documents received by the undersigned with respect to such Mortgage Loan or Trust Subordinate Companion Loan have been reviewed by the undersigned and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor), (B) appear to have been executed (where appropriate) and (C) purport to relate to such Mortgage Loan or Trust Subordinate Companion Loan; and (iv) based on the examinations referred to in Section 2.02(a) and Section 2.02(b) of the Pooling and Servicing Agreement and only as to the foregoing documents (together with any Loan Agreement that has been delivered by the related Mortgage Loan Seller), the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv) and (v)(B) of the definition of “Mortgage Loan Schedule” accurately reflects the information set forth in the Mortgage File.

The undersigned makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any such documents contained in each Mortgage File or any of the Mortgage Loans or Trust Subordinate Companion Loan identified in the

N-1-1

Mortgage Loan Schedule, or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan or Trust Subordinate Companion Loan.

Capitalized words and phrases used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement. This Certificate is subject in all respects to the terms of the Pooling and Servicing Agreement.

[CUSTODIAN], as Custodian

By:
Name:
Title:

N-1-2

EXHIBIT M-1D

FORM OF INVESTOR CERTIFICATION for Borrower PartY
(for Persons other than the CONTROLLING CLASS REPRESENTATIVE and/or a Controlling Class Certificateholder, A RISK RETENTION CONSULTATION PARTY, A HOLDER OF CLASS VRR CERTIFICATE(S) AND/OR AN UNCERTIFICATED VRR INTEREST OWNER)

[Date]

[master servicer]

[address]

[SPECIAL servicer]

[address]

[Certificate Administrator], as Certificate Administrator
[address]

[TRUSTEE]
[address]

[ASSET REPRESENTATIONS REVIEWER]
[address]

[OPERATING ADVISOR]
[address]

Re:	[certificate caption]

In accordance with the requirements for obtaining certain information under the Pooling and Servicing Agreement, dated as of [DATE] (the “Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is [the][a] [[investment advisor or manager of a][Certificateholder][Certificate Owner][prospective purchaser] of the Class ___ Certificates][Serviced Companion Loan Holder][Companion Loan Holder Representative].

2.       The undersigned is neither the Controlling Class Representative nor a Controlling Class Certificateholder.

3.       The undersigned is not a Risk Retention Consultation Party and is neither a Holder of any Class VRR Certificate nor an Uncertificated VRR Interest Owner.

M-1D-1

4.       The undersigned has received a copy of the Prospectus.14

5.       The undersigned is a Borrower Party.

6.       The undersigned is requesting access pursuant to the Agreement to the Distribution Date Statement (the “Information”) on the Certificate Administrator’s Website.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with its holding or purchasing the related Certificates or the related Companion Loan (as and if applicable), from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject and, if they execute and deliver a certification substantially similar to this, except from holders, beneficial owners and prospective purchasers of any related Companion Loan Securities (if applicable)), and such Information will not, without the prior written consent of the Trustee, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part, unless required to do so by law.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

7.       The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

8.       The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

9.       The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

10.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

14 Only required for a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or an investment advisor or manager of the foregoing).

M-1D-2

       BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the day and year written above.

[[Investment advisor or manager of a]
[Certificateholder][Certificate Owner][Prospective Purchaser]] [Serviced Companion Loan Holder][Companion Loan Holder Representative]

By:
Name:
Title:
Company:
Phone:

M-1D-3

EXHIBIT W-2

FORM OF ADDITIONAL DISCLOSURE NOTIFICATION (ACCOUNTS)

[Certificate Administrator], as Certificate Administrator
[address]

RE:   **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section 10.04 of the Pooling and Servicing Agreement, dated as of [date] (the “Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator, the undersigned, as [          ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

[With respect to the securitization accounts balance information:

Account Name	Beginning Balance as of MM/DD/YYYY	Ending Balance as of MM/DD/YYYY
Collection Account

Loan Combination Custodial Account(s) :

[_____________] Loan Combination

[_____________] Loan Combination

[_____________] Loan Combination

[_____________] Loan Combination

[_____________] Loan Combination

REO Account(s)

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

W-2-1

Any inquiries related to this notification should be directed to [                              ], phone number: [            ]; email address: [                            ].

[NAME OF PARTY],

as [role]

By:
Name:
Title:

W-2-2

EXHIBIT W-3

Form of Notice of ADDITIONAL

INDEBTEDNESS NOTIFICATION

[Certificate Administrator], as Certificate Administrator
[address]

Ref: [ISSUING ENTITY], Additional Debt Notice for Form 10-D

The following information is being furnished to you for inclusion on Form 10-D pursuant to Section 10.04(c) of the Pooling and Servicing Agreement

	Portfolio Name	Mortgage Loan	Position in Debt Stack	Additional Debt	OPB	OPB Date	Appraised Value	Appraised Value Date	Aggregate LTV	Aggregate NCF DSCR	Aggregate NCF DSCR Date	Primary Servicer	Master Servicer	Lead Servicer	Prospectus ID
1	[ISSUING ENTITY]			$			$		%
	Outside the Trust			$			$		%
	Outside the Trust			$			$		%
	Total			$
2	[ISSUING ENTITY]			$			$		%
	Outside the Trust			$			$		%
	Outside the Trust			$			$		%
	Total			$
3	[ISSUING ENTITY]			$			$		%
	Outside the Trust			$			$		%
	Outside the Trust			$			$		%
	Total			$

W-3-1

EXHIBIT X

FORM OF CERTIFICATION TO BE PROVIDED WITH FORM 10-K

CERTIFICATIONS

I, [identifying the certifying individual], certify that:

1.                  I have reviewed this report on Form 10-K, and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K, of [certificate caption] (the “Exchange Act Periodic Reports”);

2.                  Based on my knowledge, the Exchange Act Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.                  Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act Periodic Reports;

4.                  Based on my knowledge and the servicer compliance statement(s) required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act Periodic Reports, the servicers have fulfilled their obligations under the servicing agreement(s) in all material respects; and

5.                  All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [Master Servicer][Special Servicer][Certificate Administrator][Trustee][Custodian][Operating Advisor] [Outside Servicer][Outside Special Servicer]

Date:

[Signature]
[Title]

X-1

EXHIBIT Y-1

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY THE CERTIFICATE ADMINISTRATOR

Re:	[issuing entity] (the “Trust”), Commercial Mortgage Pass-Through Certificates, [series designation] (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [DEPOSITOR], as depositor, [MASTER SERVICER], as master servicer, [SPECIAL SERVICER], as special servicer, [OPERATING ADVISOR], as operating advisor, [ASSET REPRESENTATIONS REVIEWER], as asset representations reviewer, [CERTIFICATE ADMINISTRATOR], as certificate administrator (the “Certificate Administrator”) and [trustee], as trustee.

I, [identifying the certifying individual], a [title] of [CERTIFICATE ADMINISTRATOR], certify to [depositor] and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.                  I have reviewed the annual report on Form 10-K for the fiscal year 20__, and all reports on Form 10-D and Form 8-K required to be filed in respect of periods covered by that annual report on Form 10-K, of the Trust (the “Exchange Act Periodic Reports”);

2.                  Based on my knowledge, the distribution information in Exchange Act Periodic Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by that report on Form 10-K;

3.                  Based on my knowledge, all of the distribution, servicing and other information required to be provided by the Certificate Administrator pursuant to the Pooling and Servicing Agreement for inclusion in the Exchange Act Periodic Reports is included in such reports; and

4.                  The report on assessment of compliance with servicing criteria for asset-backed securities and the related attestation report on assessment of compliance with servicing criteria for asset-backed securities required to be delivered by the Certificate Administrator in accordance with Section 10.09 and Section 10.10 of the Pooling and Servicing Agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

Y-1-1

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [list applicable transaction parties].

Date:

[                          ]

By:
[Name]

Y-1-2

EXHIBIT Y-2

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
BY THE MASTER SERVICER

Re:	[issuing entity] (the “Trust”), Commercial Mortgage Pass-Through Certificates, [Series designation] (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [depositor], as depositor, [master servicer], as master servicer (the “Master Servicer”), [special servicer], as special servicer (the “Special Servicer”), [operating advisor], as operating advisor, [certificate administrator], as certificate administrator (the “Certificate Administrator”), [asset representations reviewer], as asset representations reviewer and [trustee], as trustee

I, [identify the certifying individual], a [title] of [MASTER SERVICER], certify to [depositor] and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the certification required by the Pooling and Servicing Agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

(1)	I have (or a Servicing Officer under my supervision has) reviewed the servicing reports relating to the Trust delivered by the Master Servicer to the Certificate Administrator covering the fiscal year 20__;
(2)	Based on my knowledge, and assuming the accuracy of the statements required to be made in the corresponding certificate of the Special Servicer (to the extent such statements are relevant to the statements made in this certification by the Master Servicer), the servicing information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these servicing reports;
(3)	Based on my knowledge, and assuming the accuracy of the statements required to be made in the corresponding certificate of the Special Servicer (to the extent such statements are relevant to the statements made in this certification by the Master Servicer), the servicing information required to be provided in these servicing reports to the Certificate Administrator by the Master Servicer under the Pooling and Servicing Agreement is included in the servicing reports delivered by the Master Servicer to the Certificate Administrator;
(4)	I am, or an employee under my supervision is, responsible for reviewing the activities performed by the Master Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the compliance review conducted in preparing the servicer
Y-2-1

compliance statement required under Section 10.08 of the Pooling and Servicing Agreement with respect to the Master Servicer, and except as disclosed in such compliance statement delivered by the Master Servicer under Section 10.08 of the Pooling and Servicing Agreement, the Master Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies; and

(5)	The report on assessment of compliance with servicing criteria for asset-backed securities and the related attestation report on assessment of compliance with servicing criteria for asset-backed securities required to be delivered in accordance with Section 10.09 and Section 10.10 of the Pooling and Servicing Agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

Further, notwithstanding the foregoing certifications, the Master Servicer does not make any certification under the foregoing clauses 1 through 5 that is in turn dependent upon information required to be provided by any sub-servicer acting under a sub-servicing agreement that the Master Servicer entered into in connection with the issuance of the Certificates, or upon the performance by any such sub-servicer of its obligations pursuant to any such sub-servicing agreement, in each case beyond the respective backup certifications actually provided by such sub-servicer to the Master Servicer with respect to the information that is subject of such certification.

Date: _________________________

[                              ]

By:
[Name]

Y-2-2

EXHIBIT Y-3

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
BY THE SPECIAL SERVICER

Re:	[issuing entity] (the “Trust”), Commercial Mortgage Pass-Through Certificates, [Series designation] (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [depositor], as depositor, [master servicer], as master servicer (the “Master Servicer”), [special servicer], as special servicer (the “Special Servicer”), [operating advisor], as operating advisor, [certificate administrator], as certificate administrator (the “Certificate Administrator”), [asset representations reviewer], as asset representations reviewer and [trustee], as trustee

I, [identify the certifying individual], a [title] of [SPECIAL SERVICER], certify to [depositor] and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the certification required by the Pooling and Servicing Agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

1.      Based on my knowledge, the servicing information in the servicing reports or information relating to the Trust delivered by the Special Servicer to the Master Servicer covering the fiscal year 20__, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these servicing reports;

2.      Based on my knowledge, the servicing information required to be provided to the Master Servicer by the Special Servicer under the Pooling and Servicing Agreement for inclusion in the reports to be filed by the Certificate Administrator is included in the servicing reports delivered by the Special Servicer to the Master Servicer;

3.      I am, or an employee under my supervision is, responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the compliance review conducted in preparing the servicer compliance statement required under Section 10.08 of the Pooling and Servicing Agreement with respect to the Special Servicer, and except as disclosed in such compliance statement delivered by the Special Servicer under Section 10.08 of the Pooling and Servicing Agreement, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies; and

4.      The report on assessment of compliance with servicing criteria for asset-backed securities and the related attestation report on assessment of compliance with servicing

Y-3-1

criteria for asset-backed securities required to be delivered in accordance with Section 10.09 and Section 10.10 of the Pooling and Servicing Agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

Date:

[                           ]

By:
[Name]
[Title]

Y-3-2

EXHIBIT Y-4

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
BY THE OPERATING ADVISOR

Re:	[issuing entity] (the “Trust”), Commercial Mortgage Pass-Through Certificates, [Series designation] (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), by and among [depositor], as depositor, [master servicer], as master servicer (the “Master Servicer”), [special servicer], as special servicer (the “Special Servicer”), [operating advisor], as operating advisor (the “Operating Advisor”), [certificate administrator], as certificate administrator (the “Certificate Administrator”), [asset representations reviewer], as asset representations reviewer and [trustee], as trustee

I, [identify the certifying individual], a [title] of [OPERATING ADVISOR], certify to [depositor] and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Sarbanes-Oxley Certification required by Section 10.06 of the Pooling and Servicing Agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

1.      Based on my knowledge, the information required by the Pooling and Servicing Agreement to be provided to the Certificate Administrator by the Operating Advisor covering the fiscal year 20__, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

2.      Based on my knowledge, the information required to be provided to the Certificate Administrator by the Operating Advisor under the Pooling and Servicing Agreement for inclusion in the Exchange Act reports to be filed by the Certificate Administrator is included in the reports delivered by the Operating Advisor to the Certificate Administrator;

3.      I am, or an officer under my supervision is, responsible for reviewing the activities performed by the Operating Advisor under the Pooling and Servicing Agreement and based upon my knowledge the Operating Advisor has, except as described in any information provided to the Certificate Administrator by the Operating Advisor covering the fiscal year 20[__], fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies; and

4.      The report on assessment of compliance with servicing criteria for asset-backed securities and the related attestation report on assessment of compliance with servicing criteria for asset-backed securities required to be delivered in accordance with Section 10.09 and

Y-4-1

Section 10.10 of the Pooling and Servicing Agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

[In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [list applicable transaction parties].]

Date:

[                           ]

By:
[Name]
[Title]

Y-4-2

EXHIBIT Y-5

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
BY THE CUSTODIAN

Re:	[issuing entity] (the “Trust”), Commercial Mortgage Pass-Through Certificates, [Series designation] (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), by and among [depositor], as depositor, [master servicer], as master servicer (the “Master Servicer”), [special servicer], as special servicer (the “Special Servicer”), [operating advisor], as operating advisor (the “Operating Advisor”), [certificate administrator], as certificate administrator (the “Certificate Administrator”), [asset representations reviewer], as asset representations reviewer and [trustee/custodian], as trustee (the “Trustee”) and as custodian (the “Custodian”)

I, [identify the certifying individual], a [title] of [CUSTODIAN], certify to [depositor] and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Sarbanes-Oxley Certification required by Section 10.06 of the Pooling and Servicing Agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

1.      Based on my knowledge, the information required by the Pooling and Servicing Agreement to be provided to the Certificate Administrator by the Custodian covering the fiscal year 20__, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

2.      Based on my knowledge, the information required to be provided to the Certificate Administrator by the Custodian under the Pooling and Servicing Agreement for inclusion in the Exchange Act reports to be filed by the Certificate Administrator is included in the reports delivered by the Custodian to the Certificate Administrator;

3.      I am, or an officer under my supervision is, responsible for reviewing the activities performed by the Custodian under the Pooling and Servicing Agreement and based upon my knowledge the Custodian has, except as described in any information provided to the Certificate Administrator by the Custodian covering the fiscal year 20[__], fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies; and

4.      The report on assessment of compliance with servicing criteria for asset-backed securities and the related attestation report on assessment of compliance with servicing

Y-5-1

criteria for asset-backed securities required to be delivered in accordance with Section 10.09 and Section 10.10 of the Pooling and Servicing Agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [list applicable transaction parties].

Date:

[                           ]

By:
[Name]
[Title]

Y-5-2

EXHIBIT Y-6

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
BY THE TRUSTEE

Re:	[issuing entity] (the “Trust”), Commercial Mortgage Pass-Through Certificates, [Series designation] (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), by and among [depositor], as depositor, [master servicer], as master servicer (the “Master Servicer”), [special servicer], as special servicer (the “Special Servicer”), [operating advisor], as operating advisor (the “Operating Advisor”), [certificate administrator], as certificate administrator (the “Certificate Administrator”), [asset representations reviewer], as asset representations reviewer and [trustee], as trustee (the “Trustee”)

I, [identify the certifying individual], a [title] of [TRUSTEE], certify to [depositor] and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Sarbanes-Oxley Certification required by Section 10.06 of the Pooling and Servicing Agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

1.      Based on my knowledge, the information required by the Pooling and Servicing Agreement to be provided to the Certificate Administrator by the Trustee covering the fiscal year 20__, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

2.      Based on my knowledge, the information required to be provided to the Certificate Administrator by the Trustee under the Pooling and Servicing Agreement for inclusion in the Exchange Act reports to be filed by the Certificate Administrator is included in the reports delivered by the Trustee to the Certificate Administrator;

3.      I am, or an officer under my supervision is, responsible for reviewing the activities performed by the Trustee under the Pooling and Servicing Agreement and based upon my knowledge the Trustee has, except as described in any information provided to the Certificate Administrator by the Trustee covering the fiscal year 20[__], fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies; and

4.      The report on assessment of compliance with servicing criteria for asset-backed securities and the related attestation report on assessment of compliance with servicing criteria for asset-backed securities required to be delivered in accordance with Section 10.09 and

Y-6-1

Section 10.10 of the Pooling and Servicing Agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [list applicable transaction parties].

Date: _________________________

[                           ]

By:
[Name]
[Title]

Y-6-2

EXHIBIT Y-7

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
BY THE asset representations reviewer

Re:	[issuing entity] (the “Trust”), Commercial Mortgage Pass-Through Certificates, [Series designation] (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), by and among [depositor], as depositor, [master servicer], as master servicer (the “Master Servicer”), [special servicer], as special servicer (the “Special Servicer”), [operating advisor], as operating advisor (the “Operating Advisor”), [certificate administrator], as certificate administrator (the “Certificate Administrator”), [asset representations reviewer], as asset representations reviewer (the “Asset Representations Reviewer”) and [trustee], as trustee

I, [identify the certifying individual], a [title] of [asset representations reviewer], certify to [depositor] and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Sarbanes-Oxley Certification required by Section 10.06 of the Pooling and Servicing Agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

1.      Based on my knowledge, the information required by the Pooling and Servicing Agreement to be provided to the Certificate Administrator by the Asset Representations Reviewer covering the fiscal year 20__, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

2.      Based on my knowledge, the information required to be provided to the Certificate Administrator by the Asset Representations Reviewer under the Pooling and Servicing Agreement for inclusion in the Exchange Act reports to be filed by the Certificate Administrator is included in the reports delivered by the Asset Representations Reviewer to the Certificate Administrator;

3.      I am, or an officer under my supervision is, responsible for reviewing the activities performed by the Asset Representations Reviewer under the Pooling and Servicing Agreement and based upon my knowledge the Asset Representations Reviewer has, except as described in any information provided to the Certificate Administrator by the Asset Representations Reviewer covering the fiscal year 20[__], fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies; and

Y-7-1

4.      The report on assessment of compliance with servicing criteria for asset-backed securities and the related attestation report on assessment of compliance with servicing criteria for asset-backed securities required to be delivered in accordance with Section 10.09 and Section 10.10 of the Pooling and Servicing Agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [list applicable transaction parties].

Date: _________________________

[                           ]

By:
[Name]
[Title]

Y-7-2

EXHIBIT Z

FORM 8-K DISCLOSURE INFORMATION

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.07 of the Pooling and Servicing Agreement to disclose to the Depositor, the Certificate Administrator, each Other Depositor and Other Exchange Act Reporting Party to which such Form 8-K Disclosure Information is relevant for Exchange Act reporting purposes, the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has actual knowledge (after complying with its affirmative obligations, if any, under the Pooling and Servicing Agreement to obtain such information) of such information (other than information as to such party itself which such party is obligated to provide). Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus. For this [series designation] Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus.

Item on Form 8-K	Party Responsible
Item 1.01- Entry into a Material Definitive Agreement

Master Servicer, Special Servicer and the Trustee (in the case of the Master Servicer, Special Servicer and the Trustee, only as to agreements it is a party to or entered into on behalf of the Trust)
Certificate Administrator (other than as to agreements to which the Depositor (and no other party to the Pooling and Servicing Agreement) is a party)

Depositor

Item 1.02- Termination of a Material Definitive Agreement

Master Servicer, Special Servicer and the Trustee (in the case of the Master Servicer, Special Servicer and the Trustee, only as to agreements it is a party to or entered into on behalf of the Trust)

Certificate Administrator (other than as to agreements to which the Depositor (and no

Z-1

Item on Form 8-K	Party Responsible
other party to the Pooling and Servicing Agreement) is a party) Depositor
Item 1.03- Bankruptcy or Receivership	Depositor Each Mortgage Loan Seller as to itself Each other party to the Pooling and Servicing Agreement (as to itself)
Item 2.04- Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement	Depositor Certificate Administrator
Item 3.03- Material Modification to Rights of Security Holders	Certificate Administrator
Item 5.03- Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year	Depositor
Item 5.07: Submission of Matters to a Vote of Security Holders	Certificate Administrator Trustee
Item 6.01- ABS Informational and Computational Material	Depositor
Item 6.02- Change of Master Servicer, Special Servicer or Trustee

Master Servicer (as to itself or a servicer retained by it)

Special Servicer (as to itself or a servicer retained by it)

Trustee
Certificate Administrator (as to itself or a servicer retained by it)
Depositor

Item 6.03- Change in Credit Enhancement or Other External Support	Depositor Certificate Administrator
Item 6.04- Failure to Make a Required Distribution	Certificate Administrator
Item 6.05- Securities Act Updating Disclosure	Depositor
Item 7.01- Regulation FD Disclosure	Depositor
Item 8.01 – Other Events	Depositor
Item 9.01 – Financial Statements and Exhibits	Depositor

Z-2

EXHIBIT AA-1

FORM OF POWER OF ATTORNEY FOR MASTER SERVICER

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that [trustee], a [__________________], incorporated and existing under the laws of the State of [________], having its usual place of business at [address], as Trustee (the “Trustee”) for [issuing entity] pursuant to that Pooling and Servicing Agreement, dated as of [date] (the “Agreement”) by and among [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator, hereby constitutes and appoints [master servicer] (the “Servicer”), by and through the Servicer’s officers, the Trustee’s true and lawful Attorney-in-Fact, in the Trustee’s name, place and stead and for the Trustee’s benefit, in connection with all mortgage loans (the “Mortgage Loans”) and Trust Subordinate Companion Loan serviced by the Servicer and all properties (“Properties”) administered by the Servicer pursuant to the Agreement, to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate to effectuate the enumerated transactions described in items (1) through (12) below with respect to the Mortgage Loans, the Trust Subordinate Companion Loan and Properties; provided however, that the documents described below may only be executed and delivered by such Attorneys-in-Fact if such documents are required or permitted under the Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Agreement.

1.	The endorsement on behalf of the Trustee of all checks, drafts and/or other negotiable instruments made payable to the Trustee and draw upon, replace, substitute, release or amend letters of credit standing as collateral securing any Mortgage Loan (or Trust Subordinate Companion Loan).

2.	The modification or re-recording of a Mortgage or Deed of Trust, where said modification or re-recording is solely for the purpose of correcting such Mortgage or Deed of Trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued; provided that said modification or re-recording, in either instance, (i) does not adversely affect the lien of the Mortgage or Deed of Trust as insured and (ii) otherwise conforms to the provisions of the Agreement.

3.	The subordination of the lien of a Mortgage or Deed of Trust to an easement in favor of a public utility company or a government agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfactions/releases, partial reconveyances or the execution of requests to trustees to accomplish same.

AA-1-1

4.	The conveyance of any property to the mortgage insurer, or the closing of title to any mortgaged property (a “Mortgaged Property”) to be acquired as Property, or conveyance of title to any Property.

5.	The completion of loan assumption agreements and transfers of interest in borrower entities.

6.	The full satisfaction/release of a Mortgage or Deed of Trust or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related promissory note.

7.	The assignment of any Mortgage or Deed of Trust and the related promissory note and other loan documents, in connection with the purchase or repurchase of the Mortgage Loan secured and evidenced thereby.

8.	The full assignment of a Mortgage or Deed of Trust upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related promissory note and other loan documents.

9.	The full enforcement of and preservation of the Trustee’s interests in any Mortgage or Deed of Trust or the related promissory note, and in the proceeds thereof, by way of, including but not limited to, foreclosure, the taking of a deed-in-lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or the termination, cancellation or rescission of any such foreclosure, the initiation, prosecution and completion of eviction actions or proceedings with respect to, or the termination, cancellation or rescission of any such eviction actions or proceedings, and the pursuit of title insurance, hazard insurance and claims in bankruptcy proceedings, including, without limitation, any and all of the following acts:

a.	the substitution of trustee(s) serving under a Deed of Trust, in accordance with state law and such Deed of Trust;

b.	the preparation and issuance of statements of breach or non-performance;

c.	the preparation and filing of notices of default and/or notices of sale;

d.	the cancellation/rescission of notices of default and/or notices of sale;

e.	the filing, prosecution and defense of claims, and the appearance on behalf of the Trustee, in bankruptcy cases affecting any Mortgage or Deed of Trust or the related promissory note;

AA-1-2

f.	the preparation and service of notices to quit and all other documents necessary to initiate, prosecute and complete eviction actions or proceedings;

g.	the tendering, filing, prosecution and defense, as applicable, of hazard insurance and title insurance claims, including but not limited to appearing on behalf of the Trustee in quiet title actions; and

h.	the preparation and execution of such other documents and the performance of such other actions as may be necessary under the terms of the Mortgage, Deed of Trust or state law to expeditiously complete said transactions in paragraphs 9.a. through 9.h. above.

10.	The sale of property acquired through a foreclosure or deed-in lieu of foreclosure, including, without limitation, the execution of the following documentation:

a.	listing agreements;
b.	purchase and sale agreements;
c.	grant/warranty/quit claim deeds or any other deed causing the transfer of title of the property to a party contracted to purchase same;
d.	escrow instructions; and
e.	any and all documents necessary to effect the transfer of property.

11.	The modification or amendment of escrow agreements established for repairs to any Mortgaged Property or reserves for replacement of personal property.

12.	The execution and delivery of the following:

a.	any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the Mortgage, Deed of Trust or other security document in the related mortgage file or the related Mortgaged Property and other related collateral;

b.	any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, or of partial or full defeasance, and all other comparable instruments; and

c.	any and all assumptions, modifications, waivers, substitutions, extensions, amendments, consents to transfers of interests in borrowers, consents to any subordinate financings to be secured by any related Mortgaged Property, consents to any mezzanine financing to be secured by the ownership interests in a borrower, consents to and monitoring of the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property, or otherwise, documents relating to the management, operation, maintenance, repair,
AA-1-3

leasing and marketing of the related Mortgaged Properties (including agreements and requests by any borrower with respect to modifications of the standards of operation and management of such Mortgaged Properties or the replacement of asset managers), documents exercising any or all of the rights, powers and privileges granted or provided to the holder of any Mortgage Loan (or Trust Subordinate Companion Loan, as applicable) under the related loan documents, lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements, any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Properties, instruments relating to the custody of any collateral that now secures or hereafter may secure any Mortgage Loan (or Trust Subordinate Companion Loan, as applicable) and any other consents.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-Fact shall be effective as of [EXECUTION DATE OF POA].

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

Solely to the extent that the Servicer has the power to delegate its rights or obligations under the Agreement, the Servicer also has the power to delegate the authority given to it by Deutsche Bank Trust Company Americas, as Trustee, under this Limited Power of Attorney, for purposes of performing its obligations and duties by executing such additional powers of attorney in favor of its attorneys-in-fact as are necessary for such purpose. The Servicer's attorneys-in-fact shall have no greater authority than that held by the Servicer.

Nothing contained herein shall: (i) limit in any manner any indemnification provided to the Trustee under the Agreement, (ii) limit in any manner the rights and protections afforded the Trustee under the Agreement, or (iii) be construed to grant the Servicer the power to initiate or defend any suit, litigation or proceeding in the name of [trustee] except as specifically provided for herein. If the Servicer receives any notice of suit, litigation or proceeding in the name of [trustee], then the Servicer shall promptly forward a copy of same to the Trustee.

This limited power of attorney is not intended to extend the powers granted to the Servicer under the Agreement or to allow the Servicer to take any action with respect to Mortgages, Deeds of Trust or the related promissory notes not authorized by the Agreement.

The Servicer hereby agrees to indemnify and hold the Trustee and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or

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nature whatsoever incurred by reason or result of or in connection with the exercise by the Servicer, or its attorneys-in-fact, of the powers granted to it hereunder. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of the Trustee under the Agreement.

This Limited Power of Attorney is entered into and shall be governed by the laws of the State of New York, without regard to conflicts of law principles of such state.

Third parties without actual notice may rely upon the exercise of the power granted under this Limited Power of Attorney; and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation has been made in writing by the undersigned.

IN WITNESS WHEREOF, [trustee], as Trustee for [issuing entity] has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this ___________ day of ____________.

[trustee],
as Trustee for [issuing entity]

By:
Name:
Title:

Prepared by:

Name:

Witness:

Witness:

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of _________}

County of _________}

On ________________________, before me, _________________________________Notary

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Public, personally appeared ___________________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of [_________] that the foregoing paragraph is true and correct.

Witness my hand and official seal.

Notary signature

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EXHIBIT AA-2

FORM OF POWER OF ATTORNEY FOR SPECIAL SERVICER

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that [trustee], a [____________________], incorporated and existing under the laws of the State of [________], having its usual place of business at [address], as Trustee (the “Trustee”) for [issuing entity] pursuant to that Pooling and Servicing Agreement, dated as of [date] (the “Agreement”) by and among [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator, hereby constitutes and appoints [special servicer] (the “Special Servicer”), by and through the Special Servicer’s officers, the Trustee’s true and lawful Attorney-in-Fact, in the Trustee’s name, place and stead and for the Trustee’s benefit, in connection with all mortgage loans (the “Mortgage Loans”) and Trust Subordinate Companion Loan serviced by the Special Servicer and all properties (“REO Properties”) administered by the Special Servicer pursuant to the Agreement, to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate to effectuate the enumerated transactions described in items (1) through (12) below with respect to the Mortgage Loans, the Trust Subordinate Companion Loan and REO Properties; provided however, that the documents described below may only be executed and delivered by such Attorneys-in-Fact if such documents are required, permitted or contemplated under the Agreement pursuant to the authority granted Special Servicer therein. Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Agreement.

1.	The endorsement on behalf of the Trustee of all checks, drafts and/or other negotiable instruments made payable to the Trustee and draw upon, replace, substitute, release or amend letters of credit standing as collateral securing any Mortgage Loan (or Trust Subordinate Companion Loan).

2.	The modification or re-recording of a Mortgage or Deed of Trust, where said modification or re-recording is solely for the purpose of correcting such Mortgage or Deed of Trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued; provided that said modification or re-recording, in either instance, (i) does not adversely affect the lien of the Mortgage or Deed of Trust as insured and (ii) otherwise conforms to the provisions of the Agreement.

3.	The subordination of the lien of a Mortgage or Deed of Trust to an easement in favor of a public utility company or a government agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfactions/releases, partial reconveyances or the execution of requests to trustees to accomplish same.

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4.	The conveyance of any property to the mortgage insurer, or the closing of title to any mortgaged property (a “Mortgaged Property”) to be acquired as REO Property, or conveyance of title to any REO Property.

5.	The completion of loan assumption agreements and transfers of interest in borrower entities.

6.	The full satisfaction/release of a Mortgage or Deed of Trust or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related promissory note.

7.	The assignment of any Mortgage or Deed of Trust and the related promissory note and other loan documents, in connection with the purchase or repurchase of the Mortgage Loan secured and evidenced thereby.

8.	The full assignment of a Mortgage or Deed of Trust upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related promissory note and other loan documents.

9.	The full enforcement of and preservation of the Trustee’s interests in any Mortgage or Deed of Trust or the related promissory note, and in the proceeds thereof, by way of, including but not limited to, foreclosure, the taking of a deed-in-lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or the termination, cancellation or rescission of any such foreclosure, the initiation, prosecution and completion of eviction actions or proceedings with respect to, or the termination, cancellation or rescission of any such eviction actions or proceedings, and the pursuit of title insurance, hazard insurance and claims in bankruptcy proceedings, including, without limitation, any and all of the following acts:

a.	the substitution of trustee(s) serving under a Deed of Trust, in accordance with state law and such Deed of Trust;

b.	the preparation and issuance of statements of breach or non-performance;

c.	the preparation and filing of notices of default and/or notices of sale;

d.	the cancellation/rescission of notices of default and/or notices of sale;

e.	the taking of deed-in-lieu of foreclosure;

f.	the filing, prosecution and defense of claims, and the appearance on behalf of the Trustee, in bankruptcy cases affecting any Mortgage or Deed of Trust or the related promissory note;

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g.	the preparation and service of notices to quit and all other documents necessary to initiate, prosecute and complete eviction actions or proceedings;

h.	the tendering, filing, prosecution and defense, as applicable, of hazard insurance and title insurance claims, including but not limited to appearing on behalf of the Trustee in quiet title actions; and

i.	the preparation and execution of such other documents and the performance of such other actions as may be necessary under the terms of the Mortgage, Deed of Trust or state law to expeditiously complete said transactions in paragraphs 9.a. through 9.h. above.

10.	The sale of property acquired through a foreclosure or deed-in lieu of foreclosure, including, without limitation, the execution of the following documentation:

a.	listing agreements;
b.	purchase and sale agreements;
c.	grant/warranty/quit claim deeds or any other deed causing the transfer of title of the property to a party contracted to purchase same;
d.	escrow instructions; and
e.	any and all documents necessary to effect the transfer of property.

11.	The modification or amendment of escrow agreements established for repairs to any Mortgaged Property or reserves for replacement of personal property.

12.	The execution and delivery of the following:

a.	any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the Mortgage, Deed of Trust or other security document in the related mortgage file or the related Mortgaged Property and other related collateral;

b.	any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, or of partial or full defeasance, and all other comparable instruments; and

c.	any and all assumptions, modifications, waivers, substitutions, extensions, amendments, consents to transfers of interests in borrowers, consents to any subordinate financings to be secured by any related Mortgaged Property, consents to any mezzanine financing to be secured by the ownership interests in a borrower, consents to and monitoring of the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property, REO Property or otherwise, documents relating to the management,
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operation, maintenance, repair, leasing and marketing of the related Mortgaged Properties (including agreements and requests by any borrower with respect to modifications of the standards of operation and management of such Mortgaged Properties or the replacement of asset managers) or REO Properties, documents exercising any or all of the rights, powers and privileges granted or provided to the holder of any Mortgage Loan (or Trust Subordinate Companion Loan, as applicable) under the related loan documents, lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements, any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Properties or REO Properties, instruments relating to the custody of any collateral that now secures or hereafter may secure any Mortgage Loan (or Trust Subordinate Companion Loan, as applicable) and any other consents.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-Fact shall be effective as of [EXECUTION DATE OF POA].

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

Solely to the extent that the Special Servicer has the power to delegate its rights or obligations under the Agreement, the Special Servicer also has the power to delegate the authority given to it by Deutsche Bank Trust Company Americas, as Trustee, under this Limited Power of Attorney, for purposes of performing its obligations and duties by executing such additional powers of attorney in favor of its attorneys-in-fact as are necessary for such purpose. The Special Servicer's attorneys-in-fact shall have no greater authority than that held by the Special Servicer.

Nothing contained herein shall: (i) limit in any manner any indemnification provided to the Trustee under the Agreement, (ii) limit in any manner the rights and protections afforded the Trustee under the Agreement, or (iii) be construed to grant the Special Servicer the power to initiate or defend any suit, litigation or proceeding in the name of [trustee] except as specifically provided for herein. If the Special Servicer receives any notice of suit, litigation or proceeding in the name of [trustee], then the Special Servicer shall promptly forward a copy of same to the Trustee.

This limited power of attorney is not intended to extend the powers granted to the Special Servicer under the Agreement or to allow the Special Servicer to take any action with respect to Mortgages, Deeds of Trust or the related promissory notes not authorized by the Agreement.

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The Special Servicer hereby agrees to indemnify and hold the Trustee and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by reason or result of or in connection with the exercise by the Special Servicer, or its attorneys-in-fact, of the powers granted to it hereunder. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of the Trustee under the Agreement.

This Limited Power of Attorney is entered into and shall be governed by the laws of the State of New York, without regard to conflicts of law principles of such state.

Third parties without actual notice, and without further inquiry, may rely upon the exercise of the power granted under this Limited Power of Attorney; and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation has been made in writing by the undersigned.

IN WITNESS WHEREOF, [trustee], as Trustee for [issuing entity] has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this ___________ day of ____________.

[trustee],
as Trustee for [issuing entity]

By:
Name:
Title:

Prepared by:

Name:

Witness:

Witness:

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

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State of _________}

County of ________}

On ________________________, before me, _________________________________Notary Public, personally appeared ___________________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of [_________] that the foregoing paragraph is true and correct.

Witness my hand and official seal.

Notary signature

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EXHIBIT BB

CLASS A-AB SCHEDULED PRINCIPAL BALANCE

Distribution Date	Balance	Distribution Date	Balance

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EXHIBIT CC-1

FORM OF TRANSFEROR CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

[depositor]

[address]

Re:	[certificate caption]

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right (as defined below) established under the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [depositor], as Depositor, [master servicer], as Master Servicer, [special servicer], as Special Servicer, [operating advisor], as Operating Advisor, [trustee], as Trustee, [asset representations reviewer], as Asset Representations Reviewer and [certificate administrator], as Certificate Administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Depositor, that:

1.       The Transferor is the lawful owner of the right to receive the Excess Servicing Fees (the “Excess Servicing Fee Right”), with the full right to transfer the Excess Servicing Fee Right free from any and all claims and encumbrances whatsoever.

2.       Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any Person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any Person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any Person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the

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Securities Act or any state securities laws, or would require registration or qualification of the Excess Servicing Fee Right pursuant to the Securities Act or any state securities laws.

Very truly yours,

By:
Name:
Title:

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EXHIBIT CC-2

FORM OF TRANSFEREE CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

[depositor]
[address]

[master servicer]

[address]

Re:	[certificate caption]

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [depositor], as Depositor, [master servicer], as Master Servicer, [special servicer], as Special Servicer, [operating advisor], as Operating Advisor, [trustee], as Trustee, [asset representations reviewer], as Asset Representations Reviewer and [certificate administrator], as Certificate Administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as the Depositor and the Master Servicer, that:

1.       The Transferee is acquiring the right to receive Excess Servicing Fees (the “Excess Servicing Fee Right”) for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.

2.       The Transferee understands that (a) the Excess Servicing Fee Right has not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee, Certificate Administrator or the Certificate Registrar is obligated so to register or qualify the Excess Servicing Fee Right, and (c) the Excess Servicing Fee Right may not be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and (A) the Depositor has received a certificate from the prospective transferor substantially in the form attached as Exhibit CC-1 to the Pooling and Servicing Agreement, and (B) each of [master servicer] and the Depositor has received a certificate from the prospective transferee substantially in the form attached as Exhibit CC-2 to the Pooling and Servicing Agreement.

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3.       The Transferee understands that it may not sell or otherwise transfer the Excess Servicing Fee Right or any interest therein except in compliance with the provisions of Section 3.12 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed.

4.       Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any Person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any Person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any Person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act, would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Excess Servicing Fee Right pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any Person to act, in any manner set forth in the foregoing sentence with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security.

5.       The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Excess Servicing Fee Right and any payments thereon, (c) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Mortgage Loans, and (e) all related matters that it has requested.

6.       The Transferee is (a) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or (b) an “accredited investor” as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs. The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Excess Servicing Fee Right; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

7.       The Transferee agrees (i) to keep all information relating to the Trust, the Trust Fund and the parties to the Pooling and Servicing Agreement, and made available to it, confidential, (ii) not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificate pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives (collectively, “Representatives”) not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than the Transferee’s auditors, legal

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counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such Person or has become generally available to the public other than as a result of disclosure by such Person; provided, however, that the Transferee or any of its Representatives may provide all or any part of such information to any other Person who is contemplating an acquisition of the Excess Servicing Fee Right if, and only if, such other Person (x) confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such other Person’s auditors, legal counsel and regulators.

8.       The Transferee acknowledges that the holder of the Excess Servicing Fee Right shall not have any rights under the Pooling and Servicing Agreement except as set forth in Section 3.12 of the Pooling and Servicing Agreement, and that the Excess Servicing Fee Rate may be reduced to the extent provided in the Pooling and Servicing Agreement.

Very truly yours,

By:
Name:
Title:

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EXHIBIT DD

FORM OF NOTICE AND CERTIFICATION REGARDING DEFEASANCE OF MORTGAGE LOAN

To:	[rating agencies – repeat as necessary] [address]
From:	[master servicer], in its capacity as Master Servicer (the “Master Servicer”) under the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator.
Date:	____________, 20___
Re:	[certificate caption] Mortgage Loan (the “Subject Mortgage Loan”) [and the Trust Subordinate Companion Loan] heretofore secured by real property known as ____________ [Include the following if there is pari passu or AB debt: as evidenced by that certain Promissory Note [__] in the amount of $____________, which Promissory Note [__] is owned by the Trust, and Promissory Note [__] in the amount of $_____________, which Promissory Note [__] is owned by ________________.

Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

THE STATEMENTS SET FORTH BELOW ARE MADE (A) TO THE BEST KNOWLEDGE OF THE UNDERSIGNED BASED UPON DUE DILIGENCE CONSISTENT WITH THE SERVICING STANDARD SPECIFIED IN THE POOLING AND SERVICING AGREEMENT (THE “SERVICING STANDARD”), AND (B) WITHOUT INTENDING TO WARRANT THE ACCURACY THEREOF OR UNDERTAKE ANY DUTY OR STANDARD OF CARE GREATER THAN THE DUTIES OF SERVICER UNDER THE POOLING AND SERVICING AGREEMENT AND THE SERVICING STANDARD.

We hereby notify you and confirm that each of the following is true, subject to those exceptions, if any, set forth on Exhibit A hereto, which exceptions the Master Servicer has determined, consistent with the Servicing Standard, will have no material adverse effect on the Subject Mortgage Loan or the defeasance transaction:

1.                              The Mortgagor has consummated a defeasance of the Subject Mortgage Loan [and the Trust Subordinate Companion Loan] of the type checked below:**

DD-1

____ a full defeasance of the entire outstanding principal balance ($____________) of the Subject Mortgage Loan [and the Trust Subordinate Companion Loan]; or

____ a partial defeasance of a portion ($____________) of the Subject Mortgage Loan [and the Trust Subordinate Companion Loan] that represents ___% of the entire principal balance of the Subject Mortgage Loan ($____________).

2.                               The defeasance was consummated on ____________, 20__.

3.                            The defeasance was completed in all material respects in accordance with the conditions for defeasance specified in the Loan Documents and in accordance with the Servicing Standard.

[Include the following if there is pari passu or AB debt:

4.                               In accordance with the Loan Documents, the defeasance occurred such that:

____ Promissory Notes [__] and [__] were defeased simultaneously in their entirety; or

____ Promissory Note [__] was paid off in full.]

5.                               To the knowledge of the Master Servicer any other debt related to the Subject Mortgage Loan [and the Trust Subordinate Companion Loan] (including mezzanine debt, senior secured debt, pari passu debt or subordinate secured debt was either paid off in full or defeased. Such debt consists of the following: [Describe debt and holder of the debt and if it was paid off or defeased].

6.                               The defeasance collateral consists only of one or more of the following: (i) direct debt obligations of the U.S. Treasury, (ii) direct debt obligations of the Federal National Mortgage Association, (iii) direct debt obligations of the Federal Home Loan Mortgage Corporation, (iv) interest-only direct debt obligations of the Resolution Funding Corporation, (v) consolidated debt obligations of the Federal Home Loan Bank or (vi) securities covered by the Federal Deposit Insurance Corporation’s (the “FDIC”) Temporary Liquidity Guarantee Program (“TLGP”). Based upon a written report from an independent certified accountant, such defeasance collateral consists of securities that (i) if they include a principal obligation, the principal due at maturity cannot vary or change, (ii) provide for interest at a fixed rate and (iii) are not callable prior to their respective maturity dates. In addition, if the defeasance collateral contains any TLGP securities, then:

●	Such securities are eligible under TLGP;
●	The master servicer (and the trustee, if it serves as the back-up advancing agent for the transaction) has waived its right to (i) collect interest on
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advances made on behalf of the borrower holding TLGP securities, and (ii) collect for expenses incurred in making demand on the FDIC;

●	If the TLGP debt is to be used to satisfy a balloon payment, a reserve conforming to the criteria for eligible accounts was funded with a minimum of 90 days interest on the defeasance collateral to cover potential delays in receipt of the balloon payment;
●	The TLGP securities mature before June 30, 2012; and
●	The master servicer’s error and omissions insurance policy covers losses to the CMBS trust caused by the master servicer’s failure to make timely demand on the FDIC’s guarantee.

7.                              After the defeasance, the defeasance collateral will be owned by an entity (the “Defeasance Obligor”) that: (i) is the original Mortgagor, (ii) is a Single-Purpose Entity (as described in S&P’s criteria), (iii) is subject to restrictions in its organizational documents substantially similar to those contained in the organizational documents of the original Mortgagor with respect to bankruptcy remoteness and single purpose, (iv) has been designated as the Defeasance Obligor by the originator of the Subject Mortgage Loan pursuant to the terms of the Loan Documents, or (v) has previously received confirmation from Standard & Poor’s that the organizational documents of such Defeasance Obligor conform with applicable Standard & Poor’s criteria. The Defeasance Obligor owns no assets other than defeasance collateral and (only in the case of the original Mortgagor) real property securing one or more Mortgage Loans included in the pool under the Pooling and Servicing Agreement (the “Pool”).

8.                               If such Defeasance Obligor (together with its affiliates) holds more than one defeased loan, it does not (together with its affiliates) hold defeased loans aggregating more than $35 Million or more than five percent (5%) of the aggregate certificate balance of the Certificates, as of the date of the most recent Certificate Administrator’s Distribution Date Statement received by the Master Servicer (the “Current Report”), except to the extent the Defeasance Obligor is of the type specified in paragraph 7(v) above or the original Loan Documents do not limit the amount of defeased loans that it may hold.

9.                               The defeasance documents require that the defeasance collateral be credited to an eligible account (as defined in S&P’s criteria) that must be maintained as a securities account by a securities intermediary that is at all times an Eligible Institution (as defined in S&P’s criteria). The securities intermediary may reinvest proceeds of the defeasance collateral only in Permitted Investments (as defined in the Pooling and Servicing Agreement or as defined in the documents evidencing defeasance).

10.                       The securities intermediary is obligated to pay from the proceeds of the defeasance collateral, directly to the Master Servicer’s collection account, all scheduled payments on the Subject Mortgage Loan [and the Trust Subordinate Companion Loan] or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased including any defeasance premiums set forth in the loan documents (the “Scheduled Payments”).

DD-3

11.                          The Master Servicer received written confirmation from an independent certified public accountant stating that (i) revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Monthly Payments including the payment in full of the Subject Mortgage Loan [and the Trust Subordinate Companion Loan] (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date), (ii) except as otherwise disclosed in the written report from an independent certified public accountant, [and disclosed below,] the revenues received in any month from the defeasance collateral will be applied to make Monthly Payments within four (4) months after the date of receipt, (iii) the defeasance collateral is not callable prior to their respective maturity dates, and (iv) interest income from the defeasance collateral to the Defeasance Obligor in any tax year will not exceed such Defeasance Obligor’s interest expense for the Subject Mortgage Loan [and the Trust Subordinate Companion Loan] (or the allocated portion thereof in a partial defeasance) for such year, other than in the year in which the Maturity Date or Anticipated Repayment Date will occur, when interest income will exceed interest expense.

12.                        The Master Servicer received opinions of counsel that, subject to customary qualifications, (i) the defeasance will not cause either Trust REMIC to fail to qualify as a REMIC for purpose of the Code, (ii) the agreements executed by the Mortgagor and the Defeasance Obligor in connection with the defeasance are enforceable against them in accordance with their terms, [and] (iii) the Trustee will have a perfected, first priority security interest in the defeasance collateral.

13.                         The agreements executed in connection with the defeasance (i) prohibit subordinate liens against the defeasance collateral, (ii) provide for payment from sources other than the defeasance collateral of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor, (iii) permit release of surplus defeasance collateral and earnings on reinvestment to the Defeasance Obligor only after the Subject Mortgage Loan [and the Trust Subordinate Companion Loan] has been paid in full, (iv) include representations and/or covenants of the Mortgagor and/or securities intermediary substantially as set forth on Exhibit B hereto, (v) provide for survival of such representations; and (vi) do not permit waiver of such representations and covenants.

14.                         At the time of the defeasance of the Subject Mortgage Loan, the Subject Mortgage Loan is (x) not one of the ten largest Mortgage Loans by Stated Principal Balance, (y) a Mortgage Loan with a Stated Principal Balance equal to or less than $[________] and (z) a Mortgage Loan that represents less than [__]% of the Stated Principal Balance of all Mortgage Loans.

15.                        Copies of all material agreements, instruments, organizational documents, opinions of counsel, accountant’s report and other items delivered in connection with the defeasance will be provided to you upon request.

16.                         The individual executing this notice is an authorized officer or a servicing officer of the Master Servicer.

DD-4

IN WITNESS WHEREOF, the Master Servicer has caused this notice to be executed as of the date captioned above.

[MASTER SERVICER]

By:
Name:
Title:

DD-5

EXHIBIT A

Exceptions

A-1

EXHIBIT B

Sample Perfected Security Interest Representations

General:

1.                               [The defeasance agreements] create a valid and continuing security interest (as defined in the applicable UCC) in the [Collateral, Securities Account and Deposit Account] in favor of the [Secured Party], which security interest is prior to all other [Liens], and is enforceable as such as against creditors of and purchasers from [Debtor].

Note that “Collateral” means securities, permitted investments and other assets credited to securities accounts.

1.                               The [Deposit Account] constitutes a “deposit account” within the meaning of the applicable UCC.

2.                               All of the [Collateral] has been and will have been credited to a [Securities Account]. The securities intermediary for the [Securities Account] has agreed to treat all assets credited to the [Securities Account] as “financial assets” within the meaning of the UCC.

Creation:

1.                                The Defeasance Account Agreement provides that the Pledgee shall have “control” (as defined in the applicable UCC).

2.                              [Debtor] has received all consents and approvals required by the terms of the [Collateral] to the transfer to the [Secured Party] of its interest and rights in the [Collateral] hereunder.

Perfection:

1.                                [Debtor] has caused or will have caused, within ten (10) days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted in the [Collateral, Securities Account and Deposit Account] to the [Secured Party] hereunder.

2.                              [Debtor] has delivered to[Secured Party] a fully executed agreement pursuant to which the securities intermediary or the account bank has agreed to comply with all instructions originated by the [Secured Party] relating to the [Securities Account] or directing disposition of the funds in the [Deposit Account] without further consent by the [Debtor].

3.                               [Debtor] has taken all steps necessary to cause the securities intermediary to identify in its records the [Secured Party] as the person having a security entitlement against the securities intermediary in the [Securities Account].

B-1

4.                               To the extent a Deposit Account exists, [Debtor] has taken all steps necessary to cause [Secured Party] to become the account holder of the [Deposit Account].

Priority:

1.                               Other than the security interest granted to the [Secured Party] pursuant to this Agreement, [Debtor] has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the [Collateral, Securities Account and Deposit Account]. [Debtor] has not authorized the filing of and is not aware of any financing statements against [Debtor] that include a description of collateral covering the [Collateral, Securities Account and Deposit Account] other than any financing statement relating to the security interest granted to the [Secured Party] hereunder or that has been terminated. Debtor is not aware of any judgment or tax lien filings against [Debtor].

2.                               The [Securities Account and Deposit Account] are not in the name of any person other than the [Debtor] or the [Secured Party]. The [Debtor] has not consented to the securities intermediary of any [Securities Account] or the account bank of any [Deposit Account] to comply with entitlement orders or instructions of any person other than the [Secured Party].

B-2

EXHIBIT EE

FORM OF NOTICE OF EXCHANGE OF EXCHANGEABLE CERTIFICATES

[Date]

[Certificateholder Letterhead]

[Certificate Registrar],
                 as Certificate Registrar
[address]

[Certificate Administrator],
                 as Certificate Administrator
[address]

Re:	[certificate caption]

Ladies and Gentlemen:

Pursuant to the terms of the Pooling and Servicing Agreement, dated as of [date] (the “Pooling and Servicing Agreement”), between [depositor], as Depositor, [master servicer], as Master Servicer, [special servicer], as Special Servicer, [operating advisor], as Operating Advisor, [trustee], as Trustee, [asset representations reviewer], as Asset Representations Reviewer and [certificate administrator], as Certificate Administrator, and executed in connection with the above referenced transaction, we hereby (i) certify that as of the date above, the undersigned is the beneficial owner of the Exchangeable Certificates described on the attached Schedule I, is duly authorized to deliver this notice to the Certificate Administrator and that such power has not been granted or assigned to any other Person and the Certificate Administrator may conclusively rely upon this notice and (ii) give notice of our intent to present and surrender the Exchangeable Certificates specified on Schedule I attached hereto and all of our right, title and interest in and to such Exchangeable Certificates, including all payments of interest thereon received after [_____________], in exchange for the corresponding Exchangeable Certificates specified on Schedule I attached hereto. We propose an Exchange Date of [______].

We agree that upon such exchange, our interests in the portions of the Exchangeable Certificates surrendered in exchange shall be reduced and our interest in the portion of the Exchangeable Certificate received in such exchange shall be increased. We confirm that no such exchange will be effected until we pay a fee to the Certificate Administrator in an amount equal to $[______] (together with any other expenses related to such exchange (including fees charged by the Depository, if applicable)).

[[If Applicable] Our Depository participant number is [________].]

EE-1

Capitalized terms used in this notice but not defined herein have the meanings assigned to them in the Pooling and Servicing Agreement.

Sincerely,

[_____________]

By:
[Name]
[Title]

[Medallion Stamp Guarantee]

EE-2

Schedule I

EE-3

EXHIBIT FF

FORM OF NOTICE REGARDING OUTSIDE

SERVICED TRUST LOAN

[Date]

[outside Trustee] [address]	[outside certificate administrator] [address]
[outside master servicer], as Master Servicer [address]	[outside special servicer], as Special Servicer [address]
[outside operating advisor] [address]

Re:	[certificate caption related to outside serviced loan]

Ladies and Gentlemen:

Reference is hereby made to the Pooling and Servicing Agreement, dated as of [date] (the “[outside servicing agreement]”), between [outside depositor], as depositor, [outside master servicer], as master servicer, [outside special servicer], as special servicer, [outside operating advisor], as operating advisor, [outside trustee], as trustee and [outside certificate administrator], as certificate administrator. Capitalized terms used but not defined herein shall have the meanings given to them in the [outside servicing agreement].

The undersigned is the certificate administrator under the Pooling and Servicing Agreement, dated as of [date] (the “[__] PSA”), between [depositor], as depositor, [master servicer], as master servicer (the “[___] Master Servicer”), [special servicer], as special servicer (the “[___] Special Servicer”), [operating advisor], as operating advisor (the “[___] Operating Advisor”), [certificate administrator], as certificate administrator (the “[___] Certificate Administrator”) and [trustee], as trustee (the “[___] Trustee”), pursuant to which the [issuing entity] (the “[___] Trust”) was established and the [outside serviced Companion Loan] evidenced by promissory note [__] and the [outside serviced companion loan] evidenced by promissory note [__] were transferred to the [___] Trust as of [date] (the “Closing Date”).

The undersigned hereby notifies you that, as of the Closing Date:

FF-1

1.       [trustee], as trustee under the [__] PSA, is the holder of the [outside serviced companion loan] evidenced by promissory note [__] and the [outside serviced companion loan] evidenced by promissory note [__]. You are directed to remit to [master servicer], as master servicer under the [__] PSA, all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to [master servicer], as master servicer under the [__] PSA, all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to the Companion Loan Noteholders with respect to the [outside serviced companion loans] under the [outside servicing agreement] and the respective Co-Lender Agreements with respect to the [outside serviced loan combinations]. The wire instructions for [master servicer], as [___] Master Servicer, are as follows:

Bank: [____________________]

Account Name: [___________________________]

ABA: [________________]

Account #: [_______________]

Reference: [_________________]

3.       The contact information for the [___] Trustee, the [___] Certificate Administrator, the [___] Master Servicer, the [___] Special Servicer and the [___] Operating Advisor with respect to the [OUTSIDE SERVICED COMPANION LOAN] evidenced by promissory note [__] and the [OUTSIDE SERVICED COMPANION LOAN] evidenced by promissory note [__] is as follows:

[__] Trustee:	[trustee] [address]
[__] Certificate Administrator:	[certificate administrator] [address]
[__] Master Servicer:	[master servicer] [address]
[__] Special Servicer:	[special servicer] [address]

[__] Operating Advisor:	[operating advisor] [address]

4.       The [__] Trust is subject to the reporting requirements of the Exchange Act.

5.       Enclosed herewith is a copy of an executed version of the [__] PSA.

FF-2

Very truly yours,

By:
Name:
Title:

FF-3

EXHIBIT GG

SPECIFIED SERVICED MORTGAGE LOANS

GG-1

EXHIBIT HH

FORM OF TRANSFEREE NOTICE OF

PURCHASE OF CLASS [LOAN-SPECIFIC] CERTIFICATE

[Date]

[Certificate Administrator],
as Certificate Administrator
[address]

Re:	[certificate caption] (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of [DATE], by and among [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [CERTIFICATE ADMINISTRATOR], as Certificate Administrator, [SPECIAL SERVICER], as Special Servicer, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and [OPERATING ADVISOR], as Operating Advisor

This letter is delivered to you, pursuant to Section [3.33(c)] of the Pooling and Servicing Agreement in connection with the transfer by ____________ (the “Transferor”) to us (the “Transferee”) of $__________________ original principal balance in the Class [__] Certificates, representing [_____]% of the Class [__] Certificates. The Certificates were issued pursuant to the Pooling and Servicing Agreement.

1.            Our name and address is as follows:

Contact Info: [Tel/Email]

2.	[if applicable] We hereby certify, represent and warrant to you, as Certificate Administrator, that we are purchasing a majority interest in the Class [__] Certificates.

All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

HH-1

Very truly yours,

(Transferee)

By:
Name:
Title:

HH-2

Exhibit II

FORM OF asset review report15

To: [Addresses of Recipients]

Re:	[CERTIFICATE CAPTION]

Ladies and Gentlemen:

In accordance with Section 11.01 of the Pooling and Servicing Agreement, dated as of [DATE] (the “Pooling and Servicing Agreement”), the undersigned, as asset representations reviewer (the “Asset Representations Reviewer”), has performed an Asset Review on each Delinquent Loan identified by the Certificate Administrator, and is hereby issuing the following Asset Review Report.

1.	We have performed an Asset Review on each Delinquent Loan identified by the Certificate Administrator and our conclusion is that there is [no evidence of a failed Test][evidence of [•] failed Tests as specifically detailed on the scorecard attached hereto as Exhibit A] with respect to the Delinquent Loans.

2.	A conclusion by the Asset Representations Reviewer of a passed Test or a failed Test shall not constitute a determination by the Asset Representations Reviewer of (i) the existence or nonexistence of a Material Defect, or (ii) whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller. In addition, the Tests may not be sufficient to determine every instance of noncompliance.

3.

The Asset Representations Reviewer, other than forwarding this report to the persons listed above, will not be required to take or participate in any other or further action with respect to the aforementioned Asset Review Report.

4.	Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

[ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer

By:
Name:
Title:

15 This report is an indicative report, and the Asset Representations Reviewer will have the ability to modify or alter the organization and content of this report, subject to compliance with the terms of the Pooling and Servicing Agreement, including without limitation, provisions relating to Privileged Information.

II-1

EXHIBIT JJ

asset review procedures

This Exhibit sets forth Asset Reviewer’s review procedures for each Delinquent Mortgage Loan [item/representation category] listed below based on the Servicing File delivered by the Master Servicer and/or Special Servicer as applicable for an Asset Review. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Agreement. [Review Procedures to be Negotiated with Operating Advisor for Securitization Transaction]

JJ-1

EXHIBIT KK

CERTIFICATION TO CERTIFICATE ADMINISTRATOR REQUESTING ACCESS TO SECURE DATA ROOM

[CERTIFICATE ADMINISTRATOR]

[ADDRESS]

Attention:	[certificate caption]

In accordance with the requirements for obtaining access to the Secure Data Room pursuant to the Pooling and Servicing Agreement, dated as of [DATE] (the “Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.	The undersigned is an authorized representative of [________________________].

2.	The undersigned acknowledges and agrees that (a) access to the Secure Data Room is being granted to it solely for purposes of the undersigned carrying out its obligations under the Pooling and Servicing Agreement, (b) it will not disseminate or otherwise make information contained on the Secure Data Room available to any other person except in accordance with the Pooling and Servicing Agreement or otherwise with the written consent of the Depositor and (c) it will only access information relating to the Mortgage Loans to which the Asset Review relates.

3.	The undersigned agrees that each time it accesses the Secure Data Room, the undersigned is deemed to have recertified that the representations above remains true and correct.

4.	[The undersigned is not a Certificateholder, a beneficial owner or a prospective purchaser of any Certificate, an Uncertificated VRR Interest Owner or a prospective purchaser of the Uncertificated VRR Interest.][16]

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

16 Required to the extent that a party other than the Asset Representations Reviewer is identified by the Depositor as needing access to the Secure Data Room.

KK-1

[_________________]

By:
Name:
Title:

Dated:

[[DEPOSITOR]

as Depositor]1

By:
[Name]
[Title]

KK-2

EXHIBIT LL

FORM OF NOTICE OF [ADDITIONAL DELINQUENT MORTGAGE LOAN][CESSATION OF DELINQUENT MORTGAGE LOAN][CESSATION OF ASSET REVIEW TRIGGER]

[Date]

[master servicer]

[address]

[SPECIAL servicer]

[address]

[ASSET REPRESENTATIONS REVIEWER]
[address]

Attention: [certificate caption]

In accordance with Section 11.01(a) of the Pooling and Servicing Agreement, dated as of [DATE] (the “Agreement”), between [DEPOSITOR], as Depositor, [MASTER SERVICER], as Master Servicer, [SPECIAL SERVICER], as Special Servicer, [OPERATING ADVISOR], as Operating Advisor, [TRUSTEE], as Trustee, [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer and [CERTIFICATE ADMINISTRATOR], as Certificate Administrator, the Certificate Administrator hereby notifies you that as of [RELATED DISTRIBUTION DATE]:

1.	_____ An additional Mortgage Loan has become a Delinquent Loan.[17]

2.	_____ A Mortgage Loan has ceased to be a Delinquent Loan.[18]

3.	_____ An Asset Review Trigger has ceased to exist.

(check all that apply)

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

17 Each additional Mortgage Loan that has become a Delinquent Loan is identified on Exhibit A hereto.

18 Each Mortgage Loan that has ceased to be a Delinquent Loan is identified on Exhibit B hereto.

LL-1

[CERTIFICATE ADMINISTRATOR], as
Certificate Administrator for the Holders of the [ISSUING ENTITY], Commercial Mortgage Pass Through Certificates, [SERIES DESIGNATION]

By:
[Name]
[Title]

LL-2

Exhibit A

LL-3

Exhibit B

LL-4

EXHIBIT MM

Form of Certificate Administrator Receipt in Respect of RISK RETENTION Certificates

[Date]

[Name and Address of Retaining Party]

Re:	[ISSUING ENTITY], Commercial Mortgage Pass Through Certificates, [SERIES DESIGNATION] ([DEPOSITOR] as Depositor)

In accordance with Section 5.02(f) of the Pooling and Servicing Agreement, dated as of [DATE] (the “Agreement”), pursuant to which the captioned series of commercial mortgage pass-through certificates (the “Certificates”) were issued, the undersigned, as Certificate Administrator, hereby acknowledges receipt and possession of, and further agrees that it will hereafter hold in the Retained Interest Safekeeping Account, the Certificates identified on Schedule I attached hereto (the “Subject Certificates”), which constitute some or all of the RR Interest, for the benefit of [Name of Retaining Party], the registered holder of the Subject Certificates, pursuant to the Agreement. Payments on the Subject Certificates will be made to the registered holder thereof in accordance with the Agreement, including pursuant to any written wiring instructions provided in accordance with the Agreement.

This receipt is solely for the benefit of the addressee and is non-transferable. Possession of this receipt by any other Person will not entitle such Person to delivery of, or any rights in respect of, the Subject Certificates. The Subject Certificates are subject to the restrictions on transfer set forth in, and may not be released from the Retained Interest Safekeeping Account except in accordance with, the Agreement.

Capitalized terms used but not defined herein shall the respective meanings set forth in the Agreement.

[CERTIFICATE ADMINISTRATOR],
not in its individual capacity
but solely as Certificate Administrator

By:
Name:
Title:

MM-1

Schedule I

Certificates Registered in the Name of [Retaining Party]

Class (CUSIP)	Certificate No.	Initial Certificate Balance

MM-2